As filed with the Securities and Exchange Commission on April 15, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-1821392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Hojabr Alimi
Chief Executive Officer
Ruthigen, Inc.
2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Robert W. Clarke, Ph.D. Pulmatrix Inc. 99 Hayden Avenue, Suite 390 Lexington, MA 02421 Tel: (781) 357-2333 Fax: (781) 357-2399	Barbara R. Mittman, Esq. Grushko & Mittman, P.C. 515 Rockaway Avenue Valley Stream, NY 11581 Tel: (212) 697-9500 Fax: (212) 697-3575

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy and consent solicitation statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	31,314,710	N/A	$621,286.10	$72.20

(1)	Represents the maximum number of shares of common stock, par value $0.0001 per share, of the registrant that may be issuable to holders of common stock of Pulmatrix Inc. or upon the conversion of options, warrants, preferred stock and other securities convertible into or exercisable for shares of common stock of Pulmatrix Inc. at the effective time of the merger of Pulmatrix Inc. with and into Ruthigen Merger Corp., a wholly owned subsidiary of the registrant, with Pulmatrix Inc. as the surviving corporation, plus an additional 5,850,000 shares of the registrant’s common stock representing the number of shares to be held in escrow for the benefit of the pre-merger stockholders of Ruthigen, Inc. and the former stockholders of Pulmatrix Inc. but excluding 589,608 shares of Ruthigen common stock that may be issuable to a financial advisor of Pulmatrix and 3,636,364 shares Ruthigen common stock and warrants to purchase 7,975,000 shares of Ruthigen common stock that may be issuable in respect of the shares and warrants of Pulmatrix Inc. to be issued in a private placement immediately prior to the merger.
(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended. Pulmatrix Inc. is a private company and no market exists for its equity securities and Pulmatrix has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum offering price is one-third of the aggregate par value of Pulmatrix’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.01 per share and 186,385,830 shares of Pulmatrix capital stock that may be cancelled or exchanged in the merger (computed as of April 14, 2015, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of Pulmatrix capital stock issuable upon conversion of any securities convertible into or exercisable for shares of Pulmatrix capital stock and 14,544,247 shares of Pulmatrix common stock subject to issuance pursuant to warrants that are being cancelled immediately prior to the merger).
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $116.20 per $1 million of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The securities being offered by the use of this preliminary joint proxy and consent solicitation statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 15, 2015

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Ruthigen, Inc. and Pulmatrix Inc.:

On March 13, 2015, Ruthigen, Inc. (“Ruthigen”), Ruthigen Merger Corp., a wholly owned subsidiary of Ruthigen (“Merger Sub”), and Pulmatrix Inc. (“Pulmatrix”) entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Pulmatrix with and into Merger Sub, with Pulmatrix continuing as the surviving corporation and a wholly owned subsidiary of Ruthigen, on the terms and conditions set forth in the Merger Agreement. The boards of directors of each of Ruthigen and Pulmatrix have unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

If the merger is completed, holders of outstanding shares of Pulmatrix common stock and preferred stock (collectively referred to herein as the Pulmatrix equity holders) will be entitled to receive 0.148187124066461 (the “Exchange Ratio”) shares of Ruthigen common stock per share of Pulmatrix common stock they hold or into which their shares of preferred stock convert, or an aggregate of approximately 27,848,269 shares of Ruthigen common stock at closing, including 24,211,905 shares of Ruthigen common stock to be issued in respect of the Pulmatrix equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus and 3,636,364 shares of Ruthigen common stock to be issued in respect of shares of Pulmatrix to be issued in a private placement immediately prior to the merger. At the effective time of the merger, warrants to purchase an aggregate of 53,817,097 shares of Pulmatrix common stock at an exercise price of $0.448266 per whole share (the “Outstanding Warrants”) will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares Pulmatrix common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio. In addition, certain bridge loans made to Pulmatrix in the aggregate original principal amount of $4.5 million will be assumed by Ruthigen and, immediately following the merger, the outstanding principal amount of the bridge loans plus any accrued and unpaid interest will convert into shares of Ruthigen common stock at $2.75 per share. In connection with the merger, Ruthigen will issue 5,850,000 additional shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement. Upon completion of the merger and the transactions contemplated in the Merger Agreement, Pulmatrix equity holders will own approximately 81.7% of the outstanding equity of Ruthigen excluding the shares to be held in escrow to secure indemnification, and the current Ruthigen stockholders will own approximately 18.3% of the outstanding equity of Ruthigen excluding the shares to be held in escrow to secure indemnification.

Ruthigen common stock is currently listed on The NASDAQ Capital Market under the symbol “RTGN.” On March 12, 2015, the last full trading day before the announcement of the merger, the last reported sale price of Ruthigen common stock was $3.80 per share, and, on April 14, 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, the last reported sale price of Ruthigen common stock was $3.23 per share. Ruthigen and Pulmatrix urge you to obtain current market quotations for the price of Ruthigen common stock.

Each of Ruthigen and Pulmatrix expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Ruthigen will hold a special meeting of its stockholders, while Pulmatrix will solicit its stockholders’ approval by written consent. Ruthigen stockholders will be asked to consider and vote upon the following proposals: (i) to approve the merger, the Merger Agreement, and the transactions contemplated thereby, including the issuance of (a) shares of Ruthigen common stock to Pulmatrix equity holders and warrants to purchase Ruthigen common stock to holders of certain outstanding warrants to purchase Pulmatrix common stock as merger consideration pursuant to the terms and conditions of the Merger Agreement, (b) shares of Ruthigen common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans assumed by Ruthigen into shares of Ruthigen common stock immediately following the consummation of the merger and (c) shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement (the “Ruthigen Merger Proposal”), (ii) to adopt an amendment to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan to (a) increase the number of shares available for grant thereunder to 6,853,319 shares of Ruthigen’s common stock, (b) permit the issuance of performance-based awards thereunder and (c) provide for an increase in the number of shares subject to the “evergreen” provision that allows for an annual increase in the number of shares of common stock available for issuance thereunder (the “Incentive Plan Amendment Proposal”), (iii) to approve an amendment to the restated certificate of incorporation of Ruthigen and confirm and ratify the amendment to the restated bylaws of Ruthigen to declassify the board of directors of Ruthigen (the “Board Declassification Proposal”) (iv) to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and Hojabr Alimi, the chief executive officer of Ruthigen, and Sameer Harish, the chief financial officer of Ruthigen, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from Ruthigen as consideration (the “Executive Package Proposal”), all subject to the closing of the merger, and (v) to adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to Ruthigen stockholders (the “Adjournment Proposal”).

The Ruthigen special meeting will be held on [•], 2015 at [•] a.m., Eastern Time, at [•].

Pulmatrix stockholders will be asked to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger (the “Merger Agreement Proposal”).

Completion of the merger is conditioned upon satisfaction or waiver of all closing conditions under the Merger Agreement, including, among other things, (i) the adoption and approval of the Merger Agreement Proposal by written consent of the holders of (a) a majority of the outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, (b) at least sixty-five percent (65%) of the issued and outstanding shares of Series B Preferred Stock of Pulmatrix, voting as a single class, and (c) at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock of Pulmatrix, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis and (ii) approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal by the affirmative vote of holders of at least a majority of the shares of Ruthigen common stock voting for or against such proposals. Ruthigen is also requesting that its stockholders approve the Board Declassification Proposal, which requires the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Ruthigen common stock.

Ruthigen’s board of directors has determined that it is advisable and in the best interest of Ruthigen and its stockholders to enter into the Merger Agreement and the board has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby, has unanimously approved the Merger Agreement and unanimously recommends that Ruthigen stockholders vote “FOR” the Ruthigen Merger Proposal, “FOR” the Incentive Plan Amendment Proposal, “FOR” the Board Declassification Proposal, “FOR” the Executive Package Proposal and “FOR” the Adjournment Proposal.

Pulmatrix’s board of directors has (i) determined that the Merger Agreement and transactions contemplated thereby, including the merger, are just, equitable and fair to Pulmatrix and its stockholders and that it is in the best interests of Pulmatrix and its stockholders that Pulmatrix consummate the merger, (ii) unanimously approved the Merger Agreement and the merger and the other transactions contemplated by the Merger Agreement and (iii) unanimously recommended that Pulmatrix stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger, by written consent.

This joint proxy and consent solicitation statement/prospectus provides you with important information about the special meeting and solicitation of written consents, Ruthigen, Pulmatrix, the proposed merger and the transactions and documents related to the merger. Please carefully read this entire joint proxy and consent solicitation statement/prospectus, including “RISK FACTORS” beginning on page 36.

For the Ruthigen stockholders: Your vote is very important. Whether or not you plan to attend the Ruthigen special meeting, please take the time to vote by completing and returning the enclosed proxy card to Ruthigen or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

Hojabr Alimi Chairman and Chief Executive Officer Ruthigen, Inc.	Robert W. Clarke, Ph.D. Chief Executive Officer Pulmatrix Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Ruthigen common stock to be issued in the merger, or determined if this joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and consent solicitation statement/prospectus is dated [•], 2015, and is first being mailed or otherwise delivered to the stockholders of Ruthigen and Pulmatrix on or about [•], 2015.

RUTHIGEN, INC.
2455 Bennett Valley Rd.
Suite C116
Santa Rosa, California 95404

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2015

To the Stockholders of Ruthigen, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “special meeting”) of Ruthigen, Inc., a Delaware corporation (“Ruthigen,” “we,” “our,” or “us”), will be held on [•], 2015, at [•] a.m., Eastern Time, at [•], to consider and vote upon the following matters:

(1) The Ruthigen Merger Proposal — to approve the merger between Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Ruthigen (the “Merger Sub”), and Pulmatrix Inc., a Delaware corporation (“Pulmatrix”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 13, 2015, as it may be amended, by and among Ruthigen, the Merger Sub and Pulmatrix (the “Merger Agreement”), the Merger Agreement and the transactions contemplated thereby, including the issuance of (a) shares of our common stock to Pulmatrix equity holders and warrants to purchase Ruthigen common stock to holders of certain outstanding warrants to purchase Pulmatrix common stock as merger consideration in the merger, (b) shares of our common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans assumed by us into shares of our common stock immediately following the consummation of the merger and (c) shares of our common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement (the “Ruthigen Merger Proposal”);

(2) The Incentive Plan Amendment Proposal — to consider and vote upon an amendment to our 2013 Employee, Director and Consultant Equity Incentive Plan to (i) increase the number of shares available for grant thereunder to 6,853,319 shares of our common stock, (ii) permit the issuance of performance-based awards thereunder and (iii) provide for an increase in the number of shares subject to the “evergreen” provision that allows for an annual increase in the number of shares of common stock available for issuance thereunder (the “Incentive Plan Amendment Proposal”);

(3) The Board Declassification Proposal — to approve an amendment to our amended and restated certificate of incorporation and confirm and ratify the amendment to our restated bylaws to declassify our board of directors (the “Board Declassification Proposal”);

(4) The Executive Package Proposal — to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and Hojabr Alimi, our chief executive officer, and Sameer Harish, our chief financial officer, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from us as consideration (the “Executive Package Proposal”); and

(5) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

Our board of directors has fixed the close of business on [•], 2015 as the record date for the special meeting. Only holders of record of shares of Ruthigen common stock at the close of business on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Approval of each of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock voting for or against the matter. Approval of the Board Declassification Proposal requires the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of our common stock.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTEREST OF RUTHIGEN AND ITS STOCKHOLDERS TO ENTER INTO THE MERGER AGREEMENT AND THE BOARD HAS AUTHORIZED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT RUTHIGEN STOCKHOLDERS VOTE “FOR” THE RUTHIGEN MERGER PROPOSAL, “FOR” THE INCENTIVE PLAN AMENDMENT PROPOSAL, “FOR” THE BOARD DECLASSIFICATION PROPOSAL, “FOR” THE EXECUTIVE PACKAGE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL

Your vote is very important.  If your shares are registered in your name as a stockholder of record of Ruthigen, whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, to ensure that your shares will be represented at the special meeting.

If your shares are held in “street name” through a broker, trust, bank or other nominee, and you received the notice of the special meeting through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary to instruct them how to vote your shares or contact your broker or other intermediary directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting.

You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy and consent solicitation statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 2015: This notice is not a form for voting and presents only an overview of the more complete joint proxy and consent solicitation statement/prospectus. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including its annexes and the section titled “RISK FACTORS” beginning on page 36, carefully and in their entirety. Copies of the joint proxy and consent solicitation statement/prospectus and the accompanying proxy card are available, without charge on the internet, on our website (http://www.ruthigen.com), and can be obtained by calling (800) 509-0976 or sending an e-mail to ruthigenproxy@georgeson.com. To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the Ruthigen special meeting. If you have any questions concerning the merger, the Merger Agreement, the proposals, the Ruthigen special meeting or the accompanying joint proxy and consent solicitation statement/prospectus or need help voting your shares of Ruthigen common stock, please contact Sameer Harish at (707) 525-9900.

By Order of the Board of Directors,

/s/ Hojabr Alimi
Hojabr Alimi
Chairman of the Board

[•], 2015

PULMATRIX INC.
99 Hayden Avenue
Suite 390
Lexington, MA 02421

NOTICE OF SOLICITATION OF WRITTEN CONSENT
FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

To the Stockholders of Pulmatrix Inc.:

Included in the accompanying joint proxy and consent solicitation statement/prospectus is a consent solicitation statement furnished by the board of directors of Pulmatrix Inc., a Delaware corporation (“Pulmatrix”), to the holders of record of the outstanding shares of Pulmatrix common stock and preferred stock (collectively referred to herein as the “Pulmatrix equity holders”), at the close of business on [•], 2015, or the record date.

This joint proxy and consent solicitation statement/prospectus is being delivered to holders of Pulmatrix common stock and preferred stock as of the record date, to solicit written consent to the adoption and approval of the Agreement and Plan of Merger, dated as of March 13, 2015, as it may be amended from time to time (the “Merger Agreement”), by and among Ruthigen, Inc., a Delaware corporation (“Ruthigen”), Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Ruthigen (the “Merger Sub”), and Pulmatrix, pursuant to which Merger Sub will merge with and into Pulmatrix, with Pulmatrix continuing as the surviving corporation and a wholly owned subsidiary of Ruthigen, and to the transactions contemplated by the Merger Agreement including the merger (the “Merger Agreement Proposal”).

As a record holder of outstanding Pulmatrix common stock or preferred stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return the completed and executed written consent by one of the means described in “PULMATRIX SOLICITATION OF WRITTEN CONSENT — Submission of Consents” beginning on page 102 of the enclosed joint proxy and consent solicitation statement/prospectus. Pulmatrix’s board of directors has set [•], 2015, as the target final date for receipt of written consents. Pulmatrix reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.

The enclosed joint proxy and consent solicitation statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus, and its annexes carefully and in their entirety. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 36 of the enclosed joint proxy and consent solicitation statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

Approval of the Merger Agreement Proposal requires the affirmative vote or written consent of holders of (a) at least a majority of the issued and outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, (b) at least sixty-five percent (65%) of the issued and outstanding shares of Series B Preferred Stock, voting as a single class, and (c) at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis.

You are entitled to the right to seek appraisal of the fair value of your shares of Pulmatrix common stock, as determined by the Delaware Court of Chancery with respect to the merger under Section 262 of the

Delaware General Corporation Law. A summary of the appraisal rights that may be available to you is described in the section titled “THE MERGER — Appraisal Rights” beginning on page 128. A Pulmatrix stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent approving the Merger Agreement Proposal or deliver a signed written consent without indicating a decision on the Merger Agreement Proposal. Any signed written consent returned without indicating a decision on the Merger Agreement Proposal will be counted as approving the Merger Agreement Proposal. You must take all other steps necessary to perfect your appraisal rights.

Your written consent is very important.  The Merger Agreement must be adopted by the requisite affirmative vote of the Pulmatrix stockholders in order for the merger to be consummated. PLEASE NOTE: Your consents, as evidenced by your signing and returning the signature page to the enclosed written consent, are irrevocable once they are received by [•] as explained in the joint proxy and consent solicitation statement/prospectus. If you have any questions concerning the merger, the Merger Agreement, the Merger Agreement Proposal, the written consent or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need help executing the written consent, please call Kevin O’Driscoll at 781-357-2361.

PULMATRIX’S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MERGER AND THE TERMS OF THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS JUST, EQUITABLE AND FAIR TO PULMATRIX AND ITS STOCKHOLDERS AND THAT IT IS IN THE BEST INTERESTS OF PULMATRIX AND ITS STOCKHOLDERS THAT PULMATRIX CONSUMMATE THE MERGER. ACCORDINGLY, PULMATRIX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PULMATRIX STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

/s/ Robert W. Clarke
Robert W. Clarke, Ph.D.
Chief Executive Officer

[•], 2015

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy and consent solicitation statement/prospectus includes important business and financial information about Ruthigen. Additional information about Ruthigen is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by Ruthigen at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

Ruthigen, Inc.:
2455 Bennett Valley Rd.
Suite C116
Santa Rosa, California 95404
Attention: Sameer Harish
Telephone: (707) 525-9900
E-mail: sharish@ruthigen.com

Or

Ruthigen’s Proxy Solicitor:
Georgeson Inc.
480 Washington Blvd., 26th Floor,
Jersey City, New Jersey 07310
Telephone Toll Free: (800) 509-0976
E-mail: ruthigenproxy@georgeson.com

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting or deadline for submitting written consents. This means that Ruthigen stockholders requesting documents must do so by [•], 2015 and Pulmatrix stockholders requesting documents must do so by [•], 2015.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated April 15, 2015, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to Ruthigen stockholders or Pulmatrix stockholders nor the issuance by Ruthigen of shares of Ruthigen common stock in connection with the merger will create any implication to the contrary.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding Ruthigen has been provided by Ruthigen and information contained in this document regarding Pulmatrix has been provided by Pulmatrix. See “Where You Can Find More Information” beginning on page 261 for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to some questions that Ruthigen stockholders and Pulmatrix stockholders may have regarding the proposed merger and the other proposals being considered by Ruthigen stockholders and Pulmatrix stockholders. Ruthigen and Pulmatrix urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this joint proxy and consent solicitation statement/prospectus to “Ruthigen” refers to Ruthigen, Inc., a Delaware corporation; “Merger Sub” refers to Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Ruthigen, and “Pulmatrix” refers to Pulmatrix Inc., a Delaware corporation.

Questions and Answers About the Merger

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?
A:	You are receiving this joint proxy and consent solicitation statement/prospectus because you are a stockholder of record of either Ruthigen as of [•], the record date for the Ruthigen special meeting, or Pulmatrix as of [•], the record date for Pulmatrix solicitation of written consent.

Ruthigen, Merger Sub and Pulmatrix have entered into an Agreement and Plan of Merger, dated as of March 13, 2015 (as may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Pulmatrix, with Pulmatrix continuing as the surviving company and a wholly owned subsidiary of Ruthigen. See “THE MERGER” beginning on page 103 and “THE MERGER AGREEMENT” beginning on page 139. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A. Ruthigen will issue shares of Ruthigen common stock to the Pulmatrix equity holders in connection with the merger as merger consideration and shares of Ruthigen common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans. In addition, at the effective time of the merger, warrants to purchase an aggregate of 53,817,097 shares of Pulmatrix common stock at an exercise price of $0.448266 per whole share (the “Outstanding Warrants”) will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares Pulmatrix common stock issuable upon exercise of such warrants multiplied by 0.148187124066461 (the “Exchange Ratio”) with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio. The aggregate number of shares of common stock that Ruthigen will issue pursuant to the terms of the Merger Agreement will be in excess of twenty (20%) of Ruthigen’s pre-merger outstanding shares of common stock. Accordingly, Ruthigen is asking you to approve the Ruthigen Merger Proposal in accordance with the NASDAQ Listing Rules.

The Merger Agreement requires, among other things, unless otherwise waived by Ruthigen and Pulmatrix, for the merger to be consummated:

•	Approval of each of the proposals presented to Ruthigen stockholders to be voted on at the Ruthigen special meeting, except for the Board Declassification Proposal: approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal, each of which requires the affirmative vote of holders of at least a majority of the shares of Ruthigen common stock voting for or against the matter; and
•	the Merger Agreement Proposal is adopted and approved by the affirmative vote or written consent of at least a majority of the issued and outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, at least sixty-five percent (65%) of the issued and outstanding shares of Series B Preferred Stock, voting as a single class, and at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis.

As a condition to closing the merger, the Merger Agreement also requires that Pulmatrix enter into a binding securities purchase agreement for the sale of shares of Pulmatrix common stock and warrants to purchase Pulmatrix common stock resulting in gross proceeds of $10 million, subject only to the substantially concurrent closing of the merger (the “Pulmatrix Private Placement”).

This joint proxy and consent solicitation statement/prospectus contains important information about the merger and the proposals being voted on by Ruthigen stockholders and Pulmatrix stockholders, and you should read it carefully. This document collectively serves as a proxy statement of Ruthigen, consent solicitation statement of Pulmatrix and a prospectus of Ruthigen. It is a joint proxy and consent solicitation statement because both the Ruthigen and Pulmatrix boards of directors are soliciting proxies or written consents from their respective stockholders. It is a prospectus because Ruthigen will issue shares of Ruthigen common stock to Pulmatrix equity holders in connection with the merger. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

Q:	What will happen in the merger?
A:	At the closing of the merger, Merger Sub will merge with and into Pulmatrix, with Pulmatrix surviving the merger as a wholly owned subsidiary of Ruthigen, and Ruthigen will issue approximately 27,848,269 shares of its common stock to Pulmatrix equity holders, including 24,211,905 shares of Ruthigen common stock to be issued in respect of the Pulmatrix equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus and 3,636,364 shares of Ruthigen common stock issued to the purchasers in the Pulmatrix Private Placement. In addition, the Outstanding Warrants will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock. Further, certain bridge loans made to Pulmatrix in the original principal amount of $4.5 million will be assumed by Ruthigen and, immediately following the merger, the outstanding principal amount of the bridge loans plus any accrued and unpaid interest thereon will convert into shares of Ruthigen common stock at $2.75 per share.
Q:	What equity stake will current Ruthigen stockholders and former Pulmatrix stockholders hold in Ruthigen after the closing of the merger?
A:	It is anticipated that, after the closing of the merger, current Ruthigen stockholders will own approximately 18.3%, and former equity holders of Pulmatrix will own approximately 81.7%, of the issued and outstanding shares of common stock of Ruthigen excluding the shares to be held in escrow to secure indemnification obligations.
Q:	When is the merger expected to be completed?
A:	Ruthigen and Pulmatrix anticipate that the merger will be consummated promptly following the Ruthigen special meeting, provided that all other conditions to the consummation of the merger in the Merger Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Merger Agreement or other factors outside of Ruthigen’s or Pulmatrix’s control could require Ruthigen and Pulmatrix to complete the merger at a later time or not at all. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 147 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.
Q:	What happens if the merger is not consummated or is terminated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. If the Merger Agreement is terminated pursuant to its terms, the merger will not be consummated. If the merger is not completed for any reason, Pulmatrix equity holders will not receive any merger consideration or shares of Ruthigen common stock for their equity in Pulmatrix pursuant to the Merger Agreement or otherwise. Instead, Ruthigen and Pulmatrix will remain separate companies, and Ruthigen expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The NASDAQ Capital Market. See “ THE MERGER AGREEMENT — Termination of the Merger Agreement,” “THE MERGER AGREEMENT — Effect of

Termination” and “THE MERGER AGREEMENT — Termination Fees; Expenses in Connection with the Termination” beginning on page 149 of this joint proxy and consent solicitation statement/prospectus for information regarding the parties’ specific termination rights.
Q:	Is there a break-up fee under the Merger Agreement?
A:	No. Neither Ruthigen nor Pulmatrix is required to pay the other party any termination fee upon termination of the Merger Agreement. However, in the event that the Merger Agreement is terminated because a party has breached or is in breach of any representation, warranty, covenant or agreement, which would prevent any closing condition from being satisfied and such breach cannot be cured by August 13, 2015, provided that the terminating party shall have given the other party at least thirty days’ notice of its intent to terminate the Merger Agreement, such breaching party shall be responsible to pay to the non-breaching party up to $100,000 of documented professional fees incurred by the non-breaching party in connection with the Merger Agreement and related transactions and filings with the SEC related to the merger and the transactions contemplated in the Merger Agreement.
Q:	What do I need to do now?
A:	After you have carefully read this joint proxy and consent solicitation statement/prospectus and have decided how you wish to vote your shares, in the case of Ruthigen stockholders, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the Ruthigen special meeting or, in the case of Pulmatrix stockholders, please execute and return your written consent as soon as possible.

Questions and Answers for Ruthigen Stockholders

Q:	What will I receive in the merger?
A:	If the merger is completed, Ruthigen stockholders will not receive any merger consideration and will continue to hold the shares of Ruthigen common stock that they currently hold; provided, that Ruthigen stockholders may receive a pro rata share of up to 5,850,000 shares of Ruthigen common stock (the “Indemnification Shares”) that will be issued by Ruthigen to be held in escrow pursuant to an escrow agreement (the “Escrow Agreement”) by an escrow agent for twelve (12) months from the closing of the merger to secure indemnification obligations of Ruthigen to pre-merger Pulmatrix stockholders and of Pulmatrix to pre-merger Ruthigen stockholders, upon settlement of claims submitted by a representative of the pre-merger Ruthigen stockholders pursuant to the Merger Agreement and the Escrow Agreement. After expiration of the 12-month period and settling or all claims properly submitted, the shares of Ruthigen common stock held in escrow, except any shares of Ruthigen common stock necessary to satisfy any unsatisfied claims, will be returned to Ruthigen and retired and returned to the treasury of Ruthigen.

Shares of Ruthigen are currently traded on The NASDAQ Capital Market under the symbol “RTGN.” In connection with and immediately prior to the merger, Pulmatrix will change its name to “Pulmatrix Operating Company, Inc.” and Ruthigen will change its name to “Pulmatrix, Inc.” in accordance with Delaware law and seek to change its trading symbol on The NASDAQ Capital Market to “[•].” Ruthigen stockholders will experience dilution as a result of the issuance of Ruthigen common stock to the Pulmatrix equity holders in connection with the merger.

Q:	When and where is the Ruthigen special meeting?
A:	The Ruthigen special meeting will be held on [•], 2015, at [•] a.m., Eastern Time, at [•].
Q:	What is being voted on?
A:	At the Ruthigen special meeting, Ruthigen stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of Ruthigen, including the following:

(1) The Ruthigen Merger Proposal — to approve the issuances of (a) shares of Ruthigen common stock to Pulmatrix equity holders and warrants to purchase Ruthigen common stock to holders of certain outstanding warrants to purchase Pulmatrix common stock as merger consideration in the merger between Merger Sub and Pulmatrix pursuant to the terms and conditions of the Merger Agreement, (b) shares of Ruthigen common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans assumed by Ruthigen into shares of Ruthigen common stock immediately following the consummation of the merger and (c) shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement;

(2) The Incentive Plan Amendment Proposal — to consider and vote upon an amendment to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan to (i) increase the number of shares available for grant thereunder to 6,853,319 shares of Ruthigen’s common stock, (ii) permit the issuance of performance-based awards thereunder and (iii) provide for an increase in the number of shares subject to the “evergreen” provision that allows for an annual increase in the number of shares of common stock available for issuance thereunder;

(3) The Board Declassification Proposal — to approve an amendment to Ruthigen’s restated certificate of incorporation (the “Ruthigen Charter”) and confirm and ratify the amendment to Ruthigen’s restated bylaws (the “Ruthigen Bylaws”) to declassify Ruthigen’s board of directors; and

(4) The Executive Package Proposal — to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and Messrs. Alimi and Harish, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from Ruthigen as consideration;

(5) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q:	Are the proposals conditioned on one another?
A:	The Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal are all conditioned on each other. The Board Declassification Proposal is conditioned on the approval of the Ruthigen Merger Proposal, but the approval of the Ruthigen Merger Proposal is not conditioned on the approval of the Board Declassification Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal other than the Board Declassification Proposal and the Adjournment Proposal does not receive the requisite vote for approval, then Ruthigen and Pulmatrix will not consummate the merger.
Q:	What will happen if the Board Declassification Proposal is approved?
A:	Ruthigen’s current board of directors is divided into three classes, with each class of directors having different overlapping, three (3) year terms so that each year only a single class of directors’ terms expire, effectively limiting the number of directors that may be appointed in a given year. If the Board Declassification Proposal is adopted, it would approve an amendment to the Ruthigen Charter and confirm and ratify an amendment to the Ruthigen Bylaws that would eliminate the classification of Ruthigen’s board of directors and require each Ruthigen director to stand for election each year at Ruthigen’s annual meeting. You are encouraged to review the proposed amendments to the Ruthigen Charter and the Ruthigen Bylaws, marked copies of which are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and C, respectively.
Q:	What constitutes a quorum for the Ruthigen special meeting?
A:	Pursuant to the Ruthigen Bylaws, presence of holders of a majority of the stock entitled to vote at the special meeting is necessary to constitute a quorum to transact business. Stockholders of common stock present in person or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Ruthigen Bylaws, if a quorum in not present, the special meeting shall be adjourned to another place, date, or time by the chairman of the meeting. As of the record date for the special meeting, [•] shares of our common stock would be required to achieve a quorum.

Q:	What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on [•], 2015. The record date was established by the Ruthigen board of directors as required by Delaware law. On the record date, [•] shares of Ruthigen common stock were issued and outstanding.

Q:	Who is entitled to vote at the special meeting?

Holders of Ruthigen common stock at the close of business on the Ruthigen record date may vote at the special meeting.

Q:	How many votes do I have?
A:	You are entitled to one vote on each proposal to be considered at the Ruthigen special meeting for each share of Ruthigen common stock that you owned as of the close of business on [•], 2015, which is the Ruthigen record date.
Q:	Why is my vote important?
A:	If you do not submit a proxy or vote in person, it may be more difficult for Ruthigen to obtain the necessary quorum to transact business at its special meeting. In addition, the merger cannot be completed unless the requisite vote of the holders of Ruthigen common stock in favor of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal is obtained.
Q:	How do I vote?
A:	If you are a stockholder of record, you may vote your shares of Ruthigen common stock on the matters to be presented at the Ruthigen special meeting in any of the following ways:
•	In Person — To vote in person, come to the Ruthigen special meeting and you will be able to vote by ballot. To ensure that your shares of Ruthigen common stock are voted at the Ruthigen special meeting, the Ruthigen board of directors recommends that you submit a proxy even if you plan to attend the Ruthigen special meeting.
•	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Ruthigen before the Ruthigen special meeting, the persons named as proxies will vote your shares of Ruthigen common stock as you direct.
•	By Telephone — To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.
•	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in “street name” and you wish to vote in person at the Ruthigen special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	What is the vote required to approve each proposal?
A:	Approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive

Package Proposal and the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of Ruthigen common stock voting for or against such proposals, and approval of the Board Declassification Proposal requires the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Ruthigen common stock. A Ruthigen shareholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or the failure of a Ruthigen shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have no effect on the outcome of any vote on the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal the Executive Package Proposal or the Adjournment Proposal. However, abstentions, or the failure to submit a proxy or vote, will have the same effect as a vote against the Board Declassification Proposal.
Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the special meeting?
A:	No. Ruthigen stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed merger or with respect to any of the matters to be voted on at the special meeting.
Q:	How does Ruthigen’s board of directors recommend that I vote at the special meeting?
A:	Ruthigen’s board of directors unanimously recommends that you vote “FOR” the Ruthigen Merger Proposal, “FOR” the Incentive Plan Amendment Proposal, “FOR” the Board Declassification Proposal, “FOR” the Executive Package Proposal and “FOR” the Adjournment Proposal.
Q:	What interests do Ruthigen’s current executive officers and directors have in the merger?
A:	Ruthigen’s directors and executive officers may have interests in the merger that are different from, or in addition to or in conflict with, yours. These interests include:
•	after the merger, Mr. Alimi and Mr. Harish will be employed by the combined company and have agreed to terminate equity grants previously made to them and will receive cash and restricted stock units from Ruthigen pursuant to the new employment agreements Pulmatrix and Ruthigen entered into with each of Messrs. Alimi and Harish;
•	as current stockholders of Ruthigen, certain of Ruthigen’s directors and officers will retain an ownership stake in Ruthigen after the closing of the merger, at which time the operations of Pulmatrix business will comprise substantially all of Ruthigen’s operations;
•	the continued indemnification of current directors and officers of Ruthigen and the continuation of directors’ and officers’ liability insurance after the merger;
•	upon the merger, the vesting of outstanding equity awards held by Gregory French and Richard Conley, will accelerate; and
•	Akihisa Akao will forego his director option award and will receive shares of common stock to be issued pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan upon the merger.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the merger and other proposals.

Q:	What happens if I abstain from voting or fail to instruct my bank or broker?
A:	Ruthigen will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present, but for purposes of approval, an abstention or failure to vote will have no effect on any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal. In addition, if you fail to submit a proxy or vote in person at the Ruthigen special meeting or fail to instruct your bank or broker how to vote with respect to any of the proposals, it will have no effect on the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal. However, abstentions, or the failure to submit a proxy or vote, will have the same effect as a vote against the Board Declassification Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	All proxies will be voted in accordance with the instructions contained therein. Signed and dated proxies received by Ruthigen without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal.
Q:	What happens if I sell my shares of Ruthigen common stock before the special meeting?
A:	Only holders of record of Ruthigen common stock at the close of business on the record date are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of stockholders of record entitled to vote at the special meeting will be available from ten (10) days before the special meeting at Ruthigen’s principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Ruthigen believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or the number of votes cast at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:	Can I attend the Ruthigen special meeting and vote my shares in person?
A:	Yes. All holders of Ruthigen common stock as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Ruthigen special meeting. Holders of record of Ruthigen common stock can vote in person at the Ruthigen special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Ruthigen special meeting. If you plan to attend the Ruthigen special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
Q:	Can I change or revoke my vote?
A:	Yes. If you are a holder of record of Ruthigen common stock, you may revoke any proxy at any time prior to the Ruthigen special meeting by:
•	attending the Ruthigen special meeting and voting in person: your attendance at the Ruthigen special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Ruthigen special meeting to revoke your proxy;
•	voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Ruthigen special meeting will be counted);
•	completing and submitting a new valid proxy card bearing a later date; or
•	sending written notice of revocation to Ruthigen at [•] which notice must be received before noon, Eastern Time, on [•], 2015.

If your shares of Ruthigen common stock are held in “street name”, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q:	Who can help answer my questions?
A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. Ruthigen urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

Ruthigen, Inc.:
2455 Bennett Valley Rd.
Suite C116
Santa Rosa, California 95404
Attention: Sameer Harish
Telephone: (707) 525-9900
E-mail: sharish@ruthigen.com

Or

Ruthigen’s Proxy Solicitor:
Georgeson Inc.
480 Washington Blvd., 26th Floor,
Jersey City, New Jersey 07310
Telephone Toll Free: (800) 509-0976
E-mail: ruthigenproxy@georgeson.com

Questions and Answers for Pulmatrix Stockholders

Q:	What will I receive in the merger?
A:	If the merger is completed, the Pulmatrix equity holders will be entitled to receive 0.148187124066461 shares of Ruthigen common stock per share of Pulmatrix common stock they hold or into which their shares of preferred stock convert, or an aggregate of approximately 27,848,269 shares of Ruthigen common stock at closing, including 24,211,905 shares of Ruthigen common stock to be issued in respect of the Pulmatrix equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus and shares to be issued in respect of the Pulmatrix Private Placement shares. For more information, see the section titled “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” on page 140 of this joint proxy and consent solicitation statement/prospectus.

In addition, Pulmatrix equity holders may receive a pro rata share of up to 5,850,000 shares of Ruthigen common stock that will be issued by Ruthigen to be held in escrow by an escrow agent for twelve (12) months from the closing of the merger to secure indemnification obligations of Ruthigen to pre-merger Pulmatrix stockholders and of Pulmatrix to pre-merger Ruthigen stockholders, upon settlement of claims submitted by a representative of the pre-merger Pulmatrix stockholders pursuant to the Merger Agreement and the Escrow Agreement. After expiration of the 12-month period and settling or all claims properly submitted, the shares of Ruthigen common stock held in escrow, except any shares of Ruthigen common stock necessary to satisfy any unsatisfied claims, will be returned to Ruthigen and retired and returned to the treasury of Ruthigen.

Q:	Will the value of the merger consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?
A:	Yes. Because Ruthigen will issue a fixed number of shares of Ruthigen common stock at the closing in exchange for each share of Pulmatrix common stock, the value of the stock merger consideration that Pulmatrix equity holders will receive in the merger will depend on the market price of shares of Ruthigen common stock at the time the merger is completed. The market price of shares of Ruthigen common stock when Pulmatrix equity holders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Ruthigen common stock on the date of this joint proxy and consent solicitation statement/prospectus.
Q:	What will happen to Pulmatrix preferred stock, warrants and convertible notes in the merger?
A:	Immediately prior to the effective time of the merger, all outstanding shares of Pulmatrix preferred stock will be converted into shares of Pulmatrix common stock pursuant to the preferred stock conversion agreement, dated March 13, 2015, between Pulmatrix and certain holders of outstanding shares of Pulmatrix’s preferred stock (the “Preferred Stock Conversion Agreement”).

Immediately prior to the effective time of the merger, all outstanding convertible notes of Pulmatrix (the “Outstanding Notes”) will be converted into shares of Pulmatrix’s common stock and all outstanding warrants to purchase shares of Pulmatrix’s Series B Preferred Stock (the “Termination Warrants”) will be cancelled, terminated and extinguished pursuant to a note conversion and warrant termination agreement, dated as of March 13, 2015, between Pulmatrix and each of the holders of such notes and warrants (the “Conversion and Termination Agreement”). The Outstanding Warrants issued in the Pulmatrix Private Placement will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares Pulmatrix common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio.

Completion of the transactions contemplated by the Preferred Stock Conversion Agreement and Conversion and Termination Agreement are one of the conditions to the merger pursuant to the Merger Agreement. For more information, see the section titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 147 of this joint proxy and consent solicitation statement/prospectus.

Q:	What will happen to the Pulmatrix Stock Option Plan and Stock Options?
A:	At the effective time of the merger, Ruthigen will assume all of Pulmatrix’s rights and obligations under all stock options granted pursuant to Pulmatrix’s 2013 Employee, Director and Consultant Equity Incentive Plan and Pulmatrix’s 2003 Employee, Director, and Consultant Stock Plan (collectively, the “Pulmatrix Equity Plans”) that are outstanding immediately prior to the effective time of the merger. In addition, Pulmatrix’s 2013 Employee, Director and Consultant Equity Incentive Plan will be amended at the effective time of the merger such that no additional awards may be issued thereunder. Pulmatrix’s 2003 Employee, Director, and Consultant Stock Plan expired by its terms as of August 1, 2013. For more information, see the section titled “THE MERGER AGREEMENT — Assumption of Pulmatrix Stock Options” on page 140 of this joint proxy and consent solicitation statement/prospectus.
Q:	What are the U.S. federal income tax consequences of the merger to Pulmatrix stockholders?

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” Pulmatrix stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Pulmatrix stock for shares of Ruthigen common stock and on the exchange of their Pulmatrix warrants for Ruthigen warrants in connection with the merger.

For further information, see “THE MERGER — U.S. Federal Income Tax Considerations” on page 127 of this joint proxy and consent solicitation statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all equity holders of Pulmatrix. Your tax consequences will depend on your individual situation. Accordingly, Pulmatrix strongly urges you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	What am I being asked to approve?
A:	You are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement (the “Merger Agreement Proposal”). See the section titled “THE MERGER AGREEMENT” beginning on page 139 for additional information.
Q:	What is the record date and what does it mean?
A:	The record date to determine the stockholders entitled to notice of solicitation of written consent is the close of business on [•], 2015. The record date was established by Pulmatrix’s board of directors as permitted by Delaware law.
Q:	Who is entitled to give a written consent?
A:	Holders of common stock and preferred stock of Pulmatrix at the close of business on the Pulmatrix record date may give a written consent.
Q:	What approval is required to adopt the Merger Agreement Proposal?
A:	The adoption and approval of the Merger Agreement requires written consent of the holders of (a) a majority of the issued and outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, (b) at least sixty-five (65%) of the issued and outstanding shares of Series B Preferred Stock, voting as a single class, and (c) at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis.
Q:	Can I dissent and require appraisal of my shares?
A:	Yes. Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), holders of Pulmatrix common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Pulmatrix common stock, as determined by the Delaware Court of Chancery, if the merger is completed. For further information, see “THE MERGER — Appraisal Rights” on page 128 of this joint proxy and consent solicitation statement/prospectus.
Q:	Why is my written consent important?
A:	The merger cannot be completed unless the Merger Agreement is adopted and approved by the requisite affirmative vote of the Pulmatrix equity holders.
Q:	How do I return my written consent?
A:	You may consent to the Merger Agreement Proposal (which is equivalent to a vote for the proposal) with respect to your shares by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and promptly returning it to Pulmatrix by faxing it to [•], by emailing a .pdf copy of your written consent to kodriscoll@Pulmatrix.com, or by mailing your written consent to Pulmatrix Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, Attention: Kevin O’Driscoll.
Q:	What is the deadline for returning Pulmatrix written consents?
A:	Please return the completed and executed the written consent by no later than [•], 2015. Pulmatrix reserves the right to extend the final date for receipt of written consents beyond [•], 2015 in the event that consents approving the merger and adopting and approving the Merger Agreement and the transactions contemplated thereby have not been obtained by that date from holders of a sufficient number of shares of Pulmatrix common stock and Pulmatrix preferred stock to satisfy the conditions to the merger.
Q:	What if I am a record holder and return my signed written consent without indicating a decision with respect to the Merger Agreement Proposal?
A:	If you are a record holder and you return a signed written consent without indicating your decision on the Merger Agreement Proposal, you will have given your consent to the adoption of the Merger Agreement.
Q:	What if I am a record holder and do not return my consent?
A:	If you do not return your written consent, it will have the same effect as a vote against the proposal.
Q:	Can I change or revoke my written consent?
A:	No. Your written consent, as evidenced by your signing and returning the enclosed written consent, is irrevocable once it is received by Pulmatrix as explained in the joint proxy and consent solicitation statement/prospectus. For more information, see “PULMATRIX SOLICITATION OF WRITTEN CONSENT — Executing Consents; Revocation of Consents” on page 102 of this joint proxy and consent solicitation statement/prospectus.
Q:	What is Pulmatrix’s board of directors’ recommendation for the Merger Agreement Proposal?
A:	Pulmatrix’s board of directors unanimously recommends that you execute a written consent to approve the Merger Agreement Proposal to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement.
Q:	Should I send in my Pulmatrix stock certificates now?
A:	No. Please do not send in your Pulmatrix stock certificates with your written consent. After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging Pulmatrix stock certificates for the merger consideration.
Q:	Whom may I contact if I cannot locate my Pulmatrix stock certificate(s) after the merger?
A:	After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging Pulmatrix stock certificates for the merger consideration, including instructions for completing an affidavit of lost, stolen or destroyed certificate for Pulmatrix common stock. Promptly following receipt of duly completed affidavit, the exchange agent will issue you shares of the Ruthigen common stock in exchange for your lost, stolen or destroyed certificate; provided, however, that Ruthigen in its discretion and as a condition precedent to the issuance of Ruthigen common stock, may require you to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Ruthigen or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.
Q:	Who can help answer my questions?
A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. Pulmatrix urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact Kevin O’Driscoll at 781.357.2361 or at kodriscoll@Pulmatrix.com.

SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes, and the other documents to which Ruthigen and Pulmatrix refer for a more complete understanding of the merger. In addition, Ruthigen and Pulmatrix encourage you to read the information about Ruthigen in the section titled “Information About Ruthigen” beginning on page 194 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Ruthigen, and to read the information in the section titled “Information About Pulmatrix” beginning on page 225 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Pulmatrix. Stockholders of Ruthigen and Pulmatrix may obtain additional information about Ruthigen without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 261 of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 81 of this document.

The Companies (see page 84)

Ruthigen, Inc.
2455 Bennett Valley Rd.
Suite C116
Santa Rosa, California 95404
(707) 525-9900

Ruthigen, Inc., a Delaware corporation, was formed in 2013 as a wholly owned subsidiary of Oculus Innovative Sciences, Inc. (“Oculus”) and operated as such until the completion of Ruthigen’s initial public offering in March 2014. Ruthigen is a biopharmaceutical company focused on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to improve patient outcomes and reduce healthcare costs associated with infections related to surgical procedures.

Ruthigen common stock trades on The NASDAQ Capital Market under the symbol “RTGN.”

Additional information about Ruthigen can be found in the sections titled “INFORMATION ABOUT RUTHIGEN — Overview” beginning on page 194, “INFORMATION ABOUT RUTHIGEN — Ruthigen Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 217 and Ruthigen’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

Ruthigen Merger Corp.
c/o Ruthigen, Inc.
2455 Bennett Valley Rd.
Suite C116
Santa Rosa, California 95404
(707) 525-9900

Ruthigen Merger Corp., a Delaware corporation, is a wholly owned subsidiary of Ruthigen that was recently incorporated solely for the purpose of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Ruthigen set forth above. In the merger, Merger Sub will merge with and into Pulmatrix, with Pulmatrix surviving as Ruthigen’s wholly owned subsidiary, and Merger Sub will cease to exist.

Pulmatrix Inc.
99 Hayden Avenue
Suite 390
Lexington, Massachusetts 02421
(781) 357-2333

Pulmatrix Inc., a Delaware corporation, was incorporated in 2003. Pulmatrix is a clinical stage biotechnology company focused on the discovery and development of a novel class of inhaled therapeutic products intended to prevent and treat respiratory diseases and infections with significant unmet medical needs.

Additional information about Pulmatrix can be found in the sections titled “INFORMATION ABOUT PULMATRIX — Business” beginning on page 225, “INFORMATION ABOUT PULMATRIX — Pulmatrix Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 238 and Pulmatrix’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The Merger (see page 103)

The Merger Agreement (see page 139 and Annex A)

On March 13, 2015, Ruthigen, Merger Sub and Pulmatrix entered into the Merger Agreement. The Merger Agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A. All descriptions in this Summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the merger.

The Merger (see page 103)

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Ruthigen, will merge with and into Pulmatrix. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and Pulmatrix will continue as the surviving corporation and as a wholly owned subsidiary of Ruthigen. Immediately prior to the merger, Pulmatrix will change its name to “Pulmatrix Operating Company, Inc.” and Ruthigen will change its name to “Pulmatrix, Inc.”

Effects of Merger; Merger Consideration (see page 140)

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the effectiveness of the merger, each share of Pulmatrix common stock issued and outstanding immediately prior to the effective time of the merger (excluding those certain shares owned by Pulmatrix as treasury stock or otherwise and any dissenting shares exercising appraisal rights under Section 262 of the DGCL) will convert into and become exchangeable for the number of shares of Ruthigen common stock equal to the number of shares of Pulmatrix common stock multiplied by 0.148187124066461, the Exchange Ratio. Additionally, the Outstanding Warrants to purchase 53,817,097 shares of Pulmatrix common stock will convert into and become exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares of Pulmatrix common stock underlying such outstanding Pulmatrix warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrants determined by dividing the exercise price of the Pulmatrix warrant by the Exchange Ratio. As a result of the issuance of the merger consideration and the merger, Pulmatrix stockholders will receive an aggregate of approximately 27,848,269 shares of Ruthigen common stock, including 24,211,905 shares of Ruthigen common stock to be issued in respect of the Pulmatrix equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus and 3,636,364 shares of Ruthigen common stock to be issued in respect of shares purchased in the Pulmatrix Private Placement, and Ruthigen will issue warrants representing the right to purchase an aggregate of 7,975,000 shares of Ruthigen common stock with an exercise price of $3.025 per share of Ruthigen common stock to the holders of the Outstanding Warrants.

Immediately prior to the effective time of the merger, all outstanding shares of Pulmatrix preferred stock and all outstanding convertible notes of Pulmatrix will be converted into shares of Pulmatrix common stock, and all Termination Warrants will be cancelled, terminated and extinguished.

Pursuant to the Merger Agreement, all outstanding Pulmatrix options will be assumed by Ruthigen. Each option to purchase shares of Pulmatrix common stock will be converted into an option to purchase a number of shares of Ruthigen common stock representing the number of Pulmatrix shares of common stock for which the exchanged option was exercisable multiplied by the Exchange Ratio. The exercise price will be proportionately adjusted.

In addition, certain bridge loans made to Pulmatrix in the aggregate original principal amount of $4.5 million will be assumed by Ruthigen and, immediately following the merger, the outstanding principal amount of the bridge loans plus any accrued and unpaid interest will convert into shares of Ruthigen common stock at $2.75 per share.

In connection with the merger, Ruthigen will issue 5,850,000 additional shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement.

Based on the number of shares of Ruthigen common stock outstanding as of [•], 2015, the total number of Ruthigen common stock outstanding after the closing of the merger and all related transactions will be approximately 35,138,250, including approximately 27,848,269 shares of Ruthigen common stock issued to former Pulmatrix equity holders and approximately 1,636,364 shares of Ruthigen common stock issuable immediately following the merger upon conversion of the bridge loans but excluding the Indemnification Shares. Pursuant to the Merger Agreement, Ruthigen may enter into a binding stock purchase agreement obligating one or more investors to purchase up to 948,555 shares of its common stock at a price not less than $2.75 per share, prior to the closing, in order to comply with the applicable required amount of unrestricted cash at hand held by Ruthigen at the closing of the merger set forth in the Merger Agreement, which is referred to as the Ruthigen private placement. Upon completion of the merger and the transactions contemplated in the Merger Agreement, based on these assumptions, current Ruthigen stockholders and their designees will own approximately 18.3%, and the former stockholders of Pulmatrix and their designees will own approximately 81.7% of the issued and outstanding shares of Ruthigen common stock excluding the Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement.

Ruthigen will not issue any fractional shares of Ruthigen common stock in the merger. Pulmatrix stockholders who would otherwise be entitled to a fraction of a share of Ruthigen common stock upon the completion of the merger (after aggregating all fractional shares of Ruthigen common stock to be received by such holder) will instead receive from Ruthigen one full share of Ruthigen common stock (i.e., rounded up to the nearest whole share).

All shares of Pulmatrix capital stock held by Pulmatrix as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one (1) share of common stock of post-merger Pulmatrix, which will represent all of the issued and outstanding shares of common stock of post-merger Pulmatrix immediately following the effective time of the merger.

After the merger is completed, Pulmatrix equity holders will have only the right to receive the merger consideration and one full share in lieu of any fractional shares of Ruthigen common stock, or, in the case of Pulmatrix stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares, and will no longer have any rights as Pulmatrix stockholders, including voting or other rights.

For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 103 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

Pulmatrix Private Placement (see page 136)

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into a securities purchase agreement (the “Pulmatrix Private Placement SPA”) whereby Pulmatrix agreed to sell, in a private placement to certain existing investors of Pulmatrix, 24,538,999 units, with each unit consisting of (i) one (1) share of

Pulmatrix’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of Pulmatrix’s common stock at an exercise price of $0.448266 per share, for aggregate gross proceeds of $10 million, which is referred to as the Pulmatrix Private Placement throughout this joint proxy and consent solicitation statement/prospectus. The obligations of Pulmatrix to issue and sell the units, and the obligations of the investors to purchase the units, are conditioned upon the consummation of the merger immediately following the issuance of the units pursuant to the Pulmatrix Private Placement SPA. Completion of the Pulmatrix Private Placement is a condition to the closing of the merger under the Merger Agreement. At the effective time of the merger, the common stock and the warrants underlying the units will be exchanged for merger consideration. Following the issuance of the merger consideration, the securities underlying the units, in the aggregate, will represent (i) 3,636,364 shares of Ruthigen’s common stock and (ii) warrants representing the right to purchase 7,975,000 shares of Ruthigen’s common stock at an exercise price of $3.025 per share.

For a full description of the Pulmatrix Private Placement, see the section titled “THE MERGER —  Pulmatrix Private Placement.” beginning on page 136 of this joint proxy and consent solicitation statement/prospectus.

Ruthigen’s Reasons for the Merger (see page 110)

In evaluating strategic alternatives, the Ruthigen board of directors consulted with Ruthigen’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors that the Ruthigen board of directors viewed as supportive of its decision, to approve the merger with Pulmatrix, as being in the best interests of the Ruthigen’s stockholders:

•	the status of Ruthigen’s clinical program as well as the anticipated timing of its New Drug Application (“NDA”) filing;
•	the near- and long-term operations and performance as an independent and stand-alone entity and the risk associated with its clinical program;
•	the substantial additional financing requirements as previously anticipated to complete its clinical program and the risk that such financing may not be obtained on terms favorable to Ruthigen or at all;
•	the requirements to meet Ruthigen’s obligations to its licensor, Oculus;
•	the competitive landscape of anti-infective drugs and therapies;
•	the process undertaken by Ruthigen to explore strategic alternatives over the last two years, the likelihood of such alternatives to maximize stockholder value, and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, the possibility of being acquired, and the possibility of equity or debt being issued in public or private offerings;
•	the number of shares of Ruthigen common stock to be issued to Pulmatrix shareholders pursuant to the Merger Agreement and the fact that, following the completion of the merger, Ruthigen stockholders and warrant holders would participate in the long-term value of the combined product portfolio as a result of the merger;
•	the participation of Ruthigen’s executives with Pulmatrix to continue the efforts to partner RUT58-60 and maximize the potential benefits post-merger;
•	the financial analyses reviewed by Ruthigen's financial advisor with Ruthigen’s board as well as the opinion of its financial advisor rendered to Ruthigen’s board of directors on March 12, 2015, as to, as of such date, the fairness, from a financial point of view, to Ruthigen of the exchange ratio provided for in the transaction pursuant to the Merger Agreement;
•	historical and current financial market conditions;
•	Ruthigen’s historical stock prices and trading volumes;

•	historical and current information concerning Pulmatrix's business, operations and management and the results of the due diligence investigation of Pulmatrix conducted by Ruthigen's management and advisors;
•	Pulmatrix’s drug development candidates, drug development phase and scientific know-how and expertise;
•	the likelihood of obtaining the written consent of Pulmatrix’s stockholders necessary to approve the merger and related transactions;
•	the likelihood of retaining key Pulmatrix employees to manage the combined company; and
•	the likelihood that the merger will be consummated on a timely basis, the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of the Ruthigen public company infrastructure and experienced Pulmatrix management team and board and business know-how.

The Ruthigen board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the merger agreement and consummating the merger, including, among others, the following:

•	the risk that the conditions to the merger will not be satisfied, including the condition that Pulmatrix must raise $10 million in capital pursuant to a private placement completed before the closing of the merger or that Ruthigen must raise over $2 million in capital in order to meet obligations as specified in the Merger Agreement;
•	the risks and substantial costs, including public company costs, and the difficulty of obtaining additional financing on terms favorable to Ruthigen or at all to cover such costs of Ruthigen remaining a stand-alone publicly traded company, instead of agreeing to a transaction with Pulmatrix;
•	the uncertainty of the trading price of Ruthigen common stock after announcing the merger and after closing the merger transaction;
•	the possibility that the anticipated benefits of the merger may not be realized or may be lower than expected;
•	the potential limitations on Ruthigen’s operations due to pre-closing covenants in the Merger Agreement;
•	the effect of the public announcement of the merger on Ruthigen’s operations, stock price, CROs, and employees;
•	the disruption that may be caused by failure to complete the merger;
•	the substantial fees and expenses incurred by Ruthigen in connection with the merger, which will be incurred whether or not the merger is completed; and
•	other risks described in the “Risk Factors” and “Forward-Looking Statements” sections of this proxy statement.

The Ruthigen board of directors believes that, overall, the potential benefits to Ruthigen stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Ruthigen board of directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Ruthigen board of directors. The Ruthigen board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Ruthigen and its stockholders. The Ruthigen board of directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Ruthigen board of directors may have given differing weights to different factors.

For a more complete discussion of Ruthigen’s reasons for the merger, see the section titled “THE MERGER — Ruthigen’s Reasons for the Merger.” beginning on page 110 of this joint proxy and consent solicitation statement/prospectus.

Pulmatrix’s Reasons for the Merger (see page 113)

Pulmatrix’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the Merger Agreement Proposal. In arriving at its decision, Pulmatrix’s board of directors consulted with Pulmatrix’s senior management, legal advisors, reviewed a significant amount of information, conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

•	the expectation that the merger with Ruthigen would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private equity financing;
•	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than continuing as a privately held company;
•	the view that the proposed merger with Ruthigen would provide Pulmatrix stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Pulmatrix and its stockholders including the strategic alternatives to the proposed merger with Ruthigen, such as remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships, and;
•	the view that the combined company’s diversified potential revenue sources, access to opportunities for non-dilutive funding and other synergies creates a superior company when compared to remaining as an independent private company;
•	each of Pulmatrix’s and Ruthigen’s historical and current information concerning its business, financial performance, financial condition, operations and management, including financial projections under various scenarios and its short- and long-term strategic objectives and the significant risks associated therewith;
•	the view that Pulmatrix stockholders will have the opportunity to participate in the potential future value of the combined company, including future potential value from Ruthigen’s products in development;
•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, Pulmatrix’s stockholders and warrant holders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;
•	the likelihood that the merger would be consummated on a timely basis, including the likelihood that the merger would receive all necessary approvals;
•	the opportunity for Pulmatrix stockholders to hold shares of a publicly traded company;
•	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Ruthigen’s public company infrastructure and Pulmatrix’s management team; and
•	the terms and conditions of the Merger Agreement, including without limitation the following:
º	the determination that the relative percentage ownership of Pulmatrix and Ruthigen stockholders is fair and based on the valuations of each company at the time of Pulmatrix’s board of directors’ approval of the Merger Agreement;
º	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current Pulmatrix and Ruthigen stockholders would own after the merger;
º	the ability of Pulmatrix’s board of directors, in accordance with its fiduciary duties, to withdraw, modify or amend its recommendation that Pulmatrix stockholders vote in favor the approval of the Merger Agreement and the transactions contemplated thereby, which such provisions Pulmatrix’s board of directors believes are reasonable under the circumstances;
º	the guaranteed amount of Ruthigen’s unrestricted cash on hand;
º	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and
º	the view that terms of the new employment agreements between Ruthigen and Messrs. Alimi and Harish are reasonable under the circumstances.

For a more complete discussion of Pulmatrix’s reasons for the merger, see the section titled “THE MERGER — Pulmatrix’s Reasons for the Merger” beginning on page 113 of this joint proxy and consent solicitation statement/prospectus.

Risk Factors (see page 36)

In evaluating the Merger Agreement and the merger and related transactions contemplated by the Merger Agreement, you should carefully consider all of the information into this joint proxy and consent solicitation statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “RISK FACTORS” beginning on page 36.

Recommendation of the Ruthigen’s Board of Directors (see page 86)

Ruthigen’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Ruthigen common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interests of Ruthigen and its stockholders and has unanimously approved and adopted the Merger Agreement, the merger and the other transactions contemplated therein. Ruthigen’s board of directors believes that each of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Ruthigen and its stockholders, and unanimously recommends that its stockholders vote “FOR” each of the proposals. For the factors considered by Ruthigen’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — Ruthigen’s Reasons for the Merger” beginning on page 110 of this joint proxy and consent solicitation statement/prospectus.

Recommendation of Pulmatrix’s Board of Directors (see page 102)

Pulmatrix’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are just, equitable and fair to Pulmatrix and its stockholders and that it is in the best interests of Pulmatrix and its stockholders that Pulmatrix consummate the merger and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger. Pulmatrix’s board of directors unanimously recommends that Pulmatrix stockholders consent to the adoption and approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the merger. For the factors considered by Pulmatrix’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER —  Pulmatrix’s Reasons for the Merger” beginning on page 113 of this joint proxy and consent solicitation statement/prospectus.

The Ruthigen Special Meeting (see page 86)

The Ruthigen special meeting will be held on [•], 2015, at [•] a.m., Eastern Time, at [•]. At the special meeting, Ruthigen stockholders will be asked to consider and vote on the following:

(1)	The Ruthigen Merger Proposal — to approve the merger, the Merger Agreement and the transactions contemplated thereby, including the issuances of (a) shares of Ruthigen common stock to Pulmatrix equity holders and warrants to purchase Ruthigen common stock to holders of Outstanding Warrants as merger consideration in the merger between Merger Sub and Pulmatrix pursuant to the terms and conditions of the Merger Agreement, (b) shares of Ruthigen common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans assumed by Ruthigen into shares of Ruthigen common stock immediately following the consummation of the merger and (c) shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement;
(2)	The Incentive Plan Amendment Proposal — to consider and vote upon an amendment to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan to increase the number of shares available for grant thereunder to (i) increase the number of shares available for grant thereunder to 6,853,319 shares of Ruthigen’s common stock, (ii) permit the issuance of performance-based awards thereunder and (iii) provide for an increase in the number of shares subject to the “evergreen” provision that allows for an annual increase in the number of shares of common stock available for issuance thereunder;
(3)	The Board Declassification Proposal — to approve an amendment to the Ruthigen Charter and confirm and ratify the amendment to the Ruthigen Bylaws to declassify Ruthigen’s board of directors; and
(4)	The Executive Package Proposal — to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and Messrs. Alimi and Harish, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from Ruthigen as consideration;
(5)	The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Only the holders of record of shares of Ruthigen common stock at the close of business on [•], 2015, the Ruthigen record date, will be entitled to vote at the special meeting. Each share of Ruthigen common stock is entitled to one vote on each proposal to be considered at the Ruthigen special meeting. As of the Ruthigen record date, there were [•] shares of Ruthigen common stock outstanding entitled to vote at the Ruthigen special meeting.

As of the close of business on the Ruthigen record date, the directors and executive officers of Ruthigen and their affiliates collectively beneficially owned and were entitled to vote [•] shares of Ruthigen common stock, which represent, in the aggregate, approximately [•]% of Ruthigen common stock outstanding on that date. Ruthigen currently expects that Ruthigen’s directors and executive officers will vote their shares in favor of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal.

Assuming the presence of a quorum, approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal by the affirmative vote of holders of at least a majority of the shares of Ruthigen common stock voting for or against such proposals, and approval of the Board Declassification Proposal by the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Ruthigen common stock. Ruthigen will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present, but for purposes of approval, an abstention or failure to vote will have no effect on any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal. In addition, if a holder fails to submit a proxy or vote in person at the Ruthigen special meeting or fails to instruct such holder’s bank or broker how to vote with respect to any of the proposals, it will have no effect on the Ruthigen Merger Proposal, the Incentive

Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal. However, abstentions, or the failure to submit a proxy or vote, will have the same effect as a vote against the Board Declassification Proposal.

Pulmatrix Solicitation of Written Consent (see page 101)

Pulmatrix stockholders are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement (the “Merger Agreement Proposal”) by written consent.

Only the holders of record of shares of Pulmatrix capital stock at the close of business on [•], 2015, the Pulmatrix record date, will be entitled to approve the Merger Agreement Proposal by written consent. As of the Pulmatrix record date, there were [•] shares of Pulmatrix common stock, [•] shares of Seed Preferred Stock, [•] shares of Junior Seed Preferred Stock, 0 share of Series A-1 Preferred Stock, [•] shares of Series A-4 Preferred Stock, [•] shares of Series B Preferred Stock and [•] shares of Series B Preferred Stock issue and outstanding.

As of the close of business on the Pulmatrix record date, the directors and executive officers of Pulmatrix and their affiliates collectively beneficially owned [•] shares of Pulmatrix common stock and [•] shares of Pulmatrix preferred stock, which represent, in the aggregate, approximately [•]% of Pulmatrix voting stock outstanding and entitled to vote on that date on an as-converted to common stock basis. Pulmatrix currently expects that Pulmatrix’s directors and executive officers will provide written consent to the Merger Agreement Proposal.

The adoption and approval of the Merger Agreement Proposal requires the affirmative vote or written consent of the holders of (a) at least a majority of the issued and outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, (b) at least sixty-five percent (65%) of the issued and outstanding shares of Series B Preferred Stock, voting as a single class, and (c) at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis.

Interests of Ruthigen’s Directors and Executive Officers in the Merger (see page 122)

In considering the recommendation of the Ruthigen board of directors of directors that Ruthigen stockholders vote to approve all of the presented proposals, Ruthigen stockholders should be aware that some of Ruthigen’s directors and officers have interests in the merger and have arrangements that are different from, or in addition to, those of Ruthigen stockholders generally. These interests and arrangements may create potential conflicts of interest. Ruthigen’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that Ruthigen stockholders approve the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal.

When you consider the recommendation of Ruthigen’s board of directors in favor of approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal, you should keep in mind that Ruthigen’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	upon the closing of the merger, Hojabr Alimi, Ruthigen’s current chief executive officer, Sameer Harish, Ruthigen’s current chief financial officer, will be employed by the combined company and have agreed to terminate equity grants previously made to them in exchange for the consideration as set forth in the new employment agreements Pulmatrix and Ruthigen entered into with each of Messrs. Alimi and Harish;
•	as current stockholders of Ruthigen, certain of Ruthigen’s directors and officers will retain an ownership stake in Ruthigen after the closing of the merger, at which time the Pulmatrix business will be Ruthigen’s substantial business;

•	the continued indemnification of current directors and officers of Ruthigen and the continuation of directors’ and officers’ liability insurance after the merger;
•	upon the merger, the vesting of outstanding equity awards held by Gregory French and Richard Conley will accelerate; and
•	Akihisa Akao will forego his director option award and will receive shares of common stock to be issued pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan upon the merger.

For a more complete description of these interests, see “THE MERGER — Interests of Ruthigen’s Directors and Executive Officers in the Merger” beginning on page 122 of this joint proxy and consent solicitation statement/prospectus.

Interests of Pulmatrix’s Directors and Executive Officers in the Merger (see page 124)

In considering the recommendation of Pulmatrix’s board of directors that Pulmatrix stockholders consent to approve the Merger Agreement and the merger, Pulmatrix stockholders should be aware that some of Pulmatrix’s directors and officers have interests in the merger and have arrangements that are different from, or in addition to, those of Pulmatrix stockholders generally. These interests and arrangements may create potential conflicts of interest. Pulmatrix’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that Pulmatrix stockholders approve the Merger Agreement Proposal.

When you consider the recommendation of Pulmatrix’s board of directors in favor of approval of the Merger Agreement Proposal, you should keep in mind that our directors and officers have interests in the merger that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	continuing service of certain members of the board of directors of Pulmatrix as directors of Ruthigen and certain executive officers of Pulmatrix as executive officers of Ruthigen following the completion of the merger;
•	as current stockholders of Pulmatrix, certain of Pulmatrix’s directors and executive officers will obtain an ownership stake in Ruthigen after the closing of the merger;
•	each outstanding stock option of Pulmatrix held by Pulmatrix’s directors and executive officers will be assumed by Ruthigen, and Ruthigen common will be issued upon the exercise of such stock options; and
•	continued indemnification of current directors and officers of Ruthigen and expected continuation of coverage from directors’ and officers’ liability insurance after the merger.

For a more complete description of these interests, see “THE MERGER — Interests of Pulmatrix’s Directors and Executive Officers in the Merger” beginning on page 124 of this joint proxy and consent solicitation statement/prospectus.

Assumption of Pulmatrix Stock Options (see page 140)

At the effective time of the merger, all of Pulmatrix’s rights and obligations under all stock options granted pursuant to Pulmatrix’s 2013 Employee, Director and Consultant Equity Incentive Plan and Pulmatrix’s 2003 Employee, Director, and Consultant Stock Plan that are outstanding immediately prior to the effective time of the merger, will be assumed by Ruthigen. Each outstanding stock option to purchase shares of Pulmatrix common stock will be converted into an option to purchase a number of shares of Ruthigen common stock representing the number of shares of Pulmatrix common stock for which the exchanged option was exercisable multiplied by the Exchange Ratio. The exercise price will be proportionately adjusted. As a general matter, except as set forth in the Merger Agreement, all other material terms and conditions governing stock options granted pursuant to the Pulmatrix Equity Plans in effect immediately prior to the merger will remain in effect following the merger.

For more information on the assumption of outstanding stock options of Pulmatrix, see the section titled “THE MERGER AGREEMENT — Assumption of Pulmatrix Stock Options” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

Board Composition and Management of Ruthigen After the Merger (see page 122)

Effective immediately after the closing of the merger, all of the current members of the Ruthigen board of directors will resign. The Ruthigen board of directors at the effective time of the merger will consist of seven (7) directors, all of whom are current members of Pulmatrix’s board of directors immediately prior to the effectiveness of the merger, as follows:

Name	Position
Robert W. Clarke, Ph.D.	Chief Executive Officer and Director
Terrance G. McGuire	Director, Chairman of the Board of Directors
Kurt C. Graves	Director
Steven Gillis, Ph.D.	Director
David J. Maki	Director
Scott M. Rocklage, Ph.D.	Director
Michael J. Higgins	Director

In the event that the Board Declassification Proposal is not approved at the special meeting of Ruthigen stockholders, the board of directors of Ruthigen would remain classified, and, upon consummation of the merger, the new Ruthigen directors would be assigned to classes as agreed upon by Pulmatrix and Ruthigen prior to the effective time of the merger.

Following the merger, the executive officers of Pulmatrix immediately prior to the effective time of the merger will be appointed as the executive officers of Ruthigen as follows:

•	Robert W. Clarke, Ph.D. — Chief Executive Officer
•	David L. Hava, Ph.D. — Chief Scientific Officer

Appraisal Rights (see page 128 and Annex D)

If the merger is completed, Pulmatrix stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or the DGCL. In view of the complexity of Section 262 of the DGCL, Pulmatrix stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. A Pulmatrix stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement or deliver a signed consent without indicating a decision on the Merger Agreement Proposal. Any signed written consent returned without indicating a decision on the Merger Agreement Proposal will be counted as approving the Merger Agreement Proposal. For a more complete discussion of the appraisal rights, see the provisions of Section 262 of the DGCL, referred to as Section 262, and attached to this joint proxy and consent solicitation statement/prospectus as Annex D, and the section titled “THE MERGER — Appraisal Rights” beginning on page 128 of this joint proxy and consent solicitation statement/prospectus.

Ruthigen stockholders do not have any dissenters’ or appraisal rights under the DGCL in connection with the merger or with respect to any of the matters to be vote on at the Ruthigen special meeting.

No Solicitation (see page 145)

The Merger Agreement contains provisions that make it more difficult for each of Pulmatrix and Ruthigen to encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to any person concerning:

•	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Ruthigen or Pulmatrix; or
•	the acquisition, in any manner, of any equity securities or consolidated total assets of Ruthigen and its subsidiaries or Pulmatrix and its subsidiaries, in each case other than the merger.

Conditions to Completion of the Merger (see page 147)

Currently, Ruthigen and Pulmatrix expect to complete the merger during the third calendar quarter of 2015. As more fully described in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	the absence of any legal restraint or governmental order that would prevent or prohibit the completion of the merger and the other transactions contemplated by the Merger Agreement;
•	the approval of the Ruthigen stockholders of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal;
•	the approval of the Merger Agreement by Pulmatrix stockholders; and
•	the effectiveness of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part and the absence of any stop order.

The obligation of Ruthigen and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Pulmatrix’s representations and warranties being true in all respects, to the extent qualified by materiality or material adverse effect, and others being true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;
•	the performance, in all material respects, by Pulmatrix of its covenants and agreements required to be performed or complied with before or on the closing date of the merger;
•	no action commenced against any party, injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement;
•	receipt by, and delivery to, Ruthigen at or before closing of all required approvals, consents and waivers from Pulmatrix and all closing deliverables from Pulmatrix;
•	the absence of any material adverse effect on Pulmatrix and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pulmatrix. For a more complete discussion on what constitutes a material adverse effect on Pulmatrix, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus; and
•	Pulmatrix will have completed the transactions contemplated by the Pulmatrix Private Placement SPA, the Conversion and Termination agreement and the Preferred Stock Conversion Agreement.

The obligation of Pulmatrix to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Ruthigen and Merger Sub being true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;
•	the performance, in all material respects, by Ruthigen and Merger Sub of their covenants and agreements required to be performed or complied with before or on the closing date of the merger;
•	the absence of any material adverse effect on Ruthigen and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on

Pulmatrix. For a more complete discussion on what constitutes a material adverse effect on Pulmatrix, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus;
•	receipt by, and delivery to, Pulmatrix at or before closing of all required approvals, consents and waivers from Ruthigen and all closing deliverables from Ruthigen;
•	each of the officers and directors of Ruthigen have delivered duly executed resignations from their positions with Ruthigen effective immediately after the closing of the merger;
•	no more than ten percent (10%) of the total outstanding shares of Pulmatrix common stock immediately prior to the effective time have exercised statutory appraisal rights pursuant to Section 262 of the DGCL;
•	Ruthigen will have unrestricted cash on hand, net of outstanding liabilities, at closing of at least (a) $9,000,000, if the merger closing date is no later than July 31, 2015, (b) $8,850,000, if the merger closing date is after July 31, 2015 but no later than August 13, 2015, or (c) $8,500,000, if after April 15, 2015, Pulmatrix fails to cause Marcum LLP to provide Pulmatrix audited financial statements to Ruthigen within three (3) business days following Ruthigen and Pulmatrix’s satisfaction of all accounting comments from Marcum LLP to the initial draft of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part;
•	each of Messrs. Alimi and Harish shall have (i) executed and delivered their employment agreements and lock-up agreements, (ii) terminated their prior employment agreements with Ruthigen and (iii) delivered cancellation agreements pursuant to which their Ruthigen stock options and Ruthigen restricted stock units outstanding as of the effective time of the merger will be cancelled;
•	Mr. Alimi shall have executed and delivered a non-competition agreement with Oculus; and
•	the receipt by Pulmatrix of the duly executed Escrow Agreement.

Neither Ruthigen nor Pulmatrix can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 147 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Listing of Ruthigen Common Stock (see page 121)

Ruthigen common stock is currently listed on The NASDAQ Capital Market under the symbol “RTGN.” Pursuant to the Merger Agreement, Ruthigen has agreed to obtain approval for listing on The NASDAQ Capital Market of the shares of Ruthigen common stock to be issued to Pulmatrix equity holders in the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Ruthigen must have caused such shares of Ruthigen common stock to be approved for listing on The NASDAQ Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with and immediately prior to the merger, Pulmatrix will change its name to “Pulmatrix Operating Company, Inc.” and Ruthigen will change its name to “Pulmatrix, Inc.” in accordance with Delaware law and seek to change its trading symbol on The NASDAQ Capital Market to “[•].”

Ancillary Agreements (see page 150)

Transaction Documents

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into the following transactions, the completion of which are conditions to closing the merger: (i) the Pulmatrix Private Placement; (ii) the conversion of all of Pulmatrix’s Outstanding Notes into shares of Pulmatrix’s common stock and the termination of the Termination Warrants pursuant to the Conversion and Termination Agreement and (iii) the conversion of each series of Pulmatrix’s preferred stock into shares of Pulmatrix’s common stock pursuant to the Preferred Stock Conversion Agreement.

The securities issued as a result of the foregoing transactions will be exchanged for merger consideration at the effective time of the merger. For additional information, see “ANCILLARY AGREEMENTS —  Transaction Documents” on page 150 of this joint proxy and consent solicitation statement/prospectus. Copies of the complete text of the Pulmatrix Private Placement SPA, the Conversion and Termination Agreement and the Preferred Stock Conversion Agreement are included in this joint proxy and consent solicitation statement/prospectus as Annexes E, F and G, respectively.

Palladium Advisory Agreement and Lock-up Agreement

On February 8, 2015, Pulmatrix entered into an engagement agreement with Palladium Capital Advisors, LLC (“Palladium”), whereby Palladium agreed to (i) act as the non-exclusive placement agent for a bridge financing that occurred on February 26, 2015 and generated aggregate proceeds of $4,500,000 and (ii) serve as Pulmatrix’s non-exclusive advisor in connection with a merger. Pursuant to the engagement agreement and as a result of entering into the Merger Agreement, Pulmatrix paid Palladium consideration of, among other things, 3,978,806 shares of Pulmatrix’s common stock on a pre-merger basis, which will be exchanged for 589,608 shares of the combined company pursuant to the Merger Agreement. Additionally, pursuant to a stock agreement executed between Pulmatrix and Palladium, the 3,978,806 shares of Pulmatrix common stock issued to Palladium will be forfeited if the merger is not consummated by August 13, 2015.

In connection with the foregoing issuance of Pulmatrix common stock to Palladium, Palladium entered into a lock-up agreement with Ruthigen on March 13, 2015, whereby Palladium generally agreed not to, without first obtaining the prior written consent of Ruthigen, sell, transfer or otherwise dispose of any shares it beneficially owns of Ruthigen for an initial period of six (6) months and, following the expiration of the initial period, for six (6) months thereafter at a price less than $2.75 per share. For additional information, see “ANCILLARY AGREEMENTS — Palladium Advisory Agreement and the Palladium Lock-up Agreement” on page 152 of this joint proxy and consent solicitation statement/prospectus.

Oculus Side Letter Agreement

In connection with the merger, on March 13, 2015, Pulmatrix entered into a side letter agreement with Oculus (the “Oculus Side Letter Agreement”), pursuant to which, among other things, Oculus agreed, from the effective date of the merger, to (i) waive Ruthigen’s obligations to use commercially reasonable efforts to develop and commercialize products licensed from Oculus under the outstanding license and supply agreement between Oculus and Ruthigen, as amended (the “License and Supply Agreement”) until the earlier of one year from the closing of the merger or August 31, 2016; (ii) provide a general release from claims and liabilities arising under the License and Supply Agreement, the separation agreement and the shared services agreement, each between Oculus and Ruthigen, in favor of Ruthigen; and (iii) permit Ruthigen to run a sale process for the pre-merger Ruthigen business, including any products licensed from Oculus, and to assign or delegate all of Ruthigen’s surviving rights under the License and Supply Agreement, the separation agreement and the shared services agreement, subject to certain consent rights of Oculus with respect to the identity of the proposed purchaser. Pursuant to the Oculus Side Letter Agreement, in the event of a sale of Ruthigen’s pre-merger business with a minimum aggregate purchase price of $1 million, Oculus will have a right of first refusal to acquire the pre-merger business of Ruthigen on exactly the same terms, and in the event that Oculus does not exercise its right of first refusal and the aggregate purchase price exceeds $10 million, Oculus will receive 10% of the gross consideration from the sale of Ruthigen’s pre-merger business. For additional information, see “ANCILLARY AGREEMENTS — Oculus Side Letter Agreement” on page 152 of this joint proxy and consent solicitation statement/prospectus. A copy of the complete text of the Oculus Side Letter Agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex H.

Escrow Agreement

As a condition to the closing of the merger, Ruthigen, Pulmatrix and representatives of pre-merger Pulmatrix stockholders and pre-merger Ruthigen stockholders will enter into an Escrow Agreement with a mutually acceptable escrow agent, whereby, at the closing of the merger, Ruthigen will deposit the Indemnification Shares into an escrow account in order to secure the post-closing indemnification rights of the pre-merger Ruthigen stockholders and the pre-merger Pulmatrix stockholders. For additional information, see “THE MERGER AGREEMENT — Indemnification” beginning on page 146 and “ANCILLARY

AGREEMENTS — Escrow Agreement” on page 153 of this joint proxy and consent solicitation statement/prospectus. A copy of the form of escrow agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex I.

Termination of Merger Agreement (see page 149)

The Merger Agreement may be terminated at any time prior to the closing of the merger by mutual written consent of the parties. The Merger Agreement may also be terminated by either party, prior to closing of the merger, in the following circumstances:

•	if the merger is not completed by August 13, 2015, and the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any manner that shall have proximately caused the failure to consummate the merger on or before August 13, 2015;
•	any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order shall have become final and non-appealable;
•	if Ruthigen fails to obtain the requisite approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal at its special meeting of stockholders or any adjournment or postponement thereof;
•	Pulmatrix fails to obtain the requisite approval of the Merger Agreement by written consent or at a special meeting of its stockholders or any adjournment or postponement thereof; or
•	if the other party has breached or is in breach of any representation, warranty, covenant or agreement, which would prevent any closing condition from being satisfied and such breach cannot be cured by August 13, 2015, provided that the terminating party shall have given the other party at least thirty (30) days’ notice of its intent to terminate the Merger Agreement.

There is no termination fee. However, in the event that the Merger Agreement is terminated because a party has breached or is in breach of any representation, warranty, covenant or agreement, which would prevent any closing condition from being satisfied and such breach cannot be cured by August 13, 2015, provided that the terminating party shall have given the other party at least thirty (30) days’ notice of its intent to terminate the Merger Agreement, such breaching party shall be responsible to pay to the non-breaching party up to $100,000 of documented professional fees incurred by the non-breaching party in connection with the Merger Agreement and related transactions and filings with the SEC related to the merger and the transactions contemplated in the Merger Agreement.

Comparison of the Rights of Ruthigen Stockholders and Pulmatrix Stockholders (see page 252)

Each of Ruthigen and Pulmatrix is incorporated under the laws of the State of Delaware, and accordingly, the rights of the stockholders of each company are currently, and will continue to be, governed by the DGCL. If the merger is completed, Pulmatrix stockholders will become stockholders of Ruthigen, and their rights will be governed by the DGCL, as well as the Ruthigen Charter and Ruthigen Bylaws, each as amended to reflect the declassification of Ruthigen’s board of directors. The rights of Ruthigen stockholders contained in the Ruthigen Charter and the Ruthigen Bylaws, as amended, differ from the rights of Pulmatrix stockholders under Pulmatrix’s third amended and restated certificate of incorporation, as amended (the “Pulmatrix Charter”) and Pulmatrix’s amended and restated by-laws (the “Pulmatrix By-laws”), as more fully described under the section titled “COMPARISON OF RIGHTS OF RUTHIGEN STOCKHOLDERS AND PULMATRIX STOCKHOLDERS” on page 252 of this joint proxy and consent solicitation statement/prospectus.

Accounting Treatment (see page 127)

Although Ruthigen is the legal acquirer and will issue shares of its common stock to effect the merger with Pulmatrix, the business combination will be accounted for as an acquisition of Ruthigen by Pulmatrix under accounting principles generally accepted in the United States, or GAAP. Under the “acquisition” method of accounting, the assets and liabilities of Ruthigen will be recorded, as of the completion of the merger, at their respective fair values in the financial statements of Pulmatrix. The financial statements of

Pulmatrix issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Ruthigen.

For a more complete discussion of the accounting treatment of the merger, see the sections entitled “The Merger — Accounting Treatment.”

U.S. Federal Income Tax Considerations (see page 127)

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” Pulmatrix stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Pulmatrix stock for shares of Ruthigen common stock and in the exchange of Pulmatrix warrants for Ruthigen warrants in connection with the merger. Ruthigen stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Ruthigen or Pulmatrix stockholder or Pulmatrix warrant holder will depend in part on such holder’s circumstances. Accordingly, Ruthigen and Pulmatrix urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 191 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals (see page 127)

Ruthigen and Pulmatrix believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. In the Ruthigen must also comply with the applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of Ruthigen common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part. For a more complete discussion of the regulatory approvals required in connection with the merger, see the section titled “THE MERGER — Regulatory Approvals Required for the Merger” on page 127 of this joint proxy and consent solicitation statement/prospectus.

Opinion of Ruthigen’s Financial Advisor (see page 115 and Annex J)

On March 12, 2015, Cassel Salpeter & Co., LLC (“Cassel Salpeter”) rendered its oral opinion to the Ruthigen board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of March 12, 2015, the fairness, from a financial point of view, to Ruthigen of the exchange ratio in the merger, after giving effect to the ancillary transactions, pursuant to the merger agreement. In the sections of this joint proxy statement/prospectus regarding Cassel Salpeter’s analyses or opinion, references to the Pulmatrix private placement, the Pulmatrix preferred stock conversion, the Pulmatrix convertible note conversion, the termination of the Termination Warrants and the Ruthigen private placement are referred to collectively as the “ancillary transactions” and, together with the merger and the bridge loan conversion, as the “transaction.”

The opinion was addressed to the Ruthigen board for the use and benefit of the members of the Ruthigen board (in their capacities as such) in connection with the Ruthigen board’s evaluation of the merger. Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the exchange ratio in the merger, after giving effect to the ancillary transactions, pursuant to the merger agreement was fair, from a financial point of view, to Ruthigen. It did not address any other terms, aspects, or implications of the transaction or the Merger Agreement. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex J to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of Ruthigen or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise.

For further information, see the section titled “THE MERGER — Opinion of Ruthigen’s Financial Advisor” beginning on page 115 and the full text of the opinion attached as Annex J to this joint proxy and consent solicitation statement/prospectus.

Sale of Pulmatrix Common Stock by Pulmatrix Stockholders

To ensure that Marlin Capital Investments LLC (“Marlin Capital”), a significant minority stockholder of Ruthigen, would support the merger and other transactions contemplated in the Merger Agreement, certain venture capital investors of Pulmatrix that collectively beneficially own the majority of Pulmatrix’s common stock and the designees of Marlin Capital (the “Marlin Designees”) entered into stock purchase agreements (the “Ruthigen Stockholder SPAs”), pursuant to which, immediately prior to the closing of the merger, the venture capital investors of Pulmatrix agreed to transfer to the Marlin Designees at a nominal purchase price such number of shares of Pulmatrix common stock such that, when combined with the shares of Ruthigen common stock to be issued to the investors in the bridge loan upon conversion of $3.5 million of the bridge loans, as contemplated prior to the oversubscription of the bridge loans, and any accrued interest on all bridge loans, following the merger, would represent approximately 23% of the outstanding Ruthigen common stock after the merger, excluding the Indemnification Shares. For additional information, see “THE MERGER — Background of the Merger” beginning on page 103 and “THE MERGER — Sale of Pulmatrix Common Stock by Pulmatrix Stockholders” on page 138 of this joint proxy and consent solicitation statement/prospectus.

Emerging Growth Company

Ruthigen qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, Ruthigen may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•	reduced disclosure about executive compensation arrangements;
•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

Ruthigen has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows Ruthigen to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, its financial statements may not be comparable to companies that comply with public company effective dates.

Ruthigen may take advantage of these provisions for up to five years or such earlier time that it is no longer an emerging growth company. Ruthigen would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which it has total annual gross revenues of $1 billion or more; (ii) the last day of its fiscal year following the fifth anniversary of the date of the completion of its initial public offering; (iii) the date on which it has issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

To the extent that Ruthigen continues to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after it ceases to qualify as an emerging growth company, certain of the exemptions available to Ruthigen as an emerging growth company may continue to be available to Ruthigen as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

SELECTED HISTORICAL FINANCIAL INFORMATION OF RUTHIGEN

The following table sets forth selected historical financial information of Ruthigen for each of the periods presented (in thousands, except share and per share data). Such information has been derived from Ruthigen’s audited financial statements as of and for the years ended March 31, 2012 (since inception on October 20, 2011), 2013 and 2014 and from Ruthigen’s unaudited financial statements as of and for the nine months ended December 31, 2014, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following table should be read together with “INFORMATION ABOUT RUTHIGEN — Ruthigen Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 217 of this joint proxy and consent solicitation statement/prospectus and Ruthigen’s audited financial statements for the years ended March 31, 2013 and 2014 and related notes and unaudited financial statements as of and for the nine months ended December 31, 2014 and related notes beginning on page F-31 of this joint proxy and consent solicitation statement/prospectus.

Ruthigen’s historical results are not necessarily indicative of results to be expected in any future period.

	Period from October 20, 2011 (inception) to March 31, 2012	Year Ended March 31,		Nine Months Ended December 31, 2014
		2013	2014
				(unaudited)
Statement of Operations Data:
Revenues	$—	$—	$—	$—
Operating expenses
Research and development	24	258	1,382	1,924
Selling, general and administrative	4	265	1,736	3,226
Total operating expenses	$28	$523	$3,118	$5,150
Other income
Interest income	—	—	—	13
Net loss	$(28)	$(523)	$(3,118)	$(5,137)
Net loss per share
Basic and diluted	$(0.01)	$(0.26)	$(1.53)	$(1.07)
Weighted average number of common shares outstanding
Basic and diluted	2,000,000	2,000,000	2,036,301	4,806,735
Balance Sheet Data (at period end):
Cash	$—	$96	$15,571	$11,570
Working capital (deficit)	—	(1)	14,627	11,194
Total assets	—	148	15,576	11,874
Total liabilities	—	101	947	575
Total stockholders’ equity	—	47	14,629	11,299

SELECTED HISTORICAL FINANCIAL INFORMATION OF PULMATRIX

The following table sets forth selected historical financial information of Pulmatrix for each of the years presented (in thousands, except share and per share data). The selected financial information presented for each of the years ended December 31, 2013 and 2014 has been derived from Pulmatrix’s audited financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following table should be read together with “INFORMATION ABOUT PULMATRIX —  Pulmatrix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 238 of this joint proxy and consent solicitation statement/prospectus and Pulmatrix’s audited financial statements for the years ended December 31, 2013 and 2014 and related notes beginning on page F-1 of this joint proxy and consent solicitation statement/prospectus.

Pulmatrix’s historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
	2013	2014
Statement of Operations Data:
Revenues	$653	$352
Operating expenses
Research and development	8,564	6,590
General and administrative	3,151	2,838
Total operating expenses	11,715	9,428
Loss from operations	(11,062)	(9,076)
Interest expense	(2,392)	(15,276)
Other income, net	145	208
Net loss	$(13,309)	$(24,144)
Net loss per share attributable to common stockholders, basic and diluted	$(4.67)	$(2.05)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	2,861,316	3,154,029
Balance Sheet and other Data (at period end):
Cash	$1,425	$451
Working capital (deficit)(1)	(29,055)	(42,632)
Total assets	2,482	1,551
Total liabilities	32,388	44,772
Redeemable convertible preferred stock	44,934	35,573
Total stockholders’ deficit	(74,840)	(78,794)

(1)	We define working capital (deficit) as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data as of and for the nine months ended December 31, 2014, and for the year ended March 31, 2014 give effect to the proposed merger of Merger Sub with and into Pulmatrix, which will be accounted for as a “reverse merger” business combination under the acquisition method of accounting for with Pulmatrix treated as the accounting acquirer. Pulmatrix was determined to be the accounting acquirer based upon the terms of the merger and other factors, such as relative voting rights and the composition of the combined company’s board and senior management. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read in conjunction with, the historical financial statements of Ruthigen that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the footnotes thereto, and the historical financial statements of Pulmatrix and Ruthigen that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections entitled, “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements,” for additional information.

The following selected unaudited pro forma condensed combined balance sheet data as of December 31, 2014 combines the historical condensed balance sheet of Pulmatrix as of December 31, 2014 and the historical unaudited condensed consolidated balance sheet of Ruthigen as of December 31, 2014, giving pro forma effect to the merger as if the merger had been completed on December 31, 2014. In addition, because Pulmatrix has a fiscal year end of December 31 and Ruthigen has a fiscal year end of March 31, the following selected unaudited pro forma condensed combined statements of operations data for the year ended March 31, 2014 and the nine months ended December 31, 2014 combine the historical condensed statement of operations data of Ruthigen for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, respectively, and the historical condensed statements of operations data of Pulmatrix for its fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, giving pro forma effect to the merger as if it had been completed on April 1, 2013.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed merger.

Unaudited Pro Forma Condensed Combined Statements of Operations, Balance Sheet and Other Data:

	For the Nine Months Ended December 31, 2014	For the Year Ended March 31, 2014
	(in thousands, except per share amounts)
Statements of Operations Data
Total revenue	$38	$653
Loss from operations	$(12,603)	$(15,040)
Net loss	$(12,590)	$(15,038)
Net loss attributable to common stockholders	$(12,590)	$(15,038)
Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(0.47)

As of December 31, 2014
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$25,636
Working capital(1)	$20,614
Total assets	$36,691
Total liabilities	$5,601
Accumulated deficit	$(107,857)
Total stockholders' equity	$31,090

(1)	We define working capital as current assets less current liabilities.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following unaudited pro forma per share information as of and for the nine months ended December 31, 2014 and as of and for the year ended March 31, 2014 reflects the merger and related transactions as if they had occurred on April 1, 2013. The information in the table is based on, and should be read together with, the historical financial statements of Ruthigen that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the notes thereto, and the historical financial statements of Pulmatrix that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections entitled, “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

Because Pulmatrix has a fiscal year end of December 31 and Ruthigen has a fiscal year end of March 31, the following unaudited pro forma per share data for the year ended March 31, 2014 and the nine months ended December 31, 2014 was calculated using the historical condensed combined statement of operations data of Ruthigen for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, respectively, and the historical condensed combined statement of operations data of Pulmatrix for its fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, giving pro forma effect to the merger as if it had been completed on April 1, 2013.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. Ruthigen and Pulmatrix have not declared or paid any dividends during the periods presented.

	As of and for the Year Ended March 31, 2014	As of and for the Nine Months Ended December 31, 2014
Pulmatrix:
Book value per share – historical	$(24.89)	$(24.76)
Basic and diluted net loss per share – historical	$(4.67)	$(6.87)
Ruthigen:
Book value per share – historical	$3.15	$2.35
Basic and diluted net loss per share – historical	$(1.53)	$(1.07)
Combined:
Book value per share – pro forma		$0.87
Basic and diluted net loss per share – pro forma	$(0.47)	$(0.39)

COMPARATIVE MARKET PRICE INFORMATION

Ruthigen common stock is listed on The NASDAQ Capital Market under the symbol “RTGN.” However, currently there is no established public trading market for Pulmatrix common stock. The following table sets forth the closing sale prices per share of Ruthigen common stock on March 12, 2015, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on April 14, 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus.

	Ruthigen Common Stock	Pulmatrix Common Stock	Pulmatrix Equivalent Per Share(1)
March 12, 2015	$3.80	N/A	$0.56
April 14, 2015	$3.23	N/A	$0.48

(1)	The equivalent per share data for Pulmatrix has been determined by multiplying the market price of one share of Ruthigen common stock by the Exchange Ratio of 0.148187124066461.

RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones Ruthigen and Pulmatrix face, and these factors should be considered in conjunction with general investment risks and other information included in this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 81 of this joint proxy and consent solicitation statement/prospectus. You should read and consider the risks associated with the business of Pulmatrix beginning on page 43 of this joint proxy and consent solicitation statement/prospectus because these risk factors will also affect the operations of the combined company going forward because a substantial portion of the business of the combined company will be Pulmatrix’s business. You should also read and consider the risk factors associated with Ruthigen beginning on page 54 of this joint proxy and consent solicitation statement/prospectus because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Proposed Merger

The issuance of shares of Ruthigen common stock to Pulmatrix stockholders in the merger will substantially dilute the voting power of current Ruthigen stockholders. Having a minority share position may reduce the influence that current stockholders have on the management of Ruthigen.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, Ruthigen will issue approximately 27,848,269 shares of its common stock to Pulmatrix equity holders as merger consideration, including shares to be issued in respect of the Pulmatrix Private Placement shares, and immediately following the merger, Ruthigen will issue 1,636,364 shares of Ruthigen common stock upon conversion of the bridge loans. As a result, upon completion of the merger, without taking into account any issuance of Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement, the current Ruthigen stockholders will hold 5,653,618 shares, or approximately 16.1% of the issued and outstanding equity in Ruthigen and former Pulmatrix stockholders will own 29,484,632 shares or approximately 83.9% of the issued and outstanding equity in Ruthigen, in each case, excluding options and restricted stock units. Accordingly, the issuance of the shares of Ruthigen common stock to Pulmatrix equity holders in the merger will significantly reduce the ownership stake and relative voting power of each share of Ruthigen common stock held by current Ruthigen stockholders. Consequently, following the merger, the ability of Ruthigen’s current stockholders to influence the management of Ruthigen will be substantially reduced.

Any issuance of the Indemnification Shares following the consummation of the merger may substantially dilute the voting power of the current Ruthigen stockholders or the current Pulmatrix stockholders.

The Merger Agreement requires that Ruthigen issue the Indemnification Shares to be held in escrow by the escrow agent to secure the post-closing indemnification rights of the pre-merger Ruthigen stockholders and the pre-merger Pulmatrix stockholders. The Indemnification Shares will be held for a period of twelve (12) months after the closing of the merger, during which the parties may seek indemnification for any breach of, or noncompliance with, any provision of the Merger Agreement, and the issuance of Indemnification Shares will be the sole remedy in the event of such breach or noncompliance. At the end of the twelve-month period following the closing of the merger, the Indemnification Shares will be released to Ruthigen and returned to Ruthigen’s treasury, less any shares previously distributed in satisfaction of, or reserved with respect to, indemnification claims. To the extent any Indemnification Shares are issued to the pre-merger Pulmatrix stockholders, the ownership stake and relative voting power of each share of Ruthigen common stock held by the current Ruthigen stockholders will be reduced. Additionally, to the extent any Indemnification Shares are issued to the pre-merger Ruthigen stockholders, the ownership stake and relative voting power of each share of Ruthigen common stock acquired by Pulmatrix’s current stockholders will be reduced. Consequently, in the event of an issuance of Indemnification Shares after the consummation of the merger, the ability of Ruthigen’s current stockholders or the ability of Pulmatrix’s current stockholders, as applicable, to influence the management of Ruthigen will be substantially reduced.

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the benefits that Ruthigen and Pulmatrix expect to obtain from the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement. There can be no assurance that Ruthigen and Pulmatrix will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled “THE MERGER AGREEMENT —  Conditions to Completion of the Merger” beginning on page 147 of this joint proxy and consent solicitation statement/prospectus. If the merger and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that Ruthigen and Pulmatrix expect to achieve as a result of the merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger.

Ruthigen and Pulmatrix can agree at any time to terminate the Merger Agreement, even if Pulmatrix stockholders have already adopted the Merger Agreement and thereby approved the merger and the other transactions contemplated by the Merger Agreement. Ruthigen and Pulmatrix can also terminate the Merger Agreement under other specified circumstances. See the section titled “THE MERGER AGREEMENT —  Termination of the Merger Agreement” beginning on page 149 of this joint proxy and consent solicitation statement/prospectus.

Because the lack of a public market for Pulmatrix’s outstanding shares makes it difficult to evaluate the fairness of the merger, Pulmatrix stockholders may receive consideration in the merger that is greater than or less than the fair market value of the Pulmatrix shares.

The outstanding capital stock of Pulmatrix is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Pulmatrix shares. Since the percentage of Ruthigen’s common stock to be issued to Pulmatrix equity holders was determined based on negotiations between the parties, it is possible that the value of the Ruthigen common stock to be issued in connection with the merger will be greater than the fair market value of Pulmatrix shares. Alternatively, it is possible that the value of the shares of Ruthigen common stock to be issued in connection with the merger will be less than the fair market value of Pulmatrix shares.

Directors and officers of Ruthigen and Pulmatrix may have interests in the merger that are different from, or in addition to, those of Ruthigen stockholders and Pulmatrix stockholders generally that may influence them to support or approve the merger.

The officers and directors of Ruthigen and Pulmatrix may have interests in the merger that are different from, or are in addition to, those of Ruthigen stockholders and Pulmatrix stockholders generally. Effective upon the closing of the merger, Mr. Alimi and Mr. Harish will be employed by the combined company and receive compensation and other consideration as described in more detail in the section titled “THE MERGER — The Employment Agreements and the Lock-up Agreements” beginning on page 132 of this joint proxy and consent solicitation statement/prospectus. Seven current directors of Pulmatrix will be appointed as directors of Ruthigen after the completion of the merger and receive cash and equity compensation in consideration for such service as described in more detail in the section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 168 of this joint proxy and consent solicitation statement/prospectus. All of Pulmatrix’s executive officers are expected to continue to serve as executive officers of Ruthigen after the completion of the merger. Each outstanding stock option to acquire shares of Pulmatrix common stock held by executive officers and directors of Pulmatrix will be converted into an option to acquire shares of Ruthigen common stock. In addition, the directors and executive officers of Ruthigen and Pulmatrix also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the merger. These interests may have influenced the directors and executive officers of Ruthigen and Pulmatrix to support or recommend the proposals presented to Ruthigen and Pulmatrix stockholders. See the sections entitled “THE MERGER — Interests of Ruthigen’s Directors and Executive Officers in the Merger” beginning on page 122 and “THE MERGER — Interests of Pulmatrix’s Directors and Executive Officers in the Merger” beginning on page 124 of this joint proxy and consent solicitation statement/prospectus.

The announcement and pendency of the merger could have an adverse effect on Ruthigen’s or Pulmatrix’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt Ruthigen’s and/or Pulmatrix’s businesses in the following ways, among others:

•	Ruthigen’s or Pulmatrix’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Ruthigen’s or Pulmatrix’s ability to retain, recruit and motivate key personnel;
•	the attention of Ruthigen’s or Pulmatrix’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Ruthigen or Pulmatrix, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Ruthigen or Pulmatrix, as applicable; and
•	customers, suppliers and other third parties with business relationships with Ruthigen or Pulmatrix may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with Ruthigen or Pulmatrix as a result of the merger, whether pursuant to the terms of their existing agreements with Ruthigen or Pulmatrix or otherwise.

Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Ruthigen or Pulmatrix.

Covenants in the Merger Agreement place certain restrictions on each of Pulmatrix’s and Ruthigen’s conduct of business prior to the closing of the merger, including entering into a business combination with another party.

The Merger Agreement restricts each of Ruthigen and Pulmatrix from taking certain specified actions with respect to the conduct of its business without the other party’s consent while the merger is pending, including prohibition on soliciting, initiating, encouraging discussions or negotiations with or providing non-public information to any person concerning a merger reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Ruthigen or Pulmatrix with a third party. These restrictions may prevent each of Ruthigen and Pulmatrix from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the merger, which could be favorable to Ruthigen stockholders or Pulmatrix stockholders. See the section entitled “THE MERGER AGREEMENT — Covenants and Agreements — No Solicitation” beginning on page 145 of this joint proxy and consent solicitation statement/prospectus.

The rights of Pulmatrix stockholders who become Ruthigen stockholders in the merger will be governed by the Ruthigen Charter and the Ruthigen Bylaws, as amended.

Upon the consummation of the merger, outstanding shares of Pulmatrix common stock will be converted into the right to receive shares of Ruthigen common stock. Pulmatrix stockholders who receive shares of Ruthigen common stock in the merger will become Ruthigen stockholders. As a result, Pulmatrix stockholders who become stockholders in Ruthigen will be governed by Ruthigen’s organizational documents and bylaws, each as amended to reflect the declassification of Ruthigen’s board of directors, rather than being governed by Pulmatrix’s organizational documents and bylaws. See the section titled “COMPARISON OF RIGHTS OF RUTHIGEN STOCKHOLDERS AND PULMATRIX STOCKHOLDERS” beginning on page 252 of this joint proxy and consent solicitation statement/prospectus.

The issuance of Ruthigen common stock in connection with the merger could decrease the market price of Ruthigen common stock.

In connection with the merger and as part of the merger consideration, Ruthigen will issue shares of Ruthigen common stock to Pulmatrix equity holders. The issuance of Ruthigen common stock in the merger may result in fluctuations in the market price of Ruthigen common stock, including a stock price decrease.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or is otherwise taxable to U.S. Pulmatrix equity holders, then such holders may be required to pay substantial U.S. federal income taxes.

For U.S. federal income tax purposes, the merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the Internal Revenue Services (the “IRS”) or a court determines that the merger should not be treated as a reorganization, a holder of Pulmatrix common stock and warrants would recognize taxable gain or loss upon the exchange of Pulmatrix common stock and warrants for Ruthigen common stock and warrants pursuant to the Merger Agreement. See section titled “THE MERGER — U.S. Federal Income Tax Considerations” beginning on page 125 of this joint proxy and consent solicitation statement/prospectus.

Ruthigen is expected to incur substantial expenses related to the merger and the integration of Pulmatrix.

Ruthigen is expected to incur substantial expenses in connection with the merger and integration of Pulmatrix, as well as operating as a public company. Ruthigen may incur additional costs to maintain employee morale and to retain key employees and will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the merger. Specifically, based on estimates as of December 31, 2014, Ruthigen expects to incur approximately $3.5 million of transaction costs related to the merger, including $2.3 million payable in cash and $1.2 million payable in stock. Additionally, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, marketing and employee benefits, and Ruthigen may incur after-tax integration and restructuring costs and other costs incurred to execute the transaction following completion of the merger in 2015.

Failure to complete the merger could negatively affect the value of Ruthigen common stock and the future business and financial results of both Ruthigen and Pulmatrix.

If the merger is not completed, the ongoing businesses of Ruthigen and Pulmatrix could be adversely affected and each of Ruthigen and Pulmatrix will be subject to a variety of risks associated with the failure to complete the mergers, including without limitation the following:

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;
•	reputational harm due to the adverse perception of any failure to successfully complete the merger; and
•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.

If the merger is not completed, these risks could materially affect the market price of Ruthigen common stock and the business and financial results of both Ruthigen and Pulmatrix.

The Merger Agreement does not require Ruthigen’s financial advisor to update its opinion prior to the closing of the merger to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger as a condition to closing the merger.

The Ruthigen board of directors received an opinion from its financial advisor as to the fairness of the merger consideration from a financial point of view to Ruthigen as of the date of such opinion, and such opinion was one of many factors considered by the Ruthigen board of directors in approving the merger. Subsequent changes in the operation and prospects of Ruthigen or Pulmatrix, general market and economic conditions and other factors that may be beyond the control of Ruthigen or Pulmatrix, may significantly alter the value of Ruthigen or Pulmatrix or the prices of the shares of Ruthigen common stock by the time the merger is to be completed. The opinion does not address the fairness of the merger consideration from a financial point of view to Ruthigen at the time the merger is to be completed, or as of any other date other than the date of such opinion, and the Merger Agreement does not require that the opinion be updated, revised or reaffirmed prior to the closing of the merger to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger as a condition to closing the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either party can refuse to complete the merger if there is a material adverse change (as defined in the Merger Agreement) affecting the other party between March 13, 2015, the date of the Merger Agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Ruthigen or Pulmatrix. If adverse changes occur but Ruthigen and Pulmatrix must still complete the merger, the market price of Ruthigen common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Ruthigen or Pulmatrix under the Merger Agreement, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus.

Risks Related to the Combined Company Following the Merger

Although Pulmatrix and Ruthigen expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

Ruthigen and Pulmatrix may not be able to fully realize the anticipated benefits of the merger. Pulmatrix and Ruthigen believe that the merger will result in greater returns for the Ruthigen and Pulmatrix stockholders than if each company remained as a standalone entity. However, the integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Pulmatrix and Ruthigen.

Delays in the integration process could adversely affect the combined company’s business, financial results, financial condition, and stock price following the merger.

There can be no assurance that the combination of Pulmatrix and Ruthigen will result in the realization of the anticipated benefits from the merger.

The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and incur losses.

There has not been a public market for the combined company’s common stock. The market price of the combined company’s common stock could be subject to significant fluctuation following the merger. The business of Ruthigen differs from that of Pulmatrix in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Ruthigen. Market prices for securities of early-stage pharmaceutical, medical device, biotechnology and other life science companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the announcement of new products, new developments, services or technological innovations by the combined company or the combined company’s competitors;
•	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in the combined company’s business, operations or prospects;
•	announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by the combined company or the combined company’s competitors;
•	conditions or trends in the biotechnology and pharmaceutical industries;
•	changes in the economic performance or market valuations of other biotechnology and pharmaceutical companies;
•	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to the combined company’s performance or financial condition;
•	sale of the combined company’s common stock by stockholders, including executives and directors;

•	volatility and limitations in trading volumes of the combined company’s common stock;
•	the combined company’s ability to obtain financings to conduct and complete research and development activities including, but not limited to, its human clinical trials, and other business activities;
•	ability to secure resources and the necessary personnel to conduct clinical trials on the combined company’s desired schedule;
•	failures to meet external expectations or management guidance;
•	changes in the combined company’s capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;
•	the combined company’s cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and
•	other events or factors, many of which may be out of the combined company’s control.

If the merger is consummated, the business operations, strategies and focus of Ruthigen will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the consummation of the merger, the Merger Agreement permits Ruthigen to scale down its operations as it deems necessary and requires Ruthigen to scale back patient enrollment in its clinical trial of RUT58-60, its primary drug candidate, and it is currently anticipated that the combined company would focus its resources on the development of products within the scope of Pulmatrix’s current business plan. As a result, following the merger, the combined company may seek to sell or assign its rights related to Ruthigen’s current drug candidates, including RUT58-60. If completed, any such sale or assignment may be at a substantial discount, the consideration received may not accurately represent the value of the assets sold or assigned and the stockholders of Ruthigen and Pulmatrix may not participate in the future prospects of such drug candidates.

Following the merger, it is expected that the combined company’s primary products will be PUR1900, Pulmatrix’s lead anti-infective product candidate, PUR0200, Pulmatrix’s bronchodilator therapy candidate and Pulmatrix’s other iSPERSE-based product candidates. Consequently, if the merger is consummated, an investment in Ruthigen’s common stock will primarily represent an investment in the business operations, strategies and focus of Pulmatrix. All of Pulmatrix’s product candidates are still under development and may never be approved for sale or successfully commercialized. The failure to successfully commercialize one or more of Pulmatrix’s current product candidates will significantly diminish the anticipated benefits of the merger and have a material adverse effect on the business of the combined company. We cannot assure you that Ruthigen’s business operations, strategies or focus will be successful following the merger, and the merger could depress the value of Ruthigen’s common stock.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma combined financial statements contained in this joint proxy and consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger for several reasons. The unaudited pro forma combined financial statements have been derived from the historical financial statements of Ruthigen and Pulmatrix and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating Ruthigen and Pulmatrix are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of Ruthigen common stock.

Ruthigen may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent Ruthigen raises additional capital by issuing equity securities, including in a debt financing where Ruthigen issues convertible notes or notes with warrants, Ruthigen’s stockholders may experience substantial dilution. Ruthigen may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If Ruthigen sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under Ruthigen’s equity compensation plans may be increased in the future. In addition, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to Ruthigen’s stockholders upon any such exercise or conversion.

All of Ruthigen’s outstanding shares of common stock are, and any shares of Ruthigen common stock that are issued in the merger will be, freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”) except for the restricted stock units that will be issued to certain employees and consultants, shares of Ruthigen common stock issued to certain advisors, and any shares held by affiliates, as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Ruthigen and would include persons such as Ruthigen’s directors and executive officers.

The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.

Following the merger, the executive officers, directors, five percent or greater stockholders, and their respective affiliated entities of the combined company will in the aggregate beneficially own approximately [•]% of the combined company’s outstanding common stock. As a result, these stockholders, acting together, have control over matters that require approval by the combined company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

If securities analysts do not publish research or reports about the business of the combined company, or if they publish negative evaluations, the price of the combined company’s common stock could decline.

The trading market for the combined company’s common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about the combined company. There are many large, publicly traded companies active in the biopharmaceutical industry, which may mean it will be less likely that the combined company receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the combined company downgrade its stock, its stock price would likely decline. If one or more of these analysts cease coverage of the combined company, the combined company could lose visibility in the market, which in turn could cause its stock price to decline.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Ruthigen’s or Pulmatrix’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Ruthigen and Pulmatrix may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

The combined company may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to the combined company after the merger.

Pulmatrix is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the merger, the combined company will be subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Pulmatrix as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Ruthigen after the merger. If management is not able to implement the additional requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined company to adverse regulatory consequences and could harm investor confidence and the market price of the combined company’s common stock.

Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Ruthigen and Pulmatrix have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of Ruthigen’s and Pulmatrix’s control will not later arise. As a result, the combined company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about Ruthigen’s or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

Anti-takeover provisions under Delaware corporate law may make it difficult for the combined company stockholders to replace or remove Ruthigen’s board of directors and could deter or delay third parties from acquiring the combined company, which may be beneficial to the stockholders of the combined company.

The combined company will be subject to the anti-takeover provisions of Delaware law, including Section 203. Under these provisions, if anyone becomes an “interested stockholder,” the combined company may not enter into a “business combination” with that person for three (3) years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning fifteen percent (15%) or more of the combined company’s outstanding voting stock or an affiliate of the combined company that owned fifteen percent (15%) or more of the combined company’s outstanding voting stock during the past three (3) years, subject to certain exceptions as described in Section 203 of the DGCL.

In the event that the combined company fails to satisfy any of the listing requirements of The NASDAQ Capital Market, its common stock may be delisted, which could affect its market price and liquidity.

Following the merger, the combined company’s common stock is expected to be listed on The NASDAQ Capital Market. For continued listing on The NASDAQ Capital Market, the combined company will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that the combined company fails to satisfy any of the listing requirements of The NASDAQ Capital Market, its common stock may be delisted. If the combined company is unable to list on The NASDAQ Stock Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of the combined company’s common stock. If the combined company’s securities are delisted from trading on The NASDAQ Stock Market, and the combined company is not able to list its securities on another exchange or to have them quoted on NASDAQ, the combined company’s securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, the combined company could face significant adverse consequences including:

•	a limited availability of market quotations for its securities;
•	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;
•	a limited amount of news and analyst coverage for the combined company; and
•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or obtain additional financing in the future).

Risks Related to the Business of Pulmatrix

Pulmatrix is a clinical development stage biotechnology company and has never been profitable. Pulmatrix expects to incur additional losses in the future and may never be profitable.

Pulmatrix is a clinical development stage biotechnology company. Pulmatrix has not commercialized any product candidates or recognized any revenues from product sales. All of Pulmatrix’s product candidates are still in the preclinical or clinical development stage, and none has been approved for marketing or is being marketed or commercialized. Pulmatrix’s product candidates will require significant additional development, clinical studies, regulatory clearances and additional investment before they can be commercialized. Pulmatrix cannot be certain when or if any of its product candidates will obtain the required regulatory approval.

Pulmatrix has never been profitable or generated positive cash flow from operation. Pulmatrix has incurred losses since inception, principally as a result of research and development and general administrative expenses in support of its operations. Pulmatrix experienced net losses of approximately $24.1 million in 2014 and $13.3 million in 2013. As of December 31, 2014, Pulmatrix had an accumulated deficit of approximately $101.9 million. Pulmatrix may incur significant additional losses as it continues to focus its resources on prioritizing, selecting and advancing its product candidates. Pulmatrix’s ability to generate revenue and achieve profitability depends mainly upon its ability, alone or with others, to successfully develop its product candidates, obtain the required regulatory approvals in various territories and commercialize its product candidates. Pulmatrix may be unable to achieve any or all of these goals with regard to its product candidates. As a result, Pulmatrix may never be profitable or achieve significant and/or sustained revenues.

All of Pulmatrix’s product candidates are still under development, and there can be no assurance of successful commercialization of any of Pulmatrix’s products.

In general, Pulmatrix’s research and development programs are in development stages. There can be no assurances that one or more of Pulmatrix’s future product candidates will not fail to meet safety and efficacy standards in human testing, even if those product candidates are found to be effective in animal studies. To develop and commercialize inhaled therapeutic treatment for chronic obstructive pulmonary disease and cystic fibrosis and other iSPERSE-based product candidates, Pulmatrix must provide the U.S. Food and Drug Administration, or FDA, and foreign regulatory authorities with human clinical and non-clinical animal data that demonstrate adequate safety and effectiveness. To generate these data, Pulmatrix will have to subject its product candidates to significant additional research and development efforts, including extensive non-clinical studies and clinical testing. Pulmatrix’s approach to drug discovery may not be effective or may not result in the development of any drug. Currently Pulmatrix’s development efforts are primarily focused on its lead anti-infective product candidate, PUR1900, and a bronchodilator therapy for chronic obstructive pulmonary disease, PUR0200. Even if PUR1900 or other Pulmatrix’s product candidates are successful when tested in animals, such success would not be a guarantee of the safety or effectiveness of such product candidates in humans. It can take several years for a product to be approved and Pulmatrix may not be successful in bringing any therapeutic candidates to the market. A new drug may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons. The drug may:

•	be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;
•	fail to receive regulatory approval on a timely basis or at all;
•	be difficult to manufacture on a large scale;
•	be uneconomical;
•	not be prescribed by doctors or accepted by patients;
•	fail to receive a sufficient level of reimbursement from government or third-party payors; or
•	infringe on proprietary rights of another party.

If Pulmatrix’s delivery platform technologies or product development efforts fail to generate product candidates that lead to the successful development and commercialization of products, Pulmatrix’s business and financial condition will be materially adversely affected.

Drug development is a long, expensive and inherently uncertain process with a high risk of failure at every stage of development, and results of earlier studies and trials may not be predictive of future trial results.

Pulmatrix has a number of proprietary drug candidates in research and development ranging from the early discovery research phase through preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive and highly uncertain processes. It will take Pulmatrix several years to complete clinical trials. The start or end of a clinical trial is often delayed or halted due to changing regulatory requirements, manufacturing challenges, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparator drug or required prior therapy, clinical outcomes, or Pulmatrix’s and its partners’ financial constraints.

Drug development is a highly uncertain scientific and medical endeavor, and failure can unexpectedly occur at any stage of preclinical and clinical development. Typically, there is a high rate of attrition for drug candidates in preclinical and clinical trials due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The risk of failure increases for Pulmatrix’s drug candidates that are based on new technologies, such as the application of its dry powder delivery platform, iSPERSE, including

PUR1900, PUR2000, PUR0200, PUR0400, PUR1500 and other iSPERSE-based drug candidates currently in discovery research or preclinical development. The failure of one or more of Pulmatrix’s iSPERSE-based drug candidates could have a material adverse effect on Pulmatrix’s business, financial condition and results of operations.

In addition, the results of preclinical studies and clinical trials of previously published iSPERSE-based products may not necessarily be indicative of the results of its future clinical trials. The design of Pulmatrix’s clinical trials is based on many assumptions about the expected effects of inhaled drugs used historically in the industry and if those assumptions are incorrect, the trials may not produce statistically significant results. Preliminary results may not be confirmed upon full analysis of the detailed results of an early clinical trial. Product candidates in later stages of clinical trials may fail to show safety and efficacy sufficient to support intended use claims despite having progressed through initial clinical trials. The data collected from clinical trials of its product candidates may not be sufficient to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, Pulmatrix cannot determine if, or when, Pulmatrix may have an approved product for commercialization or whether Pulmatrix will ever achieve sales or profits of its product candidates it may pursue in the future.

Pulmatrix may not be able to attract, retain, or manage highly qualified personnel, which could adversely impact its business.

Pulmatrix’s future success and ability to compete in the biotechnology industry is substantially dependent on its ability to identify, attract, and retain highly qualified key managerial, scientific, medical, and operations personnel. The market for key employees in the pharmaceutical and biotechnology industries can be competitive. The loss of the services of any of Pulmatrix’s principal members of management or key employees without an adequate replacement or its inability to hire new employees as needed could delay its product development efforts, harm its ability to sell its products or otherwise negatively impact its business.

The scientific, research and development personnel upon which Pulmatrix relies to operate its business have expertise in certain aspects of drug development and clinical development, and it may be difficult to retain or replace these individuals. Pulmatrix conducts its operations at its facilities in Lexington, Massachusetts, within the greater Boston area, and this region is headquarters to many other biotechnology, pharmaceutical, and medical technology companies, as well as many academic and research institutions, and, therefore, Pulmatrix faces increased competition for technical and managerial personnel in this region.

In addition, Pulmatrix has scientific, medical and clinical advisors who assist Pulmatrix in designing and formulating its products and with development and clinical strategies. These advisors are not its employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Pulmatrix, or may have arrangements with other companies to assist in the development of products that may compete with Pulmatrix’s.

Despite Pulmatrix’s efforts to retain valuable employees, members of its management and scientific and development teams may terminate their employment with Pulmatrix at any time. Although Pulmatrix has written employment offer letter agreements with its executive officers, these employment agreements provide for at-will employment, which means that Pulmatrix’s executive officers can leave their employment at any time, for any reason, with or without cause and with or without notice. The loss of the services of any of Pulmatrix’s executive officers or its other key employees and its inability to find suitable replacements could potentially harm its business, financial condition and prospects. Pulmatrix does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of its other employees.

Pulmatrix faces substantial competition in the development of its product candidates and may not be able to compete successfully, and its product candidates may be rendered obsolete by rapid technological change.

The pharmaceutical and biotechnology industry is highly competitive, and Pulmatrix faces significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address the indications for which Pulmatrix is currently developing therapeutic candidates or for which it may develop product candidates in the future.

Many of Pulmatrix’s existing or potential competitors have, or have access to, substantially greater financial, research and development, production, and sales and marketing resources than Pulmatrix does and have a greater depth and number of experienced managers. As a result, its competitors may be better equipped than Pulmatrix to develop, manufacture, market and sell competing products. In addition, gaining favorable reimbursement is critical to the success of Pulmatrix’s product candidates. Pulmatrix is aware of many established pharmaceutical companies in the United States and/or Europe that have or are developing technologies for inhaled drug delivery for the prevention and treatment of respiratory diseases, including Savara Pharmaceuticals, Cardeas Pharma Corp., SkyePharma PLC and Respira Therapeutics Inc., which Pulmatrix considers its potential competitors in this regard. If Pulmatrix is unable to compete successfully with these and other potential future competitors, it may be unable to grow or generate revenue.

The rapid rate of scientific discoveries and technological changes could result in one or more of Pulmatrix’s product candidates becoming obsolete or noncompetitive. Pulmatrix’s competitors may develop or introduce new products that render its iSPERSE delivery technology and other product candidates less competitive, uneconomical or obsolete. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to Pulmatrix’s drug candidates. Pulmatrix’s future success will depend not only on its ability to develop its product candidates but to improve them and keep pace with emerging industry developments. Pulmatrix cannot assure you that it will be able to do so.

Pulmatrix also expects to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the areas of respiratory diseases. These institutions are becoming increasingly aware of the commercial value of their findings and are more active in seeking patent and other proprietary rights as well as licensing revenues.

The potential widespread acceptance of therapeutics that are alternatives to Pulmatrix’s may limit market acceptance of Pulmatrix’s product candidates, even if commercialized. Respiratory diseases, including Pulmatrix’s targeted diseases and conditions, can also be treated by other medication or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for Pulmatrix’s product candidates to receive widespread acceptance if commercialized.

If the third parties on which Pulmatrix relies to conduct its clinical trials and to assist Pulmatrix with pre-clinical development do not perform as contractually required or expected, Pulmatrix may not be able to obtain regulatory clearance or approval for or commercialize its products.

Pulmatrix does not have the ability to independently conduct its pre-clinical and clinical trials for its products and Pulmatrix must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Pulmatrix’s clinical protocols or regulatory requirements or for other reasons, Pulmatrix’s pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and Pulmatrix may not be able to obtain regulatory approval for, or successfully commercialize, Pulmatrix’s products on a timely basis, if at all, and Pulmatrix’s business, operating results and prospects may be adversely affected. Furthermore, Pulmatrix’s third-party clinical trial investigators may be delayed in conducting Pulmatrix’s clinical trials for reasons outside of their control.

If third parties do not manufacture Pulmatrix’s therapeutic candidates in sufficient quantities, in the required timeframe, and at an acceptable cost, clinical development and commercialization of Pulmatrix’s therapeutic candidates would be delayed.

Pulmatrix does not currently own or operate manufacturing facilities, and Pulmatrix relies, and expects to continue to rely, on third parties to manufacture clinical and commercial quantities of its therapeutic candidates. Pulmatrix’s reliance on third parties includes Pulmatrix’s reliance on them for quality assurance related to regulatory compliance. Pulmatrix’s current and anticipated future reliance upon others for the manufacture of Pulmatrix’s therapeutic candidates may adversely affect Pulmatrix’s future profit margins, if any, and Pulmatrix’s ability to develop therapeutic candidates and commercialize any therapeutic candidates on a timely and competitive basis.

Pulmatrix may not be able to maintain its existing or future third party manufacturing arrangements on acceptable terms, if at all. If for some reason Pulmatrix’s manufacturers do not perform as agreed or expected, Pulmatrix may be required to replace them. Although Pulmatrix does not believe that it is substantially dependent upon its existing manufacturing agreements because it believes that they could be replaced with agreements with other third party manufacturers, Pulmatrix may incur added costs and delays in identifying, engaging, qualifying and training any such replacements.

Pulmatrix relies on third party contract vendors to manufacture and supply Pulmatrix with high quality active pharmaceutical ingredients in the quantities it requires on a timely basis.

Pulmatrix currently does not manufacture any active pharmaceutical ingredients (“APIs”). Instead, Pulmatrix relies on third-party vendors for the manufacture and supply of its APIs that are used to formulate its therapeutic candidates. While there are many potential API suppliers in the market, if these suppliers are incapable or unwilling to meet Pulmatrix’s current or future needs at Pulmatrix’s standards or on acceptable terms, if at all, and Pulmatrix may be unable to locate alternative suppliers or produce necessary materials or components on its own.

While there may be several alternative suppliers of API in the market, changing API suppliers or finding and qualifying new API suppliers can be costly and take a significant amount of time. Many APIs require significant lead time to manufacture. There can also be challenges in maintaining similar quality or technical standards from one manufacturing batch to the next. For PUR0200, Pulmatrix places purchase orders with a single supplier to supply the API, and Pulmatrix could experience a delay in conducting clinical trials of PUR0200 or obtaining regulatory approval for PUR0200 and incur additional costs.

If Pulmatrix is not able to find stable, affordable, high quality, or reliable supplies of the APIs, Pulmatrix may not be able to produce enough supplies of its therapeutic candidates, which could adversely affect Pulmatrix’s business, financial condition or results of operations.

Pulmatrix Risks Related to Regulatory Matters

Pulmatrix’s product candidates must undergo rigorous nonclinical and clinical testing, and Pulmatrix must obtain regulatory approvals, which could be costly and time-consuming and subject Pulmatrix to unanticipated delays or prevent it from marketing any products. Pulmatrix cannot be certain that any of its current and future product candidates will receive regulatory approval, and without regulatory approval Pulmatrix will not be able to market its product candidates.

Pulmatrix’s ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of its product candidates. Pulmatrix currently has no products approved for sale, and Pulmatrix cannot guarantee that it will ever have marketable products.

The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation, including regulation for safety, efficacy and quality, by the FDA in the United States and comparable regulatory authorities in other countries, with regulations differing from country to country. The FDA regulations and the regulations of comparable foreign regulatory authorities are wide-ranging and govern, among other things:

•	product design, development, manufacture and testing;
•	product labeling;
•	product storage and shipping;
•	pre-market clearance or approval;
•	advertising and promotion; and
•	product sales and distribution.

Clinical testing can be costly and take many years, and the outcome is uncertain and susceptible to varying interpretations. Pulmatrix cannot predict whether its future trials and studies will adequately demonstrate the safety and efficacy of any of its product candidates or whether regulators will agree with its conclusions regarding the preclinical studies and clinical trials it has conducted to date, including the Phase I clinical trials for PUR0200. The clinical trials of Pulmatrix’s product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order Pulmatrix to stop or modify its research, or these agencies may not ultimately approve any of its product candidates for commercial sale. The data collected from Pulmatrix’s clinical trials may not be sufficient to support regulatory approval of its various product candidates. Even if Pulmatrix believes the data collected from its clinical trials are sufficient, the FDA has substantial discretion in the approval process and may disagree with Pulmatrix’s interpretation of the data.

Pulmatrix is not permitted to market its product candidates in the United States until it receives approval of a New Drug Application from the FDA. Obtaining approval of a New Drug Application is a lengthy, expensive and uncertain process, and Pulmatrix may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. Pulmatrix cannot be certain that any submissions by Pulmatrix will be accepted for filing and review by the FDA.

The requirements governing the conduct of clinical trials and manufacturing and marketing of Pulmatrix’s product candidates outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different clinical trial designs. Foreign regulatory approval processes include essentially all of the risks associated with the FDA approval processes. Some of those agencies also must approve prices of the products. Approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries, or vice versa. In addition, changes in regulatory policy in the United States or in foreign countries for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections.

If Pulmatrix is unable to obtain approval from the FDA or other regulatory agencies for its product candidates, or if, subsequent to approval, it is unable to successfully market and commercialize its product candidates, it will not be able to generate sufficient revenue to become profitable.

Pulmatrix has only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede its ability to obtain timely approvals from the FDA or foreign regulatory agencies, if at all.

Pulmatrix has no experience as a company in late-stage regulatory filings, such as preparing and submitting New Drug Applications, which may place Pulmatrix at risk of delays, overspending and human resources inefficiencies. Any delay in obtaining, or inability to obtain, regulatory approval could harm Pulmatrix’s business.

Any failure by Pulmatrix to comply with existing regulations could harm its reputation and operating results.

Pulmatrix will be subject to extensive regulation by U.S. federal and state and foreign governments in each of the markets where it intends to sell its product candidates if and after it is approved. If Pulmatrix fails to comply with applicable regulations, including FDA pre-or post-approval cGMP requirements, then the FDA or other foreign regulatory authorities could sanction Pulmatrix. Even if a drug is FDA-approved, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, a regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If Pulmatrix fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•	issue warning letters;
•	impose civil or criminal penalties;
•	suspend regulatory approval;
•	suspend any of Pulmatrix’s ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by Pulmatrix;
•	impose restrictions on its operations, including closing its contract manufacturers’ facilities; or
•	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require Pulmatrix to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect its ability to commercialize and generate revenue from Pulmatrix’s product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of Pulmatrix and its operating results will be adversely affected. Additionally, if Pulmatrix is unable to generate revenue from sales of its product candidates, its potential for achieving profitability will be diminished and the capital necessary to fund its operations will be increased.

Any action against Pulmatrix for violation of these laws, even if Pulmatrix successfully defends against it, could cause Pulmatrix to incur significant legal expenses, divert management’s attention from the operation of its business and damage its reputation. Pulmatrix expends significant resources on compliance efforts and such expenses are unpredictable and might adversely affect its results. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs.

Pulmatrix and its third-party manufacturers are, and will be, subject to regulations of the FDA and other foreign regulatory authorities.

Pulmatrix and its contract manufacturers are, and will be, required to adhere to laws, regulations and guidelines of the FDA or other foreign regulatory authorities setting forth current good manufacturing practices. These laws, regulations and guidelines cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to its therapeutic candidates. Pulmatrix and its third-party manufacturers may not be able to comply with applicable laws, regulations and guidelines. Pulmatrix and its contract manufacturers are and will be subject to unannounced inspections by the FDA, state regulators and similar foreign regulatory authorities outside the United States. Pulmatrix’s failure, or the failure of Pulmatrix’s third party manufacturers, to comply with applicable laws, regulations and guidelines could result in the imposition of sanctions on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of Pulmatrix’s therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of its therapeutic candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of its therapeutic candidates, and materially and adversely affect Pulmatrix’s business, financial condition and results of operations.

Even if Pulmatrix obtains regulatory approvals, its therapeutic candidates will be subject to ongoing regulatory review. If Pulmatrix fails to comply with continuing U.S. and applicable foreign laws, regulations and guidelines, it could lose those approvals, and its business would be seriously harmed.

Even if Pulmatrix’s therapeutic candidates receive regulatory approval, Pulmatrix or its commercialization partners, as applicable, will be subject to ongoing reporting obligations, including pharmacovigilance, and the therapeutic candidates and the manufacturing operations will be subject to continuing regulatory review, including inspections by the FDA or other foreign regulatory authorities. The results of this ongoing review may result in the withdrawal of a therapeutic candidate from the market, the interruption of the manufacturing operations and/or the imposition of labeling and/or marketing limitations. Since many more patients are exposed to drugs following their marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of the therapeutic candidate. In addition, the manufacturer and the manufacturing facilities that Pulmatrix or its commercialization partners use to produce any therapeutic candidate will be subject to periodic review and inspection by the FDA and other foreign regulatory authorities. Later discovery of previously unknown problems with any therapeutic candidate, manufacturer or manufacturing process, or failure to comply with rules and regulatory requirements, may result in actions, including but not limited to the following: restrictions on such therapeutic candidate, manufacturer or manufacturing process;

•	warning letters from the FDA or other foreign regulatory authorities;

•	withdrawal of the therapeutic candidate from the market;
•	suspension or withdrawal of regulatory approvals;
•	refusal to approve pending applications or supplements to approved applications that Pulmatrix or its commercialization partners submit;
•	voluntary or mandatory recall;
•	fines;
•	refusal to permit the import or export of Pulmatrix’s therapeutic candidates;
•	product seizure or detentions;
•	injunctions or the imposition of civil or criminal penalties; or
•	adverse publicity.

If Pulmatrix or its commercialization partners, suppliers, third party contractors or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, Pulmatrix or its commercialization partners may lose marketing approval for any of Pulmatrix’s therapeutic candidates if any of Pulmatrix’s therapeutic candidates are approved, resulting in decreased or lost revenue from milestones, product sales or royalties.

Pulmatrix Risks Relating to its Financial Position and Need for Additional Capital

Pulmatrix will be required to raise additional capital to fund its operations, and its inability to do so could raise substantial doubt about its ability to continue as a going concern.

Pharmaceutical product development, which includes research and development, pre-clinical and clinical studies and human clinical trials, is a time-consuming and expensive process that takes years to complete. Pulmatrix expects that its expenses will increase substantially as it advances PUR1900 into Phase I/Ib trials and PUR0200 into further clinical trials in Europe and initiates U.S. clinical trials and pursues development of other iSPERSE-based product candidates and/or pursues development of iSPERSE-based pharmaceuticals in additional indications. Based upon its current expectations, Pulmatrix believes that its existing capital resources, including the bridge financing under the loan and security agreement, dated February 26, 2015, will enable Pulmatrix to continue planned operations through the second calendar quarter of 2015, and with the capital resources that will become available if and when the merger is consummated, including the net proceeds from the issuance of common stock and warrants to purchase common stock which will close immediately prior to the consummation of the merger and Ruthigen’s cash on hand, through the second calendar quarter of 2017. However, Pulmatrix cannot assure you that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than Pulmatrix currently anticipates. Pulmatrix will need to raise additional funds, whether through the sale of equity or debt securities, the entry into strategic business collaborations, the establishment of other funding facilities, licensing arrangements, or asset sales or other means, in order to continue its research and development and clinical trial programs for its iSPERSE-based product candidates and to support its other ongoing activities. However, it may be difficult for Pulmatrix to raise additional funds through these planned measures. As of December 31, 2014, Pulmatrix had a stockholders’ deficit of approximately $78.8 million which may raise concerns about its solvency and affect its ability to raise additional capital.

The amount of additional funds Pulmatrix needs will depend on a number of factors, including:

•	rate of progress and costs of Pulmatrix’s clinical trials and research and development activities, including costs of procuring clinical materials and operating its manufacturing facilities;
•	Pulmatrix’s success in establishing strategic business collaborations or other sales or licensing of assets, and the timing and amount of any payments Pulmatrix might receive from any such transactions it is able to establish;
•	actions taken by the FDA and other regulatory authorities affecting its products and competitive products;

•	Pulmatrix’s degree of success in commercializing any of its product candidates;
•	the emergence of competing technologies and products and other adverse market developments;
•	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights or defending against claims of infringement by others;
•	the level of Pulmatrix’s legal expenses, including those expenses associated with the securities class actions and derivative lawsuits filed against us and certain of its executive officers and directors and any settlement or damages payments associated with litigation;
•	the costs of discontinuing projects and technologies; and
•	the costs of decommissioning existing facilities, if Pulmatrix undertakes such activities.

Pulmatrix has raised capital in the past primarily through debt and private placements of its redeemable convertible preferred stock. Subject to the restrictions in the Merger Agreement, Pulmatrix may in the future pursue the sale of additional equity and/or debt securities, or the establishment of other funding facilities including asset based borrowings. There can be no assurances, however, that Pulmatrix will be able to raise additional capital through such an offering on acceptable terms, or at all. Issuances of additional debt or equity securities could impact the rights of the holders of Pulmatrix common stock and may dilute their ownership percentage. Moreover, the establishment of other funding facilities may impose restrictions on Pulmatrix’s operations. These restrictions could include limitations on additional borrowing and specific restrictions on the use of Pulmatrix’s assets, as well as prohibitions on Pulmatrix’s ability to create liens, pay dividends, redeem its stock or make investments. Pulmatrix also may seek to raise additional capital by pursuing opportunities for the licensing or sale of certain intellectual property and other assets. Pulmatrix cannot offer assurances, however, that any strategic collaborations, sales of securities or sales or licenses of assets will be available to it on a timely basis or on acceptable terms, if at all.

In the event that sufficient additional funds are not obtained through strategic collaboration opportunities, sales of securities, funding facilities, licensing arrangements and/or asset sales on a timely basis, Pulmatrix will be required to reduce expenses through the delay, reduction or curtailment of its projects, including PUR1900 development activities, or further reduction of costs for facilities and administration. Moreover, if Pulmatrix does not obtain such additional funds, there will be substantial doubt about its ability to continue as a going concern and increased risk of insolvency and loss of investment to the holders of its securities. If Pulmatrix is or becomes insolvent, investors in its stock may lose the entire value of their investment.

Pulmatrix’s financial statements for the year ended December 31, 2014 contain an explanatory paragraph in the footnotes, as to its ability to continue as a going concern, which could prevent Pulmatrix from obtaining new financing on reasonable terms or at all.

Because Pulmatrix has had recurring losses and negative cash flows from operating activities and have significant future commitments, substantial doubt exists regarding its ability to remain in operation at the same level it is currently performing. Accordingly, the footnotes to Pulmatrix’s financial statements for the year ended December 31, 2014 include an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern. Additionally, the doubts regarding Pulmatrix’s ability to continue as a going concern may adversely affect Pulmatrix’s ability to obtain new financing on reasonable terms or at all.

Pulmatrix’s long term capital requirements are subject to numerous risks.

Pulmatrix’s long term capital requirements are expected to depend on many potential factors, including, among others:

•	the number of product candidates in development;
•	the regulatory clarity and path of each of Pulmatrix’s product candidates;
•	the progress, success and cost of Pulmatrix’s clinical trials and research and development programs including manufacturing;

•	the costs, timing and outcome of regulatory review and obtaining regulatory clarity and approval of Pulmatrix’s product candidates and addressing regulatory and other issues that may arise post-approval;
•	the costs of enforcing its issued patents and defending intellectual property-related claims;
•	the costs of manufacturing, developing sales, marketing and distribution channels;
•	Pulmatrix’s ability to successfully commercialize its product candidates, including securing commercialization agreements with third parties and favorable pricing and market share; and
•	Pulmatrix’s consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

Pulmatrix Risks Related to Its Intellectual Property

Pulmatrix may be unable to adequately protect or enforce its rights to intellectual property, causing it to lose valuable rights. Loss of patent rights may lead Pulmatrix to lose market share and anticipated profits.

Pulmatrix’s success, competitive position and future revenues depend, in part, on Pulmatrix’s ability to obtain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties.

Pulmatrix tries to protect its proprietary position by, among other things, filing U.S., European and other patent applications related to its product candidates, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, Pulmatrix cannot predict the validity and enforceability of patents with certainty. Pulmatrix’s issued patents may not provide it with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties or could be circumvented. Pulmatrix’s competitors may also independently develop inhaled drug delivery technologies or products similar to iSPERSE and iSPERSE-based product candidates or design around or otherwise circumvent patents issued to Pulmatrix. Thus, any patents that Pulmatrix owns may not provide any protection against competitors. Pulmatrix’s pending patent applications, those it may file in the future or those it may license from third parties may not result in patents being issued. Even if these patents are issued, they may not provide Pulmatrix with proprietary protection or competitive advantages. The degree of future protection to be afforded by Pulmatrix’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit Pulmatrix to gain or keep its competitive advantage.

Patent rights are territorial; thus, the patent protection Pulmatrix does have will only extend to those countries in which Pulmatrix has issued patents. Even so, the laws of certain countries do not protect Pulmatrix’s intellectual property rights to the same extent as do the laws of the United States and the European Union. Competitors may successfully challenge Pulmatrix’s patents, produce similar drugs or products that do not infringe Pulmatrix’s patents, or produce drugs in countries where Pulmatrix has not applied for patent protection or that do not respect Pulmatrix’s patents. Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

After the completion of development and registration of Pulmatrix’s patents, third parties may still manufacture and/or market therapeutic candidates in infringement of Pulmatrix’s patent protected rights. Such manufacture and/or market of Pulmatrix’s product candidates in infringement of Pulmatrix’s patent protected rights is likely to cause Pulmatrix damage and lead to a reduction in the prices of Pulmatrix’s product candidates, thereby reducing Pulmatrix’s anticipated profits.

In addition, due to the extensive time needed to develop, test and obtain regulatory approval for Pulmatrix’s therapeutic candidates, any patents that protect Pulmatrix’s product candidate may expire early during commercialization. This may reduce or eliminate any market advantages that such patents may give

Pulmatrix. Following patent expiration, Pulmatrix may face increased competition through the entry of generic products into the market and a subsequent decline in market share and profits.

In addition, in some cases Pulmatrix may rely on its licensors to conduct patent prosecution, patent maintenance or patent defense on its behalf. Therefore, Pulmatrix’s ability to ensure that these patents are properly prosecuted, maintained, or defended may be limited, which may adversely affect its rights in Pulmatrix’s therapeutic products. Any failure by Pulmatrix’s licensors or development partners to properly conduct patent prosecution, patent maintenance or patent defense could harm Pulmatrix’s ability to obtain approval or to commercialize its products, thereby reducing Pulmatrix’s anticipated profits.

If Pulmatrix is unable to protect the confidentiality of its trade secrets or know-how, such proprietary information may be used by others to compete against Pulmatrix.

In addition to filing patents, Pulmatrix generally tries to protect its trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as Pulmatrix’s development and/or commercialization partners, employees, contractors and consultants. Pulmatrix also enters into agreements that purport to require the disclosure and assignment to Pulmatrix of the rights to the ideas, developments, discoveries and inventions of its employees, advisors, research collaborators, contractors and consultants while Pulmatrix employees or engage them. However, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose Pulmatrix’s confidential information, or Pulmatrix’s competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage Pulmatrix may have over any such competitor.

To the extent that any of Pulmatrix’s employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of Pulmatrix’s products, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of Pulmatrix’s rights can be costly and unpredictable and a court may determine that the right belongs to a third party.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require Pulmatrix to spend substantial time and money and could prevent it from developing or commercializing its product candidates.

The development, manufacture, use, offer for sale, sale or importation of its product candidates may infringe on the claims of third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent filings around the world is unknown to Pulmatrix and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms. Pulmatrix may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned at other employers. The cost to Pulmatrix of any intellectual property litigation or other infringement proceeding, even if resolved in Pulmatrix’s favor, could be substantial. Some of Pulmatrix’s competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on Pulmatrix’s ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant management time. Consequently, Pulmatrix is unable to guarantee that it will be able to manufacture, use, offer for sale, sell or import its therapeutic candidates in the event of an infringement action.

In the event of patent infringement claims, or to avoid potential claims, Pulmatrix may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if Pulmatrix were able to obtain a license, the rights may be non-exclusive, which could potentially limit Pulmatrix’s competitive advantage. Ultimately, Pulmatrix could be prevented from commercializing a product candidate or be forced to cease some aspect of its business operations if, as a result of actual or threatened patent infringement or other claims, Pulmatrix is unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm its business significantly.

Pulmatrix may be subject to other patent-related litigation or proceedings that could be costly to defend and uncertain in their outcome.

In addition to infringement claims against Pulmatrix, Pulmatrix may in the future become a party to other patent litigation or proceedings before regulatory agencies, including interference or re-examination proceedings filed with the United States Patent and Trademark Office or opposition proceedings in other foreign patent offices regarding intellectual property rights with respect to its therapeutic candidates, as well as other disputes regarding intellectual property rights with development and/or commercialization partners, or others with whom Pulmatrix has contractual or other business relationships. Post-issuance oppositions are not uncommon and Pulmatrix or its development and/or commercialization partners will be required to defend these opposition procedures as a matter of course. Opposition procedures may be costly, and there is a risk that Pulmatrix may not prevail which could harm its business significantly.

Risks Related to the Business of Ruthigen Prior to the Consummation of the Merger

Ruthigen is a development stage company with no commercial products.

Ruthigen is developing RUT58-60, its lead drug candidate, initially for the prevention of infection associated with abdominal surgery. Ruthigen currently has no products approved for sale. Ruthigen submitted its Investigational New Drug Application, or IND, for RUT58-60 to the FDA in early May 2014. In June 2014, Ruthigen’s IND became effective thereby allowing Ruthigen to begin human clinical testing of RUT58-60. In July 2014, Ruthigen began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, Ruthigen completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, Ruthigen initiated the Phase 1/2 clinical trial, and, in November 2014, Ruthigen began patient enrollment in the Phase 1 portion of the Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of its lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at four clinical trial sites in the United States. Pursuant to the Merger Agreement Ruthigen may scale down its operations, including scaling back patient enrollment in our clinical trial to evaluate the safety of RUT58-60 within the abdominal cavity.

Ruthigen is heavily dependent on the success of its drug candidates and Ruthigen cannot provide any assurance that its lead drug candidate, RUT58-60, or other product candidates will be commercialized.

Ruthigen’s future success depends heavily on its ability to successfully develop, obtain regulatory approval for, and commercialize its drug candidates, which may never occur. Ruthigen currently generates no revenues and incurs substantial losses, and Ruthigen may never be able to develop or commercialize a marketable drug.

Before Ruthigen generates any revenues from product sales, Ruthigen must complete preclinical studies and clinical trials, establish manufacturing capabilities that comply with the FDA’s cGMP requirements for manufacturing sterile drugs, receive approval from the FDA in the United States and other regulatory agencies in foreign jurisdictions, build a commercial organization, make substantial investments and undertake significant marketing efforts itself or in partnership with others. Ruthigen will not be permitted to market or promote RUT58-60 or other product candidates, before Ruthigen receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Ruthigen may never receive such regulatory approval for any of its product candidates.

Ruthigen have not previously submitted a BLA or a NDA to the FDA, or similar drug approval filings to comparable foreign authorities, for any product candidate. Ruthigen cannot be certain that its lead drug candidate or any other product candidate will be successful in clinical trials or receive regulatory approval. Further, its lead drug candidate or any other product candidate may not receive regulatory approval even if its clinical trials are successful. If Ruthigen does not receive regulatory approvals for its drug candidates, Ruthigen may not be able to continue its operations. Even if Ruthigen successfully obtains regulatory approvals to market its lead drug candidate or any other product candidate, its revenues will be dependent, in part, upon the size of the markets in the territories for which Ruthigen gains regulatory approval and has commercial rights. If the markets for patient subsets that Ruthigen is targeting are not as significant as Ruthigen estimates, Ruthigen may not generate significant revenues from sales of such products, if approved.

Ruthigen has licensed RUT58-60 for development and commercialization in the United States, Canada, Europe and Japan. While the scope of regulatory approval is similar in other countries, to obtain separate regulatory approval in many other countries Ruthigen must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy, clinical trials and commercial sales, pricing and distribution of its lead drug candidate or any other product candidate, and Ruthigen cannot predict success in these jurisdictions.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Drug candidates that Ruthigen pursues will be subject to extensive regulation by the FDA in the United States and other regulatory agencies in foreign jurisdictions, including activities related to preclinical studies, human clinical trials, manufacturing, labeling, packaging and sterilization, storage, recordkeeping, advertising, promotion, export, import, marketing and distribution and other possible activities.

Ruthigen’s lead drug candidate, RUT58-60, is a proprietary formulation of HOCl, and, Ruthigen believes, it has unique features and properties that will differentiate it from other HOCl formulations that are marketed as topical products and regulated by the FDA as medical devices under 510(k) clearances. Ruthigen expects to pursue FDA drug approval for RUT58-60 as a new chemical entity. There may be other HOCl drug candidates in development by other companies and these candidates may gain FDA drug approval prior to RUT58-60. Ruthigen has conducted a number of pre-clinical tests using RUT58-60 in support of the IND for RUT58-60, which was submitted to the FDA in early May 2014. In June 2014, its IND became effective thereby allowing Ruthigen to begin human clinical testing of RUT58-60. In July 2014, Ruthigen began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, Ruthigen completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, Ruthigen initiated the Phase 1/2 clinical trial, and, in November 2014, Ruthigen began patient enrollment in the Phase 1 portion of the Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of its lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at its clinical trial sites in the United States. If and when, Ruthigen move through the regulatory process, the FDA may make other suggestions that may impact its ability to complete its clinical trials within the timeframe or budget that Ruthigen is anticipating, which could impact investors’ interest in its business and its stock price.

The results of preclinical studies and clinical trials of previously published HOCl based products may not necessarily be indicative of the results of its future clinical trials. The design of its clinical trials is based on many assumptions about the expected effects of HOCl used historically in the industry and if those assumptions are incorrect, the trials may not produce statistically significant results. Preliminary results may not be confirmed upon full analysis of the detailed results of an early clinical trial. Product candidates in later stages of clinical trials may fail to show safety and efficacy sufficient to support intended use claims despite having progressed through initial clinical trials. The data collected from clinical trials of its product candidates may not be sufficient to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, Ruthigen cannot determine if, or when, Ruthigen may have an approved product for commercialization or whether Ruthigen will ever achieve sales or profits of RUT58-60 or other product candidates Ruthigen may pursue in the future.

Ruthigen may be subject to extensive regulations and may not obtain marketing approvals for products in Europe and other jurisdictions.

In addition to regulations in the United States, should Ruthigen or its collaborators pursue marketing approvals for RUT58-60 or its other drug candidates internationally, Ruthigen and its collaborators will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of its products. Whether or not Ruthigen, or its collaborators, obtain FDA approval for a product, Ruthigen must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country.

Ruthigen expects to pursue marketing approvals for RUT58-60 in Europe and other jurisdictions outside the United States with collaborative partners. The time and process required to obtain regulatory approvals and reimbursement in Europe and other jurisdictions may be different from those in the United States regulatory and approval in one jurisdiction does not ensure approvals in any other jurisdiction; however, negative regulatory decisions in any jurisdiction may have a negative impact on the regulatory process in other jurisdictions.

If Ruthigen, or its collaborators, fail to comply with applicable foreign regulatory requirements, Ruthigen may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Ruthigen has limited knowledge and experience with NDA studies and product applications and Ruthigen may not be successful in obtaining FDA approvals for its drug candidates.

Currently, Ruthigen has no products approved for sale. Ruthigen has not submitted an application or obtained any FDA approval for any product through the NDA process. This lack of previous experience with NDA processes and requirements may impede its ability to obtain FDA approval in a timeframe consistent with its expectations and plans, or at all, for its drug candidates. Failure to comply with FDA and other applicable regulatory requirements, either before or after product approval, may subject Ruthigen to sanctions, including: warning letters, deficiency notifications, application denials, approval denials, requirements for additional pre-clinical and/or clinical studies, civil and/or criminal penalties, injunctions or suspensions of production, black box warnings and other product label requirements, loss of product approvals, product seizures, or recalls.

If Ruthigen’s products do not gain market acceptance, its business will suffer because Ruthigen might not be able to fund future operations.

A number of factors may affect the market acceptance of Ruthigen’s products or any other products Ruthigen develop or acquire, including:

•	the price of its products relative to other products for the same or similar treatments;
•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of its products for their indicated applications and treatments;
•	its ability to fund its sales and marketing efforts; and
•	the effectiveness of its sales and marketing efforts.

If its products do not gain market acceptance, Ruthigen may not be able to fund future operations, including developing, testing and obtaining regulatory approval for new product candidates and expanding its sales and marketing efforts for any approved products, which would cause its business to suffer.

Ruthigen’s research and development program for drug candidates other than RUT58-60 is at an early stage, and Ruthigen cannot be certain its development activities will result in the commercialization of any drug.

Except for Ruthigen’s development program for RUT58-60, its research and development program targeting non-infectious open surgery indications are at an early stage. Any product candidates Ruthigen develops will require significant additional research and development efforts prior to commercial sale, including extensive pre-clinical and clinical testing and regulatory approval. This may require increases in spending on internal projects, the acquisition of third party technologies or products, and other types of investments. Ruthigen cannot be sure that its approach to drug discovery, acting independently or with partners, will be effective or will result in the development of any drug. Ruthigen cannot expect that any drug candidates that do result from its research and development efforts will be commercially available for many years.

Ruthigen has limited experience in conducting pre-clinical testing and clinical trials. Even if Ruthigen receives initially positive clinical trial results, those results will not mean that similar results will be obtained in the later stages of drug development. Its drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of its drug candidates will be:

•	safe, non-toxic and effective;
•	approved by regulatory authorities;
•	developed into a commercially viable drug;
•	manufactured or produced economically;
•	successfully marketed; or
•	accepted widely by customers.

Ruthigen is dependent on a third party manufacturing organization to fulfill its manufacturing needs, its development of RUT58-60, and its commercialization of RUT58-60, if and when RUT58-60 receives regulatory approval, could be stopped or delayed or made less profitable if third parties manufacturers fail to provide Ruthigen with sufficient quantities at acceptable prices.

The manufacture of biotechnology and pharmaceutical products is complex and requires significant expertise, capital investment, process controls and know-how. Common difficulties in biotechnology and pharmaceutical manufacturing may include: sourcing and producing raw materials, transferring technology from chemistry and development activities to production activities, validating initial production designs, scaling manufacturing techniques, improving costs and yields, establishing and maintaining quality controls and stability requirements, eliminating contaminations and operator errors, and maintaining compliance with regulatory requirements. Ruthigen currently relies on a third party organization to manufacture RUT58-60 and Ruthigen has no independent experience in manufacturing and cannot assure you that any clinical-grade product will ever be produced or that Ruthigen, or its other third party manufacturers on which Ruthigen may rely in the future will maintain operations necessary to continue to produce clinical-grade product for Ruthigen. Ruthigen lacks the facilities and personnel to manufacture products in accordance with cGMP prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials and commercialization of RUT58-60. Drug manufacturing facilities are subject to inspection before the FDA will issue an approval to market a new drug product, and all of the manufacturers that Ruthigen intends to use must adhere to the cGMP regulations prescribed by the FDA.

Ruthigen’s shared services agreement with Oculus, which covered its manufacturing arrangement with Oculus, was terminated effective April 6, 2015. Ruthigen previously relied on Oculus to manufacture, and prepare for shipment, RUT58-60, out of its Petaluma, California, facility for its preclinical studies and Phase 1/2 clinical trial. Ruthigen did not control the manufacturing processes of Oculus and have been dependent on Oculus for the production of RUT58-60 in accordance with cGMP, which include, among other things, quality control, quality assurance and the maintenance of records and documentation.

Ruthigen may choose, or be forced, to terminate its manufacturing arrangement with the third party manufacturing organization if it:

•	does not perform as agreed;
•	is not capable of producing or processing sufficient quantities of its drug candidates;
•	is not able to manufacture materials that conform to its specifications;
•	is not able to hire or retain the necessary employees; and
•	is unable to comply with cGMP requirements and with FDA, state and foreign regulatory requirements, and does not pass regulatory inspections.

Manufacturers are periodically subject to inspections by various regulatory agencies, some of which may be unannounced. The FDA and other regulatory agencies have the ability to issue warning letters and sanctions against manufacturers based upon deficiencies noted during inspections of facilities or based upon material defects in the product label, design, production, or distribution. In addition, Ruthigen has no control over the ability or willingness of its third party manufacturer to comply with regulatory requirements, maintain adequate quality controls and processes, or maintain qualified personnel. Loss of its third party manufacturer may adversely affect its ability to meet its requirements to conduct clinical trials, secure and maintain regulatory approvals, and meet commercialization targets that Ruthigen may establish in the future.

Ruthigen has secured manufacturing capabilities through a third party contract manufacturing organization, or CMO, that complies with the FDA’s cGMP requirements for manufacturing sterile drugs. Ruthigen’s ability to transfer its manufacturing to a CMO is dependent on its ability to transfer technology and know-how, assist the CMO to pass regulatory inspections and gain necessary certifications and clearances, and continue to work with the CMO to maintain a compliant manufacturing facility. In the future, Ruthigen may establish an independent manufacturing facility to conduct its Phase 3 clinical trial and, if the drug is approved, for its initial commercial supplies; however, Ruthigen can give no assurances that it will be able to do so or to maintain a self-directed manufacturing facility. In order to establish an in-house manufacturing facility, Ruthigen would be required to transfer manufacturing processes, acquire manufacturing equipment, and transfer know-how as required to satisfy various regulatory requirements. Ruthigen can offer no assurances that it would be able to enter into any definitive agreements on acceptable terms for the expanded development and commercial scale manufacturing of RUT58-60 with any other third party manufacturers or establish an independent manufacturing facility. Any supply disruptions may cause significant delays in clinical trials and negatively impact commercial efforts, which may have an adverse effect on the value of its stock.

Ruthigen and/or its third party manufacturers may be adversely affected by developments outside of its control, and these developments may delay or prevent further manufacturing of its products. Adverse developments may include labor disputes, resource constraints, shipment delays, inventory shortages, lot failures, unexpected sources of contamination, lawsuits related to its manufacturing techniques, equipment used during manufacturing, or composition of matter, unstable political environments, acts of terrorism, war, natural disasters, and other natural and man-made disasters. If Ruthigen or its third party manufacturers encounters any of the above difficulties, or otherwise fail to comply with contractual obligations, its ability to provide any product for clinical trial or commercial purposes would be jeopardized. This may increase the costs associated with completing its clinical trials and commercial production. Further, production disruptions may cause Ruthigen to terminate ongoing clinical trials and/or commence new clinical trials at additional expense. Ruthigen may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications or pass safety inspections. If production difficulties cannot be solved with acceptable costs, expenses, and timeframes, Ruthigen may be forced to abandon its clinical development and commercialization plans, which could have a material adverse effect on its business, prospects, financial condition, and the value of its securities.

Ruthigen may be unable to obtain sufficient clinical trial liability insurance.

Ruthigen’s inability to obtain and retain sufficient clinical trial liability insurance at an acceptable cost to protect against potential liability claims could prevent or inhibit its ability to conduct clinical trials for product candidates Ruthigen develop. Ruthigen expects to obtain clinical trial liability insurance; however, any claim that may be brought against Ruthigen could result in a judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of its insurance coverage. Ruthigen expects it will supplement its clinical trial coverage with product liability coverage in connection with the commercial launch of RUT58-60 or other product candidates Ruthigen develops in the future; however, Ruthigen may be unable to obtain such increased coverage on acceptable terms or at all. If Ruthigen is found liable in a clinical trial lawsuit or a product liability lawsuit in the future, Ruthigen will have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and Ruthigen may not have, or be able to obtain, sufficient capital to pay such amounts.

Ruthigen may need to increase the size of its organization and the scope of its outside vendor relationships, and Ruthigen may experience difficulties in managing growth.

As of March 31, 2015, Ruthigen employed a total of five full-time employees. Ruthigen’s current internal departments include finance, research and development and administration. Ruthigen is led by a team that includes two executives, a Director of Regulatory and Quality Assurance and two operations specialists.

Ruthigen may expand its management team to include an operation ramp up of additional technical staff required to achieve its business objectives. Ruthigen may need to expand its managerial, operational, technical and scientific, financial and other resources in order to manage its operations and clinical trials, establish independent manufacturing, continue its research and development activities, and commercialize its product candidate. Its management and scientific personnel, systems and facilities currently in place may not be adequate to support its future growth.

Ruthigen’s need to effectively manage its operations, growth and various projects requires that it:

•	manage its clinical trials effectively, including its planned Phase 1/2 clinical trial of RUT58-60;
•	manage its internal development efforts effectively while carrying out its contractual obligations to licensors, contractors and other third parties;
•	continue to improve its operational, financial and management controls and reporting systems and procedures; and
•	attract and retain sufficient numbers of talented employees.

Ruthigen may utilize the services of third party vendors to perform tasks including pre-clinical and clinical trial management, statistics and analysis, regulatory affairs, medical advisory, market research, formulation development, Chemistry, Manufacturing and Controls, or CMC, activities, other drug development functions, legal, auditing, financial advisory, and investor relations. Its growth strategy may also entail expanding its group of contractors or consultants to implement these and other tasks going forward. Because Ruthigen relies on numerous consultants, to outsource many key functions of its business, Ruthigen will need to be able to effectively manage these consultants to ensure that they successfully carry out their contractual obligations and meet expected deadlines. However, if Ruthigen is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, its clinical trials may be extended, delayed or terminated, and Ruthigen may not be able to obtain regulatory approval for its product candidate or otherwise advance its business. There can be no assurance that Ruthigen will be able to manage its existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If Ruthigen is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, Ruthigen may be unable to successfully implement the tasks necessary to further develop and commercialize its product candidate and, accordingly, may not achieve its research, development and commercialization goals.

If Ruthigen is unable to develop satisfactory sales and marketing capabilities, it may not succeed in commercializing RUT58-60 or any other product candidate.

Ruthigen has no experience in marketing and selling drug products. Ruthigen has not entered into any sales and marketing arrangements for its drug candidates. Ruthigen is developing its drug candidates for large patient populations served by surgeons. These patient populations may number in the millions. Typically, pharmaceutical companies would employ groups of sales representatives and associated sales and marketing staff numbering in the hundreds to thousands of individuals to call on this large number of physicians and hospitals. Ruthigen may seek to collaborate with a third party to market its drugs or may seek to market and sell its drugs by itself. If Ruthigen seeks to collaborate with a third party, Ruthigen cannot be sure that a collaborative agreement can be reached on terms acceptable to it. If Ruthigen seeks to market and sell its drugs directly, Ruthigen will need to hire additional personnel skilled in marketing and sales. Ruthigen cannot be sure that it will be able to acquire, or establish third party relationships to provide, any or all of these marketing and sales capabilities. The establishment of a direct sales force or a contract sales force or a combination direct and contract sales force to market its products will be expensive and time-consuming and could delay any product launch. Further, Ruthigen can give no assurances that it may be able to maintain a direct and/or contract sales force for any period of time or that its sales efforts will be sufficient to grow its revenues or that its sales efforts will ever lead to profits.

Even if Ruthigen obtains regulatory approvals to commercialize RUT58-60 or any other drug, its drug candidates may not be accepted by physicians or the medical community in general.

There can be no assurance that RUT58-60 or any other product candidate successfully developed by Ruthigen, independently or with partners, will be accepted by physicians, hospitals and other health care facilities. RUT58-60 and any future product candidates Ruthigen develops will compete with a number of anti-infective drugs and antiseptic and cleansing products manufactured and marketed by major pharmaceutical and medical technology companies. The degree of market acceptance of any drug candidates Ruthigen develops depends on a number of factors, including:

•	its demonstration of the clinical efficacy and safety of such drugs;
•	timing of market approval and commercial launch of such drugs;
•	the clinical indication(s) for which such drugs are approved;
•	product label and package insert requirements;
•	advantages and disadvantages of its product candidates compared to existing therapies;
•	continued interest in and growth of the market for anti-infective drugs;
•	strength of sales, marketing, and distribution support;
•	product pricing in absolute terms and relative to alternative treatments;
•	future changes in health care laws, regulations, and medical policies; and
•	availability of reimbursement codes and coverage in select jurisdictions, and future changes to reimbursement policies of government and third party payors.

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which Ruthigen obtains regulatory approval. In the United States and markets in other countries, sales of any products for which Ruthigen receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations.

Ruthigen’s failure to successfully acquire, develop and market additional drug candidates or approved drug products could impair its ability to grow.

As part of its growth strategy, Ruthigen may evaluate, acquire, license, develop and/or market additional product candidates and technologies. However, its internal research capabilities are limited, and Ruthigen may be dependent upon pharmaceutical and biotechnology companies, academic scientists and other researchers to sell or license products or technology to it. The success of this strategy depends partly upon its ability to identify, select and acquire promising pharmaceutical product candidates and products. The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with Ruthigen for the license or acquisition of product candidates and approved products. Ruthigen has limited resources to identify and execute the acquisition or in-licensing of third party products, businesses and technologies and integrate them into its current infrastructure. Moreover, Ruthigen may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or Ruthigen may fail to realize the anticipated benefits of such efforts. Ruthigen may not be able to acquire the rights to additional product candidates on terms that it finds acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;
•	disruption of its business and diversion of its management’s and technical personnel’s time and attention to develop acquired products or technologies;
•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;
•	higher than expected acquisition and integration costs;

•	increased amortization expenses;
•	difficulty and cost in combining the operations and personnel of any acquired businesses with its operations and personnel;
•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and
•	inability to retain key employees of any acquired businesses.

Any product candidate that Ruthigen acquires may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Ruthigen cannot provide assurance that any products that it develops or approved products that it acquires will be manufactured profitably or achieve market acceptance.

Ruthigen may not be able to attract, retain, or manage highly qualified personnel, which could adversely impact its business.

Ruthigen’s future success and ability to compete in the biopharmaceutical industry is substantially dependent on its ability to identify, attract, and retain highly qualified key managerial, scientific, medical, and operations personnel. The market for key employees in the pharmaceutical and biotechnology industries can be competitive. The loss of the services of any of its key employees without an adequate replacement or its inability to hire new employees as needed could delay its product development efforts, harm its ability to sell its products or otherwise negatively impact its business.

The scientific, research and development personnel upon which Ruthigen relies to operate its business have expertise in certain aspects of drug discovery, clinical development and regulatory affairs, and it may be difficult to retain or replace these individuals. Ruthigen currently conducts its operations at its facilities in Santa Rosa, California, within the greater San Francisco Bay Area, and this region is headquarters to many other biotechnology, pharmaceutical, and medical technology companies, as well as many academic and research institutions, and, therefore, Ruthigen faces increased competition for technical and managerial personnel in this region.

In addition, Ruthigen has scientific, medical and clinical advisors who assist it in designing and formulating its products and with development and clinical strategies. These advisors are not its employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Ruthigen, or may have arrangements with other companies to assist in the development of products that may compete with Ruthigen’s business.

Despite its efforts to retain valuable employees, members of its management and scientific and development teams may terminate their employment with Ruthigen on short notice. Although Ruthigen has written employment agreements with its executive officers, these employment agreements provide for at-will employment, which means that its executive officers can leave its employment at any time, with or without notice. The loss of the services of any of its executive officers or its other key employees, and its inability to find suitable replacements could potentially harm its business, financial condition and prospects. Ruthigen does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of its other employees.

Ruthigen’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

Ruthigen is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with any regulations applicable to Ruthigen, to provide accurate information to regulatory authorities, to comply with manufacturing standards Ruthigen may have established, to comply with federal and state healthcare fraud and abuse laws and regulations, or to report financial information or data accurately or disclose unauthorized activities to Ruthigen. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to its reputation. Ruthigen has adopted a Code of Business Conduct, but it is not always possible to identify and deter employee misconduct, and the precautions Ruthigen takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risk.

Business interruptions could adversely affect Ruthigen’s future operations, revenues, and financial conditions, and may increase its costs and expenses.

Ruthigen’s operations, and those of its directors, advisors, contractors, consultants, CROs, and collaborators, could be adversely affected by earthquakes, floods, hurricanes, typhoons, extreme weather conditions, fires, water shortages, power failures, business systems failures, medical epidemics and other natural and man-made disaster or business interruptions. Ruthigen’s telephones, electronic devices and computer systems and those of its directors, advisors, contractors, consultants, CROs, and collaborators are vulnerable to damages, theft and accidental loss, negligence, unauthorized access, terrorism, war, electronic and telecommunications failures, and other natural and man-made disasters. Ruthigen’s headquarters are in Santa Rosa, California and may be subject to risks particularly those that are characteristic of the region such as earthquakes, wildfires, shipping and port delays and closures, flooding, fog, and other natural and man-made events that may adversely affect its results of operations and financial condition. Operating as a virtual company, its employees conduct business outside of its headquarters and leased or owned facilities. These locations may be subject to additional security and other risk factors due to the limited control of its employees. If such an event as described above were to occur in the future, it may cause interruptions in Ruthigen’s operations, delay research and development programs, clinical trials, regulatory activities, manufacturing and quality assurance activities, sales and marketing activities, hiring, training of employees and persons within associated third parties, and other business activities.

Likewise, Ruthigen relies on third parties to manufacture RUT58-60 and conduct clinical trials, and similar events as those described in the prior paragraph relating to their business systems, equipment and facilities could also have a material adverse effect on its business. To the extent that any disruption or security breach results in a loss of, or damage to, its data or applications, or inappropriate disclosure of confidential or proprietary information, Ruthigen could incur liability and the further development and commercialization of its product candidate could be delayed or altogether terminated.

Risks Related to Development and Regulatory Approval of RUT58-60 and Ruthigen’s Product Candidates

Ruthigen cannot be certain that RUT58-60 or any of its future product candidates will receive regulatory approval, and without regulatory approval Ruthigen will not be able to market its product candidates.

Ruthigen’s business currently depends on the successful development and commercialization of RUT58-60. Its ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of RUT58-60 for the prevention of infection associated with abdominal surgery and other indications and its future product candidates.

Ruthigen currently has no products approved for sale and Ruthigen cannot guarantee that it will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States and regulatory authorities in other countries, with regulations differing from country to country. Ruthigen is not permitted to market its product candidates in the United States until it receives approval of an NDA from the FDA. Ruthigen has not submitted any marketing applications for any of its product candidates.

NDA’s must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDA’s must also include significant information regarding the CMC for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and Ruthigen may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. If Ruthigen submits an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. Ruthigen cannot be certain that any submissions will be accepted for filing and review by the FDA.

Regulators of other jurisdictions have their own procedures for approval of product candidates. Even if a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States also have requirements for approval of drug candidates with which Ruthigen must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that Ruthigen will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding its product candidates or other products. Also, regulatory approval for any of its product candidates may be withdrawn.

Ruthigen cannot predict whether its future trials and studies will be successful or whether regulators will agree with its conclusions regarding the preclinical studies and clinical trials it has conducted to date. If Ruthigen is unable to obtain approval from the FDA or other regulatory agencies for RUT58-60 and its other product candidates, or if, subsequent to approval, Ruthigen is unable to successfully commercialize RUT58-60 or its other product candidates, Ruthigen will not be able to generate sufficient revenue to become profitable or to continue its operations.

Clinical trials for its product candidates are expensive, time-consuming, uncertain and susceptible to change, delay or termination.

Clinical trials are very expensive, time-consuming and difficult to design and implement. Even if the results of its clinical trials are favorable, clinical trials usually continue for several years and may take significantly longer to complete. In addition, Ruthigen, the FDA, an Institutional Review Board, or other regulatory authorities, including state and local, may suspend, delay or terminate its clinical trials at any time for various reasons, including:

•	lack of effectiveness of its lead drug candidate or any other product candidate during clinical trials;
•	discovery of serious or unexpected toxicities or side effects experienced by study participants or other safety issues;
•	slower than expected rates of subject recruitment and enrollment rates in clinical trials;
•	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;
•	inadequacy of or changes in its manufacturing process or product formulation;
•	delays in obtaining regulatory authorization to commence a study, including “clinical holds” or delays requiring suspension or termination of a study by a regulatory agency, such as the FDA, before or after a study is commenced;
•	changes in applicable regulatory policies and regulations;
•	delays or failure in reaching agreement on acceptable terms in clinical trial contracts or protocols with prospective clinical trial sites;
•	delay or failure to supply product for use in clinical trials which conforms to regulatory specification;
•	unfavorable results from ongoing clinical trials and pre-clinical studies;
•	failure of its contract research organizations, or CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•	failure by Ruthigen, its employees, its CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials or the handling, storage, security and recordkeeping for controlled substances;
•	scheduling conflicts with participating clinicians and clinical institutions; and
•	failure to design appropriate clinical trial protocols.

Any of the foregoing could have a material adverse effect on Ruthigen’s business, results of operations and financial condition.

There is a high rate of failure for drug candidates proceeding through clinical trials.

Generally, there is a high rate of failure for drug candidates proceeding through clinical trials. Ruthigen may suffer significant setbacks in its clinical trials similar to the experience of a number of other companies in the pharmaceutical and biotechnology industries, even after receiving promising results in earlier trials. Further, even if Ruthigen views the results of a clinical trial to be positive, the FDA or other regulatory authorities may disagree with its interpretation of the data. In the event that Ruthigen obtains negative results from its current of future clinical trials or receive poor clinical results for other product candidates, or the FDA chooses to block progress of the trials due to potential CMC issues or other hurdles or does not approve its NDA for RUT58-60, Ruthigen may not be able to generate sufficient revenue or obtain financing to continue its operations, its ability to execute on its current business plan will be materially impaired, its reputation in the industry would likely be significantly damaged and the price of its stock would likely decrease significantly.

Serious adverse events or other safety risks could require Ruthigen to abandon development and preclude, delay or limit approval of its product candidates, or limit the scope of any approved label or market acceptance.

If RUT58-60 or any of its product candidates, prior to or after any approval for commercial sale, cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may interrupt, delay or halt clinical trials;
•	regulatory authorities may deny regulatory approval of its product candidates;
•	regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in the form of a risk evaluation and mitigation strategy, or REMS;
•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications or limitations on the indications for use;
•	Ruthigen may be required to change the way the product is administered or conduct additional clinical trials;
•	Ruthigen could be sued and held liable for harm caused to patients; or
•	its reputation may suffer.

Ruthigen may voluntarily suspend or terminate its planned clinical trials if at any time it believes that they present an unacceptable risk to participants or if preliminary data demonstrate that its product candidates are unlikely to receive regulatory approval or unlikely to be successfully commercialized. In addition, regulatory agencies, institutional review boards or data safety monitoring boards may at any time order the temporary or permanent discontinuation of its clinical trials or request that Ruthigen cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. If Ruthigen elects or is forced to suspend or terminate any planned clinical trial of RUT58-60 or any other of its product candidates, the commercial prospects for that product will be harmed and its ability to generate product revenue from that product may be delayed or eliminated. Furthermore, any of these events could prevent Ruthigen from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing its product candidates and impair its ability to generate revenue from the commercialization of these products.

Any failure by Ruthigen to comply with existing regulations could harm its reputation and operating results.

Ruthigen will be subject to extensive regulation by U.S. federal and state and foreign governments in each of the markets where it intends to sell RUT58-60, or any other drug candidate, if and after it is approved. For example, Ruthigen will have to adhere to all regulatory requirements including the FDA’s current GCP, GLP and cGMP requirements. If Ruthigen fails to comply with applicable regulations, including FDA pre-or post-approval cGMP requirements, then the FDA or other foreign regulatory authorities could sanction Ruthigen. Even if a drug is FDA-approved, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies.

If RUT58-60, or any other drug candidate, is approved in the United States, it will be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMP. As such, Ruthigen and its contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, Ruthigen and others with whom Ruthigen work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Ruthigen will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Ruthigen may not promote its products for indications or uses for which they do not have FDA approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, a regulatory agency may impose restrictions on that product or on Ruthigen, including requiring withdrawal of the product from the market. If Ruthigen fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•	issue warning letters;
•	impose civil or criminal penalties;
•	suspend regulatory approval;
•	suspend any of its ongoing clinical trials;
•	refuse to approve pending applications or supplements to approved applications submitted by Ruthigen;
•	impose restrictions on its operations, including closing its contract manufacturers’ facilities; or
•	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require Ruthigen to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect its ability to commercialize and generate revenue from RUT58-60 and its product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of its company and its operating results will be adversely affected. Additionally, if Ruthigen is unable to generate revenue from sales of RUT58-60, or any other drug candidate, its potential for achieving profitability will be diminished and the capital necessary to fund its operations will be increased.

Any action against Ruthigen for violation of these laws, even if Ruthigen successfully defends against it, could cause it to incur significant legal expenses, divert its management’s attention from the operation of its business and damage its reputation. Ruthigen expends significant resources on compliance efforts and such expenses are unpredictable and might adversely affect its results. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs.

If Ruthigen is found in violation of federal or state “fraud and abuse” laws, it may be required to pay a penalty and/or be suspended from participation in federal or state health care programs, which may adversely affect its business, financial condition and results of operations.

In the United States, Ruthigen will be subject to various federal and state health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in federal and state health care programs, which could affect it, particularly upon successful commercialization of its products in the United States. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug for which payment may be made under a federal health care program, such as Medicare or Medicaid. Under federal government regulations, some arrangements, known as safe harbors, are deemed not to violate the federal Anti-Kickback Statute. Although Ruthigen seeks to structure its business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that its practices may be challenged under the federal Anti-Kickback Statute. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third-party payers, including government payers, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks has resulted in the submission of false claims to governmental health care programs. Under the Health Insurance Portability and Accountability Act of 1996, Ruthigen is prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal anti-kickback statute, some of which apply to the referral of patients for health care services reimbursed by any source, not just governmental payers. Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to its business. Law enforcement authorities are increasingly focused on enforcing these laws, and if Ruthigen is found in violation of one of these laws, it could be required to pay a penalty and could be suspended or excluded from participation in federal or state health care programs, and its business, results of operations and financial condition may be adversely affected.

Ruthigen expects to face competition, often from companies with greater resources and experience.

The pharmaceutical industry is highly competitive and subject to rapid change. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than Ruthigen. Some of these competitors and potential competitors have more experience than Ruthigen does in the development of pharmaceutical products, including validation procedures and regulatory matters. Ruthigen is aware of three companies in the United States and/or Europe that produce HOCl based products intended for medical applications, including Novabay, Oculus and Puricore, which Ruthigen considers its potential competitors in this regard. In addition, many other companies have commercialized or are developing antibiotics that aim to address the increasingly growing concern of post-surgical infections, including Achaogen, Basilea, Cempra, Cubist Pharmaceuticals, Durata Therapeutics, Forest Laboratories & Astra Zeneca, GlaxoSmithKline, Merck, Paratek, Rempex, Rib-X, Tetraphase Pharmaceuticals, and Trius. If Ruthigen is unable to compete successfully with these and other potential future competitors, Ruthigen may be unable to grow and sustain revenues, if any.

Risks Relating to Ruthigen’s Financial Position and Need for Additional Capital

Ruthigen’s limited operating history makes evaluating its business and future prospects difficult, and may increase the risk of any investment in its securities.

Ruthigen was incorporated in Nevada in January 2013 as a wholly owned subsidiary of Oculus. Ruthigen reincorporated in Delaware on September 25, 2013. Ruthigen has a limited operating history on which to evaluate its business. Ruthigen has incurred net losses since it began operations in October 2011. Through December 31, 2014, Ruthigen had an accumulated deficit of $8,806,000. These losses have resulted principally from costs incurred in connection with its research and development activities, pre-clinical tests and other regulatory activities, preparations for its initial public offering, other general and administrative costs associated with its operations, and carve-out financial information from Oculus prior to its incorporation on January 18, 2013. Ruthigen faces considerable risks and difficulties as a company with limited operating history. If Ruthigen does not successfully address these risks, its business, prospects, operating results and financial condition may be materially and adversely harmed.

Ruthigen expects to incur significant additional operating losses over the next several years as it expand its research and development efforts, pre-clinical testing and clinical trials, and implement manufacturing, marketing and sales programs. In addition, as its development testing activities continue, its operating losses may increase. Further, this may result in negative cash flow in future periods as Ruthigen funds operating losses and capital expenditures, and, therefore, will result in decreases in its working capital, total assets and stockholder’s equity, which may not be offset by future financings. Ruthigen’s limited operating history makes it particularly difficult for it to predict its future operating results and appropriately budget for its expenses. In the event that actual results differ from its estimates or it adjusts its estimates in future periods, its operating results and financial position could be materially affected.

Moreover, Ruthigen does not have a product approved for commercial sale. Ruthigen has limited experience as a newly formed research and development stage entity in the biopharmaceutical field, and its prospects must be considered in light of the fact that it has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical or biotechnology areas. These risks include, but are not limited to, unforeseen capital requirements, delays in obtaining regulatory approvals, failure to gain market acceptance and competition from foreseen and unforeseen sources. Accordingly, you should consider its prospects in light of the costs, uncertainties, delays and difficulties encountered by companies in the early stage of development.

Ruthigen’s operating results for the foreseeable future will depend significantly on its ability to fund its research and development programs for, obtain regulatory approval of, and to successfully commercialize its drug candidates.

RUT58-60 is currently its only drug candidate in a clinical trial. Ruthigen may not receive revenues or royalties from commercial sales of RUT58-60 or any other drug in the foreseeable future, if at all.

Ruthigen’s development of drug candidates involves a high degree of risk. Many important factors affect its ability to successfully develop and commercialize RUT58-60, and its other drug candidates including its ability to:

•	demonstrate safety and efficacy at each stage of the clinical trial process;
•	meet applicable regulatory standards and receive required regulatory approvals;
•	obtain and maintain necessary patents and/or licenses;
•	produce drugs in commercial quantities at reasonable costs;
•	obtain reimbursement coverage;

•	compete successfully against other products; and
•	market RUT58-60, or its other drug candidates, successfully.

Ruthigen cannot assure you that it will successfully develop and commercialize RUT58-60, or its other drug candidates, or that it will obtain required regulatory approvals for its commercialization. As a result, it may never generate revenues from RUT58-60 sales or sales of its other drug candidates. To date, Ruthigen has not generated any revenue from RUT58-60 or any other product and it does not know when, or if, it will generate any revenue in the future. Ruthigen may never be able to successfully develop or commercialize RUT58-60 or any other product. Even if Ruthigen does commercialize RUT58-60 or other product candidates in the future, it may incur significant sales, marketing, manufacturing and other general and administrative expenses, as well as continued research and development expenses. As a result, Ruthigen cannot predict when it will become profitable, if at all, and if it does, it may not remain profitable for any substantial period of time. If Ruthigen fails to achieve profitability within the timeframe expected by investors, the market price of the common stock may decline, and, therefore, may negatively impact its ability to raise capital, invest in or expand its business, acquire additional products or licenses, commercialize its products, or continue its operations.

Ruthigen will need additional funding to advance its clinical trial programs, launch and commercialize its lead drug candidate or any other product candidate.

Pharmaceutical product development, which includes research and development, pre-clinical and clinical studies and human clinical trials, is a time-consuming and expensive process that takes years to complete. Ruthigen expect that its expenses will increase substantially if and when it advances RUT58-60 into future clinical trials, seeks regulatory approval for RUT58-60 for the abdominal surgery indication, seeks regulatory approval for RUT58-60 in additional surgical and traumatic injury indications, pursues development of additional innovative HOCl based pharmaceutical formulations and/or pursues development of HOCl based pharmaceuticals in additional indications. If Ruthigen obtains marketing approval for RUT58-60 or any other product candidate that it develops, licenses, or acquires, it expects to incur significant commercialization expenses related to pre-launch activities, regulatory compliance requirements, sales and marketing, manufacturing and distribution. Additionally, Ruthigen may incur expenses directly related to license and product acquisitions.

Ruthigen believes that its existing cash, which includes the proceeds from its initial public offering, will be sufficient to fund its current operations into the quarter ending June 30, 2016, including any transaction related expenses, in the event the contemplated merger with Pulmatrix does not close. These funds will not be sufficient to enable Ruthigen to conduct future clinical trials, seek marketing approval for RUT58-60 or commercially launch RUT58-60, or any other drug candidate, in the United States or any other country or geographic area.

Ruthigen’s inability to raise capital on acceptable terms in the future may cause it to delay, diminish, or curtail its operations, and such inability would have a material adverse effect on its business and financial condition.

Ruthigen expects capital outlays and operating expenditures to increase over the next several years as Ruthigen works to conduct clinical trials, establish independent manufacturing operations, commercialize its products and expand its infrastructure. Ruthigen may need to raise additional capital to, among other things:

•	fund any planned clinical trials for its drug candidates;
•	sustain commercialization of any other product candidate;
•	develop its manufacturing capabilities;
•	increase its sales and marketing efforts;
•	acquire, license or in-license other product candidates;
•	finance capital expenditures and its general and administrative expenses;
•	develop new products;

•	maintain, expand and protect its intellectual property;
•	add operational, financial and management information systems; and
•	hire additional clinical, quality control, scientific, and general and administrative personnel.

Ruthigen’s present and future funding requirements will depend on many factors, including but not limited to:

•	the progress and timing of its clinical trials;
•	the level of research and development investment required to maintain and improve its technology position;
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
•	its efforts to acquire or license complementary technologies or acquire complementary businesses;
•	changes in product development plans;
•	competing technological and market developments;
•	changes in regulatory policies or laws that may affect its operations; and
•	changes in physician acceptance or medical society recommendations that may affect commercial efforts.

Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on its growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

Market and economic conditions may negatively impact its business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Ruthigen’s general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. In addition, there is a risk that one or more of its current and future service providers, manufacturers, suppliers, hospitals and other medical facilities, its third party payors, and other partners could be negatively affected by difficult economic times, which could adversely affect its ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.

Risks Related to Intellectual Property

If Ruthigen and Oculus do not obtain protection for their respective intellectual property rights, their competitors may be able to take advantage of their research and development efforts to develop competing drugs.

Ruthigen’s success, competitive position and future revenues will depend in part on its ability and the ability of Oculus, the licensor of intellectual property rights relating to RUT58-60, to obtain and maintain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. Under the License and Supply Agreement that Ruthigen has entered into with Oculus, Ruthigen holds certain exclusive patent rights for a specified field and territory, including licensed rights under U.S. patents and U.S. patent applications as well as licensed rights under foreign patents and patent applications owned by Oculus.

Ruthigen may file additional patent applications both in the United States and in other countries, as appropriate. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that Ruthigen will be successful in protecting its products by obtaining and defending patents. These risks and uncertainties include but are not limited to the following:

•	Patents may not be granted from patent applications submitted by Ruthigen or its licensor Oculus to the U.S. Patent and Trademark Office or foreign patent applications.
•	Patents that have issued or will issue, where its own or in-licensed patents and patent applications from Oculus or another entity, may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage.
•	Countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.
•	Its competitors, many of which have substantially greater resources than Ruthigen and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate its ability to make, use, and sell its potential products either in the United States or in international markets.
•	There may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns.

In addition, the U.S. Patent and Trademark Office and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if Ruthigen or Oculus are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, Ruthigen also rely on trade secrets and proprietary know-how. Although Ruthigen take measures to protect this information by entering into confidentiality and inventions agreements with its employees, scientific advisors, consultants, and collaborators, Ruthigen cannot provide any assurances that these agreements will not be breached, that Ruthigen will be able to protect itself from the harmful effects of disclosure if they are breached, or that its trade secrets will not otherwise become known or be independently discovered by competitors. If any of these events occurs, or Ruthigen otherwise loses protection for its trade secrets or proprietary know-how, the value of this information may be greatly reduced.

Patent protection and other intellectual property protection are important to the success of its business and prospects, and there is a substantial risk that such protections will prove inadequate.

Ruthigen’s intellectual property may not be sufficient to protect its products from competition and may negatively affect its business as well as limit its partnership or acquisition appeal.

Ruthigen may be subject to competition despite the existence of intellectual property that it may license or own. Ruthigen can give no assurances that its intellectual property protection will be sufficient to prevent third parties from designing around patents it owns or licenses and developing and commercializing competitive products. The existence of competitive products that avoid its intellectual property could materially adversely affect its operating results and financial condition. Furthermore, limitations, or perceived limitations, in its intellectual property may limit the interest of third parties to partner, collaborate or otherwise transact with Ruthigen, if third parties perceive a higher than acceptable risk to commercialization of its products or future products.

Ruthigen may elect to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights that it either owns or licenses. If Ruthigen does not prevail in enforcing its intellectual property rights in this type of litigation, Ruthigen may be subject to:

•	paying monetary damages related to the legal expenses of the third party;
•	facing additional competition that may have a significant adverse effect on its product pricing, market share, business operations, financial condition, and the commercial viability of its products; and
•	restructuring its company or delaying or terminating select business opportunities, including, but not limited to, research and development, clinical trial, and commercialization activities, due to a potential deterioration of its financial condition or market competitiveness.

A third party may also challenge the validity, enforceability or scope of the intellectual property rights that Ruthigen licenses or owns; and, the result of these challenges may narrow the scope or claims of or invalidate patents that are integral to RUT58-60 or other drug candidates in the future. There can be no assurance that Ruthigen will be able to successfully defend patents it owns or licenses in an action against third parties due to the unpredictability of litigation and the high costs associated with intellectual property litigation, amongst other factors.

Intellectual property rights and enforcement may be less extensive in jurisdictions outside of the United States; thus, Ruthigen may not be able to protect its intellectual property and third parties may be able to market competitive products that may use some or all of its intellectual property.

Changes to patent law may substantially change the regulations and procedures surrounding patent applications, issuance of patents, and prosecution of patents. Ruthigen can give no assurances that its patents and those of any licensor can be defended or will protect us against future intellectual property challenges, particularly as they pertain to changes in patent law and future patent law interpretations.

The actual or purported intellectual property rights of third parties may negatively affect Ruthigen’s business.

A third party may sue Ruthigen or its licensor or otherwise make a claim, alleging infringement or other violation of the third party’s intellectual property rights. If Ruthigen does not prevail in successfully defending this type of litigation, Ruthigen may be required to:

•	pay monetary damages;
•	obtain a license in order to continue manufacturing or marketing the affected products, which may not be available on commercially reasonable terms, or at all; or
•	stop commercial activities relating to the affected products, which could include a recall of the affected products and/or a cessation of sales.

The costs of defending an intellectual property claim could be substantial and could materially adversely affect Ruthigen’s operating results and financial condition, even if Ruthigen successfully defends such claims. Ruthigen cannot offer assurances that it will be able to defend itself against claims by third parties due to the high costs associated with intellectual property litigation, amongst other factors.

Intellectual property rights in the field of surgical medicine frequently involve complex legal and factual questions. Ruthigen is not guaranteed the right to practice its patented technology or develop, manufacture or commercialize its patented products even if it owns or licenses patent rights relating to its products. Ruthigen cannot be certain that a competitor or other third party does not have or will not obtain rights to intellectual property that may prevent it from manufacturing, developing or marketing certain of its products, regardless of whether Ruthigen believes such intellectual property rights are valid and enforceable or Ruthigen believes it would be otherwise able to develop a more commercially successful product, which may harm its operating results and financial condition.

Furthermore, any intellectual property litigation could be perceived negatively by securities analysts or investors which could have a material adverse effect on the value of its securities.

If Ruthigen materially breaches or defaults under its License and Supply Agreement with Oculus, Oculus will have the right to terminate the agreement and Ruthigen could lose critical license rights, which would materially harm its business.

Ruthigen does not currently own any patents, trademarks, or copyrights; however, its business is substantially dependent upon certain intellectual property rights that Ruthigen licenses from Oculus. Therefore, its commercial success will depend to a large extent on its ability to maintain and comply with its obligations under its License and Supply Agreement with Oculus. Its License and Supply Agreement with Oculus provides Oculus with the right to terminate the License and Supply Agreement for an uncured breach by Ruthigen, or if Ruthigen is insolvent or the subject of a bankruptcy proceeding, or potentially other reasons. In addition, under the License and Supply Agreement, Ruthigen is required to use commercially reasonable efforts to satisfy certain development milestones and other obligations with regard to the development and commercialization of RUT58-60 in order for it to maintain the license. Ruthigen expects that other technology in-licenses that it may enter into in the future will contain similar provisions and impose similar obligations on it. If Ruthigen fails to comply with any such obligations to Oculus or future licensors, such licensor will likely terminate their out-licenses to Ruthigen, in which case Ruthigen would not be able to market products covered by these licenses, including the RUT58-60 technology. The loss of its license with Oculus with respect to the RUT58-60 technology, and potentially other licenses that Ruthigen enters into in the future, would have a material adverse effect on its business. In addition, its failure to comply with obligations under its material in-licenses may cause it to become subject to litigation or other potential disputes under any such license agreements.

In addition, Ruthigen’s License and Supply Agreement with Oculus requires it to make certain payments, including license fees, milestone payments royalties, and other such terms typically required under licensing agreements and these types of technology in-licenses could make it less profitable for Ruthigen to develop product candidates utilizing these existing product candidates and technologies.

Ruthigen may be subject to claims that its employees, independent consultants or agencies have wrongfully used or inadvertently disclosed confidential information of third parties.

Ruthigen employ individuals and contract with independent consultants and agencies that may have previously worked at or conducted business with third parties; and, Ruthigen may be subject to claims that it or its employees, consultants or agencies have inadvertently or otherwise used or disclosed confidential information of its employees’ former employers or other third parties. Ruthigen may also be subject to claims that former employers or other third parties have an ownership interest in its patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if Ruthigen is successful, litigation could result in substantial cost and be a distraction to its management and other employees.

Risks Related to its Relationship with Oculus

Approval of commercial terms between Ruthigen and Oculus does not preclude the possibility of stockholder litigation, including but not limited to derivative litigation nominally against Oculus and against its directors and officers and also against Ruthigen and its directors and officers.

The commercial terms of the License and Supply Agreement, shared services agreement and separation agreement that Ruthigen has entered into with Oculus have been negotiated on behalf of Oculus by a Special Transaction Committee consisting solely of disinterested Oculus directors. Ruthigen believes such negotiations have been at arms’ length. Ruthigen has no basis for believing that the terms of these agreements will not be in the best interests of both Oculus and its stockholders and also Ruthigen and its stockholders. Nonetheless, no assurance can be given that any stockholder of Oculus will not claim in a lawsuit that such terms in fact are not in the best interests of Oculus and its stockholders, that the directors and officers of Oculus breached their fiduciary duties in connection with such agreements and that any disclosures by Oculus to its stockholders regarding these agreements and the relationship between Oculus and Ruthigen did not satisfy applicable requirements. In any such instance, Ruthigen and its directors and officers may also be named as defendants and Ruthigen would have to defend itself and its directors and officers. While Ruthigen will seek indemnification from Oculus under the terms of these agreements against any damages or other costs, which could be substantial, no such indemnification has yet been agreed to or may be agreed to and be in effect. Further, any such litigation would be time-consuming and would divert focus and resources from the development of Ruthigen’s product candidates and its business.

Your investment in Ruthigen’s securities may be adversely affected due to Oculus’ ownership of its common stock.

The liquidity of the market for its common stock may be constrained for as long as Oculus continues to hold a significant position in its common stock. As of March 31, 2015, Oculus holds approximately 34% of Ruthigen’s outstanding common stock and approximately 42% of the voting power of Ruthigen’s common stock. Additionally, without a distribution or other liquidity event of the shares of Ruthigen common stock held by Oculus, there will be limited liquidity in the market for its common stock, which will impact its stockholders and its stock price. A lack of liquidity in the market for its common stock may adversely affect its stock price and therefore, its ability to raise additional funds in the public markets, which may have a material adverse effect on its ability to grow its business.

The ownership by its executive officers and its directors of shares of Oculus common stock and rights to purchase Oculus common stock may create, or may create the appearance of, conflicts of interest.

The ownership by its executive officers and its directors of shares of Oculus common stock, options to purchase shares of Oculus common stock, or other equity awards of Oculus may create, or may create the appearance of, conflicts of interest. Ruthigen’s chief executive officer and chairman of the board served as the chief executive officer of Oculus until February 2013 and chairman of the board of Oculus until February 2014. Ruthigen’s chief financial officer since February 2013 has been granted options in Oculus. Two of its three directors formerly served on the board of directors of Oculus. Because of the current and former positions of its executive officers and its directors with Oculus, they own shares of Oculus common stock, options to purchase shares of Oculus common stock or other equity awards of Oculus. Ownership by its executive officers and directors of common stock or options to purchase common stock of Oculus, or any other equity awards, may create the appearance of conflicts of interest when these individuals are faced with decisions that could have different implications for Oculus than the decisions have for Ruthigen. Any perceived conflicts of interest resulting from investors questioning the independence of its management or the integrity of corporate governance procedures may materially affect its stock price.

Any disputes that arise between Ruthigen and Oculus with respect to its past and ongoing relationships could harm its business operations.

Disputes may arise between Ruthigen and Oculus in a number of areas relating to its past and ongoing relationships, including:

•	intellectual property, technology and business matters, including failure to make required technology transfers and failure to comply with non-compete provisions applicable to Oculus and Ruthigen;
•	labor, tax, employee benefit, indemnification and other matters arising from Ruthigen’s separation from Oculus;
•	distribution and supply obligations;
•	employee retention and recruiting;
•	business combinations involving Ruthigen;
•	sales or distributions by Oculus of all or any portion of its ownership interest in Ruthigen;
•	the nature, quality and pricing of services Oculus has agreed to provide Ruthigen; and
•	business opportunities that may be attractive to both Oculus and Ruthigen.

Ruthigen is a party to a the separation agreement with Oculus related to the separation of its business operations from those of Oculus that contains certain limitations on Oculus’ ability to control various aspects of its business and operations, notwithstanding Oculus’ substantial ownership position in its common stock.

Ruthigen and its stockholders may not achieve some or all of the expected benefits of its separation from Oculus.

Ruthigen is focused on developing HOCl based drugs to prevent and treat infection in invasive applications. Drug development is an expensive and time-consuming process, but Ruthigen believes the knowledge it has gained while operating as a subsidiary of Oculus has helped expedite this process. However, in order to realize the value proposition of Ruthigen as a drug development company, it intends to target early stage healthcare and pharmaceutical focused investors, who are interested in investing in drug development companies and who appreciate the risks, rewards and typically longer investment timelines associated with such investments. In order to successfully attract this type of new investment, Ruthigen believes it is critical that it separates from Oculus, because Ruthigen believes that doing so will provide it with some or all of the following benefits:

•	improving strategic and operational flexibility, increasing management focus and streamlining decision-making by providing the flexibility to implement its strategic plan and to respond more effectively to different customer needs and the changing economic environment;
•	allowing Ruthigen to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, without competing for capital with Oculus’ other businesses;
•	creating an independent equity structure that will facilitate its ability to affect future acquisitions utilizing its common stock; and
•	facilitating incentive compensation arrangements for employees more directly tied to the performance of its business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of its business.

Risks Related to Ruthigen Common Stock

The trading market in Ruthigen common stock has been extremely limited.

Since its initial listing on the NASDAQ Capital Market on March 21, 2014, the trading market in Ruthigen’s common stock has been extremely limited. The quotation of its common stock on the NASDAQ Capital Market does not assure that a meaningful, consistent and liquid trading market currently exists. Ruthigen cannot predict whether a more active market for its common stock will develop in the future. An absence of an active trading market could adversely affect its stockholders’ ability to sell its common stock at current market prices in short time periods, or possibly at all. Additionally, market visibility for its common stock may be limited and such lack of visibility may have a depressive effect on the market price for its common stock. As of March 31, 2015, approximately fifty percent 50% of its outstanding shares of common stock was controlled by its officers, directors, beneficial owners of 5% or more of its securities and their respective affiliates, which adversely affects the liquidity of the trading market for its common stock, in as much as federal securities laws restrict sales of its shares by these stockholders. If its affiliates continue to hold their shares of common stock, there will be limited trading volume in its common stock, which may make it more difficult for investors to sell their shares or increase the volatility of its stock price. In addition, as of March 31, 2015, 2,000,000 shares of common stock, or 42% of its outstanding shares, were restricted from resale under securities laws or as a result of lock-up agreements, further limiting the liquidity of its common stock; however, such lock-up agreements will expire at the close of business on August 13, 2015 or upon the successful completion of the Merger with Pulmatrix.

The price of Ruthigen’s common stock may fluctuate substantially.

The market price of its common stock may fluctuate, as a result of, among other factors:

•	the sale of its common stock by Oculus, its former parent and largest stockholder at potentially significant discounts to the prevailing market price, subject to certain contractual conditions;
•	the sale of its common stock by its stockholders, executives, and directors;
•	the limitations in trading volumes of its shares of common stock;

•	its ability to obtain financing when needed to fund its operations;
•	its ability to secure resources and the necessary personnel to conduct clinical trials on its desired schedule;
•	commencement, enrollment or results of its clinical trials of RUT58-60 or any future clinical trials it may conduct;
•	changes in the development status of RUT58-60;
•	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of its planned pre-clinical and clinical trials;
•	any delay in its submission for studies or product approvals or adverse regulatory decisions, including failure to receive regulatory approval for RUT58-60;
•	new products or services, enhancements, significant contracts, acquisitions or strategic investments;
•	unanticipated safety concerns related to the use of RUT58-60;
•	failures to meet external expectations or management guidance;
•	changes in its capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by its stockholders, including Oculus;
•	its cash position;
•	announcements and events surrounding financing efforts;
•	its inability to enter into new markets or develop new products;
•	reputational issues;
•	competition from existing technologies and products or new technologies and products that may emerge;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or its competitors;
•	changes in general economic, political and market conditions in or any of the regions in which it conducts its business;
•	changes in industry conditions or perceptions;
•	changes in valuations of similar companies;
•	analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigation related to intellectual property, proprietary rights, and contractual obligations;
•	changes in applicable laws;
•	announcements or actions taken by Oculus as its principal stockholder;
•	open-market transactions that may occur prior to or immediately after any distribution of shares by Oculus; and
•	other events or factors, many of which may be out of its control.

In addition, if the market for stocks in its industry or industries related to its industry, or the stock market in general, experiences a loss of investor confidence, the trading price of its common stock could fluctuate or decline for reasons unrelated to its business, financial condition and results of operations. If any of the foregoing occurs, it could cause its stock price to fall and may expose Ruthigen to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Raising additional capital may cause dilution to existing stockholders, restrict its operations or require it to relinquish rights.

Ruthigen may seek the additional capital necessary to fund its operations through public or private equity offerings, debt financings, and collaborative and licensing arrangements. To the extent that it raises additional capital through the sale of equity or convertible debt securities, existing stockholders ownership interests will be diluted and the terms may include liquidation or other preferences that adversely affect their rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If Ruthigen raises additional funds through collaboration and licensing arrangements with third parties, it may have to relinquish valuable rights to its technologies or grant licenses on terms that are not favorable to it.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.

The Series A Warrants that Ruthigen issued in its initial public offering do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a formulaic price that is subject to adjustment for a limited period of time. The holders of its Series A Warrants may exercise their right to acquire additional shares of its common stock and Series B Warrants to purchase additional shares of its common stock. In order to do so, they must pay an exercise price of $7.25 per Series A Warrant within the two years following the date of issuance, after which date any unexercised Series A Warrants will expire and have no further value. There can be no assurance that the market price of Ruthigen’s common stock will equal or exceed the exercise price of the Series A Warrants, and consequently, whether it will ever be profitable for holders of the Series A Warrants to exercise the Series A Warrants. This same analysis applies with equal effect to its Series B Warrants that are issuable upon exercise of the Series A Warrants, however the exercise of the Series B Warrants is $9.0625 per share and the expiration date is five years following the date of issuance.

There is no public market for Ruthigen’s warrants, and Ruthigen does not expect one to develop.

Ruthigen sold units in its initial public offering, each of which contained one share of common stock and one Series A Warrant. The Series A Warrants are exercisable for additional shares of common stock and Series B Warrants. The Series B Warrants are issuable for additional shares of common stock. There is no public trading market for its Series A Warrants or its Series B Warrants that are issuable upon exercise of the Series A Warrants, and Ruthigen does not expect a market to develop. In addition, Ruthigen does not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of its warrants will be limited.

The exercise of outstanding options and warrants to acquire shares of Ruthigen’s common stock will cause additional dilution, which could cause the price of Ruthigen’s common stock to fall.

In its initial public offering, Ruthigen issued an aggregate of 3,047,500 Series A Warrants, all of which are outstanding as of March 31, 2015. Each of its Series A Warrants is exercisable for one share of common stock and one Series B Warrant to purchase one share of common stock. Accordingly, Ruthigen has reserved 6,095,000 shares of its common stock for issuance upon exercise of its Series A Warrants and Series B Warrants. If the holders of its Series A Warrants exercise their warrants, you will experience dilution at the time they exercise their Series A Warrants. Similarly, if those who exercised their Series A Warrants also exercise the Series B Warrants they receive upon exercise of the Series A Warrants, you will experience further dilution at the time they exercise their Series B Warrants. The Series A Warrants and Series B Warrants contains price adjustment provisions, which may cause the exercise prices to be reduced relative to the initial exercise prices of 100% and 125% of the initial public offering price per unit, respectively, if Ruthigen completes future equity sales at discounts to the then-market price and below the initial exercise price of the warrants.

In addition, Ruthigen has reserved 998,355 shares of its common stock under its 2013 Employee, Director and Consultant Equity Incentive Plan, and as of March 31, 2015, a majority of these shares are subject to outstanding stock options and restricted stock units. Furthermore, Ruthigen may issue additional options, warrants and other types of equity in the future as part of stock-based compensation, capital raising transactions, technology licenses, financings, strategic licenses or other strategic transactions. To the extent these options are exercised, existing stockholders would experience additional dilution. In addition, the pool of available stock available for grant under its 2013 Employee, Director and Consultant Equity Incentive Plan increased by 232,500 shares as of January 1, 2015, and if the Incentive Plan Amendment Proposal is adopted, the plan would be subject to further increase.

“Penny stock” rules may make buying or selling Ruthigen’s securities difficult which may make its stock less liquid and make it harder for investors to buy and sell its securities.

If Ruthigen’s shares of common stock are delisted by NASDAQ and begin to trade on an over-the-counter market such as the Over-the-Counter Bulletin Board or any quotation system maintained by OTC Markets, Inc., trading in its securities will be subject to the SEC’s “penny stock” rules and it is anticipated that trading in its securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends its securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in its securities, which could severely limit the liquidity of Ruthigen’s securities and consequently adversely affect the market price for its securities.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and Ruthigen’s management may be required to devote substantial time to compliance matters.

As a publicly traded company, Ruthigen incurs significant additional legal, accounting and other expenses that it did not incur as a privately held, wholly owned subsidiary of Oculus. The obligations of being a public reporting company require significant expenditures, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and the listing requirements of the stock exchange on which its securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after Ruthigen is no longer an “emerging growth company.” In addition, these rules and regulations make it more difficult and more expensive for Ruthigen to obtain director and officer liability insurance. Compliance with such requirements also places demands on management’s time and attention.

Ruthigen does not intend to pay cash dividends on its shares of common stock so any returns will be limited to the value of its shares.

Ruthigen currently anticipates that it will retain future earnings for the development, operation and expansion of its business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of its share price.

Ruthigen is an “emerging growth company” and its election to delay adoption of new or revised accounting standards applicable to public companies may result in its financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, its securities may be less attractive to investors.

Ruthigen is an “emerging growth company,” as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Ruthigen is electing to delay such adoption of new or revised accounting standards, and as a result, it may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, its financial statements may not be comparable to the financial statements of other public companies. Ruthigen cannot predict whether investors will find its securities less attractive because it will rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. Ruthigen may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” Ruthigen could remain an “emerging growth company” until the earliest to occur of earliest of (i) the last day of the fiscal year in which it has total annual gross revenues of $1 billion or more; (ii) March 31, 2019; (iii) the date on which it has issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the SEC.

Ruthigen may be at risk of securities class action litigation.

Ruthigen may be at risk of securities class action litigation. This risk is especially relevant due to Ruthigen’s dependence on positive clinical trial outcomes and regulatory approvals of RUT58-60. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If Ruthigen faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business and results in a decline in the market price of its common stock.

If Ruthigen fails to comply with listing requirements, NASDAQ may delist its common stock from its exchange, which could limit investors’ ability to make transactions in its common stock and subject it to additional trading restrictions.

If Ruthigen fails to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the NASDAQ Stock Market (or NASDAQ) may take steps to delist its common stock. Such a delisting would likely have a negative effect on the price of its common stock and would impair its ability to sell or purchase its common stock when you wish to do so. In the event of a delisting, Ruthigen would take actions to restore its compliance with NASDAQ’s listing requirements, but Ruthigen can provide no assurance that any such action taken by it would allow its common stock to become listed again, stabilize the market price or improve the liquidity of its common stock, prevent its common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If the NASDAQ Capital Market does not maintain the listing of its securities for trading on its exchange, Ruthigen could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity with respect to its securities;

•	a determination that its shares of common stock are “penny stock,” which will require brokers trading in its shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its shares of common stock;
•	a limited amount of news and analyst coverage; and
•	decreased ability to issue additional securities or obtain additional financing in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus and other documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between Ruthigen and Pulmatrix including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of Ruthigen and Pulmatrix and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “RISK FACTORS” beginning on page 36 of this joint proxy and consent solicitation statement/prospectus. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the inability to complete the merger due to the failure to obtain stockholder approval or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger or for any other reason;
•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;
•	the risk that the proposed merger disrupts current plans and operations;
•	fluctuations in the market value of Ruthigen common stock;
•	the effects of the merger on Ruthigen’s financial results;
•	potential difficulties in employee retention as a result of the merger;
•	disruption from the merger making it difficult to maintain business and operational relationships;
•	diversion of management time on issues related to the merger;
•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;
•	the risk that cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;
•	adverse developments in general market, business, economic, labor, regulatory and political conditions;
•	the amount of any costs, fees, expenses, impairments and charges related to the merger;
•	the uncertainty regarding the adequacy of Ruthigen’s liquidity to pursue its business objectives;
•	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;
•	competitive factors, including technological advances achieved and patents attained by competitors; and

•	the impact of any change to applicable laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform.

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 36, “INFORMATION ABOUT RUTHIGEN — Ruthigen Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “INFORMATION ABOUT PULMATRIX — Pulmatrix Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this joint proxy and consent solicitation statement/prospectus. Ruthigen and Pulmatrix do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of Ruthigen and Pulmatrix believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus.

MARKET AND INDUSTRY DATA

Information and management estimates contained in this joint proxy and consent solicitation statement/prospectus concerning the biotechnology industry, including general expectations and market position and market opportunity, are based on publicly available information, such as clinical studies, academic research reports and other research reports, as well as information from industry reports provided by third-party sources, such as Defined Health, EvaluatePharma, IMS Health, Kalorama Information and Medtech Insight, medical market research and analysis firms. Estimates from the management of Ruthigen and Pulmatrix are also derived from knowledge of the industry and markets in which Pulmatrix and Ruthigen operate and expect to compete. None of the sources cited in this joint proxy and consent solicitation statement/prospectus have consented to the inclusion of any data from its reports, and Ruthigen or Pulmatrix have not sought their consent. Ruthigen’s and Pulmatrix’s internal research has not been verified by any independent source, and Ruthigen and Pulmatrix have not independently verified any third-party information. In addition, while Ruthigen and Pulmatrix believes the market position and market opportunity information included in this joint proxy and consent solicitation statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “RISK FACTORS” beginning on page 36 of this joint proxy and consent solicitation statement/prospectus.

“iSPERSE” is one of Pulmatrix’s trademarks used in this prospectus. Other trademarks appearing in this prospectus, including “TOBI Podhaler,” “AeroVanc,” “Spiriva,” “Betadine,” “Levaquin,” “Zosyn,” “Meerem,” “Primaxin,” “Tygacil,” “Augmentin,” “Metronidazole,” “Cephalosporin,” “Doribax,” “Avelox,” “Invanz,” and “Esbriet” are the property of their respective holders. Solely for convenience, these and other trademarks, trade names and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that Ruthigen, Pulmatrix or the owners of such trademarks will not assert, to the fullest extent under applicable law, their rights to these trademarks and trade names.

THE COMPANIES

Ruthigen, Inc.

Ruthigen is a Delaware corporation that was incorporated in 2013 as a wholly owned subsidiary of Oculus. Ruthigen was operated as a wholly owned subsidiary of Oculus until the completion of its initial public offering in March 2014. Ruthigen develops pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to prevent and treat infection in invasive applications. Ruthigen has been focusing on the commercialization of its lead drug candidate, RUT58-60, which is a broad spectrum anti-infective drug for the prevention and treatment of infection in surgical and trauma procedures. Ruthigen has licensed the intellectual property rights underlying the RUT58-60 from Oculus pursuant to a License and Supply Agreement with Oculus.

Ruthigen common stock trades on The NASDAQ Capital Market under the symbol “RTGN.”

Ruthigen’s principal executive offices are located at 2455 Bennett Valley Rd., Suite C116, Santa Rosa, California 95404, its telephone number is (707) 525-9900, and its website is located at www.ruthigen.com. Information on or accessed through Ruthigen’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Ruthigen can be found in the sections titled “INFORMATION ABOUT RUTHIGEN — Overview” beginning on page 194 and “INFORMATION ABOUT RUTHIGEN — Ruthigen Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 217 and Ruthigen’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

Ruthigen Merger Corp.

Merger Sub is a wholly owned subsidiary of Ruthigen that was incorporated in Delaware on March 2, 2015, solely for the purpose of entering into the Merger Agreement and affecting the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Ruthigen set forth above.

Pulmatrix Inc.

Pulmatrix Inc. is a Delaware corporation that was incorporated in 2003.

Pulmatrix is a clinical stage biotechnology company focused on the discovery and development of a novel class of inhaled therapeutic products intended to prevent and treat respiratory diseases and infections with significant unmet medical needs. Pulmatrix’s proprietary dry powder delivery platform, the iSPERSE (inhaled Small Particles Easily Respirable and Emitted), is engineered to be small, dense particles with highly efficient dispersibility and delivery to the airways, which can be used with an array of dry powder inhaler technologies and can be formulated with a variety of drug substances. Pulmatrix is developing a pipeline of iSPERSE-based therapeutic candidates targeted at prevention and treatment of a range of rare or orphan respiratory diseases and infections, including chronic obstructive pulmonary disease, cystic fibrosis and idiopathic pulmonary fibrosis.

Pulmatrix was founded by David A. Edwards, Ph.D., professor of Biomedical Engineering at Harvard University, Mark Gabrielson, owner and general partner of p-Value Capital, Alexander Klibanov, Ph.D., professor of Chemistry and Bioengineering at Massachusetts Institute of Technology, and Robert Langer, Ph.D., professor of Chemical and Biomedical Engineering at Massachusetts Institute of Technology.

Pulmatrix’s principal executive offices are located at 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, its telephone number is (781) 357-2333, and its website is located at www.pulmatrix.com. Information on or accessed through Pulmatrix’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Ruthigen can be found in the sections titled “INFORMATION ABOUT PULMATRIX — Business” beginning on page 225 and “INFORMATION ABOUT PULMATRIX —  Pulmatrix Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 238 and Ruthigen’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

THE SPECIAL MEETING OF RUTHIGEN STOCKHOLDERS

This section contains information for Ruthigen’s stockholders about special meeting of Ruthigen stockholders that has been called to consider the approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Board Declassification Proposal, the Executive Package Proposal and the Adjournment Proposal.

General

Ruthigen is furnishing this joint proxy and consent solicitation statement/prospectus to the holders of Ruthigen common stock as of the record date in connection with the solicitation of proxies by the Ruthigen board of directors for use at the Ruthigen special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

The special meeting of Ruthigen stockholders will be held on [•], 2015, at [•] a.m., Eastern Time, at [•].

Purpose of the Ruthigen Special Meeting

At the Ruthigen special meeting, Ruthigen stockholders will be asked to consider and vote upon the following matters:

(1)	The Ruthigen Merger Proposal;
(2)	The Incentive Plan Amendment Proposal;
(3)	The Board Declassification Proposal;
(4)	The Executive Package Proposal; and
(5)	The Adjournment Proposal.

Ruthigen stockholders also will consider and act on any other matters as may properly come before the Ruthigen special meeting or any adjournment or postponement of the meeting, including any procedural matters incident to the conduct of the meeting.

The Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal are all conditioned on each other. The Board Declassification Proposal is conditioned on the approval of the Ruthigen Merger Proposal, but the approval of the Ruthigen Merger Proposal is not conditioned on the approval of the Board Declassification Proposal. The Adjournment Proposal does not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal other than the Board Declassification Proposal and the Adjournment Proposal does not receive the requisite vote for approval, then Ruthigen and Pulmatrix will not consummate the merger.

Recommendation of the Ruthigen Board of Directors

The Ruthigen Board of Directors has determined that it is advisable and in the best interest of Ruthigen and its stockholders to enter into the Merger Agreement and the Ruthigen board of directors has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. Certain factors considered by the Ruthigen board of directors in reaching its decision to approve and adopt the Merger Agreement and the merger can be found in the section of this joint proxy and consent solicitation statement/prospectus entitled “THE MERGER — Ruthigen Reasons for the Merger” beginning on page 110.

The Ruthigen board of directors unanimously recommends that Ruthigen stockholders vote “FOR” the Ruthigen Merger Proposal, “FOR” the Incentive Plan Amendment Proposal, “FOR” the Board Declassification Proposal, “FOR” the Executive Package Proposal and “FOR” the Adjournment Proposal.

Ruthigen Record Date and Quorum

The Ruthigen board of directors has fixed the close of business on [•], 2015 as the record date for the Ruthigen special meeting. Only the holders of record of shares of Ruthigen common stock on the Ruthigen record date are entitled to receive notice of and to vote at the Ruthigen special meeting or at any postponement(s) or adjournment(s) of the Ruthigen special meeting.

As of the Ruthigen record date, there were [•] shares of Ruthigen common stock outstanding and entitled to vote at the Ruthigen special meeting held by approximately [•] holders of record. Each share of Ruthigen common stock entitles the holder to one vote at the Ruthigen special meeting on each proposal to be considered at the Ruthigen special meeting.

The presence, in person or by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for shareholder approval), of the holders of a majority of the shares of the stock entitled to vote at the Ruthigen special meeting is necessary to constitute a quorum to transact business. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the Ruthigen Bylaws, if a quorum in not present, the special meeting shall be adjourned to another place, if any, date, or time by the chairman of the meeting.

At the close of business on the Ruthigen record date, directors and executive officers of Ruthigen and their affiliates were entitled to vote [•] shares of Ruthigen common stock, or approximately [•]% of the issued and outstanding shares of Ruthigen common stock on that date. Ruthigen currently expects that the Ruthigen directors and executive officers will vote their shares of Ruthigen common stock in favor of the proposed proposals, although none of them is obligated to do so.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for ten (10) days prior to the meeting, at [•], between the hours of [•] a.m. and [•] p.m., local time.

Ruthigen stockholders will be admitted to the special meeting beginning at [•], local time, on [•], 2015. If you are a stockholder of record the inspector of election will have your name on a list, and you will be able to gain entry to the special meeting with any form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is [•], 2015.

Vote Required for Approval

Approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of Ruthigen common stock voting for or against such proposals. Approval of the Board Declassification Proposal requires the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Ruthigen common stock.

Abstentions and Broker Non-Votes

If you are a Ruthigen stockholder and mark “ABSTAIN” on your proxy with respect to any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal, it will not be counted with respect to the vote and will have no effect on the proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. If you fail to submit a proxy or vote in person at the Ruthigen special meeting, it will also have no effect on the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal.

Banks, brokers and other nominees that hold their customers’ shares in “street name” may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Ruthigen special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Ruthigen common stock, your shares will not be considered present at the Ruthigen special meeting and will not be voted and will have no effect on the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal or the Adjournment Proposal.

Notwithstanding the above, abstentions, or if you fail to submit a proxy or vote, will have the same effect as a vote against the Board Declassification Proposal.

Manner of Submitting Proxy

Whether or not you plan to attend the Ruthigen special meeting in person, you should submit your proxy as soon as possible. If you own shares of Ruthigen common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Ruthigen common stock. You may vote your shares of Ruthigen common stock held of record in any of the following ways:

•	In Person — To vote in person, come to the Ruthigen special meeting and you will be able to vote by ballot. To ensure that your shares of Ruthigen common stock are voted at the Ruthigen special meeting, the Ruthigen board of directors recommends that you submit a proxy even if you plan to attend the Ruthigen special meeting.
•	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Ruthigen before the Ruthigen special meeting, the persons named as proxies will vote your shares of Ruthigen common stock as you direct.
•	By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.
•	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly. Submitting a proxy will not affect your right to vote in person if you decide to attend the Ruthigen special meeting.

The Ruthigen board of directors has appointed Hojabr Alimi and Sameer Harish to serve as proxies for the Ruthigen special meeting.

If a proxy card is signed and returned without an indication as to how the shares of Ruthigen common stock represented by the proxy are to be voted with regard to a particular proposal, the Ruthigen common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy and consent solicitation statement/prospectus, Ruthigen has no knowledge of any business that will be presented for consideration at the Ruthigen special meeting and which would be required to be set forth in this joint proxy and consent solicitation statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Ruthigen. In accordance with the Ruthigen Bylaws and Delaware law, business transacted at the Ruthigen special meeting will be limited to those matters set forth in such notice.

Your vote as a Ruthigen stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the Ruthigen special meeting in person.

Shares Held in Street Name

If you are a Ruthigen stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Ruthigen common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

You may not vote shares held in “street name” by returning a proxy card directly to Ruthigen or by voting in person at the Ruthigen special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Ruthigen common stock on behalf of their customers may not give a proxy to Ruthigen to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an Ruthigen stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Ruthigen special meeting, which will have the same effect as described above under “— Abstentions and Broker Non-Votes.”

Revocation of Proxies and Voting Instructions

If your shares of Ruthigen common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

•	Attending the Ruthigen special meeting and voting in person. Your attendance at the Ruthigen special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Ruthigen special meeting to revoke your proxy;
•	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Ruthigen special meeting will be counted);
•	Completing and submitting a new valid proxy card bearing a later date; or
•	Sending written notice of revocation to Ruthigen at [•] which notice must be received before noon, Eastern Time, on [•], 2015.

If your shares of Ruthigen common stock are held in “street name”, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

Ruthigen will appoint Broadridge Financial Solutions, Inc. as inspector of election for the Ruthigen special meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from Ruthigen stockholders will be borne by Ruthigen. Ruthigen has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to assist in soliciting proxies for use at the Ruthigen special meeting. Ruthigen will pay Georgeson an estimated fee of approximately $8,500 to $15,000 and will reimburse Georgeson for its out-of-pocket expenses. In addition to solicitation by Georgeson and use of the mail, proxies may be solicited by directors, officers and employees of Ruthigen in person or by telephone, telegram or other means of communication. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses they incur in connection with the solicitation. Ruthigen will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding of solicitation materials to the beneficial owners of Ruthigen common stock and collecting voting instructions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Ruthigen special meeting, please contact Georgeson:

Georgeson Inc.
480 Washington Blvd., 26th Floor,
Jersey City, New Jersey 07310
Telephone Toll Free: (800) 509-0976
E-mail: ruthigenproxy@georgeson.com

PROPOSALS SUBMITTED TO RUTHIGEN STOCKHOLDERS
RUTHIGEN PROPOSAL 1 — APPROVAL OF THE RUTHIGEN MERGER PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, Ruthigen is asking its stockholders to approve the Ruthigen Merger Proposal, which includes an approval of the merger, the Merger Agreement and the transactions contemplated thereby, including the issuance of shares in connection therewith. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of shares of Ruthigen common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “THE MERGER” beginning on page 103 and “THE MERGER AGREEMENT” beginning on page 139. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement attached hereto in their entirety before voting on this proposal.

The Merger Agreement provides that Ruthigen will issue shares of Ruthigen common stock at the Exchange Ratio of 0.148187124066461 shares of Ruthigen common stock for each outstanding share of Pulmatrix common stock, warrants to purchase shares of Ruthigen common stock in exchange for the Outstanding Warrants to purchase an aggregate of 53,817,097 shares of Pulmatrix common stock at an exercise price of $0.448266 per whole share, after adjusting the number of shares and the exercise price thereof by the Exchange Ratio, and an aggregate of 5,850,000 shares of Ruthigen common stock to be held in escrow to secure indemnification obligations pursuant to the Merger Agreement. In addition, Ruthigen will issue shares of Ruthigen common stock to certain lenders of Pulmatrix upon the conversion of the bridge loans to be assumed by Ruthigen in the original principal amount of $4.5 million into shares of Ruthigen common stock at the rate of $2.75 per share of Ruthigen common stock immediately following consummation of the merger.

The aggregate number of shares of common stock that Ruthigen will issue pursuant to the terms of the Merger Agreement and as described herein will be in excess of twenty percent (20%) of Ruthigen’s pre-merger outstanding shares of common stock. Accordingly, Ruthigen is asking its stockholders to approve the Ruthigen Merger Proposal in accordance with the NASDAQ Listing Rules.

Under Delaware law, the adoption of the Merger Agreement and the approval of the merger by Merger Sub do not require approval of the Ruthigen stockholders. Accordingly, the vote of Ruthigen stockholders required to approve the transaction is the affirmative vote of a majority of votes cast for or against the proposal by holders of Ruthigen common stock entitled to vote and represented in person or by proxy at the Ruthigen special meeting and not the majority of the outstanding stock of Ruthigen entitled to vote.

Pursuant to the Merger Agreement, approval of the Ruthigen Merger Proposal is a condition to the closing of the merger. The approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal are all conditioned on the approval of each other. Accordingly, if any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal is not approved, the merger will not be completed.

Required Vote

Approval of the Ruthigen Merger Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of Ruthigen common stock entitled to vote and represented in person or by proxy at the Ruthigen special meeting, assuming a quorum is present.

Recommendation of the Ruthigen Board of Directors

THE RUTHIGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RUTHIGEN STOCKHOLDERS VOTE “FOR” THE RUTHIGEN MERGER PROPOSAL.

RUTHIGEN PROPOSAL 2 — APPROVAL OF THE INCENTIVE PLAN AMENDMENT
PROPOSAL TO APPROVE THE RUTHIGEN, INC. AMENDED AND RESTATED
2013 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

General

Ruthigen is requesting that its stockholders vote to approve the Ruthigen, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, which amends and restates the Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan. After the Merger, Ruthigen will rename the plan, as amended and restated, the Pulmatrix, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “New 2013 Plan”). Ruthigen’s compensation committee and Ruthigen’s board of directors have unanimously approved the New 2013 Plan, subject to the approval of Ruthigen’s stockholders. The New 2013 Plan will allow for the issuance of up to 6,853,319 shares of Ruthigen’s common stock pursuant to awards to be granted under the New 2013 Plan.

Pursuant to the Merger Agreement, approval of the Incentive Plan Amendment Proposal is a condition to the closing of the merger. The approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal are all conditioned on the approval of each other. Accordingly, if any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal is not approved, the merger will not be completed.

As of March 31, 2015, [•] options to purchase shares of Ruthigen’s common stock were outstanding under the Ruthigen, Inc. 2013 Employee, Director and Consultant Equity and Incentive Plan, [•] restricted stock units were outstanding under the Ruthigen, Inc. 2013 Employee, Director and Consultant Equity and Incentive Plan, and [•] shares remained available for future grants.

The New 2013 Plan is being submitted to Ruthigen’s stockholders for approval in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code, and (ii) eligibility to receive a federal income tax deduction for certain compensation to be received by Ruthigen’s executive officers under the New 2013 Plan by complying with Section 162(m) of the Code. Approval by Ruthigen’s stockholders of the New 2013 Plan is also required by the Nasdaq Stock Market Listing Standards.

The New 2013 Plan is being amended and restated to increase the number of shares authorized thereunder from 1,230,855 currently to 6,853,319 shares, to comply with the requirements imposed by Section 162(m) of the Code and related regulations in order to preserve, to the extent desirable, the tax deduction available to Ruthigen for certain awards made under the New 2013 Plan and to provide an increase in the number of shares of common stock available for issuance under the “evergreen” provision. Section 162(m) of the Code generally denies a public corporation a deduction for compensation in excess of $1,000,000 paid to each of its covered employees unless the compensation is exempt from the $1,000,000 limitation because it qualifies as performance-based compensation. Covered employees include the CEO, and the three most highly compensated officers (other than the CEO and the CFO) whose compensation is reported to stockholders under the Exchange Act for the taxable year. Ruthigen believes that it is in the best interests of Ruthigen and its stockholders to structure the New 2013 Plan so that Ruthigen is in a position to maximize corporate deductibility of executive compensation to the extent that it may be desirable to do so. In order to qualify as performance-based compensation, the compensation paid under a plan to covered employees must be paid under pre-established objective performance goals determined and certified by a committee comprised of outside directors. In addition to other requirements for the performance-based compensation exception, stockholders must be advised of, and must approve, the material terms (or changes in material terms) of the performance goals under which compensation is to be paid. Material terms include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. The New 2013 Plan’s provisions regarding eligibility and the maximum amount of compensation that may be granted during any calendar year are described below under “Eligibility” and “Shares Available for Issuance” and the performance goals are described below under “Performance Goals.”

Ruthigen’s future success depends, in large part, upon Ruthigen’s ability to maintain a competitive position in attracting, retaining and motivating key personnel. Ruthigen believes that amending and restating the New 2013 Plan as set forth herein is essential to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Accordingly, Ruthigen’s board of directors believes approval of the New 2013 Plan, as amended and restated, is in Ruthigen’s best interests and those of its stockholders and recommends a vote “FOR” the approval of the New 2013 Plan.

The following is a brief summary of the New 2013 Plan, as amended and restated. This summary is qualified in its entirety by reference to the text of the New 2013 Plan, a copy of which is attached as Annex K to this Proxy Statement.

Material Features of the New 2013 Plan

Eligibility.  The New 2013 Plan allows Ruthigen, under the direction of the compensation committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors who, in the opinion of Ruthigen’s compensation committee, are in a position to make a significant contribution to Ruthigen’s long-term success. The purpose of these awards is to attract and retain key individuals, further align employee and stockholder interests, and to closely link compensation with Company performance. All employees, directors and consultants of the Company and its affiliates are eligible to participate in the New 2013 Plan. Following the merger, Ruthigen anticipates that there will be approximately [•] individuals eligible to participate in the New 2013 Plan. On March 31, 2015, the closing market price per share of Ruthigen’s common stock was $3.44, as reported by the Nasdaq Capital Market.

Shares Available for Issuance.  The New 2013 Plan provides for the issuance of up to 6,853,319 shares of Ruthigen’s common stock. In addition, the New 2013 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of Ruthigen’s common stock available for issuance under the plan on the first day of each fiscal year beginning in calendar year 2016. The annual increase in the number of shares shall be equal to the lowest of: (i) [•] shares of Ruthigen’s common stock; (ii) five percent (5%) of the number of shares of Ruthigen’s common stock outstanding as of such date; and (iii) an amount determined by Ruthigen’s board of directors.

Generally, shares of common stock subject to awards under the New 2013 Plan that lapse, are forfeited or are canceled will be added back to the share reserve available for future awards. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The New 2013 Plan provides that no participant may receive awards for more than [•] shares of common stock in any fiscal year.

Plan Administration.  In accordance with the terms of the New 2013 Plan, Ruthigen’s board of directors has authorized Ruthigen’s compensation committee to administer the New 2013 Plan. The compensation committee may delegate part of its authority and powers under the New 2013 Plan to one or more of Ruthigen’s directors and/or officers, but only the compensation committee can make awards to participants who are directors or executive officers of the Company. In accordance with the provisions of the New 2013 Plan, Ruthigen’s compensation committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the New 2013 Plan.

In addition, Ruthigen’s compensation committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the New 2013 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of

Ruthigen’s stockholders, options will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award and will not be exchanged for another type of award or cash.

Performance Goals.  In order for the Company to have the ability to grant awards under the New 2013 Plan that qualify as “performance-based compensation” under Section 162(m) of the Code, the New 2013 Plan provides that Ruthigen’s compensation committee may require that the vesting of certain awards be conditioned on the satisfaction of performance criteria related to objectives of the Company, an affiliate of the Company or a division or strategic business unit of the Company in which the relevant participant is employed, such as: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographical business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. As discussed above, if Ruthigen determine to make awards under the New 2013 Plan subject to the attainment of performance goals relating to any of the foregoing performance criteria, the compensation committee intends that compensation paid under the New 2013 Plan will not be subject to the deductibility limitation imposed under Section 162(m) of the Code.

Stock Options.  Stock options granted under the New 2013 Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of the Company and its affiliates that are corporations. Non-qualified stock options may be granted to employees, directors and consultants of the Company and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of Ruthigen’s common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of Ruthigen’s capital stock, the exercise price may not be less than 110% of the fair market value of Ruthigen’s common stock on the date of grant and the term of the incentive stock option may not be longer than five years. Non-qualified stock options may not have a term longer than ten years.

Award agreements for stock options will include rules for exercise of the stock options after termination of service. Stock options may not be exercised unless they are vested, and no stock option may be exercised after the end of the term set forth in the award agreement. Unless otherwise provided in an award agreement, in general, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

Restricted Stock.  Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the participant must satisfy certain vesting conditions (including, continued service with Ruthigen through the restricted period and/or the achievement of performance goals). If the participant does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

Other Stock-Based Awards.  The New 2013 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to phantom stock awards, stock appreciation rights and stock unit awards. Ruthigen’s compensation committee may award such stock-based awards subject to such conditions and restrictions as it may determine; provided, however, each stock appreciation right shall have an exercise price which shall not be less than the fair market value of Ruthigen’s common stock on the date of grant and shall terminate no more than ten years from the date of grant. These conditions and restrictions may include continued service with Ruthigen through a specified restricted period and/or the achievement of performance goals.

Stock Dividends and Stock Splits.  If Ruthigen’s common stock shall be subdivided or combined into a greater or smaller number of shares or if Ruthigen issues any shares of common stock as a stock dividend, the number of shares of Ruthigen’s common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Corporate Transactions.  Upon a merger, consolidation, sale of all or substantially all of the company’s assets, or such other corporate transaction event, Ruthigen’s board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the New 2013 Plan, as to some or all of the outstanding awards:

•	provide that all outstanding stock options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•	in the event of a merger pursuant to which holders of Ruthigen’s common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of Ruthigen’s common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;
•	provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and
•	with respect to stock grants, in lieu of any of the foregoing, the board of directors or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination.  The New 2013 Plan may be amended by Ruthigen’s stockholders. It may also be amended by Ruthigen’s board of directors, provided that any amendment approved by Ruthigen’s board of directors which is of a scope that requires stockholder approval as required by the rules of the Nasdaq Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the participant’s consent.

Duration of Plan.  The New 2013 Plan will expire by its terms on [•].

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New 2013 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New 2013 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for favorable tax treatment to the employee under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Ruthigen at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:	A non-qualified stock option ordinarily will not result in income to the participant or a deduction to Ruthigen at the time of grant. The participant will recognize compensation income at the time of exercise of such non-qualified stock option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of participants may be subject to withholding taxes, and a deduction may then be allowable to Ruthigen in an amount equal to the participant’s compensation income. A participant’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:	With respect to stock grants under the New 2013 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of shares received. Ruthigen generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may make an election under Section 83(b) of the Code to elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. Ruthigen generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Stock Units:	A participant generally will not recognize any income until the issuance of shares. At that time, the participant generally must recognize ordinary income equal to the fair market value of the shares received. Ruthigen generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Limitation on Ruthigen’s Deductions

As a result of Section 162(m) of the Code, Ruthigen’s deduction for certain awards under the New 2013 Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 a year (other than for performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code.) If stockholders approve the New 2013 Plan, as amended and restated, certain grants under the New 2013 Plan, may qualify as performance-based compensation.

New Plan Benefits

Pursuant to the employment agreements of Messrs. Alimi and Harish entered into in connection with the merger, Ruthigen anticipates making grants of restricted stock units to Mr. Alimi equal to the lesser of (i) 930,000 or (ii) the quotient of $3,125,000 divided by the fair market value of Ruthigen’s common stock on the date the merger becomes effective, and to Mr. Harish equal to the lesser of (i) 355,000 or (ii) the quotient of $1,037,500 divided by the fair market value of Ruthigen’s common stock on the date the merger becomes effective.

For all other future participants, the amounts of future grants under the New 2013 Plan are not determinable as awards under the New 2013 Plan and will be granted at the sole discretion of the compensation committee, or other delegated persons and Ruthigen cannot determine at this time either the persons who will receive awards under the New 2013 Plan or the amount or types of any such awards.

Recommendation of the Ruthigen Board of Directors

THE BOARD OF DIRECTORS DEEMS THE INCENTIVE PLAN AMENDMENT PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

RUTHIGEN PROPOSAL 3 — APPROVAL OF THE BOARD DECLASSIFICATION PROPOSAL

General

The Board Declassification Proposal will only be presented to the special meeting of Ruthigen if the Ruthigen Merger Proposal is approved. After careful consideration, on [•], 2015, Ruthigen’s board of directors unanimously consented to approve, and to recommend to its stockholders to approve, if the Ruthigen Merger Proposal is approved, a proposal to amend the Ruthigen Charter to declassify Ruthigen’s board of directors and to provide instead for the annual election of directors. Ruthigen’s board of directors also unanimously consented to approve an amendment to the Ruthigen Bylaws to provide for such declassification of Ruthigen’s board of directors, which Ruthigen’s board of directors is requesting that Ruthigen stockholders confirm and ratify. Ruthigen currently has a classified board, which means that pursuant to the Ruthigen Charter and the Ruthigen Bylaws, Ruthigen’s directors are divided into three classes, with the term of office of the first class to expire at the third annual meeting of stockholders after their election, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors, with the term of the directors elected to succeed those directors whose terms expire expiring at the third succeeding annual meeting of stockholders after their election. If adopted, this proposal would approve the amendment to the Ruthigen Charter as set forth in Annex B and would confirm and ratify the amendment to the Ruthigen Bylaws as set forth in Annex C to eliminate the classification of Ruthigen’s board of directors and require every director to stand for election each year at Ruthigen’s annual meeting. Stockholders are urged to carefully read Annexes B and C.

In the event that the Board Declassification Proposal is not approved at the special meeting of Ruthigen stockholders, the board of directors of Ruthigen would remain classified, and, upon consummation of the merger, the new Ruthigen directors would be assigned to classes as agreed upon by Pulmatrix and Ruthigen prior to the effective time of the merger.

The approval of the Ruthigen Merger Proposal is not conditioned on the approval of the Board Declassification Proposal.

Rationale for Declassification

Classified boards provide protection against unwanted takeovers and proxy contests because they make it difficult for a substantial stockholder to gain control of the board of directors without the cooperation or approval of incumbent directors. Classified boards also foster continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company. However, classified boards may also reduce the accountability of directors to stockholders as they are likely to increase the time required for stockholders to change the composition of Ruthigen’s board of directors and may limit the ability of stockholders to evaluate and elect each director each year. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. As such, it is often deemed to be a better corporate governance practice to have an unclassified board.

In deciding to recommend approval of the Board Declassification Proposal, Ruthigen’s board of directors considered the arguments in favor of and against continuation of a classified board of directors structure and determined that it is in Ruthigen’s best interests to amend the Ruthigen Charter eliminate Ruthigen’s classified board of directors as proposed. Ruthigen’s board of directors has also approved corresponding changes to the Ruthigen Bylaws, contingent and effective upon approval of the Board Declassification Proposal, to provide for a declassified board of directors.

Vote Required for Approval

The proposal to approve an amendment to the Ruthigen Charter and confirm and ratify the amendment to the Ruthigen Bylaws to declassify the board of Ruthigen will require the affirmative vote of holders of at least eighty percent (80%) of the outstanding shares of Ruthigen common stock.

Recommendation of the Ruthigen Board of Directors

THE RUTHIGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RUTHIGEN STOCKHOLDERS VOTE “FOR” THE BOARD DECLASSIFICATION PROPOSAL.

RUTHIGEN PROPOSAL 4 — APPROVAL OF THE EXECUTIVE PACKAGE PROPOSAL

Ruthigen is asking its stockholders to approve the employment agreements between Ruthigen and Pulmatrix, as employer, and each of Hojabr Alimi, the chief executive officer of Ruthigen, and Sameer Harish, the chief financial officer of Ruthigen, as employees, pursuant to which Messrs. Alimi and Harish will receive cash and restricted stock units from Ruthigen as consideration. On March 12, 2015, Ruthigen’s board of directors approved execution of the employment agreements with Messrs. Alimi and Harish, and Ruthigen entered into the employment agreements on March 13, 2015.

If the merger is consummated, the Amended and Restated Employment Agreement dated as of November 28, 2014 between Mr. Alimi and Ruthigen and the Amended and Restated Employment Agreement dated as of June 24, 2014 between Mr. Harish and Ruthigen, which are currently in effect, will be terminated as of the effective time of the merger. At such time, the Employment Agreement of Mr. Alimi and the Employment Agreement of Mr. Harish attached to this joint proxy and consent solicitation statement/prospectus as Annexes L and M, respective, will become effective.

Because the merger cannot occur unless the Ruthigen Merger Proposal is adopted and the Ruthigen Merger Proposal is contingent upon the adoption of this Executive Package Proposal, the current employment agreements with each of Messrs. Alimi and Harish will remain in effect if this Executive Package Proposal is not approved by stockholders.

For the summary of the material provisions of the employment agreements, see “THE MERGER — The Employment Agreements and the Lock-up Agreements” on page 132.

Pursuant to the Merger Agreement, approval of the Executive Package Proposal is a condition to the closing of the merger. The approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal are all conditioned on the approval of each other. Accordingly, if any of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal is not approved, the merger will not be completed.

Board Reasons for the Approval of the Employment Agreements

The board of directors believes the adoption of the employment agreements, including the payment of lump sum amounts thereunder and the issuance of equity awards pursuant thereto, are in the best interests of the stockholders and Ruthigen. In making such determination, the board considered the following factors: the value of the equity awards to be cancelled pursuant to the employment agreements, which awards would have accelerated in connection with the merger; the value of the awards to be received pursuant to the employment agreements; the noncompetition provisions in the new employment agreements; their changing roles and responsibilities and the value of the services to be provided by Messrs. Alimi and Harish.

Vote Required for Approval

Approval of the Executive Package Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal by holders of Ruthigen common stock entitled to vote and represented in person or by proxy at the Ruthigen special meeting, assuming a quorum is present.

Recommendation of the Ruthigen Board of Directors

THE RUTHIGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RUTHIGEN STOCKHOLDERS VOTE “FOR” THE EXECUTIVE PACKAGE PROPOSAL.

RUTHIGEN PROPOSAL 5 — APPROVAL OF THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Ruthigen’s board of directors to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will Ruthigen’s board of directors adjourn the special meeting without further notice, to a date that is more than 30 days after the date for which the special meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, Ruthigen is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to Ruthigen’s board of directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If Ruthigen’s stockholders approve the Adjournment Proposal, Ruthigen could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Ruthigen stockholders who have previously voted.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by the Ruthigen stockholders, Ruthigen’s board of directors may not be able to adjourn the special meeting to a later date in the event if, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal. In such event, the merger would not be completed.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Ruthigen’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the approval of any of the other proposals.

Recommendation of the Ruthigen Board of Directors

THE RUTHIGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RUTHIGEN STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PULMATRIX SOLICITATION OF WRITTEN CONSENT

Pulmatrix Stockholder Action by Written Consent

As discussed in this joint proxy and consent solicitation statement/prospectus, Pulmatrix’s board of directors is providing this consent solicitation and these consent solicitation materials to its stockholders and asking Pulmatrix’s stockholders to execute and deliver the written consent furnished with this joint proxy and consent solicitation statement/prospectus to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby, which we refer to as the Merger Agreement Proposal. For a summary of and detailed information regarding the Merger Agreement Proposal, see the information about the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections titled “THE MERGER” beginning on page 103 and “THE MERGER AGREEMENT” beginning on page 139. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement in their entirety before providing your consent on this proposal.

The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of Ruthigen, be merged with and into Pulmatrix. In connection with the merger, shares of Pulmatrix common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the merger consideration described in the Merger Agreement. In addition, the Outstanding Warrants will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock, after adjusting for the Exchange Ratio. For a summary of and detailed information regarding the merger consideration, see “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 140.

Record Date

The record date to determine the Pulmatrix stockholders entitled to notice of solicitation of written consent is the close of business on [•], 2015. The record date was established by Pulmatrix’s board of directors as permitted by Delaware law.

Pulmatrix Stockholders Entitled to Consent

Only Pulmatrix stockholders of record at the close of business on [•], 2015 will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of Pulmatrix eligible to consent with respect to the proposals consisted of [•] shares of Pulmatrix common stock, [•] shares of Series B Preferred Stock, and an aggregate of [•] shares of Pulmatrix’s Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock.

Under the Pulmatrix Charter, each holder of Pulmatrix common stock is entitled to one vote for each share of common stock held of record and each holder of Pulmatrix preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock held of record is convertible.

Consent Required

Approval is required from the holders of at least (a) a majority of the issued and outstanding shares of Pulmatrix common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, (b) at least sixty-five percent (65%) of the issued and outstanding shares of Series B Preferred Stock, voting together as a single class, and (c) at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, voting together as a single class and not as a separate series, and on an as-converted-to-common stock basis.

As of the record date, the directors and executive officers of Pulmatrix were, in the aggregate, beneficial owners of [•]% of the outstanding shares of Pulmatrix common stock on an as-converted-to-common stock basis, [•]% of the outstanding shares of Series B Preferred Stock and [•]% in the aggregate of the outstanding shares of Seed Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, in each case entitled to execute and deliver the written consent.

Submission of Consents

You may consent to the proposal with respect to your shares by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to Pulmatrix on or before [•], 2015, the date Pulmatrix’s board of directors has set as the targeted final date for receipt of written consents. Pulmatrix reserves the right to extend the final date for receipt of written consents beyond [•], 2015 in the event that consents approving the merger and adopting and approving the Merger Agreement and the transactions contemplated thereby have not been obtained by that date from holders of a sufficient number of shares of Pulmatrix common stock and Pulmatrix preferred stock to satisfy the conditions to the merger. Any such extension may be made without notice to stockholders. Once all conditions to the merger have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of Pulmatrix common stock or preferred stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to Pulmatrix. Once you have completed, dated and signed the written consent, you may deliver it to Pulmatrix by faxing it to [•], by emailing a .pdf copy of your written consent to kodriscoll@Pulmatrix.com, or by mailing your written consent to Pulmatrix Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421, Attention: Kevin O’Driscoll.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the proposal (which is equivalent to a vote for the proposal) or disapprove the proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the Merger Agreement Proposal. If you are a record holder and you return a signed written consent without indicating your decision on the Merger Agreement Proposal, you will have given your consent to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby.

Your written consent to the proposal, as evidenced by your signing and returning the signature page to the enclosed written consent, may not be changed or revoked once they are received by Pulmatrix.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Pulmatrix. Pulmatrix’s officers and employees may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of Pulmatrix’s Board of Directors

Pulmatrix’s board of directors recommends that Pulmatrix stockholders approve the Merger Agreement Proposal by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. Pulmatrix’s board of directors believes the merger consideration to Pulmatrix’s stockholders is just, equitable and fair to Pulmatrix and its stockholders and that it is in the best interests of Pulmatrix and its stockholders that Pulmatrix consummate the merger. Pulmatrix’s management and its board of directors, after careful study and evaluation of the economic, financial, legal and other factors, also believe that the merger could provide the combined company with increased opportunity for expansion of its business, which in turn should benefit Pulmatrix’s stockholders who become stockholders of Ruthigen. See the section titled “THE MERGER — Pulmatrix’s Reasons for the Merger” beginning on page 113 of this joint proxy and consent solicitation statement/prospectus.

Assistance

If you need assistance in completing written consent or have questions regarding the written consent, please contact Pulmatrix:

Pulmatrix Inc.
Attention: Kevin O’Driscoll
99 Hayden Avenue
Suite 390
Lexington, Massachusetts 02421
E-mail: kodriscoll@Pulmatrix.com

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus. Pulmatrix and Ruthigen urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the merger.

General

Each of Ruthigen and Pulmatrix’s respective boards of directors has unanimously approved the Merger Agreement and the transactions contemplated therein, including the merger. Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Ruthigen, will merge with and into Pulmatrix, with Pulmatrix continuing as the surviving corporation and a wholly owned subsidiary of Ruthigen. Immediately prior to the merger, Ruthigen will change its name to “Pulmatrix, Inc.”

Upon the consummation of the merger, each share of Pulmatrix common stock issued and outstanding before the merger, other than any shares owned by Pulmatrix and any dissenting shares exercising appraisal rights under Section 262 of the DGCL, will convert into the right to receive 0.148187124066461 shares of Ruthigen common stock, which is the Exchange Ratio, and each Outstanding Warrant will convert into and become exchangeable for a warrant to purchase shares of Ruthigen common stock equal to the number of shares underlying the Outstanding Warrant multiplied by the Exchange Ratio, with the exercise price of such converted warrant determined by dividing the exercise price of the Outstanding Warrant by the Exchange Ratio. The number of shares of Ruthigen common stock to be issued in the merger for each Pulmatrix common share is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse, combination or exchange of shares or similar event with respect to Pulmatrix common stock or Ruthigen common stock) and will not be adjusted for changes in the market price of Ruthigen common stock.

In addition, certain bridge loans made to Pulmatrix in the aggregate original principal amount of $4.5 million will be assumed by Ruthigen and, immediately following the merger, the outstanding principal amount of the bridge loans plus any accrued and unpaid interest will convert into shares of Ruthigen common stock at $2.75 per share.

In connection with the merger, Ruthigen will issue 5,850,000 additional shares of Ruthigen common stock to be held in escrow pursuant to the Escrow Agreement as Indemnification Shares to secure indemnification obligations pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, all outstanding Pulmatrix options will be assumed by Ruthigen. Each option to purchase shares of Pulmatrix common stock will automatically convert into an option to purchase a number of shares of Ruthigen common stock representing the number of Pulmatrix shares of common stock for which the option was exercisable multiplied by the Exchange Ratio. The exercise price will be proportionately adjusted.

The closing price of Ruthigen common stock on The NASDAQ Capital Market on March 12, 2015, the last full trading day prior to the public announcement of the merger, was $3.80. The closing price of Ruthigen common stock on NASDAQ on April 14, 2015, the last practicable full trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, was $3.23.

Pulmatrix is a privately held company, and there is no established public trading market for its securities.

Background of the Merger

Ruthigen Overview

Ruthigen was incorporated in January 2013 as a wholly-owned subsidiary of Oculus, a specialty pharmaceutical company that develops and markets solutions for the treatment of dermatological conditions and advanced tissue care. Oculus formed Ruthigen to focus exclusively on the clinical development of RUT58-60 as a HOCl-based drug in the United States for use as an adjunct therapy to prevent infections in post-surgical procedures. In 2014, Ruthigen estimated that it needed approximately $50 million to complete its clinical trials related to its lead drug candidate RUT58-60. Ruthigen’s management believed that potential business development and partnering of RUT58-60 would further validate the technology and significantly reduce its overall need for additional capital to complete its RUT58-60 clinical program.

In 2013 and prior to its initial public offering in March 2014, Ruthigen engaged a strategic advisory firm to assist Ruthigen in identifying potential partnership opportunities for the development of RUT58-60. During this process, the advisory firm contacted more than 80 companies worldwide with respect to a variety of partnership opportunities. While the interest in the program was moderate, the majority of such potential partners required completed Phase 1/2 data to further evaluate Ruthigen’s program. At that time, RUT58-60 was a pre-IND phase drug candidate that was developed based on clinical information obtained on earlier formulations that had been successfully commercialized or used on more than 4 million patients worldwide and in more than 30 clinical studies and trials conducted worldwide. Based on Ruthigen’s business plan, its board of directors continued with its original plan for an initial public offering to secure the funds that would be required to begin developing RUT58-60 independently and engaged Dawson James to serve as its lead underwriter.

In March 2014, Ruthigen completed an initial public offering, pursuant to which it received net proceeds of approximately $17 million. These funds then allowed Ruthigen to complete FDA’s pre-clinical requirements as well as commence patient enrollment in a Phase 1/2 clinical trial for RUT58-60 during the fourth calendar quarter of 2014.

While the proceeds from the initial public offering were sufficient to complete its Phase 1/2 trial, Ruthigen required substantially more money to bring RUT58-60 to market in the United States. As such, concurrently with the execution of its Phase 1/2 trial, Ruthigen continued its efforts to seek partnership opportunities both in the United States and abroad.

Through this ongoing process of searching, evaluating and negotiating partnering opportunities, in December 2014, Ruthigen’s board of directors concluded that in order to grow the value of the company, it needed to either raise substantially greater amounts of capital, diversify Ruthigen’s development pipeline with additional therapeutic candidates, and/or consider merger opportunities that might better enhance stockholder value than its current dedicated pursuit of RUT58-60 as a standalone therapy. Ruthigen’s board of directors had studied, discussed and considered the potential dilution to its shareholders if it had raised its capital requirements to complete the RUT58-60 clinical program through equity offerings as compared to a merger and or partnering its drug program.

Pulmatrix Overview

Similar to Ruthigen, Pulmatrix has regularly evaluated capital raising opportunities along with potential strategic transactions. These assessments have included various transactions, including licenses, mergers, private placements, public offerings and reverse merger transactions as a means to enhance stockholder value and secure capital.

Through a series of private placements, rounds of venture capital financing and a recapitalization since its formation, several venture capital investors beneficially own the majority of Pulmatrix’s common stock: (i) 5AM Ventures LLC and 5AM Co-Investors LLC (collectively, “5AM Ventures”), (ii) Polaris Venture Partners V, L.P., Polaris Venture Partners Founders’ Fund V, L.P., Polaris Venture Partners Special Founders’ Fund V, L.P., Polaris Venture Partners Entrepreneurs’ Fund V, L.P., Polaris Venture Partners IV, L.P., Polaris Venture Partners Entrepreneurs’ Fund IV, L.P. (collectively, “Polaris”) and (iii) ARCH Venture Fund VII, L.P. (“ARCH Venture Fund”).

By fall 2014, Pulmatrix’s therapeutic candidates were in the early stages of development and Pulmatrix required additional financing to advance their development. Having completed multiple rounds of venture capital financings with its controlling shareholders, Pulmatrix’s board of directors determined that raising capital either privately with new investors or through an initial public offering would be extremely difficult. Pulmatrix’s current investors wanted to consider other options beyond continuing to independently finance Pulmatrix as a private company. As such, in September 2014, 5AM Ventures LLC suggested to Pulmatrix’s board of directors that Pulmatrix consider a reverse merger with a public company as a strategic alternative to raise capital. In addition, Pulmatrix’s board of directors encouraged management to consider entering into a partnering or business combination transaction with a strategic partner that could facilitate capital raising.

From September 2014 through December 2014, Pulmatrix initiated discussions with potential merger and reverse merger candidates. Through a private equity firm and pre-existing relationships of its investors, Pulmatrix identified and engaged in active discussions with pharmaceutical companies focusing on the respiratory system, a company listed on the AIM submarket of the London Stock Exchange (“Party A”) and a NASDAQ-listed company (“Party B”). Dr. Clarke and Dr. Hava attended several meetings with Party A and Party B in November 2014 and reviewed business plans and forecasted pro forma information and valuation analyses of the potential combined companies. In December 2014, Dr. Clarke commenced discussions with another NASDAQ-listed biomedical company (“Party C”) regarding a combination with one of its divisions, following it being spun-off to Party C’s stockholders.

In the following weeks, Pulmatrix analyzed the relevant issues associated with consummating a business combination with each of Party A, Party B and Party C, including the valuation split between each of their respective stockholders and Pulmatrix’s stockholders, the timing of such a transaction, projected financial returns, and whether such a transaction would provide sufficient capital to finance Pulmatrix’s business plan.

After due consideration, Pulmatrix determined not to further pursue Party A based on Party A’s proposed valuation split of a combined company between Party A’s stockholders and Pulmatrix’s stockholders or Party B because of its debt position and manufacturing overhead, which Pulmatrix believed would undermine its capital position for purposes of financing Pulmatrix’s business plan following a transaction. Pulmatrix’s board of directors also decided not to pursue Party C beyond initial discussions because Party C’s focus, including the division being considered for the spin-off, was unrelated to the respiratory system.

Background of the Merger between Ruthigen and Pulmatrix

On December 15, 2014, Palladium contacted Dr. Gillis, one of Pulmatrix’s directors and a managing director of ARCH Venture Fund, to see if ARCH Venture Fund had any interest in introducing any of its portfolio companies to a national exchange-listed company that may be interested in pursuing a reverse merger, as Palladium and ARCH Venture Fund had recently worked together on such a transaction for one of ARCH Venture Fund’s other portfolio companies.

After discussing Palladium’s inquiry with Pulmatrix’s board of directors, on December 18, 2014, Dr. Gillis contacted Palladium to note that Pulmatrix may be interested in a reverse merger. More specifically, Dr. Gillis, as part of this conversation, provided Palladium with certain background information about Pulmatrix and noted that Pulmatrix would be seeking to raise approximately $20 to $30 million of new capital through a reverse merger transaction, of which Pulmatrix’s current investors were willing to invest up to $10 million.

On December 23, 2014, Palladium contacted Dawson James and Marlin Capital, a 7.7% beneficial owner of Ruthigen, with which Palladium has an existing relationship from prior transactions, seeking an introduction to Ruthigen to see if Ruthigen might be interested in pursuing a reverse merger with Pulmatrix, as Palladium had become aware of Ruthigen’s desire to consider various strategic alternatives. Dawson James and Palladium subsequently engaged in a number of conversations on this topic through the end of December 2014 and into January 2015. Dawson James and Palladium also consulted with Marlin Capital during this period to see if it would support such a transaction as a Ruthigen stockholder.

From December 29, 2014 through the end of December 2014, Dr. Gillis and Palladium exchanged communications outlining the structure of a potential reverse merger of Pulmatrix that would raise approximately $30 million through a combination of a convertible loan, cash on hand in the public company, a private placement by Pulmatrix stockholders and a secured “venture debt” loan.

On January 5, 2015, Palladium presented a pro forma capitalization table to Pulmatrix for a potential reverse merger with Ruthigen, without disclosing its name, consistent with the foregoing and pursuant to which Pulmatrix’s equity holders would own more than fifty percent (50%) of the post-merger public company.

On January 8, 2015, following a series of telephone conversations between Mr. Alimi and Barry Honig, the manager of Marlin Capital, regarding Palladium’s proposal of pursuing a reverse merger with Pulmatrix, Mr. Honig formally introduced Mr. Alimi to Palladium so they could discuss the transaction directly. Palladium and Mr. Alimi then discussed the preliminary structure of the transaction and the indicative terms of a reverse merger with Pulmatrix, and the parties scheduled a meeting for January 12, 2015, at a healthcare conference in San Francisco, California, for further discussion. Mr. Alimi next informed the board of directors of Ruthigen about this scheduled meeting, the specific discussion of a potential reverse merger with Pulmatrix and other partnering opportunities and business matters.

In the evening of January 8, 2015, Palladium circulated an indicative term sheet for the reverse merger of Pulmatrix with Ruthigen. The indicative term sheet provided for, among other things, a bridge loan of up to $3.5 million to Pulmatrix from a syndicate of investors put together by Palladium that would convert into Ruthigen equity following the merger, a private placement of Pulmatrix common stock and warrants with Pulmatrix’s existing stockholders for gross proceeds of $10 million. The indicative term sheet contemplated that Ruthigen would have at least $10 million of unrestricted cash at the time of the merger, excluding transaction-related costs, and an option for the combined company to secure up to $6 million of secured venture debt from third party investors that Palladium would help identify.

In the following days, Palladium facilitated a number of communications and counterproposals between Ruthigen and Pulmatrix with respect to the contemplated merger. During this time, Pulmatrix’s board of directors exchanged numerous electronic communications in which the structure of the proposed reverse merger was discussed at length.

On January 12, 2015, Messrs. Alimi and Harish met with Palladium and Marlin Capital at the healthcare conference in San Francisco, California, and further discussed the proposed terms of the reverse merger.

On January 15, 2015, Ruthigen’s board of directors held a meeting and was advised by Messrs. Alimi and Harish of the status of the strategic discussions with Pulmatrix and determined that, considering the significant amount of cash needed to further develop RUT58-60, its current market capitalization and stock price, a potential merger with Pulmatrix could diversify its product pipeline and potentially create greater value to its shareholders. At the meeting, the board of directors unanimously approved the selection of Grushko & Mittman P.C. (“Grushko & Mittman”) as Ruthigen’s legal counsel for both Ruthigen’s ongoing legal needs and any possible merger discussions and negotiations with Pulmatrix.

In the following days, Pulmatrix and Ruthigen and their respective boards of directors continued to discuss and negotiate further details of the terms of the merger, including the amounts and the form of the merger consideration.

On January 16, 2015, Pulmatrix’s board of directors held a meeting by teleconference during which the board of directors agreed to pursue the reverse merger with Ruthigen and engage Palladium to act as Pulmatrix’s financial adviser in connection with the proposed reverse merger transaction, including the associated financings.

On January 18, 2015, Palladium circulated a revised term sheet for the transaction. In addition to the previously agreed upon terms, the revised terms contemplated the purchase of a block of shares of Ruthigen common stock from Oculus by Pulmatrix equity holders at the same valuation as the $10 million private placement in order to ensure that Pulmatrix’s stockholders received a certain agreed upon percentage of the post-merger company.

Through the execution of the Merger Agreement, Dr. Clarke engaged in periodic discussions with the members of Pulmatrix’s board, Ruthigen’s management, Palladium and Haynes and Boone, LLP (“Haynes and Boone”), legal counsel to Pulmatrix in connection with the proposed merger, regarding the terms of the merger.

On January 21, 2015, Mr. Honig provided Pulmatrix with a bridge loan of $350,000 evidenced by a promissory note.

On or around January 22, 2015, Marlin Capital communicated to Palladium that in order for it to support the merger transaction it required greater equity in the post-merger company than it currently held, following the expected dilution from the merger transaction. Without Marlin Capital’s support, obtaining Ruthigen stockholder approval of the merger might be difficult because, while Marlin Capital was not a control person and only beneficially held 7.7% of Ruthigen’s common stock, Ruthigen’s largest stockholder, Oculus had agreed to vote all of its shares of Ruthigen common stock in the same manner as the majority of the votes cast by the holders of all other shares of the issued and outstanding Ruthigen common stock pursuant to its separation agreement with Ruthigen. As a result, Pulmatrix’s investors and Palladium discussed potential modifications to the terms of the merger that would induce Marlin Capital to support the transaction.

To ensure Marlin Capital’s support for the transaction, on January 23, 2015, 5AM Ventures, Polaris and ARCH Venture Fund considered transferring a portion of their equity holdings in Pulmatrix to Marlin Capital or the Marlin Designees at a nominal purchase price and began negotiating the terms of such transfers.

After further discussions among 5AM Ventures, Polaris, ARCH Venture Fund and Marlin Capital, on or around January 26, 2015, 5AM Ventures, Polaris and ARCH Venture Fund agreed to transfer to the Marlin Designees, immediately before the merger and at a nominal purchase price, the number of shares of Pulmatrix common stock that, when combined with the shares of Ruthigen common stock to be issued to the investors in the contemplated $3.5 million convertible bridge loan following the merger, would represent approximately 23% of the outstanding Ruthigen common stock after the merger, excluding the Indemnification Shares.

On February 3, 2015, Messrs. Alimi and Harish visited Pulmatrix’s facility in Lexington, Massachusetts, to meet with Pulmatrix’s management and to discuss, among other things, Pulmatrix’s business plans, development initiatives, products, and strategic vision. Palladium was also present at this meeting. At the meeting, Pulmatrix and Ruthigen signed a non-disclosure agreement, and the meeting was followed by a tour of Pulmatrix’s clinical and research facilities.

Following the meeting, each of Pulmatrix and Ruthigen engaged in due diligence investigations of the business and financial condition of the other party, including through exchanges of documents and information based on specific requests from the other party.

On February 4, 2015, Haynes and Boone sent a draft of the Merger Agreement to Grushko & Mittman.

On February 8, 2015, Pulmatrix entered into an engagement letter with Palladium to act as Pulmatrix’s financial advisor for the proposed reverse merger and related financings.

On February 11, 2015, Haynes and Boone had discussions with the board of directors of Pulmatrix in Lexington, Massachusetts, regarding the structure of the reverse merger, key terms of the Merger Agreement and fiduciary duties of Pulmatrix’s directors in evaluating the merger and reviewing and approving the Merger Agreement. The board of directors of Pulmatrix discussed whether the combined company would continue to support the development of Ruthigen’s products and determined that the combined company would seek to focus its resources on the development of products within the scope of Pulmatrix’s current business plan rather than on developing RUT58-60 and look to monetize the RUT58-60 asset through either a license, sale or other disposition.

On February 12, 2015, Messrs. Alimi and Harish provided Ruthigen’s board of directors an update on the discussions between Ruthigen and Pulmatrix and the open issues subject to further discussion by the two companies, including the forms and the amounts of the merger consideration and their employment status with Ruthigen and potential post-merger employment arrangement regarding matters related to Ruthigen RUT58-60 and assistance with the search for potential buyers or licensees of RUT58-60, as set forth in the new employment agreements.

Also on February 12, 2015, Grushko & Mittman sent Haynes and Boone comments on the draft of the Merger Agreement.

On February 13, 2015, Pulmatrix’s board of directors and Dr. Clarke held a telephonic meeting to discuss issues raised in the exchanges of the drafts of the Merger Agreement, including various structures of the payment of merger consideration. In addition, as Palladium had informed Pulmatrix that the bridge loan was oversubscribed, Dr. Clarke discussed with Pulmatrix’s board of directors whether the amount of the bridge loan should be increased considering the dilutive effect and whether the surplus bridge loan could be used to cover any shortfall in Ruthigen’s cash on hand below $10 million at closing of the merger. The members of Pulmatrix’s board of directors determined that the issuance of shares of Ruthigen common stock as merger consideration should be registered and that the bridge loan should be increased to $4.5 million, thereby allowing the minimum cash in Ruthigen at closing to be reduced from $10 million to $9 million.

On February 16, 2015, Haynes and Boone sent Grushko & Mittman a draft of the Merger Agreement revised, in part, based on the prior discussions and the decisions made by Pulmatrix’s board of directors at the meeting held on February 13, 2015.

On February 17, 2015, representatives of Ruthigen, Grushko & Mittman, Pulmatrix and Haynes and Boone attended a conference call to discuss outstanding issues in the transaction as well as in the latest draft of the Merger Agreement circulated by Haynes and Boone. One of the primary focuses of the discussion was the amount of cash on hand that Ruthigen would have at closing given the residual expenses related to Ruthigen’s clinical trial and the costs of the merger process and whether Ruthigen would agree to the increased amount of the bridge loans to Pulmatrix to make up for any shortfall despite the dilutive effect. Another significant matter discussed during the conference call was the terms of the current employment agreements with Messrs. Alimi and Harish, which provided for substantial severance payments and acceleration of restricted stock units that could cause substantial tax liabilities for both Ruthigen and Messrs. Alimi and Harish, coupled with Pulmatrix’s desire to retain their services in order to help monetize Ruthigen’s assets following the merger given their expertise with RUT58-60.

Following the conference call, on February 17, 2015, Ruthigen’s board authorized the engagement of Cassel Salpeter to prepare a financial analysis of Ruthigen, Pulmatrix and the proposed transaction with a view towards advising Ruthigen’s board of directors as to its opinion of the fairness, from a financial point of view, to Ruthigen of the exchange ratio in the merger pursuant to the terms of the Merger Agreement, prior to entering into the Merger Agreement.

From February 17, 2015 and until the Merger Agreement was executed, Ruthigen, Pulmatrix, Sheppard, Mullin, Richter & Hampton LLP, counsel for Messrs. Alimi and Harish, and PWC, personal tax advisors to Messrs. Alimi and Harish, discussed alternatives for the post-merger employment or consulting arrangement for Messrs. Alimi and Harish and negotiated a compensation and post-merger employment structure. Additionally, Messrs. Alimi and Harish also agreed to terminate all of their equity in the form of restricted stock units and options which were previously granted to them, subject to the effectiveness of the merger.

On February 19, 2015, Pulmatrix repaid Mr. Honig in full for the $350,000 promissory note dated as of January 21, 2015.

On February 20, 2015, Dr. Clarke provided Pulmatrix’s board of directors the proposed changes to the terms of the Merger Agreement with respect to the conversion terms of the bridge loans, terms of the revised employment agreements with Messrs. Alimi and Harish, which included a new term, compensation package and non-competition covenant, and the conditions and thresholds of the amount of cash guaranteed by Ruthigen at closing. Pulmatrix’s board of directors then approved each of these changes.

On February 22, 2015, while conducting due diligence of Ruthigen’s material agreements, Pulmatrix became aware that, under the outstanding License and Supply Agreement, the separation agreement and the shared services agreement between Ruthigen and Oculus, Ruthigen would continue to be required to devote its resources and efforts to the development of RUT58-60 following the merger, along with making milestone payments. These obligations were contrary to the parties’ intention for the post-merger company to focus its resources on Pulmatrix’s pre-merger business, but to seek remuneration of the legacy Ruthigen asset through either a sale or sublicense. As a result, Pulmatrix and Oculus, with the assistance of Palladium, began to negotiate the terms of the Oculus Side Letter Agreement to provide post-merger Ruthigen a waiver from its obligations under such agreements with Oculus and allow Ruthigen to conduct a process for the sale of the assets of the pre-merger Ruthigen business.

On February 24, 2015, Pulmatrix’s board of directors held a meeting at which Dr. Clarke provided an update on the status of the contemplated reverse merger with Ruthigen, including the terms being negotiated and a comprehensive analysis of the transaction. During a closed session of the meeting, the directors associated with 5 AM Ventures, Polaris and ARCH Venture Fund discussed, acknowledged and agreed upon the allocation of the Pulmatrix securities to be issued in the $10 million private placement that was planned to close immediately before the closing of the merger, the allocation of the shares of Pulmatrix common stock to be sold to the Marlin Designees to ensure Marlin Capital’s support of the merger, and the allocation of the shares of Ruthigen common stock to be purchased from Oculus immediately after the closing of the merger.

The material terms of the employment agreements with the executive officers of Pulmatrix who would serve as executive officers of Ruthigen after the consummation of the merger were also presented to the compensation committee of Pulmatrix’s board of directors for consideration.

On February 25, 2015, Haynes and Boone provided Grushko & Mittman with a revised draft of the Merger Agreement based on the comments to the prior draft that were received from Grushko & Mittman and the terms further negotiated by the parties in prior discussions. Subsequently, the parties continued to discuss and exchange revised drafts of the Merger Agreement.

On February 26, 2015, Pulmatrix and certain investors introduced by Palladium entered into a loan and security agreement for a bridge loan of $4.5 million.

On March 3, 2015, Haynes and Boone also sent drafts of certain ancillary agreements to Grushko & Mittman. The principal commercial terms of the merger having been substantially settled, from February 26, 2015, to March 12, 2015, Haynes and Boone and Grushko & Mittman exchanged several additional drafts of the Merger Agreement and ancillary agreements and held related discussions to finalize the agreements that would affect the merger.

On March 12, 2015, Ruthigen’s board of directors held an approximately four and one half-hour meeting where Messrs. Alimi and Harish provided an in-depth discussion on the terms of the final merger documents including but not limited to the associated risks and potential merits to Ruthigen and its stockholders in connection with the merger. Mr. Alimi and Grushko & Mittman reviewed the provisions of the Merger Agreement including the timing, closing conditions and termination provisions; the expenses of the merger and the cash to be delivered at closing; the terms of a potential Ruthigen private placement that would be required to make up for any cash shortfall; the conversion of the Pulmatrix bridge loans; the amendments to Messrs. Alimi and Harish’s employment agreements and the Oculus Agreements. During this meeting, Scott Salpeter of Cassel Salpeter joined the conference call for approximately an hour and a half to review its financial analyses with respect to Ruthigen, Pulmatrix and the proposed transaction, copies of which, were provided to the board of directors in advance of the meeting. Mr. Salpeter answered the board of director’s questions in connection with the financial analyses utilized by Cassel Salpeter. Thereafter, at the request of Ruthigen’s board of directors, Cassel Salpeter rendered its oral opinion to Ruthigen’s board of directors which was subsequently confirmed by a written opinion delivered to Ruthigen dated March 12, 2015 to the effect that, as of that date and based on and subject to various assumptions, qualification, limitations and other matters considered in connection with Cassel Salpeter’s preparation of its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Ruthigen. The members of the board of directors asked questions and for further clarification of some of the items discussed in the presentation. Following Cassel Salpeter’s presentation, Mr. Salpeter exited the meeting and Alex Michon of AON, Ruthigen’s insurance broker, joined the meeting telephonically for approximately fifteen minutes to answer the board of director’s questions regarding Ruthigen’s directors’ and officers’ liability insurance policies. After a three-hour intermission, Ruthigen’s board reconvened in the evening on the same day and after reconvening, unanimously approved the merger between Ruthigen and Pulmatrix and all of the associated matters.

In the morning of March 12, 2015, Pulmatrix’s board of directors held a telephonic meeting. The directors of Pulmatrix acknowledged that they had met or had telephonic meetings and discussed on numerous occasions, both formally and informally, the potential merits and risks to Pulmatrix and its stockholders of the merger, the chronology of events leading to the proposals to approve the merger and the evolution of the terms and conditions of the merger and each of the associated agreements. In light of the active involvement of the board of directors of Pulmatrix throughout the process, the board of directors agreed that it would await for Haynes and Boone to circulate all of the final agreements later that day and seek to approve the merger and the related transactions the following day by unanimous written consent, after each of the board members had a chance to thoroughly review each of the final transaction documents.

By unanimous written consent on March 13, 2015, Pulmatrix’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Pulmatrix and its stockholders; approved the Merger Agreement and related agreements; resolved to recommend that the Pulmatrix stockholders approve and adopt the Merger Agreement; and approved certain other related matters.

On March 13, 2015, the Merger Agreement was executed by Ruthigen, Merger Sub and Pulmatrix. Simultaneously with the execution of the Merger Agreement, the Conversion and Termination Agreement, the Preferred Stock Conversion Agreement, the Pulmatrix Private Placement SPA, the employment agreements, lock-up agreements and cancellation agreements with Messrs. Alimi and Harish, and the Oculus Side Letter Agreement were executed. For a discussion of the Merger Agreement and other transaction documents, see the sections titled “THE MERGER AGREEMENT” beginning on page 137 and “ANCILLARY AGREEMENTS” beginning on page 148 of this joint proxy and consent solicitation statement/prospectus.

Also on March 13, 2015, 5AM Ventures, Polaris and ARCH Venture Fund and the Marlin Designees entered into the Ruthigen Stockholder SPAs. For a discussion of the Ruthigen Stockholder SPAs, see the sections titled “THE MERGER—Sale of Ruthigen Common Stock by Oculus” beginning on page 135 of this joint proxy and consent solicitation statement/prospectus.

Ruthigen’s Reasons for the Merger

Ruthigen is a biopharmaceutical company focused on pioneering new hypochlorous acid, or HOCl, based therapies designed to improve patient outcomes and reduce healthcare costs associated with infections related to post-operative invasive procedures.

Ruthigen’s lead drug candidate, RUT58-60, is a broad spectrum anti-infective that it is developing for the prevention and treatment of infection in surgical and trauma procedures. Ruthigen is focusing RUT58-60 for use initially in abdominal surgery due to the large addressable market, the high rate of post-surgical infection associated with abdominal surgery, the high-impact opportunity that abdominal surgery offers Ruthigen in the clinical trial setting to expose multiple internal organs to RUT58-60 at one time, and feedback from surgeons identifying post-surgical infection in abdominal surgery (relative to other surgeries) as a significant unmet medical need.

Ruthigen was incorporated in January 2013 as a wholly owned subsidiary of Oculus, and operated as a wholly owned subsidiary of Oculus until the completion of its initial public offering, in March 2014. The net proceeds from the initial public offering allowed Ruthigen to advance its lead drug candidate RUT58-60 into an IND clinical phase followed by the completion of the FDA’s pre-clinical requirements as well as its first patient enrollment in the fourth calendar quarter of 2014.

In 2013, Ruthigen’s executive team contracted a third party Merger and Acquisition firm to conduct a formal search for potential partnership opportunities in the United States and abroad. In May 2014, Ruthigen’s executive team continued their business development activities in Japan, Europe, Canada and the United States to seek potential partners for RUT58-60 and to add to Ruthigen’s pipeline of drug candidates. In light of the changing conditions including but not limited to Ruthigen’s market cap, and additional cost required to complete the pivotal trials, the Ruthigen board of directors determined that diversification of Ruthigen’s pipeline of drug candidates may be the best way to maximize Ruthigen’s potential in the long term and, accordingly, in January 2015, Ruthigen entered into negations for merging with Pulmatrix.

As part of Ruthigen’s ongoing strategic planning process, the Ruthigen board of directors as well as its executive officers have regularly met and over time reviewed, discussed and evaluated Ruthigen’s strategic direction and alternatives. As part of the ongoing review of Ruthigen’s strategic alternatives, Ruthigen’s board of directors and executive management have particularly considered the performance of its business, funding requirements to complete its pivotal trials, as well as other conditions and developments. This strategic planning process resulted in the Ruthigen board of directors’ decision to enter into a transaction to ultimately merge Ruthigen and Pulmatrix.

In evaluating strategic alternatives, the Ruthigen board of directors consulted with Ruthigen’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors that the Ruthigen board of directors viewed as supportive of its decision to approve the merger with Pulmatrix as being in the best interests of the Ruthigen’s stockholders:

•	the status of Ruthigen’s clinical program as well as the anticipated timing of its NDA filing;
•	the near- and long-term operations and performance as an independent and stand-alone entity and the risk associated with its clinical program;
•	the substantial additional financing requirements as previously anticipated to complete its clinical program and the risk that such financing may not be obtained on terms favorable to Ruthigen or at all;
•	the requirements to meet Ruthigen’s obligations to its licensor, Oculus;
•	the competitive landscape of anti-infective drugs and therapies;
•	the process undertaken by Ruthigen to explore strategic alternatives over the last two years, the likelihood of such alternatives to maximize stockholder value, and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, the possibility of being acquired, and the possibility of equity or debt being issued in public or private offerings;
•	the number of shares of Ruthigen common stock to be issued to Pulmatrix stockholders pursuant to the Merger Agreement and the fact that, following the completion of the merger, Ruthigen stockholders and warrant holders would participate in the long-term value of the combined product portfolio as a result of the merger;
•	the participation of Ruthigen’s executives with Pulmatrix to continue the efforts to partner RUT58-60 and maximize the potential benefits post-merger;
•	the financial analyses reviewed by Cassel Salpeter with Ruthigen’s board as well as the oral opinion of Cassel Salpeter rendered to Ruthigen’s board of directors on March 12, 2015 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion addressed to Ruthigen’s board of directors dated the same date), as to, as of such date, the fairness, from a financial point of view, to Ruthigen of the exchange ratio provided for in the transaction pursuant to the Merger Agreement;
•	historical and current financial market conditions;
•	Ruthigen’s historical stock prices and trading volumes;
•	historical and current information concerning Pulmatrix's business, operations and management and the results of the due diligence investigation of Pulmatrix conducted by Ruthigen's management and advisors;
•	Pulmatrix’s drug development candidates, drug development phase and scientific know-how and expertise;
•	the likelihood of obtaining the written consent of Pulmatrix’s stockholders necessary to approve the merger and related transactions;
•	the likelihood of retaining key Pulmatrix employees to manage the combined company; and
•	the likelihood that the merger will be consummated on a timely basis, the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of the Ruthigen public company infrastructure and experienced Pulmatrix management team and board and business know-how.

The Ruthigen board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the merger agreement and consummating the merger, including, among others, the following:

•	the risk that the conditions to the merger will not be satisfied, including the condition that Pulmatrix must raise $10 million in capital pursuant to a private placement completed before the closing of the merger or that Ruthigen must raise over $2 million in capital in order to meet obligations as specified in the Merger Agreement;
•	the risks and substantial costs, including public company costs, and the difficulty of obtaining additional financing on terms favorable to Ruthigen or at all to cover such costs of Ruthigen remaining a stand-alone publicly traded company, instead of agreeing to a transaction with Pulmatrix;
•	the uncertainty of the trading price of Ruthigen common stock after announcing the merger and after closing the merger transaction;
•	the possibility that the anticipated benefits of the merger may not be realized or may be lower than expected;
•	the potential limitations on Ruthigen’s operations due to pre-closing covenants in the Merger Agreement;
•	the effect of the public announcement of the merger on Ruthigen’s operations, stock price, CROs, and employees;
•	the disruption that may be caused by failure to complete the merger;
•	the fact that opinion of Cassel Salpeter does not reflect developments that have occurred after the date of its opinion, including changes to the business, operations, financial results and prospects of Ruthigen or Pulmatrix, changes in general economic, financial, market and other conditions or legal, regulatory or other factors;
•	the substantial fees and expenses incurred by Ruthigen in connection with the merger, which will be incurred whether or not the merger is completed; and
•	other risks described in the “Risk Factors” and “Forward-Looking Statements” sections of this joint proxy and consent solicitation statement/prospectus.

The Ruthigen board of directors believes that, overall, the potential benefits to Ruthigen stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the Ruthigen board of directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the Ruthigen board of directors. The Ruthigen board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Ruthigen and its stockholders. The Ruthigen board of directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Ruthigen board of directors may have given differing weights to different factors.

Pulmatrix’s Reasons for the Merger

Pulmatrix’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the Merger Agreement Proposal. In arriving at its decision, Pulmatrix’s board of directors consulted with Pulmatrix’s senior management and legal and financial advisors, reviewed a significant amount of information, conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

•	the expectation that the merger with Ruthigen would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private equity financing;
•	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than Pulmatrix continuing as a privately held company;
•	the view that the proposed merger with Ruthigen would provide Pulmatrix stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Pulmatrix and its stockholders including the strategic alternatives to the proposed merger with Ruthigen, such as remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships;
•	the view that the combined company’s diversified potential revenue sources, access to opportunities for non-dilutive funding and other synergies creates a superior company when compared to Pulmatrix remaining as an independent private company;
•	each of Pulmatrix’s and Ruthigen’s historical and current information concerning its business, financial performance, financial condition, operations and management, including financial projections under various scenarios and its short- and long-term strategic objectives and the significant risks associated therewith;
•	the view that Pulmatrix stockholders will have the opportunity to participate in the potential future value of the combined company, including future potential value from Ruthigen’s products in development;
•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, Pulmatrix’s stockholders and warrant holders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;
•	the likelihood that the merger would be consummated on a timely basis, including the likelihood that the merger would receive all necessary approvals;
•	the opportunity for Pulmatrix stockholders to hold shares of a publicly traded company;
•	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Ruthigen’s public company infrastructure and Pulmatrix’s management team; and
•	the terms and conditions of the Merger Agreement, including without limitation the following:
º	the determination that the relative percentage ownership of Pulmatrix and Ruthigen stockholders is fair and based on the valuations of each company at the time of Pulmatrix’s board of directors’ approval of the Merger Agreement;
º	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current Pulmatrix and Ruthigen stockholders would own after the merger;

º	the ability of Pulmatrix’s board of directors, in accordance with its fiduciary duties, to withdraw, modify or amend its recommendation that Pulmatrix stockholders vote in favor the approval of the Merger Agreement and the transactions contemplated thereby, which such provisions Pulmatrix’s board of directors believes are reasonable under the circumstances;
º	the guaranteed amount of Ruthigen’s unrestricted cash on hand;
º	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and
º	the view that terms of the new employment agreements between Ruthigen and Messrs. Alimi and Harish are reasonable under the circumstances.

In the course of its deliberations, Pulmatrix’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including:

•	the time, effort and substantial costs involved in connection with entering into the Merger Agreement and completing the merger and the related disruptions to the operation of Pulmatrix’s business, including the risk of diverting management’s attention from other strategic priorities to the merger, and the risk that the operations of Pulmatrix would be disrupted by employee concerns or departures or by changes to or termination of Pulmatrix’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;
•	the restrictions on the conduct of Pulmatrix’s business during the pendency of the merger, which may delay or prevent Pulmatrix from undertaking potential business opportunities that may arise or may negatively affect Pulmatrix’s ability to attract, retain and motivate key personnel;
•	the risk that Ruthigen stockholders may fail to approve the merger;
•	the expenses and obligations to which the combined company would be subject as a result of being a public company that could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;
•	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;
•	the trading price of the combined company’s common stock may be subject to significant fluctuations and volatility;
•	the fact that the anticipated cash resources of the combined company expected to be available at the closing of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;
•	the risk to the business of Pulmatrix, operations and financial results in the event that the merger is not consummated in a timely manner or at all;
•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect on the reputation of Pulmatrix of the public announcement of the merger or on the delay or failure to complete the merger; and
•	various other risks associated with the combined company and the merger, including those described in the section titled “RISK FACTORS” beginning on page 36 of this joint proxy and consent solicitation statement/prospectus.

The foregoing discussion of the factors considered by Pulmatrix’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Pulmatrix’s board of directors. In reaching its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, Pulmatrix’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Pulmatrix’s board of directors considered the factors as a whole, including discussions with, and questioning of, Ruthigen’s management and Ruthigen’s outside financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the merger and to recommend that Pulmatrix’s stockholders approve the merger with Ruthigen and the related transactions.

Opinion of Ruthigen’s Financial Advisor

On March 12, 2015, Cassel Salpeter rendered its oral opinion to Ruthigen’s board of directors (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of March 12, 2015, the fairness, from a financial point of view, to Ruthigen of the exchange ratio in the merger, after giving effect to the ancillary transactions pursuant to the merger agreement. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex J to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. In the sections of this joint proxy and consent solicitation statement/prospectus regarding Cassel Salpeter’s analyses or opinion, references to the Pulmatrix Private Placement, the conversion of Pulmatrix preferred stock, the conversion of the outstanding convertible notes of Pulmatrix and the termination of the Termination Warrants and the Ruthigen private placement are referred to collectively as the “ancillary transactions” and, together with the merger and the conversion of the bridge loans of Pulmatrix, as the “transaction.”

The opinion was addressed to the Ruthigen board for the use and benefit of the members of the Ruthigen board (in their capacities as such) in connection with the Ruthigen board’s evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Ruthigen or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to Ruthigen, any other party to the merger agreement, any security holder of Ruthigen or such other party, any creditor of Ruthigen or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the Ruthigen board took into account in making its determination to approve the merger.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the exchange ratio in the merger, after giving effect to the ancillary transactions, pursuant to the merger agreement was fair, from a financial point of view, to Ruthigen. It did not address any other terms, aspects, or implications of the transaction or the merger agreement, including, without limitation, (i) the bridge loan conversion or, except for assuming the consummation thereof prior to the merger, the Pulmatrix Private Placement, the Pulmatrix preferred stock conversion, the Pulmatrix convertible note conversion, the termination of the Termination Warrants or Ruthigen private placement, (ii) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) fairness to any security holders of Ruthigen, Pulmatrix or any other person or any creditors or other constituencies of Ruthigen, Pulmatrix or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the exchange ratio in the merger pursuant to the merger agreement, or otherwise. Cassel Salpeter expressed no opinion as to (i) what the value of shares of Ruthigen common stock actually would be when issued to the holders of Pulmatrix common stock in the merger, (ii) the price at which shares of Pulmatrix common stock or any other security of Pulmatrix may be issued or sold in the Pulmatrix Private Placement, the price at which shares of Ruthigen common stock or any other security of Ruthigen may be issued or sold in the Ruthigen private placement, or (iii) the prices at which Pulmatrix common stock, Pulmatrix preferred stock or Ruthigen common stock may trade, be purchased or sold at any time.

Cassel Salpeter’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Ruthigen, or the merits of the underlying decision by the Ruthigen board or Ruthigen to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter.

Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Ruthigen board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	Reviewed an execution copy, received by Cassel Salpeter on March 12, 2015, of the Merger Agreement.
•	Reviewed certain publicly available financial information and other data with respect to Ruthigen and Pulmatrix that Cassel Salpeter deemed relevant.
•	Reviewed certain other information and data with respect to Pulmatrix made available to Cassel Salpeter by Pulmatrix, including historical financial statements and financial projections with respect to the future financial performance of Pulmatrix for the eleven years ending December 31, 2025 prepared by the management of Pulmatrix (the “Pulmatrix Projections”), and other internal financial information furnished to Cassel Salpeter by or on behalf of Pulmatrix.
•	Reviewed certain other information and data with respect to Ruthigen made available to Cassel Salpeter by Ruthigen, including historical financial statements and financial projections with respect to the future financial performance of Ruthigen for the sixteen years ending December 31, 2030 prepared by the management of Ruthigen (the “Ruthigen Projections”), and other internal financial information furnished to Cassel Salpeter by or on behalf of Ruthigen.
•	Considered and compared the financial and operating performance of Pulmatrix with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.
•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.
•	Discussed the business, operations, and prospects of Ruthigen, Pulmatrix, and the proposed transaction with Ruthigen’s and Pulmatrix’s management and certain of Ruthigen’s and Pulmatrix’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with the Ruthigen board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Ruthigen’s and Pulmatrix’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Ruthigen and Pulmatrix as to Ruthigen’s and Pulmatrix’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Cassel Salpeter assumed, at the Ruthigen board’s direction, that there would be no developments with respect to any such matters that would adversely affect Cassel Salpeter’s analyses or opinion. Cassel Salpeter is not legal, tax, accounting, environmental or regulatory advisors, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to Ruthigen, Pulmatrix, the transaction or otherwise. Cassel Salpeter understood and assumed that Ruthigen obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

Pulmatrix advised Cassel Salpeter, and Cassel Salpeter assumed, that the Pulmatrix Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Pulmatrix with respect to the future financial performance of Pulmatrix. Ruthigen advised Cassel Salpeter, and Cassel Salpeter assumed, that the Ruthigen Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Ruthigen with respect to the future financial performance of Ruthigen. Cassel Salpeter expressed no view or opinion with respect to the Pulmatrix Projections, the Ruthigen Projections or the assumptions on which they were based. Ruthigen advised Cassel Salpeter, and Cassel Salpeter assumed, without undertaking any responsibility for the independent verification thereof, that the Pulmatrix Projections, the Ruthigen Projections and the assumptions on which they were based were a reasonable basis on which to evaluate Pulmatrix, Ruthigen and the proposed merger, after giving effect to the ancillary transactions, and, at Ruthigen’s direction, Cassel Salpeter used and relied upon the Pulmatrix Projections and the Ruthigen Projections for purposes of Cassel Salpeter’s analyses and opinion.

Cassel Salpeter did not evaluate the solvency or creditworthiness of Ruthigen, Pulmatrix or any other party to the transaction, or whether Ruthigen, Pulmatrix or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Ruthigen, Pulmatrix or any other party to the transaction to pay its obligations when they come due. Cassel Salpeter did not physically inspect Ruthigen’s or Pulmatrix’s properties or facilities and did not make or obtain any evaluations or appraisals of Ruthigen’s or Pulmatrix’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Ruthigen or Pulmatrix had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Ruthigen board, Ruthigen, or any other party.

Cassel Salpeter assumed, with the Ruthigen board’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Ruthigen, Pulmatrix or the transaction. Cassel Salpeter also assumed, with the Ruthigen board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the copy of such agreement that Cassel Salpeter reviewed and that the transaction would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Cassel Salpeter’s analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the merger, set forth in the Merger Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. Cassel Salpeter further assumed that for U.S. federal tax income purposes, the merger would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:

Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of March 9, 2015, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of Pulmatrix were based on the Pulmatrix Projections, (4) estimates of future financial performance of Ruthigen were based on the Ruthigen Projections, and (5) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies. For purposes of calculating the implied exchange ratio reference ranges identified below, Cassel Salpeter used a range of implied values per share of Ruthigen’s common stock of $3.67 to $3.89, based on Ruthigen’s closing stock price on March 11, 2015 and the volume weighted average closing stock price for the three months ended March 11, 2015, respectively.

Discounted Cash Flow Analysis

Pulmatrix.  Cassel Salpeter performed a discounted cash flow analysis of Pulmatrix using the Pulmatrix Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 34.0% to 36.0% and terminal multiples of projected 2025 revenue ranging from 5.0x to 6.0x. This analysis resulted in an implied enterprise value reference range of Pulmatrix of $84,500,000 to $113,200,000, after giving effect to the Pulmatrix Private Placement, the Pulmatrix preferred stock conversion, the convertible note conversion, and the termination of the Termination Warrants. Taking into account the results of the discounted cash flow analysis of Pulmatrix, Cassel Salpeter calculated implied exchange ratio reference ranges of 0.126447781629909 to 0.179494893552635, compared to the exchange ratio in the merger pursuant to the Merger Agreement of 0.148187124066461.

Ruthigen.  Cassel Salpeter performed an illustrative discounted cash flow analysis of Ruthigen using the Ruthigen Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 19.0% to 21.0% and no terminal value. This analysis resulted in an implied enterprise value reference range of Ruthigen of $6,900,000 to $12,000,000. Taking into account the results of the discounted cash flow analysis of Ruthigen, Cassel Salpeter calculated implied an implied equity value reference range per share of Ruthigen common stock of $3.80 to $4.90, compared to the range of implied values of Ruthigen’s common stock of $3.67 to $3.89 used to calculate the implied exchange ratio reference ranges.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included enterprise value. The selected companies with publicly traded equity securities were:

•	Tetraphase Pharmaceuticals, Inc.
•	Vectura Group plc
•	Insmed Incorporated
•	Otonomy, Inc.
•	Theravance Biopharma, Inc.
•	Skyepharma PLC
•	Discovery Laboratories Inc.
•	Aradigm Corporation
•	Adamis Pharmaceuticals Corporation
•	Corbus Pharmaceuticals Holdings, Inc.
•	BioPharmX Corporation
•	Alexza Pharmaceuticals Inc.
•	Biota Pharmaceuticals, Inc.

Cassel Salpeter calculated the following enterprise values with respect to the selected companies:

	High	Mean	Median	Low
Enterprise value	$998,690,000	$350,467,000	$115,982,000	$2,678,000

The selected companies analysis for Pulmatrix indicated an implied enterprise value reference range of Pulmatrix of $87,000,000 to $116,000,000, after giving effect to the Pulmatrix Private Placement, the Pulmatrix preferred stock conversion, the convertible note conversion, and the termination of the Termination Warrants. Taking into account the results of the selected companies analysis of Pulmatrix, Cassel Salpeter calculated implied exchange ratio reference ranges of 0.130188840258013 to 0.183934696573372 compared to the exchange ratio in the merger pursuant to the Merger Agreement of 0.148187124066461.

None of the selected companies have characteristics identical to Pulmatrix. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included the equity value and enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror
Civitas Therapeutics, Inc.	Acorda Therapeutics, Inc.
Fibrotech Therapeutics Pty Ltd.	Shire plc
Activaero GmbH	Vectura Group plc
Aires Pharmaceuticals, Inc.	Mast Therapeutics, Inc.
Acton Pharmaceuticals, Inc.	Meda AB
MicroDose Therapeutx, Inc.	Teva Pharmaceutical Industries Limited
Pearl Therapeutics Inc.	AstraZeneca PLC
OctoPlus N.V.	Dr. Reddy’s Laboratories SA
Elevation Pharmaceuticals, Inc. (nka: Sunovion Respiratory Development Inc.)	Sunovion Pharmaceuticals Inc.
Stromedix, Inc.	Biogen Idec Inc.
Pfizer Inc., Worldwide Rights of Respiratory Delivery Platform	Mylan, Inc.
Amira Pharmaceuticals, Inc.	Bristol-Myers Squibb Company
Transave LLC	Insmed Incorporated
Vectura Group plc, Worldwide License of Dry Powder Drug Formulation Patents	GlaxoSmithKline Research & Development Limited; Glaxo Group Limited
RespiVert Ltd.	Centocor Ortho Biotech, Inc. (nka:Janssen Biotech, Inc.)
Topigen Pharmaceuticals, Inc.	Pharmaxis Ltd.

Cassel Salpeter calculated the following equity and enterprise values with respect to the selected transactions:

	High	Mean	Median	Low
Equity value	$560,000	$109,153	$75,000,000	$561,000
Enterprise value	$1,150,000	$303,152	$175,840,000	$4,451,000

The selected transactions analysis for Pulmatrix indicated an implied enterprise value reference range of Pulmatrix of $85,000,000 to $110,000,000, after giving effect to the Pulmatrix Private Placement, the Pulmatrix preferred stock conversion, the convertible note conversion, and the termination of the Termination Warrants. Taking into account the results of the selected transactions analysis of Pulmatrix, Cassel Salpeter calculated implied exchange ratio reference ranges of 0.127195993355530 to 0.174420832957508 compared to the exchange ratio in the merger pursuant to the Merger Agreement of 0.148187124066461.

None of the target companies or transactions in the selected transactions have characteristics identical to Pulmatrix or the proposed merger. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter has in the past provided and is currently providing investment banking, financial advisory and other financial services to certain affiliates of Ruthigen for which Cassel Salpeter has received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to certain affiliates of Ruthigen in connection with certain business combinations or other transactions. Cassel Salpeter may provide investment banking, financial advisory and other financial services to Ruthigen, other participants in the transaction or certain of their respective affiliates in the future, for which Cassel Salpeter may receive compensation.

Cassel Salpeter received a fee of $125,000 for rendering its opinion, no portion of which was contingent upon any conclusion reached in Cassel Salpeter’s opinion or the completion of the merger. In addition, Ruthigen agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Listing of Ruthigen Common Stock

Ruthigen common stock is currently listed on The NASDAQ Capital Market under the symbol “RTGN.” Pursuant to the Merger Agreement, Ruthigen has agreed to obtain approval for listing on The NASDAQ Capital Market of the shares of Ruthigen common stock to be issued to Pulmatrix equity holders in the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Ruthigen must have caused such shares of Ruthigen common stock to be approved for listing on The NASDAQ Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with and immediately prior to the merger, Pulmatrix will change its name to “Pulmatrix Operating Company, Inc.” and Ruthigen will change its name to “Pulmatrix, Inc.” in accordance with Delaware law and seek to change its trading symbol on The NASDAQ Capital Market to “[•].”

Restrictions on Sales of Shares of Ruthigen Common Stock Received in the Merger

The shares of Ruthigen common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for the shares to be issued in exchange for the securities issued in the Pulmatrix Private Placement, the restricted stock units to be issued to certain employees and consultants and the shares of Ruthigen common stock to be issued to any Pulmatrix equity holder who may be deemed to be an “affiliate” of Ruthigen for purposes of Rule 144 under the Securities Act and to certain advisors who are parties to lock-up agreements. Persons who may be deemed to be affiliates of Ruthigen include individuals or entities that control, are controlled by, or are under common control with, Ruthigen and may include the executive officers, directors and significant stockholders of Ruthigen.

The units to be issued in connection with the Pulmatrix Private Placement, including the underlying securities, will be issued pursuant to an exemption from registration under the Securities Act. Such securities are not being registered pursuant to the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part and will not be so registered. Accordingly, the units and underlying securities issued in the Pulmatrix Private Placement will be “restricted securities” under Rule 144 of the Securities Act. Such securities will bear appropriate restrictions noted in the book-entry accounts of the holders of such securities, and any such securities must be held indefinitely unless their disposition is registered with the SEC and qualified by applicable state authorities or exemptions from such registration and qualification are available. These transfer restrictions will continue after the securities issued in the Pulmatrix Private Placement are exchanged for the shares of Ruthigen common stock in connection with the closing of the merger.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

Each of Haynes and Boone and Olshan Frome Wolosky LLP (“Olshan Frome”) will deliver an opinion, dated as of the date of closing, to Pulmatrix and Ruthigen, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Pulmatrix stockholders and warrant holders who exchange their Pulmatrix stock for Ruthigen common stock and their

Pulmatrix warrants for Ruthigen warrants will not recognize gain or loss in the merger. Each opinion will be based on certain factual representations, assumptions and certifications contained in certificates signed by duly authorized officers of Pulmatrix, Merger Sub and Ruthigen to be delivered at closing. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS and there can be no assurance that following the merger the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information in the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 191 of this joint proxy and consent solicitation statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Ownership of Ruthigen Following the Merger

Ruthigen and Pulmatrix anticipate that upon completion of the transaction, Ruthigen will have approximately 35.1 million shares of common stock outstanding, excluding the Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement, with current Pulmatrix shareholders owning approximately 81.7% of the combined company and current Ruthigen shareholders owning approximately 18.3%, excluding the Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement.

Board Composition and Management of Ruthigen after the Merger

Pulmatrix has selected, and Ruthigen has agreed to appoint, Dr. Clarke, Dr. Gillis, Mr. Maki, Mr. McGuire, Mr. Graves, Mr. Higgins and Dr. Rocklage, each of whom is currently a director of Pulmatrix, subject to the consent of Ruthigen, which consent shall not be unreasonably withheld or delayed, to Ruthigen’s board of directors, with Mr. McGuire serving as the chairman of the board of directors, at the effective time of the merger. Ruthigen will appoint Dr. Clarke and Dr. Hava, the officers of Pulmatrix immediately prior to the effective time of the merger, as the officers of Ruthigen.

In order to accommodate the additional directors, at the effective time of the merger, Ruthigen board of directors will increase in size to seven (7) directors.

Resignation of each current director and officer of Ruthigen immediately prior to the effective time of the merger from his position, effective immediately after the effective time of the merger, is a condition to the closing of the merger.

Information about the individuals who will be directors and executive officers of Ruthigen, including biographical information, executive compensation and stock ownership, can be found in the sections titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 168, “PRINCIPAL STOCKHOLDERS OF RUTHIGEN AND THE COMBINED COMPANY” beginning on page 179 and “PRINCIPAL STOCKHOLDERS OF PULMATRIX AND THE COMBINED COMPANY” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus.

Interests of Ruthigen’s Directors and Executive Officers in the Merger

In considering the recommendation of Ruthigen’s board of directors to approve and adopt the Ruthigen Merger Proposal, as stockholders of Ruthigen, officers and directors owning shares of Ruthigen will be treated as other stockholders of Ruthigen and will experience the same stock appreciation, if any, as a result of the merger. However, Ruthigen stockholders should be aware that certain of Ruthigen’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Ruthigen stockholders generally. Ruthigen’s board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of Ruthigen

Ruthigen’s current directors are Hojabr Alimi, who is also Ruthigen’s Chairman of the Board, Chief Executive Officer and Chief Science Officer, Richard Conley, Gregory French and Akihisa Akao. Sameer Harish serves as Ruthigen’s Chief Financial Officer.

From and after the effective time of the merger, all of Ruthigen’s current officers and directors will resign from such positions with the post-merger combined company.

Common Stock Ownership

As of March 31, 2015, none of the directors or executive officers of Ruthigen owned any shares of Ruthigen common stock.

Stock Options and Restricted Stock Units

As of March 31, 2015, the directors and executive officers of Ruthigen beneficially owned options and restricted stock units as follows:

Mr. Alimi had outstanding stock options to purchase an aggregate of 159,500 shares of Ruthigen’s common stock and an aggregate of 149,055 shares underlying outstanding restricted stock units.

Mr. Harish had outstanding stock options to purchase an aggregate of 105,000 shares of Ruthigen’s common stock and an aggregate of 89,500 shares underlying outstanding restricted stock units.

Messrs. Conley and French each have outstanding stock options to purchase 10,000 shares of Ruthigen’s common stock and an aggregate of 70,000 shares underlying outstanding restricted stock units.

Mr. Akao does not have any stock options or restricted stock units.

All of the outstanding restricted stock units and stock options held by Ruthigen’s officers and directors will accelerate and vest upon the the effective time of the merger.

Employment Agreements

In addition, as of the effective time of the merger, each of Hojabr Alimi, the chief executive officer of Ruthigen, and Sameer Harish, the chief financial officer of Ruthigen, will receive cash and restricted stock units from Ruthigen as consideration for termination of outstanding stock options and restricted stock units held by them and for their continued provision of services after the merger and for the non-competition provisions in their new employment agreement. If the Ruthigen Merger Proposal is approved, Messrs. Alimi and Harish will terminate their current employment agreements with Ruthigen, dated November 28, 2014 and June 24, 2014, respectively. At such time, the Employment Agreement with Mr. Alimi attached to this joint proxy and consent solicitation statement/prospectus as Annex L and the Employment Agreement with Mr. Harish attached as Annex M will each become effective. Additionally, lock-up agreements and cancellation agreements between Ruthigen and Messrs. Alimi and Harish with respect to the cancellation of outstanding stock options and restricted stock units immediately prior to the merger will become effective. If the Ruthigen Merger Proposal is not approved, the current employment agreements with each of Messrs. Alimi and Harish will remain in effect and the lock-up agreements and cancellation agreement will not become effective.

At the effective time of the merger, any and all outstanding stock options and restricted stock units previously granted to Mr. Alimi will be terminated in exchange for (i) a lump-sum payment in the amount of $547,600, less taxes and other withholdings and (ii) a lump-sum equivalent to Mr. Alimi’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger.

Mr. Alimi shall also receive a grant of restricted stock units, pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 930,000 and (ii) the quotient of $3,125,000 divided by the fair market value of the common stock of the combined company as of the effective time of the merger, based on an evaluation by PWC in consultation with Mr. Alimi, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 930,000 and (b) such number of restricted stock units with an aggregate value equal to $1,400,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to 25% of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve months. The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Alimi on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

At the effective time of the merger, any and all outstanding stock options and restricted stock units previously granted to Mr. Harish will be terminated in exchange for (i) a lump-sum payment in the amount of $337,500, less taxes and other withholdings and (ii) a lump-sum equivalent to Mr. Harish’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger.

Mr. Harish shall also receive a grant of restricted stock units, pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 355,000 and (ii) the quotient of $1,037,500 divided by the fair market value of the common stock of the combined company as of the effective time, based on an evaluation by PWC in consultation with Mr. Harish, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 355,000 and (b) such number of restricted stock units with an aggregate value equal to $250,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to 25% of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve months.

The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Harish on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

For a more complete description of the employment agreements, see “THE MERGER — The Employment Agreements and Lockup Agreements” beginning on page 132 of this joint proxy and consent solicitation statement/prospectus.

Indemnification and Liability Insurance

Current directors and officers of Ruthigen will be indemnified by Ruthigen under its directors’ and officers’ liability insurance after the merger.

The Directors and Officers tail liability policy is a six year extension of the current coverage terms and limits to claims that are noticed post close. There are no changes in current coverage terms or limits on the six year tail policy.

Interests of Pulmatrix’s Directors and Executive Officers in the Merger

In considering the recommendation of Pulmatrix’s board of directors to approve and adopt the Merger Agreement Proposal, Pulmatrix stockholders should be aware that certain of Pulmatrix’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Pulmatrix stockholders generally. Pulmatrix’s board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of Pulmatrix

The following table sets forth the name and position of each individual who is currently a director or executive officer of Pulmatrix. All current directors and executive officers of Pulmatrix other than Mr. Higgins has been a director or executive officer of Pulmatrix since January 1, 2014. Mr. Higgins was appointed as a director of Pulmatrix in March 2015, concurrently with the Merger Agreement being executed.

Name	Position
Robert W. Clarke, Ph.D.	Chief Executive Officer and Director
Robert T. Connelly	Director
David A. Edwards, Ph.D.	Director
Steven Gillis, Ph.D.	Director
Kurt C. Graves	Director
Michael J. Higgins	Director
David L. Hava, Ph.D.	Chief Scientific Officer
David J. Maki	Director
Terrance McGuire	Director
Scott M. Rocklage, Ph.D.	Director

Position with the Combined Company

Directors

From and after the effective time of the merger, Dr. Clarke, Dr. Gillis, Mr. Maki, Mr. McGuire, Mr. Graves, Mr. Higgins and Dr. Rocklage, each currently a director of Pulmatrix, will be appointed to Ruthigen’s board of directors pursuant to the terms of the Merger Agreement. In addition, Dr. Clarke will be appointed as the sole director of post-merger Pulmatrix. Following the merger, it is anticipated that the standing committees of the combined company’s board of directors will consist of an audit committee, a nominating and corporate governance committee and a compensation committee, with the composition of each committee to be determined by the combined company’s board of directors.

Executive Officers

The Merger Agreement provides that the current executive officers of Pulmatrix will be appointed as executive officers of Ruthigen to serve in the same or similar capacity for Ruthigen following the merger. It is expected that, upon completion of the merger, Dr. Clarke and Dr. Hava will enter into new employment agreements with the combined company; however, no agreements between such persons and Ruthigen have been finalized as of the date of this joint proxy and consent solicitation statement/prospectus. These matters are subject to further negotiations and discussions and there can be no assurance that the parties will reach agreement. Each current executive officer has executed an offer letter with Pulmatrix but is employed on an “at-will” basis.

Director Compensation Policy of the Combined Company

Assuming that the merger is consummated, it is expected that the combined company will adopt a new compensation policy for its non-employee directors. The following table summarizes the anticipated annual cash compensation components under the proposed policy:

Position	Annual Cash Compensation
Chairman of the Board of Directors	$60,000
Member of the Board of Directors	30,000
Chair of the Audit Committee	15,000
Member of the Audit Committee	7,000
Chair of the Nomination and Corporate Governance Committee	10,000
Member of the Nomination and Corporate Governance Committee	5,000
Chair of the Compensation Committee	7,000
Member of the Compensation Committee	3,000

Additionally, pursuant to the proposed policy, it is anticipated that the combined company will grant each non-employee director, upon their initial appointment to the board of directors, stock options representing the right to purchase shares of the combined company’s common stock in the following amounts, with each option having an exercise price per share equal to the fair market value of a share of common stock on the date of grant:

Position	Number of Shares of Common Stock Underlying Options
Chairman of the Board of Directors	196,393
Chair of the Audit Committee	78,557
All Other Members of the Board of Directors	39,279

Indemnification and Liability Insurance

Each current director of Pulmatrix entered into an indemnification agreement with Pulmatrix. The indemnification agreements, the Pulmatrix Charter and the Pulmatrix By-laws provide for indemnification of the directors and executive officers to the fullest extent permitted by Delaware law.

It is expected that, upon completion of the merger, the current Pulmatrix directors and executive officers appointed as directors and executive officers of Ruthigen will enter into indemnification agreements with Ruthigen. Ruthigen’s indemnification agreements, the Ruthigen Charter and the Ruthigen Bylaws require Ruthigen to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Pulmatrix currently maintains directors’ and officers’ liability insurance and fiduciaries liability insurance policies. It is expected that, upon completion of the merger, Ruthigen will obtain and maintain a directors’ and officers’ liability insurance and fiduciaries liability insurance policies that would cover current Pulmatrix directors and executive officers who will serve as a director or executive officer of the combined company.

Ownership Interests

As of March 31, 2015, the directors and executive officers of Pulmatrix, together with their respective affiliates, collectively beneficially owned 164,909,438 shares of Pulmatrix common stock, including shares deliverable upon the conversion of outstanding shares of preferred stock and outstanding options to purchase a total of 9,766,168 shares of Pulmatrix common stock, or approximately 88.3% of the shares of Pulmatrix capital stock outstanding on that date on an as-converted to common stock basis.

As of the close of the business on the Pulmatrix record date for the solicitation of written consent, the directors and executive officers of Pulmatrix, together with their respective affiliates, collectively beneficially owned and were entitled to vote [•] shares of Pulmatrix common stock on an as-converted to common stock basis, which represent, in the aggregate, approximately [•]% of the shares of Pulmatrix capital stock outstanding on that date on an as-converted to common stock basis.

For more detailed information on Pulmatrix’s directors’ and executive officers’ beneficial ownership of Pulmatrix common stock and options held by Pulmatrix’s directors and executive officers, please refer to “PRINCIPAL STOCKHOLDERS OF PULMATRIX AND THE COMBINED COMPANY” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus.

Stock Options

At the effective time of the merger, each outstanding Pulmatrix stock option that is not exercised prior to the merger will be assumed by Ruthigen and become exercisable for shares of Ruthigen common stock as further described in the section titled “THE MERGER AGREEMENT — Assumption of Pulmatrix Stock Options” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

The table below sets forth, as of March 31, 2015, information with respect to options held by each of the directors and executive officers of Pulmatrix as of such date.

Name	Number of Shares of Pulmatrix Common Stock Subject to Options
Robert W. Clarke, Ph.D.	5,056,419
David L. Hava, Ph.D.	1,020,566
David A. Edwards, Ph.D.	964,102
Steven Gillis, Ph.D.	—
David J. Maki	290,520
Terrance G. McGuire	—
Scott M. Rocklage, Ph.D.	—
Robert T. Connelly	2,184,041
Kurt C. Graves	250,520
Michael J. Higgins	—

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, Ruthigen and Pulmatrix have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Merger Agreement.

Ruthigen and Pulmatrix believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. However, at any time before or after the effective time of the merger, the Federal Trade Commission, the U.S. Department of Justice Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the merger and take action under antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Ruthigen must also comply with the applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of Ruthigen common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

Although Ruthigen is the legal acquirer and will issue shares of its common stock to effect the merger with Pulmatrix, if the business combination is completed, it will be accounted for as an acquisition of Ruthigen by Pulmatrix using the “acquisition” method of accounting. Pulmatrix will record net tangible and identifiable intangible assets acquired and liabilities assumed from Ruthigen at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the fair value of the aggregate amount of Ruthigen common stock issued pursuant to the Merger Agreement on the date of the completion of the merger, plus any cash paid in lieu of fractional shares, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Pulmatrix after completion of the merger will reflect Ruthigen’s balances and results but will not be restated retroactively to reflect the historical financial condition or results of operations of Ruthigen. The earnings of Pulmatrix following the completion of the merger will reflect the effect of acquisition accounting adjustments, including changes in the carrying values of assets and liabilities and on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Pulmatrix determines that tangible or intangible assets (including goodwill) are impaired, Pulmatrix would record an impairment charge at that time.

U.S. Federal Income Tax Considerations

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” Pulmatrix stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Pulmatrix stock for shares of Ruthigen common stock and upon the exchange of their Pulmatrix warrants for Ruthigen warrants, each in connection with the merger. Ruthigen stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 191 of this joint proxy and consent solicitation statement/prospectus.

Appraisal Rights

Under the DGCL, only Pulmatrix stockholders are entitled to appraisal rights in connection with the merger. Ruthigen stockholders are not entitled to appraisal rights in connection with the merger. The text of the relevant provisions of the DGCL is attached to this joint proxy and consent solicitation statement/prospectus as Annex D.

Under the DGCL, if a Pulmatrix stockholder of record does not wish to accept the merger consideration provided for in the Merger Agreement and the merger is consummated, such Pulmatrix stockholder has the right to seek appraisal of his, her or its shares of Pulmatrix common stock and to receive payment in cash for the fair value of his, her or its shares of Pulmatrix common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Pulmatrix common stock. These rights are known as appraisal rights. The “fair value” of such shares of Pulmatrix common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that Pulmatrix stockholder of record is otherwise entitled to receive for the same number of shares of Pulmatrix common stock under the terms of the Merger Agreement. Pulmatrix stockholders of record who elect to exercise appraisal rights must not vote in favor of or consent in writing to the Merger Agreement Proposal and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A Pulmatrix stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement, or deliver a signed consent without indicating a decision on the Merger Agreement Proposal. Any signed written consent returned without indicating a decision on the Pulmatrix Agreement Proposal will be counted as approving the Merger Agreement Proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a Pulmatrix stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex D to this joint proxy and consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Pulmatrix stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “Pulmatrix stockholders” or “you” are to the record holders of shares of Pulmatrix common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Pulmatrix common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than ten (10) days after the effective time of the merger. Only those Pulmatrix stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Pulmatrix, if sent prior to the effective time of the merger, or the surviving corporation in the merger, if given after the effective time of the merger. If given at or after the effective time of the merger, the notice must also specify the effective time of the merger; otherwise, a supplementary notice will provide this information.

Following Pulmatrix’s receipt of sufficient written consents to adopt the Merger Agreement, Pulmatrix will send all non-consenting Pulmatrix stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. A Pulmatrix stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Pulmatrix stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement, or deliver a signed written consent without indicating a decision on the Merger Agreement Proposal. Consents that are executed and delivered without indicating a decision on the Merger Agreement Proposal will be counted as approving the Merger Agreement Proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of Pulmatrix common stock, you must deliver to Pulmatrix or the surviving corporation, as applicable, at the specific address which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of Pulmatrix common stock within twenty (20) days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Pulmatrix stockholder wishing to exercise appraisal rights must hold of record the shares of Pulmatrix common stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Pulmatrix common stock through the effective time of the merger. Appraisal rights will be lost if your shares of Pulmatrix common stock are transferred prior to the effective time of the merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Pulmatrix common stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive payment for your shares of Pulmatrix common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Pulmatrix common stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Pulmatrix common stock must reasonably inform Pulmatrix or the surviving corporation, as applicable, of the identity of the Pulmatrix stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Pulmatrix common stock, fully and correctly, as the stockholder’s name appears on the Pulmatrix stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Pulmatrix common stock in connection with the merger. The demand cannot be made by the beneficial owner of shares of Pulmatrix common stock if such beneficial owner does not also hold of record the shares of Pulmatrix common stock. The beneficial owner of shares of Pulmatrix common stock must, in such cases, have the holder of record of such shares of Pulmatrix common stock submit the required demand in respect of such shares.

If shares of Pulmatrix common stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of Pulmatrix common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Pulmatrix stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of Pulmatrix common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Pulmatrix common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Pulmatrix common stock as to which appraisal is sought. Where no number of shares of Pulmatrix common stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Pulmatrix common stock held in the name of the record holder.

At any time within sixty (60) days after the effective time of the merger, any Pulmatrix stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Pulmatrix common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Pulmatrix stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Pulmatrix common stock.

Within one hundred twenty (120) days after the effective time of the merger, but not thereafter, either the surviving corporation or any Pulmatrix stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Pulmatrix common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a Pulmatrix stockholder, service of a copy of such petition shall be made upon the surviving corporation. Ruthigen has no present intent to cause Pulmatrix to file such a petition and has no obligation to cause such a petition to be filed, and Pulmatrix stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a Pulmatrix stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within one hundred twenty (120) days after the effective time of the merger, any Pulmatrix stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Pulmatrix common stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Pulmatrix common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a Pulmatrix stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Pulmatrix stockholders who have demanded an appraisal of their shares of Pulmatrix common stock and with whom agreements as to the value of their shares of Pulmatrix common stock have not been reached. After notice to Pulmatrix stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Pulmatrix stockholders who have demanded payment for their shares of Pulmatrix common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the Pulmatrix stockholders entitled to appraisal of their shares of Pulmatrix common stock, the Delaware Court of Chancery will appraise the shares of Pulmatrix common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Pulmatrix stock certificates representing their shares of Pulmatrix common stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and Pulmatrix stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither Pulmatrix nor Ruthigen anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and Pulmatrix and Ruthigen reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Pulmatrix common stock is less than the per share merger consideration.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Pulmatrix stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Pulmatrix stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a Pulmatrix stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any Pulmatrix stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Pulmatrix common stock entitled to appraisal. Any Pulmatrix stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares of Pulmatrix common stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Pulmatrix common stock, other than with respect to payments as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger, or if a Pulmatrix stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Pulmatrix stockholder to appraisal will cease and that Pulmatrix stockholder will only be entitled to receive the merger consideration for his, her or its shares of Pulmatrix common stock pursuant to the Merger Agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, Pulmatrix stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Pursuant to the terms of the Merger Agreement, it is a condition to Ruthigen and Merger Sub’s obligations to complete the merger that holders of no more than ten percent (10%) of the outstanding shares of Pulmatrix common stock immediately prior to the effective time of the merger, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Pulmatrix common stock.

Treatment of Pulmatrix Stock Options

At the effective time of the merger, Ruthigen will assume all of Pulmatrix’s rights and obligations under the stock options granted pursuant to the Pulmatrix Equity Plans that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of Ruthigen common stock. The number of shares of Ruthigen common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be determined by the formula set forth in the Merger Agreement. For more information on the assumption of outstanding stock options of Pulmatrix, see the section titled “THE MERGER AGREEMENT — Assumption of Pulmatrix Stock Options” beginning on page 140 of this joint proxy and consent solicitation statement/prospectus.

Pulmatrix’s 2013 Employee, Director and Consultant Equity Incentive Plan

Pulmatrix’s 2013 Employee, Director and Consultant Equity Incentive Plan will be amended at the effective time of the merger such that no additional awards may be issued thereunder.

The Employment Agreements and the Lock-up Agreements

It is a condition to the Merger Agreement that Ruthigen, prior to the closing of the merger, enter into employment agreements and lock-up agreements with each of Messrs. Alimi and Harish. The following summary describes the material provisions of the employment agreements and the lock-up agreements. The provisions of the employment agreements and lock-up agreements are complicated and not easily summarized. This summary may not contain all of the information about the employment agreements and lock-up agreements that are important to you. This summary is qualified in its entirety by reference to the complete text of the employment agreements of Messrs. Alimi and Harish, which are attached as Annexes L and M, respectively. Pulmatrix and Ruthigen encourage you to read the employment agreements carefully in their entirety for a more complete understanding of the employment agreements.

Employment Agreement of Hojabr Alimi

At the effective time of the merger, Mr. Alimi’s prior employment agreement with Ruthigen will terminate. Additionally, any and all Ruthigen stock options and Ruthigen restricted stock units previously granted to Mr. Alimi that remain outstanding as of the effective time of the merger will be terminated and forfeited.

Mr. Alimi’s employment agreement was entered into on March 13, 2015 and becomes effective at the effective time of the merger. The employment agreement provides for a one year term which may only be earlier terminated with Mr. Alimi’s written consent or in the event that (i) Mr. Alimi is convicted of, or pleads guilty to, a felony under the laws of the United States, (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct, subject to certain exceptions, (iii) Mr. Alimi materially violates the employment agreement and does not cure such violation with fourteen (14) days of its occurrence or (iv) Mr. Alimi willfully fails to comply with reasonable directives that are communicated in writing and Mr. Alimi fails to cure the issue within seven (7) days from such written communication.

Mr. Alimi’s duties under his employment agreement consist of, among other things, general corporate matters, matters related to the RUT58-60 drug asset and assisting with the search for potential buyers or licensees of the Ruthigen HOCl drug candidate. As compensation, Mr. Alimi is entitled to receive a gross hourly rate of $25.00 for his services, less customary tax and withholdings. Mr. Alimi’s employment agreement requires him to be available to perform his services for up to twenty-four (24) hours per calendar quarter but is not authorized to work more than eight (8) hours per day or forty (40) hours per week, unless directed otherwise and with Mr. Alimi’s consent. Mr. Alimi is also entitled to reimbursement for reasonable business expenses.

In addition to his hourly wages, Mr. Alimi’s employment agreement entitles him to the following additional compensation:

•	a lump-sum payment in the amount of $547,600, less taxes and other withholdings;
•	a lump-sum equivalent to one hundred percent (100%) of Mr. Alimi’s premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger; and
•	a grant of a number of restricted stock units pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan equal to the lesser of (i) 930,000 or (ii) the quotient of $3,125,000 divided by the fair market value of the common stock of the combined company as of the effective time of the merger, based on an evaluation by PWC in consultation with Mr. Alimi, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 930,000 or (b) such number of restricted stock units with an aggregate value equal to $1,400,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to twenty-five percent (25%) of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve (12) months.

The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Alimi on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

Mr. Alimi’s employment agreement also contains a noncompetition provision which, subject to certain exceptions, provides that for a period of one (1) year following the effective time of the merger, Mr. Alimi will not, in the geographic regions where Ruthigen conducts its business, (i) engage in, participate in or acquire any financial or beneficial interest in a business engaged in any HOCl based therapies designed to prevent and/or treat infections in certain post-operative invasive surgeries, including the businesses of PuriCore plc and Novabay Pharmaceuticals, Inc., or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship between Ruthigen and any other person related to Ruthigen’s HOCl business.

Additionally, Mr. Alimi’s employment agreement contains customary nonsolicitation provisions and requires that Mr. Alimi must execute an additional, separate noncompetition agreement with Oculus. Entry into the noncompetition agreement with Oculus is a condition to the closing of the merger, and the noncompetition agreement was executed on March 13, 2015. Mr. Alimi’s noncompetition agreement with Oculus provides that, until March 13, 2016, Mr. Alimi will not (i) engage in any business for his own account or otherwise derive any personal benefit from any business that competes with Oculus or its affiliates, (ii) become employed by, or render services to, any person engaged in any business that competes with Oculus or its affiliates, (iii) acquire a financial interest in any entity engaged in any business that competes with Oculus or its affiliates or (iv) interfere with the business relationships between Oculus and its affiliates, customers, suppliers and employees, among others.

In the event that the combined company sells the HOCl drug candidate, the combined company will cause the buyer of such assets to assume the combined company’s obligations under the employment agreement, and all remaining unvested restricted stock units granted to Mr. Alimi under the employment agreement will fully vest.

Employment Agreement of Sameer Harish

At the effective time of the merger, Mr. Harish’s prior employment agreement with Ruthigen will terminate. Additionally, any and all Ruthigen stock options and Ruthigen restricted stock units previously granted to Mr. Harish that remain outstanding as of the effective time of the merger shall be terminated and forfeited.

Mr. Harish’s employment agreement was entered into on March 13, 2015 and becomes effective at the effective time of the merger. The employment agreement provides for a one year term which may only be earlier terminated with Mr. Harish’s written consent or in the event that (i) Mr. Harish is convicted of, or pleads guilty to, a felony under the laws of the United States, (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct, subject to certain exceptions, (iii) Mr. Harish materially violates the employment agreement and does not cure such violation with fourteen (14) days of its occurrence or (iv) Mr. Harish willfully fails to comply with reasonable directives that are communicated in writing, and Mr. Harish fails to cure the issue within seven (7) days from such written communication.

Mr. Harish’s duties under his employment agreement consist of, among other things, general corporate matters, matters related to the RUT58-60 drug asset and assisting with the search for potential buyers or licensees of the Ruthigen HOCl drug candidate. As compensation, Mr. Harish is entitled to receive a gross hourly rate of $25.00 for his services, less customary tax and withholdings. Mr. Harish’s employment agreement requires him to be available to perform his services for up to twenty-four (24) hours per calendar quarter but is not authorized to work more than eight (8) hours per day or forty (40) hours per week, unless directed otherwise and with Mr. Harish’s consent. Mr. Harish is also entitled to reimbursement for reasonable business expenses.

In addition to his hourly wages, Mr. Harish’s employment agreement entitles him to the following additional compensation:

•	a lump-sum payment in the amount of $337,500, less taxes and other withholdings;
•	a lump-sum equivalent to one hundred percent (100%) of Mr. Harish’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger; and
•	a grant of a number of restricted stock units pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan equal to the lesser of (i) 355,000 or (ii) the quotient of $1,037,500 divided by the fair market value of the common stock of the combined company as of the effective time, based on an evaluation by PWC in consultation with Mr. Harish, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 355,000 or (b) such number of restricted stock units with an aggregate value equal to $250,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to twenty-five percent (25%) of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve (12) months.

The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Harish on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

Mr. Harish’s employment agreement also contains a noncompetition provision which, subject to certain exceptions, provides that for a period of one (1) year following the effective time of the merger, Mr. Harish will not, in the geographic regions where Ruthigen conducts its business, (i) engage in, participate in or acquire any financial or beneficial interest in a business engaged in any HOCl based therapies designed to prevent and/or treat infections in certain post-operative invasive surgeries, including the businesses of PuriCore plc and Novabay Pharmaceuticals, Inc., or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship between Ruthigen and any other person related to Ruthigen’s HOCl business. Additionally, Mr. Harish’s employment agreement contains customary nonsolicitation provisions.

In the event that the combined company sells the HOCl drug candidate, the combined company will cause the buyer of such assets to assume the combined company’s obligations under the employment agreement, and all remaining unvested restricted stock units granted to Mr. Harish under the employment agreement will fully vest.

Lock-up Agreements

In connection with the restricted stock units granted to Messrs. Alimi and Harish under their respective employment agreements, Ruthigen entered into lock-up agreements with Messrs. Alimi and Harish on March 13, 2015. The lock-up agreements generally prohibit Messrs. Alimi and Harish from, without first obtaining the prior written consent of Ruthigen, selling, transferring or otherwise disposing of any of (i) the unvested restricted stock units or (ii) the vested restricted stock units, for six (6) months following the delivery date of such restricted stock units (the “Lock-up Period”). Specifically, pursuant to the lock-up agreements, Messrs. Alimi and Harish are restricted from taking the following actions, directly or indirectly, with respect to the unvested restricted stock units and the vested restricted stock units during the Lock-up Period, subject to certain exceptions:

•	offering, pledging, selling or contracting to sell any of such restricted stock units;
•	selling any option or contract to purchase any of such restricted stock units;
•	purchasing any option or contract to sell of such restricted stock units;
•	granting any option, right or warrant for the sale of such restricted stock units;
•	lending or otherwise disposing of or transferring any of such restricted stock units; or
•	entering into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up agreements terminate on the date that is six (6) months after the date that the last vested restricted stock units are delivered.

Escrow Agreement

As a condition to the closing of the merger, Ruthigen, Pulmatrix and representatives of pre-merger Pulmatrix stockholders and pre-merger Ruthigen stockholders will enter into the Escrow Agreement with the escrow agent, whereby, at the closing of the merger, Ruthigen will issue the Indemnification Shares to be held in escrow by the escrow agent to secure the post-closing indemnification rights of the pre-merger Ruthigen stockholders and the pre-merger Pulmatrix stockholders. For additional information, see “THE MERGER AGREEMENT — Indemnification” beginning on page 146 and “ANCILLARY AGREEMENTS — Escrow Agreement” on page 153 of this joint proxy and consent solicitation statement/prospectus. A copy of the form of escrow agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex I.

Bridge Loan

On February 26, 2015, certain lenders made bridge loans to Pulmatrix in the original principal amount of $4.5 million pursuant to that certain loan and security agreement, dated as of February 26, 2015. The proceeds of the bridge loans are to be used to provide working capital and general corporate purposes in the ordinary course of business. The bridge loans are payable upon, and subject to the terms and conditions set forth in, that loan and security agreement. Under the terms of the loan and security agreement, interest accrues at the rate of five percent (5%) per annum, and the maturity date is the earlier of February 26, 2015, and the date that an event of default has occurred and is continuing under the terms of the loan and security agreement. The obligations of Pulmatrix under the loan and security agreement are secured by a first priority security interest in and lien on all of the assets of Pulmatrix, ranked senior to all existing and future classes of Pulmatrix’s debt. In connection with Pulmatrix entering into the loan and security agreement and as a condition to each lender providing the bridge loan, holders of certain promissory notes made by Pulmatrix with an aggregate outstanding principal amount of $29,088,496.79 entered into a subordination agreement, pursuant to which the obligations owing by Pulmatrix to such holders were subordinated to the bridge loans.

Upon the effective time of the merger, the bridge loans will be assumed by Ruthigen.

The loan and security agreement contains terms that require mandatory conversion of the bridge loan, and under those terms, immediately after the consummation of the merger, the bridge loans will be converted into such number of shares of Ruthigen common stock equal to the quotient of (i) the outstanding principal amount of the bridge loans plus all accrued and unpaid interest thereon divided by (ii) $2.75 (subject to adjustment upon the occurrence of certain events of Ruthigen, including in the case of stock splits, subdivisions, reclassifications or combinations of the common stock). Such mandatory conversion shall also be subject to a beneficial ownership limitation of 4.99% or 9.99% of the number of outstanding common stock of Ruthigen. The loan and security agreement contains certain other covenants, restrictions and events of default that are customary for a loan and security agreement of this nature.

Pulmatrix Private Placement

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into the Pulmatrix Private Placement SPA whereby Pulmatrix agreed to sell, in a private placement to certain existing investors of Pulmatrix, 24,538,999 units consisting of (i) one (1) share of Pulmatrix’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of Pulmatrix’s common stock at an exercise price of $0.448266 per share, for aggregate gross proceeds of $10 million. The obligations of Pulmatrix to issue and sell the units, and the obligations of the investors to purchase the units, are conditioned upon the consummation of the merger immediately following the issuance of the units pursuant to the Pulmatrix Private Placement SPA. Completion of the Pulmatrix Private Placement is a condition to the closing of the merger under the Merger Agreement.

The units to be issued in connection with the Pulmatrix Private Placement, including the underlying securities, will be issued pursuant to an exemption from registration under the Securities Act. Such securities are not being registered pursuant to the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part and will not be so registered. Accordingly, the units and underlying securities issued in the Pulmatrix Private Placement will be “restricted securities” under Rule 144 of the Securities Act. Such securities will bear appropriate restrictions noted in the book-entry accounts of the holders of such securities, and any such securities must be held indefinitely unless their disposition is registered with the SEC and qualified by applicable state authorities or exemptions from such registration and qualification are available.

At the effective time of the merger, the common stock and the warrants underlying the units will be exchanged for merger consideration. Following the issuance of the merger consideration, the securities underlying the units, in the aggregate, will represent (i) 3,636,364 shares of Ruthigen’s common stock and (ii) warrants representing the right to purchase 7,975,000 shares of Ruthigen’s common stock at an exercise price of $3.025 per share. Following the exchange, the shares of Ruthigen common stock and the warrants representing the right to purchase Ruthigen common stock will be subject to the same transfer restrictions described above.

For additional information, see “ANCILLARY AGREEMENTS — Transaction Documents” on page 150 of this joint proxy and consent solicitation statement/prospectus. A copy of the complete text of the Pulmatrix Private Placement SPA is included in this joint proxy and consent solicitation statement/prospectus as Annex E.

Note Conversion and Warrant Termination Agreement; Preferred Stock Conversion Agreement

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into the following transactions, the completion of which are conditions to closing the merger: (i) a conversion the Outstanding Notes into shares of Pulmatrix common stock and the termination of the Termination Warrants pursuant to the Conversion and Termination Agreement and (ii) a conversion of each series of Pulmatrix’s preferred stock into shares of Pulmatrix’s common stock pursuant to the Preferred Stock Conversion Agreement.

The securities issued as a result of the foregoing transactions will be exchanged for merger consideration at the effective time of the merger. For additional information, see “ANCILLARY AGREEMENTS —  Transaction Documents” on page 150 of this joint proxy and consent solicitation statement/prospectus. Copies of the complete text of the Conversion and Termination Agreement and the Preferred Stock Conversion Agreement are included in this joint proxy and consent solicitation statement/prospectus as Annexes F and G, respectively.

Palladium Advisory Agreement and Lock-up Agreement

On February 8, 2015, Pulmatrix entered into an engagement agreement with Palladium, whereby Palladium agreed to (i) act as the non-exclusive placement agent for the bridge loan financing that occurred on February 26, 2015 and generated aggregate proceeds of $4.5 million and (ii) serve as Pulmatrix’s non-exclusive advisor in connection with a merger. Pursuant to the engagement agreement and as a result of entering into the Merger Agreement, Pulmatrix paid Palladium consideration of, among other things, 3,978,806 shares of Pulmatrix’s common stock on a pre-merger basis, which, after the issuance of the merger consideration, will be exchanged for 589,608 shares of the combined company. Additionally, pursuant to a stock agreement executed between Pulmatrix and Palladium, the 3,978,806 shares of Pulmatrix common stock issued to Palladium will be forfeited if the merger is not consummated by August 13, 2015.

In connection with the foregoing issuance of Pulmatrix common stock to Palladium, Palladium entered into a lock-up agreement with Ruthigen on March 13, 2015, whereby Palladium generally agreed not to, without first obtaining the prior written consent of Ruthigen, sell, transfer or otherwise dispose of any shares it beneficially owns of Ruthigen for an initial period of six (6) months and, following the expiration of the initial period, for six (6) months thereafter at a price less than $2.75 per share. For additional information, see “ANCILLARY AGREEMENTS — Palladium Advisory Agreement and the Palladium Lock-up Agreement” on page 152 of this joint proxy and consent solicitation statement/prospectus.

Oculus Side Letter Agreement

In connection with the merger, on March 13, 2015, Pulmatrix entered into the Oculus Side Letter Agreement, pursuant to which, among other things, Oculus agreed, from the effective date of the merger, to (i) waive Ruthigen’s obligations to use commercially reasonable efforts to develop and commercialize products licensed from Oculus under the outstanding License and Supply Agreement until the earlier of one year from the closing of the merger or August 31, 2016; (ii) provide a general release from claims and liabilities arising under the License and Supply Agreement, the separation agreement and the shared services agreement, each between Oculus and Ruthigen, in favor of Ruthigen; and (iii) permit Ruthigen to run a sale process for the pre-merger Ruthigen business, including any products licensed from Oculus, and to assign or delegate all of Ruthigen’s surviving rights under the License and Supply Agreement, the separation agreement and the shared services agreement, subject to certain consent rights of Oculus with respect to the identity of the proposed purchaser. Pursuant to the Oculus Side Letter Agreement, in the event of a sale of Ruthigen’s pre-merger business with a minimum aggregate purchase price of $1 million, Oculus will have a right of first refusal to acquire the pre-merger business of Ruthigen on exactly the same terms, and in the event that Oculus does not exercise its right of first refusal and the aggregate purchase price exceeds $10 million, Oculus will receive 10% of the gross consideration from the sale of Ruthigen’s pre-merger business. For additional information, see “ANCILLARY AGREEMENTS — Oculus Side Letter Agreement” on page 152 of this joint proxy and consent solicitation statement/prospectus. A copy of the complete text of the Oculus Side Letter Agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex H.

Ruthigen Private Placement

Ruthigen may enter into a binding stock purchase agreement obligating one or more investors to purchase up to 948,555 shares of its common stock at a price not less than $2.75 per share, prior to the closing, in order to comply with the applicable required amount of unrestricted cash at hand held by Ruthigen at the closing of the merger set forth in the Merger Agreement.

Sale of Ruthigen Common Stock by Oculus

On January 8, 2015, Ruthigen consented to the proposed sale of 2,000,000 shares of its common stock held by its former parent, Oculus, to certain accredited investors (the “Oculus Share Purchasers”) at a purchase price of $2.75 per share subject to the occurrence of the closing of the merger pursuant to a securities purchase agreement.

On March 13, 2015, Oculus entered into a securities purchase follow-up agreement with the Oculus Share Purchasers pursuant to which it reduced the number of Ruthigen common stock to be sold to the Oculus Share Purchasers mentioned above from 2,000,000 to 1,650,000 at a price of $2.75 per share, provided that 50,000 shares may be sold to one or more investors prior to closing. If the merger does not close by

August 13, 2015 or as may be extended up to 60 calendar days at Oculus’s discretion, there will be no obligation of the Oculus Share Purchasers to purchase the shares. Oculus will retain the voting rights to the 50,000 shares until and through the date of closing of the merger. In the event that the closing of the merger does not occur on or prior to September 30, 2015, the 50,000 shares of Ruthigen common stock will become fully tradable and full voting rights will transfer to the buyer(s) of such shares. Voting restrictions applicable to shares of Ruthigen common stock held by Oculus are not affected and remain in effect until the closing of the merger.

On March 13, 2015, Oculus entered into a securities purchase agreement with several investors, pursuant to which the investors agreed to purchase the 350,000 shares of Ruthigen common stock at a price of $2.75 per share. On March 23, 2015, this sale of Ruthigen common stock closed. Oculus retained the voting rights to the 350,000 shares until and through the date of closing of the merger. In the event that the closing of the merger does not occur on or prior to September 30, 2015, the 350,000 shares of Ruthigen common stock will become fully tradable and full voting rights will transfer to the purchasers of such shares. Voting restrictions applicable to shares of Ruthigen common stock held by Oculus are not affected and remain in effect until the closing of the merger.

On April 7, 2015, Oculus Share Purchasers assigned their right to purchase 727,500 shares of Ruthigen common stock at $2.75 under the securities purchase follow-up agreement to Polaris, 5AM Ventures, ARCH Venture Fund and Altitude Life Science Ventures II, L.P.

Sale of Pulmatrix Common Stock by Pulmatrix Stockholders

Pursuant to that certain amended separation agreement, dated as of January 31, 2014, by and between Ruthigen and Oculus, Oculus and its affiliates, which beneficially owned approximately 41.6% of the issued and outstanding Ruthigen common stock as of March 31, 2015, will vote all of their shares of Ruthigen common stock in the same manner as the majority of the votes cast by the holders of all other shares of the issued and outstanding Ruthigen common stock.

To ensure that Marlin Capital, a significant minority stockholder of Ruthigen, would support the merger and other transactions contemplated in the Merger Agreement, on March 13, 2015, 5 AM Ventures, Polaris and ARCH Venture Fund, which are stockholders of Pulmatrix and collectively beneficially own a majority of Pulmatrix’s common stock, and the Marlin Designees entered into the Ruthigen Stockholder SPAs, pursuant to which 5AM Ventures, Polaris and ARCH Venture Fund agreed to sell to the Marlin Designees at a nominal purchase price such number of shares of Pulmatrix common stock such that, when combined with the shares of Ruthigen common stock to be issued to the investors in the bridge loan upon conversion of $3.5 million of the bridge loans, as contemplated prior to the oversubscription of the bridge loans, and any accrued interest on all bridge loans, following the merger, would represent approximately 23% of the outstanding Ruthigen common stock after the merger.

Pursuant to the Ruthigen Stockholder SPAs, the aggregate number of shares of common stock of Pulmatrix being sold by 5AM Ventures, Polaris and ARCH Venture Fund to the Marlin Capital Designees is equal to the quotient of (X) (i) 8,182,597 minus (ii) $3.5 million plus all interest accrued on all bridge loans made to Pulmatrix under the loan and security agreement, dated as of February 26, 2015, until the date such bridge loans would convert into common stock of Pulmatrix, divided by $2.75, and (Y) the Exchange Ratio. Based on such formula, assuming, for illustrative purposes only, that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015, 5AM Ventures, Polaris and ARCH Venture Fund will transfer approximately 46.4 million shares of Pulmatrix common stock in aggregate to Marlin Capital’s designees pursuant to the Ruthigen Stockholder SPAs.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger and the other transactions contemplated thereby.

The Merger Agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy and consent solicitation statement/prospectus. Neither Pulmatrix nor Ruthigen intends that the Merger Agreement will be a source of business or operational information about Pulmatrix or Ruthigen. The Merger Agreement contains representations and warranties made by and to Ruthigen, Pulmatrix and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders.

For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of Ruthigen, Merger Sub, Pulmatrix or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy and consent solicitation statement/prospectus.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Ruthigen, will merge with and into Pulmatrix. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and Pulmatrix will continue as the surviving corporation and as a wholly owned subsidiary of Ruthigen. Immediately prior to the merger, Pulmatrix will change its name to “Pulmatrix Operating Company, Inc.,” and Ruthigen will change its name to “Pulmatrix, Inc..”

The closing of the merger will occur no later than ten (10) business days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to Completion of the Merger” beginning on page 147, or on such other date as Ruthigen and Pulmatrix may mutually agree. At the closing, Ruthigen, Pulmatrix and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the acceptance of such certificate.

Directors and Officers of Pulmatrix

Pursuant to the terms of the Merger Agreement, Dr. Clarke, Pulmatrix’s current chief executive officer and a director of Pulmatrix, will be appointed as the sole director of Pulmatrix following the merger, to serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal. Following the effective time of the merger, the directors of Pulmatrix will appoint Pulmatrix’s officers. The Pulmatrix Charter and the Pulmatrix By-laws as in effect immediately prior to the effective time of the merger will remain Pulmatrix’s governing documents following the merger until subsequently amended in accordance with their terms and applicable law.

Directors and Officers of Ruthigen

Pursuant to the terms of the Merger Agreement, Pulmatrix has selected, and Ruthigen has agreed to appoint, Dr. Clarke, Dr. Gillis, Mr. Maki, Mr. McGuire, Mr. Graves, Mr. Higgins and Dr. Rocklage, each of whom is currently a director of Pulmatrix, subject to consent of Ruthigen, which consent shall not be unreasonably withheld or delayed, to Ruthigen’s board of directors at the effective time of the merger, to serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal. Ruthigen will appoint Dr. Clarke and Dr. Hava, the officers of Pulmatrix immediately prior to the effective time of the merger, as the officers of Ruthigen. Each of the directors and officers of Ruthigen immediately prior to the merger will tender a resignation that becomes effective at the effective time of the merger.

Effects of Merger; Merger Consideration

At the effective time of the merger, each share of Pulmatrix common stock issued and outstanding immediately prior to the effective time of the merger (excluding those certain shares owned by Pulmatrix as treasury stock or otherwise and any dissenting shares exercising appraisal rights under Section 262 of the DGCL) will convert into and become exchangeable for the number of shares of Ruthigen common stock equal to the number of shares of Pulmatrix common stock multiplied by the Exchange Ratio. Additionally, the Outstanding Warrants will convert into and become exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares of Pulmatrix common stock underlying the Outstanding Warrants multiplied by the Exchange Ratio, with the exercise price of such converted warrant determined by dividing the exercise price of the Pulmatrix warrant by the Exchange Ratio. As a result of the issuance of the merger consideration, Pulmatrix stockholders will receive an aggregate of approximately 27,848,269 shares of Ruthigen common stock, incuding 24,211,905 shares of Ruthigen common stock to be issued in respect of the Pulmatrix equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus and shares to be issued in respect of the Pulmatrix Private Placement shares, and Ruthigen will issue warrants representing the right to purchase an aggregate of 7,975,000 shares of Ruthigen common stock with an exercise price of $3.025. Upon completion of the merger and the transactions contemplated in the Merger Agreement, the current Pulmatrix stockholders will own approximately 81.7% of the outstanding equity of Ruthigen, excluding the Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement, and current Ruthigen stockholders will own approximately 18.3% of the outstanding equity of Ruthigen, excluding the Indemnification Shares and any shares of Ruthigen common stock that may be issued in the Ruthigen private placement.

All shares of Pulmatrix capital stock held by Pulmatrix as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one (1) share of common stock of the post-merger Pulmatrix, which will represent all of the issued and outstanding shares of common stock of the post-merger Pulmatrix immediately following the effective time of the merger.

Assumption of Pulmatrix Stock Options

At the effective time of the merger, Ruthigen will assume all of Pulmatrix’s rights and obligations under the stock options issued pursuant to the Pulmatrix Equity Plans that are outstanding immediately prior to the effective time of the merger. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 12,433,018 shares of Pulmatrix common stock were subject to issuance pursuant to such stock options. The Pulmatrix stock options will be assumed in accordance with the terms and conditions of the Pulmatrix Equity Plans and on the same terms and conditions as were applicable under the Pulmatrix Equity Plans, except that (i) all actions to be taken under the Pulmatrix stock options by Pulmatrix’s board of directors (or a committee thereof) will be taken by Ruthigen’s board of directors (or a committee thereof), (ii) each Pulmatrix stock option will be converted to a stock option to purchase a number of Ruthigen common stock (rounded down to the nearest whole share) equal to the number of shares of Pulmatrix common stock into which such Pulmatrix stock option are exercisable immediately prior to the effective time multiplied by the Exchange Ratio, (iii) the new exercise price for each share of Ruthigen common stock issuable upon exercise of a converted stock option will be determined by dividing the exercise price of the Pulmatrix stock option immediately prior to the effective time by the Exchange Ratio (rounded up to the nearest cent), and (iv) all references in the Pulmatrix stock options to Pulmatrix and Pulmatrix common stock will be deemed to be references to Ruthigen and Ruthigen common stock, respectively, after giving effect to the adjustments pursuant to clauses (i), (ii), and (iii). The exercise price and the number of shares of Ruthigen common stock subject to each converted Pulmatrix stock option will be determined in a manner consistent with the requirements of Section 409A of the Code, and in the case of any Pulmatrix stock option to which Section 422 of the Code applies, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any stock option that is assumed by Ruthigen will continue in full force and effect and the term, exercisability and other provisions of such stock option will otherwise remain unchanged as a result of the assumption of such stock option by Ruthigen.

Effects on Ruthigen Equity Awards

Upon the effective time of the merger pursuant to the terms of the Cancellation Agreements, unvested restricted stock units and stock options granted by Ruthigen to Messrs. Alimi and Harish shall be terminated and forfeited. Pursuant to the terms of the new Employment Agreements and as consideration for the non-competition provisions set forth in the new employment agreements, new restricted stock units will be granted to Messrs. Alimi and Harish pursuant to the Ruthigen 2013 Employee, Director and Consultant Equity Incentive Plan with such restricted stock units being subject to certain lockups and other vesting provisions as further described in the Employment Agreements.

In addition, upon the effective time of the merger, Messrs. Conley and French will each have restricted stock units which will accelerate into 70,000 shares of common stock and options to purchase 15,000 shares of common stock (10,000 with an exercise price of $6.37 per share which expire on May 12, 2024). Mr. Akao will receive 10,000 shares of common stock at the effective time of the merger.

As of March 31, 2015, there were outstanding restricted stock units for an aggregate of 25,400 shares of common stock which were granted to non-executive employees of Ruthigen, of which 23,800 shares subject to such restricted stock units will accelerate into common stock and vest upon the effective time of the merger; and there were outstanding performance-based restricted stock units for an aggregate of 5,400 shares of common stock which were granted to non-executive employees of Ruthigen, of which 5,000 shares subject to such restricted stock units will accelerate into common stock and vest upon the effective time of the merger.

As of March 31, 2015, there were outstanding options to purchase an aggregate of 28,000 shares of common stock at an exercise price of $6.37 per share which were granted to non-executive employees of Ruthigen, of which 25,000 shares subject to such options will accelerate and vest upon the effective time of the merger. There was also an outstanding vested option to purchase 3,332 shares of common stock issued to a former non-executive employee of Ruthigen which is exercisable according to its terms until April 22, 2015.

Treatment of Pulmatrix Preferred Stock, Warrants and Convertible Notes

Immediately prior to the effective time of the merger, (i) each series of Pulmatrix’s preferred stock will be converted into shares of Pulmatrix common stock pursuant to the Preferred Stock Conversion Agreement, (ii) each Outstanding Note will be converted into shares of Pulmatrix’s common stock pursuant to the Conversion and Termination Agreement and (iii) each Termination Warrant will be terminated and cancelled pursuant to the Conversion and Termination Agreement. For additional information, see “ANCILLARY AGREEMENTS — Transaction Documents” on page 150.

Exchange Procedures

After the effective time of the merger, and upon surrender of a Pulmatrix stock certificate to Ruthigen’s corporate secretary, together with the execution of a letter of transmittal, holders of Pulmatrix stock certificates (except holders of dissenting shares exercising appraisal rights under Section 262 of the DGCL), will be entitled to receive the merger consideration. Upon surrender, each certificate evidencing Pulmatrix common stock will be cancelled and will cease to exist. If there has been a transfer of Pulmatrix common stock ownership that is not registered in the transfer records of Pulmatrix, a certificate representing the proper number of shares of Ruthigen common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise be in the proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the issuance of shares of Ruthigen common stock to a person other than the registered holder of such certificate. Pulmatrix’s stock certificates should not be returned with the enclosed written consent.

Lost Certificates

In the event that any certificate for Pulmatrix capital stock will have been lost, stolen or destroyed, Ruthigen will issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Ruthigen common stock; provided, however, that Ruthigen, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Ruthigen or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

Fractional Shares

No fractional shares of Ruthigen common stock will be issued to holders of Pulmatrix common stock. Instead, each holder of Pulmatrix common stock who would otherwise be entitled to a fractional share of Ruthigen common stock, after aggregating all fractional shares of Ruthigen common stock to be received by such holder, will receive one full share of Ruthigen common stock (i.e., rounded up to the nearest whole share).

Dissenting Shares

The Merger Agreement provides that Pulmatrix stockholder may exercise appraisal rights available under Section 262 of the DGCL, a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex D. The shares of Pulmatrix common stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the merger consideration discussed above, but will instead be entitled to such rights as are granted by Section 262 of the DGCL. See the section titled “THE MERGER — Appraisal Rights” beginning on page 128 of this joint proxy and consent solicitation statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Ruthigen and Merger Sub to Pulmatrix and by Pulmatrix to Ruthigen and Merger Sub. The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Pulmatrix, Merger Sub and Ruthigen, as applicable, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Pulmatrix and Ruthigen rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Pulmatrix, Merger Sub, Ruthigen or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Ruthigen. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy and consent solicitation statement/prospectus.

Pulmatrix has made representations and warranties to Ruthigen and Merger Sub in the Merger Agreement, including representations and warranties relating to the following matters:

•	organization, corporate power, qualifications to do business and good standing;
•	authorization and approval of Pulmatrix’s board of directors to enter into and carry out its obligations under the Merger Agreement;
•	absence of certain breaches, violations or conflicts arising out of the execution or performance of the Merger Agreement or completion of the merger;
•	capitalization and capital structure;
•	governmental approvals or consents required to complete the merger;
•	absence of litigation or outstanding governmental orders;

•	absence of brokers’ or finder’s fees;
•	taxes and tax returns;
•	absence of affiliate transactions;
•	financial statements;
•	books and records;
•	absence of undisclosed liabilities;
•	absence of material changes since December 31, 2013;
•	compliance with applicable laws, permits and governmental contracts;
•	title to assets and real property;
•	insurance;
•	environmental matters;
•	employee benefits and employment related matters;
•	intellectual property;
•	absence of investment company status;
•	absence of unlawful payments to foreign officials;
•	the inapplicability of certain takeover laws or rights plans;
•	information supplied for inclusion in this joint proxy and consent solicitation statement/prospectus and the registration statement of which this document is a part;
•	solvency of the surviving company and Ruthigen;
•	compliance with other regulatory matters;
•	absence of certain changes, events and conditions;
•	material contracts; and
•	access to information.

Ruthigen and Merger Sub have made representation and warranties to Pulmatrix, including those related to the following matters:

•	organization, corporate power, qualifications to do business and good standing in each applicable jurisdiction;
•	authorization and approval of Ruthigen’s and Merger Sub’s boards of directors to enter into and carry out their respective obligations under the Merger Agreement;
•	absence of certain breaches, violations or conflicts arising out of the execution or performance of the Merger Agreement or completion of the merger;
•	capitalization and capital structure;
•	governmental approvals or consents required to complete the merger;
•	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act;
•	absence of litigation or outstanding governmental orders;
•	ownership and business operations of subsidiaries;
•	absence of brokers’ or finder’s fees;
•	taxes and tax returns;

•	compliance with applicable laws, permits and governmental contracts;
•	real or leased property;
•	insurance;
•	environmental matters;
•	employee benefits and employment related matters;
•	intellectual property;
•	absence of undisclosed liabilities and disclosure of available cash;
•	compliance with other regulatory matters;
•	absence of certain changes, events and conditions;
•	material contracts;
•	information supplied for inclusion in this joint proxy and consent solicitation statement/prospectus and the registration statement of which this document is a part;
•	representations and warranties made by Pulmatrix;
•	access to information; and
•	opinion of Cassel Salpeter.

Certain representations and warranties in the Merger Agreement are qualified as to “materiality,” “knowledge” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition, or assets of an entity and its subsidiaries, taken as a whole, or (ii) the ability of an entity to consummate the transactions on a timely basis; provided, that, a material adverse effect will not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:

•	changes generally affecting the economy, or financial or securities markets;
•	the announcement of the transactions contemplated by the Merger Agreement;
•	any outbreak or escalation of war or any act of terrorism;
•	general conditions in the industry in which such entity and its subsidiaries operate;
•	changes after the date of the Merger Agreement in GAAP or regulatory accounting requirements,
•	changes to laws of general applicability to companies in the industry in which an entity and its subsidiaries operate after the date of the Merger Agreement;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes, or changes in the trading price of an entity’s common stock, in and of itself, but not including any underlying causes;
•	actions or omissions taken with the prior written consent of the other party to the Merger Agreement; and
•	actions or omissions expressly required by the Merger Agreement.

The changes and effects referred to in the above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on an entity and its subsidiaries, when compared to other participants in the industries same as an entity and its subsidiaries.

Covenants and Agreements

Conduct of Business Prior the Completion of the Merger

Prior to the effective date of the merger, each of Ruthigen, Merger Sub and Pulmatrix agreed to conduct their respective businesses in the ordinary course consistent with past practice and maintain their current business operations, except that Ruthigen may scale down its operations as it deems necessary, and may sell up to 948,555 shares of its common stock at price per share that is not less than $2.75 per share in order meet to the requirement in the Merger Agreement that Ruthigen maintain a certain amount of cash at the closing of the merger.

No Solicitation

Subject to certain exceptions, none of Ruthigen, Pulmatrix or their respective officers and directors will directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to any person concerning:

•	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Ruthigen or Pulmatrix; or
•	the acquisition of any equity securities or assets of Ruthigen and its subsidiaries or Pulmatrix and its subsidiaries.

Agreement Not to Change Recommendation

Pursuant to the Merger Agreement, Ruthigen has agreed to recommend adoption of the Merger Agreement and the transactions contemplated thereby to its stockholders and not to withdraw or modify its recommendation without good cause.

Director and Officer Indemnification and Insurance

For a period of six (6) years following the closing of the merger, Ruthigen and Pulmatrix will maintain in effect all rights to exculpation, indemnification and advancement of expenses as currently provided by Ruthigen and the Merger Sub. From and after the effective time of the merger, each of Ruthigen and Pulmatrix will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Ruthigen or any of its subsidiaries against any costs or expenses, judgments, fines or losses arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or after the effective time of the merger.

In addition, prior to the effective time of the merger, Ruthigen must purchase a fully pre-paid tail insurance policy for directors and officers with a claims period of at least six (6) years from the effective time of the merger and with at least the same coverage, amount and favorable terms as Pulmatrix’s existing policies for claims arising out of events occurring prior to the merger taking effect.

Regulatory Matters and Notice of Certain Events

Each party will use commercially reasonable efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by the Merger Agreement. Each party will use reasonable efforts and will cooperate with the other party in the preparation and filing, of all filings required to consummate the transactions contemplated by the Merger Agreement and to obtain regulatory approvals as necessary.

Registration and Stockholder Approvals

Pulmatrix, Ruthigen and Merger Sub agreed to cooperate with each other in the preparation of, and filing of, this joint proxy and consent solicitation statement/prospectus and the registration statement of which this document is a part as soon as practicable after the effectiveness of the Merger Agreement.

Ruthigen and Pulmatrix have agreed to mail this joint proxy and consent solicitation statement/prospectus Ruthigen stockholders and Pulmatrix equity holders promptly after the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part is declared effective, and to otherwise take all lawful action to solicit approval of their respective stockholders and equity holders, either by written consent or by holding a special meeting of the stockholders.

Pulmatrix will solicit, by written consent, the adoption and approval of the Merger Agreement by a majority of votes that holders of the outstanding shares of Pulmatrix common stock and preferred stock are entitled to cast, at least sixty-five percent (65%) of the outstanding shares of the Series B Preferred Stock of Pulmatrix and the holders of at least 66 2/3% of the outstanding shares of the Seed Series Preferred Stock, the Series A-4 Preferred Stock and the Series B-1 Preferred Stock of Pulmatrix, voting together as a single class and not as a separate series. If any Pulmatrix stockholder does not consent to the adoption of the Merger Agreement, Pulmatrix must prepare and mail an appraisal notice in accordance with Section 262 of the DGCL.

Similarly, Ruthigen will solicit, by holding a special meeting of the Ruthigen stockholders, approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal, the Executive Package Proposal and the Adjournment Proposal by the affirmative vote of such number of votes of those who attend in person or by proxy and vote at the Ruthigen special meeting necessary to approve each of the proposals presented.

Indemnification

The Merger Agreement provides that the representations and warranties contained therein will survive for a period of twelve (12) months after the closing of the merger (the “Survival Period”), during which the parties may seek indemnification for any breaches thereof.

Indemnification Escrow

Pursuant to the terms of the Merger Agreement, Pulmatrix and Ruthigen will enter into the Escrow Agreement, and Ruthigen will issue the Indemnification Shares to be held in escrow by the escrow agent to secure the post-closing indemnification rights of the pre-merger Ruthigen stockholders and the pre-merger Pulmatrix stockholders other than the holders of dissenting shares who will have exercised such holder’s appraisal rights. Receipt of Indemnification Shares will be the sole remedy for the pre-merger Ruthigen or pre-merger Pulmatrix stockholders, as applicable, arising from or relating to any breach or noncompliance with any provision of the Merger Agreement.

The Indemnification Shares are required to be maintained in an escrow account for the Survival Period. On or before the last day of the Survival Period, the representatives of the pre-merger Pulmatrix stockholders or the pre-merger Ruthigen stockholders shall execute and deliver a certificate (each such certificate, an “Indemnification Certificate”) to the escrow agent stating the damages alleged to exist with respect to the indemnification obligations. Following the submission of an Indemnification Certificate, the party not responsible for submitting such Indemnification Certificate may either dispute or consent to the indemnification claims. In the event of a dispute, the parties must first attempt to negotiate a resolution to the indemnification claims in good faith, and if no resolution can be reached, the parties must submit the indemnification claims to arbitration.

The settlement of all claims and the delivery of Indemnification Shares will occur after the end of the Survival Period. In the event that the indemnification claims in aggregate exceeds the value of the Indemnification Shares as of the end of the Survival Period, the Indemnification Shares will be released ratably in proportion to the amount of the indemnification claims.

Within three (3) business days after the end of the Survival Period (the “Release Date”), the escrow agent will release the Indemnification Shares to Ruthigen, less any shares previously distributed in satisfaction of or reserved with respect to indemnification claims, and such shares will be retired by Ruthigen and returned to its treasury.

Employment Agreements

Ruthigen has entered into employment agreements and lock-up agreements with each of Messrs. Alimi and Harish which will become effective as of the effective time of the merger. Additionally, at the effective time of the merger, the prior employment agreements between Ruthigen and Messrs. Alimi and Harish will be terminated. For additional information on the terms of these employment agreements, see “THE MERGER —  The Employment Agreements and the Lock-up Agreements” on page 132.

Conditions to Completion of the Merger

Each party’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the absence of any legal restraint or governmental order that would prevent or prohibit the completion of the merger and the other transactions contemplated by the Merger Agreement;
•	the approval of the Ruthigen stockholders of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal and the Executive Package Proposal;
•	the approval of the Merger Agreement by Pulmatrix stockholders; and
•	the effectiveness of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part and the absence of any stop order.

The obligation of Ruthigen and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Pulmatrix’s representations and warranties being true in all respects, to the extent qualified by materiality or material adverse effect, and others being true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;
•	the receipt by Ruthigen of a certificate executed by Pulmatrix’s chief executive officer, dated as of the effective date of the merger, certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties of Pulmatrix;
•	the receipt by Ruthigen of (i) the resolutions of Pulmatrix approving the Merger Agreement and the transactions contemplated thereby, (ii) a certificate executed by Pulmatrix’s secretary, dated as of the effective date of the merger, certifying as to the truth and correctness of such resolutions, (iii) an incumbency certificate containing the signature and office of each officer of Pulmatrix executing the Merger Agreement, the certificate of merger or any other agreement contemplated by the Merger Agreement, (iv) a copy of the Pulmatrix Charter, as amended, certified by the Secretary of State of the State of Delaware and (v) a certificate evidencing Pulmatrix’s good standing from the Secretary of State of the State of Delaware dated within five (5) business days prior to the closing of the merger;
•	the performance, in all material respects, by Pulmatrix of its covenants and agreements required to be performed or complied with before or on the closing date of the merger;
•	no action shall have been commenced against any party, injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement;
•	receipt by, and delivery to, Ruthigen at or before closing of all required approvals, consents and waivers from Pulmatrix and all closing deliverables from Pulmatrix;
•	the absence of any material adverse effect on Pulmatrix and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pulmatrix. For a more complete discussion on what constitutes a material adverse effect on Pulmatrix, see the section titled “The Merger Agreement — Representations and Warranties” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus; and
•	the completion of the transactions contemplated by the Pulmatrix Private Placement, the Conversion and Termination Agreement and the Preferred Stock Conversion Agreement.

The obligation of Pulmatrix to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Ruthigen and Merger Sub being true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;
•	the receipt by Pulmatrix of a certificate executed by Ruthigen’s chief executive officer and principal financial officer, dated as of the effective date of the merger, certifying as to the truth and correctness, with the applicable qualifications, if any, of the representations and warranties of Pulmatrix;
•	the receipt by Pulmatrix of (i) the resolutions of Ruthigen approving the Merger Agreement and the transactions contemplated thereby, (ii) a certificate executed by Ruthigen’s secretary, dated as of the effective date of the merger, certifying as to the truth and correctness of such resolutions, (iii) an incumbency certificate containing the signature and office of each officer of Ruthigen executing the Merger Agreement, the certificate of merger or any other agreement contemplated by the Merger Agreement, (iv) copies of the Ruthigen Charter and the Ruthigen Bylaws and (v) a certificate evidencing Ruthigen’s good standing from the Secretary of State of the State of Delaware dated within five (5) business days prior to the closing of the merger;
•	the performance, in all material respects, by Ruthigen and Merger Sub of their covenants and agreements required to be performed or complied with before or on the closing date of the merger;
•	the absence of any material adverse effect on Ruthigen and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pulmatrix. For a more complete discussion on what constitutes a material adverse effect on Pulmatrix, see the section titled “The Merger Agreement — Representations and Warranties” beginning on page 142 of this joint proxy and consent solicitation statement/prospectus;
•	receipt by, and delivery to, Pulmatrix at or before closing of all required approvals, consents and waivers from Ruthigen and all closing deliverables from Ruthigen;
•	each of the officers and directors of Ruthigen have delivered duly executed resignations from their positions with Ruthigen effective immediately after the closing of the merger;
•	no more than ten percent (10%) of the total outstanding shares of Pulmatrix common stock immediately prior to the effective time have exercised statutory appraisal rights pursuant to Section 262 of the DGCL;
•	Ruthigen will have unrestricted cash on hand, net of outstanding liabilities, at closing of at least (a) $9,000,000, if the merger closing date is no later than July 31, 2015, (b) $8,850,000, if the merger closing date is after July 31, 2015 but no later than August 13, 2015, or (c) $8,500,000, if after April 15, 2015, Pulmatrix fails to cause Marcum LLP to provide Pulmatrix audited financial statements to Ruthigen within three (3) business days following Ruthigen and Pulmatrix’s satisfaction of all accounting comments from Marcum LLP to the initial draft of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part;
•	each of Messrs. Alimi and Harish will have (i) executed and delivered their employment agreements and lock-up agreements, (ii) terminated their prior employment agreements with Ruthigen and (iii) delivered cancellation agreements pursuant to which their Ruthigen stock options and Ruthigen restricted stock units outstanding as of the effective time of the merger will be cancelled;
•	Mr. Alimi shall have executed and delivered a noncompetition agreement with Oculus; and
•	the receipt by Pulmatrix of the duly executed Escrow Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated by mutual written consent of Ruthigen and Pulmatrix. Additionally, the Merger Agreement may be terminated by either of Ruthigen or Pulmatrix in the event that:

•	the merger is not completed by August 13, 2015, and the party seeking to terminate the Merger Agreement has not breached its obligations under the Merger Agreement in any manner that will proximately cause the failure to consummate the merger on or before August 13, 2015;
•	any court of competent jurisdiction has entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order is final and non-appealable;
•	Ruthigen fails to obtain the requisite approval of the Ruthigen Merger Proposal, the Incentive Plan Amendment Proposal or the Executive Package Proposal at its special meeting of stockholders or any adjournment or postponement thereof; or
•	Pulmatrix fails to obtain the requisite approval of the Merger Agreement by written consent or at a special meeting of its stockholders or any adjournment or postponement thereof.

Ruthigen may terminate the Merger Agreement in the event that Pulmatrix breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of one of Ruthigen’s conditions for closing the merger and such breach cannot be cured by August 13, 2015, provided that Ruthigen shall have given Pulmatrix at least thirty (30) days’ notice of its intent to terminate the Merger Agreement.

Pulmatrix may terminate the Merger Agreement in the event that Ruthigen breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of one of Pulmatrix’s conditions for closing the merger and such breach cannot be cured by August 13, 2015, provided that Pulmatrix shall have given Ruthigen at least thirty (30) days’ notice of its intent to terminate the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated, it will become void, except that (i) each party will remain liable for any willful and material breach occurring prior to termination and (ii) certain designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fees; Expenses in Connection with the Termination

Neither Pulmatrix nor Ruthigen is required to pay any termination fee. If the Merger Agreement is terminated because a party has breached or is in breach of any representation, warranty, covenant or agreement, which prevents any closing condition from being satisfied and such breach is not cured within thirty (30) days after written notice of such breach, such party will pay to the other party up to $100,000 in professional fees.

Miscellaneous Provisions

Expenses

Each party will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement.

Amendment, Modification or Waiver

The Merger Agreement may not be amended or modified except by the mutual written agreement of Ruthigen and Pulmatrix.

At any time prior to the merger taking effect, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only if such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver is only effective if made in writing and duly executed by the party giving such extension or waiver.

Governing Law

The Merger Agreement is governed by the internal laws of the State of Delaware without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

ANCILLARY AGREEMENTS

It is a condition to the Merger Agreement that Ruthigen enter into and complete the transactions contemplated by (i) the Pulmatrix Private Placement SPA, (ii) the Conversion and Termination Agreement, (iii) the Preferred Stock Conversion Agreement and (iv) the Escrow Agreement. The following summary describes the material provisions of such agreements. This summary may not contain all of the information about the Pulmatrix Private Placement SPA, the Conversion and Termination Agreement, the Preferred Stock Conversion Agreement and Escrow Agreement that are important to you. This summary is qualified in its entirety by reference to the Pulmatrix Private Placement SPA, the Conversion and Termination Agreement, the Preferred Stock Conversion Agreement and the form of escrow agreement, which are attached as Annexes E, F, G and I, respectively. We encourage you to read these agreements carefully in their entirety for a more complete understanding of the transactions described herein.

Transaction Documents

Pulmatrix Private Placement SPA and Form of Warrant

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into the Pulmatrix Private Placement SPA, whereby Pulmatrix agreed to sell, in a private placement to certain investors, 24,538,999 units, resulting in aggregate gross proceeds to Pulmatrix of $10 million, with each unit consisting of (i) one (1) share of Pulmatrix’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of Pulmatrix’s common stock at an exercise price of $0.448266 per share. Pursuant to the Pulmatrix Private Placement SPA, the obligations of Pulmatrix to issue and sell the units, and the obligations of the investors to purchase the units, are conditioned upon the consummation of the merger immediately following the issuance of the units pursuant to Pulmatrix Private Placement SPA. Completion of the transaction contemplated by the Pulmatrix Private Placement SPA is a condition to the closing of the merger. A copy of the complete text of the Pulmatrix Private Placement SPA, including the form of warrant, is included in this joint proxy and consent solicitation statement/prospectus as Annex E.

Each warrant issued in the Pulmatrix Private Placement SPA has a five (5) year term and an exercise price of $0.44826 per share and becomes exercisable at the earliest to occur of the date that (i) Pulmatrix enters into a strategic license agreement with a third party related to any of Pulmatrix’s products whereby Pulmatrix is guaranteed to receive consideration having a value of at least $20,000,000, (ii) Pulmatrix consummates a public or private offering of its common stock or securities convertible into common stock that results in aggregate gross proceeds of at least $20,000,000 and the per share value of such consideration is equal to at least $4.00 per share, subject to certain adjustments, (iii) for a period of sixty (60) consecutive trading days, the volume weighted average price per share of Pulmatrix’s common stock on the market where such common stock trades, as reported by Bloomberg, L.P., exceeds $5.00, subject to certain adjustments, and the average daily trading volume on such trading market, as reported by Bloomberg, L.P., exceeds 100,000 shares per trading day, subject to certain adjustments, or (iv) a change of control transaction occurs. The number of shares of Pulmatrix common stock underlying each warrant and the exercise price per share of Pulmatrix common stock are subject to adjustment in the case of standard dilutive events.

Each warrant provides that, following its initial exercise date, if (i) the volume weighted average price of Pulmatrix’s common stock on the market where such common stock trades, as reported by Bloomberg, L.P., exceeds one hundred fifty percent (150%) of the exercise price of the warrant for thirty (30) consecutive trading days, (ii) the daily trading volume for Pulmatrix’s common stock, as reported by Bloomberg, L.P., exceeds 200,000 shares per trading day, subject to certain adjustments, for thirty (30) consecutive trading days and (iii) there is an effective registration statement under the Securities Act covering the resale of the shares of common stock issuable upon the exercise of the warrant, then Pulmatrix shall cancel the unexercised portion of the warrant for consideration equal to $0.001 per share of common stock underlying the warrant.

The units to be issued in connection with the Pulmatrix Private Placement, including the underlying securities, will be issued pursuant to an exemption from registration under the Securities Act. Such securities are not being registered pursuant to the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part and will not be so registered. Accordingly, the units and underlying securities issued in the Pulmatrix Private Placement will be “restricted securities” under Rule 144 of the Securities Act. Such securities will bear appropriate restrictions noted in the book-entry accounts of the holders of such securities, and any such securities must be held indefinitely unless their disposition is registered with the SEC and qualified by applicable state authorities or exemptions from such registration and qualification are available.

At the effective time of the merger, the underlying securities will be exchanged for merger consideration. Following the issuance of the merger consideration, the common stock and the warrants underlying the units, in the aggregate, will represent (i) 3,636,364 shares of Ruthigen’s common stock and (ii) warrants representing the right to purchase 7,975,000 shares of Ruthigen’s common stock at an exercise price of $3.025 per share. Following the exchange, the shares of Ruthigen common stock and the warrants representing the right to purchase Ruthigen common stock will be subject to the same transfer restrictions described above.

Note Conversion and Warrant Termination Agreement

In connection with the merger, on March 13, 2015, Pulmatrix entered into the Conversion and Termination Agreement with the holders of its Outstanding Notes and the holders of its Termination Warrants, pursuant to which, at the effective time of the merger, (i) each holder of Outstanding Notes agreed to convert such holder’s Outstanding Notes into shares of Pulmatrix’s common stock and (ii) each holder of Termination Warrants agreed to terminate and cancel such holder’s Termination Warrants. Under the Conversion and Termination Agreement, approximately $29.0 million of principal amount of Outstanding Notes net of original issue discount of $10 million will be converted into approximately 86,100,000 shares of Pulmatrix common stock and Termination Warrants representing the right to purchase approximately 14,500,000 shares of common stock will be terminated and cancelled.

None of the Termination Warrants that will be cancelled pursuant to the Conversion and Termination Agreement include Outstanding Warrants issued in the Pulmatrix Private Placement. At the effective time of the merger, the shares of common stock issued as a result of the conversion of the Outstanding Notes will be exchanged for approximately 12,761,638 shares of Ruthigen common stock as a result of the issuance of the merger consideration. The conversion of the Outstanding Notes and the termination of the Termination Warrants are conditioned on the consummation of the merger, and the completion of such transactions is a condition to the completion of the merger. If the merger is not consummated, the Conversion and Termination Agreement will automatically terminate. A copy of the complete text of the Conversion and Termination Agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex F.

Preferred Stock Conversion Agreement

In connection with the merger, on March 13, 2015, Pulmatrix entered into the Preferred Stock Conversion Agreement with certain stockholders of its preferred stock that own, in the aggregate, more than (i) sixty-five percent (65%) of the outstanding shares of Series B Preferred Stock and (ii) 66 2/3% of the outstanding shares of the Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock on a collective basis. Pursuant to the Preferred Stock Conversion Agreement, all outstanding shares of Pulmatrix’s preferred stock will be converted into 70,105,854 shares of Pulmatrix’s common stock and delivered to each holder of Pulmatrix’s preferred stock on a pro rata basis.

The conversion of Pulmatrix’s preferred stock will occur immediately prior to the consummation of the merger, and the completion of the conversion is a condition to the closing of the merger. In the event that the Merger Agreement is terminated or expires prior to the closing of the merger, the Preferred Stock Conversion Agreement may be terminated at the option of Pulmatrix or the stockholders party thereto. A copy of the complete text of the Preferred Stock Conversion Agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex G.

Palladium Advisory Agreement and the Palladium Lock-up Agreement

On February 8, 2015, Pulmatrix entered into an engagement agreement with Palladium, whereby Palladium agreed to (i) act as the non-exclusive placement agent for a bridge loan financing that occurred on February 26, 2015 and generated aggregate proceeds of $4.5 million and (ii) serve as Pulmatrix’s non-exclusive advisor in connection with a merger. Pursuant to the engagement agreement and as a result of entering into the Merger Agreement, Pulmatrix paid Palladium consideration of, among other things, 3,978,806 shares of Pulmatrix common stock on a pre-merger basis, which, after the issuance of the merger consideration, will be exchanged for 589,608 shares of the combined company. Additionally, pursuant to a stock agreement executed between Pulmatrix and Palladium, the 3,978,806 shares of Pulmatrix common stock issued to Palladium will be forfeited if the merger is not consummated by August 13, 2015.

In connection with the foregoing issuance of Pulmatrix common stock to Palladium, Palladium entered into a lock-up agreement with Ruthigen on March 13, 2015, whereby Palladium generally agreed not to, without first obtaining the prior written consent of Ruthigen, sell, transfer or otherwise dispose of any shares it beneficially owns of Ruthigen for an initial period of six (6) months and, following the expiration of the initial period, for six (6) months thereafter at a price less than $2.75 per share. Specifically, Palladium agreed not to, directly or indirectly, take the following actions during the periods covered by the lock-up agreement, subject to certain exceptions:

•	offer, pledge, sell or contract to sell any shares of Ruthigen that Palladium beneficially owns;
•	sell any option or contract to purchase any shares of Ruthigen that Palladium beneficially owns;
•	purchase any option or contract to sell any shares of Ruthigen that Palladium beneficially owns;
•	grant any option, right or warrant for the sale of any shares of Ruthigen that Palladium beneficially owns;
•	lend or otherwise dispose of or transfer any shares of Ruthigen that Palladium beneficially owns; or
•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

Ruthigen’s lock-up agreement with Palladium terminates on the date that is six (6) months after the expiration of the second six (6) month period covered by the lock-up agreement.

Oculus Side Letter Agreement

In connection with the Merger, on March 13, 2015, Pulmatrix entered into the Oculus Side Letter Agreement, pursuant to which, among other things, Oculus agreed, from the effective date of the merger, to (i) waive Ruthigen’s obligations to use commercially reasonable efforts to develop and commercialize products licensed from Oculus under the outstanding License and Supply Agreement between Oculus and Ruthigen, for a period lasting until the earlier of one year from the closing of the merger or August 31, 2016; (ii) provide a general release from claims and liabilities arising under the License and Supply Agreement, the separation agreement and the shared services agreement, each between Oculus and Ruthigen, in favor of Ruthigen; and (iii) to run a sale process for the pre-merger Ruthigen business, including any products licensed from Oculus, and to assign or delegate all of Ruthigen’s surviving rights under the License and Supply Agreement, the separation agreement and the shared services agreement, subject to Oculus’s consent with respect to the identity of the proposed purchaser.

Ruthigen is under no obligation to achieve any milestone event during the waiver period, and no payments will accrue or become due and payable by Ruthigen to Oculus under the License and Supply Agreement, the separation agreement and the shared services agreement, other than the liabilities not exceeding $5,000 due and payable on the effective date of the merger. After the expiration of the waiver period, Ruthigen may unilaterally terminate the License and Supply Agreement.

Pursuant to the right of first refusal that was granted to Oculus, prior to a sale of the pre-merger business of Ruthigen with a minimum aggregate purchase price of $1.0 million, Ruthigen must first notify Oculus of the pending transaction and Oculus will have five (5) business days after receipt of such notice to notify

Ruthigen whether it intends to acquire the pre-merger business of Ruthigen on exactly the same terms, including the amount and kind of consideration, unless securities of the proposed acquirer will be offered as consideration, in which case Oculus will instead pay cash equal to the fair market value of such securities. If Oculus does not exercise its right of first refusal, Ruthigen may consummate the transaction pursuant to the agreed upon terms. Additionally, if such a transaction is consummated and the transaction generates aggregate proceeds in excess of $10.0 million, Ruthigen will be obligated to pay ten percent (10%) of the aggregate gross proceeds to Oculus within ten (10) calendar days.

In addition, the Oculus Side Letter Agreement provides that, as of the effective date of the merger, certain provisions in the separation agreement regarding marketing and stock transfer restrictions, lock-up, registration rights, voting, management, compensation and equity incentive plan, will be terminated.

The Oculus Side Letter Agreement is conditioned upon the receipt of payment by Oculus for Oculus’s shares of Ruthigen common stock sold in transactions described in the section titled “THE MERGER — Sale of Ruthigen Common Stock by Oculus.”

A copy of the complete text of the Oculus Side Letter Agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex H.

Escrow Agreement

As a condition to the closing of the merger, Ruthigen, Pulmatrix and representatives of pre-merger Pulmatrix stockholders and pre-merger Ruthigen stockholders will enter into the Escrow Agreement with the escrow agent. Subject to the final terms of the Escrow Agreement, at the closing of the merger, Ruthigen will issue the Indemnification Shares to be held in escrow by the escrow agent to secure the post-closing indemnification rights of the pre-merger Ruthigen stockholders and the pre-merger Pulmatrix stockholders. On or prior to the Release Date, the escrow agent will release the Indemnification Shares to Ruthigen, less any shares previously distributed in satisfaction of or reserved with respect to indemnification claims, and such shares will be retired by Ruthigen and returned to its treasury. For additional information, see “THE MERGER AGREEMENT — Indemnification” beginning on page 146. A copy of the form of escrow agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex I.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Ruthigen’s common stock has been listed on The NASDAQ Capital Market under the symbol “RTGN” since the commencement of public trading on March 21, 2014.

Pulmatrix is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the high and low trading prices per share of Ruthigen common stock as reported on The NASDAQ Capital Market for the periods shown:

	Ruthigen Common Stock		Pulmatrix Common Stock
	High	Low	High	Low
Year ending March 31, 2016
First Quarter (through April 14, 2015)	$3.69	$2.90	N/A	N/A
Year ended March 31, 2015
Fourth Quarter	$4.64	$3.25	N/A	N/A
Third Quarter	$5.70	$3.31	N/A	N/A
Second Quarter	$6.49	$4.05	N/A	N/A
First Quarter	$7.15	$5.75	N/A	N/A
Year ended March 31, 2014
Fourth Quarter (beginning March 21, 2014)	$8.47	$6.65	N/A	N/A

The following table sets forth the closing sale prices per share of Ruthigen common stock on March 12, 2015, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on April 13, 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus:

	Ruthigen Common Stock	Pulmatrix Common Stock
March 12, 2015	$3.80	N/A
April 14, 2015	$3.23	N/A

Stockholders of Ruthigen and Pulmatrix are urged to obtain current market quotations for Ruthigen common stock and to review carefully the other information contained in this joint proxy and consent solicitation statement/prospectus or documents filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 261 of this joint proxy and consent solicitation statement/prospectus.

Holders

As of April 14, 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were two holders of record of Ruthigen common stock, one of which represents stock held by multiple investors that is held in street name and the other is Oculus, of the 4,804,290 outstanding shares of Ruthigen common stock.

As of April 14, 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were approximately 28 holders of record of Pulmatrix’s common stock.

Dividends

Ruthigen has not paid dividends to its stockholders since its inception and does not plan to pay cash dividends in the foreseeable future. Ruthigen currently intends to retain earnings, if any, to finance its growth.

Pulmatrix has never paid any dividends to its stockholders since its inception. While subject to periodic review, the current policy of Pulmatrix’s board of directors is to retain all earnings, if any, primarily to finance future growth.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 and the unaudited pro forma condensed combined statement of operations for the nine months ended December 31, 2014 and for the year ended March 31, 2014, which give effect to the proposed merger of Merger Sub with and into Pulmatrix are presented herein. The proposed merger will be accounted for as a “reverse merger” business combination under the acquisition method of accounting with Pulmatrix treated as the accounting acquirer. Pulmatrix was determined to be the accounting acquirer based upon the terms of the merger and other factors, such as relative voting rights and the composition of the combined company’s board of directors and senior management. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Ruthigen and Pulmatrix as of December 31, 2014 and gives effect to the merger as if it had been completed on December 31, 2014. In addition, because Pulmatrix has a fiscal year end of December 31 and Ruthigen has a fiscal year end of March 31, the following unaudited pro forma condensed combined statements of operations for the year ended March 31, 2014 and the nine months ended December 31, 2014 combine the historical condensed statements of operations of Ruthigen for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, respectively, and the historical condensed statements of operations of Pulmatrix for its fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, giving pro forma effect to the merger as if it had been completed on April 1, 2013. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Ruthigen and Pulmatrix, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;
•	separate historical audited financial statements of Ruthigen as of and for the years ended March 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus;
•	separate historical financial statements of Ruthigen as of and for the nine months ended December 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus;
•	separate historical audited financial statements of Pulmatrix as of and for the years ended December 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus;
•	separate historical unaudited financial statements of Pulmatrix as of and for the nine months ended September 30, 2014 not included in this joint proxy and consent solicitation statement/prospectus; and
•	management’s discussion and analysis of financial condition and results of operations for both Ruthigen and Pulmatrix and “Risk Factors” included in this joint proxy and consent solicitation statement/prospectus;

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Upon consummation of the merger, final valuations and studies will be performed. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to Ruthigen’s or Pulmatrix’s business, or as new information becomes available, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements do not reflect certain transactions that occurred subsequent to December 31, 2014. See Note 5, “Subsequent Transactions,” in the accompanying notes to unaudited pro forma condensed combined financial statements for additional information.

Because Pulmatrix will be treated as the accounting acquirer, Pulmatrix’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Pulmatrix. Ruthigen’s assets and liabilities will be measured and recognized at their fair values as of the date of the merger, and consolidated with the assets, liabilities and results of operations of Pulmatrix after the consummation of the merger. The unaudited pro forma condensed combined statements of operations include certain acquisition accounting adjustments, including the elimination of accretion of preferred stock.

The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the merger that were determined to be of a non-recurring nature.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2014
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	Pulmatrix	Ruthigen
Assets
Current assets:
Cash and cash equivalents	$451	$11,570	$4,500	(d)	$25,636
			10,000	(e)
			(885)	(g)
Prepaid expenses and other current assets	380	199	—		579
Total current assets	831	11,769	13,615		26,215
Property and equipment, net	470	105	—		575
Intangible assets, net	—	—	6,070	(a)	9,601
			3,531	(f)
Goodwill	—	—	50	(a)	50
Long-term restricted cash	250	—	—		250
Total assets	$1,551	$11,874	$23,266		$36,691
Liabilities and stockholders’ equity
Current liabilities:
Convertible notes payable	$39,703	$—	$(39,703)	(b)	$—
			4,500	(d)
			(4,500)	(d)
Accounts payable	216	574	—		790

Accrued expenses	3,544	—	(3,338)	(b)	4,810
			4,604	(f)
Payable to former parent	—	1	—		1
Total current liabilities	43,463	575	(38,437)		5,601
Preferred stock warrant liability	1,309	—	(1,309)	(b)	—
Total liabilities	44,772	575	(39,746)		5,601
Redeemable convertible preferred stock, $0.01 par value – authorized 202,297,265 shares at December 31, 2014
Series B redeemable convertible preferred stock – designated – 180,980,200 shares; issued and outstanding – 41,788,790 shares at December 31, 2014 and none at December 31, 2014 pro forma; aggregate liquidation preference of $20,894 at December 31, 2014	20,894	—	(20,894)	(c)	—
Seed Redeemable Convertible Preferred Stock – designated – 1,219,508 shares; issued and outstanding – 1,219,508 shares at December 31, 2014 and none at December 31, 2014 pro forma; aggregate liquidation preference of $1,331 at December 31, 2014	1,331	—	(1,331)	(c)	—

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET – (continued)
As of December 31, 2014
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	Pulmatrix	Ruthigen
Series A-4 Redeemable Convertible Preferred Stock – designated – 1,307,190 shares; issued and outstanding – 1,307,190 shares at December 31, 2014 and none at December 31, 2014 pro forma; aggregate liquidation preference of $4,000 at December 31, 2014	4,000	—	(4,000)	(c)	—
Series B-1 Redeemable Convertible Preferred Stock – designated 18,687,554 shares; issued and outstanding – 18,687,554 shares at December 31, 2014 and none at December 31, 2014 pro forma; aggregate liquidation preference of $9,344 at December 31, 2014	9,344	—	(9,344)	(c)	—
Junior Seed Redeemable Convertible Preferred Stock – designated 410,000; issued and outstanding – 410,000 shares at December 31, 2014 and none at December 31, 2014 pro forma; aggregate liquidation preference of $820 at December 31, 2014	4	—	(4)	(c)	—
Stockholders’ equity (deficit)
Common stock – Pulmatrix ($0.01 par value)	31	—	(1,593)	(a)	—
			861	(b)
			701	(c)
Common stock – Ruthigen ($0.0001 par value)	—	—	4	(a)	4
Additional paid-in capital	23,111	20,105	10,000	(e)	138,943
			4,500	(d)
			1,650	(g)
			1,436	(h)
			3,198	(f)
			34,872	(c)
			43,489	(b)
			(3,418)	(a)
Accumulated deficit	(101,936)	(8,806)	11,127	(a)	(107,857)
			(4,271)	(f)
			(2,535)	(g)
			(1,436)	(h)
Total stockholder’s equity (deficit)	(78,794)	11,299	98,585		31,090
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$1,551	$11,874	$23,266		$36,691

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended March 31, 2014
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	Pulmatrix	Ruthigen
Revenue:
Grant revenue	$653	$—	$—		$653
Total Revenue	653	—	—		653
Operating expenses:
Research and development	8,564	1,382	—		9,946
General and administrative	3,151	1,736	860	(i)	5,747
Total operating expenses	11,715	3,118	860		15,693
Loss from operations	(11,062)	(3,118)	(860)		(15,040)
Other income (expense):
Interest expense	(2,392)	—	2,392	(j)	—
Other income, net	145	—	(143)	(j)	2
Net loss	$(13,309)	$(3,118)	$1,389		$(15,038)
Accretion of redeemable preferred stock	(52)	—	52	(k)	—
Net loss attributable to common stockholders	$(13,361)	$(3,118)	$1,441		$(15,038)
Net loss per share attributable to common stockholders, basic and diluted	$(4.67)	$(1.53)			$(0.47)
Weighted average number of common shares outstanding – basic and diluted	2,861,316	2,036,301	27,036,056	(l)	31,933,673

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended December 31, 2014
(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	Pulmatrix	Ruthigen
Revenue:
Grant revenue	$38	$—	$—		$38
Total Revenue	38	—	—		38
Operating expenses:
Research and development	5,420	1,924	—		7,344
General and administrative	2,071	3,226	—		5,297
Total operating expenses	7,491	5,150	—		12,641
Loss from operations	(7,453)	(5,150)	—		(12,603)
Other income (expense):
Interest expense	(14,754)	—	14,754	(j)	—
Interest income	—	13			13
Other income, net	618	—	(618)	(j)	—
Net loss	$(21,589)	$(5,137)	$14,136		$(12,590)
Accretion of redeemable preferred stock	(40)	—	40	(k)	—
Net loss attributable to common stockholders	$(21,629)	$(5,137)	$14,176		$(12,590)
Net loss per share attributable to common stockholders, basic and diluted	$(6.87)	$(1.07)			$(0.39)
Weighted average number of common shares outstanding – basic and diluted	3,149,702	4,806,735	24,019,971	(l)	31,976,408

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Ruthigen and Pulmatrix, after giving effect to the merger.

Proposed Merger

Pursuant to the merger agreement, a wholly owned subsidiary of Ruthigen will be merged with and into Pulmatrix, with Pulmatrix continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Ruthigen. Ruthigen will issue to Pulmatrix stockholders 0.148187124066461 shares of Ruthigen common stock per share of Pulmatrix common stock, pursuant to the terms of the Merger Agreement. On a pro forma basis, based upon the number of shares of Ruthigen common stock expected to be issued in the merger (including in respect of outstanding Pulmatrix options and warrants), (i) current Ruthigen stockholders and their designees will own approximately 17% of the combined company and current Pulmatrix stockholders and their designees will own approximately 83% of the combined company, in each case excluding the shares to be held in escrow to secure indemnification obligations.

Treatment of Stock Options and Warrants in the Merger

All Pulmatrix stock options granted under the Pulmatrix stock option plans (whether or not then exercisable) that are outstanding prior to the effective time of the merger will convert into options to purchase Ruthigen common stock. All warrants to purchase shares of Pulmatrix capital stock that are outstanding prior to the effective time of the merger other than Outstanding Warrants will be cancelled. At the effective time of the merger, the Outstanding Warrants will be converted into and exchangeable for warrants to purchase shares of Ruthigen common stock equal to the number of shares Pulmatrix common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio. After the effective time, all outstanding and unexercised Pulmatrix stock options assumed by Ruthigen may be exercised solely for shares of Ruthigen common stock. The number of shares of Ruthigen common stock subject to each Pulmatrix stock option assumed by Ruthigen shall be determined by multiplying (a) the number of shares of Pulmatrix common stock that were subject to such Pulmatrix stock option, as in effect immediately prior to the effective time of the merger by (b) the Exchange Ratio, as defined in the merger agreement, and rounding the resulting number down to the nearest whole number of shares of Ruthigen common stock. The per share exercise price for the Ruthigen common stock issuable upon exercise of each Pulmatrix stock options assumed by Ruthigen shall be determined by dividing (x) the per share exercise price of Pulmatrix common stock subject to such Pulmatrix stock option, as in effect immediately prior to the effective time of the merger, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. The exchange of the Pulmatrix stock options for Ruthigen stock options will be treated as a modification of the awards. The modification of the stock options is not expected to result in incremental compensation expense to be recognized upon closing of the merger. Refer to the section entitled “Merger Agreement — Effects of Merger; Merger Consideration” elsewhere in this joint proxy and consent solicitation statement/prospectus for further information regarding the exchange ratio.

Vesting of most Ruthigen equity awards issued and outstanding will be accelerated to 100% at the Effective Time of the merger, and all such equity awards issued and outstanding at the time of the merger will remain issued and outstanding. For accounting purposes, since the awards become fully vested contemporaneously with the consummation of the merger, any remaining unrecognized compensation cost associated with the original grant date fair value of the awards would be recognized in Ruthigen’s precombination financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

2. Preliminary Purchase Price

Ruthigen will issue to Pulmatrix stockholders and their designees a number of shares of its common stock (including in respect of outstanding Pulmatrix options and warrants), which will represent approximately 83% of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to the Ruthigen stockholders in the reverse merger, is calculated based on the number of shares of the combined company that Ruthigen stockholders will own as of the closing of the merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $17.4 million, which consists of the following:

(in thousands except share and per share amounts)
Estimated number of shares of the combined company to be owned by Ruthigen stockholders(1)	5,063,618
Multiplied by the assumed price per share of Ruthigen common stock(2)	$3.44
Estimated purchase price(3)	$17,419

(1)	Represents the number of shares of the combined company that Ruthigen stockholders would own as of the closing of the merger pursuant to the merger agreement, which, for purposes of these pro forma financial statements, is calculated as the sum of a) 4,804,290 Ruthigen shares outstanding as of December 31, 2014, b) the 90,000 Ruthigen shares issuable to certain employees, pursuant to the terms of the merger agreement and c) the 169,328 shares to be issued pursuant to restricted stock units that will fully vest upon completion of the merger.
(2)	$3.44 was the closing trading price of Ruthigen common stock on March 31, 2015. The fair value of the consideration transferred in the merger will be measured using the closing trading price of Ruthigen common stock on the merger closing date. A 10% increase or decrease in the closing trading price of Ruthigen common stock on March 31, 2015 would cause a corresponding increase or decrease in the fair value of consideration transferred of approximately $1.7 million.
(3)	Ruthigen may enter into a binding stock purchase agreement obligating one or more investors to purchase up to 948,555 newly issued shares of Ruthigen common stock at a price per share that is not less than $2.75 per share, prior to the closing of the merger, in order to be able to comply with the guaranteed cash requirement set forth in the Merger Agreement. As of December 31, 2014, the date of the unaudited pro forma condensed combined balance sheet, Ruthigen’s cash on hand, net of liabilities, and was sufficient to meet the guaranteed cash requirement set forth in the Merger Agreement. Accordingly, no adjustment has been made to the unaudited pro forma condensed combined balance sheet as of December 31, 2014 in relation to the guaranteed cash requirement. Actual results upon the closing of the merger may differ.

The number of shares of common stock Ruthigen will issue to Pulmatrix stockholders (including in respect of outstanding Pulmatrix options and warrants), for purposes of these pro forma financial statements, is calculated pursuant to the terms of the Merger Agreement as follows:

Shares of Ruthigen common stock outstanding as of December 31, 2014	4,804,290
Shares of Ruthigen common stock issuable to employee and director as termination benefit	90,000
Shares of Ruthigen common stock issuable to advisors	590,000
Shares of Ruthigen common stock subject to Ruthigen restricted stock units awarded to executives	479,650
Shares of Ruthigen common stock subject to outstanding Ruthigen restricted stock units	169,328
Adjusted outstanding shares of Ruthigen common stock	6,133,268
Divided by the assumed percentage of Ruthigen ownership of combined company	17%
Estimated adjusted total shares of common stock of combined company	35,617,589
Multiplied by the assumed percentage of Pulmatrix ownership of combined company	83%
Estimated shares of Ruthigen common stock issued to Pulmatrix upon closing of the merger	29,484,321

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3. Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the estimated fair values of assets acquired and liabilities assumed as of December 31, 2014, is as follows:

	Based on Historical Balance Sheet of Ruthigen at December 31, 2014	Pro Forma Adjustment to Record Transaction Costs	Purchase Price Allocation – Pro Forma
	(in thousands)
Total consideration	$17,419	$—	$17,419
Cash and cash equivalents	11,570	—	11,570
Property and equipment	105	—	105
Prepaid assets and other current assets	199	—	199
Accounts payable	(574)	—	(574)
Accrued expenses	—	(3,531)	(3,531)
Payable to former parent	(1)	—	(1)
Net tangible assets acquired	11,299	(3,531)	7,768
Excess of purchase price over net assets acquired before allocation to identifiable intangible assets and goodwill.	$6,120	$3,531	$9,651
In-process research and development	6,070	3,531	9,601
Goodwill	50	—	50
	$6,120	$3,531	$9,651

The purchase price allocation will remain preliminary until Pulmatrix completes a final valuation of the assets acquired and liabilities assumed as of the date that the merger is consummated. The excess of consideration transferred over the estimated fair value of net identifiable assets acquired will be allocated to goodwill. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the merger, but will in no event exceed one year from the acquisition date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. For acquired working capital accounts such as prepaid expenses and other current assets, accounts payable and certain accrued expenses, Pulmatrix determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities.

In-process research and development, or IPR&D, represents the estimated fair value of Ruthigen’s most-advanced purchased in-process program, RUT58-60. The estimated fair value of IPR&D was determined based on estimates of expected future cash flows using an income approach. The present value of future cash flows was then determined utilizing an estimated risk-adjusted discount rate. The estimated fair value may be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within 12 months after the completion of the merger. IPR&D is recorded as an indefinite-lived intangible asset until completion or abandonment of the associated research and development projects. Accordingly, no amortization expense is reflected in the pro forma adjustments. Pulmatrix will periodically evaluate the carrying value of this indefinite-lived intangible asset. If a program is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the program is completed. If a program becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be recorded in the period in which the impairment occurs. This intangible asset will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3. Preliminary Purchase Price Allocation  – (continued)

Goodwill represents the excess of the preliminary estimated purchase price over the preliminary estimated fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized, but will be evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value below its carrying amount. In the event that Pulmatrix determines that the value of goodwill has become impaired, an impairment charge will be recorded in the period in which the determination is made.

4. Accounting Policies and Merger Pro Forma Adjustments

Based on Pulmatrix’s review of Ruthigen’s summary of significant accounting policies disclosed in Ruthigen’s financial statements, the nature and amount of any adjustments to the historical financial statements of Ruthigen to conform its accounting policies to those of Pulmatrix are not expected to be significant. Upon consummation of the merger, further review of Ruthigen’s accounting policies and financial statements may result in required revisions to Ruthigen’s policies and classifications to conform to Pulmatrix’s accounting policies.

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained:

(a)	To record the preliminary purchase price allocation. See Note 3, “Preliminary Purchase Price Allocation,” for additional information.
(b)	To record the conversion of the Outstanding Notes and accrued interest into 86,118,402 shares of Pulmatrix’s common stock (12,761,638 shares of Ruthigen common stock on an as-converted basis) and the cancellation of all of the Termination Warrants pursuant to the Conversion and Termination Agreement dated as of March 13, 2015. In addition, the termination warrants will be marked to market at the date of the merger, with any change in fair value recorded in results of operations.
(c)	To record the issuance of an estimated 70,105,854 shares of Pulmatrix common stock into 10,388,785 shares of Ruthigen common stock (on an as-converted basis) upon conversion of Pulmatrix Series B, B-1, Seed, Junior Seed, and A-4 convertible preferred stock.
(d)	To record the issuance of certain bridge loans made to Pulmatrix in February 2015 in the aggregate original principal amount of $4.5 million and, immediately following the merger, the conversion of the outstanding principal of the bridge loans (plus any accrued and unpaid interest) into 1,636,364 shares of Ruthigen common stock at $2.75 per share pursuant to the Merger Agreement. Completion of the bridge loan financing is a condition of the closing of the merger under the Merger Agreement. No pro forma adjustments have been presented for any embedded derivatives that would be recorded as a liability at fair value or effective beneficial conversion feature that would result in an increase to additional paid-in capital. The final accounting for these loans, including any embedded derivatives or beneficial conversion features, will not be completed until the final terms are known and independent valuations of any embedded derivatives are completed.
(e)	To record the sale of 24,538,999 units, with each unit consisting of (i) one (1) share of Pulmatrix’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of Pulmatrix’s common stock at an exercise price of $0.448266 per share, for aggregate gross proceeds of $10 million (the Pulmatrix Private Placement). Completion of the Pulmatrix Private Placement is a condition of the closing of the merger under the Merger Agreement. The Company has reached a preliminary conclusion that the warrants will be classified within equity.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

4. Accounting Policies and Merger Pro Forma Adjustments  – (continued)

(f)	To record $7.8 million as an estimate of both Pulmatrix’s and Ruthigen’s additional acquisition-related transaction costs that are not already included in accrued liabilities as of December 31, 2014. Of the $7.8 million of additional acquisition related transaction costs, $4.6 million will be settled in cash and $3.2 million will be settled through the issuance of 3,978,806 shares of Pulmatrix common stock (589,608 shares of Ruthigen common stock on an as-converted basis) and 340,000 shares of Ruthigen common stock. Of the $7.8 million of additional aggregate transaction costs, approximately $4.3 million relate to Pulmatrix and have been reflected as an increase to accumulated deficit in the unaudited condensed combined pro forma balance sheet. The remaining approximately $3.5 million of transaction costs relate to Ruthigen and have been recorded as an increase to in-process research and development. Also reflects the issuance of 250,000 shares of Ruthigen common stock to be issued upon consummation of the merger, valued at $0.9 million for investor relations services. The performance condition associated with this share issuance will not have been met when the shares are issued, and accordingly, no expense has been recognized in the unaudited pro forma condensed combined balance sheet.
(g)	To record compensation expense associated with cash payments to be made to certain Ruthigen executives upon consummation of the merger in exchange for the cancellation of certain outstanding stock options and restricted stock units, and to record compensation expense of $1.65 million associated with restricted stock units to be issued to certain Ruthigen executives, a portion of which were fully vested upon consummation of the merger.
(h)	To record pre-combination compensation expense associated with a) unrecognized compensation expense as of December 31, 2014 related to outstanding stock options and restricted stock units which will fully vest upon completion of the merger in accordance with the terms of the original awards, and for which there is no future service requirement, and b) the value of 90,000 shares of Ruthigen common stock to be issued to a Ruthigen employee and a Director upon consummation of the merger as termination benefits.
(i)	To record expense for investor relations services associated with 250,000 shares of Ruthigen common stock to be issued upon consummation of the merger to an advisor.
(j)	To eliminate interest expense associated with the conversion of the Outstanding Notes and to eliminate the gain on the change in the fair value of the warrants that were cancelled pursuant to the Conversion and Termination Agreement dated as of March 13, 2015 (as described in (b) above).
(k)	To eliminate accretion of redeemable preferred stock as it is assumed that all of the redeemable preferred stock was converted into common stock upon completion of the merger as if it had been completed on April 1, 2013.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

4. Accounting Policies and Merger Pro Forma Adjustments  – (continued)

(l)	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the nine months ended December 31, 2014 and for the year ended March 31, 2014. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The estimated total numbers of shares of common stock of the combined company that would be outstanding as of the closing of the merger is calculated as the estimated adjusted total shares of common stock of the combined company of 35,617,589 as described in Note 2, “Preliminary Purchase Price.” The following table sets forth the calculation of the pro forma weighted average number of common shares outstanding — basic and diluted:

	All Shares Issued/Issuable upon Merger	Pro-Forma Weighted Average Shares
		Nine Months Ended December 31, 2014	Year Ended March 31, 2014
Pulmatrix shares: issued and outstanding:
Preconversion basis	3,182,209	3,149,702	2,861,316
Post conversion basis at the Exchange Ratio of 0.148187124066461	471,562	466,745	424,010
Recapitalization/Conversion of Pulmatrix Securities into Ruthigen common shares based on the Exchange Ratio:
Pulmatrix Outstanding Notes and accrued interest	12,761,638	12,761,638	12,761,638
Pulmatrix Series A-4, B, B-1, Seed and Junior Seed preferred shares	10,388,785	10,388,785	10,388,785
Bridge loans with a principal amount of $4.5 million	1,636,364	1,636,364	1,636,364
Units issued in Pulmatrix Private Placement immediately preceding Merger(1)	3,636,364
Pulmatrix transaction advisor	589,608	589,608	589,608
Subtotal of former Pulmatrix (carryover) equity interests at the date of the Merger	29,484,321	25,843,140	25,800,405
	83%
Ruthigen Shares outstanding at the time of the Merger	4,804,290	4,804,290	4,804,290
Ruthigen/Pulmatrix Executive Compensation transition services arrangement – immediately vested portion
Chief Executive Office	72,674	72,674	72,674
Chief Financial Officer	406,976	406,976	406,976
Ruthigen employees share based payment settlements relating to pre-combination employment services:(2)
Employee awards subject to outstanding Ruthigen restricted stock units	169,328	169,328	169,328
Employee termination benefit	80,000	80,000	80,000
Director termination benefit	10,000	10,000	10,000
Ruthigen transaction advisor:	340,000	340,000	340,000
Engagement of Investor Relations Services provider for post combination services	250,000	250,000	250,000
	6,133,268	6,133,268	6,133,268
	17%
	35,617,589	31,976,408	31,933,673

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

4. Accounting Policies and Merger Pro Forma Adjustments  – (continued)

(1)	Excluded from weighted average share calculation as the offering proceeds will be used for general corporate working capital purposes.
(2)	Excludes the effects of 64,332 fully vested employee stock options that are deeply out of the money at the date of the Merger. The Company intends to reevaluate the accounting for these awards and if significant, will amortize the fair value of these options over a post combination derived service period that would end upon an estimated date of the earliest possible liquidity event.

An additional 5,850,000 shares of Ruthigen’s common stock will be issued and held in escrow for the potential benefit of the pre-merger stockholders of Ruthigen and Pulmatrix, pursuant to certain Merger Agreement indemnification obligations. The issuance of these shares was not reflected in the accompanying pro forma financial statements.

Ruthigen Executives’ Compensation

In accordance with the terms of the new employment agreements entered into between Ruthigen and Pulmatrix and Messrs. Alimi and Harish, Messrs. Alimi and Harish will be employed by the combined company and have agreed to terminate equity grants previously made to them in lieu of cash payments totaling $547,600 and $337,500, respectively. In addition, pursuant to the employment agreements of Messrs. Alimi and Harish, Ruthigen anticipates making grants of restricted stock units to Mr. Alimi equal to the lesser of (i) 930,000 or (ii) the quotient of $3,125,000 divided by the fair market value of Ruthigen’s common stock on the date the merger becomes effective, and to Mr. Harish equal to the lesser of (i) 355,000 or (ii) the quotient of $1,037,500 divided by the fair market value of Ruthigen’s common stock on the date the merger becomes effective. Refer to the section titled “Interests of Ruthigen’s Directors and Executive Officers in the Merger,” included elsewhere in this joint proxy and consent solicitation statement/prospectus, for additional information.

MANAGEMENT OF THE COMBINED COMPANY

Pursuant to the terms of the Merger Agreement, Pulmatrix has selected, and Ruthigen has agreed to appoint, Dr. Clarke, Dr. Gillis, Mr. Maki, Mr. McGuire, Mr. Graves, Mr. Higgins and Dr. Rocklage, each of whom is currently a director of Pulmatrix, subject to the consent of Ruthigen, which consent shall not be unreasonably withheld or delayed, to Ruthigen’s board of directors at the effective time of the merger. Additionally, Ruthigen will appoint Dr. Clarke and Dr. Hava, Pulmatrix’s current officers, as the officers of Ruthigen. In order to accommodate the appointment of such directors and officers to Ruthigen, each of Ruthigen’s current directors and officers will tender a resignation that becomes effective at the effective time of the merger.

Pulmatrix intends to appoint an additional independent director to Pulmatrix’s board of directors prior to the consummation of the merger.

In the event that the Board Declassification Proposal is not approved at the special meeting of Ruthigen stockholders, the board of directors of Ruthigen would remain classified, and, upon consummation of the merger, the new Ruthigen directors would be assigned to classes as agreed upon by Pulmatrix and Ruthigen prior to the effective time of the merger.

Set forth below is certain information regarding the current directors and executive officers of Pulmatrix.

Name	Age	Position	Officer/Director Since
Robert W. Clarke, Ph.D.	46	Chief Executive Officer and Director	July 2012
Robert T. Connelly	55	Director	January 2008
David A. Edwards, Ph.D.	54	Director	April 2003
Steven Gillis, Ph.D.	61	Director	October 2009
Kurt C. Graves	47	Director	May 2010
David L. Hava, Ph.D.	40	Chief Scientific Officer	July 2012
Michael J. Higgins	52	Director	March 2015
David J. Maki	57	Director	February 2010
Terrance McGuire	59	Director	May 2006
Scott M. Rocklage, Ph.D.	60	Director	March 2006

Directors

Robert W. Clarke, Ph.D. Dr. Clarke has served as chief executive officer of Pulmatrix and as a director of Pulmatrix since July 2012. Dr. Clarke joined Pulmatrix in April 2004 as its first Ph.D. scientist and served as the Chief Scientific Officer of Pulmatrix from May 2011 to September 2012, where he oversaw the research and development efforts focused on the iCALM and iSPERSE technologies. Prior to joining Pulmatrix, Mr. Clarke served as an Associate Director of Life Sciences at Alkermes, Inc. focusing on the development of inhaled therapeutic products based on the Advanced Inhalation Research (AIR) technology. Dr. Clarke holds a B.Sc. in Biomedical Engineering from Boston University and received his Ph.D. in Physiology from Johns Hopkins University. Dr. Clarke also completed post-doctoral training in Respiratory Biology at Brigham and Women’s Hospital and Harvard University. As a result of Dr. Clarke’s more than twenty (20) years of experience in the healthcare industry and his focus on pulmonary drug delivery and the role of inhaled particles in respiratory biology and medicine, including co-authorship of over 80 chapters, papers, and abstracts, Pulmatrix believes that Dr. Clarke is qualified to serve as a member of its board of directors.

Robert T. Connelly. Mr. Connelly has served as a director of Pulmatrix since January 2008 and served as Pulmatrix’s chief executive officer from January 2008 to July 2012. Prior to joining Pulmatrix in 2008, Mr. Connelly was the founding chief executive officer and first employee of Domantis Limited, a private UK-based biotechnology company that was sold to GlaxoSmithKline plc. Before founding Domantis Limited, Mr. Connelly spent six (6) years with Bioveris, Inc. (formerly IGEN International) in the roles of Senior Vice President of Sales and Marketing and General Manager of the Life Sciences unit. While at Bioveris, Inc., Mr. Connelly led efforts to develop and market novel detection technologies utilized in medical diagnostics and drug discovery platforms. Mr. Connelly spent the first eleven (11) years of his career with Abbott Laboratories in various sales, marketing and management positions. Mr. Connelly joined Pronutria Biosciences, Inc. in June 2013 and currently serves as its presient and chief executive officer. Mr. Connelly currently serves as a venture partner of Flagship Ventures, chairman of the board of directors of Aero Designs, Inc. and as a director of Rainier Wines Inc. Pulmatrix believes that Mr. Connelly is qualified to serve on its board of directors due to Mr. Connelly’s prior service as Pulmatrix’s chief executive officer, as well as his knowledge and experience in the biotechnology and pharmaceutical industries.

David Edwards, Ph.D. Dr. Edwards has served as a director of Pulmatrix since April 2003. Dr. Edwards currently serves as the Practice of Idea Translation in the School of Engineering and Applied Science at Harvard University, where his work focuses on the fields of fluid mechanics, interfacial transport phenomena, drug delivery and aerosol science. Dr. Edwards is a Fellow of the American Institute of Medical and Biological Engineering and a Member of the National Academy of Engineering, and is the recipient of numerous awards including the Professional Progress Award of the American Institute of Chemical Engineers and the Ebert Prize of the American Pharmaceutical Association. Dr. Edwards is also a Member of the Advisory Board at the Center for Civilian Biodefense Strategies at the Johns Hopkins University and is the scientific founder of Advanced Inhalation Research, Inc. Dr. Edwards also serves as chairman of the board of the international not-for-profit Medicine in Need (MEND). Pulmatrix believes that Dr. Edwards’ scientific background and expertise in the areas of drug delivery and aerosol science, including the publication of over 70 papers on the aerosol delivery of macromolecules to the lung, qualify him to serve as a member of Pulmatrix’s board of directors.

Steven Gillis, Ph.D. Dr. Gillis has been a director of Pulmatrix since October 2009. Since 2005, Dr. Gillis has been a Managing Director at ARCH Venture Fund, a venture capital firm. From 1994 to 2005, Dr. Gillis served as Chief Executive Officer and chairman of the board of directors of Corixa Corporation, which he co-founded in October 1994. Previously, Dr. Gillis served as a director, head of research and development, chief scientific officer and acting chief executive officer of Immunex Corporation, which he co-founded. As a former director and chairman of Trubion Pharmaceuticals, Inc., Dr. Gillis led its acquisition by Emergent BioSolutions in the fall of 2010. Dr. Gillis currently serves as a director of bluebird bio, Inc., Shire plc, Accelerator Corporation, Oncofactor Corp. and VBI Vaccines and serves as director and chairman of VentiRX Pharmaceuticals, Inc., Theraclone Sciences, Inc., Lycera Corp. and PhaseRx, Inc. Dr. Gillis received his B.A. in Biology and English from Williams College and his Ph.D. in Biological Science from Dartmouth College. Pulmatrix believes that Dr. Gillis’s experience in the venture capital industry, particularly with biotechnology and pharmaceutical companies, qualifies him to serve as a member of Pulmatrix’s board of directors.

Kurt C. Graves. Kurt C. Graves has been a director of Pulmatrix since May 2010. Mr. Graves has served as executive chairman and chief executive officer of Intarcia Therapeutics, a biotechnology company, since September 2010 and has been an independent consultant since October 2009. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various positions at Novartis International AG, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the pharmaceuticals division. Prior to Novartis International AG, Mr. Graves held commercial and general management positions of increasing responsibility at Merck Worldwide and Astra Merck Pharmaceuticals. Mr. Graves currently serves as chairman of the board of directors of Intarcia Therapeutics and a director of Achillion Pharamaceuticals, Inc. and is also a director of several private biopharmaceutical companies. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves is a global industry leader with more than twenty years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies. He has successfully built and managed several of the largest multi-billion dollar franchises in the industry and developed and launched more than ten (10) blockbuster brands in a broad range of general medicine, specialty and orphan disease areas. Pulmatrix believes that Mr. Grave’s extensive commercial experience in the pharmaceutical industry qualifies him to serve as a member of Pulmatrix’s board of directors.

Michael J. Higgins. Mr. Higgins was recently appointed to serve as a director of Pulmatrix in March 2015. Mr. Higgins is currently an Entrepreneur-in-residence at Polaris Venture Partners and is a board member at Genocea Biosciences and Private Equity Access Fund, II. Mr. Higgins served as senior vice president, chief operating officer and chief financial officer of Ironwood Pharmaceuticals Inc. and led its finance, operations and strategy efforts from 2003 to 2014 and through its initial public offering and the luanch of its first commercial product. Prior to 2003, Mr. Higgins spent seven years and held a variety of senior business positions at Genzyme Corporation, including vice president of corporate finance and vice presient of business development. Prior to joining Genzyme Corporation, Mr. Higgins led Procenpt, Inc. from founding through its initial public offering. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

David J. Maki. Mr. Maki has been a director of Pulmatrix since February 2010. Mr. Maki has been active in the life sciences venture community for over a decade, having cofounded Altitude Life Science Ventures in 2004, and having previously served as a Principal with Perennial Ventures, and a Vice President with Tredegar Investments from 2000 to 2003. Prior to moving into venture capital, Mr. Maki spent almost two decades at Seed IP Law Group, focusing upon IP strategic planning for healthcare companies. Mr. Maki served as the Senior Partner within Seed IP Law Group’s biotechnology group, which represented more than 60 life science companies, and also held the positions of Managing Partner and Financial Partner. Pulmatrix believes that Mr. Maki’s extensive experience in both the venture capital industry and the life sciences industry qualifies him to serve as a member of Pulmatrix’s board of directors.

Terrance G. McGuire. Mr. McGuire has been a director of Pulmatrix since May 2006. Mr. McGuire co-founded Polaris in 1996 and is currently one of their General Partners. Prior to starting Polaris, Mr. McGuire spent seven (7) years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He currently serves on the board of directors of two public companies: Acceleron Pharma Inc. and Ironwood Pharmaceuticals Inc. Mr. McGuire also serves on the boards of several private companies, including Adimab, Alector, Quantum Designs, Inc., Arsenal Medical/480 Biomedical, Iora Health, MicroCHIPS and SustainX. Mr. McGuire has formerly served on the board of directors of Arsanis, Aero Designs/Wiki Cells, Editas, Life Line Screening, NextCode, Trevena and Saga, among others. Mr. McGuire is the former chairman of the National Venture Capital Association, chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School. Pulmatrix believes that Mr. McGuire’s extensive experience as a venture capitalist focused on the biotechnology industry, as well as Mr. McGuire’s many years of experience helping companies evolve from the start-up phase to successful public companies, qualifies him to serve as a member of Pulmatrix’s board of directors.

Scott M. Rocklage, Ph.D. Dr. Rocklage has been a director of Pulmatrix since March 2006. Dr. Rocklage joined 5AM Ventures, a venture capital firm, in 2003 and has served as a Managing Partner since 2004. Dr. Rocklage was previously chairman and chief executive officer of Cubist Pharmaceuticals Inc., president and chief executive officer of Nycomed Salutar and Nycomed Interventional, and held various research and development positions at Salutar, all pharmaceutical companies. Dr. Rocklage currently serves on the board of directors of EPIRUS Biopharmaceuticals, Inc., a public company. Dr. Rocklage also serves on the board of directors of several private companies, including Cidara Therapeutics, Inc., Kinestral, Inc., Novira Therapeutics, Inc., Rennovia, Inc. Dr. Rocklage has previously served on the board of directors of Achaogen, Inc. and Relypsa, Inc., each a public company. Dr. Rocklage received a B.S. in Chemistry from the University of California, Berkeley and a Ph.D. in Chemistry from the Massachusetts Institute of Technology. Pulmatrix believes that Dr. Rocklage is qualified to serve on its board of directors due to his extensive healthcare management experience, scientific background and strategic leadership track record.

Executive Officers

David L. Hava, Ph.D. Dr. Hava has served as the chief scientific officer of Pulmatrix since July 2012. Dr. Hava leads the research and development of the iSPERSE dry powder delivery platform and directs and manages the company’s therapeutic strategy to identify and prioritize iSPERSE-based therapeutic candidates. Dr. Hava joined Pulmatrix in 2006 as one of the first senior scientists and has been involved in the early stage research and development programs that identified and characterized several of the key aspects of Pulmatrix’s technology. Dr. Hava received his Ph.D. in Molecular Biology and Microbiology at Tufts University and

completed post-doctoral training in immunology and host-pathogen interactions at Harvard Medical School. Dr. Hava has co-authored over 20 papers and abstracts focused on pulmonary infectious disease, immunology and chronic lung diseases.

Voting Agreement

Certain holders of Pulmatrix common stock and Pulmatrix preferred stock are party to a voting agreement whereby such stockholders have agreed to, among other things, vote all of their voting shares of Pulmatrix capital stock to ensure that, at each meeting of Pulmatrix held to elect members of the board of directors: (i) an individual designated by Polaris is elected to Pulmatrix’s board of directors, which individual is currently Mr. McGuire; (ii) an individual designated by 5AM Ventures is elected to Pulmatrix’s board of directors, which individual is currently Dr. Rocklage, (iii) an individual designated by ARCH Venture Fund is elected to Pulmatrix’s board of directors, which individual is currently Dr. Gillis, and (iv) an individual designated by the holders of a majority of Pulmatrix common stock is elected to Pulmatrix’s board of directors, which individual is currently Dr. Edwards.

Family Relationships

There are no family relationships among the directors and executive officers of Pulmatrix and Ruthigen.

Independence of the Board of Directors

Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, Pulmatrix has determined that Dr. Edwards, Mr. Connelly, Dr. Gillis, Mr. Maki, Mr. Graves, Mr. Higgins, Mr. McGuire and Dr. Rocklage have no material relationship with Pulmatrix that would interfere with the exercise of independent judgment and are “independent directors” as that term is defined in the NASDAQ Listing Rules.

Executive Officer and Director Compensation

The following is a discussion of the material components of the executive compensation arrangements of Pulmatrix’s named executive officers who are comprised of, (1) Pulmatrix’s principal executive officer, (2) Pulmatrix’s next two most highly compensated executive officers other than the principal executive officer and (3) up to two additional individuals for whom disclosure would have been provided pursuant to clause (2) but for the fact that such individual was not serving as an executive officer on December 31, 2014.

Pulmatrix’s named executive officers for 2014 were as follows:

•	Robert W. Clarke, Ph.D., Chief Executive Officer
•	David L. Hava, Ph.D., Chief Scientific Officer

Summary Compensation Table

The following table sets forth total compensation paid to the named executive officers for the years ended December 31, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Robert W. Clarke, Ph.D. (Chief Executive Officer)	2014	283,791	30,236	—	—		—	—	—	314,027
	2013	274,317	—	—	121,783	(2)	—	—	—	396,100
David L. Hava, Ph.D. (Chief Scientific Officer)	2014	225,499	24,400	—	—		—	—	—	249,899
	2013	217,856	—	—	27,500	(2)	—	—	—	245,356

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards and option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. The assumptions made in the valuation of the share-based payments are contained in Note 12 to Pulmatrix’s consolidated financial statements for the fiscal year ended December 31, 2014 beginning on page F-1.
(2)	In 2013, Drs. Clarke and Hava were awarded performance-based grants of stock options with a grant date value of $401,064 and $18,776, respectively, assuming the performance conditions were achieved at the highest level. No value for these awards is reported in the table above because the probable outcome of such performance conditions as of the date of grant was that none of the performance conditions would be satisfied. The performance milestones of such awards were not achieved, and each of the awards was cancelled pursuant to its terms in June 2014.

Narrative Disclosure to Summary Compensation Table

Employment Offer Letters

Pulmatrix has entered into employment offer letters with each of its named executive officers. The offer letters provide for “at will” employment and set forth the terms and conditions of employment, including annual base salary, discretionary bonus opportunities, benefits and eligibility to participate in Pulmatrix’s employee benefit plans and programs. As a condition of their employment, Pulmatrix’s named executive officers were each required to execute Pulmatrix’s standard proprietary information, inventions and non-competition agreement. The material terms of these offer letters are summarized below.

Dr. Clarke

Salary

Dr. Clarke currently receives an annual base salary of $323,522 to compensate him for services rendered to Pulmatrix as its chief executive officer. Pulmatrix’s board of directors increased Dr. Clarke’s annual base salary from $285,000 to $293,550 in April 2013, from $293,550 to $302,356 in March 2014 and from $302,356 to $323,522 in February 2015, in each instance in connection with raises of the same percentage that were given to all employees at such times.

Bonus

If Pulmatrix’s board of directors approves an annual performance and retention bonus for any fiscal year, Dr. Clarke may be eligible to receive a bonus of up to 30% of his current annual base salary, based on the individual and corporate performance determined by the Pulmatrix Board of Directors. The annual performance bonus would be prorated for any year in which he is not employed during the whole calendar year. In 2014, the Pulmatrix Board of Directors awarded all employees a cash retention bonus in the amount of 10% of their current annual salaries, and Dr. Clarke was therefore awarded a bonus in the amount of $30,236. Pulmatrix’s board of directors did not award bonuses in 2013, and accordingly, Dr. Clarke did not receive a cash bonus for 2013.

Equity Compensation

In 2013, Dr. Clarke was granted options to purchase 4,753,133 shares of Pulmatrix common stock, with a date of grant of October 11, 2013 and at an exercise price of $0.11 per share, pursuant to the 2013 Plan. To the extent allowable under Section 422 of the Code, the stock options were intended to be “incentive stock options”, and to the extent not so allowable, nonqualified stock options. 3,646,013 of the options were subject to performance-based vesting conditions (the “Clarke Performance-Based Options”), and the remaining 1,107,120 options were subject to time-based vesting conditions (the “Clarke Time-Based Options”). All of the Clarke Performance-Based Options would have vested if Pulmatrix closed a transaction constituting a “Change in Control” (as defined in the stock option grant notice) on or before June 1, 2014 that resulted in cash consideration to Pulmatrix’s stockholders of at least $400 million. Because such a Change in Control did not occur by June 1, 2014, all of the Clarke Performance-Based Options expired on June 30, 2014. 50% of the Clarke Time-Based Options vested on the first anniversary of the date of grant, with an additional 4.166% vesting on the first day of each month thereafter, provided Dr. Clarke is an employee, director, or consultant of Pulmatrix or an affiliate on the applicable vesting date. Notwithstanding the foregoing, if, within twelve months following a “Change in Control” (as defined in the stock option grant notice), Dr. Clarke’s employment is terminated by Pulmatrix, or the acquiring or succeeding company, without “Cause” (as defined in the stock option grant notice) or by Dr. Clarke for “Good Reason” (as defined in the stock option grant notice), then the unvested portion of the Clarke Time-Based Options will become fully vested and exercisable; provided, however, that if the Clarke Time-Based Options are terminated, and not assumed or substituted in connection with the Change in Control, then the unvested portion of the Clarke Time-Based Options will become fully vested and exercisable immediately prior to, and subject to the consummation of, the Change in Control. Dr. Clarke was not granted any equity awards in the year ended December 31, 2014.

Retirement Plans

Pulmatrix maintains a 401(k) retirement savings plan for which Dr. Clarke is eligible to participate on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Employee Benefits and Perquisites

Dr. Clarke is eligible to participate in Pulmatrix’s health and welfare plans, including:

•	medical and dental benefits;
•	short-term and long-term disability insurance; and
•	life insurance.

No Tax Gross-Ups

Pulmatrix does not make gross-up payments to cover Dr. Clarke’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Pulmatrix.

Dr. Hava

Salary

Dr. Hava currently receives an annual base salary of $261,087 to compensate him for services rendered to Pulmatrix as its chief scientific officer. Pulmatrix’s board of directors increased Dr. Hava’s annual base salary from $230,000 to $236,900 in April 2013, from $236,900 to $244,007 in March 2014 and from $244,007 to $261,087 in February 2015, in each instance in connection with raises of the same percentage that were given to all employees at such times.

Bonus

If Pulmatrix’s board of directors approves an annual performance and retention bonus for any fiscal year, Dr. Hava may be eligible to receive a bonus of up to 22% of his current annual base salary, based on the individual and corporate performance determined by the chief executive officer of Pulmatrix. The annual performance bonus would be prorated for any year in which he is not employed during the whole calendar year. In 2014, the Pulmatrix Board of Directors awarded all employees a cash retention bonus in the amount of 10% of their current annual salaries, and Dr. Hava was awarded a cash retention bonus of $24,400. Pulmatrix did not award annual bonuses in 2013, and accordingly, Dr. Hava did not receive a cash bonus for 2013.

Equity Compensation

In 2013, Dr. Hava was granted options to purchase 420,695 shares of Pulmatrix common stock, with a date of grant of October 11, 2013 and at an exercise price of $0.11 per share, pursuant to the 2013 Plan. To the extent allowable under Section 422 of the Code, the stock options were intended to be “incentive stock options”, and to the extent not so allowable, nonqualified stock options. 170,695 of the options were subject to performance-based vesting conditions (the “Hava Performance-Based Options”), and the remaining 250,000 options were subject to time-based vesting conditions (the “Hava Time-Based Options”). All of the Hava Performance-Based Options would have vested if, on or before June 1, 2014, (i) Pulmatrix received net proceeds in cash of at least $25 million, other than cash to fund Pulmatrix’s research and development activities or cash invested in exchange for equity in Pulmatrix, or (ii) Pulmatrix closed a transaction that constituted a “Change in Control” (as defined in the stock option grant notice) that resulted in net proceeds to Pulmatrix’s stockholders of at least $75 million in guaranteed cash consideration and at least an additional $175 million in future or contingent cash consideration. Because neither performance criteria occurred by June 1, 2014, all of the Hava Performance-Based Options expired on June 30, 2014. 50% of the Hava Time-Based Options vested on the first anniversary of the date of grant, with an additional 4.166% vesting on the first day of each month thereafter, provided Dr. Hava is an employee, director, or consultant of Pulmatrix or an affiliate on the applicable vesting date. Dr. Hava was not granted any equity awards in the year ended December 31, 2014.

Retirement Plans

Pulmatrix maintains a 401(k) retirement savings plan for which Dr. Hava is eligible to participate on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Employee Benefits and Perquisites

Dr. Hava is eligible to participate in Pulmatrix’s health and welfare plans, including:

•	medical and dental benefits;
•	short-term and long-term disability insurance; and
•	life insurance.

No Tax Gross-Ups

Pulmatrix does not make gross-up payments to cover Dr. Hava’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Pulmatrix.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of Pulmatrix’s named executive officers and which remain outstanding as of December 31, 2014.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Robert W. Clarke, Ph.D.	22,600	(1)	—	$0.13	09/25/2018
	33,000	(1)	—	0.13	09/25/2018
	2,100	(1)	—	0.13	09/25/2018
	10,000	(1)	—	0.13	09/25/2018
	30,000	(1)	—	0.13	12/09/2019
	150,000	(1)	—	0.13	02/10/2020
	150,000	(1)	—	0.13	02/10/2020
	28,000	(1)	—	0.13	02/10/2020
	40,699	(1)	—	0.13	05/24/2020
	174,998	(2)	25,002	0.13	06/15/2021
	400,000	(1)	—	0.12	06/08/2022
	647,445	(1)	—	0.12	09/18/2022
	1,095,559	(2)	1,141,996	0.12	09/18/2022
	645,818	(3)	368,564	0.11	10/11/2023
	—	(3)	92,738	0.11	10/11/2023

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
David L. Hava, Ph.D.	17,500	(1)	—	0.13	09/25/2018
	8,875	(1)	—	0.13	12/09/2019
	13,000	(1)	—	0.13	12/09/2019
	40,035	(1)	—	0.13	02/10/2020
	59,965	(1)	—	0.13	02/10/2020
	2,625	(1)	—	0.13	02/10/2020
	13,566	(1)	—	0.13	05/24/2020
	44,061	(2)	939	0.13	02/03/2021
	43,749	(2)	6,251	0.13	06/15/2021
	68,749	(2)	31,251	0.12	06/08/2022
	200,000	(1)	—	0.12	06/08/2022
	114,582	(2)	105,418	0.12	12/14/2022
	166,666	(3)	83,334	0.11	08/26/2023

(1)	Fully vested.
(2)	Each of these options vests over a four-year period, with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each month thereafter for the next thirty-six months.
(3)	Each of these options vests over a two-year period, with 50% vesting on the first anniversary of the date of grant and 4.167% vesting each month thereafter for the next twelve months.

Incentive Plans

The following is a summary of Pulmatrix’s outstanding stock option plans.

2003 Employee, Director, and Consultant Stock Plan

On August 1, 2003, Pulmatrix adopted the 2003 Plan, which provided for awards of stock options and shares of Pulmatrix stock to certain employees, directors, and consultants of Pulmatrix and its affiliates who were selected for participation by the 2003 Plan’s administrator. At inception, 5,110 shares of Pulmatrix stock were authorized for issuance pursuant to the 2003 Plan. The 2003 Plan was amended from time to time to increase the maximum number of shares authorized for issuance pursuant to the plan, with the last such amendment increasing the total number of authorized shares to 18,740,350. The 2003 Plan expired on August 1, 2013; however, awards previously granted and outstanding prior to that date continued to remain in full force and effect according to their respective terms. As of March 31, 2015,10,758,862 shares of Pulmatrix common stock may be issued pursuant to outstanding stock options under the 2003 Plan.

2013 Employee, Director and Consultant Equity Incentive Plan Stock Plan

On August 26, 2013, Pulmatrix adopted the 2013 Plan, which provides for awards of stock options, stock grants, and other stock-based awards to certain employees, directors, and consultants of Pulmatrix and its affiliates who are selected for participation by the 2013 Plan’s administrator. At inception, 1,646,224 shares of Pulmatrix stock, plus any shares of stock represented by outstanding awards under the 2003 Plan that expire or are forfeited or cancelled without delivery of shares on or after August 26, 2013, were authorized for issuance pursuant to the 2013 Plan. The 2013 Plan was amended on October 11, 2013 to increase the total number of authorized shares under the plan to 5,292,237. As of March 31, 2015, 1,674,156 shares of Pulmatrix common stock may be issued pursuant to outstanding stock options under the 2013 Plan.

The Pulmatrix Equity Plans are administered by the Pulmatrix board of directors, or such committee of the board that has been delegated to act on the board’s behalf. The administrator has discretion to, among other things, interpret the Pulmatrix Equity Plans and make all rules and determinations necessary to administer the Pulmatrix Equity Plans, select those persons eligible to receive awards under the Pulmatrix

Equity Plans, determine the number of shares of Pulmatrix stock subject to, and the terms and conditions of, awards under the Pulmatrix Equity Plans, amend outstanding awards and adopt any sub-plans applicable to residents of a specified jurisdiction in order to comply with or take advantage of such jurisdiction’s tax or other applicable laws.

Stock options granted under the Pulmatrix Equity Plans may either be “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options.” Incentive stock options may not have an exercise price per share of less than 100% (110% in the case of a participant who owns more than 10% of the combined voting power of Pulmatrix or an affiliate (a “10% Stockholder”)) of the fair market value of a share of Pulmatrix stock on the date of grant or a term longer than ten years (five years in the case of a 10% Stockholder). The exercise price per share of a nonqualified stock option granted under the 2013 Plan may not be less than 100% of the fair market value of a share of Pulmatrix stock on the date of grant, unless the option complies with Section 409A of the Code or is granted to a consultant to whom Section 409A of the Code does not apply. A stock grant awarded under the Pulmatrix Equity Plans will state the purchase price per share, if any, and may include the right for Pulmatrix to restrict or reacquire the shares covered by the award, subject to the terms and conditions of the applicable award agreement. Other stock-based awards permitted under the 2013 Plan include securities convertible into Pulmatrix stock, stock appreciation rights, phantom stock awards and stock units, and are intended to be exempt from or comply with Section 409A of the Code.

Participants in the Pulmatrix Equity Plans do not have any voting or other rights as a stockholder of Pulmatrix until the exercise of the award, payment of the aggregate exercise or purchase price, if any, and registration of the acquired shares in the participant’s name. Except as otherwise permitted by the administrator, awards granted under the Pulmatrix Equity Plans are transferable only by will or through the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant (or his or her legal representative).

Except as otherwise provided in an award agreement, if a participant’s employment with Pulmatrix or an affiliate is terminated for any reason, all unvested stock options granted under the Pulmatrix Equity Plans will expire and be forfeited and all stock grants and stock-based awards granted under the Pulmatrix Equity Plans that have not been accepted by the participant, and the purchase price, if any, not paid, shall terminate. If the participant’s employment with Pulmatrix or an affiliate is terminated for any reason other than by Pulmatrix for cause or due to the participant’s death or total and permanent disability, then vested stock options granted under the Pulmatrix Equity Plans remain exercisable for the duration of the term specified in the award agreement, which cannot exceed three months in the case of an incentive stock option, and all stock grants under the Pulmatrix Equity Plans that remain subject to forfeiture or Pulmatrix’s repurchase rights shall be cancelled or repurchased, as applicable. If the termination of employment is due to the participant’s death or total and permanent disability (or the participant dies or becomes disabled within three months of the participant’s termination of employment other than for cause), then outstanding, vested stock options granted under the Pulmatrix Equity Plans may be exercised for up to one year following the participant’s termination date and the forfeiture provisions of, or Pulmatrix’s repurchase rights in, outstanding stock grants under the Pulmatrix Equity Plans shall lapse, provided that, to the extent such forfeiture provisions or repurchase rights otherwise lapse over time, such provisions or rights shall lapse only as to the pro rata number of shares of stock subject to such provisions or rights, based on the number of days in the relevant time period prior to the date of death or total and permanent disability. If a participant’s employment with Pulmatrix or an affiliate is terminated for cause, or a participant subsequently commits an act constituting cause, then all outstanding, unexercised stock options granted under the Pulmatrix Equity Plans will be immediately forfeited and any shares of stock subject to any stock grant under the Pulmatrix Equity Plans, whether or not then subject to forfeiture or right of repurchase, shall be immediately subject to repurchase by Pulmatrix, with the repurchase price determined as provided in the 2003 Plan or the 2013 Plan, as applicable.

Pursuant to the Pulmatrix Equity Plans, all unexercised stock options and any stock grants or stock-based awards that have not been accepted by the participant, to the extent required by the applicable award agreement, will terminate immediately prior to the dissolution or liquidation of Pulmatrix. Unless otherwise determined by the administrator or specifically provided in the applicable award agreement, all outstanding stock-based awards shall immediately terminate upon the dissolution or liquidation of Pulmatrix.

In the event of a “Corporate Transaction” (as defined in the Pulmatrix Equity Plans), all outstanding stock options shall be (i) substituted, on an equitable basis, for stock options in the successor or acquiring entity, (ii) terminated, if not exercised by the participant upon receiving advance written notice that such options, to the extent exercisable or made exercisable at the discretion of the administrator, must be exercised by a specific date or (iii) terminated in exchange for payment of an amount equal to the consideration payable upon consummation of the Corporate Transaction for the number of shares covered by the stock options then exercisable or made exercisable at the discretion of the administrator, less the stock options’ aggregate exercise price. In the event of a Corporate Transaction, all outstanding stock grants shall either be (x) substituted for stock grants, with the same terms and conditions, but in securities of the successor or acquiring entity or (y) terminated in exchange for a payment of an amount equal to the consideration payable upon consummation of the Corporate Transaction for the number of shares covered by the stock grant that are no longer subject to any forfeiture or repurchase rights, whether by their terms or that were waived in the administrator’s discretion. In the event of a Corporate Transaction, the administrator or the board of directors of the successor or acquiring entity shall determine the specific adjustments to be made to any outstanding stock-based awards, which determination shall be conclusive.

The administrator or Pulmatrix’s stockholders may amend the Pulmatrix Equity Plans, provided that no such amendment shall adversely affect the rights of any participant without the participant’s consent. The 2013 Plan will terminate on August 26, 2023, subject to earlier termination by the board of directors or Pulmatrix’s stockholders.

Director Compensation

The following table presents the total compensation for each person who served as a member of Pulmatrix’s board of directors during the year ended December 31, 2014. Other than as set forth in the table and described more fully below, Pulmatrix did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of Pulmatrix’s board of directors in 2014.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Robert W. Clarke, Ph.D.	—	—	—		—	—	—	—
Robert Connelley	$20,000	—	—	(1)	—	—	—	$20,000
David A. Edwards, Ph.D.	20,000	—	—	(2)	—	—	—	20,000
Steven Gillis, Ph.D.	—	—	—		—	—	—	—
Kurt C. Graves	20,000	—	—	(3)	—	—	—	20,000
David J. Maki	20,000	—	—	(4)	—	—	—	20,000
Terrance McGuire	—	—	—		—	—	—	—
Scott M. Rocklage, Ph.D.	—	—	—		—	—	—	—

(1)	As of December 31, 2014, Mr. Connelley had outstanding options representing the right to purchase 2,184,041 shares of Pulmatrix common stock.
(2)	As of December 31, 2014, Dr. Edwards had outstanding options representing the right to purchase 964,102 shares of Pulmatrix common stock.
(3)	As of December 31, 2014, Mr. Graves had outstanding options representing the right to purchase 250,520 shares of Pulmatrix common stock.
(4)	As of December 31, 2014, Mr. Maki had outstanding options representing the right to purchase 290,520 shares of Pulmatrix common stock.

Pulmatrix has entered into a director’s agreement with each of Messrs. Connelley, Graves and Maki and Dr. Edwards. Under these agreements, such directors are entitled to receive an annual cash fee of $20,000 for their service as directors, payable in four quarterly payments of $5,000. Pursuant to these agreements,

Pulmatrix awarded each of Messrs. Connelley, Graves and Maki and Dr. Edwards a stock option representing the right to purchase 250,520 shares of Pulmatrix common stock at the time each such director was appointed to the board of directors with an exercise price equal to the fair market value of Pulmatrix’s common stock on the date of grant. Each stock option vests over a four-year period, with 25% vesting on the first anniversary of the date of grant and 2.083% vesting each month thereafter for the next thirty-six months. The agreements also provide that Pulmatrix will reimburse such directors for reasonable out-of-pocket expenses incurred in connection with the attendance of board meetings.

Pulmatrix did not pay any compensation to Drs. Clarke, Gillis or Rocklage or Mr. McGuire for their service as directors during the year ended December 31, 2014.

Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under the Pulmatrix Equity Plans, the weighted-average exercise price of options issued under the Pulmatrix Equity Plans and the number of securities remaining available for future issuance under the Pulmatrix Equity Plans, in each case as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	12,362,680	$0.1235	8,289,774
Equity compensation plans not approved by security holders	—	—	—
Total	12,362,680	$0.1235	8,289,774

PRINCIPAL STOCKHOLDERS OF RUTHIGEN AND THE COMBINED COMPANY

The following table sets forth the names and number of shares of common stock beneficially owned as of March 31, 2015 by (i) those persons who are known to Ruthigen to be the beneficial owner(s) of more than five percent (5%) of Ruthigen’s common stock, (ii) each of Ruthigen’s directors and named executive officers and (iii) all directors and executive officers of Ruthigen as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o Ruthigen, Inc., 2455 Bennett Valley Road, Suite C116, Santa Rosa, California 95404. As of March 31, 2015, there were 4,804,290 shares of Ruthigen common stock outstanding.

Additionally, the table sets forth the number of shares of Ruthigen common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on [•], 2015, after giving effect to the Pulmatrix Private Placement, the conversion of the Outstanding Notes into shares of Pulmatrix common stock, the termination of the Termination Warrants, the conversion of each series of Pulmatrix’s preferred stock into shares of Pulmatrix common stock, the sale of Pulmatrix common stock by certain Pulmatrix stockholders to certain Ruthigen stockholders the sale of Ruthigen common stock by Oculus to certain Pulmatrix stockholders.

	As of March 31, 2015			After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Closing of the Merger(1)
Name	Number of Shares of Ruthigen Common Stock Beneficially Owned(2)		Percentage of Shares Outstanding(2)	Number of Shares of Ruthigen Common Stock Beneficially Owned(2)	Percentage of Shares Outstanding(2)
Directors and Officers
Hojabr Alimi	53,208	(3)	1.10%		%
Sameer Harish	35,028	(3)	*		%
Richard Conley	3,336	(3)	*		%
Gregory French	3,336	(3)	*		%
Akihisa Akao	—		*		%
All directors and officers as a group of five (5) persons	94,908	(3)	1.94%		%
Five Percent (5%) Stockholders
Oculus	2,000,000	(4)	41.63%		%
Marlin Capital	369,773	(5)	7.70%		%

*	Represents beneficial ownership of less than 1%.
(1)	Assumes that the merger will be consummated on [•], 2015 and that 27,848,269 shares of Ruthigen common stock are issued in connection with the merger. Also assumes that immediately prior to the closing of the merger (i) 24,538,999 shares of Pulmatrix common stock are issued in connection with the Pulmatrix Private Placement, (ii) 86,118,402 shares of Pulmatrix common stock are issued in connection with the conversion of the Outstanding Notes, (iii) the Termination Warrants representing the right to purchase 14,544,247 shares of Pulmatrix Series B Preferred Stock, which shares would be convertible into 14,544,247 shares of Pulmatrix common stock, are terminated, (iv) 70,105,854 shares of Pulmatrix common stock are issued in connection with the conversion of each series of Pulmatrix preferred stock and (v) an aggregate of [ ] shares of Pulmatrix common stock are sold to the Marlin Designees Holders by Polaris, 5AM Ventures and ARCH Venture Fund. Additionally, assumes that an aggregate of 727,500 shares of Pulmatrix common stock are purchased by Polaris, 5AM Ventures, ARCH Venture Fund and Altitude Life Science Ventures II, L.P. from Oculus simultaneously with the closing of the merger. The Outstanding Warrants that will be issued in connection with the Pulmatrix Private Placement are not reflected because the Outstanding Warrants will not be exercisable within sixty (60) days of the assumed merger date.

(2)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.
(3)	Represents shares issuable upon the exercise of stock options.
(4)	Based on a Schedule 13D filed on March 23, 2015 and includes (i) 350,000 shares of Ruthigen common stock that Oculus sold on March 23, 2015 and for which Oculus retained voting power but has no dispositive power and (ii) 1,650,000 shares of Ruthigen common stock that Oculus has agreed to sell upon the closing of the merger and for which Oculus has retained voting power but has no dispositive power. Jim Schutz, chief executive officer of Oculus, may be deemed to beneficially own the shares held by Oculus.
(5)	Information is based on a Schedule 13G filed on February 13, 2015. 369,773 shares of common stock are held by Marlin. Barry Honig is the manager of Marlin and in such capacity holds voting and dispositive power over such securities. Does not include 14,279 shares held by Mr. Honig in his own name. Excludes 383,793 Series A Warrants held by Marlin. Each Series A Warrant is exercisable, at an initial exercise price of $7.25 per share, into (i) one share of Ruthigen common stock and (ii) one Series B Warrant to purchase one share of Ruthigen common stock. The Series B Warrant has an initial exercise price of $9.0625 per share. The Series A Warrant and the Series B Warrant are governed by certain beneficial ownership blockers preventing the holder from exercising such securities to the extent such conversion or exercise would cause the holder to beneficially hold in excess of 4.99\% of our issued and outstanding common stock, which may be waived upon 61 days’ notice. Mr. Honig’s and Marlin’s beneficial ownership has been limited accordingly.

PRINCIPAL STOCKHOLDERS OF PULMATRIX AND THE COMBINED COMPANY

The following table sets forth the names and number of shares of common stock beneficially owned as of March 31, 2015 by (i) those persons who are known to Pulmatrix to be the beneficial owner(s) of more than five percent (5%) of Pulmatrix’s common stock, (ii) each of Pulmatrix’s directors and named executive officers and (iii) all directors and executive officers of Pulmatrix as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o Pulmatrix Inc., 99 Hayden Avenue, Suite 390, Lexington, MA 02421. As of March 31, 2015, there were 3,184,309 shares of Pulmatrix common stock outstanding and 167,027,479 shares of such common stock issuable within sixty (60) days of that date upon exercise or conversion of securities that entitle the holders thereof to obtain shares of Pulmatrix common stock upon exercise or conversion in accordance with the terms thereof (except for the Termination Warrants, which will terminate and not be exercisable if the merger occurs).

The table also shows the number of shares of Pulmatrix common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately prior to the merger, assuming the merger will close on [           ], 2015, after giving effect to the Pulmatrix Private Placement, the conversion of the Outstanding Notes into shares of Pulmatrix common stock, the termination of the Termination Warrants, the conversion of each series of Pulmatrix’s preferred stock into shares of Pulmatrix common stock and the sale of Pulmatrix common stock by certain Pulmatrix stockholders to the Marlin Designees.

Finally, the table sets forth the number of shares of Ruthigen common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on [•], 2015, after giving effect to the sale of Ruthigen common stock by Oculus to certain Pulmatrix stockholders.

	As of March 31, 2015			After Giving Effect to Transactions Occurring Immediately Prior to the Merger(1)		After Giving Effect to the Merger and Transactions Occurring Upon the Closing of the Merger(1)
Name	Number of Shares of Pulmatrix Common Stock Beneficially Owned(2)		Percentage of Shares Outstanding(2)	Number of Shares of Pulmatrix Common Stock Beneficially Owned(2)	Percentage of Shares Outstanding(2)	Number of Shares of Ruthigen Common Stock Beneficially Owned(2)	Percentage of Shares Outstanding(2)
Directors and Officers
Robert W. Clarke, Ph.D.	3,992,714	(3)	55.7%		%		%
Robert Connelley	2,900,005	(3)	54.8%		%		%
David A. Edwards, Ph.D.	939,720	(3)	22.8%		%		%
Steven Gillis, Ph.D.	44,708,500	(4)	93.4%	(10)	%	(16)	%
Kurt C. Graves	250,520	(3)	7.3%		%		%
David L. Hava, Ph.D.	884,934	(3)	21.8%		%		%
Michael J. Higgins	—		—		%		%
David J. Maki	290,520	(3)	8.4%		%		%
Terrance McGuire	81,925,964	(5)	96.3%	(11)	%	(17)	%
Scott M. Rocklage, Ph.D.	27,267,127	(6)	89.5%	(12)	%	(18)	%
All directors and officers as a group of ten (10) persons	163,160,004	(3) (4)(5)(6)	98.6%		%		%
Five Percent (5%) Stockholders
Polaris	81,925,964	(7)	96.3%	(13)	%	(19)	%
5AM Ventures	27,267,127	(8)	89.5%	(14)	%	(20)	%
ARCH Venture Fund	44,708,500	(9)	93.4%	(15)	%	(21)	%

(1)	Assumes that the merger will be consummated on [•], 2015 and that 27,848,269 shares of Ruthigen common stock are issued in connection with the merger. Also assumes that immediately prior to the closing of the merger (i) 24,538,999 shares of Pulmatrix common stock are issued in connection with the Pulmatrix Private Placement, (ii) 86,118,402 shares of Pulmatrix common stock are issued in connection with the conversion of the Outstanding Notes, (iii) the Termination Warrants representing the right to purchase 14,544,247 shares of Pulmatrix Series B Preferred Stock, which shares would be convertible into 14,544,247 shares of Pulmatrix common stock, are terminated and (iv) 70,105,854 shares of Pulmatrix common stock are issued in connection with the conversion of each series of Pulmatrix preferred stock. The Outstanding Warrants that will be issued in connection with the Pulmatrix Private Placement are not reflected because the Outstanding Warrants will not be exercisable within sixty (60) days of the assumed merger date.
(2)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon (i) the exercise of stock options that will become exercisable within sixty (60) days of March 31, 2015, (ii) the conversion of the Outstanding Notes into shares of Pulmatrix common stock, and (iii) the conversion of shares of Pulmatrix preferred stock into shares of Pulmatrix common stock. Shares of common stock issuable pursuant to the foregoing methods are deemed outstanding for purposes of calculating the percentage of beneficial ownership of the person or entity holding such securities. Accordingly, the total percentages of beneficial ownership are in excess of one hundred percent (100%).
(3)	Includes the number of shares of common stock underlying stock options set forth opposite the person’s name in the following table, which shares are deemed to be beneficially owned for purposes hereof as a result of the ownership of stock options.

Stock Options
Robert W. Clarke, Ph.D.	3,980,114
Robert Connelley	2,105,751
David A. Edwards, Ph.D.	929,720
Kurt C. Graves	250,520
David L. Hava, Ph.D.	884,934
David J. Maki	290,520
All directors and officers as a group	8,441,559
(4)	Includes the following shares which are also reported on this table as being beneficially owned by ARCH Venture Fund: (i) 25,908,500 shares of Pulmatrix common stock which may be acquired by ARCH Venture Fund upon the conversion of promissory notes; and (ii) 18,800,000 shares of Pulmatrix common stock which may be acquired by ARCH Venture Fund upon the conversion of preferred stock. The sole general partner of ARCH Venture Fund is ARCH Venture Partners VII, L.P. (“ARCH Partners VII”). The sole general partner of ARCH Partners VII is ARCH Venture Partners VII, LLC (“ARCH VII LLC”). The Managing Directors of ARCH VII LLC, Robert T. Nelsen, Keith Crandell and Clinton Bybee, are deemed to have voting and dispositive power over the shares and may be deemed to beneficially own ARCH Venture Fund shares held by ARCH Fund VII. Dr. Gillis owns an interest in ARCH Venture Fund but does not have voting or investment control over the shares held by ARCH Venture Fund and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein, and this disclosure shall not be deemed an admission that Dr. Gillis is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(5)	Includes the following shares which are also reported on this table as being beneficially owned by Polaris: (i) 47,475,966 shares of Pulmatrix common stock which may be acquired by Polaris upon the conversion of promissory notes; and (ii) 34,449,998 shares of Pulmatrix common stock which may be acquired by Polaris upon the conversion of preferred stock. Mr. McGuire is a General Partner of Polaris and may be deemed to directly or indirectly control Polaris. Accordingly, Mr. McGuire may be deemed to beneficially own the securities held by Polaris. Mr. McGuire disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. McGuire is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.

(6)	Includes the following shares which are also reported on this table as being beneficially owned by 5AM Ventures: (i) 12,411,709 shares of Pulmatrix common stock which may be acquired by 5AM Ventures upon the conversion of promissory notes; and (ii) 14,855,418 shares of Pulmatrix common stock which may be acquired by 5AM Ventures upon the conversion of preferred stock. 5AM Partners LLC is the manager of each of 5AM Ventures LLC and 5AM Co-Investors LLC. Andrew J. Schwab and John Diekman are the managing directors of 5AM Partners LLC and are deemed to have voting and dispositive power over and may be deemed to beneficially own shares held by 5AM Ventures. Dr. Rocklage is a member of and owns and interest in 5AM Partners LLC. Accordingly, Mr. Schwab, Dr. Diekman and Dr. Rocklage may be deemed to beneficially own the securities held by 5 AM Ventures. Mr. Schwab, Dr. Diekman and Dr. Rocklage each disclaim beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. Schwab, Dr. Diekman or Dr. Rocklage is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(7)	Includes (i) 47,475,966 shares of Pulmatrix common stock which may be acquired by Polaris upon the conversion of promissory notes and (ii) 34,449,998 shares of Pulmatrix common stock which may be acquired by Polaris upon the conversion of preferred stock. Polaris’ address is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.
(8)	Includes (i) 12,411,709 shares of Pulmatrix common stock which may be acquired by 5AM Ventures upon the conversion of promissory notes and (ii) 14,855,418 shares of Pulmatrix common stock which may be acquired by 5AM Ventures upon the conversion of preferred stock. 5AM Ventures’ address is 2200 Sand Hill Road, Suite 110, Menlo Park, California 94025.
(9)	Includes (i) 25,908,500 shares of Pulmatrix common stock which may be acquired by ARCH Venture Fund upon the conversion of promissory notes and (ii) 18,800,000 shares of Pulmatrix common stock which may be acquired by ARCH Venture Fund upon the conversion of preferred stock. ARCH Venture Fund’s address is 8725 W. Higgins Rd., Suite 290, Chicago, Illinois 60631.
(10)	Includes the following shares which are also reported on this table as being beneficially owned by ARCH Venture Fund: [ ] shares of Pulmatrix common stock which will be sold to the Marlin Designees by ARCH Venture Fund immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. The sole general partner of ARCH Venture Fund is ARCH Partners VII. The sole general partner of ARCH Partners VII is ARCH VII LLC. The Managing Directors of ARCH VII LLC, Robert T. Nelsen, Keith Crandell and Clinton Bybee, are deemed to have voting and dispositive power over the shares and may be deemed to beneficially own ARCH Venture Fund shares held by ARCH Fund VII. Dr. Gillis owns an interest in ARCH Venture Fund but does not have voting or investment control over the shares held by ARCH Venture Fund and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein, and this disclosure shall not be deemed an admission that Dr. Gillis is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(11)	Includes the following shares which are reported as being beneficially owned by Polaris: [ ] shares of Pulmatrix common stock which will be sold to the Marlin Designees by Polaris immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. Mr. McGuire is a General Partner of Polaris and may be deemed to directly or indirectly control Polaris. Accordingly, Mr. McGuire may be deemed to beneficially own the securities held by Polaris. Mr. McGuire disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. McGuire is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(12)	Includes the following shares which are also reported on this table as being beneficially owned by 5AM Ventures: [ ] shares of Pulmatrix common stock which will be sold to the Marlin Designees by 5AM Ventures immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. 5AM Partners LLC is the manager of each of 5AM Ventures LLC and 5AM Co-Investors LLC. Andrew J. Schwab and John Diekman are the managing directors of 5AM Partners LLC and are deemed to have voting and dispositive power over and may be deemed to beneficially own shares held by 5AM Ventures. Dr. Rocklage is a member of and owns and interest in 5AM Partners LLC. Accordingly, Mr. Schwab, Dr. Diekman and Dr. Rocklage may be deemed to beneficially own the securities held by 5AM Ventures. Mr. Schwab, Dr. Diekman and Dr. Rocklage each disclaim beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. Schwab, Dr. Diekman or Dr. Rocklage is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.

(13)	Includes the sale of [ ] shares of Pulmatrix common stock to the Marlin Designees by Polaris immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. Polaris’s address is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.
(14)	Includes the sale of [ ] shares of Pulmatrix common stock to the Marlin Designees by 5AM Ventures immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. 5AM Ventures’ address is 2200 Sand Hill Road, Suite 110, Menlo Park, California 94025.
(15)	Includes the sale of [ ] shares of Pulmatrix common stock to the Marlin Designees by ARCH Venture Fund immediately prior to the closing of the merger, assuming that the closing of the merger and the conversion of the bridge loans occur on July 26, 2015. ARCH Venture Fund’s address is 8725 W. Higgins Rd., Suite 290, Chicago, Illinois 60631.
(16)	Includes the following shares which are also reported on this table as being beneficially owned by ARCH Venture Fund: 181,875 shares of Pulmatrix common stock which will be purchased by ARCH Venture Fund from Oculus simultaneously with the closing of the merger. 5AM Partners LLC is the manager of each of 5AM Ventures LLC and 5AM Co-Investors LLC. Andrew J. Schwab and John Diekman are the managing directors of 5AM Partners LLC and are deemed to have voting and dispositive power over and may be deemed to beneficially own shares held by 5AM Ventures. Dr. Rocklage is a member of and owns and interest in 5AM Partners LLC. Accordingly, Mr. Schwab, Dr. Diekman and Dr. Rocklage may be deemed to beneficially own the securities held by 5AM Ventures. Mr. Schwab, Dr. Diekman and Dr. Rocklage each disclaim beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. Schwab, Dr. Diekman or Dr. Rocklage is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose. and this disclosure shall not be deemed an admission that Dr. Gillis is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(17)	Includes the following shares which are also reported on this table as being beneficially owned by Polaris: 266,738 shares of Pulmatrix common stock which will be purchased by Polaris from Oculus simultaneously with the closing of the merger. Mr. McGuire is a General Partner of Polaris and may be deemed to directly or indirectly control Polaris. Accordingly, Mr. McGuire may be deemed to beneficially own the securities held by Polaris. Mr. McGuire disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that Mr. McGuire is the beneficial owner of such securities for purposes of Section 13(d) of the Exchange Act or any other purpose.
(18)	Includes the following shares which are also reported on this table as being beneficially owned by 5AM Ventures: 97,012 shares of Pulmatrix common stock which will be purchased by 5AM Ventures from Oculus simultaneously with the closing of the merger. The sole general partner of ARCH Venture Fund is ARCH Partners VII. The sole general partner of ARCH Partners VII is ARCH VII LLC. The Managing Directors of ARCH VII LLC, Robert T. Nelsen, Keith Crandell and Clinton Bybee, are deemed to have voting and dispositive power over the shares and may be deemed to beneficially own ARCH Venture Fund shares held by ARCH Fund VII. Dr. Gillis owns an interest in ARCH Venture Fund but does not have voting or investment control over the shares held by ARCH Venture Fund and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein,
(19)	Includes the purchase of 266,738 shares of Pulmatrix common stock by Polaris from Oculus simultaneously with the closing of the merger. Polaris’s address is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.
(20)	Includes the purchase of 97,012 shares of Pulmatrix common stock by 5AM Ventures from Oculus simultaneously with the closing of the merger. 5AM Ventures’ address is 2200 Sand Hill Road, Suite 110, Menlo Park, California 94025.
(21)	Includes the purchase of 181,875 shares of Pulmatrix common stock by ARCH Venture Fund from Oculus simultaneously with the closing of the merger. ARCH Venture Fund’s address is 8725 W. Higgins Rd., Suite 290, Chicago, Illinois 60631.

RELATED PARTY TRANSACTIONS

Transactions with Pulmatrix Directors and Executive Officers

Other than compensation arrangements, Pulmatrix has not entered into any transactions since January 1, 2013 in which any directors or executive officers of Pulmatrix, or any member of his or her immediate family, was or is contemplated to be a party in which the amounts involved exceed or will exceed $120,000.

Transactions with Certain Pulmatrix Security Holders

Pulmatrix Financing Agreement

On August 2, 2011, Pulmatrix entered into a securities purchase agreement, as amended, with Polaris, 5AM Ventures, ARCH Venture Fund and Novartis International Pharmaceutical Investment Ltd. (“Novartis,” and collectively with Polaris, 5AM Ventures and ARCH Venture Fund, the “Pulmatrix Investors”) and certain other investors listed on the signature pages thereto (the “Pulmatrix Financing Agreement”). Each of the Pulmatrix Investors is the beneficial owner of more than five percent (5%) of Pulmatrix’s common stock. Since January 1, 2013, Pulmatrix has generated aggregate gross proceeds of approximately $17,575,000 under the Pulmatrix Financing Agreement by issuing the Pulmatrix Investors (i) an aggregate of approximately $17,720,000 in principal amount of unsecured convertible promissory notes and (ii) warrants representing the right to purchase approximately 9,588,000 shares of Pulmatrix’s Series B Preferred Stock.

Each of the promissory notes issued pursuant to the Pulmatrix Financing Agreement bears interest at a rate of six percent (6%) per annum, and during 2013 and 2014, the largest aggregate outstanding principal amount under the promissory notes was $28,932,630 and $45,207,630, respectively. Pulmatrix did not make any principal or interest payments on the promissory notes during 2013 or 2014. The maturity dates of the promissory notes vary, but generally range from between one (1) to six (6) months from the date of issuance. Each promissory note only becomes due and payable when, following the maturity date, the majority of the holders of the total aggregate outstanding principal amount of all of the promissory notes issued under the Pulmatrix Financing Agreement make a demand for payment.

The warrants issued pursuant to the Pulmatrix Financing Agreement generally have an exercise price of $0.50 per share, subject to certain adjustments, and expire on the tenth (10th) anniversary of the date of issuance. In the event that Pulmatrix completes a Qualified Financing (as defined in the Pulmatrix Financing Agreement), the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing and the exercise price of the warrants will be adjusted to equal the price per share of such series of preferred of stock.

February 7, 2013 Closing

On February 7, 2013, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$1,487,502.92	743,751	$1,487,540.11
5AM Ventures	388,982.02	194,491	388,991.75
Novartis	811,757.53	405,879	811,777.83
ARCH Venture Fund	811,757.53	405,879	811,777.83
Total:	$3,500,000.00	1,750,000	$3,500,087.52

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.

(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

May 15, 2013 Closing

On May 15, 2013, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$1,487,502.92	743,751	$1,487,540.11
5AM Ventures	388,982.02	194,491	388,991.75
Novartis	811,757.53	405,879	811,777.83
ARCH Venture Fund	811,757.53	405,879	811,777.83
Total:	$3,500,000.00	1,750,000	$3,500,087.52

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

October 2013 Closings

In October 2013, Pulmatrix closed two rounds of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris(3)	$1,743,017.87	871,509	$1,743,061.45
5AM Ventures(3)	455,799.19	227,899	455,810.58
Novartis(4)	549,986.26	274,994	550,000.00
ARCH Venture Fund(3)	951,196.68	475,598	951,220.46
Total:	$3,700,000.00	1,850,000	$3,700,092.49

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.
(3)	Closed on October 11, 2013.
(4)	Closed on October 17, 2013.

January and February 2014 Closings

In January and February 2014, Pulmatrix closed two rounds of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris(3)	$1,147,502.25	573,750	$1,147,530.94
5AM Ventures(3)	300,071.85	150,036	300,079.35
Novartis(4)	626,212.95	313,106	626,228.61
ARCH Venture Fund(3)	626,212.95	313,106	626,228.61
Total:	$2,700,000.00	1,349,998	$2,700,067.51

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.
(3)	Closed on January 31, 2014.
(4)	Closed on February 11, 2014.

May 22, 2014 Closing

On May 22, 2014, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1) (2)	Total Aggregate Purchase Price
Polaris	$998,751.96	499,377	$998,776.93
5AM Ventures	261,173.64	130,587	261,180.17
Novartis	545,037.20	—	545,050.82
ARCH Venture Fund	545,037.20	272,519	545,050.82
Total:	$2,350,000.00	902,483	$2,350,058.74

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

June 3, 2014 Closing

On June 3, 2014, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$301,589.03	150,795	$301,596.57
5AM Ventures	78,866.53	39,433	78,867.50
Novartis	—	—	—
ARCH Venture Fund	164,582.64	82,291	164,586.75
Total:	$545,037.20	272,519	$545,050.82

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

August 12, 2014 Closing

On August 12, 2014, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$802,044.37	401,023	$802,064.42
5AM Ventures	209,734.61	104,867	209,739.85
Novartis	375,530.75	187,765	375,540.13
ARCH Venture Fund	437,690.27	218,845	437,701.21
Total:	$1,825,000.00	912,500	$1,825,045.61

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

October 28, 2014 Closing

On October 28, 2014, Pulmatrix closed a round of financing under the Pulmatrix Financing Agreement whereby Pulmatrix issued unsecured convertible promissory notes and warrants to purchase shares of Pulmatrix Series B Preferred Stock to the Pulmatrix Investors in the following amounts:

Name	Aggregate Principal Amount of Unsecured Convertible Promissory Notes	Aggregate Number of Shares of Series B Preferred Stock Underlying Warrants(1)(2)	Total Aggregate Purchase Price
Polaris	$885,338.54	442,669	$885,360.67
5AM Ventures	231,516.03	115,758	231,521.82
Novartis	—	—	—
ARCH Venture Fund	483,145.43	241,573	483,157.51
Total:	$1,600,000.00	800,000	$1,600,040.00

(1)	Pursuant to the Pulmatrix Financing Agreement, the number of shares of Series B Preferred stock underlying each warrant, and the exercise price per share, will be adjusted in the event of dividends, stock splits, recapitalizations and other similar events.
(2)	In the event that Pulmatrix completes a Qualified Financing, the warrants will become exercisable for the newly authorized and designated series of preferred stock issued at the closing of such Qualified Financing.

Pulmatrix Private Placement

Pursuant to the Merger Agreement, on March 13, 2015, Pulmatrix entered into the Pulmatrix Private Placement SPA with Polaris, 5AM Ventures, ARCH Venture Fund and Altitude Life Science Ventures II, L.P., whereby such investors agreed to purchase an aggregate of 24,538,999 units, with each unit consisting of (i) one (1) share of Pulmatrix’s common stock and (ii) a Warrant representing the right to purchase 2.193140519 shares of Pulmatrix’s common stock at an exercise price of $0.448266 per share. Mr. Maki, a member of Pulmatrix’s board of directors, is the co-founder of Altitude Life Science Ventures. Following the completion of the transaction, Pulmatrix generated aggregate gross proceeds of approximately $10 million.

The following table sets forth the aggregate number of units issued in the Pulmatrix Private Placement, the aggregate number of shares of Pulmatrix common stock underlying such units, the aggregate number of shares of Pulmatrix common stock issuable pursuant to warrants underlying the units and the total aggregate purchase price paid for such units:

Name	Aggregate Number of Units Issued	Aggregate Number of Shares of Common Stock Underlying Units	Aggregate Number of Shares of Common Stock Underlying Warrants	Total Aggregate Purchase Price
Polaris	8,997,050	8,997,050	19,731,795	$3,666,500.00
5AM Ventures	3,272,275	3,272,275	7,176,559	1,333,499.85
ARCH Venture Fund	6,134,750	6,134,750	13,454,369	2,500,000.00
Altitude Life Science Ventures II, L.P.	6,134,750	6,134,750	13,454,369	2,500,000.00
Total:	24,538,825	24,538,825	53,817,092	$9,999,999.85

For additional information about the Pulmatrix Private Placement, please see “ANCILLARY AGREEMENTS — Transaction Documents” on page 150. A copy of the complete text of the Pulmatrix Private Placement SPA is included in this joint proxy and consent solicitation statement/prospectus as Annex E.

Preferred Stock Conversion Agreement; Note Conversion and Warrant Termination Agreement

Pursuant to the Merger Agreement, Pulmatrix has agreed to enter into the following transactions, the completion of which are conditions to the closing of the merger: (i) a conversion of the Outstanding Notes into shares of Pulmatrix’s common stock and the termination of the Termination Warrants pursuant to the Conversion and Termination Agreement and (ii) a conversion of each series of Pulmatrix’s preferred stock into shares of Pulmatrix’s common stock pursuant to the Preferred Stock Conversion Agreement. The Pulmatrix Investors are party to each of the Conversion and Termination Agreement and the Preferred Stock Conversion Agreement. For additional information, see “ANCILLARY AGREEMENTS — Transaction Documents” on page 150. Copies of the complete text of the Conversion and Termination Agreement and the Preferred Stock Conversion Agreement are included in this joint proxy and consent solicitation statement/prospectus as Annexes F and G, respectively.

Novartis Repurchase

On October 23, 2014, Novartis exercised its right to convert all of its outstanding promissory notes issued under the Pulmatrix Financing Agreement into shares of Pulmatrix’s Series B Preferred Stock. At the time of the conversion, Novartis held $7,943,471.95 aggregate principal amount of promissory notes, including interest thereon, which was converted into 15,886,944 shares of Pulmatrix’s Series B Preferred Stock. Additionally, on October 23, 2014, Novartis assigned all of its outstanding warrants issued under the Pulmatrix Financing Agreement to one of its affiliates, Novartis Bioventures Ltd. (“Novartis Bioventures”).

Following the conversion and the assignment, on October 23, 2014, Pulmatrix entered into a letter agreement with Novartis Bioventures pursuant to which Pulmatrix repurchased all of its equity interests held by Novartis Bioventures, consisting of 34,686,944 shares of Pulmatrix’s Series B Preferred Stock and warrants representing the right to purchase an aggregate of 3,543,250 shares of Pulmatrix’s Series B Preferred Stock, for a total aggregate purchase price of $1,000.

Subordination Agreement

On February 26, 2015, Pulmatrix completed a bridge loan financing that generated aggregate gross proceeds of $4,500,000. In connection with the bridge loan, Pulmatrix entered into a subordination agreement, pursuant to which the Pulmatrix Investors and the other holders of promissory notes issued under the Pulmatrix Financing Agreement agreed to subordinate their rights to payment on obligations owed under such promissory notes to the rights of the lenders that participated in the bridge loan financing. For additional information, see “THE MERGER — Bridge Loan” on page 135.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of (a) Pulmatrix common and preferred stock that exchange their shares of Pulmatrix stock for shares of Ruthigen stock and (b) Pulmatrix warrants that exchange their warrants of Pulmatrix for warrants of Ruthigen, in each case in the merger. This discussion is based on, and assumes the accuracy of, certain representations made by Ruthigen to Olshan Frome, tax counsel to Ruthigen, and Pulmatrix to Haynes and Boone, tax counsel to Pulmatrix. This discussion is not binding on the IRS. It is based upon the Code, applicable Treasury regulations, and judicial and administrative rulings and decisions, all as in effect as of the date hereof. These laws, rulings and decisions are subject to change, possibly with retroactive effect, and to differing interpretations.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders who hold their Pulmatrix common and preferred stock and warrants as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to a particular U.S. holder in light of their particular circumstances, or to a U.S. holder who are subject to special rules, such as:

•	a financial institution;
•	a tax-exempt organization;
•	a regulated investment company;
•	a real estate investment trust;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a controlled foreign corporation or passive foreign investment company;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects to use the mark-to-market method of accounting;
•	a holder of Pulmatrix stock and warrants subject to the alternative minimum tax provisions of the Code;
•	a holder of Pulmatrix stock and warrants that received Pulmatrix stock and warrants through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a holder of Pulmatrix stock and warrants that has a functional currency other than the U.S. dollar;
•	a holder of Pulmatrix stock and warrants that holds its Pulmatrix stock and warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	a person that is not a U.S. holder; or
•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pulmatrix stock and warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Pulmatrix stock and warrants, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Pulmatrix stock, and any partners in such partnership, should consult their own tax advisors.

The tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Qualification of the Merger as a Reorganization

Olshan Frome and Haynes and Boone will each issue an opinion dated as of the date of closing, to Ruthigen and Pulmatrix, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that a U.S. holder whose Pulmatrix stock is exchanged in the merger for Ruthigen common stock and whose Pulmatrix warrants are exchanged for Ruthigen warrants will not recognize gain or loss in the merger.

Each tax opinion will be based on certain representations made by Ruthigen, Merger Sub and Pulmatrix, including factual representations and certifications contained in officers’ certificates delivered by Ruthigen, Merger Sub and Pulmatrix. Each such tax opinion will assume that each of the representations and certifications is true, correct and complete without regard to any knowledge or other limitation. If any of the representations, certifications or assumptions relied upon in the tax opinions is inaccurate, incomplete or untrue, the tax opinions and the discussion herein may not be relied upon and the U.S. federal income tax treatment of the merger may differ from that described below.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge the conclusions set forth in the tax opinions (including the discussion herein) or that a court would not sustain such a challenge.

Based upon the foregoing, Olshan Frome, tax counsel to Ruthigen, and Haynes and Boone, tax counsel to Pulmatrix, will issue an opinion to the effect of (1) the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (2) a U.S. holder whose Pulmatrix stock is exchanged in the merger for Ruthigen common stock and whose Pulmatrix warrants are exchanged for Ruthigen warrants will not recognize gain or loss in the merger. In such case, (i) a U.S. holder’s aggregate tax basis in the Ruthigen common stock and warrants received in the merger will equal the aggregate tax basis of the corresponding Pulmatrix stock and warrants surrendered by such U.S. holder in the merger, and (ii) a U.S. holder’s holding period for the Ruthigen common stock and warrants received in the merger will include the U.S. holder’s holding period for the corresponding Pulmatrix stock and warrants surrendered in the merger. Additional consideration received by a U.S. holder upon the release of additional stock held in escrow as Indemnification Shares shall be considered to be an adjustment to the merger consideration. Accordingly such amounts shall be allocated basis and receive a “tacked” holding period pursuant to the discussion above.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Pulmatrix stock and warrants will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the shares and warrants of Ruthigen common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and (2) its adjusted tax basis in the Pulmatrix stock and warrants surrendered in exchange therefor. Such gain or loss should be included in taxable income in the taxable year of the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the merger. Long-term capital gain of individuals is currently eligible for a twenty percent (20%) rate of taxation. There are limitations on the deductibility of capital losses. In the event a U.S. holder receives additional shares from the release of Indemnification Shares, such U.S. holder should consult its own tax advisor regarding the tax consequences of the receipt of such shares.

Reporting Requirements

If a U.S. holder that receives Ruthigen common stock and warrants in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Pulmatrix stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Pulmatrix stockholder that, immediately before the merger, (y) owned at least five percent (5%) (by vote or value) of the outstanding stock of Pulmatrix or (z) owned Pulmatrix securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Pulmatrix stock and warrants are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT RUTHIGEN

Overview

Ruthigen is a biopharmaceutical company focused on pioneering new hypochlorous acid, or HOCl, based therapies designed to improve patient outcomes and reduce healthcare costs associated with infections related to surgical procedures. Ruthigen’s lead drug candidates, including RUT58-60, are broad spectrum anti-infective products that Ruthigen has been developing for the prevention and treatment of infection in surgical and trauma procedures. Ruthigen is focusing development of its drug candidates for use initially to prevent infections in abdominal surgery due to the large addressable market, high rate of post-surgical infection associated with abdominal surgery, the high-impact opportunity that abdominal surgery offers it in the clinical trial setting to expose multiple internal organs to RUT58-60 at one time, and feedback from surgeons identifying post-surgical infection in abdominal surgery (relative to other surgeries) as a significant unmet medical need. Ruthigen was incorporated in January 2013 as a wholly owned subsidiary of Oculus, and operated as a wholly owned subsidiary of Oculus until the completion of its initial public offering, in March 2014. Ruthigen currently have no products approved for sale. Ruthigen submitted its IND, for RUT58-60 to the FDA, in early May 2014. In June 2014, its IND became effective thereby allowing it to begin human clinical testing of RUT58-60. In July 2014, Ruthigen began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, Ruthigen completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, Ruthigen initiated the Phase 1/2 clinical trial, and, in November 2014 Ruthigen began patient enrollment in the Phase 1 portion of the Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of its lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at four clinical trial sites in the United States. Pursuant to the Merger Agreement, Ruthigen may scale down its operations, including scaling back patient enrollment in its clinical trial to evaluate the safety and efficacy of RUT58-60 within the abdominal cavity. To date, Ruthigen has not received any reports of any serious adverse events.

Ruthigen believes that its drug candidates have the potential to significantly reduce the rate of post-surgical infections, reduce the use of systemic antibiotics that have proven to be ineffective against certain common resistant strains of bacteria, including methicillin-resistant staphylococcus aureus, or MRSA, and Vancomycin-resistant enterococcus, or VRE, reduce the negative side effects associated with the increasingly widespread use of antibiotics, accelerate post-surgical healing which should lead to quicker patient discharge from the hospital, and ultimately reduce hospital readmission rates.

Ruthigen believes that its drug candidates will complement the paid for performance paradigm and they are designed to reduce the overall healthcare costs associated with post-surgical infections and improve hospital economics. Ruthigen believes the benefits of its drug candidates will be significant as they:

•	mimic the human body’s own infection-fighting mechanism,
•	have not shown toxicity or serious side effects in its animal and other preclinical studies,
•	do not produce resistant bacteria in vitro, and
•	demonstrate broad spectrum anti-microbial effectiveness in vitro.

Ruthigen believes that its drug candidates have the potential to be used as a prophylactic therapy to prevent and treat infections, and may accelerate patient discharge from the hospital and ultimately lead to an overall reduction in hospital readmission rates.

The benefits of HOCl in preventing infection have been well-demonstrated in products with lower concentrations of HOCl than RUT58-60. To date, HOCl based products have only been cleared for use as medical devices for topical applications in the United States, Europe and certain other countries. Earlier formulations have not been able to achieve therapeutic indication status, primarily due to their lack of stability, sterility and effectiveness and therefore have been limited for use as topical applications. Historically, the lack of stability has posed a vexing problem to companies hoping to pursue HOCl products for therapeutic indications in invasive applications and has prevented these companies from being able to conduct the clinical trials necessary to prove whether HOCl is safe and effective for use as a therapeutic.

HOCl based products have been used successfully to prevent infection in topical applications and have been sold commercially since at least 2005 by other companies, generally as medical devices in the United States and Europe and for broader medical claims in certain other countries where approval has been granted. Several of these HOCl based products have been commercialized as medical devices by Oculus, Ruthigen’s former parent company and the licensor of its technology. Through its License and Supply Agreement with Oculus, Ruthigen has obtained exclusive rights to the RUT58-60 technology, as well as a proprietary method of manufacturing and producing HOCl with pharmaceutical potential by incorporating additional small molecules without sodium hypochlorite, the result of which increases the compound’s stability and biocompatibility, or the compound’s ability to remain in direct contact with internal tissues and organs. Ruthigen believes its recent enhancements to the stability and biocompatibility of the compound will allow it to expand the use of HOCl so that it may be used in direct contact with internal organs. With these enhancements, Ruthigen believes its lead product candidate will be able to meet the safety and efficacy standards that the FDA requires for the approval of a new drug. Obtaining approval of new drug by the FDA is a lengthy, expensive and uncertain process, and Ruthigen may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed.

There are approximately 30 million surgical and trauma procedures in the United States per year, approximately 7 million of which are abdominal surgeries, based upon its market research.

If Ruthigen is successful in receiving FDA approval for its drug candidates for the prevention of infection in abdominal surgery, it plans to pursue other types of surgeries, including cardiac, pulmonary and spinal, among others. Based upon data from preclinical studies conducted by Ruthigen and data reported in third party publications, Ruthigen believes that the safety and tolerability profile of its drug candidates, combined with its broad-range antimicrobial potency without specificity, offer a practical and unique approach to stem the high rate of hospital acquired infections and infections resulting from complications in surgeries and the increasing emergence of new antibiotic resistant bacteria that pose a significant risk to public health. Ruthigen believes that its technology represents a significant innovation over existing uses of HOCl in topical applications and over systemic antibiotics for the prevention and treatment of infection in surgical and other invasive applications, and has the potential to raise the clinical bar for anti-infective products generally in the face of increasing headwinds.

Ruthigen has focused much of its research and development efforts for RUT58-60 and other formulations on pre-clinical development and optimization. Its research and development team is working to further optimize the performance of its drug candidates by testing variations in the formulation and chemical components of RUT58-60. Ruthigen also seeks to further optimize the proprietary chemical formulation and manufacturing process that gives it reason to believe that RUT58-60 and other formulations may be able to be used in surgical applications.

Under its License and Supply Agreement with Oculus, Ruthigen has exclusively licensed the HOCl technology relating to RUT58-60 and other formulations for commercialization in the United States, Europe, Japan and Canada. According to IMS Health, an information technology firm, these markets represented approximately 71% of the global medicines market in 2011. In parallel with its clinical development activities, Ruthigen has conducted discussions with various pharmaceutical companies for potential partnership and collaboration activities for RUT58-60 in the United States, Canada, Europe and Japan. To date, Ruthigen has not entered into any partnerships or collaborations for RUT58-60 and it cannot guarantee that it will be successful entering into any such arrangements on favorable terms, or at all.

If the merger is consummated, following the merger, it is currently anticipated that the combined company would focus its resources on the development of products within the scope of Pulmatrix’s current business plan. As a result, following the merger, the combined company may seek to sell or assign Ruthigen’s current drug candidates, including RUT58-60.

Strategy

Ruthigen was founded with the goal of being the first company to market HOCl based drugs for the prevention and treatment of infection in surgical procedures. Ruthigen believes its technology may be able to reduce the number of post-surgical infections, reduce the increasingly widespread use of systemic antibiotics and the negative side effects associated with them, accelerate post-surgical healing which should lead to quicker patient discharge from the hospital, and reduce hospital readmission rates. Ruthigen has agreed to scale back patient enrollment in its clinical trial of RUT58-60 pending completion of its proposed merger with Pulmatrix. Initiation and completion of clinical trials for its lead drug candidate, for the first indication (abdominal surgery) as a drug in the United States, will be dependent on authorization by its board of directors after the proposed merger is consummated. In order to move forward with its strategy, the key elements to achieve its goals are:

•	Initiate and complete clinical trials for its drug candidates, for the first indication (abdominal surgery) and obtain regulatory approval to market as a drug in the United States.
•	Establish research and development and manufacturing facilities in compliance with the FDA’s Current Good Manufacturing Practices, or cGMP, requirements for manufacturing drugs.
•	Commercialize its drug candidates in the United States either through a direct sales force or with a partner.
•	Engage strategic partners to develop, obtain regulatory approval for, and commercialize its drug candidates for use in Europe and Japan.

HOCl Technology

Ruthigen believes that HOCl, the active pharmaceutical ingredient in RUT58-60 and other drug candidates that it plans to develop in the future, has several potential benefits over systemic antibiotics, which are the current standard of care for the prevention of infection associated with surgical and trauma procedures, as described below.

•	Broad Spectrum Activity Including Against Antibiotic Resistant Strains of Bacteria. HOCl has been shown in non-clinical studies to kill bacteria, viruses, spores, and fungi. Ruthigen believes this can be achieved through common mechanisms of action, including by denaturation, a process in which the structure of surface proteins on the microorganism is irreversibly changed or damaged, which results in the destruction of pathogen. RUT58-60 has been shown in non-clinical studies to eradicate MRSA, VRE, and other antibiotic resistant microorganisms. RUT58-60’s biologic activity is localized and fast-acting, which results in rapid bacterial destruction; in vitro studies have demonstrated potent 30-second kill times against several commonly found, clinically relevant, aggressive treatment-resistant bacteria.
•	Multi-targeted; Does Not Promote Emergence of Superbugs. Ruthigen believes that its technology has the potential to be used broadly as a prophylactic agent to prevent infections in surgical patients. In pre-clinical studies, its drug candidates have not been shown to promote resistance to bacteria and therefore do not increase the emergence of drug-resistant pathogens. RUT58-60 does not target specific strains or receptor targets that the microorganism can then quickly mutate to induce resistance. Further, exposure to HOCl causes irreversible destabilization of protein structures necessary for continued metabolism for bacteria and other microbes.
•	Pro-healing Potential. HOCl products have demonstrated faster tissue healing in studies published in peer-reviewed journals and other publications. Although the mechanism of action for incision site healing has not been formally established in RUT58-60, Ruthigen believes that incision sites will heal quicker, resulting in faster patient recovery and discharge from the hospital.
•	Mimics Body’s Natural Microbe-Fighting Mechanism. Human bodies have evolved over thousands of years to produce HOCl naturally to kill infection-causing microbes quickly and without creating the opportunity for microbes to mutate and become resistant. Ruthigen believes that it has have chemically engineered its drug candidates to mimic the body’s natural response to unfamiliar and unwanted organisms, without the undesirable side effects resulting from the proliferation and overuse of antibiotics.
•	No Change to Surgeon Behavior Required. Sterile saline is currently the most commonly used irrigation solution to prevent infection during and following surgery when lavage is used to wash the surgical site following surgical and trauma procedures, but it does not contain the antiseptic benefits traditionally associated with antibiotics to prevent post-surgical infection. The use of a lavage wash in surgeries is not new and therefore, Ruthigen believes that the replacement of saline (or other currently used post-operative irrigation solutions) with its drug candidates in surgical settings will be an easy and logical transition for surgeons and will not require additional training, time, education, ramp up or behavior changes by surgeons.
•	Prepackaged, Sterilized, Ready to Use. If approved by the FDA, Ruthigen believes its drug candidates will be the only prepackaged, sterilized, ready-to-use HOCl based drugs designed to prevent infection following surgery. Ruthigen intends to package RUT58-60 in convenient, sterile packaging that will not require mixing or solution preparation prior to use, thereby reducing the need for human intervention and further minimizing opportunities to introduce other organisms that may cause infection and the risk of medical error.
•	Stable Formulation. Laboratory tests suggest that RUT58-60 may have a shelf life ranging from one to two years depending on the size and type of packaging, and does not require special handling precautions or storage requirements beyond those typically required for similar sterile products found in hospital and other indoor settings.
•	Enhanced Biocompatibility for Internal Use. Ruthigen believes RUT58-60 is the first and only form of HOCl based drug designed for internal use. Ruthigen believes RUT58-60 represents an innovative way to improve the potential pharmaceutical properties of HOCl by incorporating additional small molecules without sodium hypochlorite, the result of which enhances the biocompatibility of the compound in a manner that allows the compound to remain in direct contact with internal tissues and organs.
•	Hospital Cost Savings Potential. Ruthigen believes that its drug candidates has the potential to improve surgical outcomes and lower hospital costs by preventing infection, decreasing the time to patient discharge and reducing hospital readmission rates. Post-surgical infections are costly and, under new government regulations and payor policies, these infections are increasingly not covered for reimbursement. High patient costs associated with the treatment of infections may be related to longer hospitalizations and extended care, patient isolation due to the high rates of infection transmission, and the use of expensive systemic antibiotics used to target infection. Post-surgical infection may also undermine the healing process, prolong healing time and increase hospital readmissions after initial discharge.

Bacteria and Bacterial Resistance to Antibiotics

Bacteria are microscopic, single cell organisms, or microorganisms, that can survive and reproduce in the human body; and in certain situations, may cause infections. These bacterial infections may be caused by a number of types and variations of bacteria and may results in symptoms that range from mild to serious and life threatening. Most bacteria can be categorized according to a single characteristic, the cell wall. A Gram stain is often performed to differentiate bacteria into Gram-positive Bacteria, which have a permeable thick cell wall, or Gram-negative Bacteria, which have a less permeable cell wall. The Gram stain is a violet or deep blue colored dye that is absorbed into the cell wall of a Gram-positive bacteria, thus a Gram-positive bacterium can be seen with its violet or deep blue hue stain when viewed under a microscope.

Common Gram-positive Bacteria include:

•	Staphylococcus, or “Staph,” including methicillin-resistant Staph aureus, or “MRSA,” which was historically a common hospital acquired infection that is now and increasingly found outside of the hospital and in the general community.
•	Streptococcus, or “Strep,” including Streptococcus pneumoniae, or “pneumonia,” which may cause infections in the lung, ear, throat, bloodstream, and/or meninges.
•	Enterococcus, including Vancomycin-resistant enterococcus, or “VRE,” which is a common hospital acquired infection.

Common Gram-negative Bacteria include:

•	Escherichia coli, or “E.coli,” which is commonly found in the human gastrointestinal tract, and may cause infections in the gastrointestinal or urinary tracts in some patients, or in the bloodstream or skin.
•	Acinetobacter baumannii, which is an antibiotic resistant bacterial strain that has been linked to hospital acquired infections.
•	Pseudomonas aeruginosa, which is a naturally occurring antibiotic resistant bacterial strain that produces a biofilm, or extracellular matrix, to adhere individual bacteria together and prevent antibiotic access to the cellular targets.
•	Klebsiella pneumoniae, or “Klebsiella,” including Klebsiella pneumoniae carbapenemase (KPC), which is a bacterial strain that is resistant to the carbapenem class of antibiotic drugs.

Bacteria are thought to be among the earliest living organisms on Earth and have adapted to survive in many harsh and unique environments that tend not to sustain other forms of life. In a similar fashion, bacteria have evolved and formed resistance to several types of antibiotics, sterilizing agents, and environmental conditions. Therefore, in order to survive, bacteria have developed resistance to many of these commonly used chemicals and conditions. Bacteria containing new genetic mutations, which strengthen them to resist the impact of antibiotics that were designed to kill the bacteria, reproduce. This reproduction can lead to formation of new colonies (populations) of bacteria with similar genetic traits. Additionally, many bacteria are capable of sharing genetic information across bacterial species in ways that induce drug resistance from one organism to another and thus extend drug resistance to new types of bacterial pathogens.

There are generally four primary mechanisms of bacterial activity found in microorganisms that cause resistance to antimicrobial drugs, such as antibiotics:

•	Bacteria may develop capabilities to alter or inactivate the antimicrobial drug. The enzymatic deactivation of penicillin G in some penicillin-resistant bacteria is an example of this type of bacterial resistance.
•	Bacteria can alter the site being targeted by antibiotics. The alteration of the binding site of penicillin and the creation of MRSA and other penicillin-resistant bacteria are examples of this type of mutation.
•	Bacteria can alter their specific metabolic pathway to process chemicals in new ways. An example of this type of bacterial resistance is how sulfonamide-resistant bacteria are now using preformed folic acid.
•	Bacteria can reduce drug accumulation by decreasing permeability to the drug and/or increasing active efflux (pumping out) of the drugs across the cell surface.

The common practice of using antibiotics to treat patients with a wide range of infections that are known, or presumed to be attributable to bacteria has resulted in the evolution and spread of drug-resistant bacteria in hospital and community settings and in the global food supply. Over time, new antibiotic drugs have been developed by the medical community to address these drug-resistant bacteria; however, the proliferation of new antibiotic drugs has resulted in the further evolution of “Superbug” bacteria that have developed resistance to several commonly prescribed antibacterial drugs. In turn, physicians have modified their use of broad-spectrum (treats a wide range of bacteria including Gram-positive and Gram-negative strains) and narrow-spectrum (treats a select group of bacteria) antibiotics. Broad spectrum antibiotics are commonly used as first-line therapies to treat patients with infections prior to the identification of the type or specific bacterial strain responsible for the infection, until such a time as a more specific, narrow-spectrum antibiotic can be used or added.

The widespread increase in antibiotic-resistant bacteria has been widely recognized as a rapidly emerging threat to public health on a global basis. Reports from several organizations have discussed the growing concern over the spread of antibiotic resistance and that if significant efforts are not effectively made to decrease the proliferation of antibiotic resistant-related infections, infections that were formerly treatable may become untreatable, thereby placing patients at risk for injury or death. The risk that a patient contracts a life-threatening infection, simply while being treated for common medical conditions and procedures, such as surgery, chemotherapy, care of the elderly and infants, and other patients with compromised immune systems, that causes a greater threat to the patient’s health than the common medical condition for which they are being treated, seems to invert the treatment paradigm. The toll on patients and the healthcare system is becoming increasingly problematic. In the hospital setting, patients that are infected with antibiotic-resistant bacteria tend to have longer and more expensive hospital stays, and are more likely to experience significant negative health consequences, including death, as a result of these infections. Based on this data and feedback from physicians and other healthcare professionals, Ruthigen believes that innovative anti-infective drugs that are able to kill antibiotic-resistant bacteria, which do not carry the negative side effects commonly associated with antibiotics, would meet this significant unmet medical need.

Limitations of Current Anti-Infective Products

In post-surgical and trauma applications, common methods of controlling infection, include the use of systemic and topical antibiotics and mechanical washes, such as saline, which have proven to be only moderately effective in preventing infections. In addition, certain topical and systemic antibiotics have negative side effects and antibiotics and antiseptic agents also tend to inhibit the healing process due to their toxicity and may require specialized preparation or handling. Antibiotics, both topical and systemic, can lead to the emergence of drug-resistant bacteria, such as MRSA and VRE. As a result, no single treatment is used universally for post-surgical applications; and, Ruthigen believes that its candidates have the potential to fill that void by preventing or treating infection in surgical and other invasive applications.

Commonly used antiseptics, mechanical washes, such as saline or Ringer’s solution, and systemic antibiotics have limitations and negative side effects that may constrain their usage. For example:

•	Antibiotics and antiseptics can kill bacteria and cure infection but may promote antibiotic resistance in select microbial strains;
•	Many antiseptics, including Betadine, hydrogen peroxide and Dakin’s solution, can be toxic when exposed to the body’s internal organs. Dilute forms of these antiseptics may not be as effective in eradicating pathogens;
•	Advanced care products, such as silver based products, are not cleared by the FDA for internal use; and
•	The increase in antibiotic-resistant bacterial strains, such as MRSA, VRE, and C. diff, has compromised the effectiveness of some antibiotics, such as Daptomycin and Bacitracin.

Drug Formulation, RUT58-60

Ruthigen has developed its investigational drug, RUT58-60, for the prevention of infection in surgical and other invasive applications. The initial indication that Ruthigen has been pursuing is for use in abdominal surgery. The active pharmaceutical ingredient in RUT58-60 is HOCl. It is manufactured without any sodium hypochlorite, and it incorporates additional small molecules, the result of which increases the stability and biocompatibility of the compound so that it may be used in direct contact with internal organs. Ruthigen believes that it is the first company to have produced a shelf stable and tissue biocompatible form of HOCl for use in abdominal surgery. To date, despite attempts by several commercial enterprises, Ruthigen is not aware of any company that has been successful in developing HOCl as a drug for invasive use in the United States. Ruthigen’s plan for RUT58-60 has been to conduct the clinical trials that will be necessary to prove its safety and efficacy for use during surgery.

Ruthigen submitted an IND for a Phase 1/2 clinical trial of RUT58-60 in the United States in early May 2014. The IND package also included, among other items, pre-clinical data derived from studies using HOCl based products, as well as a several independent publications and reports using topical formulations of HOCl from various manufacturers. Several topical HOCl based products have been cleared by the FDA as medical devices and marketed in the United States, Europe and certain other countries by various companies and have accumulated an extensive clinical data bank demonstrating the safety and efficacy of HOCl as a topical product used to moisten, debride and clean, and in some instances, be used as an anti-infective.

In June 2014, its IND became effective thereby allowing it to begin human clinical testing of RUT58-60. In July 2014, Ruthigen began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, Ruthigen completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, Ruthigen initiated the Phase 1/2 clinical trial, and, in November 2014 Ruthigen began patient enrollment in the Phase 1 portion of its Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of its lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at four clinical trial sites in the United States. Pursuant to the Merger Agreement, Ruthigen may scale down its operations, including scaling back patient enrollment in its Phase 1/2 clinical trial to evaluate the safety of RUT58-60 within the abdominal cavity. To date, Ruthigen has not received any reports of any serious adverse events.

Improvements in RUT58-60 Over Existing HOCl Formulations

With most classes of anti-infective products containing HOCl, chemists have generally not been able to synthesize a formulation containing HOCl that meets the FDA’s requirements applicable to a drug for invasive use, such as sufficient tolerability, biocompatibility, efficacy, stability and sterility; and, only been able to achieve tolerability and efficacy sufficient for use as a topical agent. Ruthigen believes the proprietary chemical formulation and manufacturing process that formed the basis for RUT58-60 will further optimize the earlier formulations of hypochlorous acid in a manner that will result in tolerability, biocompatibility, efficacy, stability and sterility to potentially allow for it to be used as a drug in surgical and other invasive procedures where it will be in direct contact with human internal organs.

Ruthigen believes that the absence of hypochlorite (ClO¯) in RUT58-60 and the incorporation of additional small molecules increase the stability and biocompatibility of the compound so that it may be used in direct contact with internal organs. Ruthigen believes these chemical attributes are substantial improvements over existing HOCl formulations. Furthermore, the final packaged RUT58-60 has been subject to a standard sterilization process as required for internal use. This final critical step in the manufacturing of RUT58-60 is designed to prevent the potential for introduction of infectious agents related to the packaging material when the drug is used in sterile surgical suites. In preclinical studies for RUT58-60, Ruthigen has demonstrated that RUT58-60’s stability withstands the temperature treatment associated with the sterilization processes.

Select Pathogen Activity of RUT58-60

In March, 2013, Ruthigen tested the pathogen activity of RUT58-60 in preclinical studies. Below are the average kill times using RUT58-60 on certain common bacteria that cause infection. The results demonstrate that RUT58-60 is effective in reducing the organism populations by > 7 logs at all intervals shown. Notably, RUT58-60 completely eradicated the bacteria within the first 30 seconds after application of the drug solution onto the cell cultures.

	Contact Times (Log Reductions*)					% Bacterial	Incubation***
Bacteria Challenge Populations	30 Sec	1 Min	2 Min	5 Min	10 Min	Reduction**	Times (hrs)
MRSA (Methicillin-resistant S. aureus)	8.5	8.5	8.5	8.5	8.5	99.9999997%	24.5
E. coli	8.4	8.4	8.4	8.4	8.4	99.9999996%	24
P. aeruginosa	8.2	8.2	8.2	8.2	8.2	99.9999993%	25
VRE (E. faecalis)	8.1	8.1	8.1	8.1	8.1	99.9999993%	24
P. mirabilis’	8.3	8.3	8.3	8.3	8.3	99.9999995%	57
S. marcescens	8.8	8.8	8.8	8.8	8.8	99.9999999%	24.5
C. albicans	7.1	7.1	7.1	7.1	7.1	99.9999929%	22.5

*	Log Reduction is a mathematical term used to demonstrate a Log, or 10-fold, reduction in live bacteria.
**	Calculations show no detectable surviving bacterial presence in the samples tests. Test methods did not use serial dilutions (a series of dilution that reduces the concentration of bacteria by a defined amount per stage).
***	Incubated on Tryptic Soy Agar (TSA) at 30 – 35°C.

Proven Utility of HOCl

While Ruthigen does not have the requisite regulatory approval to market RUT58-60 as a drug with an antimicrobial or healing indication in the United States, Europe, or Japan, it believes several factors including clinical results, laboratory testing, scientific papers authored on and physician-led clinical studies based on other HOCl containing solutions and formulations, suggest that HOCl, the active pharmaceutical ingredient in RUT58-60, may significantly reduce a wide range of infections in surgical and traumatic injuries and potentially accelerate patient discharge. Further, a number of physician-led clinical studies suggest that HOCl is safe, easy to use and may shorten hospital stays, lower aggregate patient care costs and, in certain cases, reduce the need for antibiotics. In one such clinical presentation at the 11th Scientific Conference 2008 in Kota Bharu, Malaysia, Dr. M.G. Khairulasri, et al., reported results from a prospective, randomized clinical trial of 178 patients who underwent elective coronary artery bypass graft, or CABG, surgery. Oculus provided product at no cost for purposes of this study. Results of this study were also published in the Heart Surgery Forum, a cardiothoracic multimedia journal, in August 2010. Patients received either Dermacyn (Group A), a HOCl based formulation manufactured by Oculus, or a 10% povidone-iodine solution (Group B) as an adjunct therapy to the use of systemic antibiotics. All patients also received intravenous prophylaxis (antibiotics) in addition to the lavage solution. After their surgeries, the patients’ sternums were closed and in both groups, the wounds were soaked for 15 minutes. Patients were evaluated several times prior to discharge and again following discharge at weeks 2, 4, and 6 for the presence of wound infection and side-effects. The primary outcome was the presence of sternotomy wound infection, which was defined and graded according to the United States Centers for Disease Control and Prevention, or CDC, in their National Nosocomial Infections System (Horan 1992). On average, 5.7% of the patients in Group A and 15.6% of the patients in Group B showed an incidence of sternal wound infection (p=0.033). 100% of the patients in Group A who showed signs of infection exhibited superficial infections. 71% of the patients in Group B who showed signs of infection exhibited superficial infections and 29% exhibited deep (non-superficial) infections.

As demonstrated by Malle E in 2003, the over production and storage of enzymes required by our body to produce HOCl, and its subsequent byproducts can cause potential harm to internal arteries and organs including kidney. By contrast, Ruthigen believes that RUT58-60 provides the clinical benefits of HOCl without the toxicity resulting from other precursors and byproducts. HOCl is generally understood to be unstable because it carries a weak chlorine bond leading to diffusion of chlorine gas with the passage of time. Ruthigen believes that RUT58-60 contains HOCl without the presence of toxic precursors, byproducts or sodium hypochlorite. Upon reaction with proteins, amino acids, nucleic acids (deoxyribonucleic acid, or DNA, and ribonucleic acid, or RNA), and lipids, including those associated with bacteria, RUT58-60 loses its chlorine thus forms an aqueous solution and is rendered neutral. Ruthigen’s in vivo toxicity tests have shown animals are capable of tolerating higher doses of RUT58-60 with long-term exposures. Based on its initial research, Ruthigen believes that RUT58-60 may have a shelf life ranging from one to two years depending on the size and type of packaging.

Mechanism of Action of RUT58-60’s Active Pharmaceutical Ingredient, HOCl

HOCl is extremely unstable as it is produced in the body or under laboratory conditions. The short shelf life of HOCl is attributable to its weak chlorine bond that readily reacts with biomolecular sites including general surface proteins on bacterial membranes. Through reactions with biomolecules, the chlorine ion is rapidly lost as it binds to nearby available biomolecules including surface bacterial proteins. After reaction, water remains as the final residue. Ruthigen believes the tissue absorbs the water. Initial cell surface reactions to HOCl have been reported to occur in as little as 100 milliseconds, as reported by Albrich and Hurst (FEBS Letters, 1982).

HOCl has been described in peer reviewed literature as the most potent antibacterial agent when compared to other anti-infectives. Winter in 2008 reported that HOCl, on the other hand, reacts with free cysteines about seven orders of magnitudes faster than hydrogen peroxide.

HOCl has demonstrated to be potent and fast acting through targeting non-specific biomolecules on bacterial cell membrane. It is widely documented that HOCl readily reacts with a wide range of biomolecules including DNA strands, RNA strands, fatty acid groups, cholesterol and proteins amongst others. It is a highly reactive compound and upon reaction it is completely rendered neutral. Unlike antibiotics, the potency of

HOCl and damage is delivered with no specificity as reported by McKenna in 1988. Ruthigen believes this mechanism of action induced by HOCl drastically reduces the potential for emergence of new superbugs.

Bonvillain RW et al in 2011 demonstrated that HOCl can damage the integrity of the bacterial cell membrane through increasing its permeability, showing the rapid drop in bacterial viability followed by immediate cell membrane integrity damage at concentrations of approximately 0.05mM to 0.1mM of HOCl. By contrast, RUT58-60 contains 2.0mM of HOCl, which represents a 40-fold increase in the minimal concentration of HOCl needed to initiate bacterial cell membrane damage.

According to Bonvillain RW in 2011 and Barrette WC Jr. in 1989, HOCl targets and disrupts the energy cycle within bacteria (adenosine triphosphate — ATP). ATP is the central function for production of energy for bacteria. Therefore, HOCl first, induces irreversible damage to bacterial cell membrane proteins thus interrupting the proteins’ functionality, then it targets the bacterial cell membrane and finally shuts down the center for production of energy for bacteria. As a direct result of protein damage by HOCl according to Barrette WC Jr., in 1989, cellular metabolism is disrupted causing a principally decreased production of Adenosine-5”-triphosphate, energy production (ATP), a universal, biological energy storage and transfer molecule. Studies show protein instability induced by HOCl is non-reversible.

Other sources for production of HOCl includes white blood cells. Neutrophils are specific type of white blood cells that are responsible for production of HOCl to fight infection. Our body’s immune system has evolved to incorporate the use of HOCl to fight pathogens. The production of HOCl by immune cells requires the involvement of additional biomolecules and transient chemicals. Myeloperoxidase has been reported as the key enzyme to convert hydrogen peroxide into HOCl in our body (Anitra Carr in 1996). Therefore, higher concentrations of myeloperoxidase are required by our body to produce the potent concentrations of HOCl found in RUT58-60. However, the higher presence of myeloperoxidase and its oxidative ability is associated with toxicity and damage found in patients suffering from late stage kidney disease.

The science of HOCl is not well understood in the industry. For example, it has been demonstrated that HOCl reacts with unsaturated bonds in lipids which comprise the bacterial cell membrane, whereas bleach (OCl-) does not participate in this reaction. While topical disinfectants such as bleach may induce necrosis in certain open wounds, Ruthigen has demonstrated that exposure to HOCl both in vivo and in vitro induces no harm. In contrast to hypochlorite, HOCl is highly tolerated by mammalian cells as demonstrated by Gonzales in 2006. Additionally, as reported by Allison Kutner 2013 as well as Diana Gonzales-Espinosa in 2007, mammalian cells contain cellular amino acids and pumps that assist in neutralizing HOCl and keeping mammalian cells safe. Mammalian cells contain amino acids such as Taurine that help protect the cells from the oxidation process caused by HOCl.

HOCl has also been studied for purposes of evaluating, and has been shown to demonstrate, pro-healing capabilities. Landsman, et al (2011), a clinical trial sponsored by Oculus which used Oculus’ HOCl based product (not RUT58-60), showed a statistically significant improvement in clinical success, as determined by the complete resolution of signs and symptoms of disease, in diabetic foot ulcer patients. The HOCl group outperformed a control group of patients that used saline with levofloxacin, an antibiotic commonly used with these patients. The HOCl group showed a 93% success rate at 14 days vs. a 56% success rate in the control group.

Market Opportunity

Under Ruthigen’s License and Supply Agreement with Oculus, it has exclusively licensed certain HOCl technology relating to RUT58-60 for commercialization in the United States, Europe, Japan and Canada. According to a report from IMS Health from July 2012, these markets represented approximately 71% of the global medicines market in 2011.

In 2005, $4.7 billion was spent for the treatment of surgical and trauma wounds according to Kalorama Information, a life sciences market research firm. Based on 46 million surgical and trauma procedures annually in the United States and more than 230 million procedures worldwide according to Medtech Insight, Ruthigen estimates its ultimate addressable market to be in excess of $4 billion in the United States alone. Ruthigen has focused the clinical and regulatory development for RUT58-60 on the prevention of infection in the abdominal surgery market.

The medical community is facing an increased rate of infection and the traditional use of antibiotics, antiseptics and antimicrobials not only cannot meet the medical need, but also, the ever-increasing overuse of these agents carries side effects, including the emergence of new superbugs, that have created other medical needs. The burden of infection following surgical and trauma procedures imposes significant economic consequences that impact both patients and hospitals. The hospital direct cost of treating healthcare-associated infections ranged from approximately $36 billion to $45 billion in 2007, according to the 2009 CDC report titled “The Direct Medical Cost of Healthcare-Associated Infections in U.S. Hospitals and the benefits of Prevention.”

In a 2008 study funded by the World Health Organization and published in The Lancet, it was estimated that 234 million major surgical procedures are undertaken on an annual basis worldwide. This estimate included 64 million procedures in the United States, 43 million in Europe and 16 million in Japan. For this estimate, major surgery was defined as any intervention occurring in a hospital operating theatre involving the incision, excision, manipulation, or suturing of tissue, and usually requiring regional or general anesthesia or profound sedation to control pain.

The CDC estimates there were 48 million in-patient procedures in the United States in 2009. Further, the CDC estimates there were approximately 53 million ambulatory procedures in 2006. Based on an analysis of data from a variety of industry sources and input from our physician consultants, Ruthigen estimates that the number of patients undergoing advanced surgical interventions and that may benefit from its drug candidates is 30 million. Ruthigen believes this represents an addressable market in the United States of approximately $3.0 billion to $4.5 billion based upon its market research. Ruthigen’s clinical development focus for RUT58-60 has been on the prevention of infections associated with abdominal surgery in the United States, which, based upon input from its physician consultants, Ruthigen estimates is approximately a $700 million market opportunity.

Clinical Development

The overarching goal of Ruthigen’s clinical development program has been to develop drugs, which use HOCl as the active pharmaceutical ingredient, without sodium hypochlorite, and incorporate additional small molecules for the prevention and treatment of infection in surgical and other invasive applications. Ruthigen believes the potential of its enhanced HOCl formulations will be increased stability and improved biocompatibility for use in direct contact with internal organs. Ruthigen has designed RUT58-60 to prevent infections associated with surgical and trauma procedures, initially in abdominal surgery. Ruthigen has conducted pre-clinical testing to support its IND for RUT58-60, and it has received feedback from the FDA to its proposed Phase 1/2 clinical trial protocol. Ruthigen submitted its IND for RUT58-60 to the FDA, in early May 2014. In June 2014, its IND became effective thereby allowing Ruthigen begin human clinical testing of RUT58-60. In July 2014, Ruthigen began human clinical testing of RUT58-60 in a 21-day skin irritation trial. In August 2014, it completed the skin irritation trial with 36 human subjects participating for 21 consecutive days. In October 2014, Ruthigen initiated the Phase 1/2 clinical trial, and, in November 2014 Ruthigen began patient enrollment in the Phase 1 portion of its Phase 1/2 clinical trial to evaluate the safety, tolerability, and potential efficacy of its lead drug candidate, RUT58-60, for use as an adjunct to systemic antibiotics in abdominal surgery and patient screening began at four clinical trial sites in the United States. Pursuant to the Merger Agreement, Ruthigen may scale down its operations, including scaling back patient enrollment in its clinical trial to evaluate the safety of RUT58-60 within the abdominal cavity. To date, Ruthigen has not received any reports of any serious adverse events. Initiation and completion of clinical trials for its lead drug candidate, for the first indication (abdominal surgery) as a drug in the United States, will be dependent on authorization by its board of directors after the proposed merger is consummated.

Ruthigen’s clinical trial protocol includes two arms, test (RUT58-60) and control (saline). All patients receive the same pre-surgical systemic antibiotic, which is the current standard of care to prevent infections associated with abdominal surgery. Following the surgery, patients in both arms of the trial receive a total of two lavage washes in the abdominal cavity and a single rinse above the fascia, a layer of connective tissue that surrounds the abdominal cavity. The first and second lavages consist of either RUT58-60 for patients in the test arm or saline for patients in the control arm. Saline is the most commonly used irrigation solution when lavage is used to wash the surgical site following abdominal surgery. Each lavage consists of a total of 400 ml of RUT58-60 or saline, as applicable. The surgical site during the first lavage are rinsed with

RUT58-60 or saline. The surgical site during the second lavage are exposed to RUT58-60 or saline for approximately three minutes. Finally, after the abdominal cavity is closed, patients are rinsed once more (no extended exposure time) with 100 ml of RUT58-60 or saline, as applicable. Incisions will be closed after this final rinse.

In addition, in both arms of the trial, prior to each lavage and after the last lavage, a microbiological sample from each patient’s peritoneal surface (parietal and visceral) are obtained with a swab. The swab samples are evaluated to identify the potential types and population of microorganisms present in the abdominal cavity prior to final closure of the surgical site. The data Ruthigen obtains from the swabs are for informational purposes only and are not clinical endpoints of the trial.

Development History of RUT58-60

In October 2011, Mr. Alimi, Oculus’ then-Chief Executive Officer and currently Ruthigen’s Chief Executive Officer, authorized and directed Oculus to engage an external drug development consultant to assist an internal working group formed to focus on pursuing new strategies. In February 2012, the Oculus research and development group prepared a series of alternative formulations to Oculus’ existing HOCl based formulations, some of which formed the understanding and basis of the potential drug candidate, RUT58-60. In July 2012, a potential conceptual formulation, called RD-4, among three other formulations designed for invasive applications including surgical, was also identified. In November 2012, the Oculus board concluded that the interest in pursuing invasive surgical applications for the then-to-be-formed subsidiary Ruthigen was the most attractive, because it would best leverage the body of knowledge and intellectual property for HOCl based applications that Oculus had accumulated to date. The Oculus board further concluded that the focus on invasive surgical applications would involve significant future research and development and clinical and commercial expenditures, as well as a longer term plan that would require a separate cost center and additional financing, separate and apart from Oculus’ existing HOCl business. In December 2012, Oculus disclosed new HOCl based formulations to its intellectual property counsel, which formulations formed the basis for the current RUT58-60 formulation. The formulation, discovery and development activities directed by an Oculus internal working group resulted in the technology for a new class of products, the first of which was ultimately conceived as RUT58-60 in January 2013, at which time the operations of the internal working group were formally separated into Ruthigen. Through the License and Supply Agreement Ruthigen entered into with Oculus, Ruthigen has obtained exclusive rights to the technology that resulted from the efforts of the internal working group, including the RUT58-60 technology, as well as a proprietary method of manufacturing and producing HOCl with pharmaceutical potential by incorporating additional small molecules without sodium hypochlorite, the result of which increases the compound’s stability and biocompatibility.

Collaboration with Oculus

Ruthigen has licensed the intellectual property rights underlying the newly discovered RUT58-60 from Oculus pursuant to a License and Supply Agreement with Oculus, the terms of which are described below.

License and Supply Agreement

On May 23, 2013, Ruthigen entered into License and Supply Agreement with Oculus pursuant to which Oculus has agreed to license certain of its proprietary technology to Ruthigen to enable its research, development and commercialization of RUT58-60 and any improvements to it and any sterile prescription drug product (the “Product”) in the United States, Canada, the European Union and Japan (collectively, the “Territory”) for use in the surgical irrigation drug product indications set forth in the development and commercialization plan set forth in Schedule 3 of the License and Supply Agreement (the “Field”). Oculus will be prohibited from using the licensed proprietary technology to sell products that compete with Ruthigen’s products within the Territory, and Ruthigen cannot sell any device or product that competes with Oculus products being sold or developed as of the effective date of the License and Supply Agreement.

Under the License and Supply Agreement, Ruthigen’s right to commercialize the Product in the Field in the Territory is exclusive and shall be performed in accordance with the development and commercialization plan set forth in the agreement and Oculus shall manufacture and supply to Ruthigen, at a purchase price equal to 20% over the cost of goods to Oculus, the Product as and when Ruthigen requests.

Under the License and Supply Agreement, Ruthigen is required to make a total of $8 million of milestone payments over the next several years to Oculus for its first Product only, as follows: $1.5 million upon completion of last patient enrollment in its Phase 1/2 clinical trial; $1.5 million upon completion of last patient enrollment in its first pivotal clinical trial; $3 million upon completion of its first meeting with the FDA following completion of its first pivotal clinical trial; and $2 million upon first patient enrollment in its second pivotal clinical trial. In addition, Ruthigen will be required to make royalty payments to Oculus based on its annual net sales of the Product from the date of the first commercial sale which percentage royalty rate will vary between 3% and 20% and will increase based on various net sales thresholds and will differ depending on the country in which the sales are made.

The License and Supply Agreement contains representations and warranties of the parties regarding its enforceability, no conflict with agreements to which the parties are bound, and no violations of law, and representations of Oculus that it has not granted any other license with respect to the Product for use in the Field in the Territory. Ruthigen has agreed to indemnify Oculus with respect to third party claims arising from its development, commercialization or manufacture of the Product in the Field in the Territory with certain exceptions, and each of Oculus and Ruthigen have agreed to indemnify the other with respect to third party claims arising from its inaccuracies and/or breach of representations and warranties or negligence or willful misconduct. Either party may terminate the agreement for an uncured material breach, but only after undergoing a dispute resolution process. In addition, either party may terminate the agreement if the other party ceases to do business, makes an assignment for the benefit of creditors or voluntarily files, fails to contest an involuntary filing or is adjudicated bankrupt or insolvent under bankruptcy, insolvency, receivership or similar law.

In connection with the merger, Oculus and Pulmatrix entered into the Oculus Side Letter Agreement, pursuant to which Oculus agreed, among others, to waive certain material obligations of Ruthigen under the License and Supply Agreement after the effective time of the merger and allow Ruthigen to conduct any sale process for or assign Ruthigen’s rights related to Ruthigen’s pre-merger business. For additional information, see “ANCILLARY AGREEMENTS — Oculus Side Letter Agreement” on page 150 of this joint proxy and consent solicitation statement/prospectus.

Terminated Shared Services Agreement

Ruthigen’s shared services agreement with Oculus was terminated effective April 6, 2015 pursuant to the written notice from Oculus received on March 5, 2015. Ruthigen has constructed its own manufacturing apparatus and has secured a third party contract manufacturing organization to fulfill its manufacturing needs. Ruthigen does not anticipate the need to produce any additional clinical trial materials through Oculus at this time.

Pursuant to the shared services agreement, Oculus provided Ruthigen with general accounting, human resources, consulting and technical services at fixed rates.

In addition, Oculus provided Ruthigen with certain standard activities which included the transfer of protocols, procedures related to methods of manufacturing, for building manufacturing equipment and employee training for test methods, manufacturing and manufacturing transfer. As of the termination of the shared services agreement, Ruthigen’s employees will not be permitted access to Oculus facilities without prior consent from Oculus.

Furthermore, Oculus had made available to Ruthigen their laboratories and laboratory personnel for product development testing. Ruthigen has secured a third party contract research organization to fulfill its analytical testing requirements.

Separation Agreement

On August 2, 2013, Ruthigen entered into a separation agreement with Oculus that contained provisions relating to its ongoing relationship with Oculus. On January 31, 2014, Ruthigen amended the separation agreement with Oculus. The separation agreement became effective upon the closing of its initial public offering in March 2014 and has a term of 8.5 years, unless earlier terminated by agreement of the parties.

Voting.  So long as Oculus and its affiliates own 19.9% of Ruthigen’s common stock, Oculus shall vote all of its shares in the same manner as the majority of the minority holders of its common stock (non-Oculus holders).

Expense Allocation and Reimbursement.  The separation agreement sets forth the methodology for the allocation of the operational and initial public offering related expenses incurred prior to and in connection with Ruthigen’s initial public offering for which it is required to reimburse Oculus. Ruthigen will also reimburse Oculus for expenses such as salaries and benefits advanced or paid on its behalf or for its benefit during a transition period which began upon the closing of its initial public offering.

Marketing and Transfer Restrictions.  In order for the parties to control the flow of shares held by Oculus into the market to attempt to minimize price volatility and instability in the trading market, the separation agreement contains a series of restrictions on Oculus’ ability to transfer the shares of common stock owned by Oculus. As a general matter, transfers of shares are primarily expected to be conducted through private marketing efforts in private placement transactions, except in the cases prescribed in the separation agreement. For example, Oculus is restricted from engaging in marketing efforts related to the transfer of shares and is required to refer indications of interest from third parties regarding the transfer of shares it owns to Ruthigen except during certain prescribed periods set forth in the separation agreement.

Lockup.  Oculus and its affiliates are restricted from transferring pledging, or encumbering shares for twelve months from the closing of the initial public offering (the “Oculus Lock Up Period”) without the consent of Ruthigen’s board of directors and the managing underwriter in Ruthigen’s initial public offering

Following the Oculus Lock Up Period, transfers by Oculus of the shares of Ruthigen shares that it owns must be conducted with the consent of Ruthigen’s board of directors or within the prescribed requirements for such transfers set forth in the separation agreement. These prescribed requirements include that the transfers must be in private placement transactions, that the purchase price discount may not exceed 15% or 20% of the prevailing market price depending on the type of transferee, the amount of shares transferred in a given transfer (or series of transfers comprising a single transaction) may not exceed the greater of 5% of Ruthigen’s outstanding shares or $1,500,000 in net proceeds to Oculus, as well as certain other requirements set forth in the separation agreement. In addition to the prescribed manner for Oculus to conduct transfers described above, if, after 41.5 months following the closing of its initial public offering, Oculus has not consummated transfers of shares it owns resulting in at least $3.8 million in net proceeds to Oculus, then Oculus has a one-time transfer and registration right to transfer shares it owns in an amount equal to the difference between $3.8 million and the net proceeds received by Oculus resulting from transfers of the shares as of the time Oculus elects to exercise its one-time right. Transfers conducted using this one-time right must be conducted with the consent of Ruthigen’s board of directors or within the prescribed requirements for such transfers set forth in the separation agreement, including, for example, that the purchase price discount may not exceed 30% of the prevailing market price, the amount of shares transferred may not exceed $3,800,000 in net proceeds to Oculus, as well as certain other requirements set forth in the separation agreement. The separation agreement also provides for certain cooling off periods between marketing attempts and/or successful transfers, the length of which are dependent upon whether and how many shares Oculus transfers.

Distribution.  Ruthigen believes that a distribution of its shares by Oculus to Oculus stockholders would be advantageous to the market for its shares by increasing liquidity, would accelerate its ability to become independent from Oculus by decreasing Oculus’ ownership of its common stock and would be beneficial for Oculus’ stockholders who would have a direct opportunity to participate in the Ruthigen value proposition. The decision to conduct any such distribution is at the sole discretion of Oculus’ board of directors and would be subject to the expiration of the Oculus Lock Up Period and other agreements Ruthigen has or may have with Oculus. There is no assurance that a distribution will ever occur. However, pursuant to the separation agreement, Oculus has agreed, from time to time, to retain investment bankers and tax advisors to re-evaluate the advisability of conducting a plan of distribution of its shares to Oculus shareholders and Ruthigen has agreed to register any shares that Oculus may distribute in the future.

Registration Rights.  If after the Lock-Up Period, Oculus and its affiliates own greater than 19.9% of Ruthigen common stock, and Ruthigen registers shares in connection with a public offering for cash, Oculus has “piggy back” registration rights of up to 30% of the value of the securities Ruthigen registers. The agreement also provides for certain demand registration rights. In addition, as described under “Marketing and Transfer Restrictions” above, if, following a minimum of 41.5 months following the closing of the initial public offering, Oculus has not consummated transfers of shares resulting in at least $3.8 million in net proceeds to Oculus, then Oculus has a one-time transfer and registration right that requires Ruthigen, subject to certain conditions and limitations, to register the difference between $3.8 million and the shares transferred by Oculus pursuant to the Separation Agreement as of the time Oculus elects to exercise its one-time right.

Standstill.  If Oculus and its affiliates own greater than 19.9% of Ruthigen common stock, Oculus shall not, and shall not act in concert with any person to, make or participate in a solicitation of proxies or powers of attorney or similar rights to vote any shares Oculus owns or deposit any shares in a voting trust.

Restrictions Relating to Debt.  Oculus has agreed that, if it its affiliates own greater than 19.9% of Ruthigen common stock, Oculus shall disclose in writing to any creditor holding shares as collateral that such shares are subject to certain transfer restrictions.

Equity Plan, Oculus Equity and Corporate Governance.  The parties agreed on the terms of Ruthigen’s equity incentive plan, including the formula for the number of shares reserved under the plan, the vesting schedule of awards under the plan, timing, size and award type of the initial grants which Ruthigen made following the closing of its initial public offering, and the formula for an annual evergreen refresh provision which shall provide for the reservation of additional shares, and other share caps on certain types of awards and future equity plans. The separation agreement also provides that options for common stock of Oculus held by Ruthigen’s employees and directors shall continue to vest as long as such persons continue to be employed by or serve as a director of Ruthigen. In addition, the separation agreement provides that Ruthigen’s restated certificate of incorporation and bylaws shall contain provisions for a staggered board of directors and plurality voting for the election of directors.

Indemnification.  The separation agreement provides that each party will indemnify the other party and its affiliates for third party claims asserted against the other party.

Directors’ and Officers’ Insurance.  The separation agreement provides that, so long as Oculus shall as Oculus maintains a directors’ and officers’ insurance program covering the past and present officers and directors of Oculus, the program shall be standard in Oculus’ industry and such coverage shall include Ruthigen’s directors and officers.

Pursuant to the Oculus Side Letter Agreement, as of the effective date of the merger, certain provisions in the separation agreement regarding marketing and stock transfer restrictions, lock-up, registration rights, voting, management, compensation and equity incentive plan, will be terminated. For additional information, see “ANCILLARY AGREEMENTS — Oculus Side Letter Agreement” on page 152 of this joint proxy and consent solicitation statement/prospectus.

Intellectual Property

The proprietary nature of, and protection for, Ruthigen’s drug candidates and its discovery programs, processes and know-how are important to its business. Oculus has sought patent protection in the United States and internationally for its topical HOCl based inventions and Ruthigen intends to do the same for its discovery programs, and any other inventions Ruthigen makes, where available and when appropriate. Ruthigen’s policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to its business. Ruthigen also relies on trade secrets to protect its proprietary discoveries.

Ruthigen’s commercial success will depend in part on its ability and Oculus’ ability to obtain and maintain patent protection and trade secret protection of its current and future drug candidates and the innovative methods used to develop and manufacture them, as well as to successfully defend these patent and trade secret rights against potential competitors. Ruthigen’s ability to stop third parties from making, using, selling, offering to sell or importing its products depends on the extent to which Ruthigen has rights under valid and enforceable patents or trade secrets that cover these activities. Ruthigen cannot be sure that patents will be granted with respect to any of Oculus’ pending patent applications or with respect to any patent applications filed by Ruthigen, Oculus or other licensors in the future, nor can Ruthigen be sure that any of

Oculus’ existing patents or any patents that may be granted to Ruthigen, Oculus or other licensors in the future will be commercially useful in protecting Ruthigen’s product candidates, discovery programs and processes.

The intellectual property rights upon which Ruthigen relies to operate its business derive from its collaboration with Oculus. Through Ruthigen’s License and Supply Agreement with Oculus, Ruthigen has exclusive rights to certain of Oculus’ patents and pending applications (both U.S. and foreign) that cover composition of matter, proprietary manufacturing processes for HOCl based products, know-how to develop and market specified products within the territory and field described in the agreement. Oculus’ patent portfolio generally relates to oxidative reductive potential water including, for example, formulations, apparatuses, methods of use and processes for producing.

As of March 31, 2015, the patent portfolio owned or licensed by Oculus includes 5 issued U.S. patents, 36 issued foreign patents, 16 pending U.S. patent applications and 77 pending foreign patent applications. In general, the issued U.S. and foreign patents expire in 2020 – 2027. The expiration dates of pending U.S. and foreign patent application will be from 2020 – 2027 in the event that such applications issue. Several of these patents relate to the innovative HOCl formulation and manufacturing process that formed the basis for RUT58-60, which Ruthigen has licensed from Oculus. These patents and pending applications (if issued) will expire in 2027 – 2034.

Manufacturing

Since Ruthigen’s inception, RUT58-60 has been manufactured at Oculus in its Petaluma, California manufacturing facility. Ruthigen has secured a third party contract manufacturing organization, or CMO, that complies with the FDA’s cGMP requirements for manufacturing sterile drugs. Ruthigen’s ability to transfer its manufacturing to a CMO is dependent on its ability to assist the CMO to pass regulatory inspections and gain necessary certifications and clearances, and continue to work with the CMO to maintain a compliant manufacturing facility.

RUT58-60 is manufactured using a proprietary process in which the creation of HOCl is controlled through uniquely developed chemical processing apparatuses that yield HOCl in a stable form. The resulting formulation can be further sterilized including its final packaging to make it suitable for use in the surgical suite. To date, Ruthigen is not aware of any sterile forms of HOCl approved for invasive use in the surgical suite in the United States or elsewhere. RUT58-60 has been manufactured under cGMP conditions and has been subject to the standard sterilization processes required by FDA. This final critical step in the manufacturing of RUT58-60 is designed to prevent the potential for the introduction of infectious agents related to the packaging material when the drug is used in sterile surgical suites. In laboratory studies for RUT58-60, Ruthigen has demonstrated that RUT58-60’s stability withstands the conditions associated with the sterilization processes.

Sales and Marketing/Commercialization

Ruthigen does not currently have a commercialization organization capable of marketing, selling and distributing its drug candidates. Ruthigen has conducted discussions with pharmaceutical, biotechnology and other organizations that it believes have existing experience and resources to bring its initial, and potentially future, product candidates to market. To date, Ruthigen has not entered into any partnerships or collaborations for RUT58-60 and Ruthigen cannot guarantee that it will be successful entering into any such arrangements on favorable terms, or at all.

Competition

Ruthigen believes the principal competitive factors in its target market include improved patient outcomes, such as time in the hospital, healing time, adverse events, and safety of products; ease of use; stability; eliminating the emergence of resistant pathogens; and, cost effectiveness. The anti-infective pharmaceutical and biotechnology industries are highly competitive. Ruthigen competes with a number of large well-established and well-funded companies that sell a broad range of products, including topical anti-infective products and antibiotics; prescription products for the prevention and treatment of infections; advanced technologies, such as skin substitutes, growth factors and sophisticated delayed release silver based dressings; and other anti-infective products used in the hospital settings. Ruthigen potentially may compete with academic, government and other private and public research institutes and organizations in the discovery and development of innovative anti-infective compounds and solutions. Ruthigen’s competitors may discover, develop, or license technologies that are more effective, have an improved safety or tolerability profile, or a more cost effective than RUT58-60 or any future product candidate Ruthigen may discover, develop or license. These competitive product candidates may render Ruthigen’s product candidates obsolete or non-competitive. Currently, Ruthigen believes no single anti-infective product dominates the surgical or traumatic injury markets because many of the products: have limitations to product stability and ease of use; are not broad spectrum covering all gram negative and gram positive bacteria; induce resistance in pathogens, specifically bacteria; have known systemic side effects; rely principally on the treatment of already infected patients or may not be cost effective for hospitals.

While many companies are able to produce HOCl based products, Ruthigen believes these products are not and may not ever be designed to meet the same rigorous product stability targets for RUT58-60, have not made the scientific enhancement and advances to produce formulations to withstand sterilization and are not formulated for use with internal organs and tissue exposure during surgery. The following three companies in the United States and/or Europe produce HOCl products intended for medical applications:

•	Oculus, Ruthigen’s licensor with which it has a non-competition provision as part of its licensing agreement designed to protect both companies’ ability to develop and commercialize products in their respective fields and territories;
•	PuriCore, a company whose core revenue is focused on developing and selling a form of HOCl for topical use and the other major uses of their products include sterilization of endoscopes; and
•	NovaBay, a company which is developing HOCl products for ophthalmology and wound care.

Notable societies, including IDSA and WHO, have issued public statements expressing concern over the limited number of new antibiotic approvals and drugs under development, specifically in regards to the management of drug-resistant pathogens. Amidst these calls-to-action and additional physician interest in innovative and novel antibiotic therapies, Ruthigen expects the field of biotechnology and pharmaceutical companies that market or are developing antibiotic therapies to grow. Notably, in July 2012, the Food and Drug Administration Safety and Innovation Act, or FDASIA, was passed, which included the Generating Antibiotics Incentives Now Act, or GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. These incentives may result in more competition in the market for new antibiotics, and may cause pharmaceutical and biotechnology companies to shift their efforts towards the development of products that could be competitive with RUT58-60 and any of Ruthigen’s future potential product candidates.

Protocols for the prevention of infection prior to surgery vary from hospital to hospital and to a lesser degree from surgeon to surgeon. Several common techniques described in medical literature include the prophylactic use of systemic broad-spectrum antibiotics, which historically has been considered a standard of care by many physicians, antiseptics used to sterilize an incision site, saline or saline plus active lavage of the surgical site, diagnostic testing to identify bacterial colonization and to assess an individual’s risk of infection, and general improvements to protocols used by personnel within the surgical suite. Despite these efforts, post-surgical infections remain a significant unmet medical need and many companies have commercialized or are developing antibiotics to address this growing concern. Principal companies include:

Cubist Pharmaceuticals, Forest Laboratories, Astra Zeneca, and Tetraphase Pharmaceuticals.

Other notable companies developing antibiotic therapies include: Achaogen, Basilea, Cempra, Durata Therapeutics, GlaxoSmithKline, Merck, Paratek, Rempex, Rib-X, and Trius. Select major broad spectrum antibiotic drugs include: Levaquin (JNJ/Generic), Zosyn (generic), Meerem (Astra Zeneca/generic), Primaxin (Merck/generic), Tygacil (Pfizer), Augmentin (generic), Metronidazole in combinations (Forest Laboratories, Astra Seneca, Cubist), Cephalosporin (generic), Doribax (JNJ), Avelox (Bayer), and Invanz (Merck).

Some of Ruthigen’s competitors producing antibiotics enjoy several competitive advantages over Ruthigen, including: significantly greater name recognition; established relationships with healthcare professionals, patients and third party payors; established distribution networks; additional product lines and the ability to offer rebates or bundle products to offer discounts or incentives; greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products and marketing; and greater financial and human resources for product development, sales and marketing and patient support.

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those Ruthigen is developing. Ruthigen’s product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the European Medicines Agency, or EMA, through the Marketing Authorization Application, or MAA, process before they may be legally marketed in Europe. Ruthigen’s product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on Ruthigen. These sanctions could include:

•	refusal to approve pending applications;
•	withdrawal of an approval;
•	imposition of a clinical hold;
•	warning letters;
•	product seizures;
•	total or partial suspension of production or distribution; or
•	injunctions, fines, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices, or GLP, or other applicable regulations;
•	submission to the FDA of an IND which must become effective before human clinical trials may begin;
•	performance of adequate and Ruthigen-controlled human clinical trials according to Good Clinical Practices, or GCP, and other applicable requirements to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA.

As part of the IND, an IND sponsor must submit to the FDA the results of preclinical tests, which may include laboratory evaluations and animal studies, together with manufacturing information and analytical data, and the proposed clinical protocol for the first Phase of the clinical trial of the drug. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a “clinical hold” because of safety concerns or perceived procedural deficiencies. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials may begin. A clinical hold may be imposed by the FDA at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, must also review and approve each new clinical protocol and patient informed consent form prior to commencement of the corresponding clinical trial at each institution where a trial is to be performed.

Human clinical trials are typically conducted in three sequential Phases that may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase 2: Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given an opportunity to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the end-of-Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

If a drug is intended to treat a serious or life threatening condition for which there is an unmet medical need, a company may request that the FDA consider the drug for a fast track development program at the time of submitting its IND or at any time prior to receiving marketing approval. The fast track program is designed to facilitate the development and expedite the review of a new drug for the treatment of specific conditions. If the FDA agrees that the drug meets the criteria for fast track development for treatment of one or more conditions, it will grant fast track status.

United States Drug Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth and substantive review. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may seek advice and a recommendation from an external advisory committee as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require submission of additional clinical or other data and information which, upon agency review and interpretation, may or may not be deemed by the FDA to satisfy the criteria for approval. The FDA may also issue a “complete response” letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA.

NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.

In the recently enacted FDASIA, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law requires the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes.

If approved by the FDA, a product’s use may be limited to specific diseases, dosages or indications. In addition, the FDA may require us to conduct additional testing post-approval, which may involve further nonclinical studies or clinical trials designed to further assess the drug’s safety and effectiveness and may require additional testing and surveillance programs to monitor the safety of the drug in the marketplace.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of its product candidates, a U.S. patent Ruthigen owns or licenses from Oculus may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Ruthigen intends to apply for restorations of patent term for some of its currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active pharmaceutical ingredient. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity and Pediatric Use

Under the Best Pharmaceuticals for Children Act, or BPCA, certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA, or a Written Request, relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.

To receive the six-month pediatric market exclusivity, Ruthigen would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.

In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric studies for most drugs and biologicals, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, Biologics License Applications, or BLA, and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

As part of the FDASIA, Congress made a few revisions to BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

•	record-keeping requirements;
•	reporting of adverse experiences with the drug;
•	providing the FDA with updated safety and efficacy information;
•	drug sampling and distribution requirements;
•	notifying the FDA and obtaining its approval of specified manufacturing or labeling changes; and
•	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.

Ruthigen relies, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of its products. Future FDA and state inspections may identify compliance issues at the facilities of its contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect Ruthigen’s business and its products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Foreign Regulation

In addition to regulations in the United States, Ruthigen will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products. Whether or not Ruthigen obtains FDA approval for a product, Ruthigen must obtain approval by the comparable regulatory authorities of foreign countries before it can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

Sales of its product candidates, if approved, will depend, in part, on the extent to which surgeons believe that the use of its products will lead to fewer post-surgical infections and hospitals and other institutions at which surgical procedures are performed believe that the use of its products will result in cost savings to them. The costs of most drugs used during surgical procedures are typically included in the cost of the procedure and are not reimbursed as separate expenses by third-party payors, such as government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. The containment of healthcare costs has become a priority for federal and state governments, and decreasing infections following surgery, accelerating patient discharge from hospitals following surgery and reducing hospital readmissions have been primary targets in this effort.

Ruthigen expects that there will continue to be a number of federal and state proposals to limit the growth of healthcare costs, including the cost of surgical procedures and hospital stays. The adoption of other legislative or regulatory proposals could have a material adverse effect on its business, financial condition and profitability.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Ruthigen’s products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Other United States Regulations

Pharmaceutical companies also are subject to various federal and state laws pertaining to healthcare “fraud and abuse,” including anti-kickback laws and false claims laws, and the reporting of payments to physicians and teaching hospitals.

Anti-Kickback Laws

U.S. federal laws prohibit fraud and abuse involving state and federal healthcare programs, such as Medicare and Medicaid. These laws are interpreted broadly and enforced aggressively by various state and federal agencies, including the Centers for Medicare & Medicaid Services, or CMS, the Department of Justice, the Office of Inspector General for the Department of Health and Human Services and various state agencies. These anti-kickback laws prohibit, among other things, knowingly and willfully offering, paying, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of an item or service that is reimbursable, in whole or in part, by a federal healthcare program. Remuneration is broadly defined to include anything of value, such as, cash payments, gifts or gift certificates, discounts, or the furnishing of services, supplies or equipment. The anti-kickback laws are broad and prohibit many arrangements and practices that are lawful in businesses outside of the healthcare industry.

The penalties for violating the anti-kickback laws can be severe. The sanctions include criminal and civil penalties, and possible exclusion from the federal healthcare programs. Many states have adopted laws similar to the federal anti-kickback laws, and some apply to items and services reimbursable by any payor, including third-party payors.

State and Federal Prohibitions on False Claims

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. Under the False Claims Act, a person acts knowingly if he has actual knowledge of the information or acts in deliberate ignorance or in reckless disregard of the truth or falsity of the information. Specific intent to defraud is not required. Provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. The number of filings under these provisions has increased significantly in recent years. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each false claim. Conduct that violates the False Claims Act may also lead to exclusion from the federal healthcare programs. Given the number of claims likely to be at issue, potential damages under the False Claims Act for even a single inappropriate arrangement could be significant. In addition, various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state healthcare programs, and, in several states, such laws apply to claims submitted to all payors.

Federal Prohibitions on Healthcare Fraud and False Statements Related to Healthcare Matters

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and state laws there are numerous regulations for protecting the privacy and security of protected health information. Additional administrative simplification provisions created the following new federal crimes: healthcare fraud, false statements relating to healthcare matters, theft or embezzlement in connection with a health benefit program and obstruction of criminal investigation of healthcare offenses. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including a private insurer. The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. The theft or embezzlement statute prohibits knowingly and willfully embezzling, stealing or otherwise converting or misapplying the money or property of a healthcare benefit program. The obstruction of criminal investigations of healthcare offenses statute prohibits willfully preventing, obstructing, misleading or delaying the communication of information and records relating to a violation of a federal healthcare offense to a criminal investigator. A violation of any of these laws is a felony and may result in fines, or exclusion from the federal healthcare programs.

The Physician Payment Sunshine Act

The Physician Payment Sunshine Act, or the Sunshine Act, which was enacted as part of the Patient Protection and Affordable Care Act, or ACA, requires applicable manufacturers of drugs, devices, biologicals, or medical supplies covered under Medicare, Medicaid or the Children’s Health Insurance Program, to report annually to the Secretary of the Department of Health and Human Services payments or other transfers of value made by that entity, or by a third party as directed by that entity, to physicians and teaching hospitals, or to third parties on behalf of physicians or teaching hospitals, during the course of the preceding calendar year. The Final Rule implementing the Sunshine Act, published on February 8, 2013, requires data collection on payments to begin on August 1, 2013. The first annual report, comprised of data collected from August 1, 2013 to December 31, 2013, is due March 31, 2014. Failure to comply with the reporting requirements can result in significant civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1 million). Ruthigen will be required to collect data on and report these payments.

Employees

As of March 31, 2015, Ruthigen had six (6) employees, five (5) of which are full-time employees. Ruthigen also has additional part-time consultants and contract research organizations available to it, all of whom are based in the United States. Ruthigen is not a party to any collective bargaining agreements. Ruthigen believes its relations with its employees are good.

Description of Property

Ruthigen’s corporate headquarters are located in Santa Rosa, California, where it leases and occupies approximately 995 square feet of executive office space. The term of Ruthigen’s lease expires in June 2015 and its monthly rent is approximately $1,700. Ruthigen also maintains an office located in Walnut Creek,

California, where it leases and occupies approximately 400 square feet of executive office space. The term of Ruthigen’s lease expires in September 2015 and its monthly rent is approximately $700.

Legal Proceedings

There are no pending legal proceedings to which the Ruthigen is a party. Ruthigen’s property is not the subject of any pending legal proceedings.

Ruthigen Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected historical consolidated financial information” and the financial statements and related notes, all included elsewhere in this joint proxy and consent solicitation statement/prospectus. As used in this section, the terms “we,” “our” and “us” refer collectively to Ruthigen. The following discussion contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control that may influence the accuracy of the statements and the projections upon which the statements are based.

Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) March 31, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three (3) years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Results of Operations

Year Ended March 31, 2014 Compared with Year Ended March 31, 2013

Expenses of the Company for the year ending March 31, 2013 contain carve-out financial statements, including expense allocations related to salaries and consulting activities, which benefited the Company from Oculus Innovative Sciences, Inc. (“Oculus”) from April 1, 2012 through January 18, 2013, prior to our incorporation. The financial information included herein may not necessarily reflect expenses and cash flows of the Company if operated on a stand-alone basis.

The following table presents selected items in our statements of operations for the years ended March 31, 2014 and 2013, respectively:

	For The Years Ended March 31,
	2014	2013
Revenues	$—	$—
Operating Expenses
Research and development	1,382,000	258,000
Selling, general and administrative	1,736,000	265,000
Total Operating Expenses	3,118,000	523,000
Net loss	$(3,118,000)	$(523,000)

Revenues

We did not recognize product sales for the years ended March 31, 2014 or 2013. Our ability to generate product revenues in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RUT58-60 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RUT58-60 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

Operating Expenses

Research and Development Expense

Research and development expense was $1,382,000 and $258,000 for the years ended March 31, 2014 and 2013, respectively, an increase of $1,124,000, or 436%. The increase in research and development expense is primarily a result of the commencement of our operations directly related to RUT58-60 in January 2013. Research and development expense consists of costs related to the research and development of RUT58-60 and our manufacturing process; the development and testing of new drug formulations; preclinical studies; consulting fees; personnel related costs, including salaries, and benefits; and in the preparations for clinical trials, which are designed to obtain FDA drug approvals for RUT58-60. Research and development expense is charged as incurred. These expenses were attributable to salary, other personnel related expenses, and consulting expenses in the research and development, clinical, and regulatory departments. The expansion of our clinical and regulatory team was due to our increased focus on medical education, clinical trials and the management of regulatory trials.

We expect that research and development expense will continue to increase substantially in future years as we seek to begin our clinical trial enrollment and pursue regulatory approvals for RUT58-60. Based on the anticipated timelines and the resources we have allocated, we expect the total operating expense to bring RUT58-60 through our goal of FDA approval will be approximately $50 million. In addition, we expect to expand the scope of our new product development, which may also result in substantial increases in research and development expense.

Selling, General and Administrative Expense

Selling, general and administrative expense was $1,736,000 and $265,000 for the years ended March 31, 2014 and 2013, respectively, an increase of $1,471,000, or 555%. The increase in selling, general and administrative expense is primarily a result of the commencement of Ruthigen’s operations directly related to

RUT58-60 in January 2013. Selling, general and administrative expense consists of personnel related costs, including salaries, bonuses, and benefits; and development expenses associated with RUT58-60 marketing preparations; costs related to administrative personnel and senior management; costs related to the completion of the License and Supply Agreement, shared services agreement and separation agreement with Oculus. These expenses also include the costs of conducting market research, attending and/or participating in industry conferences and seminars, business development activities, and other general business and outside consulting activities. Selling, general and administrative expense also includes travel costs, for employees and third-party consultants, legal and accounting fees and other professional and administrative costs.

We expect that selling, general and administrative expense will increase in the future as we grow our operations, increase our personnel and expand our infrastructure to support the requirements of being a public company.

Net Loss

We reported net losses of $3,118,000 and $523,000 for the years ended March 31, 2014 and 2013, respectively. At March 31, 2014 and 2013, our accumulated deficit was $3,669,000 and $551,000, respectively. We have not yet achieved profitability. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will eventually need to generate significant product revenues to achieve profitability. We may never achieve profitability.

On March 26, 2014, we closed our initial public offering and received $16,184,000 of net proceeds (including repayment of $798,000 of initial public offering costs to our Former Parent). Subsequent to March 31, 2014, we received an additional $865,000 of net proceeds from our initial public offering. We believe that our existing cash, which includes the proceeds from our initial public offering, will be sufficient to fund our operations into the quarter ending December 31, 2015. We intend to use our existing cash as follows:

•	approximately $8,000,000 to fund our planned Phase 1/2 clinical trial of RUT58-60, to conduct research and development activities for additional indications, and to establish an independent research facility;
•	approximately $1,500,000 in milestone payments to our Former Parent, payable upon completion of last patient enrollment in our Phase 1/2 clinical trial; and
•	approximately $6,500,000 for general corporate purposes and working capital (including repayment of $653,000 of non-initial public offering costs to our Former Parent).

This expected use of net proceeds from the initial public offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials of RUT58-60. As a result, our management will retain broad discretion over the allocation of the net proceeds from the initial public offering. We may find it necessary or advisable to use the net proceeds from the initial public offering for other purposes, and we will have broad discretion in the application of net proceeds from the initial public offering.

Cash Flows During the Years Ended March 31, 2014 and 2013

During the years ended March 31, 2014 and 2013, our sources and uses of cash were as follows:

Net Cash Used in Operating Activities

Net cash used in operating activities was $2,969,000 and $426,000 for the years ended March 31, 2014 and 2013, respectively. The net cash used in operating activities for the year ended March 31, 2014 was primarily due to cash used to fund a net loss of $3,118,000, adjusted for non-cash expenses of $2,000, partially offset by $147,000 of cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities. The net cash used in operating activities for the year ended March 31, 2013 was primarily due to cash used to fund a net loss of $523,000 partially offset by $97,000 of cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities.

Net Cash Used in Investing Activities

Net cash used in investing activities was $0 and $4,000 for the years ended March 31, 2014 and 2013, respectively. The net cash used in during the year ended March 31, 2013 was related to purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the years ended March 31, 2014 and 2013 was $18,444,000 and $526,000, respectively. The net cash provided by financing activities during the year ended March 31, 2014 was primarily attributable to $16,228,000 of net proceeds from our initial public offering (gross proceeds of $19,216,000 less $2,988,000 of offering costs paid during the year ended March 31, 2014), $1,679,000 of investment from our Former Parent and $537,000 of net proceeds from our Former Parent. The net cash provided by financing activities during the year ended March 31, 2013 was primarily attributable to $570,000 of investment from our Former Parent partially offset by $44,000 of costs related to our initial public offering.

Nine Months Ended December 31, 2014 Compared with Nine Months Ended December 31, 2013

The following table presents certain key items in our unaudited condensed statements of operations for the nine months ended December 31, 2014 and 2013, respectively:

	For The Nine Months Ended December 31,
	2014	2013
	(unaudited)
Revenues	$—	$—
Operating Expenses
Research and development	1,924,000	1,065,000
Selling, general and administrative	3,226,000	1,064,000
Total Operating Expenses	5,150,000	2,129,000
Loss From Operations	(5,150,000)	(2,129,000)
Other Income
Interest income	13,000	—
Total Other Income	13,000	—
Net Loss	$(5,137,000)	$(2,129,000)

Revenues

We did not recognize product sales for the nine months ended December 31, 2014 or 2013. Our ability to generate product revenues in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize RUT58-60 in the United States. In the event we choose to pursue a partnering arrangement to commercialize RUT58-60 or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.

Operating Expenses

Research and Development Expense

Research and development expense was $1,924,000 and $1,065,000 for the nine months ended December 31, 2014 and 2013, respectively, an increase of $859,000, or 81%. The increase in research and development expense is primarily a result of the increases in activity directly related to RUT58-60 and the Company’s preparations and initiation of clinical trial activities. Research and development expense consists of costs related to the research and development of RUT58-60 and our manufacturing process; the development and testing of new drug formulations; preclinical studies; consulting fees; personnel related costs, including salaries, and benefits; and clinical trials, which are designed to obtain FDA drug approvals for RUT58-60. Research and development expense is charged as incurred. The expansion of our research and development staff was due to our increased focus on medical education, preclinical studies, clinical trials and the management of regulatory trials.

We expect that research and development expense will continue to increase substantially in future years as we seek to begin our clinical trial enrollment and pursue regulatory approvals for RUT58-60. Based on the anticipated timelines and the resources we have allocated, we expect the total operating expense to bring RUT58-60 through our goal of FDA approval will be approximately $50 million. In addition, we expect to expand the scope of our new product development, which may also result in substantial increases in research and development expense.

Selling, General and Administrative Expense

Selling, general and administrative expense was $3,226,000 and $1,064,000 for the nine months ended December 31, 2014 and 2013, respectively, an increase of $2,162,000, or 203%. The increase in selling, general and administrative expense is primarily a result of higher legal, accounting, and insurance expenses associated with being a public company, the Company’s preparations for its initiation of clinical trials and the inclusion of non-cash stock compensation expenses of $779,000, which were not incurred for the nine months ended December 31, 2013.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including the following:

	December 31, 2014	March 31, 2014
	(unaudited)
Cash	$11,570,000	$15,571,000
Working Capital	$11,194,000	$14,627,000

We reported net losses of $1,712,000 and $5,137,000 for the three and nine months ended December 31, 2014, respectively, and $658,000 and $2,129,000 for the three and nine months ended December 31, 2013, respectively. At December 31, 2014 and March 31, 2014, our accumulated deficit was $8,806,000 and $3,669,000, respectively. We have not yet achieved profitability. We expect that our research and development and selling, general and administrative expenses will continue to increase and, as a result, we will eventually need to generate significant product revenues to achieve profitability. We may never achieve profitability.

During the nine months ended December 31, 2014, we received an additional $865,000 of net proceeds from our initial public offering. At December 31, 2014, we reported cash of $11,570,000. We believe that our existing cash, which includes the proceeds from our initial public offering, will be sufficient to fund our operations through the quarter ending March 31, 2016.

Future Capital Requirements and Availability of Funds

We expect to continue to incur substantial operating losses in the future and to make capital expenditures to support the expansion of our research and development programs, establishment of a research and development and manufacturing facility and to initiate commercial operations. We anticipate using a portion of the net proceeds from the initial public offering to finance these activities. It may take several years to obtain the necessary regulatory approvals to commercialize RUT58-60 as a drug in the United States. There is no assurance that such approvals will be obtained.

Our future funding requirements will depend on many factors, including:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;
•	future clinical trial results;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
•	the cost and timing of regulatory approvals;
•	the cost and delays in product development as a result of any changes in regulatory oversight applicable to our products;
•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;
•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and
•	the extent to which we acquire or invest in businesses, products and technologies.

We may seek to raise additional funds through public or private equity offerings, debt financings, capital lease transactions, corporate collaborations or other means. We may seek to raise additional capital due to favorable market conditions or strategic considerations even if we have sufficient funds for planned operations. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. Debt financing could require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. To the extent that we raise additional funds through collaborative arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms that are not favorable to us. We do not know whether additional funding will be available on acceptable terms, or at all. A failure to secure additional funding when needed may require us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations and would have a material adverse effect on our future business and financial condition.

Cash Flows During the Nine Months Ended December 31, 2014 and 2013

During the nine months ended December 31, 2014 and 2013, our sources and uses of cash were as follows:

Net Cash Used in Operating Activities

Net cash used in operating activities was $4,227,000 and $1,577,000 for the nine months ended December 31, 2014 and 2013, respectively. The net cash used in operating activities for the nine months ended December 31, 2014 was primarily due to cash used to fund a net loss of $5,137,000, adjusted for non-cash expenses of $779,000, partially offset by $131,000 of net cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities. The net cash used in operating activities for the nine months ended December 31, 2013 was primarily due to cash used to fund a net loss of $2,129,000, adjusted for non-cash expenses of $1,000, partially offset by $551,000 of net cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable and accrued expenses, due to an expansion of operating activities.

Net Cash Used in Investing Activities

Net cash used in investing activities was $103,000 for the nine months ended December 31, 2014, which was related to purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended December 31, 2014 and 2013 was $329,000 and $1,491,000, respectively. The net cash provided by financing activities during the nine months ended December 31, 2014 was primarily attributable to $865,000 of net proceeds from our initial public offering (gross proceeds of $1,117,000 less $252,000 of offering costs paid during the nine months ended December 31, 2014), partially offset by $536,000 of cash used in the repayment of advances to our Former Parent. The net cash provided by financing activities during the nine months ended December 31, 2013 was primarily attributable to $916,000 of advances from our Former Parent and $1,619,000 of investment from our Former Parent, partially offset by $1,116,000 of cash used in the payment of deferred offering costs related to our initial public offering.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosure of commitments and contingencies at the date of the financial statements.

On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety of factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the attributes of our products, the regulatory environment, and in certain cases, the results of outside appraisals. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our financial statements is as follows:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the expense allocations from our Former Parent and the valuation allowance related to our deferred tax assets.

Stock-Based Compensation

We account for share-based awards exchanged for employee and director services at the estimated grant date fair value of the award. We estimate the fair value of stock options using the Black-Scholes option pricing model. We estimate the fair value of restricted stock and restricted stock units based upon the closing market price of our common stock on the date the award is granted. We amortize the fair value of employee awards on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense includes the impact of an estimate for forfeitures for all stock awards. We recognize stock-based compensation expense for awards with performance conditions if and when we conclude that it is probable that the performance condition will be achieved. We reassess the probability of vesting at each reporting period for awards with performance conditions and adjust stock-based compensation expense based on our probability assessment.

We account for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Non-employee stock-based compensation charges are amortized over the requisite service period.

Income Taxes

We account for income taxes under Accounting Standards Codification, or ASC, 740 Income Taxes, or ASC 740. Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in our financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact our financial condition, results of operations or cash flows.

Research and Development

Research and development expense is charged to operations as incurred and consists primarily of personnel expenses, clinical and regulatory services and supplies.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. We have elected to adopt this ASU early effective with this Annual Report on Form 10-K and its adoption resulted in the removal of all development stage disclosures.

INFORMATION ABOUT PULMATRIX

The following section describes the business and operations of Pulmatrix, which will be a substantial portion of the business and operations of the combined company following the consummation of the merger.

Business

Overview

Pulmatrix is a clinical stage biotechnology company focused on the discovery and development of a novel class of inhaled therapeutic products intended to prevent and treat respiratory diseases and infections with significant unmet medical needs.

Pulmatrix designs and develops inhaled therapeutic products based on its proprietary dry powder delivery technology, iSPERSE (inhaled Small Particles Easily Respirable and Emitted), which enables delivery of small or large molecule drugs to the lungs by inhalation for local or systemic applications. The iSPERSE powders are engineered to be small, dense particles with highly efficient dispersibility and delivery to the airways. iSPERSE powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of drug substances including small molecules and biologics. The iSPERSE dry powder technology offers enhanced drug loading and delivery efficiency that outperforms traditional lactose-blend inhaled dry powder therapies. Advantages of using the iSPERSE technology include reduced total inhaled powder mass, enhanced dosing efficiency, reduced cost of goods and improved safety and tolerability profiles.

Pulmatrix is developing iSPERSE-based therapeutic candidates targeted at prevention and treatment of a range of respiratory diseases, targeting cystic fibrosis (CF), idiopathic pulmonary fibrosis (IPF) and chronic obstructive pulmonary disease (COPD).

Business Strategy

Pulmatrix’s goal is to utilize its proprietary iSPERSE technology to develop breakthrough therapeutic products that are safe, convenient and more efficient than the existing therapeutic products for the treatment of respiratory diseases.

•	Focus on development of inhaled anti-infective therapies to treat and prevent pulmonary infections in CF and other rare/orphan indications. Pulmatrix intends to direct its resources to and focus on advancing the research and development of inhaled anti-infective therapeutic candidates, PUR1900 and PUR2000, for respiratory infections in compromised patient populations. Pulmatrix expects to initiate Phase I/Ib clinical trials focused on therapy in CF in 2016.
•	Form strategic alliances to advance clinical trials for its therapeutic candidates for COPD. Pulmatrix intends to form strategic collaborations with third parties to advance the clinical development of PUR0200, in Europe for a pharmacokinetics bioequivalence and in the United States to support the FDA’s 505(b)(2) regulatory pathway.
•	Capitalize its proprietary iSPERSE technology and Pulmatrix’s expertise in inhaled therapeutics and particle engineering to identify new product candidates for prevention and treatment of respiratory diseases with significant unmet medical needs. To add additional inhaled therapeutics to its discovery pipeline and facilitate additional discovery collaborations, Pulmatrix is leveraging its iSPERSE technology and its management’s expertise in inhaled therapeutics and particle engineering to identify potential product candidates that are potentially safer and more effective than the current standard of care for prevention and treatment of respiratory diseases with significant unmet medical needs.
•	Form strategic alliances that leverage the iSPERSE platform to enable delivery of partnered compounds. Pulmatrix engages in early stage feasibility programs with both pharmaceutical and biotechnology companies to evaluate the feasibility of formulating a partner’s compound in the iSPERSE platform. Successful completion of these feasibility programs will result in licensing agreements of the iSPERSE platform should the partner wish to continue development.

•	Invest in protecting and expanding its intellectual property portfolio; file for additional patents to strengthen its intellectual property rights. Pulmatrix owns thirty-four (34) granted or allowed patents related to the iSPERSE technology. Seventeen (17) separate patent applications (including provisional applications) are pending in the United States, and forty-seven (47) separate patent applications are pending in the PCT, Europe, Japan and other jurisdictions. Pulmatrix intends to aggressively continue patenting claims covering aspects of iSPERSE technology, expand its patent portfolio, and actively pursue any infringement covered by any of Pulmatrix’s patents. Pulmatrix believes that its patents, and patent applications once allowed, are important for maintaining the competitive differentiation of its products and maximizing its return on research and development investments, as well as providing expansion of intellectual property protection for partner molecules in development partnerships.

Corporate History

Pulmatrix was incorporated in 2003 as a Delaware corporation. Pulmatrix was founded by David A. Edwards, Ph.D., professor of Biomedical Engineering at Harvard University, Mark Gabrielson, owner and general partner of p-Value Capital, Alexander Klibanov, Ph.D., professor of Chemistry and Bioengineering at Massachusetts Institute of Technology, and Robert Langer, Ph.D., professor of Chemical and Biomedical Engineering at Massachusetts Institute of Technology. Pulmatrix is headquartered in Lexington, Massachusetts.

iSPERSE Technology

Pulmatrix uses simple, safe excipients including proprietary cationic salt formulations to create a robust and flexible dry powder platform technology that can accommodate a wide range of drug loads in highly dispersible particles. Pulmatrix’s initial delivery platform emerged from development of iCALM (inhaled Cationic Airway Lining Modulators), a non-steroidal anti-inflammatory therapy, which showed in preclinical and early clinical studies that specific ratios of cations driven mainly by calcium salts reduced eosinophilic and neutrophilic inflammatory responses to stimuli by downregulating the pro-inflammatory chemokine/cytokine pathways of respiratory tract epithelium. In 2009, Pulmatrix developed dry powder iCALM formulations for handheld dry powder inhalers, with several commercial advantages over nebulized liquid formulations, including ease of use, speed of dosing, improved portability, and enhanced intellectual property protection. The high degree of aerosol efficiency and the density profile of Pulmatrix’s dry powder iCALM formulations provided foundation of Pulmatrix’s development of iSPERSE in 2012, using other monovalent and divalent salts.

iSPERSE particles are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles with the dispersibility advantages of porous engineered particles, which results in superior drug delivery. Unlike lactose-blended carrier formulations or low-density particles which disperse poorly, Pulmatrix believes that the iSPERSE technology platform offers several potential benefits, achieved through the following technological innovations:

•	Flexible drug loading for delivery of microgram to tens of milligrams per dose. iSPERSE particles can be engineered to include significantly less than one percent (1%) to greater than eighty percent (80%) active pharmaceutical ingredients (APIs), which allows flexibility for dosing of low potency and high drug load therapeutics.
•	Reproducible and one-step manufacture. iSPERSE powders are manufactured by a simple and reproducible one-step spray drying process with high and consistent yields. Formulations can be created independent of API physical chemistry in either crystalline or amorphous excipient matrices, as opposed to the conventional dry power technologies that require the API to be in crystalline form and suitable for micronization.
•	Superior flow rate independent lung delivery without carriers. The iSPERSE technology enables pulmonary delivery independent of lactose or other carriers, which results in significantly greater lung dose at matched nominal dose of conventional lactose-based formulations. iSPERSE formulations are dispersible across a range of flow rates with consistent emitted dose and particle size. Performance across flow rates provides reliable dose delivery across patient populations and reduces patient-to-patient variability.

•	Delivery of macromolecules and biologics. The iSPERSE powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of therapeutic compounds ranging from small molecules to proteins which can be utilized to advantageously deliver a wide range of drugs by inhalation for both local and systemic drug delivery applications. To the best of Pulmatrix’s knowledge, the conventional dry powder technologies cannot be stably formulated with macromolecules and biologics.
•	Homogenous combinations of multiple drugs. iSPERSE creates homogenous particles including excipients and API, which allows consistent delivery of multiple APIs in a product. Pulmatrix has successfully formulated iSPERSE-based products with dual and triple APIs.
•	Strong safety profile. iSPERSE products in clinical stage and planned to be in clinical stage are supported by robust preclinical safety profiles. iSPERSE excipients include those with inhalation experience and that are generally regarded as safe (GRAS) by other routes of administration.

Therapeutic Candidates

iSPERSE Anti-Infective Treatment

Pulmatrix is focusing on developing iSPERSE-based inhaled formulations of anti-infective molecules, initially for treatments of infections among patients with CF and other respiratory conditions.

CF is the most common genetic disease in Caucasian populations characterized by thick, sticky mucus that accumulates most critically in the lungs. According to the Cystic Fibrosis Foundation, CF affects roughly 30,000 children and adults in the United States and roughly 70,000 children and adults worldwide. The accumulation of mucus with abnormally high viscosity and obstruction of the airways leads to infection, then inflammation, which further exacerbates obstruction of the airways and results in progressive lung damage and diminished pulmonary function. According to the Cystic Fibrosis Foundation, in 2010 the median life expectancy for those with CF in the United States is only 38.3 years. The most common causes of death are related to CF lung deterioration, believed to be caused predominantly by chronic infection.

Pulmonary infections are significant source of morbidity and mortality across multiple respiratory diseases including CF. While pulmonary infections can be caused by a number of pathogens, approved inhaled therapeutics and those in development, to the best of Pulmatrix’s knowledge, target only a limited number of pathogens and infections; the majority of these inhaled therapeutics are intended to target a single pathogen, Pseudomonas aeruginosa (P. aeruginosa), which is the most prevalent pathogen found in the lungs of individuals with CF. A number of other clinically significant pathogens exacerbate the infections in CF patients, for which approved inhaled therapies do not exist.

The inhalation route affords direct administration of the drug to the infected parts of the lung, maximizing the dose to the affected sites and minimizing systemic exposure to the rest of the body where it could cause significant side effects. Therefore, treatment of lung infections by direct administration of anti-infective products to the lung may improve both the safety and efficacy of treatment compared to systemic administration by other routes, as well as improving patient convenience as compared to oral and injectable forms of the treatment. We believe that local lung delivery by inhalation in Pulmatrix’s iSPERSE formulation could provide convenient, effective and safe management of the debilitating and often life-threatening lung infections that are not currently addressed by inhaled therapies.

PUR1900 and PUR2000 are in early stages of development, and Pulmatrix is currently evaluating different anti-infective formulations for formulation feasibility and in preclinical studies. Selection of a lead drug and preclinical data for the PUR1900 program is expected in the first half of 2015.

PUR0400 is a fluroquiniolone antibiotic formulated in iSPERSE-based antibiotic intended to treat and prevent the bacterial infections in the lung. Pulmatrix has completed the formulation feasibility studies and has advanced PUR0400 through preclinical development.

Competition and Market Opportunities

To the best of Pulmatrix’s knowledge, there are a number of pathogens exacerbating the infections in CF patients other than P. aeruginosa, treatment of which a few or no drugs in the form of inhalation dry powder have been approved for marketing. The currently available primary anti-infective therapies against pathogens other than P. aeruginosa are mostly in injectable or oral forms. Inhalation delivery of drugs directly to the respiratory tract typically results in much higher concentrations in the infected organ, even with relatively small doses, than the concentrations of the drug that could be achieved with safe, approved doses delivered via injections or by oral administration. Furthermore, the inhalation approach may also significantly reduce the deposition of the drugs in the rest of the body which is beneficial to reduce systemic side effects and the risk of potentially damaging drug to drug interactions. Pulmatrix believes that inhaled therapy could offer improved efficiency and reduced side effects that could lead to improved patient efficacy and use profile.

There is precedent for dry powder inhalation therapy addressing specific pulmonary infections in CF patients which demonstrates both the utility and market opportunity. Novartis currently markets TOBI PodHaler for treatment of P. aeruginosa infection in the United States, and Forest Laboratories, Inc. markets inhaled colistin, Colobreathe, for the same infection in Europe. Savara is developing AeroVanc, an inhaled dry powder version of vancomycin, intended for treatment of methicillin-resistant Staphylococcus aureus lung infection in patients with CF, which, to the best of Pulmatrix’s knowledge, has completed Phase II clinical trials. Bayer AG has dry powder ciprofloxacin and amikacin in development for pulmonary infections.

There are additional nebulized liquid anti-infective products marketed or in development that further supports the market opportunity. Cayston, marketed by Gilead Sciences, Inc., is a nebulized formulation of aztreonam for treatment of P. aeruginosa infections in patients with CF. Insmed Incorporated is developing a nebulized amikacin antibiotic treatment for P. aeruginosa and non-tuberculous mycobacterial infections, and Cardeas Pharma Corporation is in Phase II development of a dual antibiotic (amikacin/tobramycin) for lung infection. CURx Pharmaceuticals is developing an inhaled antibiotic consisting of fosfomycin and tobramycin for treatment of P. aeruginosa lung infection in CF patients entering Phase III clinical trials.

Pulmatrix has identified a specific type of lung infection for which treatment is particularly well-enabled by the iSPERSE technology based on dose targeting, high drug loading and delivery efficiency that will provide topical administration of an efficacious dose while limiting the side effects associated with systemic exposure. Pulmatrix believes that PUR1900 differentiates from the products discussed above and will derive patient value based on the lung infection target and the current significant unmet needs.

Clinical Development

PUR1900 is the lead iSPERSE anti-infective development program that will begin Phase I/Ib clinical studies in 2016.

COPD

Pulmatrix plans to develop with a third party an iSPERSE-based inhaled bronchodilator, PUR0200, intended to treat COPD. COPD is a group of progressive respiratory illnesses marked by inflammation and destruction of the airways and lung, typically brought about by longstanding smoking. Persons affected by COPD have prominent symptoms of cough, phlegm, shortness of breath and exercise limitation. Pulmonary exacerbations (worsening of respiratory symptoms), are a major contributor to the health care costs and serious consequences such as hospitalization and death to patients with COPD. COPD is the third leading cause of death in the United States, and is in fourth place in Europe and the rest of the world in 2011, according to the Centers for Disease Control and Prevention.

PUR0200 is a once-daily reformulation of an existing long-acting antimuscarinic agent (“LAMA”), which blocks the effects of acetylcholine on muscarinic receptors to reverse airway obstruction, delivered by inhalation using the iSPERSE dry powder delivery platform.

Competition and Market Opportunities

The global market for COPD therapeutics was $11.7 billion in 2013. With a high number of new and more efficient and convenient drugs crowding the market, it is expected that this market will grow at a cumulative annual growth rate, or CAGR, of four percent (4%) to reach close to $15.4 billion by 2020, according to a 2015 report by EvaluatePharma, a leading market intelligence and information resource. According to the same report, the global market for LAMAs in 2013 was estimated to be $5.0 billion, of which Spiriva (tiotropium bromide) by Boehringer Ingelheim was the largest seller generating $4.7 billion worldwide with no generic competition. Despite the arrival of new LABA, LAMA and/or ICS combination therapeutics as reported by EvaluatePharma, LAMAs are expected to remain the first line of therapy among COPD patients, with projected annual sales exceeding $5.2 billion worldwide in 2016. Tiotropium bromide is expected to retain the majority of share of the LAMA market.

PUR0200 is engineered without lactose blending using the iSPERSE dry powder delivery platform. Pulmatrix expects that PUR0200 will deliver comparable pharmacokinetic and pharmacodynamic profiles to the reference product, at significantly lower exposure doses to patients. A similar pharmacokinetic profile will allow development in Europe following the pharmacokinetic bioequivalence pathway for orally inhaled drugs. Other potential advantages include improved patient use profile and reduced cost of goods due to reduced nominal dose of the API, and the availability of the abbreviated regulatory pathway (“bioequivalence”) in Europe and the 505(b)(2) regulatory pathway in the United States.

Clinical Development

In December 2013, Pulmatrix completed a two-part Phase Ib clinical trial in the United Kingdom involving moderate to severe COPD patients to assess the safety and tolerability of PUR0200 along with the pharmacodynamics and pharmacokinetics in a single dose, dose escalation trial. In part 1 of the study, 26 subjects were randomized to receive placebo or to two cohorts to receive PUR0200 at different dose levels. The goal of Part 1 was to evaluate safety and tolerability of PUR0200. Part 2 of the study tested the pharmacokinetics and pharmacodynamics of PUR0200 after single doses compared to the reference product. Part 2 of the study was a randomized, placebo-controlled 5 period cross-over study in which 38 subjects were randomized to receive placebo, 3 dose levels of PUR0200 and a lactose-blend reference product. Data from the Phase Ib clinical study demonstrated significant bronchodilator activity at all PUR0200 doses with peak and trough increase in Forced Expiratory Volume in 1 second (FEV1, a measure of lung function) comparable to the reference product. Plasma pharmacokinetics endpoints from the Phase Ib clinical study identified PUR0200 doses similar to the reference product and targets for bioequivalent development.

A clinical trial is currently planned to begin in Europe during the first half of 2016 to further study the pharmacokinetic profile of PUR0200 compared to the reference product. Pulmatrix plans to develop this program towards pharmacokinetic bioequivalence in Europe and to initiate FDA’s 505(b)(2) regulatory pathway in the United States. For further information about the 505(b)(2) regulatory pathway, see “— Government Regulation — Section 505(b)(2) New Drug Applications” on page 235 of this joint proxy and consent solicitation statement/prospectus.

On March 24, 2015, Pulmatrix entered into a letter agreement with a major generic and specialty pharmaceuticals company related to the development, manufacture and commercialization of PUR0200. Pursuant to the letter agreement, Pulmatrix agreed to work with the pharmaceutical company to develop a pharmacokinetic study plan of PUR0200, which study plan will be subject to the pharmaceutical company’s written approval, and the pharmaceutical company agreed to reimburse Pulmatrix up to $1,500,000 of expenses incurred in connection with the agreed-upon study plan. In exchange for the pharmaceutical company funding the studies, Pulmatrix granted the pharmaceutical company an immediately exercisable option representing the right to exclusively develop, manufacture, commercialize and market PUR0200 outside the United States. If exercised, the option terminates one hundred eighty (180) days following the date that Pulmatrix delivers a report detailing the outcome of the pharmacokinetic studies of PUR0200 to the pharmaceutical company. Additionally, subject to certain conditions being met, the parties agreed to negotiate, for a period of six (6) months, the terms of a license agreement whereby the pharmaceutical company would be granted the right exclusively develop, manufacture, commercialize and market PUR0200 in certain territories in exchange for Pulmatrix receiving a gross profit share of up to twenty percent (20%) of the gross profit on the pharmaceutical company’s sales of PUR0200 outside the United States.

IPF

IPF is a progressive and generally fatal disease characterized by scarring of the lungs over time that thickens the tissue lining of the lungs, causing an irreversible loss of the tissue’s ability to expand to transport oxygen. The cause of IPF is currently unknown.

Competition and Market Opportunities

The prevalence of IPF in the United States was reported to be between 6.8 and 16.3 cases per 100,000 persons, based on a 2006 article in the American Journal of Respiratory and Critical Care Medicine by Ganesh Raghu, Derek Weycker and John Edelsberg, et al., and about 30,000 new cases are being diagnosed annually according to the Fibrosis Insight Briefing by Defined Health in 2012. Two recently approved drugs, Ofev (nintedanib) and Esbriet (pirfenidone) offer the first therapeutic options for IPF patients in the United States. Both Ofev and Esbriet are oral therapies and commonly cause gastrointestinal side effects that could be severe depending on the patient. In addition, both approved drugs have not been proven to cure IPF but slow the progression of the disease. To the best of Pulmatrix’s knowledge, other pharmaceutical companies such as Bristol-Myers Squibb and Biogen Idec are developing oral and injectable therapies for IPF that are in Phase II clinical trials. Pulmatrix believes that its development of an inhaled IPF therapy could offer patients with a new therapeutic class with improved efficacy or reduced side effect profiles. As such, Pulmatrix anticipates that an iSPERSE-based inhaled therapy for IPF could compete with Ofev and Esbriet and other therapies being developed for the same or similar indications.

Clinical Development

The PUR1500 program is evaluating possible inhaled therapies for IPF in formulation feasibility and preclinical studies.

Intellectual Property

Patents and Patent Applications

Pulmatrix protects its intellectual property by filing patents on:

•	iSPERSE powder composition of matter and properties;
•	method of use for local or systemic delivery of drugs for many indications; and
•	process, manufacturing, device and packaging of a therapeutic candidate and including combination therapeutic uses.

The composition of matter patents encompass the salt formulations, and variants and derivatives thereof. The status of individual filings varies, and, as of March 31, 2015, 34 patents have been granted or allowed nationally, with expiration dates ranging from 2025 to 2031.

As of March 31, 2015, Pulmatrix had 98 patents and pending patent applications (including provisional applications) related to the iSPERSE technology in its patent portfolio, of which it was the sole owner of 5 issued or allowed U.S. patents, with expiration dates ranging from 2025 to 2031, and 29 issued or allowed foreign patents, with expiration dates of 2025 to 2031. Pulmatrix had approximately 64 additional pending patent applications (including provisionals) in the United States, Europe, Asia and other jurisdictions as of such date. There can be no assurance that these patent applications will be granted. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Pulmatrix files, the patent term is twenty (20) years from the earliest date of filing a non-provisional patent application. In the United States, the patent term of a patent that covers a FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of fourteen (14) years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when Pulmatrix’s products receive FDA approval, Pulmatrix expects to apply for patent term extensions on patents covering those products. Pulmatrix plans to seek patent term extensions to any of its issued patents in any jurisdiction where these are available. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with its assessment of whether such extensions should be granted, and if granted, the length of such extensions.

The patent positions of biotechnology companies like Pulmatrix are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Pulmatrix may not obtain or maintain adequate patent protection for any of its product candidates. Pulmatrix cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that it holds may be challenged, circumvented or invalidated by third parties.

Trade Secrets

Pulmatrix also relies on trade secret protection for its confidential and proprietary information, including the iSPERSE technology. Although Pulmatrix takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees, consultants and others, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to its trade secrets or disclose its technology. Thus, Pulmatrix may not be able to meaningfully protect its trade secrets. It is Pulmatrix’s policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with Pulmatrix. These confidentiality agreements provide that all confidential information concerning its business or financial affairs developed or made known to the individual during the course of the individual’s relationship with it is to be kept confidential and not disclosed to third parties except in specific circumstances. Pulmatrix’s confidentiality agreements with its employees also provide that all inventions conceived by the employee in the course of employment with it or from the employee’s use of Pulmatrix’s confidential information are Pulmatrix’s exclusive property.

Manufacturing

Pulmatrix does not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of its product candidates. Pulmatrix has small-scale production capabilities and generally performs early process development for its product candidates to produce quantities of its product candidates necessary to conduct preclinical studies of its investigational product candidates. Pulmatrix does not have and it does not currently plan to acquire or develop the facilities or capabilities to manufacture bulk drug substance or filled drug product for use in human clinical studies. Pulmatrix relies on contract manufacturing organizations, or CMOs, and third party contractors to generate drug-loaded formulations and produce larger scale amounts of drug substance and the drug product required for its clinical studies. Pulmatrix expects to continue to rely on CMOs to manufacture current good manufacturing practices, or cGMP, drug substance and drug product required for its clinical studies for the foreseeable future. Pulmatrix also contracts with CMOs for the labeling, packaging, storage and distribution of investigational drug products. These arrangements allow Pulmatrix to maintain a more flexible infrastructure while focusing its expertise on researching and developing its products.

Pulmatrix is currently a party to two master services agreements with CMOs that establish a framework for the provision of ongoing services, including pricing and other terms. Pulmatrix entered into a three (3) year master services agreement with Micro-Sphere SA on February 10, 2014, pursuant to which Micro-Sphere SA agreed to provide services related to the spray-drying isolation of APIs for use in PUR0200 clinical trials at rates set forth in the agreement. Additionally, the agreement provides that Pulmatrix may engage Micro-Sphere SA for additional services related to PUR0200 or Pulmatrix’s other drug candidates. The agreement is subject to automatic one (1) year renewals unless earlier terminated by either party upon six (6) months’ written notice. Under the agreement, both parties generally agree to indemnify one another for the services they provide and Micro-Sphere SA provides certain warranties related to its services. The agreement also contains customary confidentiality provisions. On February 11, 2014, Pulmatrix entered into a five (5) year master services agreement with Aptuit (Verona) SRL, pursuant to which Aptuit (Verona) SRL agreed to provide drug substance services, preclinical technology services, pharmaceutical sciences services, packaging and logistic services, consulting services, lead optimization services and other related services as requested by Pulmatrix. The agreement provides that the rates for such services will be set forth in the applicable work orders entered into under the agreement. Additionally, the agreement is subject to automatic one (1) year renewals unless earlier terminated by either party upon sixty (60) days’ written notice. Under the agreement, both parties generally agree to indemnify one another for the services they provide. The agreement also contains customary confidentiality provisions.

Pulmatrix expects to continue to rely on contract manufacturers, including Micro-Sphere SA and Aptuit (Verona) SRL, to produce sufficient quantities of its product candidates in accordance with cGMP for use in clinical trials. The cGMP compliance includes strict adherence to regulations for quality control, quality assurance, and the maintenance of records and documentation. The manufacturing facilities for Pulmatrix’s approved products, if any, must meet cGMP requirements and have acquired FDA or other regulatory approval for the manufacturing of Pulmatrix’s commercial products. Pulmatrix’s contract manufacturers may also be subject to inspections of facilities by regulatory authorities to ensure compliance with applicable regulations. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Pulmatrix has little or no direct control over its manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. These actions could have a material impact on the availability of products.

Suppliers

Pulmatrix relies on third-party vendors to supply its APIs that are used to formulate its therapeutic candidates. Pulmatrix places purchase orders with a single supplier for the API required for PUR0200, but there are many other potential API suppliers in the market.

Research and Development

During the fiscal years ended December 31, 2014, and 2013, Pulmatrix spent approximately $8.6 million and $6.6 million on research and development activities, respectively.

Government Regulation

Pharmaceutical companies are subject to extensive regulation by national, state and local agencies such as the FDA in the United States or the European Medicines Agency in Europe. The manufacture, distribution, marketing and sale of pharmaceutical products are subject to government regulation in the United States. and various foreign countries. Additionally, in the United States, Pulmatrix must follow rules and regulations established by the FDA requiring the presentation of data indicating that its products are safe and efficacious and are manufactured in accordance with cGMP regulations. If Pulmatrix does not comply with applicable requirements, Pulmatrix may be fined, the government may refuse to approve its marketing applications or allow us to manufacture or market its products, and Pulmatrix may be criminally prosecuted. Pulmatrix and its manufacturers and clinical research organizations may also be subject to regulations under other federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. The United States government has increased its enforcement activity regarding illegal marketing practices domestically and internationally. As a result, pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act.

These regulatory requirements impact Pulmatrix’s operations and differ from one country to another, so that securing the applicable regulatory approvals of one country does not imply the approval of another country. However, securing the approval of a more stringent body, i.e. the FDA, may facilitate receiving the approval by a regulatory authority in a different country where the regulatory requirements are similar or less stringent. The approval procedures involve high costs and are manpower intensive, usually extend over many years and require highly skilled and professional resources.

FDA Approval Process

The steps required to be taken before a new drug may be marketed in the United States generally include:

•	Completion of pre-clinical laboratory and animal testing;
•	The submission to the FDA of an investigational new drug, or IND, application, which must be evaluated and found acceptable by the FDA before human clinical trials may commence;

•	Performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and
•	Submission and approval of a new drug application, or NDA.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND.

In all the countries that are signatories of the Helsinki Declaration (including Israel), the prerequisite for conducting clinical trials (on human subjects) is securing the preliminary approval of the competent authorities of that country to conduct medical experiments on human subjects in compliance with the other principles established by the Helsinki Declaration.

The clinical testing of a drug product candidate generally is conducted in three sequential phases prior to approval, but the phases may overlap or be combined. A fourth, or post approval, phase may include additional clinical studies. The phases are generally as follows:

Phase I.  In Phase I clinical studies, the product is tested in a small number of patients with the target condition or disease or in healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the product candidate in humans, side effects associated with increasing doses, and, in some cases, to gain early evidence on efficacy. The number of participants included in Phase I studies is generally in the range of 20 to 80.

Phase II.  In Phase II studies, in addition to safety, the sponsor evaluates the efficacy of the product candidate on targeted indications to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks. Phase II studies typically are larger than Phase I but smaller than Phase III studies and may involve several hundred participants.

Phase III.  Phase III studies typically involve an expanded patient population at geographically-dispersed test sites. They are performed after preliminary evidence suggesting effectiveness of the product candidate has been obtained and are designed to further evaluate clinical efficacy and safety, to establish the overall benefit-risk relationship of the product candidate and to provide an adequate basis for a potential product approval. Phase III studies usually involve several hundred to several thousand participants.

Phase IV.  Phase IV clinical trials are post marketing studies designed to collect additional safety data as well as potentially expand a product indication. Post marketing commitments are required of, or agreed to by, a sponsor after the FDA has approved a product for marketing. These studies are used to gain additional information from the treatment of patients in the intended therapeutic indication and to verify a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as Phase IV post-approval or post marketing commitments. Failure to promptly conduct Phase IV clinical trials could result in the inability to deliver the product into interstate commerce, misbranding charges, and civil monetary penalties.

Clinical trials must be conducted in accordance with the FDA’s good clinical practices, or GCP, requirements. The FDA may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. An institutional review board, or IRB, generally must approve the clinical trial design and patient informed consent at study sites that the IRB oversees and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA would generally increases as clinical studies progress. We and the third-party manufacturers on which Pulmatrix rely for the manufacture of its product candidates and their respective components (including the API) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, control and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the FDA

If an NDA submission is accepted for filing, the FDA begin an in-depth review of the NDA. Under the Prescription Drug User Fee Act, or PDUFA, the FDA’s goal is to complete its initial review and respond to the applicant within twelve months of submission, unless the application relates to an unmet medical need in a serious or life-threatening indication, in which case the goal may be within eight months of NDA submission. However, PDUFA goal dates are not legal mandates and FDA response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the FDA and/or any advisory committee it appoints may interpret data differently than the applicant.

After the FDA evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the FDA nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The FDA could also approve the NDA with a Risk Evaluation and Mitigation Strategies, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include phase 4 clinical studies and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

If the FDA approves one of its therapeutic candidates, Pulmatrix will be required to comply with a number of post-approval regulatory requirements. We would be required to report, among other things, certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of its products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the

FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If Pulmatrix seek to make certain changes to an approved product, such as certain manufacturing changes, Pulmatrix will need FDA review and approval before the change can be implemented. For example, if Pulmatrix change the manufacturer of a product or its API, the FDA may require stability or other data from the new manufacturer, which will take time and is costly to generate, and the delay associated with generating this data may cause interruptions in its ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the FDA, Pulmatrix may not label or promote the product for an indication that has not been approved. Securing FDA approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all.

We rely, and expect to continue to rely, on third parties for the manufacture of clinical and future commercial, quantities of its therapeutic candidates. Future FDA and state inspections may identify compliance issues at these third-party facilities that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Many of the foregoing could limit the commercial value of an approved product or require us to commit substantial additional resources in connection with the approval of a product. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of its products under development.

Section 505(b)(2) New Drug Applications

As an alternate path for FDA approval of new indications or new formulations of previously-approved products, a company may file a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the Food, Drug, and Cosmetic Act, or FDC, was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the NDA. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Orphan Drug Designation

The Orphan Drug Act of 1983, or Orphan Drug Act, encourages manufacturers to seek approval of products intended to treat “rare diseases and conditions” with a prevalence of fewer than 200,000 patients in the United States or for which there is no reasonable expectation of recovering the development costs for the product. For products that receive Orphan Drug designation by the FDA, the Orphan Drug Act provides tax credits for clinical research, FDA assistance with protocol design, eligibility for FDA grants to fund clinical studies, waiver of the FDA application fee, and a period of seven (7) years of marketing exclusivity for the product following FDA marketing approval.

GAIN Act

The FDA’s Generating Antibiotic Incentives Now (GAIN) Act is intended to encourage development of new antibiotic drugs for the treatment of serious or life-threatening infections. For products that receive Qualified Infectious Disease Product (QIDP) designation under the Act, the Act provides Fast-Track development status with an expedited development pathway and Priority Review status which potentially provides shorter review time by the FDA of a future potential marketing application. Following FDA approval, an additional five (5) years of U.S. market exclusivity applies, received on top of the standard exclusivity period.

Foreign Regulation

In addition to regulations in the United States, Pulmatrix will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products. Whether or not Pulmatrix obtains FDA approval for a product, Pulmatrix must obtain approval by the comparable regulatory authorities of foreign countries before Pulmatrix can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. Abridged applications for the authorization of generic versions of drugs authorized by European Medicines Agency can be submitted to the European Medicines Agency through a centralized procedure referencing the innovator’s data and demonstrating bioequivalence to the reference product, among other things. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within ninety (90) days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

In the United States and other countries, sales of any products for which Pulmatrix receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors, including government health administrative authorities, managed care providers, private health insurers and other organizations. Each third-party payor may have its own policy regarding what products it will cover, the conditions under which it will cover such products, and how much it will pay for such products. Third-party payors are increasingly examining the medical necessity and cost effectiveness of medical products and services in addition to safety and efficacy and, accordingly, significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Third-party reimbursement adequate to enable Pulmatrix to realize an appropriate return on Pulmatrix’s investment in research and product development may not be available for Pulmatrix’s products.

The passage of the Medicare Prescription Drug and Modernization Act of 2003, or the MMA, sets forth the requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, which may affect the marketing of Pulmatrix’s products. The MMA also introduced a new reimbursement methodology. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.

Pulmatrix expects there will continue to be a number of federal and state proposals to implement governmental pricing controls. While Pulmatrix cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on Pulmatrix’s business, financial condition and profitability.

Compliance with Environmental Laws

Compliance by Pulmatrix with applicable environmental requirements during the years ended December 31, 2014 and 2013 and subsequently has not had a material effect upon its capital expenditures, earnings or competitive position.

Employees

As of March 31, 2015, Pulmatrix had 13 full-time employees, 9 of whom were engaged in full-time research and development activities, and 1 part-time employee. None of Pulmatrix’s employees are represented by any collective bargaining unit. Pulmatrix believes that it maintains good relations with its employees.

Properties

Pulmatrix currently leases storage and laboratory space in Lexington, Massachusetts, which consists of approximately 2,082 square feet and 22,208 square feet, respectively. The term of the current lease for the Pulmatrix facility commenced on November 1, 2014, and extends through December 31, 2016. Rent expense for the year ended December 31, 2014 was approximately $830,000. Future minimum payments under the lease are as follows:

Year Ending December 31,
2015 – $591,866
2016 – $608,638

Legal Proceedings

From time to time, Pulmatrix may be involved in litigation relating to claims arising out of its operations in the normal course of business. Pulmatrix is not currently a party to any legal proceedings, the adverse outcome of which, in its management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of its operations or financial position.

Pulmatrix Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with “Selected historical consolidated financial information” and the financial statements and related notes, all included elsewhere in this joint proxy and consent solicitation statement/prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. You should read “Risk factors” for a discussion of important factors that could cause or contribute to these differences. As used in this section, the terms “we,” “our” and “us” refer to Pulmatrix.

Overview

We are a clinical stage biotechnology company focused on the discovery and development of novel inhaled therapeutic products intended to prevent and treat respiratory diseases and infections with significant unmet medical needs.

We design and develop inhaled therapeutic products based on our proprietary dry powder delivery technology, iSPERSE (inhaled Small Particles Easily Respirable and Emitted), which enables delivery of small or large molecule drugs to the lungs by inhalation for local or systemic applications. We are developing iSPERSE-based therapeutic candidates targeted at prevention and treatment of a range of respiratory diseases, targeting chronic obstructive pulmonary disease (COPD) and rare/orphan indications including cystic fibrosis (CF), and idiopathic pulmonary fibrosis (IPF).

Our goal is to develop breakthrough therapeutic products that are safe, convenient and more efficient than the existing therapeutic products for the treatment of respiratory diseases. In support of this goal, we are focusing on developing inhaled anti-infective therapies to treat and prevent pulmonary infections in CF and other rare/orphan indications. We intend to capitalize on our iSPERSE technology platform and our expertise in inhaled therapeutics to identify new product candidates for prevention and treatment of respiratory diseases with significant unmet needs to build our product pipeline. In order to advance our clinical trials for our therapeutic candidates for COPD and leverage the iSPERSE platform to enable delivery of partnered compounds, we intend to form strategic alliances with third parties, including pharmaceutical and biotechnology companies.

Since our inception in 2003, we have devoted substantially all of our efforts to product research and development, market research, and raising capital. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date through proceeds from issuance of common and convertible preferred stock, issuance of convertible debt, collaborations with third parties and non-dilutive grants received from government agencies.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years based on our drug development plans. We expect our expenses and capital requirements will increase substantially in connection with our ongoing activities, as we:

•	initiate and expand clinical trials for PUR1900 for CF and in immunocompromised at risk patients;
•	seek regulatory approval for our product candidates;
•	hire personnel to support our product development, commercialization and administrative efforts; and
•	advance the research and development related activities for inhaled therapeutic products in our pipeline.

We will not generate product sales unless and until we successfully complete clinical developments and obtain regulatory approvals for our product candidates. Additionally, we currently utilize third-party contract research organizations, or CROs, to carry out our clinical development activities, and we do not yet have a commercial organization. If we obtain regulatory approval for any of our product candidates, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing and distribution. Accordingly, we anticipate that we will seek to fund our operations through public or private equity or debt financings or other sources, potentially including collaborative commercial arrangements. Likewise, we intend to seek to limit our commercialization costs by partnering with other companies with complementary capabilities or larger infrastructure including sales and marketing.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Financial Overview

Revenues

To date, we have not generated any product sales. Our limited revenues have been derived from feasibility work as part of agreements with other pharmaceutical companies and grants from government agencies. Our most significant feasibility study agreement was executed in July 2014. We may derive additional revenues from this agreement should the pharmaceutical partner elect to continue the feasibility study.

Under previously approved grants from the U.S. Department of Health & Human Services and the U.S. Department of Defense, we are reimbursed for certain qualifying capital investments and expenses incurred for research and development activities. We did not receive any grant funding during 2014.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the research and development of our preclinical and clinical candidates, and include:

•	employee-related expenses, including salaries, benefits and stock-based compensation expense;
•	expenses incurred under agreements with CROs, contract manufacturing organizations, or CMOs, and consultants that conduct our clinical trials and preclinical activities;
•	the cost of acquiring, developing and manufacturing clinical trial materials and lab supplies;
•	facility, depreciation and other expenses, which include direct and allocated expenses for rent, maintenance of our facility, insurance and other supplies; and
•	costs associated with preclinical activities and regulatory operations.

We expense research and development costs to operations as incurred. We recognize costs for certain development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors.

Research and development activities are central to our business model. We utilize a combination of internal and external efforts to advance product development from early stage work to clinical trial manufacturing and clinical trial support. External efforts include work with consultants and substantial work at CROs and CMOs. We support an internal research and development team and facility for our pipeline programs including PUR1900, our lead CF anti-infective, PUR0200, our lead COPD bronchodilator and PUR1500, our preclinical stage therapeutic for IPF. In order to move these programs forward along our development timelines, we maintain a significant staff of research and development employees (73% of staff). In addition, we maintain a 12,000 square foot research and development facility which includes capital equipment for the manufacture, characterization, and in vitro/in vivo evaluation of our iSPERSE powders for our pipeline programs. As we identify opportunities for iSPERSE in respiratory indications, we anticipate additional head count, capital, and development costs will be incurred to support these programs.

Because of the numerous risks and uncertainties associated with product development, however, we cannot determine with certainty the duration and completion costs of these or other current or future preclinical studies and clinical trials. The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors, including the uncertainties of future clinical and preclinical studies, uncertainties in clinical trial enrollment rates and significant and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs such as stock-based compensation for personnel in executive, finance, business development, corporate communications and human resource functions, facility costs not otherwise included in research and development expenses, patent filing fees and professional legal fees. Other general and administrative expenses include travel expenses and professional fees for consulting, auditing and tax services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research and development and potential commercialization of our product candidates. We also anticipate increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, director and officer liability insurance, investor relations costs and other costs associated with being a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in staffing and related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our product candidates.

Interest Expense

Interest expense primarily reflects the amortization of debt discounts and interest expense accrued in connection with our convertible notes.

Other Income, Net

Other income, net is comprised primarily of gains and/or losses resulting from fair value adjustments on warrants for the purchase of our preferred stock.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this joint proxy and consent solicitation statement/prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Our principal sources of revenue during the years ended December 31, 2013 and 2014 were income from grants and fees for services. In all instances, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and collectability of the resulting receivable is reasonably assured.

Multiple-Element Arrangements

Under the authoritative guidance for revenue recognition related to multiple-element revenue arrangements, each deliverable within a multiple-element revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within our control. We consider a deliverable to have standalone value if we sell this item separately or if the item is sold by another vendor or could be resold by the customer. Deliverables not meeting the criteria for being a separate unit of accounting are accounted for on a combined basis.

In the event that we enter into a contract in which the deliverables are required to be separated, we will allocate arrangement consideration to each deliverable in an arrangement based on its relative selling price. We determine selling price using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, we use third-party evidence (“TPE”). If neither VSOE nor TPE of selling price exists for a deliverable, we use estimated selling price (“ESP”) to allocate the arrangement consideration. We apply appropriate revenue recognition guidance to each unit of accounting.

Milestones

Contingent consideration from research and development activities that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. At the inception of each arrangement that includes milestone payments, we evaluate whether each milestone is substantive. This evaluation includes an assessment of whether: (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement.

We evaluate factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Collaborative research and development

We recognized upfront non-refundable fees ratably over the estimated non-contingent portion of the arrangement when the research and development activities related to the initial clinical studies were performed as there is no other discernible pattern of revenue recognition. At the end of each reporting period, we review and adjust, if necessary, the amounts recognized in revenue for any change in the estimated non-contingent period over which the research and development activities were performed.

Grant revenue

We recognize revenue from grants awarded by governmental agencies when there is reasonable assurance that we will comply with the conditions attached to the grant arrangement and the grant will be received. We evaluate the conditions of each individual grant as of each reporting period to ensure that we have reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. Grants are recognized in the statement of operations on a systemic basis over the periods in which we recognize the related costs for which the government grant is intended to compensate.

Accrued Research and Development Expenses

As part of the process of preparing financial statements, we are required to estimate and accrue expenses, which include research and development expenses related to ongoing clinical studies performed for us by CROs. This process involves:

•	communicating with applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost;
•	estimating and accruing expenses in our financial statements as of each balance sheet date based on facts and circumstances known to us at the time; and
•	periodically confirming the accuracy of our estimates with selected service providers and making adjustments, if necessary.

Examples of estimated research and development expenses that we accrue include:

•	fees paid to CROs in connection with both preclinical studies and clinical studies;
•	fees paid to investigative sites in connection with clinical studies; and
•	professional service fees for consulting and other services related to the performance of clinical studies and the process of seeking regulatory approval.

We base our expense accruals related to clinical studies on our estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage clinical studies on our behalf. The financial terms of these agreements vary and may result in uneven payment flows. Certain of our service providers invoice us monthly in arrears for services performed. Payments under other contracts depend on factors, such as the successful enrollment of patients and the completion of clinical study milestones. In accruing service fees for these contracts, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates.

To date, we have not experienced significant changes in our estimates of accrued research and development expenses after a reporting period. However, due to the nature of estimates and the expected increased volume of services expected to be performed we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical studies and other research activities.

Stock-Based Compensation

We account for grants of stock options based on their grant date fair value and recognize compensation expense over the vesting period. We estimate the fair value of stock options as of the date of grant using the Black-Scholes option-pricing model.

Stock-based compensation expense represents the cost of the grant date fair value of employee stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis, net of estimated forfeitures. The expense is adjusted for actual forfeitures at year end. Stock-based compensation expense recognized in the consolidated financial statements is based on awards that are ultimately expected to vest.

Total stock-based compensation expense is recognized for stock options granted to employees and nonemployees and has been reported in our consolidated statement of operations and comprehensive loss as follows (in thousands):

	Years ended December 31,
	2013	2014
Research and development	$261	$177
General and administrative	183	63
Total stock-based compensation expense	$444	$240

We estimated the fair value of stock options of each award at the grant date using assumptions regarding the fair value of the underlying common stock on each grant date and the following additional assumptions:

	Years ended December 31,
	2013	2014
Expected option life (years)	5.96	5.96
Risk-free interest rate	0.76% – 1.61%	1.54% – 1.78%
Expected volatility	107% – 110%	131% – 134%
Expected dividend yield	0%	0%

Stock-based compensation expense recognized for options granted to consultants is also based upon the fair value of the options issued, as determined by the Black-Scholes option pricing model. However, the unvested portion of such option grants is re-measured at each reporting period, until such time as the option is fully vested.

All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant as determined by our board of directors. Our board of directors has historically determined, with input from management, the assistance of a third party valuation specialist and the guidance outlined in the American Institute of Certified Public Accountants Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, also known as the Practice Aid, the estimated fair value of our common stock on the date of grant based on a number of objective and subjective factors, including:

•	the prices at which we sold shares of convertible preferred stock;
•	the superior rights and preferences of securities senior to our common stock at the time of each grant;
•	the likelihood of achieving a liquidity event such as a public offering or sale of our company;
•	our historical operating and financial performance and the status of our research and product development efforts; and
•	the achievement of enterprise milestones, including our entering into collaboration and license agreements.

If we had made different assumptions, our stock-based compensation expense, net loss and net loss per share applicable to common stockholders could have been materially different.

Our board of directors has consistently used the most recent valuation provided by management for determining the fair value of our common stock unless a specific event occurs that necessitates an interim valuation. We determined the fair value of our common stock at November 30, 2013 and November 30, 2014 utilizing the Hybrid Model, which consists of a market approach to estimate the enterprise value of the company, and the Option Pricing Model, or OPM, to allocate the enterprise value to each security. Under the market approach, we used a valuation based on bridge financing transactions completed by us in October 2013 and October 2014.

The valuation based on a recent financing transaction assumes that the price paid for securities in the financing transaction represents the fair value of those securities on a non-marketable basis. This information is used to calculate the enterprise value, and a marketability premium is then applied to arrive at the enterprise value on a marketable basis.

Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class and use inputs such as equity value, time to liquidity, volatility, risk-free rate, dividend yield and strike price. The warrants and underlying convertible redeemable preferred stock were subsequently valued using a back-solve method within the OPM framework to arrive at a concluded fair value of our common stock. The back-solve method is used when a recent financing has taken place which establishes a reference value for one or more classes of stockholders.

The following table presents the grant dates and related exercise prices of stock options granted from January 1, 2013 through December 31, 2014:

Date of grant	Type of award	Number of Underlying Shares	Exercise price per share	Common stock fair value per share on grant date(1)	Weighted average fair value per share of stock options on grant date(2)
April 3, 2013	Option	4,000	$0.11	$0.11	$0.09
May 30, 2013	Option	21,000	$0.11	$0.11	$0.09
August 26, 2013	Option	300,000	$0.11	$0.11	$0.09
October 11, 2013	Option	5,724,214	$0.11	$0.11	$0.09
November 22, 2013	Option	29,000	$0.11	$0.11	$0.09
March 4, 2014	Option	16,800	$0.12	$0.12	$0.11
May 22, 2014	Option	15,500	$0.12	$0.12	$0.11
September 30, 2014	Option	31,000	$0.12	$0.12	$0.11

(1)	The per share estimated fair value of common stock represents the determination by our board of directors of the fair value of our common stock as of the grant date, taking into account various objective and subjective factors and including the results, if applicable, of valuations of our common stock.
(2)	Our estimate of the per share weighted average fair value for stock option grants was determined using the Black-Scholes option-pricing model.

Convertible Preferred Stock Warrants

As of December 31, 2014, we had warrants outstanding to purchase shares of our convertible preferred stock. Freestanding warrants that are related to the purchase of redeemable preferred stock are classified as liabilities and recorded at fair value regardless of the timing of the redemption feature or the redemption price or the likelihood of redemption. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized in the statements of operations. We measure the fair value of the warrants using the Hybrid Model, which consists of a guideline public company analysis, or GPC, to estimate our enterprise value and then an Option-Pricing Model, or OPM, to allocate the enterprise value to each security.

Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class and use inputs such as equity value, time to liquidity, volatility, risk-free rate, dividend yield and strike price. The warrants and underlying convertible redeemable preferred stock were subsequently valued using a back-solve method within the OPM framework to arrive at a concluded fair value of our common stock.

The significant assumptions used in estimating the fair value of our warrant liability include the volatility of the stock underlying the warrant, risk-free interest rate, the time to liquidity event, minority discount and discount for lack of marketability. We derive these estimates by considering comparable public company benchmarks and market trends, as well as third-party valuation reports.

The preferred stock warrant liability increases or decreases each period based on fluctuations in the fair values of the underlying securities. Significant increases (decreases) in the significant unobservable inputs used in the fair value measurement of the warrant liability in isolation result in significantly higher (lower) fair value measurements.

Income Taxes

We account for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date.

We recognize net deferred tax assets through the recording of a valuation allowance to the extent that we believe these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that we would be able to realize our deferred tax assets in the future, in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We assess the probability that the positions taken or expected to be taken in our income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in our financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

Results of Operations

The following discussion summarizes the key factors our management team believes are necessary for an understanding of our financial statements.

Comparison of the Years Ended December 31, 2013 and December 31, 2014:

The following table sets forth our results of operations for each of the periods set forth below (in thousands):

	Years ended December 31,		Change
	2013	2014	$	%
Revenues
Service revenues	$—	$352	$352	0%
Grant revenue	653	—	(653)	-100%
Total revenue	653	352	(301)	-46%
Operating expenses
Research and development	8,564	6,590	(1,974)	-23%
General and administrative	3,151	2,838	(313)	-10%
Total operating expenses	11,715	9,428	(2,287)	-20%
Loss from operations	(11,062)	(9,076)	1,986	-18%
Interest expense	(2,392)	(15,276)	(12,884)	539%
Other income, net	145	208	63	44%
Net loss	$(13,309)	$(24,144)	$(10,835)	81%

Revenue — For the year ended December 31, 2014, revenue was $0.4 million compared to $0.7 million for the year ended December 31, 2013, a decrease of $0.3 million, or 46%. This decrease was primarily the result of the fulfillment of all awarded grants in 2013, with no grant revenue recognized in 2014. Revenue recognized in 2014 was all from services performed in connection with a feasibility study agreement entered into in July 2014 with a pharmaceutical company. Our ability to recognize future revenues from this agreement is subject to the pharmaceutical company’s election to continue the feasibility study on a phase-by-phase basis. As of March 31, 2015, the services covered by this agreement have been substantially completed.

Research and development expenses — For the year ended December 31, 2014, research and development expense was $6.6 million compared to $8.6 million for the year ended December 31, 2013, a decrease of $2.0 million, or 23%. $1.7 million of the decrease was the result of a decrease in recurring costs related to certain clinical studies which were completed in 2013. This led to a reduction in workforce in 2014 and a $0.4 million decrease in employee related costs and lab supplies. These cost reductions were slightly offset by increased travel and facility costs of $0.1 million on a year-over-year basis.

General and administrative expenses — For the year ended December 31, 2014, general and administrative expense was $2.8 million compared to $3.1 million for the year ended December 31, 2013, a decrease of $0.3 million, or 10%. This decrease was the result of the reduction in workforce in 2014, which resulted in a $0.1 million decrease in employee-related costs, a $0.1 million decrease in consulting and recruiting costs and a $0.1 million decrease in legal costs on a year-over-year basis.

Interest expense — For the year ended December 31, 2014, interest expense was $15.3 million compared to $2.4 million for the year ended December 31, 2013, an increase of $12.9 million. Interest expense primarily reflects interest expense and the amortization of debt discounts related to convertible promissory notes entered into from 2011 through 2014. The increase in interest expense was due to the increase in the effective principal amount of convertible promissory notes outstanding at December 31, 2014 compared to December 31, 2013. This increase was due to the issuance of convertible promissory notes in the aggregate principal amount of $0.3 million and $2.4 million during the years ended December 31, 2013 and 2014, respectively, for which, upon settlement of the notes, the note holders will receive five times the stated principal value of the notes (referred to as the effective principal value), five times the shares into which the rest of the notes would be convertible, or five times the value in new equity shares upon an automatic conversion in a qualified financing (the “5X Notes”). Interest on the 5X notes accrues based on the effective principal value.

Other income, net — For the year ended December 31, 2014, other income, net was $0.2 million, compared to $0.1 million for the year ended December 31, 2013, an increase of $0.1 million or 44%. The increase was primarily due to an increase in the gain on the change in fair value of our preferred stock warrants. The gain on the change in the fair value of our preferred stock warrants was due to a decrease in the fair value of our preferred stock on a year-over-year basis. The increase in the gain was partially due to the increase in the number of warrants issued and outstanding during 2014 as compared to 2013.

Liquidity and Capital Resources

From inception to December 31, 2014, we have incurred an accumulated deficit of $101.9 million, primarily as a result of expenses incurred through a combination of research and development activities related to our various product candidates and general and administrative expenses supporting those activities. We have financed our operations since inception primarily through the private sale of preferred stock and the issuance of convertible promissory notes. Our total cash and cash equivalents balance as of December 31, 2014 was $0.5 million. We anticipate that we will continue to incur losses, and that such losses will increase over the next several years due to development costs associated with our iSPERSE pipeline programs. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may raise through a combination of equity offerings, debt financings, other third-party funding and other collaborations and strategic alliances.

On January 21, 2015, Barry Honig provided Pulmatrix with a bridge loan of $350,000 evidenced by a promissory note. On February 19, 2015, Pulmatrix repaid Mr. Honig in full for the promissory note.

In February 2015 we issued convertible promissory notes with an aggregate principal amount of $4.5 million to new investors. In addition, on March 13, 2015, we entered into an agreement and plan of merger with Ruthigen, Inc. (“Ruthigen”), which provides for Pulmatrix to merge with and into a subsidiary of Ruthigen, with Pulmatrix surviving the merger, and we agreed to privately place approximately $10 million of common stock and warrants to purchase common stock with existing investors in Pulmatrix, contingent upon the closing of this merger. We believe that our existing resources, including proceeds from the issuance of these convertible promissory notes, will be sufficient to fund our planned operations into the second quarter of 2015, and with the additional net cash and cash equivalents of Ruthigen and the proceeds to be received in the private placement, assuming that the merger with Ruthigen is completed, would be sufficient to fund our planned operations into the second quarter of 2017. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including the scope and progress made in our research and development activities and our preclinical studies and clinical trials. If we fail to obtain additional future capital, we may be unable to complete our planned preclinical and clinical trials or obtain approval of any product candidates from the U.S. Food and Drug Administration and other regulatory authorities.

The following table sets forth the major sources and uses of cash for each of the periods set forth below (in thousands):

	Years ended December 31,
	2013	2014
Net cash used in operating activities	$(10,474)	$(9,166)
Net cash used in investing activities	(103)	(285)
Net cash provided by financing activities	10,752	8,477
Net increase (decrease) in cash and cash equivalents	$175	$(974)

Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2013 was $10.5 million, which was primarily the result of a net loss of $13.3 million and $0.2 million of net cash outflows associated with changes in operating assets and liabilities, partially offset by $3.1 million of net non-cash adjustments.

Net cash used in operating activities for the year ended December 31, 2014 was $9.2 million, which was primarily the result of a net loss of $24.1 million and $0.8 million of net cash outflows associated with changes in operating assets and liabilities, partially offset by $15.8 million of net non-cash adjustments.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2013 was $0.1 million, compared to net cash used in investing activities of $0.3 million for the year ended December 31, 2014. Net cash used in investing activities for the years ended December 31, 2013 and 2014, was entirely due to purchases of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2013 was $10.8 million, as compared to $8.5 million for the year ended December 31, 2014. Net cash provided by financing activities for the year ended December 31, 2013 and 2014 resulted primarily from the issuance of convertible promissory notes and warrants.

Financings

Based on our planned use of the net cash and cash equivalents of this merger and our existing cash resources, we believe that our available funds following this merger will be sufficient to enable us to support clinical development of our PUR1900 program through completion of a Phase IB trial in CF patients, research and development staff working on chemistry manufacturing and control activities in support of PUR0200, and pre-clinical evaluation of PUR1500 for IPF. The funding will not be sufficient to complete additional clinical work for any of the pipeline programs. We have based our projections of operating capital requirements on assumptions that may prove to be incorrect and we may use all of our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of clinical studies for existing and new pipeline programs based on iSPERSE;
•	the outcome, timing and cost of regulatory approvals by the FDA and European regulatory authorities, including the potential for these agencies to require that we perform studies in addition to those that we currently have planned;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	our need to expand our research and development activities;
•	our need and ability to hire additional personnel;
•	our need to implement additional infrastructure and internal systems;
•	the cost of establishing and maintaining a commercial-scale manufacturing line; and
•	the cost of establishing sales, marketing and distribution capabilities for any products for which we may receive regulatory approval.

If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected.

Convertible Promissory Notes

From August 2011 through December 2014, we issued $36.2 million of convertible promissory notes that bore interest at a rate of 6% per annum. Included in these convertible promissory notes are the 5X notes issued during 2013 and 2014 with a principal balance totaling $2.7 million for which, upon settlement of the notes, the note holders will receive five times the stated principal value of the notes, five times the shares into which the rest of the notes would be convertible or five times the value in new equity shares upon an automatic conversion in a qualified financing. The outstanding principal balance of all of the notes, including the 5X Notes, and accrued interest are payable on demand by at least a majority of the holders of the notes at any time following January 15, 2015. In October 2014, $7.1 million of our convertible notes and $0.9 million of accrued interest were converted into 15,886,994 shares of Series B preferred stock.

In February 2015 we issued convertible promissory notes with an aggregate principal amount of $4.5 million to new investors. The notes bear interest at a rate of 5% per annum, and the outstanding principal and accrued interest are payable in February 2016 unless converted into Ruthigen common stock following the merger as described elsewhere in this joint proxy and consent solicitation statement/prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or any relationships with unconsolidated entities of financial partnerships, such as entities frequently referred to as structured finance or special purpose entities.

Qualitative and Quantitative Disclosures About Market Risk

We do not hold or issue derivatives, derivative commodity instruments or other financial instruments for speculative trading purposes. Additionally, we do not believe our cash equivalents have significant risk of default or illiquidity.

DESCRIPTION OF RUTHIGEN CAPITAL STOCK

As a result of the merger, Pulmatrix stockholders who receive shares of Ruthigen common stock in the merger will become stockholders of Ruthigen. The rights of stockholders of Ruthigen will be governed by Delaware law, the Ruthigen Charter and the Ruthigen Bylaws, as amended. The following briefly summarizes the material terms of Ruthigen’s common stock and preferred stock. Ruthigen urges you to read the applicable provisions of the DGCL, the Ruthigen Charter and the Ruthigen Bylaws, as well as the proposed amendments to the Ruthigen Charter and the Ruthigen Bylaws carefully in their entirety. Marked copies of the proposed amendments to the Ruthigen Charter and the Ruthigen Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and C, respectively.

Authorized Capital Stock

Ruthigen’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2015, there were 4,804,290 shares of Ruthigen’s common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Ruthigen is authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.0001 per share. Holders of Ruthigen common stock are entitled to one vote for each share held on all matters submitted to a vote of Ruthigen stockholders. Holders of Ruthigen common stock have no cumulative voting rights. Further, holders of Ruthigen common stock have no preemptive or conversion rights or other subscription rights. Upon Ruthigen’s liquidation, dissolution or winding-up, holders of Ruthigen common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of Ruthigen’s outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Ruthigen common stock are entitled to receive dividends, if any, as may be declared from time to time by Ruthigen’s board of directors out of Ruthigen’s assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of a majority of the shares of Ruthigen capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Ruthigen is authorized to issue up to a total of 500,000 shares of preferred stock, par value $0.0001 per share, without stockholder approval. The preferred stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by Ruthigen’s board of directors. The board of directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Ruthigen’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Ruthigen and might harm the market price of Ruthigen common stock and the voting and other rights of the holders of common stock. Ruthigen has no current plans to issue any shares of Ruthigen preferred stock.

Anti-Takeover Provisions of Delaware Law, the Ruthigen Charter and the Ruthigen Bylaws

The provisions of Delaware law, the Ruthigen Charter and the Ruthigen Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in Ruthigen’s management or the acquisition of control by a holder of a substantial amount of Ruthigen’s voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in Ruthigen’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Ruthigen’s board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of Ruthigen’s control. These provisions are designed to reduce Ruthigen’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in Ruthigen’s management.

Delaware Statutory Business Combinations Provision

Ruthigen is subject to the anti-takeover provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three (3) years prior, did own, fifteen percent (15%) or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause

The Ruthigen Charter and the Ruthigen Bylaws currently provide that Ruthigen’s board of directors is divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to Ruthigen’s classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Ruthigen’s board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position will serve for the term applicable to that class. Ruthigen’s board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of Ruthigen’s board of directors may only be removed for cause and only by the affirmative vote of eighty percent (80%) of Ruthigen’s outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of Ruthigen’s board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

At the effective time of the merger, subject to the approval of Ruthigen’s stockholders, Ruthigen will amend the Ruthigen Charter and the Ruthigen Bylaws to declassify its board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

The Ruthigen Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to Ruthigen’s secretary at its principal offices. For an annual meeting, a stockholder’s notice generally must be delivered not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the ninetieth (90th) day prior to the meeting and not later than the later of (i) the sixtieth (60th) day prior to the meeting and (ii) the tenth (10th) day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the Ruthigen Bylaws. If it is determined that business was not properly brought before a meeting in accordance with Ruthigen’s bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by Ruthigen’s board of directors pursuant to a resolution adopted by a majority of its directors.

No Stockholder Action by Written Consent

The Ruthigen Charter and the Ruthigen Bylaws do not permit its stockholders to act by written consent. As a result, any action to be effected by Ruthigen’s stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Ruthigen Charter requires the affirmative vote of the holders of at least eighty percent (80%) of Ruthigen’s outstanding voting stock to amend or repeal any of the provisions discussed in the section of this joint proxy and consent solicitation statement/prospectus entitled “Anti-Takeover Provisions of Delaware Law, the Ruthigen Charter and the Ruthigen Bylaws” or to reduce the number of authorized shares of Ruthigen’s common stock or preferred stock. This eighty percent (80%) stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an eighty percent (80%) vote is also required for any amendment to, or repeal of, the Ruthigen Bylaws by the stockholders. The Ruthigen Bylaws may be amended or repealed by a simple majority vote of the board of directors.

Warrants

As of [•], 2015, Ruthigen had [•] Series A Warrants outstanding, with each Series A Warrant representing the right to purchase (i) one (1) share of Ruthigen’s common stock and (ii) one Series B Warrant. As of [•], 2015, Ruthigen had [no] Series B Warrants outstanding, with each Series B Warrant representing the right to purchase one (1) share of Ruthigen’s common stock.

Transfer Agent and Registrar

The transfer agent and registrar for Ruthigen’s common stock and warrants is VStock Transfer, LLC.

Stock Market Listing

Ruthigen’s common stock is listed for trading on The NASDAQ Capital Market under the symbol “RTGN.”

COMPARISON OF RIGHTS OF

RUTHIGEN STOCKHOLDERS AND PULMATRIX STOCKHOLDERS

Each of Ruthigen and Pulmatrix is a Delaware corporation. As such, the rights of Ruthigen and Pulmatrix stockholders are governed by the laws of the State of Delaware. Additionally, the rights of Ruthigen stockholders are governed by the Ruthigen Charter and the Ruthigen Bylaws, and the rights of Pulmatrix stockholders are governed by the Pulmatrix Charter and the Pulmatrix By-laws.

After completion of the merger, all of Pulmatrix’s stockholders will become stockholders of Ruthigen. Accordingly, their rights will be governed by the Ruthigen Charter and the Ruthigen Bylaws, each as amended to reflect the declassification of Ruthigen’s board of directors (unless approval of the Board Declassification Proposal is not obtained and the related condition to the consummation of the merger is wavied). While the rights and privileges of Pulmatrix’s stockholders are, in many instances, comparable to those of Ruthigen’s stockholders, there are some differences. These differences arise from differences between the respective certificates of incorporation and bylaws of Ruthigen and Pulmatrix.

The following discussion summarizes the material differences as of the date of this joint proxy and consent solicitation statement/prospectus between the rights of Ruthigen stockholders and the rights of Pulmatrix stockholders. The following discussion is only a summary and does not purport to be a complete description of all differences. Please consult the respective certificates of incorporation and bylaws of Ruthigen and Pulmatrix, each as amended, restated, supplemented or otherwise modified from time to time for a more complete understanding of these differences. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 261. Marked copies of the proposed amendments to the Ruthigen Charter and the Ruthigen Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and C, respectively.

Certain Differences Between the Rights of Stockholders of Ruthigen and Stockholders of Pulmatrix

	Pulmatrix	Ruthigen
Authorized Capital Stock	Pulmatrix is authorized to issue a total of 442,797,265 shares of capital stock, consisting of the following:	Ruthigen is authorized to issue a total of 100,500,000 shares of capital stock, consisting of the following:
	• 233,500,000 shares of common stock, par value $0.01 per share; and	• 100,000,000 shares of common stock, par value $0.0001 per share; and
	• 209,297,265 shares of preferred stock, par value $0.01 per share, consisting of the following series:	• 500,000 shares of preferred stock, par value $0.0001 per share.
º 1,219,508 shares of Seed Preferred Stock;
º 410,000 shares of Junior Seed Preferred Stock;
º 0 shares of Series A-1 Preferred Stock;
º 1,307,190 shares of Series A-4 Preferred Stock;
º 18,687,554 shares of Series B-1 Preferred Stock; and

	Pulmatrix	Ruthigen

    º

180,980,200 shares of Series B Preferred Stock (collectively, with the Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock and Series B-1 Preferred Stock, the “Investor Preferred Stock”).

Number of Directors	Pursuant to the Pulmatrix’s By-laws, the number of members of Pulmatrix’s board of directors may be fixed from time to time by resolution of Pulmatrix’s board of directors.

Currently, the number of members of Pulmatrix’s board of directors has been fixed at nine (9) and the board of directors has one vacancy.	Pursuant to the Ruthigen Charter and the Ruthigen Bylaws, the authorized number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the entire board of directors.

Ruthigen currently has four (4) directors.
Classification of Board of Directors	Pulmatrix has one class of directors and the Pulmatrix Charter does not provide for a classified board of directors. Each of Pulmatrix’s directors is generally elected to serve until the annual meeting of stockholders for the year in which such director’s term expires.	Ruthigen has three (3) classes of directors, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors.
Following the consummation of the merger, the Ruthigen Charter and the Ruthigen Bylaws will be amended to declassify Ruthigen’s board of directors.
Election of Directors	For so long as an amount of Investor Preferred Stock that is convertible into at least 500,000 shares of Pulmatrix’s common stock remains outstanding, the holders of the shares of the Investor Preferred Stock, voting together as a single class on an as-converted basis, are entitled to elect four directors of Pulmatrix at any election held for such purpose.	Directors of Ruthigen are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a stockholder meeting at which a quorum is present.

Ruthigen’s directors are generally elected for three (3) year terms.
Any remaining directors of Pulmatrix are elected by the holders of the shares of the common stock and the preferred stock voting together as a single class on an as-converted basis.

	Pulmatrix	Ruthigen
Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a stockholder meeting at which a quorum is present.
Removal of Directors	A Pulmatrix director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.	A Ruthigen director or the entire board of directors may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares then entitled to vote at an election of directors, voting together as a single class.
Vacancies on the Board of Directors	Vacancies in the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director.	Vacancies in the board of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director.
Stockholder Action by Written Consent	Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded.	The Ruthigen Charter and the Ruthigen Bylaws provide that any action required or permitted to be taken by the stockholders may only be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Amendments to Certificate of Incorporation	The Pulmatrix Charter provides that Pulmatrix may amend, alter, change or repeal any provision contained in the Pulmatrix Charter by obtaining the approval of the majority of Pulmatrix’s board of directors and the holders of a majority of the outstanding shares of Pulmatrix common stock, and that all rights conferred upon stockholders by the Pulmatrix Charter are granted subject to this reservation.	The Ruthigen Charter provides that Ruthigen may amend, alter, change or repeal any provision contained in the Ruthigen Charter by obtaining the approval of the holders of eighty percent (80%) of Ruthigen’s voting stock, voting together as a single class.

	Pulmatrix	Ruthigen
Notwithstanding the above, the Pulmatrix Charter provides that Pulmatrix may not amend, alter or repeal any provision of the Pulmatrix Charter without the approval of the holders of at least sixty-five percent (65%) of the outstanding shares of Series B Preferred Stock. Additionally, the Pulmatrix Charter provides that Pulmatrix may not alter or change the rights, preferences or privileges of any of the Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock or Series B-1 Preferred stock without the approval of the holders of at least 66 2/3% of the outstanding shares of each such series, voting together as a single class on an as-converted basis.
Amendment of By-Laws	The Pulmatrix By-laws may be amended, added to, rescinded or repealed by the stockholders or the board of directors at any regular or special meeting at which a quorum is present or represented, provided that notice of the proposed amendment is given at least two (2) days prior to the meeting.

Notwithstanding the above, the Pulmatrix Charter provides that Pulmatrix may not amend, alter or repeal any provision of the Pulmatrix By-laws without the approval of the holders of at least sixty-five percent (65%) of the outstanding shares of Series B Preferred Stock. Additionally, the Pulmatrix Charter provides that Pulmatrix may not alter or change the rights, preferences or privileges of any of the Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock or Series B-1 Preferred stock without the approval of the holders of at least 66 2/3% of the outstanding shares of each such series, voting together as a single class on an as-converted basis.	The Ruthigen board of directors may adopt, amend or repeal the Ruthigen Bylaws by the affirmative vote of a majority vote of the board of directors.

The Ruthigen stockholders may adopt, amend or repeal the Ruthigen Bylaws by the affirmative vote of the holders of at least eighty percent (80%) of Ruthigen’s voting stock.
Voting Rights	Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders and each share of preferred stock is entitled to one vote on all matters submitted to a vote of the stockholders for each share of common stock into which such preferred stock is then convertible.	Each holder of common stock is entitled to one vote for each share held.

	Pulmatrix	Ruthigen
Special Meeting of Stockholders	Special meetings of Pulmatrix stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors authorized.	Special meetings of the Ruthigen stockholders may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the whole board.
Delivery of Notice Requirements of Stockholder Nominations and Proposals	The Pulmatrix Charter and the Pulmatrix By-laws do not impose any notice requirements on the submission of stockholder nominations or proposals.	The Ruthigen Bylaws generally provide that for a stockholder’s nomination or proposal to be timely, it must be delivered to the secretary at Ruthigen’s principal executive offices not less than ninety (90) or more than one-hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary, notice must be delivered not earlier than the close of business on the one-hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Ruthigen.
In the event Ruthigen calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, a stockholder nomination must be delivered to the secretary at Ruthigen’s principal executive offices not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of the sixtieth (60th) day prior to such special meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
Dividends	The Pulmatrix Charter provides that Pulmatrix pay preferential dividends to the holders of its preferred stock.	The Ruthigen Charter provides that dividends may be declared and paid on the common stock if, as and when determined by the board of directors in their sole discretion, subject to the provisions of the Ruthigen Charter.

Pulmatrix	Ruthigen
When and if a dividend is declared by the board of directors, each share of Series B Preferred Stock is entitled to dividends at a rate of $0.04 per annum, prior and in preference to the common stock and any other series of preferred stock. Subject to the rights of the Series B Preferred Stock, each other series of preferred stock, other than the Junior Seed Preferred Stock, is entitled to dividends at a rate of (i) $0.2448 per share per annum with respect to the Series A-1 Preferred Stock and the Series A-4 Preferred Stock, (ii) $0.04 per share per annum with respect to the Series B-1 Preferred Stock and (iii) $0.09 per share per annum with respect to each Seed Preferred Stock, in each case, prior and in preference to the common stock and the Junior Seed Preferred Stock. Subject to the rights of each other series of preferred stock, each share of the Junior Seed Preferred Stock is entitled to dividends at a rate of $0.09 per share, prior and in preference to the common stock.
Subject to the foregoing, any additional dividends or distributions shall be distributed among all holders of the common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock.

	Pulmatrix	Ruthigen
Indemnification of Officers and Directors/ Insurance; Advancement of Expenses	The Pulmatrix Charter and the Pulmatrix By-laws provide for mandatory indemnification to the fullest extent permitted by the DGCL of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because the person is or was an officer or director of Pulmatrix or served at the request of Pulmatrix as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.	The Ruthigen Charter and Ruthigen Bylaws provide for mandatory indemnification to the fullest extent permitted by the DGCL of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because the person is or was an officer or director of Ruthigen or served at the request of Ruthigen as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. However, Ruthigen is not required to indemnify or advance expenses to any indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Ruthigen board of directors.
Appraisal Rights	If the merger is consummated, Pulmatrix stockholders who have not approved the adoption of the Merger Agreement may seek appraisal of their shares of Pulmatrix stock pursuant to Section 262 of the DGCL.	The Ruthigen Charter and the Ruthigen Bylaws do not provide for appraisal rights.
Exclusive Forum	The Pulmatrix Charter and the Pulmatrix By-laws do not provide for an exclusive forum.	The Ruthigen Charter and the Ruthigen Bylaws do not provide for an exclusive forum.
Corporate Opportunity	The Pulmatrix Charter provides that Pulmatrix renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, certain business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.	The Ruthigen Charter and the Ruthigen Bylaws do not renounce the corporate opportunity doctrine.

Certain holders of Pulmatrix’s securities are parties to an investors’ rights agreement, a voting agreement and a right of first refusal and co-sale agreement that will not apply to the combined company if the merger is completed.

Pulmatrix Investors’ Rights Agreement

The second amended and restated investors’ rights agreement provides the holders of Pulmatrix’s Investor Preferred Stock or any common stock issued upon conversion of the Investor Preferred Stock the following rights:

•	registration rights, upon request from the holders of forty percent (40%) or more of the common stock issuable or issued upon conversion of the Investor Preferred Stock and any dividend or other distribution with respect to such common stock;
•	information and inspection rights;

•	right of first offer with respect to future sale by Pulmatrix of shares of its capital stock to a holder of (i) at least 600,000 shares of Pulmatrix’s Series B Preferred Stock or Series B-1 Preferred Stock or common stock issued upon conversion of such series of preferred stock, or (ii) at least 100,000 shares of common stock issued or issuable upon conversion of Pulmatrix’s Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock or issued or issuable upon conversion of securities convertible into or exchangeable for shares of Pulmatrix’s Seed Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock; and
•	approval rights of certain matters.

Pulmatrix Voting Agreement

Pursuant to the second amended and restated voting agreement, certain holders of Pulmatrix’s Series B Preferred Stock, Series B-1 Preferred Stock, Series A-1 Preferred Stock, Series A-4 Preferred Stock, Junior Seed Preferred Stock and Seed Preferred Stock and certain holders of Pulmatrix common stock agreed to:

•	vote to elect certain designated individuals to Pulmatrix’s board of directors; and
•	vote in favor of a sale of Pulmatrix approved by certain preferred stockholders and Pulmatrix’s board of directors; provided that, if the approved sale of Pulmatrix is a stock sale, sell the same proportion of shares of capital stock they beneficially own as is being sold by the preferred stockholders that approved the sale.

Pulmatrix First Refusal and Co-Sale Agreement

The second amended and restated first refusal and co-sale agreement provides Pulmatrix, the holders of Pulmatrix’s Investor Preferred Stock and the holders of Junior Seed Preferred Stock the following rights:

•	right of first refusal upon sale by certain holders of Pulmatrix’s common stock; and
•	right of co-sale.

LEGAL MATTERS

The validity of the Ruthigen common stock to be issued in connection with the merger will be passed upon by Grushko & Mittman. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Ruthigen by Olshan Frome, and for Pulmatrix by Haynes and Boone.

EXPERTS

The financial statements of Ruthigen, Inc., as of and for the years ended March 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in this joint proxy and consent solicitation statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The financial statements of Pulmatrix Inc. as of and for the years ended December 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report, which includes an explanatory paragraph as to Pulmatrix’s ability to continue as a going concern, appearing herein and elsewhere in this joint proxy and consent solicitation statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ruthigen is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Ruthigen at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, Ruthigen files reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Ruthigen’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Ruthigen also makes available free of charge on or through its website at www.Ruthigen.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Ruthigen electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Ruthigen are inactive textual references and information on those websites is not part of this joint proxy and consent solicitation statement/prospectus.

Ruthigen has filed with the SEC a registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, under the Securities Act to register the shares of Ruthigen common stock to be issued to Pulmatrix equity holders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Ruthigen and Ruthigen common stock. However, this joint proxy and consent solicitation statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Ruthigen and Pulmatrix encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

Ruthigen has supplied all the information contained in this joint proxy and consent solicitation statement/prospectus relating to Ruthigen, and Pulmatrix has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Pulmatrix.

You should rely only on the information contained in this joint proxy and consent solicitation statement/prospectus. Neither Ruthigen nor Pulmatrix has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy and consent solicitation statement/prospectus is correct as of its date. It may not continue to be correct after this date. Ruthigen has supplied all of the information about Ruthigen and its subsidiaries contained in this joint proxy and consent solicitation statement/prospectus and Pulmatrix has supplied all of the information contained in this joint proxy and consent solicitation statement/prospectus about Pulmatrix. Each of Ruthigen and Pulmatrix is relying on the correctness of the information supplied by the other.

FUTURE STOCKHOLDER PROPOSALS

Ruthigen

Inclusion of Proposals in Ruthigen’s Proxy Statement and Proxy Card under the SEC’s Rules

Stockholders may submit proposals appropriate for stockholder action at the 2016 annual meeting of Ruthigen stockholders consistent with the regulations of the SEC. If a stockholder desires to have such proposals included in the proxy statement and form of proxy distributed by Ruthigen’s board of directors with respect to such meeting, the proposals must be received at Ruthigen’s principal executive offices, 2445 Bennett Valley Road, Suite C116, Santa Rosa, CA 95404, no later than November 4, 2015 (or, if Ruthigen were to schedule its 2016 annual meeting of stockholders on a date that is not within thirty (30) days of March 26, 2016, the anniversary of the Ruthigen 2015 annual meeting of stockholders, not later than a reasonable period of time before Ruthigen begins to print and send its proxy materials for its 2016 annual meeting of stockholders).

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

In accordance with Section 6.C of the Ruthigen Bylaws, stockholders who wish to present business or nominate a person for election to the Ruthigen board of directors outside of Rule 14a-8 promulgated under the Exchange Act must submit such proposals to Ruthigen’s secretary at its principal offices no less than ninety (90) days and no more than one hundred twenty (120) days prior to the first anniversary of the date of Ruthigen’s annual meeting (in the case of the 2016 annual meeting of stockholders, not before November 27, 2015 and not after December 27, 2015). In the event that the date of Ruthigen’s 2016 annual meeting of stockholders is more than thirty (30) days before or more than thirty (30) days after the anniversary of the 2015 annual meeting of stockholders, the stockholder proposals must be received no earlier than the one hundred twentieth (120th) day prior and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the earlier of the day on which notice of the date of the meeting is mailed or public disclosure of the annual meeting is made.

The foregoing summary of Ruthigen’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the Ruthigen Bylaws, a complete copy of which is included in this joint proxy and consent solicitation statement/prospectus that is a part of this registration statement as Annex C.

Pulmatrix

Inclusion of Proposals in Pulmatrix’s Proxy Statement and Proxy Card under the SEC’s Rules

Pulmatrix is currently a private company and, as a result, is not required to comply with the SEC’s regulations related to the submission of stockholder proposals.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

The Pulmatrix By-laws do not establish any advance notice requirements in connection with the submission of stockholder proposals.

PULMATRIX INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Pulmatrix Inc.

We have audited the accompanying balance sheets of Pulmatrix Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pulmatrix Inc., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the financial statements, the Company has incurred recurring losses and used significant cash flows in its operating activities since its inception. At December 31, 2014, the Company had negative working capital, an accumulated deficit and limited capital resources. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also discussed in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the classification or carrying amounts or assets and liabilities that might become necessary should the Company be unable to continue as a going concern.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 14, 2015

PULMATRIX INC.

BALANCE SHEETS
(in thousands, except share and per share data)

	At December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$1,425	$451
Short-term restricted cash	200	—
Prepaid expenses and other current assets	184	380
Total current assets	1,809	831
Property and equipment, net	648	470
Long-term restricted cash	25	250
Total assets	$2,482	$1,551
Liabilities and stockholders’ deficit
Current liabilities
Convertible notes payable to stockholders, net of discount	$27,556	$39,703
Accounts payable	545	216
Accrued expenses	2,763	3,544
Total current liabilities	30,864	43,463
Preferred stock warrant liability	1,524	1,309
Total liabilities	32,388	44,772
Commitments (Note 15)
Redeemable convertible preferred stock, $0.01 par value – authorized 171,357,981 and 209,297,265 shares at December 31, 2013 and 2014, respectively
Series B redeemable convertible preferred stock, $0.01 par value – 143,040,916 and 180,980,200 shares designated at December 31, 2013 and 2014, respectively; 60,588,790 and 41,788,790 shares issued and outstanding at December 31, 2013 and 2014, respectively, (liquidation preference of $20,894 at December 31, 2014)	30,270	20,894
Seed redeemable convertible preferred stock, $0.01 par value – 1,219,508 shares designated, issued, and outstanding (liquidation preference of $1,331 at December 31, 2014	1,328	1,331
Series A-4 redeemable convertible preferred stock, $0.01 par value – 1,307,190 shares designated, issued, and outstanding (liquidation preference of $4,000 at December 31, 2014)	3,997	4,000
Series B-1 redeemable convertible preferred stock, $0.01 par value – 18,687,554 shares designated, issued, and outstanding (liquidation preference of $9,344 at December 31, 2014)	9,335	9,344
Junior Seed convertible preferred stock, $0.01 par value – 410,000 shares designated, issued, and outstanding (liquidation preference of $820 at December 31, 2014)	4	4
Stockholders’ deficit:
Common stock, $0.01 par value – 196,546,631 and 233,500,000 shares authorized at December 31, 2013 and 2014, respectively; 3,145,042 and 3,182,209 shares issued and outstanding at December 31, 2013 and 2014, respectively	31	31
Additional paid-in capital	2,921	23,111
Accumulated deficit	(77,792)	(101,936)
Total stockholders’ deficit	(74,840)	(78,794)
Total liabilities redeemable convertible preferred shares and stockholders’ deficit	$2,482	$1,551

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Years Ended December 31,
	2013	2014
Revenues
Service revenues	$—	$352
Grant revenue	653	—
Total revenue	653	352
Operating expenses
Research and development	8,564	6,590
General and administrative	3,151	2,838
Total operating expenses	11,715	9,428
Loss from operations	(11,062)	(9,076)
Interest expense	(2,392)	(15,276)
Other income, net	145	208
Net loss	$(13,309)	$(24,144)
Net loss attributable to common stockholders (Note 16)	$(13,361)	$(6,453)
Net loss per share attributable to common stockholders, basic and diluted	$(4.67)	$(2.05)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	2,861,316	3,154,029

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(in thousands, except share data)

	Series B Redeemable Convertible Preferred Stock, $0.01 Par Value		Seed Redeemable Convertible Preferred Stock, $0.01 Par Value		Series A-4 Redeemable Convertible Preferred Stock, $0.01 Par Value		Series B-1 Redeemable Convertible Preferred Stock, $0.01 Par Value		Junior Seed Convertible Preferred Stock, $0.01 Par Value		Common Stock, $0.01 Par Value		Additional Paid-In Capital	Accumulated Deficit	Total
	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount
Balance – January 1, 2013	60,588,790	$30,238	1,219,508	$1,323	1,307,190	$3,993	18,687,554	$9,323	410,000	$4	2,719,147	$27	$2,191	$(64,483)	(62,265)
Stock-based compensation													444		444
Exercise of common stock options											425,895	4	48		52
Beneficial conversion feature related to convertible promissory notes to stockholders net of deferred taxes of $0													290		290
Accretion of redeemable preferred stock		32		5		4		12					(52)		(52)
Net loss														(13,309)	(13,309)
Balance – December 31, 2013	60,588,790	30,270	1,219,508	1,328	1,307,190	3,997	18,687,554	9,335	410,000	4	3,145,042	31	2,921	(77,792)	(74,840)
Stock-based compensation													240		240
Exercise of common stock options											37,167	—	3		3
Repurchase of Series B Redeemable Convertible Preferred Stock and extinguishment of Notes Payable and Warrants	(18,800,000)	(9,400)											17,731		17,731
Beneficial conversion features related to convertible promissory notes to stockholders net of deferred taxes of $0													2,256		2,256
Accretion of redeemable preferred stock		24		3		3		9					(40)		(40)
Net loss														(24,144)	(24,144)
Balance – December 31, 2014	41,788,790	$20,894	1,219,508	$1,331	1,307,190	$4,000	18,687,554	$9,344	410,000	$4	3,182,209	$31	$23,111	$(101,936)	(78,794)

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2013	2014
Cash flows from operating activities:
Net loss	$(13,309)	$(24,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	352	342
Stock-based compensation	444	240
Non-cash interest expense	2,392	15,276
Fair value adjustment on preferred stock warrant liability	(143)	(211)
Loss on disposal of property and equipment	32	121
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	254	(196)
Accounts payable	84	(329)
Accrued expenses	(580)	(240)
Restricted cash	—	(25)
Net cash used in operating activities	(10,474)	(9,166)
Cash flows from investing activities:
Purchases of property and equipment	(103)	(285)
Net cash used in investing activities	(103)	(285)
Cash flows from financing activities:
Proceeds from issuance of common stock	52	3
Proceeds from issuance of convertible promissory notes and warrants	10,700	8,475
Extinguishment of debt and repurchase of series B preferred stock	—	(1)
Net cash provided by financing activities	10,752	8,477
Net increase (decrease) in cash and cash equivalents	175	(974)
Cash and cash equivalents – beginning of year	1,250	1,425
Cash and cash equivalents – end of year	$1,425	$451
Supplemental disclosures of noncash financing and investing activities:
Conversion of notes payable and accrued interest to convertible preferred stock	$—	$7,943
Warrant extinguishment	$—	$389
Accretion of redeemable preferred stock	$—	$40
Promissory note issuance proceeds allocated to preferred stock warrants	$730	$386
Promissory note issuance proceeds allocated to beneficial conversion feature	$290	$2,256
Fixed asset purchases in accounts payable at year-end	$20	$—

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

1. NATURE OF BUSINESS

Nature of Business

Pulmatrix Inc. (the “Company” or “Pulmatrix”),was incorporated on April 25, 2003, as a Delaware corporation, with operations based in Lexington, Massachusetts. The Company was formed to develop inhalable therapeutics and enabling technologies that treat and control respiratory infectious diseases. Since the Company’s inception, it has devoted its efforts principally to research and development activities and raising capital.

The Company is devoting substantially all of its efforts to product research and development, market research, and raising capital, and as such has incurred significant losses to date. The Company is subject to a number of risks similar to those of other pre-commercial life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, compliance with government regulations, protection of proprietary technology, and dependence on third parties. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation, Going Concern and Management’s Plans

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

At December 31, 2014, the Company had unrestricted cash and cash equivalents of $451, an accumulated deficit of $101,936 and negative working capital of $42,632. The Company expects to continue to generate losses from operations for the foreseeable future. To date, the Company has principally raised capital through debt and private placements of its redeemable convertible preferred stock (Notes 6 and 9). At December 31, 2014, the Company had debt obligations, including accrued interest, totaling $43,059, which is payable on demand by at least a majority of the note holders at any time following January 15, 2015 (Note 6). In February 2015, the Company issued convertible promissory notes with an aggregate original principal amount of $4,500, which are payable in February 2016 (Note 19). The Company will require significant additional funds to conduct research and development, conduct clinical trials, achieve regulatory approvals, and, subject to such approvals, commercially launch its products. The Company will seek to fund operations through debt and/or equity financings and through collaborative commercial agreements. There can be no assurances that the Company will be able to obtain the necessary funding to successfully develop and market its products or attain successful operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates reflected in these financial statements include the estimated fair value of the Company’s common stock for the purpose of accounting for stock-based compensation awards, accounting for the convertible notes, including beneficial conversion

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

features and the fair value of the preferred stock warrants, and certain other accruals and reserves. The Company’s actual results may differ from these estimates under different assumptions or conditions.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Concentrations of Credit Risk

Cash is a financial instrument that potentially subjects the Company to concentrations of credit risk. For all periods presented, substantially all of the Company’s cash was deposited in an account at a single financial institution that management believes is creditworthy. The Company is exposed to credit risk in the event of default by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits. The Company maintains its cash at a high quality financial institution and has not incurred any losses to date.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which is a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported or disclosed fair value of the financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy, and its applicability to the Company’s financial assets and liabilities, are described below:

Level 1 Inputs:  Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets or liabilities.

Level 2 Inputs:  Quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3 Inputs:  Pricing inputs are unobservable for the assets or liabilities, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the assets. Level 3 includes private investments that are supported by little or no market activity.

The fair value hierarchy level is determined by asset class based on the lowest level of significant input. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified between levels. During the year ended December 31, 2013 and 2014, there were no transfers between levels.

The Company measures cash equivalents at fair value on a recurring basis. The fair value of cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

identical assets. The fair values of the preferred stock warrants were determined based on “Level 3” inputs and utilizing a model (“Hybrid Model”), consisting of a guideline public company analysis (“GPC”) to estimate the enterprise value of the Company and then an Option-Pricing Model (“OPM”), to allocate the enterprise value to each security (Note 10).

The fair value of the Company’s convertible notes was determined using current applicable rates for similar instruments with similar conversion and settlement features as of the balance sheet dates. The carrying value of the Company’s convertible notes payable approximates their fair value considering their short-term maturity dates and that the stated interest rate is near current market rates for instruments with similar conversion and settlement features. The fair value of the Company’s convertible notes was determined using “Level 3” inputs.

Cash and Cash Equivalents

Cash and cash equivalents are held in U.S. banks and consist of liquid investments and money market funds with a maturity from date of purchase of 90 days or less that are readily convertible into cash.

Restricted Cash

Restricted cash represents cash held in a depository account at a financial institution to collateralize a conditional stand-by letter of credit related to the Company’s Lexington, Massachusetts, office and laboratory facility lease agreement. Restricted cash is reported as non-current unless the restrictions are expected to be released in the next 12 months.

At December 31, 2013 and 2014, the Company had a $200 letter of credit as a security deposit on its leased office and laboratory facility that expires in December 2016 and that is secured by a deposit in a money market account, as well as $25 and $50 deposited in a money market account as security for a credit card at December 31, 2013 and 2014 respectively.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated remaining lease term or the useful lives of the related assets. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Depreciation is provided over the following estimated useful lives:

Asset Description	Estimated Useful Lives
Laboratory equipment	5 years
Computer equipment	3 years
Office furniture and equipment	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Deferred Rent

Deferred rent, included within accrued expenses in the balance sheet, consists of the difference between cash payments and the recognition of rent expense on a straight-line basis for the facilities the Company occupies. The Company’s lease for its Lexington, Massachusetts, facility provides for a rent-free period as

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

well as fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is being charged to rent expense ratably over the life of the lease.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying values of its long-lived assets when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. Specific potential indicators of impairment include, but are not necessarily limited to:

•	a significant decrease in the fair value of an asset;
•	a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;
•	a significant adverse change in legal factors or in the business climate that affects the value of an asset;
•	an adverse action or assessment by the U.S. Food and Drug Administration or another regulator;
•	an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and
•	operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.

When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable. To date, no such impairments have been recognized.

Redeemable Convertible Preferred Stock

The Company classifies its redeemable convertible preferred stock as temporary equity on the balance sheets because redemption is not solely within the control of the Company. On issuance, the Company records the preferred stock at fair value which is normally the issue price. The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the date when a majority of holders of such stock may elect to redeem it (Note 9). These increases are effected through charges against additional paid-in capital, to the extent it is available, or to accumulated deficit.

Preferred Stock Warrant Liability

The Company has recorded warrants to purchase redeemable convertible preferred stock issued to investors as liabilities as the warrants are exercisable for redeemable shares. The warrants are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in other income (expense) in the statements of operations at each period end while such instruments remain outstanding.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable GAAP. Accounting Standards Codification 815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

The conversion features of the Notes Payable to Stockholders did not qualify as an embedded derivative instruments and bifurcated from the host convertible debentures was not necessary.

Revenue Recognition

The Company’s principal sources of revenue during the reporting period were income from grants and fees for services. In all instances, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and collectability of the resulting receivable is reasonably assured.

Multiple-Element Arrangements

Under the authoritative guidance for revenue recognition related to multiple-element revenue arrangements, each deliverable within a multiple-element revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. The Company considers a deliverable to have standalone value if the Company sells this item separately or if the item is sold by another vendor or could be resold by the customer. Deliverables not meeting the criteria for being a separate unit of accounting are accounted for on a combined basis.

In the event the Company enters into a contract in which the deliverables are required to be separated, the Company will allocate arrangement consideration to each deliverable in an arrangement based on its

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

relative selling price. The Company determines selling price using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, the Company uses third-party evidence (“TPE”). If neither VSOE nor TPE of selling price exists for a deliverable, the Company uses estimated selling price (“ESP”) to allocate the arrangement consideration. The Company applies appropriate revenue recognition guidance to each unit of accounting.

Milestones

Contingent consideration from research and development activities that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive. This evaluation includes an assessment of whether: (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement.

The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Service revenues

The Company recognized upfront non-refundable fees ratably over the estimated non-contingent portion of the arrangement when the research and development activities related to the initial clinical studies were performed as there is no other discernible pattern of revenue recognition. At the end of each reporting period, the Company reviews and adjusts, if necessary, the amounts recognized in revenue for any change in the estimated non-contingent period over which the research and development activities were performed.

Grant revenue

The Company recognizes grants from governmental agencies (Note 3) when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. Grants are recognized in the statement of operations on a systemic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate.

Research and Development Costs

Costs incurred in the research and development of the Company’s product candidates are expensed as incurred. Research and development costs that are paid in advance of performance are capitalized as prepaid expenses and amortized over the service period as the services are provided.

Stock-Based Compensation

Stock-based compensation expense is recognized on the grant-date fair value of the stock-based awards using the Black-Scholes valuation model. The fair value measurement date for non-employee awards is generally the date the performance of services is completed. The Company recognizes compensation expense only for those stock-based awards expected to vest after considering expected forfeitures of the stock-based awards. Stock-based compensation expense is recognized on a straight-line basis over the service period related to each award.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Stock-based payments to non-employees are re-measured at each reporting date and recognized as services are rendered, generally on a straight line basis. The Company believes that the fair values of these awards are more reliably measurable than the fair values of the services rendered.

Basic and Diluted Net Income (Loss) Per Share

The Company calculates its basic and diluted net income (loss) per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. Under the two-class method, the Company determines whether it has net income attributable to common stockholders, which includes the results of operations, capital contributions and deemed dividends less current period convertible preferred stock non-cumulative dividends and accretion to redemption value. If it is determined that the Company does have net income attributable to common stockholders during a period, the related undistributed earnings are then allocated between common stock and the Company’s convertible preferred stock based on the weighted average number of shares outstanding during the period, on an as-converted basis, to determine the numerator for the basic net income per share attributable to common stockholders. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company.

In computing diluted net income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities to determine the numerator for the diluted net income per share attributable to common stockholders. The Company’s basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period, determined using the treasury-stock and if-converted methods. The diluted net income (loss) per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share is the same as basic net loss per share since common stock equivalents are excluded due to their effect being anti-dilutive.

Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts of assets and liabilities and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax assets to the amount that will, more likely than not, be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss has been incurred related to these matters and the amount of the loss is reasonably determinable. The Company recorded no liabilities related to uncertain tax positions as of December 31, 2013 and 2014.

The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective in the annual period ending December 31, 2017, including interim periods within that annual period. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of its pending adoption of this standard on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation (“ASU 2014-10”). ASU 2014-10 removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities within GAAP. In addition, ASU 2014-10 eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The Company has elected to early adopt ASU 2014-10 effective January 1, 2013.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”), which requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The standard defines substantial doubt as when it is probable (i.e., likely) that the entity will be unable to meet its obligations as they become due within one year of the date the financial statements are issued (or available to be issued, when applicable). The ASU is effective for the annual period ending December 31, 2016 and interim periods thereafter. Early application is permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of its pending adoption of this standard on its financial statements and related disclosures.

In November 2014, the FASB issued ASU No. 2014-16 (Topic 815) Derivatives and Hedging (:ASU 2014-16”), which provides clarification on how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features in evaluating the host contract and that no single term or feature would necessarily determine the economic characteristics and risks of the host contract. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendment should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the year for which the amendments are effective. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

3. SIGNIFICANT AGREEMENTS

U.S. Government Grants

During 2013, the Company’s grant revenue was generated from government grants awarded from National Institutes of Health, which is an agency of the U.S. Department of Health & Human Services, and the Defense Advanced Research Projects Agency, which is an agency of the U.S. Department of Defense. We submit qualifying expenses and capital purchases for reimbursement only after qualifying for the programs, which occur after we have already made the capital purchases and/or incurred the research and development costs. We record a grant receivable upon submission of final costs for reimbursement, as approval and reimbursement are considered to be perfunctory at that point. Grant revenue for previously incurred research and development costs is recognized upon submission of costs for approval. Grants are recognized in the statement of operations on a systemic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate.

Feasibility Study Agreement

On July 31, 2014, the Company entered into a feasibility study agreement with a pharmaceutical company to determine whether the Company’s delivery technology was compatible with the pharmaceutical company’s drug product. The Company recognized $352 in service revenue in accordance with the feasibility study agreement. As of December 31, 2014, the Company was entitled to receive additional phase completion milestones totaling $108. These amounts are subject to the pharmaceutical company’s election to continue the feasibility study on a phase-by-phase basis.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	At December 31,
	2013	2014
Prepaid insurance	$35	$36
Prepaid clinical trials	—	54
Prepaid other	146	97
Accounts receivable	3	193
Total	$184	$380

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	At December 31,
	2013	2014
Laboratory equipment	$1,963	$2,122
Computer equipment	159	162
Office furniture and equipment	211	211
Leasehold improvements	503	503
Capital improvements in progress	18	—
Total property and equipment	2,854	2,998
Less accumulated depreciation and amortization	(2,206)	(2,528)
Property and equipment – net	$648	$470

Depreciation and amortization expense for the years ended December 31, 2013 and 2014 was $352 and $342, respectively.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS

The unsecured convertible promissory notes payable to certain existing stockholders in the Company issued during the following years had the following aggregate values:

Year ended December 31,	Principal value
2011	$9,450
2012	7,550
2013	10,700
2014	8,475
Total	$36,175

Included in the notes that were issued during the years ended December 31, 2013 and 2014 are promissory notes with a principal balance of $308 and $2,350, respectively, for which, upon settlement of the notes, the note holders will receive five times the stated principal value of the notes, five times the shares into which the rest of the notes would be convertible, or five times the value in new equity shares upon an automatic conversion in a qualified financing (the “5X Notes”). For the 5X Notes, five times the stated principal was determined to represent the effective principal value of the notes. Between issuance and the original maturity dates of the 5X Notes, the Company accreted the 5X Notes from their issuance proceeds less debt discount, as described below, to five times the stated principal value to interest expense.

The unsecured convertible promissory notes issued during the years ended December 31, 2011, 2012, 2013, and 2014 are hereinafter referred to as the “Notes.”

The Notes have a stated annual interest rate of 6%, and the outstanding principal balance of all of the Notes, including the effective principal value of the 5X Notes, and accrued interest are payable on demand by at least a majority of the holders of the Notes, at any time following January 15, 2015, the maturity date, as amended in October 2014, or upon an event of default, as defined within the agreement, at the request of note holders representing at least a majority of the aggregate principal amount then outstanding under all the Notes. Interest on the 5X Notes accrues based on the stated principal value, or one times the stated principal value. Additionally, the Notes contain reporting and financial covenants with which the Company was compliant as of December 31, 2013 and 2014 (see Note 19).

The Notes were amended in each of February 2013, October 2013, and May 2014, to extend the maturity date of the Notes and to allow additional notes to be issued. The amendments individually and together represent modifications to the Notes and were accounted for as such.

The Notes contain the following automatic and optional conversion features:

Contingent Redemption Option upon a Qualified Financing

Effective upon the closing of a Qualified Financing, as defined, all of the outstanding principal balance on the Notes plus accrued but unpaid interest, will automatically be converted into new preferred stock issued in the qualified financing at the issuance price of the new preferred stock. Upon a Qualified Financing, the 5X Notes will automatically be converted into the new preferred stock equal to five times the stated principal value of the 5X Notes, plus accrued but unpaid interest, at the issuance price of the new preferred stock. A qualified financing is the closing of a single capital-raising transaction or a series of related capital-raising transactions in which the Company issues shares of a newly authorized and designated series of preferred stock in which at least $5,000 of the new preferred stock is sold to investors that are not currently Note holders of the Company.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS  – (continued)

Optional Conversion upon Maturity or a Liquidation Event

In the event that a qualified financing has not occurred prior to January 15, 2015, or a liquidation event, as defined, occurs prior to the closing of a qualified financing, the Note holders may elect to convert all, but not less than all, of the unpaid principal amount of the Notes, plus accrued but unpaid interest through the date of such conversion, into shares of the Company’s Series B Preferred Stock at $0.50 per share. Upon an optional conversion, the 5X Notes will be converted into five times the Series B Preferred Stock shares issuable at $0.50 per share (i.e., the number of shares issuable at an effective conversion price of $0.10 per share). The Company did not complete a qualified financing as of January 15, 2015 and accordingly the Note holders may elect to convert the Notes at any time.

In connection with the issuance of the Notes, the Company issued to the Note holders warrants to purchase either a number of shares of Series B Preferred Stock at $0.50 per share or a certain number of shares of the next round of equity securities issued (see Note 10 for a further description of the warrants). The preferred stock warrants issued in connection with the Notes issued during the year end December 31, 2013 and 2014 initially had aggregate grant-date fair values of $730 and $386, respectively.

The proceeds from the issuance of the Notes were first allocated to the preferred stock warrants at their fair value at issuance, with the residual proceeds allocated to the Notes. The Company recorded the fair values of the warrants as a discount to the Notes. The warrants are remeasured at fair value at each reporting date, with changes in fair value being recorded as other income (expense) in the statements of operations (Note 13). The net debt discounts, including the impact of the beneficial conversion features on the 5X Notes, described below, were amortized as additional interest expense from the date of issuance through the original maturity dates using the effective interest method.

Due to the discount recorded on the carrying values of the Notes related to the warrants, the effective principal of the 5X Notes, as described above, and the amount of shares into which the 5X Notes are convertible, the 5X Notes’ conversion options are beneficial to the holder. The Company measured and recorded beneficial conversion feature (“BCF”) of an aggregate $290 and $2,256 as a discount to the 5X Notes issued during the year ended December 31, 2013 and 2014, respectively, and an increase to additional paid-in capital.

The carrying amount of the Company’s Notes and 5X conversion liability as of December 31, 2013 and 2014 was as follows:

	As of December 31,
	2013	2014
Outstanding principal	$27,700	$29,088
5X conversion liability	1,233	10,633
Debt discount	(1,377)	(18)
Carrying amount	$27,556	$39,703

As a result of the Novartis Transaction (Note 7) in October 2014, debt with a principal amount of $7,087 and accrued interest of $856 was extinguished.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS  – (continued)

Debt discount activity during the years ended December 31, 2013 and 2014 was as follows:

Debt Discount
Balance at January 1, 2013	$128
Discount on notes issued during the period	2,252
Amortization	(1,003)
Balance at December 31, 2013	1,377
Discount on notes issued during the period	12,042
Amortization	(13,401)
Balance at December 31, 2014	$18

The Company recognized interest expense of $2,392 and $15,276 during the years ended December 31, 2013 and 2014, respectively, related to the accretion of the debt discount.

7. NOVARTIS TRANSACTION

On October 23, 2014, Novartis Bioventures, an affiliate of Novartis International Pharmaceutical Investments Ltd, (“Novartis”), a related party to the Company (see Note 18), exercised its right pursuant to the Notes agreements to convert all of its bridge notes and accrued interest into series B preferred stock. As of the transaction date, the total value of the Notes held by Novartis outstanding was $7,943, consisting of principal in the amount of $7,087 and accrued interest of $856. As a result of the conversion, Novartis received 15,886,994 shares of the Company’s Series B Preferred Stock (at a conversion price of $0.50 per share). In conjunction with the conversion, Novartis and the Company entered into a stock repurchase agreement by which the Company repurchased Novartis’ entire equity interest in the Company, consisting of 34,688,994 shares of Series B Preferred Stock (15,886,994 shares from the conversion of the bridge notes and 18,800,000 shares previously held by Novartis) and unexercised warrants to purchase 3,543,252 shares of Series B Preferred Stock, which had been issued in connection with the Notes, for total consideration of $1. The Company revalued the warrants to market as of the transaction date resulting in an increased value of $15.

The Company accounted for the conversion of the notes and simultaneous repurchase of the shares into which the notes converted for nominal consideration as an extinguishment of debt with a related party, which represents a capital transaction. The cancellation of the warrants in the same transaction was accounted for in the same manner. Accordingly, the Company recorded the difference between the carrying value of the related liabilities and the amount of consideration allocated to the extinguishment transaction as an increase to additional paid-in capital. Additionally, to record the repurchase of the shares of Series B Preferred Stock, the Company recorded the excess of the carrying value of the 18,800,000 shares previously held by Novartis over the consideration allocated to the repurchase of the shares as an increase to additional paid-in capital. In the aggregate, the transaction with Novartis resulted in an increase to additional paid-in capital of $17,731 during the year ended December 31, 2014.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses consisted of the following:

	Year Ended December 31,
	2013	2014
Accrued vacation	$58	$31
Accrued wages and termination	83	60
Accrued interest payable	2,319	3,338
Accrued clinical & consulting	238	16
Accrued legal & patent	33	44
Accrued other expenses	32	55
Total accrued expenses	$2,763	$3,544

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable Convertible Preferred Stock consisted of the following at December 31, 2013:

	Shares		Liquidation Preference	Carrying Value	Common Stock Issuable upon Conversion
	Preferred Stock Authorized	Issued and Outstanding
Series B	143,040,916	60,588,790	$30,294	$30,270	60,588,790
Seed	1,219,508	1,219,508	1,331	1,328	1,219,508
Series A-4	1,307,190	1,307,190	4,000	3,997	8,000,002
Series B-1	18,687,554	18,687,554	9,344	9,335	18,687,554
Junior Seed	410,000	410,000	820	4	410,000
	164,665,168	82,213,042	$45,789	$44,934	88,905,854

Redeemable Convertible Preferred Stock consisted of the following at December 31, 2014:

	Shares		Liquidation Preference	Carrying Value	Common Stock Issuable upon Conversion
	Preferred Stock Authorized	Issued and Outstanding
Series B	180,980,200	41,788,790	$20,894	$20,894	41,788,790
Seed	1,219,508	1,219,508	1,331	1,331	1,219,508
Series A-4	1,307,190	1,307,190	4,000	4,000	8,000,002
Series B-1	18,687,554	18,687,554	9,344	9,344	18,687,554
Junior Seed	410,000	410,000	820	4	410,000
	202,604,452	63,413,042	$36,389	$35,573	70,105,854

The Series B-1, Series A-4, and Seed Redeemable Convertible Preferred Stock, collectively referred to as the “Investor Junior Preferred Stock,” and the Series B Redeemable Convertible Preferred Stock and Junior Seed Convertible Preferred Stock, collectively referred to as the “Investor Preferred Stock,” have the following rights and privileges:

Voting

The holders of the Investor Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote, except with respect to matters on which Delaware general corporation law requires that a vote will be by a separate class. Each preferred stockholder is entitled

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK  – (continued)

to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. As long as shares of Investor Preferred Stock are convertible into at least 500,000 shares common stock remain outstanding, the holders of a majority of Investor Preferred Stock can elect four members of the Company’s board of directors (the “Board of Directors”).

Dividends

The holders of Series B Preferred Stock shall be entitled to receive dividends out of any assets legally available prior, and in preference, to any declaration or payment of any dividend on the Investor Junior Preferred Stock, Junior Seed Preferred Stock, and common stock, when and if declared by the Board of Directors. When and if declared, Series B and Series B-1 dividends will accrue at $0.04 per share, Series A-4 dividends will accrue at $0.2448 per share, Seed Preferred Stock dividends will accrue at $0.09 per share, and Junior Seed Preferred Stock dividends will accrue at $0.09 per share. Additionally, in the event that a dividend is declared for the holders of common stock, the holders of the Investor Preferred Stock are entitled to the amount of dividends on an as-converted basis. Through December 31, 2014, no dividends have been declared.

Liquidation Preference

In the event of any liquidation, dissolution, change of control, or winding-up of the Company, the holders of the then-outstanding Series B Preferred Stock shall be entitled to receive their original issue price, plus any declared but unpaid dividends, prior and in preference to any distribution of the proceeds in liquidation of the Investor Junior Preferred Stock. Any remaining funds of the Company available for distribution shall be distributed among the holders of Investor Junior Preferred Stock on a pari passu basis, prior and in preference to any distribution to the holders of Junior Seed Preferred Stock and common stock in a liquidation event, in amounts per share equal to their respective original issue prices, plus all declared but unpaid dividends. The Junior Seed Preferred Stock is to receive preference in distribution of any remaining proceeds before distribution to the common stockholders of $2.00 per share. Any remaining assets of the Company shall be distributed ratably among the holders of Investor Preferred Stock and common stock on an as-converted basis.

Conversion

Each share of Investor Preferred Stock is convertible at the option of the holder into that number of fully paid shares of common stock as determined by dividing the sum of the original issue price, $0.50, $0.50, $1.09, and $2.00 for the Series B, Series B-1, and Seed Preferred Stock and Junior Seed Preferred Stock, respectively, by the conversion price in effect at the time of the conversion. Each share of Series A-4 Preferred Stock is convertible at the option of the holder into that number of fully paid shares of common stock as determined by dividing $3.06, which is 6.12 times the original issue price of $0.50, by the conversion price in effect at the time of the conversion. The initial conversion price is the original issue price as noted above, subject to adjustment for certain antidilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $2.50 per share, adjusted to reflect subsequent stock dividends, stock splits, or recapitalizations, with aggregate proceeds of not less than $30,000,000, or upon the written consent of the holders of at least 65% of the outstanding shares of Series B Preferred Stock and 66 2/3% of the outstanding shares of Investor Junior Preferred Stock voting together as a single class on an as-converted basis, as defined.

Redemption

The holders of at least 65% of the outstanding shares of Series B Preferred Stock may require the Company to redeem one-third of the outstanding shares of Investor Preferred Stock on October 16, 2014, and an additional one-third on each of the first and second anniversaries thereafter at the original issuance price for such series, plus any declared but unpaid dividends.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK  – (continued)

The Company accreted the carrying values of the Series B Preferred Stock, Series B-1 Preferred Stock, Seed Preferred Stock, and Series A-4 Preferred Stock shares to their redemption values over the period from issuance to October 16, 2014, such that the carrying amounts of the securities will equal the aggregate redemption amounts at the earliest redemption date. The accretion amounts are recorded as an increase to the carrying values of the securities with a corresponding charge to additional paid-in capital.

10. PREFERRED STOCK WARRANTS

Preferred Stock Warrants Issued with Notes Payable to Stockholders

The Company issued warrants to purchase preferred stock in connection with the issuance of Notes to stockholders (see Note 6). The number and type of shares issuable upon exercise of the warrants is variable based on the following: (a) upon the completion of a qualified financing, the warrants are exercisable into a number of qualified financing shares determined by multiplying 0.25 by the quotient obtained by dividing the original principal amount of the Notes by the issuance price in the qualified financing or, (b) upon the completion of an optional conversion of the Notes into shares of Series B Preferred stock by the note holders, the warrants are exercisable into a number of shares of Series B Preferred stock determined by multiplying 0.25 by the quotient obtained by dividing the original principal amount of the Notes by $0.50 (subject to any adjustments for any stock splits, combinations, reclassifications, and the like). If the warrant becomes exercisable into a number of qualified financing shares, the exercise price per share is the per share issuance price of the qualified financing shares. If the warrant becomes exercisable into shares of Series B Preferred stock, the exercise price is $0.50 per share.

The preferred stock warrants are exercisable at any time on or after the earlier of a qualified financing or an optional conversion of the Notes and expire 10 years from the date of issuance.

A summary of the preferred stock warrants issued and their estimated fair values is as follows:

Issue Date	Expiration Date	Exercise Price	Number of Series B Shares	Estimated Fair Value at
				Issuance Date	December 31, 2013	December 31, 2014
August 2, 2011	August 2, 2021	$0.50	2,499,999	$300	$275	$173
December 16, 2011	December 16, 2021	$0.50	2,224,855	$267	$245	$154
January 3, 2012	January 3, 2021	$0.50	275,143	$33	$30	$19
May 9, 2012	May 9, 2022	$0.50	2,000,001	$240	$220	$139
October 17, 2012	October 17, 2022	$0.50	1,500,000	$165	$165	$104
February 7, 2013	February 7, 2023	$0.50	1,750,000	$263	$193	$121
May 15, 2013	May 15, 2023	$0.50	1,750,000	$245	$193	$121
October 11 – 17, 2013	October 11 – 17, 2023	$0.50	1,850,000	$222	$203	$142
January 31, 2014	January 31, 2024	$0.50	1,036,894	$114		$71
February 11, 2014	February 11, 2024	$0.50	313,106	$35		$22
May 22, 2014	May 22, 2024	$0.50	902,483	$72		$81
June 3, 2014	June 3, 2024	$0.50	272,519	$22		$25
August 12, 2014	August 12, 2024	$0.50	912,500	$64		$65
October 28, 2014	October 28, 2024	$0.50	800,000	$80		$72
Total					$1,524	$1,309

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

10. PREFERRED STOCK WARRANTS  – (continued)

A rollforward of the preferred stock warrants is as follows:

	Number of shares of Series B Preferred Stock	Estimated Fair Value
Balance – January 1, 2013	8,499,998	$935
Issuance of warrants	5,350,001	730
Decrease in fair value of warrants	—	(141)
Balance – December 31, 2013	13,849,999	1,524
Issuance of warrants	4,237,502	386
Extinguishment of warrants	(3,543,248)	(390)
Decrease in fair value of warrants	—	(211)
Balance – December 31, 2014	14,544,253	$1,309

The fair value of the preferred stock warrants was estimated on the date of grant and at each subsequent reporting date using the OPM. See Note 13, “Fair Value Measurements,” for additional information.

Preferred Stock Warrants Issued to Stockholders

In 2006, the Company issued warrants to certain stockholders for the purchase of 75,573 shares of Seed Preferred Stock with an exercise price of $1.09 per share. The preferred stock warrants were immediately exercisable, and these preferred stock warrants expired in 2013 unexercised and the value of such warrants was de minimus at the end of each reporting period during which they were outstanding.

Aggregate change in the fair value of the warrants

For the years ended December 31, 2013 and 2014, the Company recorded other income of $141 and $211, respectively, related to the change in the fair value of the warrants classified as liabilities.

11. COMMON STOCK

Shares of common stock reserved for future issuance at December 31, 2014, include:

2013 Stock Option Plan	22,386,363
Conversion of Seed Preferred Stock	1,219,508
Conversion of Junior Seed Preferred Stock	410,000
Conversion of Series A-4 Preferred Stock	8,000,002
Conversion of Series B-1 Preferred Stock	18,687,554
Conversion of Series B Preferred Stock	41,788,790
Total common stock reserved for future issuance(1)	92,492,217

(1)	Excludes warrants to purchase preferred stock for which the series and number of shares to be issued upon conversion or exercise are variable.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

12. STOCK OPTION PLAN

On August 1, 2013, the 2003 Employee, Director, and Consultant Stock Plan (the “2003 Plan”) expired according to its 10-year term. The Board of Directors approved and adopted the 2013 Employee, Director, and Consultant Equity Incentive Plan (the “2013 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options and other awards to the Company’s employees, officers, directors, advisors, and outside consultants. All authorized and unissued stock options remaining in the 2003 Plan at its termination on August 1, 2013, were transferred to the 2013 Plan upon its adoption. All stock options and other equity awards issued and outstanding as of the termination of the 2003 Plan remain in full force and effect. During 2013, the Company’s 2013 Plan was amended to increase the aggregate number of shares of common stock issuable under the 2013 Plan from 18,740,350 shares to 22,386,363 shares. Under the terms of the 2013 Plan, options are exercisable at various periods and expire as set forth in the grant documents. In the case where an incentive stock option is granted, the maximum expiration date is not later than 10 years from the date of grant.

The following table summarizes stock option activity for the year ended December 31, 2014:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding – January 1, 2014	20,059,521	0.12	8.16
Granted	63,300	0.12
Exercised	(37,167)	0.09
Forfeited or expired	(7,722,974)	0.12
Outstanding – December 31, 2014	12,362,680	0.12	6.74
Exercisable – December 31, 2014	9,940,356	0.12	6.45
Vested or expected to vest – December 31, 2014	11,697,710	0.12	6.65

The weighted-average grant-date fair values of stock options granted during the years ended December 31, 2013 and 2014 were $0.09 per share and $0.11 per share, respectively.

During the year ended December 31, 2014, the Company received cash of $3 from the exercise of options. The intrinsic value of options exercised during fiscal 2014 was $0. As of December 31, 2013 and 2014, there was $391 and $154 of unrecognized stock-based compensation expense related to unvested stock option share-based compensation arrangements granted under the Company’s stock award plans. This expense is expected to be recognized over a weighted-average period of approximately 7.89 years. No tax benefits were realized from stock options and other share-based payment arrangements during the years ended December 31, 2013 and 2014. The Company recognizes compensation expense for the fair values of those awards which have graded vesting on a straight line basis. The following table presents the stock-based compensation expense related to option awards for the years ended December 31:

	2013	2014
Research and development	$261	$177
General and administrative	183	63
Total stock based compensation expense	$444	$240

The Company recorded stock-based compensation expense of $444 and $240 for the years ended December 31, 2013 and 2014, respectively, which was based on the number of awards ultimately expected to vest.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

12. STOCK OPTION PLAN  – (continued)

The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the table below. The expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The Company has limited stock option exercise information; as such, the expected term of employee stock options granted was calculated using the simplified method, which represents the average of the contractual term of the stock option and the weighted-average vesting period of the stock option. The assumed dividend yield was based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the stock option was based upon the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for stock options granted, the Company’s Board of Directors considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by the Board of Directors at each award grant date based on a variety of factors, including the results of independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effects of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

The estimated fair values of employee stock options granted during the years ended December 31, 2013 and 2014, were determined on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2013	2014
Expected option life (years)	5.96	5.96
Risk-free interest rate	0.76% – 1.61%	1.54% – 1.78%
Expected volatility	107% – 110%	131% – 134%
Expected dividend yield	0%	0%

During the year ended December 31, 2013, the Company granted a stock option to purchase 40,000 shares of common stock to a non-employee with an initial fair value and exercise price of $4. This award is performance-based and the Company accrues expense for this award based on the probability of the milestone being achieved. On June 1, 2014, the options were forfeited due to the milestone not being achieved. The Company recorded compensation expense of $44 and $0 for the years ended December 31, 2013 and 2014, respectively, related to previously issued nonemployee stock option grants, which was included in the total stock-based compensation expense. Nonemployee grants were subject to remeasurement until the stock options were fully vested. The assumptions used to estimate the fair value of non-employee awards as of September 30, 2013 using the Black-Scholes valuation model, the date on which all awards vested, were as follows: risk-free interest rate of 2.24%, expected life of 5.96 years, volatility of 100%, and no expected dividends.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

13. FAIR VALUE MEASUREMENTS

Information about the assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2014, and the input categories associated with those assets and liabilities is as follows:

	December 31, 2013
	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$—	$—	$1,524	$1,524

	December 31, 2014
	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$—	$—	$1,309	$1,309

The fair values of the preferred stock warrants were determined using the Hybrid Model consists of the GPC, a market approach to estimate the enterprise value of the Company, and the OPM to allocate the enterprise value to each security.

The GPC analysis is based upon the premise that indications of value for a given entity can be estimated based upon the observed valuation multiples of comparable public companies, the equity of which is freely-traded by investors in the public securities markets.

Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class and use inputs such as equity value, time to liquidity, volatility, risk-free rate, dividend yield and strike price. The warrants and underlying convertible redeemable preferred stock were subsequently valued using a back-solve method within the OPM framework to arrive at a concluded fair value of the common stock of the Company. The back-solve method is used when a recent financing has taken place which establishes a reference value for one or more classes of stockholders.

The issue and sale of the Notes, which took place in 2013 and 2014, was used as the basis for the valuation during the years ended December 31, 2013 and 2014. The equity value is allocated to the various share classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. The exercise price and number of shares for the warrants were determined and the value calculated within the allocation model. The allocation factor was applied to the fair value of the warrants to determine fair value of such warrants at December 31, 2013 and 2014.

The following table provides quantitative information about the fair value measurements, including the range of assumptions for the significant unobservable inputs used in the hybrid method valuations of the warrant liability and “with and without” method used for the embedded compound derivative:

	Year Ended December 31,
	2013	2014
Time to liquidity event	1.49 – 2.39 years	0.17 – 1.42 years
Risk-free interest rate	0.25% – 0.35%	0.03% – 0.21%
Volatility	60.00% – 68.95%	60.0%
Minority discount	10.0%	10.0%
Discount for lack of marketability	22.0% – 33.0%	23.0% – 25.0%

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

13. FAIR VALUE MEASUREMENTS  – (continued)

The preferred stock warrant liability will increase or decrease each period based on fluctuations in the fair values of the underlying securities. Significant increases (decreases) in the significant unobservable inputs used in the fair value measurement of the warrant liability in isolation would result in significantly higher (lower) fair value measurements.

A rollforward of the preferred stock warrant liability categorized with Level 3 inputs is as follows:

Balance – January 1, 2013	$935
Issuance of warrants	730
Decrease in fair value of warrants	(141)
Balance – December 31, 2013	1,524
Issuance of warrants	386
Extinguishment of warrants	(390)
Decrease in fair value of warrants	(211)
Balance – December 31, 2014	$1,309

Gains and/or losses arising from changes in the estimated fair value of the warrants were recorded within other income, net, on the statement of operations.

14. INCOME TAXES

A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2013 and 2014:

	2013	2014
Income tax computed at federal statutory tax rate	34.0%	34.0%
State taxes, net of federal benefit	2.4%	0.1%
Research and development credits	2.8%	0.7%
Nondeductible interest	(6.5)%	(18.0)%
Permanent differences	(0.5)%	0.0%
Other	0.0%	(1.4)%
Change in valuation allowance	(32.7)%	(15.4)%
Total	0.0%	0.0%

The significant components of the Company’s deferred tax assets as of December 31, 2013 and 2014 were as follows:

	2013	2014
Deferred tax assets:
Net operating loss carryforwards	$25,560	$28,252
Research and development credit carryforwards	1,941	2,112
Capitalized start-up expenses	1,746	1,571
Other	429	571
Total deferred tax assets	29,676	32,506
Valuation allowance	(29,676)	(32,506)
Net deferred tax assets	$—	$—

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

14. INCOME TAXES  – (continued)

The Company had no income tax expense due to operating losses incurred for the years ended December 31, 2013 and 2014. Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of December 31, 2014 and 2013. The valuation allowance increased by $2,830 during the year ended December 31, 2014, primarily due to the increase in the Company’s net losses.

At December 31, 2014, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $75,231 and $50,635, respectively, which were available to reduce future taxable income. The net operating loss carryforwards expire at various dates from 2023 through 2034. The Company has research and development credits for federal and state income tax purposes of approximately $1,515 and $905, respectively, which expire at various dates from 2022 through 2034.

The realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may limit the amount of net operating loss carryforwards that could be used annually to offset future taxable income.

The Company applies FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109” (codified within ASC 740, Income Taxes), for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. A full valuation allowance has been provided against the Company’s deferred tax assets, so that the effect of the unrecognized tax benefits is to reduce the gross amount of the deferred tax asset and the corresponding valuation allowance.

The Company is currently not under examination by the Internal Revenue Service or any other jurisdictions for any tax years. As a result, all periods since inception remain subject to examination by U.S. federal and Massachusetts tax jurisdictions.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has not recorded interest or penalties on any unrecognized tax benefits since its inception.

The Company anticipates that the amount of unrecognized tax benefits recorded will not materially change in the next twelve months.

The following is a reconciliation of the Company’s gross uncertain tax positions at December 31, 2013 and 2014:

	Year ended December 31,
	2013	2014
Beginning balance	$827	$960
Additions for current year tax positions	70	66
Additions for prior year tax positions	63	—
Reductions of prior year tax positions	—	—
Balance as of end of year	$960	$1,026

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

15. COMMITMENTS

The Company entered into a noncancelable operating lease for office and laboratory space that expires in December 2016. Rent expense was $830 and $749 for the years ended December 31, 2014 and 2013, respectively. The lease provides for base rent, and the Company is responsible for real estate taxes, maintenance, and other operating expenses applicable to the leased premises. The original five-year lease agreement provides for an increasing monthly payment over the lease term.

Future minimum lease payments under noncancelable operating leases at December 31, 2014, are as follows:

Years Ending December 31,	Office Lease	Other	Total
2015	$567	$25	$592
2016	583	25	608
Total	$1,150	$50	$1,200

16. NET LOSS PER SHARE

As described in Note 2, the Company computed basic and diluted net loss per share using a methodology that gives effect to the impact of outstanding participating securities (the “two-class method”). As the years ended December 31, 2013 and 2014 resulted in net losses attributable to common shareholders, there is no income allocation required under the two-class method or dilution attributed to weighted average shares outstanding in the calculation of diluted net loss per share.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Years Ended December 31,
	2013	2014
Numerator:
Net loss	$(13,309)	$(24,144)
Accretion of redeemable preferred stock	(52)	(40)
Repurchase of notes payable, preferred stock and warrants from related party	—	17,731
Net loss attributable to common stockholders	$(13,361)	$(6,453)
Denominator:
Weighted average common shares outstanding – basic and diluted	2,861,316	3,154,029
Net loss per share attributable to common stockholders – basic and diluted	$(4.67)	$(2.05)

The following potentially dilutive securities outstanding prior to the use of the treasury stock method have been excluded from the computation of diluted weighted-average shares outstanding, as they would be anti-dilutive.

	Years Ended December 31,
	2013	2014
Convertible preferred stock	88,905,854	70,105,854
Convertible notes, warrants and accrued interest	76,353,181	100,662,650
Options to purchase common stock	20,059,521	12,362,680

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

16. NET LOSS PER SHARE  – (continued)

In addition to the potentially dilutive securities noted above, as of December 31, 2013 and 2014 the Company had outstanding warrants to purchase redeemable convertible preferred stock, for which the series of stock and number of shares are variable pending the outcome of a future financing event (see Note 10). Because the necessary conditions for determining the number of underlying shares had not been satisfied during the respective periods ended, the Company has excluded these warrants from the table above.

17. EMPLOYEE BENEFIT PLAN

The Company sponsors a retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”) covering all qualified employees. The 401(k) plan allows employees to contribute the allowable statutory amounts as defined under the Internal Revenue Code. The Company provided for a discretionary contribution in the amount of $62 and $57, in 2013 and 2014, respectively.

18. TRANSACTIONS WITH RELATED PERSONS

As at December 31, 2013 and 2014, the Company had outstanding convertible notes payable to stockholders totaling $27,556 and $39,703, respectively (Notes 6 and 7). Interest expense accrued, but not paid, totaled $2,319 and $3,338 in the years ended December 31, 2013 and 2014, respectively.

19. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through the date of issuance. The Company concluded that no subsequent event has occurred that requires disclosure, except as noted below:

Expiration of Notes

As described in Note 6, the notes payable to stockholders have an optional conversion feature where in the event that a qualified financing has not occurred prior to January 15, 2015, or a liquidation event, as defined, a majority of the note holders may elect to put the Notes back to the Company for their effective principal amounts, including the five times stated principal amount for the 5X Notes, plus accrued but unpaid interest or to convert all, but not less than all, of the unpaid principal amount of the Notes, plus accrued but unpaid interest through the date of such conversion, in the manner described in Note 6, into shares of the Company Series B Preferred Stock at $0.50 per share. No such qualified financing occurred prior to January 15, 2015 and as such, the note holders are entitled to put the Notes back to the Company or convert all of the unpaid principal plus interest immediately. Through the date of issuance of these financial statements, no such election has been made by the noteholders. The put option will be cancelled upon completion of the planned merger with Ruthigen, Inc. (see below).

Promissory Note

On January 21, 2015, Barry Honig provided the Company with a bridge loan of $350,000 evidenced by a promissory note. On February 19, 2015, the Company repaid Mr. Honig in full for the promissory note.

Joint Research Letter Agreement

On March 24, 2015, the Company entered into a letter agreement with a large pharmaceutical company, pursuant to which the Company will have the responsibility to conduct certain clinical trials and will be reimbursed for its direct trial expenses up to $1,500,000. Pursuant to the agreement, the Company will grant an option for the exclusive right to develop, manufacture, commercialize and market any resulting products outside the United States for 180 days following the delivery of a clinical studies report, in exchange for a tiered share of gross profit of up to 20% of such pharmaceutical company’s sales.

Agreement and Plan of Merger

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2015, with Ruthigen Inc. (“Ruthigen”), a publicly held biopharmaceutical company focused on the

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

19. SUBSEQUENT EVENTS  – (continued)

discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to prevent and treat infection in invasive applications, and Ruthigen Merger Corp., a wholly owned subsidiary of Ruthigen (“Merger Sub”), which provides for the merger of the Company with and into Merger Sub, with the Company continuing after the merger as a wholly owned subsidiary of Ruthigen (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, on a pro forma basis, based upon the number of shares of Ruthigen common stock to be issued in the Merger, following the closing of the Merger current Pulmatrix equity holders and their designees will own approximately 81.7% of the combined company and current Ruthigen stockholders will own approximately 18.3% of the combined company subject to final share count determination.

The Company’s and Ruthigen’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Ruthigen and Pulmatrix including the approval of the issuance of the shares of common stock of Ruthigen to be issued in connection with the Merger and the charter amendments by the stockholders of Ruthigen, and the effectiveness of a registration statement on Form S-4 relating to the shares of Ruthigen common stock to be issued to Pulmatrix stockholders pursuant to the Merger Agreement.

In connection with the merger, the Company expects to incur approximately $4,300 of additional acquisition-related costs. Also in connection with the merger, and as described in more detail below, the Company has entered into certain agreements to raise additional capital and to effect the exchange of its outstanding debt and equity instruments for merger consideration.

Bridge Financing

In February 2015, the Company issued convertible promissory notes with an aggregate original principal amount of $4,500. The notes have a stated annual interest rate of 5%, and the outstanding principal balance and accrued interest are payable in February 2016 unless converted into Ruthigen common stock following the merger as described above.

The number of shares of common stock into which the notes will convert is calculated as the outstanding principal balance and accrued interest outstanding divided by $2.75 (subject to adjustment upon the occurrence of certain events of Ruthigen, including in the case of stock splits, subdivisions, reclassifications or combinations of the common stock). The conversion shares shall be apportioned among the lenders on a pro rata basis based on the outstanding principal balance and accrued interest due and owing to each such lender under the agreement immediately preceding the completion of acquisition.

Note Conversion and Warrant Termination Agreement and Preferred Stock Conversion Agreement

Pursuant to the Merger Agreement, on March 13, 2015, the Company entered into the following transactions, the completion of which are conditions to closing the merger: (i) a conversion the outstanding Notes, including the 5X Notes plus accrued and unpaid interest into shares of the Company’s common stock and the termination of all of the Company’s outstanding warrants to purchase shares of preferred stock pursuant to the Note Conversion and Warrant Termination Agreement and (ii) a conversion of each series of the Company’s preferred stock into shares of the Company’s common stock pursuant to the Preferred Stock Conversion Agreement. The securities issued as a result of the foregoing transactions will be exchanged for merger consideration upon the closing of the Merger.

Pulmatrix Private Placement

On March 13, 2015, the Company entered into a securities purchase agreement (the “Pulmatrix Private Placement SPA”) whereby the Company agreed to sell, in a private placement to certain existing investors of

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

19. SUBSEQUENT EVENTS  – (continued)

the Company, 24,538,999 units consisting of (i) one (1) share of the Company’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of the Company’s common stock at an exercise price of $0.448266 per share, for aggregate gross proceeds of $10 million. Upon completion of the merger, the shares of the Company’s common stock issued in this private placement will be exchanged for 3,363,634 shares of Ruthigen common stock.

RUTHIGEN, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors
and Stockholders of Ruthigen, Inc.

We have audited the accompanying balance sheets of Ruthigen, Inc. (the “Company”) as of March 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ruthigen, Inc. as of March 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 2 to the financial statements, management has elected to early-adopt Accounting Standards Update 2014-10, which eliminates the previous disclosure requirements for development stage entities. Our opinion is not modified with respect to this matter.

/s/ Marcum LLP

Marcum LLP
New York, NY
June 30, 2014

RUTHIGEN, INC.

BALANCE SHEETS

	March 31,
	2014	2013
Assets
Current Assets:
Cash	$15,571,000	$96,000
Prepaid expenses and other current assets	3,000	4,000
Total Current Assets	15,574,000	100,000
Property and equipment, net	2,000	4,000
Deferred offering costs	—	44,000
Total Assets	$15,576,000	$148,000
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$410,000	$101,000
Payable to Former Parent	537,000	—
Total Current Liabilities	947,000	101,000
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 500,000 shares authorized; no shares issued and outstanding at March 31, 2014 and 2013, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,650,000 and 2,000,000 shares issued and outstanding at March 31, 2014 and 2013, respectively	465	200
Additional paid-in capital	18,297,535	597,800
Accumulated deficit	(3,669,000)	(551,000)
Total Stockholders’ Equity	14,629,000	47,000
Total Liabilities and Stockholders’ Equity	$15,576,000	$148,000

The accompanying footnotes are an integral part of these financial statements.

RUTHIGEN, INC.

STATEMENTS OF OPERATIONS

	For The Years Ended March 31,
	2014	2013
Revenues	$—	$—
Operating Expenses
Research and development	1,382,000	258,000
Selling, general and administrative	1,736,000	265,000
Total Operating Expenses	3,118,000	523,000
Net Loss	$(3,118,000)	$(523,000)
Net Loss Per Share
– Basic and Diluted	$(1.53)	$(0.26)
Weighted Average Number of Common Shares Outstanding
– Basic and Diluted	2,036,301	2,000,000

The accompanying footnotes are an integral part of these financial statements.

RUTHIGEN, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2014 AND 2013

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance – March 31, 2012	—	$—	$28,000	$(28,000)	$—
Investment from Former Parent	—	—	570,000	—	570,000
Shares issued to Former Parent	2,000,000	200	(200)	—	—
Net loss	—	—	—	(523,000)	(523,000)
Balance – March 31, 2013	2,000,000	200	597,800	(551,000)	47,000
Investment from Former Parent	—	—	1,679,000	—	1,679,000
Shares and warrants issued for cash in connection with initial public offering	2,650,000	265	16,020,735	—	16,021,000
Net loss	—	—	—	(3,118,000)	(3,118,000)
Balance – March 31, 2014	4,650,000	$465	$18,297,535	$(3,669,000)	$14,629,000

The accompanying footnotes are an integral part of these financial statements.

RUTHIGEN, INC.

STATEMENTS OF CASH FLOWS

	For The Years Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(3,118,000)	$(523,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,000	—
Changes in operating assets and liabilities:
Prepaid expenses	1,000	(4,000)
Accounts payable and accrued expenses	146,000	101,000
Net Cash Used in Operating Activities	(2,969,000)	(426,000)
Cash Flows From Investing Activities
Purchases of property and equipment	—	(4,000)
Net Cash Used in Investing Activities	—	(4,000)
Cash Flows From Financing Activities
Advances from Former Parent	1,453,000	—
Repayment of Former Parent advances	(916,000)	—
Proceeds from issuance of common stock and warrants less issuance costs(1)	16,228,000	(44,000)
Investment from Former Parent	1,679,000	570,000
Net Cash Provided by Financing Activities	18,444,000	526,000
Net Increase In Cash	15,475,000	96,000
Cash – Beginning	96,000	—
Cash – Ending	$15,571,000	$96,000
Supplemental Disclosures of Cash Flow Information:
Non-cash operating and financing activities:
Accrued offering costs	$163,000	$—

(1)	Gross proceeds of initial public offering of $19,216,000 less $3,195,000 of offering costs, of which $2,826,000 was withheld from the proceeds, $206,000 was paid in cash (including $44,000 paid during the fiscal year ended March 31, 2013) and $163,000 was accrued as of March 31, 2014.

The accompanying footnotes are an integral part of these financial statements.

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization

Organization

Ruthigen, Inc. (the “Company” or “Ruthigen”) was incorporated under the laws of the State of Nevada on January 18, 2013. The Company was reincorporated from Nevada to Delaware on September 25, 2013. The Company’s principal office is located in Santa Rosa, California. Ruthigen is a biopharmaceutical company focused on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to prevent and treat infection in invasive applications.

The Company closed its initial public offering (“IPO”) on March 26, 2014, pursuant to which an aggregate of 2,650,000 units were sold at a price of $7.25 per unit. Prior to the IPO, the Company was a wholly-owned subsidiary of Oculus Innovative Sciences, Inc. (“Oculus” or “Former Parent”). See Note 6 Stockholders’ Equity — Initial Public Offering and Note 9 Subsequent Events for additional details.

Expenses of the Company include those specifically identifiable to the Company, and in periods prior to the year ended March 31, 2014, expenses specifically identifiable to the Company and allocations of salaries and consulting expenses from Oculus. The allocated expenses were primarily based on the use of estimates. Expenses allocated from the Former Parent were costs which benefited the Company and were required for its operations. Certain general corporate expenses of the Former Parent were not allocated because they did not provide a direct or material benefit to the business. In addition, if the Company had been part of its Former Parent during the periods presented, such general corporate expenses incurred by the Former Parent would not have significantly changed as a result of not having to operate the business. In the opinion of management, the methods of allocating costs were reasonable; however such costs did not necessarily equal costs that the Company would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect assets and liabilities and expenses and cash flows of the Company if operated on a stand-alone basis. To date, the Company has not generated any revenues from its operations.

Reverse Stock Split

On September 25, 2013, the board of directors and the stockholders of the Company approved a 1-for-2.5 reverse stock split of the Company’s outstanding common stock, $0.0001 par value, which was effected on September 25, 2013. In connection with the reverse stock split, every 2.5 shares of common stock were reclassified and combined into one share of common stock. The reverse stock split reduced the number of shares of common stock outstanding from 5,000,000 to 2,000,000. The total number of authorized common stock that the Company shall have the authority to issue as set forth in the Company’s Restated Certificate of Incorporation, as amended, was not proportionally decreased in connection with the reverse stock split.

All common shares and per share amounts contained in the Company’s accompanying financial statements have been retroactively adjusted to reflect a 1-for-2.5 reverse stock split, effective as of September 25, 2013.

Note 2. Summary of Significant Accounting Policies

Liquidity and Financial Condition

The Company incurred a net loss of $3,118,000 and $523,000 for the years ended March 31, 2014 and 2013, respectively. At March 31, 2014, the Company’s working capital and accumulated deficit were $14,627,000 and $3,669,000, respectively. The Company has not yet achieved profitability and it is expected that research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability.

Subsequent to March 31, 2014, in connection with the exercise of the Over-Allotment Option (as defined in Note 6) by the lead underwriter in the Company’s IPO, 154,290 shares of common stock were sold for $1,028,000 of aggregate gross proceeds to the Company. The Company believes that its existing cash, which includes the proceeds from its IPO, will be sufficient to fund its operations into the quarter ending

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies  – (continued)

December 31, 2015. However, in order for the Company to execute its research and development strategy and to obtain the necessary regulatory approvals to commercialize RUT58-60 as a drug in the United States, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means.

The Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include the expense allocations from the Former Parent and the valuation allowance related to the Company’s deferred tax assets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include amounts held as cash. Cash is maintained in financial institutions located in the United States. The Company is exposed to credit risk in the event of default by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits.

Fair Value of Financial Assets and Liabilities

Financial instruments, including cash, accounts payable and accrued expenses are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The Company uses three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful life of the improvement or the remaining term of the lease. Estimated useful asset life by classification is as follows:

Years
Office Equipment	3
Manufacturing, lab and other equipment	5
Furniture and fixtures	7

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies  – (continued)

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying values of its long-lived assets when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. Specific potential indicators of impairment include, but are not necessarily limited to:

•	a significant decrease in the fair value of an asset;
•	a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;
•	a significant adverse change in legal factors or in the business climate that affects the value of an asset;
•	an adverse action or assessment by the U.S. Food and Drug Administration or another regulator;
•	an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.

When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable.

Stock-Based Compensation

The Company accounts for share-based awards exchanged for employee and director services at the estimated grant date fair value of the award. The Company estimates the fair value of employee stock awards using the Black-Scholes valuation model. The Company amortizes the fair value of employee stock awards on a straight-line basis over the requisite service period of the awards. Compensation expense includes the impact of an estimate for forfeitures for all stock awards.

The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Non-employee stock-based compensation charges are amortized over the requisite service period.

Research and Development

Research and development expense is charged to operations as incurred and consists primarily of personnel expenses, clinical and regulatory services and supplies.

Net Loss per Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies  – (continued)

dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

As of March 31, 2014, outstanding stock warrants to purchase 3,140,250 shares of common stock were excluded from the calculation of diluted net loss per common share because their impact would have been anti-dilutive. As of March 31, 2013, the Company did not have any potentially dilutive securities outstanding.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.” This ASU removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP. In addition, the ASU eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early adoption is permitted. The Company has elected to adopt this ASU effective with this Annual Report on Form 10-K and its adoption resulted in the removal of previously required development stage disclosures.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date these financial statements were issued (See Note 9 Subsequent Events).

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3. Property and Equipment

Property and equipment consists of the following:

	March 31,
	2014	2013
Office Equipment	$4,000	$4,000
Less: accumulated depreciation and amortization	(2,000)	—
Total	$2,000	$4,000

Depreciation expense amounted to $2,000 and $0 for the years ended March 31, 2014 and 2013, respectively. Depreciation expense is reflected in selling, general and administrative expenses in the statements of operations.

Note 4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	March 31,
	2014	2013
Accrued employee compensation	$109,000	$40,000
Accrued director compensation	50,000	—
Accrued legal fees	183,000	18,000
Other accrued expenses	68,000	43,000
Total	$410,000	$101,000

Note 5. Commitments and Contingencies

Employment Commitments

The Company has an employment agreement in place with its Chief Executive Officer (“CEO”) that provides for, among other things, the payment of a lump sum severance benefit equal to twenty-four times the CEO’s average monthly base salary paid to the CEO during the twelve months preceding the date of termination. As of March 31, 2014, the CEO’s base salary was $375,000 per annum.

On August 12, 2013, Oculus’ Compensation Committee approved the grant of a one-time cash bonus of $158,000 to the Company’s CEO in order to recognize the CEO’s efforts related to the preparation and filing of the Company’s registration statement on Form S-1 for its IPO.

License and Supply Agreement

The Company entered into a license and supply agreement with Oculus which was effective upon the completion of the IPO, pursuant to which Oculus has agreed to exclusively license certain of its proprietary technology to the Company to enable the Company’s research, development and commercialization of newly discovered RUT58-60 and any improvements to it (the “Product”) in the United States, Canada, the European Union and Japan (collectively, the “Territory”) in certain invasive uses in humans (the “Field”) which do not include dermatologic uses or uses for ophthalmic, sinusitis or otic indications.

In order to pay for the costs of development of the Product, Ruthigen obtained financing from Oculus until the IPO was completed. Under the agreement, the Company’s right to commercialize the Product in the Field in the Territory is exclusive and shall be performed in accordance with the development and commercialization plan set forth in the agreement (which may be modified by the Company’s discretion), and Oculus shall manufacture and supply, at a purchase price equal to 20% over the cost of goods to Oculus, the Product as and when the Company requests. In addition, the Company has the right to purchase certain manufacturing equipment from Oculus at a purchase price equal to a fixed percentage over the cost of the equipment to Oculus, so that the Company may manufacture the Product independently.

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5. Commitments and Contingencies  – (continued)

Under the license and supply agreement, the Company will be required to make a total of $8 million of milestone payments to Oculus over the next several years for the first Product only, as follows: $1.5 million upon the completion of last patient enrollment in the Phase 1/2 clinical trial, $1.5 million upon the completion of last patient enrollment of the Company’s first pivotal trial, $3 million upon completion of the first meeting with the FDA following completion of the Company’s first pivotal clinical trial, and $2 million upon first patient enrollment in the second pivotal clinical trial. In addition, as further consideration under the agreement, the Company will be required to make royalty payments to Oculus based on its annual net sales of the Product from the date of first commercial sale to the date that the Company ceases to commercialize the Product, which percentage royalty rate will vary between 3% and 20% and will increase based on various net sales thresholds and will differ depending on the country in which the sales are made.

The agreement contains representations and warranties of the parties regarding its enforceability, no conflict with agreements to which the parties are bound, and no violations of law, and representations of Oculus that it has not granted any other license with respect to the Product for use in the Field in the Territory. The Company has agreed to indemnify Oculus with respect to third party claims arising from the Company’s development, commercialization or manufacture of the Product in the Field in the Territory with certain exceptions, and the Company and Oculus have each agreed to indemnify the other with respect to third party claims arising from their respective inaccuracy and/or breach of representations and warranties or negligence or willful misconduct. Either party may terminate the agreement for an uncured material breach, but only after undergoing a dispute resolution process. In addition, either party may terminate the agreement if the other party ceases to do business, makes an assignment for the benefit of creditors or voluntarily files, fails to contest an involuntary filing or is adjudicated bankrupt or insolvent under bankruptcy, insolvency, receivership or similar law.

Shared Services Agreement

The Company entered into a shared services agreement with Oculus which was effective upon the completion of the IPO, pursuant to which Oculus will provide Ruthigen with general services, including general accounting and human resources, until the termination of agreement. Additionally, Oculus will permit the Company to access its Petaluma, California and Seattle, Washington facilities during normal business hours (subject to certain exceptions) and for the purposes described in the shared services agreement.

Oculus shall also provide the Company with consulting and technical services. Such services shall be billable at the hourly or fixed monthly rate as set forth in the shared services agreement, which is subject to change based upon mutual written agreement between Oculus and Ruthigen. After the completion of the IPO, the Company agreed to pay invoices generated by Oculus within thirty days of receipt thereof.

Separation Agreement

The Company has entered into a separation agreement with Oculus that contains key provisions relating to the ongoing relationship with Oculus following the completion of the IPO. The separation agreement became effective upon the completion of the IPO and terminates on the earlier of 8.5 years following the closing of the IPO or when the parties mutually agree to terminate it. The separation agreement also contains a series of restrictions on Oculus’ ability to transfer the Ruthigen shares that Oculus owns. Oculus is restricted from transferring any of the Ruthigen shares it owns during the first year (the “Lock-Up Period”) immediately following the IPO unless it receives consent to do so from the Company’s Board of Directors and the lead underwriter in the Company’s IPO.

Following the Lock-Up Period, transfers by Oculus of the Ruthigen shares it owns must be conducted with the consent of the board of directors or within the prescribed requirements for such transfers set forth in the separation agreement. These prescribed requirements include that the transfers must be in private placement transactions, the purchase price discount may not exceed certain percentages depending on the transferee, the amount of shares transferred in a given transfer (or series of transfers comprising a single

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5. Commitments and Contingencies  – (continued)

transaction) may not exceed the greater of 5% of the Company’s outstanding shares or $1,500,000 in net proceeds to Oculus, as well as certain other requirements set forth in the separation agreement. In addition to the manner described above, if, following a minimum of 41.5 months following the closing of the IPO have lapsed and Oculus has not consummated transfers of the Ruthigen shares it owns resulting in at least $3.8 million in net proceeds to Oculus, then Oculus has a one-time transfer and registration right to transfer the Ruthigen shares it owns in an amount equal to the difference between $3.8 million and the proceeds received by Oculus from prior transfers as of the time Oculus elects to exercise its one-time right. Transfers conducted using this one-time right must be conducted with the consent of the Company’s board of directors or within the prescribed requirements for such transfers set forth in the separation agreement, including, for example, that the purchase price discount may not exceed certain percentages, the amount of shares transferred may not exceed $3,800,000 in net proceeds to Oculus, as well as certain other requirements set forth in the separation agreement. The separation agreement provides Oculus with certain “piggy back” registration rights of up to 30% of the value of the securities the Company registers after the lock-up period, if the Company proposes to register any of its common stock following the completion of the IPO, subject to certain conditions and limitations.

The separation agreement also provides for certain cooling off periods between market attempts and/or successful transfers, the length of which are dependent upon whether and the quantity of the Ruthigen shares that Oculus transfers. The majority of the material restrictions and obligations contained in the separation agreement lapse if and when Oculus own less than 19.9% of the outstanding shares of the Company’s common stock.

The separation agreement also defined the methodology for the allocation of the operational and IPO related expenses incurred prior to and in connection with the IPO for which the Company was required to reimburse Oculus. The Company will also reimburse Oculus for expenses such as salaries and benefits advanced or paid on the Company’s behalf or for the Company’s benefit during a transition period following the closing of the IPO. During the year ended March 31, 2014, the Company incurred $1,450,000 of IPO and other costs which were reimbursed to Oculus at the closing of the IPO or shortly thereafter.

The separation agreement provides that each party will indemnify, defend and hold harmless the other party and its affiliates for third party claims asserted against the other party. The separation agreement also provides that, so long as Oculus maintains a directors’ and officers’ insurance program covering the past and present officers and directors of Oculus, the program shall be standard in Oculus’ industry and Oculus shall not exclude any former Oculus director from any insurance policy coverage.

Funding Agreement

On January 31, 2014, the Company entered into a funding agreement with Oculus, pursuant to which Oculus agreed to fund the Company in the additional amount of up to $760,000 to pay certain accounts payables outstanding at December 31, 2013 and to fund certain future expenditures through the closing of the IPO. Through the closing of the IPO, Oculus funded the Company in the additional amount of $534,000, which was repaid to Oculus on April 1, 2014.

Operating Lease

The Company leases a facility in Santa Rosa, California under a non-cancelable operating lease for approximately 995 square feet of executive office space. The lease expires in October 2014 and monthly rent is approximately $1,700. The aggregate base rent payable over the lease term is being recognized on a straight-line basis. Rent expense amounted to approximately $20,000 and $17,000 for the years ended March 31, 2014 and 2013, respectively. Rent expense is reflected in selling, general and administrative expenses in the statements of operations.

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5. Commitments and Contingencies  – (continued)

Future minimum payments under the operating lease agreement are as follows:

For the Years Ending March 31,	Amount
2015	$11,813

Note 6. Stockholders’ Equity

Authorized Capital

The Company is authorized to issue up to 100,000,000 shares of common stock with a par value of $0.0001 per share and 500,000 shares of preferred stock with a par value of $0.0001 per share.

Description of Common Stock

Each share of common stock has the right to one vote. The holders of common stock are entitled to dividends when funds are legally available and when declared by the board of directors.

2013 Plan

In September and October 2013, respectively, the Company’s board of directors and stockholders approved the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”), which became effective upon the closing of the IPO. The 2013 Plan will expire on September 30, 2023. Under the 2013 Plan, the Company may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. There are 998,355 shares of the Company’s common stock authorized for issuance under the 2013 Plan. The Company intends to issue new shares of common stock to satisfy 2013 Plan obligations.

In addition, the 2013 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of the Company’s common stock available for issuance under the 2013 Plan on the first day of each calendar year beginning with calendar year 2015. The annual increase in the number of shares shall be equal to the lowest of: (a) 232,500 shares of the Company’s common stock; (b) 5% of the number of shares of the Company’s common stock outstanding as of such date; and (c) an amount determined by the Company’s board of directors or compensation committee.

Initial Public Offering

On March 21, 2014, the Company announced that it had priced its IPO of 2,650,000 units (the “IPO”), with each unit consisting of (i) one share of common stock and (ii) one Series A warrant (the “Series A Warrant”), at an IPO price of $7.25 per unit (each a “Unit”), less underwriting discounts and commissions and IPO expenses. In addition, the Company granted to the underwriters a 45-day option (the “Over-Allotment Option”) to purchase up to (i) 397,500 additional shares of common stock at price of $6.6608 per share, which price reflects underwriting discounts and commissions, and/or (ii) 397,500 additional Series A Warrants at a price of $0.0092 per Series A Warrant, which price reflects underwriting discounts and commissions.

On March 26, 2014, the Company closed on the sale of 2,650,000 Units and the underwriters exercised a portion of the Over-Allotment Option by purchasing Series A Warrants from the Company to purchase 397,500 shares of common stock for nominal value, all of which resulted in $16,021,000 of aggregate net proceeds to the Company ($19,216,000 of gross proceeds less $3,195,000 of issuance costs). As a result, an aggregate of 2,650,000 shares of common stock and Series A Warrants to purchase an aggregate of 3,047,500 shares of common stock were issued in the IPO.

The Series A Warrant is exercisable at a price of $7.25 per warrant for (x) one share of common stock and (y) one Series B warrant (the “Series B Warrant”) to purchase one share of common stock at an exercise price of $9.0625 per share. The Series A Warrants are exercisable on the date of issuance and terminate on the

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6. Stockholders’ Equity  – (continued)

second anniversary of the date of issuance. The exercise price and the number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s common stock. In addition, subject to certain exceptions, the exercise price of the Series A Warrants is subject to a weighted average reduction if the Company issues shares of common stock (or securities convertible into common stock) in the future at a price below both (a) the current exercise price of the Series A Warrant; and (b) the current market price of the Company’s common stock. The Series A Warrants may be called by the Company, for consideration equal to $0.0001 per Series A Warrant, on not less than 10 business days’ notice if the closing price of the common stock is above 150% of the $7.25 IPO price per unit for any period of 20 consecutive business days ending not more than three business days prior to the call notice date. The Series B Warrants will be exercisable on the date that the warrants are issued and will terminate on the fifth anniversary of the date the warrants are first exercisable. The Company agrees that, during the period the Series A Warrants are outstanding, it will maintain the effectiveness of the registration statement such that the holder may exercise the Series A Warrants to receive registered shares of common stock and registered Series B Warrants (and the shares of common stock underlying the Series B Warrants). The Company determined that the Series A and Series B Warrants are equity instruments because the warrants are (a) freestanding financial instruments; (b) indexed to the Company’s own stock; (c) not permitted to be settled for cash; and (d) exercisable into common stock for which the Company has sufficient authorized and unissued shares.

The Company issued to the representative of the underwriters warrants to purchase 92,750 shares of the Company’s common stock at an exercise price of $9.0625 per share (the “Representative’s Warrants”). The Representative’s Warrants are exercisable commencing on March 21, 2015 and expiring on March 21, 2019. The Representative’s Warrants and the shares of common stock underlying the warrants have been deemed compensation by Financial Industry Regulatory Authority, Inc. (“FINRA”) and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.

The Company, its officers and directors and its Former Parent have entered into lock-up agreements with the underwriters. Under these agreements, the Company and the other parties have agreed, subject to specified exceptions, not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, during a period ending 180 days after the date of its prospectus (one year for the shares of common stock owned by the Company’s Former Parent), without first obtaining the written consent of representative of the underwriters. The lock up period for the Company, its officers and directors is subject to extension for up to an additional 18 days upon the occurrence of certain specified events.

Investment from Former Parent

During the years ended March 31, 2014 and 2013, the Company’s Former Parent made capital contributions to the Company in the amount of $1,679,000 and $570,000, respectively, which were recorded as additional paid-in capital in the statement of changes in stockholders’ equity. See Note 7 Related Party Transactions for details associated with the Former Parent’s ownership interest in the Company.

Stock Warrants

A summary of the warrant activity during the years ended March 31, 2014 and 2013 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, March 31, 2012	—	$—
Granted	—	—
Exercised	—	—
Forfeited	—	—

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 6. Stockholders’ Equity  – (continued)

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, March 31, 2013	—	—
Granted	3,140,250	7.30
Exercised	—	—
Forfeited	—	—
Outstanding, March 31, 2014	3,140,250	$7.30	2.1	$—
Exercisable, March 31, 2014	3,047,500	$7.25	2.0	$—

The following table presents information related to stock warrants at March 31, 2014:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$7.2500	3,047,500	2.0	3,047,500
$9.0625	92,750	—	—
	3,140,250	2.0	3,047,500

Note 7. Income Taxes

The Company is included in the U.S. federal and state (California) tax returns with its Former Parent through the March 26, 2014 closing date of the IPO. However, this footnote has been presented as if the Company was filing tax returns on a separate, stand-alone basis during the pre-IPO periods. Post-IPO, the Company will file separate, stand-alone tax returns.

The following summarizes the income tax provision (benefit):

	For The Years Ended March 31,
	2014	2013
Federal
Current	$—	$—
Deferred	(1,031,000)	(177,000)
State and local
Current	—	—
Deferred	(182,000)	(26,000)
	(1,213,000)	(203,000)
Change in valuation allowance	1,213,000	203,000
Income tax provision (benefit)	$—	$—

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7. Income Taxes  – (continued)

The Company has the following net deferred tax assets:

	For The Years Ended March 31,
	2014	2013
Expected federal statutory rate	(34.0)%	(34.0)%
State tax rate, net of federal benefit	(6.0)%	(4.8)%
Change in effective state tax rate	(0.3)%	0.0%
Other permanent	1.3%	0.0%
Change in valuation allowance	39.0%	38.8%
Income tax provision (benefit)	0.0%	0.0%

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	March 31,
	2014	2013
Net operating loss carryforwards	$1,427,000	$214,000
Valuation allowance	(1,427,000)	(214,000)
Net deferred tax assets	$—	$—

For the years ended March 31, 2014 and 2013, the Company had approximately $3,567,000 and $551,000 of federal and state net operating loss carryovers (“NOLs”), respectively, which begin to expire if not utilized in 2033. These net operating loss carryovers are subject to annual limitations under Internal Revenue Code Section 382 because there was a greater than 50% ownership change in connection with the March 26, 2014 closing of the IPO.

The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits will not be realized in future periods. The Company has incurred losses for both financial reporting and income tax purposes for the years ended March 31, 2014 and 2013. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

The Company does not have any tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within 12 months of March 31, 2014. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business. The earliest Former Parent tax returns that include the Company’s carryforward NOLs, which remain subject to examination by tax authorities are those for the fiscal period ended March 31, 2013. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit.

Note 8. Related Party Transactions

Upon completion of the IPO, on March 26, 2014, the Former Parent owned approximately 43% of the Company’s common stock.

During the year ended March 31, 2013, the Company contracted with a direct member of the Chief Executive Officer’s family to provide marketing services, including but not limited to brand management of the Company’s website, name and logo development. The family member was paid $6,000 for services completed.

Beginning in March 2013, the Company employed an immediate family member of the Chief Executive Officer as an operations technician at an annualized salary of approximately $36,000.

RUTHIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

Note 9. Subsequent Events

Initial Public Offering

Subsequent to March 31, 2014, in connection with the IPO, the underwriters exercised a portion of the Over-Allotment Option pursuant to which the Company sold an additional 154,290 shares of common stock, which resulted in $1,028,000 of aggregate gross proceeds to the Company. As of the date of this filing, the IPO has terminated.

Stock-Based Compensation

On May 11, 2014, the Company granted restricted stock units exercisable for an aggregate of 409,355 shares (“RSUs”) to employees and directors, pursuant to the 2013 Plan. RSUs for 341,000 shares of common stock vest ratably over three years on a quarterly basis and RSUs for 68,355 shares vest in equal installments based on achievement of the following: (1) enrollment of the first patient in the first pivotal clinical trial for RUT58-60 on or prior to May 11, 2017; (2) enrollment of the first patient in the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2018; and (3) completion of the clinical study report containing the results of the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2019.

On May 12, 2014, the Company granted options to employees and directors to purchase an aggregate of 332,500 shares of common stock at an exercise price of $6.37 per share, pursuant to the 2013 Plan. The shares vest ratably over three years on a quarterly basis.

Employment Agreement

On June 24, 2014, the compensation committee of the Company’s board of directors approved an employment agreement for its Chief Financial Officer (“CFO”), which replaced the offer letter previously in effect between the Company and the CFO. The employment agreement continues to provide for an annual base salary of $225,000, subject to increase, as determined by the Company’s board of directors. The employment agreement further provides for payments to the CFO in the event of termination without cause or resignation by the CFO for good reason, as such terms are defined in the employment agreement. In the event that the CFO is terminated without cause or resigns for good reason, the CFO is entitled to: (i) a lump severance payment equal to 18 times the average monthly base salary paid to the CFO over the preceding 12 months; (ii) up to one year (the lesser of one year following the date of termination or until the CFO becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards; provided that in the event the CFO resigns for good reason prior to a change of control, only the vesting of the restricted stock units granted by the Company on May 12, 2014 shall be accelerated.

RUTHIGEN, INC.

CONDENSED BALANCE SHEETS

	December 31, 2014	March 31, 2014
	(unaudited)
Assets
Current Assets:
Cash	$11,570,000	$15,571,000
Prepaid expenses and other current assets	199,000	3,000
Total Current Assets	11,769,000	15,574,000
Property and equipment, net	105,000	2,000
Total Assets	$11,874,000	$15,576,000
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$574,000	$410,000
Payable to Former Parent	1,000	537,000
Total Current Liabilities	575,000	947,000
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 500,000 shares authorized; no shares issued and outstanding at December 31, 2014 and March 31, 2014	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,804,290 and 4,650,000 shares issued and outstanding at December 31, 2014 and March 31, 2014, respectively	480	465
Additional paid-in capital	20,104,520	18,297,535
Accumulated deficit	(8,806,000)	(3,669,000)
Total Stockholders’ Equity	11,299,000	14,629,000
Total Liabilities and Stockholders’ Equity	$11,874,000	$15,576,000

The accompanying footnotes are an integral part of these condensed financial statements.

RUTHIGEN, INC.

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	For The Three Months Ended December 31,		For The Nine Months Ended December 31,
	2014	2013	2014	2013
Revenues	$—	$—	$—	$—
Operating Expenses
Research and development	619,000	395,000	1,924,000	1,065,000
Selling, general and administrative	1,097,000	263,000	3,226,000	1,064,000
Total Operating Expenses	1,716,000	658,000	5,150,000	2,129,000
Loss From Operations	(1,716,000)	(658,000)	(5,150,000)	(2,129,000)
Other Income
Interest income	4,000	—	13,000	—
Total Other Income	4,000	—	13,000	—
Net Loss	$(1,712,000)	$(658,000)	$(5,137,000)	$(2,129,000)
Net Loss Per Share
– Basic and Diluted	$(0.35)	$(0.33)	$(1.07)	$(1.06)
Weighted Average Number of Common Shares Outstanding
– Basic and Diluted	4,848,145	2,000,000	4,806,735	2,000,000

The accompanying footnotes are an integral part of these condensed financial statements.

RUTHIGEN, INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2014
(unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount
Balance – March 31, 2014	4,650,000	$465	$18,297,535	$(3,669,000)	$14,629,000
Shares issued for cash in connection with underwriter’s exercise of overallotment, net	154,290	15	1,027,985	—	1,028,000
Stock-based compensation	—	—	779,000	—	779,000
Net loss	—	—	—	(5,137,000)	(5,137,000)
Balance – December 31, 2014	4,804,290	$480	$20,104,520	$(8,806,000)	$11,299,000

The accompanying footnotes are an integral part of these condensed financial statements.

RUTHIGEN, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	For The Nine Months Ended December 31,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(5,137,000)	$(2,129,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	1,000
Stock-based compensation	779,000	—
Changes in operating assets and liabilities:
Prepaid expenses	(196,000)	(248,000)
Accounts payable and accrued expenses	327,000	799,000
Net Cash Used in Operating Activities	(4,227,000)	(1,577,000)
Cash Flows From Investing Activities
Purchases of property and equipment	(103,000)
Net Cash Used in Investing Activities	(103,000)	—
Cash Flows From Financing Activities
Advances from Former Parent	—	916,000
Repayment of Former Parent advances	(536,000)	—
Payment of deferred offering costs	—	(1,116,000)
Proceeds from issuance of common stock and warrants less issuance costs(1)	865,000	—
Investment from Former Parent	—	1,691,000
Net Cash Provided by Financing Activities	329,000	1,491,000
Net Decrease In Cash	(4,001,000)	(86,000)
Cash – Beginning	15,571,000	96,000
Cash – Ending	$11,570,000	$10,000

(1)	Gross proceeds of initial public offering of $1,117,000 less $252,000 of offering costs, of which $89,000 was withheld from the proceeds and $163,000 was paid in cash that was previously accrued.

The accompanying footnotes are an integral part of these condensed financial statements.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 1. Nature of Operations and Basis of Presentation

Ruthigen, Inc. (the “Company” or “Ruthigen”) is a biopharmaceutical company focused on pioneering new hypochlorus acid, or HOCl, based therapies designed to improve patient outcomes and reduce healthcare costs associated with infections related to post-operative invasive procedures.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed financial statements of the Company as of December 31, 2014. The results of operations for the three and nine months ended December 31, 2014 are not necessarily indicative of the operating results for the full year. It is recommended that these condensed financial statements be read in conjunction with the financial statements and related disclosures for the Company’s fiscal year ended March 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (“SEC”) on June 30, 2014.

Note 2. Summary of Significant Accounting Policies

Liquidity and Financial Condition

The Company incurred net losses of $1,712,000 and $5,137,000 for the three and nine months ended December 31, 2014, respectively, and $658,000 and $2,129,000 for the three and nine months ended December 31, 2013, respectively. At December 31, 2014, the Company’s working capital and accumulated deficit were $11,194,000 and $8,806,000, respectively. The Company has not yet achieved profitability and it is expected that its research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability.

The Company believes that its existing cash, which includes the proceeds from its initial public offering (“IPO”), will be sufficient to fund its operations through the quarter ending March 31, 2016. However, in order for the Company to execute its research and development strategy and to obtain the necessary regulatory approvals to commercialize RUT58-60 as a drug in the United States, the Company will need to raise additional funds through public or private equity offerings, debt financings, corporate collaborations or other means. The Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include stock-based compensation, the valuation allowance related to the Company’s deferred tax assets and the expense allocations relating to the Company’s operations prior to its deconsolidation from Oculus Innovative Sciences, Inc. (“Oculus” or “Former Parent”) on March 26, 2014.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 2. Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation

The Company accounts for share-based awards exchanged for employee and director services at the estimated grant date fair value of the award. The Company estimates the fair value of stock options using the Black-Scholes option pricing model. The Company estimates the fair value of restricted stock and restricted stock units (“RSUs”) based upon the closing market price of the Company’s common stock on the date the award is granted. The Company amortizes the fair value of employee awards on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense includes the impact of an estimate for forfeitures for all stock awards. The Company recognizes stock-based compensation expense for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved. The Company reassesses the probability of vesting at each reporting period for awards with performance conditions and adjusts stock-based compensation expense based on its probability assessment.

The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests or becomes non-forfeitable. Non-employee stock-based compensation charges are amortized over the requisite service period.

Net Loss Per Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	December 31,
	2014	2013
Options	332,500	—
Warrants	3,145,650	—
Restricted stock units	352,529	—
Total	3,830,679	—

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period,” (“ASU 2014-12”). The amendments in ASU 2014-12 require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” as it relates to awards with performance conditions that affect vesting to account for such awards. The amendments in ASU 2014-12 are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. Entities may apply the amendments in ASU 2014-12 either: (a) prospectively to all awards granted or modified after the effective date; or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 2. Summary of Significant Accounting Policies  – (continued)

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The guidance, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under U.S. GAAP. The Company does not believe adoption of this ASU will have a material effect on its condensed financial statements.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date these condensed financial statements were issued.

Note 3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following:

	December 31, 2014	March 31, 2014
	(unaudited)
Prepaid insurance	$114,000	$—
Deposits	50,000	1,000
Prepaid rent	1,000	2,000
Other prepaid expenses and current assets	34,000	—
Total	$199,000	$3,000

Note 4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

	December 31, 2014	March 31, 2014
	(unaudited)
Accrued employee compensation	$72,000	$109,000
Accrued director compensation	20,000	50,000
Accrued legal fees	75,000	183,000
Accrued professional fees	160,000	45,000
Accrued research and development	231,000	9,000
Other accrued expenses	16,000	14,000
Total	$574,000	$410,000

Note 5. Commitments and Contingencies

Employment Agreements

On June 24, 2014, the compensation committee of the Company’s board of directors approved an employment agreement for its Chief Financial Officer (“CFO”), which replaced the offer letter previously in effect between the Company and the CFO. The employment agreement continues to provide for an annual base salary of $225,000, subject to increase, as determined by the Company’s board of directors. The employment agreement further provides for payments to the CFO in the event of termination without cause or resignation by the CFO for good reason, as such terms are defined in the employment agreement. In the event that the CFO is terminated without cause or resigns for good reason, the CFO is entitled to: (i) a lump severance payment equal to 18 times the average monthly base salary paid to the CFO over the preceding

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 5. Commitments and Contingencies  – (continued)

12 months; (ii) up to one year (the lesser of one year following the date of termination or until the CFO becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards; provided that in the event the CFO resigns for good reason prior to a change of control, only the vesting of the restricted stock units granted by the Company on May 12, 2014 shall be accelerated. In addition, if the Company consummates a change of control, all equity awards granted by the Company that are then-outstanding and unvested shall become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. In addition, the Company will reimburse the CFO for any excise taxes owed by the CFO under Section 280G and Section 4999 of the Internal Revenue Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments).

On November 28, 2014, the compensation committee of the Company’s board of directors approved an amended and restated employment agreement for its Chief Executive Officer (“CEO”), which supersedes the employment agreement previously in effect between the Company and the CEO. The prior employment agreement went into effect when the Company was a wholly-owned subsidiary of Oculus, and the CEO was the Chairman of the board of directors of Oculus. The employment agreement primarily removes all references to Oculus and other legacy references related to Ruthigen being a subsidiary of Oculus.

The employment agreement continues to provide for an annual base salary of $375,000 to the CEO, subject to increase, as determined by the Company’s board of directors. The employment agreement further provides for payments to the CEO in the event of termination without cause or resignation by the CEO for good reason, as such terms are defined in the employment agreement. In the event that the CEO is terminated without cause or resigns for good reason, the CEO is entitled to: (i) a lump severance payment equal to 24 times the average monthly base salary paid to the CEO over the preceding 12 months; (ii) up to one year (the lesser of one year following the date of termination or until the CEO becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and (iii) automatic vesting of all unvested options and other equity awards. In addition, if the Company consummates a change of control, all equity awards granted by the Company that are then-outstanding and unvested shall become fully vested and exercisable immediately prior to and subject to the consummation of the change of control. In addition, the Company will reimburse the CEO for any excise taxes owed by the CEO under Section 280G and Section 4999 of the Internal Revenue Code because of any acceleration of the equity awards (including a gross up of any additional federal, state and local taxes payable as a result of the reimbursement of the tax payments). Furthermore, the Company will reimburse the CEO for relocation expenses if the Company’s principal executive offices are moved or the CEO is required to relocate, subject to certain conditions.

Receipt of the termination benefits described above is contingent on the CEO’s execution of a general release of claims against the Company, its subsidiaries and its affiliates; the CEO’s resignation from any and all directorships and every other position held by the CEO with the Company and each of its subsidiaries; and the CEO’s return to the Company and its affiliates or the Company Group (as such term is defined in the employment agreement), of all property belonging to the Company Group, received from or on account of the Company Group, or any other entity of the Company Group, or any of the Company Group’s respective affiliates by the CEO. In addition, the CEO is not entitled to such benefits if the CEO does not comply with the non-competition, invention assignment, confidentiality, non-solicitation provisions of the employment agreement.

As of December 31, 2014, the potential cash severance payment related to the Company’s employment agreements in place with its CEO and CFO amounted to $1,144,000.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 5. Commitments and Contingencies  – (continued)

License and Supply Agreement

The Company entered into a license and supply agreement with Oculus which was effective upon the completion of the IPO, pursuant to which Oculus has agreed to exclusively license certain of its proprietary technology to the Company to enable the Company’s research, development and commercialization of newly discovered RUT58-60 and any improvements to it in the United States, Canada, the European Union and Japan in certain invasive uses in humans which do not include dermatologic uses or uses for ophthalmic, sinusitis or otic indications. Under the license and supply agreement, the Company will be required to make a total of up to $8 million of milestone payments to Oculus over the next several years payable upon the completion of specified performance conditions. The Company will accrue for the milestone payment liability if and when the Company determines that the achievement of such conditions is probable. As of December 31, 2014, the Company has not accrued for any portion of the milestone payments.

Note 6. Stockholders’ Equity

Initial Public Offering

The Company closed its IPO of the sale of 2,650,000 Units at a price of $7.25 per Unit on March 26, 2014. Following the closing of the IPO, during the nine months ended December 31, 2014 and in connection with its IPO, the underwriters exercised a portion of the over-allotment option pursuant to which the Company sold an additional 154,290 shares of common stock at $6.6608 per share, which resulted in approximately $1,028,000 of aggregate net proceeds to the Company. In connection with the underwriters’ partial exercise of the over-allotment option, the Company issued to the representative of the underwriters a five-year warrant to purchase an additional 5,400 shares of the Company’s common stock at an exercise price of $9.0625 per share. The warrant is exercisable commencing one year from the date of issuance. The warrant and the shares of common stock underlying the warrant have been deemed compensation by Financial Industry Regulatory Authority, Inc. (“FINRA”) and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.

Stock Warrants

A summary of the warrant activity during the nine months ended December 31, 2014 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, March 31, 2014	3,140,250	$7.30
Granted	5,400	9.06
Exercised	—	—
Forfeited	—	—
Outstanding, December 31, 2014	3,145,650	$7.31	1.3	$—
Exercisable, December 31, 2014	3,047,500	$7.25	1.2	$—

The following table presents information related to stock warrants at December 31, 2014:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$7.2500	3,047,500	1.2	3,047,500
$9.0625	98,150	—	—
	3,145,650	1.2	3,047,500

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 6. Stockholders’ Equity  – (continued)

Stock Options

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Option forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual option forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The Company estimated forfeitures related to option grants at an annual rate of 0% for options unvested during the nine months ended December 31, 2014. The expected term used for options issued to non-employees is the contractual life and the expected term used for options issued to employees and directors is the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” employee option grants. Since the Company’s stock has not been publicly traded for a sufficiently long period of time, the Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

In applying the Black-Scholes option pricing model to stock options granted, the Company used the following weighted average assumptions:

	For the Nine Months Ended December 31,
	2014	2013
Risk free interest rate	1.67%	n/a
Expected term (years)	5.61	n/a
Expected volatility	95%	n/a
Expected dividends	0.00%	n/a

The weighted average estimated fair value of the options granted during the nine months ended December 31, 2014 was $4.79 per share. There were no options granted during the three months ended December 31, 2014 and the three and nine months ended December 31, 2013.

On May 12, 2014, the Company granted options to employees and directors to purchase an aggregate of 332,500 shares of common stock at an exercise price of $6.37 per share, pursuant to the 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Plan”). The shares vest ratably over three years on a quarterly basis. The aggregate grant date value of $1,593,000 will be recognized proportionate to the vesting period.

The Company recorded stock–based compensation expense related to stock options of $133,000 and $332,000 during the three and nine months ended December 31, 2014, respectively, and $0 during the three and nine months ended December 31, 2013. As of December 31, 2014, there was $1,261,000 of unrecognized stock-based compensation expense related to stock options that will be amortized over a weighted average period of 2.4 years.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 6. Stockholders’ Equity  – (continued)

A summary of the stock option activity during the nine months ended December 31, 2014 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, March 31, 2014	—	$—
Granted	332,500	6.37
Exercised	—	—
Forfeited	—	—
Outstanding, December 31, 2014	332,500	$6.37	9.4	$—
Exercisable, December 31, 2014	55,412	$6.37	9.4	$—

The following table presents information related to stock options at December 31, 2014:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$6.37	332,500	9.4	55,412
	332,500	9.4	55,412

Restricted Stock Units

On May 11, 2014, the Company granted RSUs issuable for an aggregate of 409,355 shares to employees and directors, pursuant to the 2013 Plan. RSUs for 341,000 shares of common stock vest ratably over three years on a quarterly basis and had an aggregate grant date value of $2,148,000. RSUs for 68,355 shares had an aggregate grant date value of $431,000 and vest in equal installments based on achievement of the following: (1) enrollment of the first patient in the first pivotal clinical trial for RUT58-60 on or prior to May 11, 2017; (2) enrollment of the first patient in the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2018; and (3) completion of the clinical study report containing the results of the second pivotal clinical trial for RUT58-60 on or prior to May 11, 2019.

The Company recorded stock–based compensation expense related to RSUs of $179,000 and $447,000 during the three and nine months ended December 31, 2014, respectively, and $0 during the three and nine months ended December 31, 2013. As of December 31, 2014, there was $1,701,000 of unrecognized stock-based compensation expense related to RSUs that will be amortized over a weighted average period of 2.4 years. The Company recognizes stock-based compensation expense for RSUs with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved. As of December 31, 2014, the Company has not recognized any expense related to RSUs with performance conditions. As of December 31, 2014, there was $431,000 of unrecognized stock-based compensation expense related to RSUs with performance conditions.

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 6. Stockholders’ Equity  – (continued)

A summary of RSU activity for the nine months ended December 31, 2014 is presented below:

	Number of Units	Weighted Average Grant Date Fair Value	Total Grant Date Fair Value
Non-vested, March 31, 2014	—	$—	$—
Granted	409,355	6.30	2,579,000
Vested	(56,826)	6.30	(358,000)
Forfeited	—	—	—
Non-vested, December 31, 2014	352,529	$6.30	$2,221,000

Note 7. Subsequent Events

Agreement and Plan of Merger

On March 13, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pulmatrix Inc. (“Pulmatrix”), a privately held biopharmaceutical company focused on the discovery, development, and commercialization of inhalable therapeutics and enabling technologies that treat and control respiratory infectious diseases, which provides for the merger of Pulmatrix with and into Ruthigen Merger Corp. (a wholly owned subsidiary of Ruthigen), with Pulmatrix continuing after the merger as the surviving corporation and a wholly owned subsidiary of Ruthigen (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, on a pro forma basis, based upon the number of shares of Ruthigen common stock to be issued in the Merger, following the closing of the Merger, current Pulmatrix stockholders and their designees will own approximately 83% of the combined company and current Ruthigen stockholders and their designees will own approximately 17% of the combined company.

The Company’s and Pulmatrix’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Ruthigen and Pulmatrix, including the approval of the issuance of the shares of common stock of Ruthigen to be issued in connection with the Merger and the charter amendments by the stockholders of Ruthigen, and the effectiveness of a registration statement on Form S-4 relating to the shares of Ruthigen common stock to be issued to Pulmatrix stockholders pursuant to the Merger Agreement.

Although Ruthigen is the legal acquirer and will issue shares of its common stock to effect the merger with Pulmatrix, the business combination will be accounted for as an acquisition of Ruthigen by Pulmatrix under GAAP. Under the “acquisition” method of accounting, the assets and liabilities of Ruthigen will be recorded, as of the completion of the merger, at their respective fair values in the financial statements of Pulmatrix. The financial statements of Pulmatrix issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Ruthigen.

New 2013 Plan

On March 12, 2015, in connection with the Merger Agreement, Ruthigen’s compensation committee and Ruthigen’s board of directors unanimously approved the Ruthigen, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “New 2013 Plan”), subject to the approval of Ruthigen’s stockholders. The New 2013 Plan will allow for the issuance of up to 6,853,319 shares of Ruthigen’s common stock, up from 1,230,855 shares, pursuant to awards to be granted under the New 2013 Plan. In addition, the New 2013 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of Ruthigen’s common stock available for issuance under the plan on the first day of each fiscal year beginning in calendar year 2016. The annual increase in the number of shares shall be equal

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 7. Subsequent Events – (continued)

to the lowest of: (i) [•  ] shares of Ruthigen’s common stock; (ii) five percent (5%) of the number of shares of Ruthigen’s common stock outstanding as of such date; and (iii) an amount determined by Ruthigen’s board of directors.

New Employment Agreements

On March 12, 2015, in connection with the Merger Agreement, the Ruthigen board of directors approved that, as of the effective time of the merger, each of Hojabr Alimi, the chief executive officer of Ruthigen, and Sameer Harish, the chief financial officer of Ruthigen, will receive cash and restricted stock units from Ruthigen as consideration for the termination of outstanding stock options and restricted stock units held by them and for their continued provision of services after the merger and for the non-competition provisions in their new employment agreement.

If the Merger is approved by the respective stockholders, Messrs. Alimi and Harish will terminate their current employment agreements with Ruthigen dated November 28, 2014 and June 24, 2014, respectively. At such time, the New Employment Agreement with Mr. Alimi and the New Employment Agreement with Mr. Harish will each become effective. Additionally, lock-up agreements and cancellation agreements between Ruthigen and Messrs. Alimi and Harish with respect to the cancellation of outstanding stock options and restricted stock units immediately prior to the merger will become effective. If the Merger is not approved by the respective stockholders, the current employment agreements with each of Messrs. Alimi and Harish will remain in effect and the lock-up agreements and cancellation agreements will not become effective.

At the effective time of the merger, any and all outstanding stock options and restricted stock units previously granted to Mr. Alimi will be terminated in exchange for (i) a lump-sum payment in the amount of $547,600, less taxes and other withholdings and (ii) a lump-sum equivalent to Mr. Alimi’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger.

Mr. Alimi shall also receive a grant of restricted stock units, pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 930,000 and (ii) the quotient of $3,125,000 divided by the fair market value of the common stock of the combined company as of the effective time of the merger, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 930,000 and (b) such number of restricted stock units with an aggregate value equal to $1,400,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to 25% of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve months. The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Alimi on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

At the effective time of the merger, any and all outstanding stock options and restricted stock units previously granted to Mr. Harish will be terminated in exchange for (i) a lump-sum payment in the amount of $337,500, less taxes and other withholdings and (ii) a lump-sum equivalent to Mr. Harish’s premiums under COBRA for one year, in the same amounts for the same medical coverage as in effect as of the effective time of the merger.

Mr. Harish shall also receive a grant of restricted stock units, pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 355,000 and (ii) the quotient of $1,037,500 divided by the fair market value of the common stock of the combined company as of the effective time, with such restricted stock units vesting as follows: (i) a number of restricted stock units equal to the lesser of (a) 355,000 and (b) such number of restricted stock units with an aggregate value equal to

RUTHIGEN, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
(unaudited)

Note 7. Subsequent Events – (continued)

$250,000 shall be fully vested at the effective time of the merger and (ii) an amount equal to 25% of the restricted stock units unvested as of the effective time of the merger will vest on a quarterly basis over the following twelve months. The shares of Ruthigen common stock underlying the vested restricted stock units at the effective time of the merger will be delivered to Mr. Harish on the first trading day following the first anniversary of the effective time of the merger, and the shares of Ruthigen common stock underlying the restricted stock units that will vest on a quarterly basis thereafter will be delivered on the first trading day following the 15, 18, 21 and 24 month anniversary of the effective time of the merger, respectively.

New Consulting Agreements

On March 3, 2015, the Company executed an agreement with an investment banking firm to provide pre-merger strategic services, in exchange for the issuance of 340,000 shares of common stock upon effectiveness of the merger, as a success fee.

On March 10, 2015, the Company executed an agreement with an individual to provide post-merger investor relations services for one year, in exchange for the issuance of 250,000 shares of common stock upon effectiveness of the Merger.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Pulmatrix Inc.,

Ruthigen, Inc.

and

Ruthigen Merger Corp.

March 13, 2015

Annex A-i

Annex A-ii

Annex A-iii

Exhibit A	Form of Certificate of Merger
Exhibit B	Post-Merger Capital Structure of Parent
Exhibit C	Alimi New Employment Agreement
Exhibit D	Harish New Employment Agreement
Exhibit E	Alimi Lock-up Agreement
Exhibit F	Harish Lock-up Agreement
Exhibit G	Terms and Conditions of Pre-Merger Company Stockholder Representative Appointment
Exhibit H	Terms and Conditions of Pre-Merger Parent Stockholder Representative Appointment

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 13, 2015, by and among Pulmatrix Inc., a Delaware corporation (the “Company”), Ruthigen, Inc., a Delaware corporation (“Parent”) and Ruthigen Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WITNESSETH

WHEREAS, the Boards of Directors (as hereinafter defined) of the Company and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders, and the Board of Directors of Parent has determined that it is in the best interests of Parent, to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the transactions contemplated hereby to its stockholders (the “Recommendation”);

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock and certain outstanding warrants of the Company shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined); and

WHEREAS, among other things, the Bridge Loan (as hereinafter defined) shall immediately after the consummation of the Merger be assumed by Parent and immediately after the Effective Time shall be converted into a number of shares of Parent Common Stock equal to the quotient of (x) the outstanding principal amount of the Bridge Loan plus all accrued and unpaid interest thereon and (y) $2.75;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree to be legally bound as follows:

ARTICLE I.
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1 Certain Definitions.

“Action” has the meaning set forth in Section 6.12(a)(ii).

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Alimi New Employment Agreement” has the meaning set forth in Section 6.15(b).

“Average Price” as of any date is the volume weighted average price of Parent Common Stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to such date.

“Board of Directors” means the board of directors of the entity specified.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bridge Loan” means the bridge loan made to the Company in the original principal amount of $4,500,000 pursuant to that certain Loan and Security Agreement, dated February 26, 2015, by and among the Company and the lenders named therein.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

Annex A-1

“Cancellation Agreements” has the meaning set forth in Section 6.15(c).

“Certificate of Merger” means the certificate of merger to be filed in the State of Delaware in substantially the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.2(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 6.6.

“Company Charter Documents” has the meaning set forth in Section 3.1.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.01, of the Company.

“Company Note Conversion and Warrant Termination Agreement” means, collectively, the Note Conversion and Warrant Termination Agreement, dated the date hereof, between the Company and each of the holders of outstanding convertible promissory notes of the Company and the holders of outstanding warrants to acquire Company Capital Stock other than the Company Outstanding Warrants.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent and Merger Sub prior to and in connection with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.18(a).

“Company Employee Plans” has the meaning set forth in Section 3.18(a).

“Company ERISA Affiliate” means any entity which is (or at any relevant time was), with the Company, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Statements” has the meaning set forth in Section 3.10.

“Company Indemnified Persons” has the meaning set forth in Section 8.2.

“Company Insider” has the meaning set forth in Section 3.9.

“Company Interim Financial Statements” has the meaning set forth in Section 6.6.

“Company IP” has the meaning set forth in Section 3.19(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Junior Seed Series Preferred Stock” means the Junior Seed Series preferred stock, par value $0.01, of the Company.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.12.

“Company Material Contracts” has the meaning set forth in Section 3.28.

“Company Options” means the stock options issued pursuant to the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan that are outstanding immediately prior to the Effective Time, which stock options are disclosed in Company Disclosure Schedule 3.4(a) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired.

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“Company Outstanding Warrants” has the meaning set forth in Section 3.4.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Preferred Stock” means the Company Seed Series Preferred Stock, the Company Junior Seed Series Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-4 Preferred Stock, the Company Series B Preferred Stock and the Company Series B-1 Preferred Stock.

“Company Preferred Stock Conversion Agreement” means, collectively, the Preferred Stock Conversion Agreement, dated the date hereof, between the Company and each of the holders of outstanding shares of the Company Preferred Stock.

“Company Private Placement” has the meaning set forth in Section 6.14.

“Company Professional Fees” means the documented fees, costs and expenses of Company’s attorneys, accountants and other service providers incurred by Company on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the filings with the SEC related hereto and thereto, and the closing of the transactions contemplated hereby or thereby.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the date hereof.

“Company Returns” has the meaning set forth in Section 3.8(a)(i).

“Company Seed Series Preferred Stock” means the Seed Series preferred stock, par value $0.01, of the Company.

“Company Series A-1 Preferred Stock” means the Series A-1 preferred stock, par value $0.01, of the Company.

“Company Series A-4 Preferred Stock” means the Series A-4 preferred stock, par value $0.01, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.01, of the Company.

“Company Series B-1 Preferred Stock” means the Series B preferred stock, par value $0.01, of the Company.

“Company Stockholder Meeting” has the meaning set forth in Section 6.11(a).

“Company Stock Option Plan” means the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan in effect on the date of this Agreement in the form previously delivered to Parent.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Current Policies” has the meaning set forth in Section 6.12(a)(iii).

“Damages” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“Effective Date” has the meaning set forth in Section 2.2(c).

“Effective Time” has the meaning set forth in Section 2.2(c).

“End Date” means August 13, 2015.

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“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof pertaining to the protection of the environment currently in effect and applicable to a specified Person and its Subsidiaries, including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Atomic Energy Act, the National Environmental Policy Act, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an escrow agent determined by the parties subsequent to the execution of this Agreement and prior to the Closing.

“Escrow Agreement” means the escrow agreement by and among the Pre-Merger Company Stockholder Representative, the Pre-Merger Parent Representative, Parent and the Escrow Agent.

“Evaluation Material” has the meaning set forth in Section 6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.148187124066461.

“Executive Termination Payments” means the lump-sum payment to Hojabr Alimi under Section 5.1 of the Alimi New Employment Agreement and the lump-sum payment to Sameer Harish under Section 5.1 of the Harish New Employment Agreement, collectively.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or self-regulatory organization.

“Harish New Employment Agreement” has the meaning set forth in Section 6.15(b).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 6.12(a)(ii).

“Indemnification Certificate” has the meaning set forth in Section 8.7.

“Indemnification Shares” has the meaning set forth in Section 8.4.

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“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Investigated Party” has the meaning set forth in Section 6.3(a).

“Investigating Party” has the meaning set forth in Section 6.3(a).

“IRB” has the meaning set forth in Section 3.25(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers or directors of such Person had Knowledge of such fact or other matter.

“Laws” has the meaning set forth in Section 3.14(a).

“Lease” shall mean all leases, subleases and other agreements under which an entity or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that an entity or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” has the meaning set forth in Section 3.6.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Lock-up Agreements” has the meaning set forth in Section 6.15(d).

“Loss” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its Subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (f) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which such entity and its Subsidiaries operate; (g) failure, in and of itself, to meet earnings projections or

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internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of such entity’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; or (h) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such entity and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such entity and its Subsidiaries conduct their businesses.

“Merger” has the meaning ascribed thereto in the recitals of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock and warrants to purchase Parent Common Stock issuable in connection with and by virtue of the Merger to the holders of Company Capital Stock and Company Outstanding Warrants, based on the Exchange Ratio.

“Merger Sub” has the meaning set forth in preamble.

“Merger Sub Common Stock” means the shares of Merger Sub common stock, par value $0.001.

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Original Date” has the meaning set forth in Section 6.10(e).

“Other Filings” has the meaning set forth in Section 6.10(a).

“Parent” has the meaning set forth preamble.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock, representing all authorized capital stock of Parent prior to the Merger.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent and Merger Sub in connection with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.15(a).

“Parent Employee Plans” has the meaning set forth in Section 4.15(a).

“Parent ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group corporations,” under “common control” with, or a member of an “affiliated serve group” within the meaning of Section 414(b), (c), (m) or (o) of the code.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Guaranteed Cash Amount” means Parent’s unrestricted cash, defined as cash on hand on the Closing Date, which shall be free and clear of any Liens, without giving effect to this Agreement and after subtracting all outstanding liabilities computed in accordance with GAAP, greater than $10,000 in aggregate, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, costs associated with purchasing tail policies to the Current Policies as set forth in Section 6.12(a)(iii) hereof, Parent Professional Fees, Executive Termination Payments (other than non-cash derivative liabilities, liabilities associated with the assumption of the Bridge Loan and non-cash expenses, recognized by Parent in accordance with GAAP related to equity awards made at the time or following the Closing Date), of at least (a) $9,000,000, if the Closing Date is no later than July 31, 2015, (b) $8,850,000, if the Closing Date is after July 31, 2015, but no later than the End Date, (c) $8,750,000, if the Company does not provide to Parent unaudited financial statements of the Company for the fiscal year ended December 31, 2014, and December 31, 2013, on or before March 15, 2015, or (d) $8,500,000, if, after April 15, 2015, the Company fails to cause Marcum LLP to provide to Parent Company Audited Financial Statements within three (3) Business Days following Parent and the Company’s satisfaction of all accounting comments from Marcum LLP to the initial draft S-4 Registration Statement and Proxy Statement/Prospectus.

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“Parent Indemnified Persons” has the meaning set forth in Section 8.3.

“Parent IP” has the meaning set forth in Section 4.16(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Parent is a party or under which Parent is a licensor or licensee.

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.17.

“Parent Material Contract” has the meaning set forth in Section 4.20.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent-Owned IP” means all Intellectual Property owned or purported to be owned by Parent.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Previous Filings” has the meaning set forth in Section 4.6(a).

“Parent Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Parent and all products or services currently under development by Parent as of the date hereof.

“Parent Professional Fees” means the actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the organization of Merger Sub, the filings with the SEC related hereto and thereto and the closing of the transactions contemplated hereby or thereby, provided that all such fees, costs and expenses are itemized on a schedule delivered by Parent to the Company in accordance with Section 6.2 below.

“Parent Returns” has the meaning set forth in Section 4.10(a).

“Parent SEC Filings” has the meaning set forth in Section 4.6(a).

“Parent Stockholder” means a holder of Parent Capital Stock.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.10(d).

“Parent Specific Liabilities” means any liability or obligation of Parent with respect to or relating to the indemnification by Parent of its directors or officers in their capacities as such, Parent Capital Stock or other securities of Parent, any filings of Parent with the SEC, any public disclosures of Parent, Parent’s status as a registered issuer under the Exchange Act and any Contract to which Parent is a party with respect to any of the foregoing, including with its stock transfer agent, audit engagement and directors and officers liability insurance provider to the extent each such Contract is referenced in the Parent Disclosure Schedule.

“Parent Stock Option Plan” means Parent’s 2013 Employee, Director and Consultant Equity Incentive Plan.

“Parent Voting Matters” has the meaning set forth in Section 6.10(d).

“Permits” has the meaning set forth in Section 3.14(c).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such

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Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“Post-Conversion Parent Common Stock” means the Parent Common Stock into which Company Options shall be exercisable immediately after the Effective Time pursuant to the terms of the Company Stock Option Plan.

“Pre-Merger Company Stockholders” means the record owners of the outstanding shares of Company Common Stock immediately prior to the Effective Date.

“Pre-Merger Company Stockholder Representative” shall be determined subsequent to the execution of this Agreement and prior to the Closing.

“Pre-Merger Parent Representative” shall be determined subsequent to the execution of this Agreement and prior to the Closing.

“Pre-Merger Parent Stockholders” means the record owners of the outstanding shares of Parent Common Stock immediately prior to the Effective Date.

“Principal Market” has the meaning set forth in Section 4.11(c).

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.10(a).

“Recommendation” has the meaning ascribed thereto in the recitals of this Agreement.

“Release Date” has the meaning set forth in Section 8.6.

“Representatives” has the meaning set forth in Section 6.3(a).

“Requisite Company Stockholder Vote” has the meaning set forth in Section 3.2(a).

“Requisite Parent Stockholder Vote” has the meaning set forth in Section 4.2.

“Ruthigen Executive Employment Agreements” has the meaning set forth in Section 6.15(b).

“S-4 Registration Statement” has the meaning set forth in Section 6.10(a).

“Schedule” means either the Company Disclosure Schedule or the Parent Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Shares Escrow” has the meaning set forth in Section 8.4.

“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

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“Subject Transactions” means the Merger, the other transactions contemplated by the Transaction Documents, and the transactions contemplated by the Company Note Conversion and Warrant Termination Agreement and the Company Preferred Stock Conversion Agreement.

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Survival Period” has the meaning set forth in Section 8.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise, imposed by and taxing authority.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Certificate of Merger, and all Contracts, certificates and instruments relating to the foregoing to be executed by any of the parties in connection or pursuant to the foregoing.

“Unresolved and Unsatisfied Claims” has the meaning set forth in Section 8.5.

ARTICLE II.
MERGER

2.1 The Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the Company will survive the Merger, continuing its existence as a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.2 Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with applicable Laws, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company, and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.

(b) Parent, the Company and Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of Article VII and Article IX hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic communication at such time and place as the Company and Parent mutually agree, at the earliest practicable time after the satisfaction

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or waiver of the conditions in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than ten (10) Business Days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). On the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.3 Effect on Company Common Stock, Company Outstanding Warrants and Merger Sub Capital Stock.

(a) To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i) (x) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to Section 2.3(a)(ii) and Dissenting Shares) shall automatically be converted into and exchangeable for that number of fully paid and nonassessable shares of Parent Common Stock equal to the number of shares of Company Common Stock multiplied by the Exchange Ratio and (y) the Company Outstanding Warrants will be converted into and exchangeable for warrants to purchase shares of Parent Common Stock equal to the number of shares Company Common Stock issuable upon exercise of the Company Outstanding Warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of the Company Outstanding Warrants divided by the Exchange Ratio and otherwise of like tenor as the Company Outstanding Warrants, such that the post-Merger capital structure of Parent shall be as set forth in Exhibit B hereto;

(ii) All shares of Company Capital Stock held immediately prior to the Effective Time by the Company as treasury stock or otherwise, if any, will be cancelled and extinguished and no payment will be made with respect to those shares; and

(iii) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company, which shall represent all of the issued and outstanding shares of common stock of the Surviving Company immediately following the Effective Time.

(b) No fraction of a share of Parent Common Stock will be issued pursuant to Section 2.3(a), but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

2.4 Rights of Holders of Certificates Evidencing Company Common Stock.  On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Company Common Stock (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 2.3(a). The record holder of each such outstanding certificate representing shares of Company Common Stock, shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the registered holders of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Common Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock at the Effective Time.

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2.5 Procedure for Exchange of Company Common Stock.

(a) After the Effective Time, (i) holders of certificates theretofore evidencing outstanding shares of Company Common Stock (except Dissenting Shares), upon surrender of such certificates to the corporate secretary of Parent and execution of a customary letter of transmittal prepared by Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any Pre-Merger Company Stockholder is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Common Stock shall be cancelled and shall cease to exist. If there has been a transfer of Company Common Stock ownership that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (A) upon presentation to the corporate secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer and (B) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(b) All shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(c) In the event any certificate for Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock; provided, however, that Parent, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6 Dissenting Shares.  Shares of Company Capital Stock held by stockholders of the Company who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or failed to perfect or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock, as provided in Section 2.3 above. The Company shall provide Parent with (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demand.

2.7 Directors and Officers of the Surviving Company.  From and after the Effective Time, the directors identified on Company Disclosure Schedule 2.7, who shall be willing to serve as directors, shall be appointed to the Surviving Company’s board of directors. From and after the Effective Time, the directors of the Surviving Company shall appoint the officers of the Surviving Company. These directors and officers of

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the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

2.8 Director Appointment to Parent’s Board.  From and after the Effective Time, the directors selected by the Company prior to the Closing Date, who shall be willing to serve as directors, shall be appointed to Parent’s board of directors, subject to the consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent consents to the appointment of any current directors of the Company These directors of Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of Parent and applicable law.

2.9 Tax Treatment.  For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the relevant sections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.  The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The certificate of incorporation or bylaws of the Company (the “Company Charter Documents”) that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company. The Company is not in violation of any Company Charter Documents.

3.2 Authority Relative to this Agreement; Non-Contravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of (i) a majority of votes that holders of the outstanding shares of Company Capital Stock are entitled to cast, (ii) at least 65% of the outstanding shares of Company Series B Preferred Stock and (iii) the holders of at least 66 2/3% of the outstanding shares of Company Seed Series Preferred Stock, Company Series A-1 Preferred Stock, Company Series A-4 Preferred Stock and Company Series B-1 Preferred Stock, voting together as a single class and not as a separate series (the “Requisite Company Stockholder Vote”), obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally, and subject, in the case of consummation of the Merger, to the receipt of the Requisite Company Stockholder Vote. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be

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expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

(b) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the holders of Company Capital Stock for adoption, and (iv) resolved to recommend that the holders of Company Capital Stock adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the holders of Company Capital Stock either by written consent resolutions or at the Company Stockholder Meeting.

3.3 No Conflicts.  The Company is not subject to, or obligated under, any provision of (a) the Company Charter Documents, (b) any Company Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the Requisite Company Stockholder Vote, any Law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this Section 3.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4 Capitalization.

(a) As of the date hereof, the Company is authorized to issue (i) 233,500,000 shares of Company Common Stock, of which 3,184,309 shares are issued and outstanding as of the date of this Agreement; (ii) 1,219,508 Company Seed Series Preferred Stock, of which 1,219,508 shares are issued and outstanding as of the date of this Agreement, (iii) 410,000 shares of Company Junior Seed Series Preferred Stock, of which 410,000 shares are issued and outstanding as of the date of this Agreement, (iv) 0 shares of Company Series A-1 Preferred Stock, of which 0 shares are issued and outstanding as of the date of this Agreement, (v) 1,307,190 shares of Company Series A-4 Preferred Stock, of which 1,307,190 shares are issued and outstanding as of the date of this Agreement, (vi) 18,687,554 shares of Company Series B-1 Preferred Stock, of which 18,687,554 shares are issued and outstanding as of the date of this Agreement and (vii) 180,980,200 shares of Company Series B Preferred Stock, of which 41,788,790 shares are issued and outstanding as of the date of this Agreement. Notwithstanding the foregoing, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding shares of Company Preferred Stock will be converted into 70,105,854 newly issued fully paid, non-assessable shares of Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement. The issued and outstanding shares of Company Capital Stock on the date hereof are, and the issued and outstanding shares of Company Common Stock at the Effective Time will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. As of the date hereof, an aggregate of 12,433,018 shares of Company Common Stock were subject to issuance pursuant to Company Options granted under the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan. All shares of Company Common Stock subject to issuance under the Company Stock Option Plan and the 2003 Employee, Director, and Consultant Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, an aggregate of 14,544,247 shares of Company Common Stock were subject to issuance pursuant to warrants; provided, however, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding warrants will be terminated pursuant to the

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Company Note Conversion and Warrant Termination Agreement. As of the date hereof, an aggregate of 86,118,402 shares of Company Common Stock were subject to issuance pursuant to convertible notes; provided, however, on the Effective Date, immediately prior to the consummation of the Merger, all outstanding convertible notes will be converted into 86,118,402 newly issued fully paid, non-assessable shares of Company Common Stock pursuant to the Company Note Conversion and Warrant Termination Agreement. Other than as described in Company Disclosure Schedule 3.4(a), the Company has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in Company Disclosure Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by the Company of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of Company Capital Stock or other securities of the Company of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of Company Capital Stock or other securities. Company Disclosure Schedule 3.4(a) sets forth the names of the holders of record of all issued and outstanding shares of Company Capital Stock, warrants, convertible notes and Company Options and their respective holdings of such securities. To the Knowledge of the Company, the stockholders providing the Requisite Company Stockholder Vote by written consent own the shares set forth opposite each such stockholder’s name on such Schedule, free and clear of any Liens other than any Liens that will be discharged at Closing or any Liens resulting from applicable securities Laws. For the avoidance of doubt, on the Effective Date, immediately prior to the consummation of the Merger and after giving effect to the Company Private Placement and issuances of certain shares of Company Common Stock to Palladium Capital Advisors, LLC, 200,359,387 shares of Company Common Stock will be the only issued and outstanding shares of Company Capital Stock, and there will be no outstanding warrants, notes, rights or other instruments convertible into or exercisable or exchangeable for Company Capital Stock or in connection with which Company Capital Stock may be issuable other than the Company Options exercisable for 12,433,018 shares of Company Capital Stock and warrants to purchase an aggregate of 53,817,097 shares of Company Common Stock at an exercise price of $0.448266 per share issued in the Company Private Placement (the “Company Outstanding Warrants”).

(b) The Company does not have, and on the Effective Date, will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity and does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on Company Disclosure Schedule 3.4(b), the Company is not a party to, and, to the Company’s Knowledge, there do not exist any voting trusts, proxies, or other contracts with respect to the voting of shares of Company Capital Stock.

3.5 Government Approvals.  Except for the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

3.6 Litigation.  Except as set forth on Company Disclosure Schedule 3.6, there are no actions, suits, proceedings, orders or investigations (a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the

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aggregate, reasonably be expected to have Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any Legal Proceeding directly or indirectly involving the Company or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.7 Brokers or Finders.  Other than as set forth on Company Disclosure Schedule 3.7, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.8 Tax Matters.

(a) (i) The Company has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Company Returns”), required to be filed by it in respect of any Taxes; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Company Return); (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) the Company has complied in all material respects with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of the Company, except statutory liens for current Taxes not yet due and Permitted Liens.

(c) No material deficiency for any Taxes has been asserted, assessed or proposed against the Company that has not been finally resolved. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Company Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) The Company is not liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. The Company is not a party to any Tax sharing, allocation or indemnification agreement. The Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding

Annex A-15

provision of state, local or foreign law) in Taxable income. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file a Company Return that the Company is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of the Company.

(g) The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) The Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

(i) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) The Company does not know of any fact and has not taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.9 Affiliate Transactions.  Except as set forth on Company Disclosure Schedule 3.9, no officer, director or employee of the Company, any person who holds or has the right to acquire 5% or more of the outstanding Company Common Stock, any member of the immediate family of any such officer or director, employee or any person who holds or has the right to acquire 5% or more of the outstanding Company Common Stock, or any entity in which any of such persons owns any beneficial interest (collectively “Company Insiders”), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Except as set forth on Company Disclosure Schedule 3.9, the Company is not indebted to any Company Insider (except for reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.10 Financial Statements.  The Company has made available to Parent the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013, and the related statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended, audited by Deloitte & Touche LLP (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements.

3.11 Books and Records.  The books of account, minute books, stock record books, and other records of the Company, substantially complete copies of which have been made available to Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company or its counsel.

3.12 No Undisclosed Liabilities.  As of the date hereof, except as set forth in Company Disclosure Schedule 3.12 or except as reflected in or reserved against in the audited balance sheet of Company at December 31, 2013, for the twelve (12) months ended as of such date (the “Company Latest Balance

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Sheet”), the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than (a) the Company Professional Fees, liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (b) the outstanding principal amount of the Bridge Loan plus the accrued and unpaid interest thereon, which shall be assumed by Parent upon consummation of the Merger and immediately following the Effective Time, be converted into newly issued, fully paid and non-assessable Parent Common Stock, and (c) liabilities arising or permitted under this Agreement and the other Transaction Documents.

3.13 Material Changes.  Since December 31, 2013, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) the Company has not materially altered its method of accounting, (c) except as set forth in Company Disclosure Schedule 3.13, the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (d) except as set forth in Company Disclosure Schedule 3.13, the Company has not issued any equity or equity-linked securities, (e) there has been no material change or amendment to, or termination of, any agreement material to the business of the Company, (f) no executive officer or key employee of the Company has resigned or terminated his employment, and (g) no Legal Proceedings have been commenced or threatened against the Company.

3.14 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of the Company has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”). No investigation, audit or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b) To the Knowledge of the Company, the Company has not solicited, received, paid or offered to pay any remuneration, directly or indirectly, overly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption law.

(c) The Company holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 Real Property.

(a) The Company does not own any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Company Disclosure Schedule 3.15(b) contains a complete and correct list, as of the

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date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. The Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company entered into with any other Person any sublease, license or other agreement that is material to the Company and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

3.16 Insurance.  Company Disclosure Schedule 3.16 identifies all insurance policies maintained by, at the expense of or for the benefit the Company, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Company Disclosure Schedule 3.16 is in full force and effect. Except as set forth in Company Disclosure Schedule 3.16, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the Company’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

3.17 Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) To the Knowledge of the Company, the Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b) To the Knowledge of the Company, the Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of the Company, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) The Company has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

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3.18 Employee Matters.

(a) Company Disclosure Schedule 3.18(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant or director of the Company (each, a “Company Employee”), or with respect to which the Company has or may have any material liability (collectively, the “Company Employee Plans”).

(b) The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter or opinion letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) (i) To the Knowledge of the Company, each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) to the Knowledge of the Company, all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company has timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, the Company has not engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

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(e) No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g) The Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h) Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) to the Knowledge of the Company entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) The Company: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company, or any Company Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Neither the Company nor any Company ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has had any liability (contingent or otherwise) with respect to (i) any “multiemployer plan”, as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit

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plan” subject to Title IV of ERISA or Section 412 of the Code; or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

3.19 Intellectual Property.

(a) Company Disclosure Schedule 3.19(a) contains a true and complete list, as of the date hereof, of all (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP, in each case, that is used in the business of the Company on the Closing Date.

(b) To the Knowledge of the Company, the Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company as currently conducted and contemplated (the “Company IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Knowledge of the Company, the Company rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Company Disclosure Schedule 3.19(d) contains a complete and accurate list of all Company IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the businesses of the Company has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company IP.

(f) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company rights with respect to any Company IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Company IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20 Investment Company.  The Company is not, as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.21 Foreign Corrupt Practices; Improper Payments.  Neither the Company nor any director, officer, employee nor, to the Knowledge of the Company, agent or Affiliate of the Company has (a) while acting on behalf of the Company (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable

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embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government, or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.22 Application of Takeover Provisions.  There is no control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested stockholder or similar provision under the certificate of incorporation and bylaws of the Company or the DGCL applicable to the transactions contemplated hereby, including the Merger. The Company has never, and as of the Effective Date, will have never adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock or a change in control of the Company.

3.23 Information.  None of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, or Proxy Statement/Prospectus, at the time of mailing and at the time of the Parent Stockholders Meeting, and none of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in any other SEC filing of Parent in connection with the transaction contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the S-4 Registration Statement and Proxy Statement/Prospectus (as it relates to the Company) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Company with respect to information supplied by or related to Parent or any Affiliate or representative of Parent.

3.24 Solvency.  As of the Effective Time, assuming satisfaction of the conditions to the Company’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of Parent under Article IV are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, and payment of all related fees and expenses, the Surviving Company and Parent will be Solvent.

3.25 Other Regulatory Matters.

(a) The Company has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Products.

(b) There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and the Company has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c) All filings with and submissions to any Governmental Authority made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d) As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security. All manufacturing facilities of the Company are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

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(e) All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements. The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company. In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(f) Company Disclosure Schedule 3.25(f) sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product. All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time. The Company has heretofore provided to Parent all material correspondence and contact information between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.

3.26 Absence of Certain Changes, Events and Conditions.  Except as set forth on Company Disclosure Schedule 3.26, since December 31, 2013, or, if the Company has provided Company Audited Financial Statements to Parent prior to the date of this Agreement, since December 31, 2014, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

(b) declaration or payment of any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock;

(c) issuance of equity securities except for issuance of equity securities to Palladium Capital Advisors, LLC, in the Company Private Placement, pursuant to the Company Note Conversion and Warrant Termination Agreement and Company Preferred Stock Conversion Agreement and pursuant to the exercise of outstanding Company Options;

(d) amendment of the Company Charter Documents;

(e) split, combination or reclassification of any shares of its capital stock;

(f) issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Company Options as required by the terms of such Company Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(g) material change in any method of accounting or accounting practice of the Company for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Company Financial Statements;

(h) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) entry into any Contract that would constitute a Company Material Contract;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except for (i) the Bridge Loan and (ii) unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

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(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Company Latest Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company IP or Company IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Company Material Contract (including, but not limited to, any Company Material Contract) to which the Company is a party or by which it is bound;

(p) any material capital expenditures in excess of $50,000 in the aggregate;

(q) imposition of any material Lien upon any of the Company properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of the Company; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(t) adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or consistent with past practice, (ii) Company Employee Plan other than as required by law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election, amend any Company Return or take any position on any Company Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent or the Surviving Company after the consummation of the Merger; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.27 No Other Information.  The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

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3.28 Material Contracts.

(a) Company Disclosure Schedule 3.28 lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Company Disclosure Schedule 3.15(b) and all Company IP Agreements set forth in Company Disclosure Schedule 3.19(d), being “Company Material Contracts”):

A. any Contract under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $100,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000; or (C) is a party involving consideration of $200,000 in the aggregate over the life of the Contract;

B. all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

C. all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

D. all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

E. all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

F. all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

G. all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

H. except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

I. all Contracts with any Governmental Authority to which the Company is a party;

J. any Contract under which the Company has advanced or loaned any other Person an amount equal to or exceeding $100,000;

K. any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

L. any Contract providing for the settlement of any Legal Proceeding against the Company pursuant to which the Company has any existing material obligations;

M. any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $200,000;

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N. any Contract with any stockholder or any current officer or director or Affiliate of the Company;

O. all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;

P. any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

Q. any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

R. all collective bargaining agreements or Contracts with any union to which the Company is a party; and

S. any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.28.

(b) Each Company Material Contract is legally valid and binding on the Company and, to the Knowledge of the Company, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Company Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by the Company under any Company Material Contract or result in any other party having the right to terminate such Company Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.29 Access to Information; Disclaimer.  The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Schedule, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification.  Each of Parent and Merger Sub (a) is and on the Effective Date will be a legal entity duly organized or incorporated (as applicable), validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization or incorporation (as applicable), (b) has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted, and (c) is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Company. Parent has heretofore made available to the Company accurate and complete copies of its certificate of incorporation and bylaws, each as amended and in effect as of the date of this Agreement (the “Parent Organization Documents”) and the certificate of incorporation and bylaws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”). Neither Parent nor Merger Sub is in violation of any Parent Organization Document or Merger Sub Organization Document, as the case may be.

4.2 Authority Relative to this Agreement; Non-Contravention.  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. Subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the adoption of the Parent Voting Matters by the affirmative vote of such number of votes of those who attend in person or by proxy and vote at the Parent Stockholder Meeting necessary to approve each of the Parent Voting Matters (the “Requisite Parent Stockholder Vote”), obtained prior to Closing, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (a) approvals under applicable “blue sky” laws and filing of Form D with the SEC, (b) approvals of the Principal Market to be obtained prior to the Effective Time, (d) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus in accordance with the terms hereof, (d) filings with FINRA prior to the Effective Time and (e) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts.  Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) the Parent Organization Documents or the Merger Sub Organization Documents, as applicable, (b) any Parent Material Contract or other agreement, arrangement or understanding, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than, solely with respect to clauses (b), (c) and (d) of this

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Section 4.3, any such conflicts, breaches, violations, rights of termination or acceleration or Liens which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4 Capitalization.

(a) Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent is authorized to issue 500,000 shares of Parent Preferred Stock, and 100,000,000 shares of Parent Common Stock, of which no shares of Parent Preferred Stock and 4,804,290 shares of Parent Common Stock are currently issued and outstanding, respectively. The issued and outstanding shares of the share capital of Parent are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights or applicable law or regulation and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, Lien, restriction or charge of any kind created by Parent. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of the Parent Capital Stock.

(b) Except as set forth on Parent Disclosure Schedule 4.4, (i) Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding; (ii) Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards; and (iii) there are no commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time.

(c) Except as set forth in Parent SEC Filings, Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(d) Except as set forth in Parent SEC Filings, Parent is not required to register pursuant to any registration rights agreement or other Contract (i) any outstanding shares of Parent Capital Stock or (ii) any shares of Parent Capital Stock issuable pursuant to commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of Parent Capital or other rights, subscriptions, warrants, convertible notes, options or other conversion or exchange rights or agreements of any kind (contingent or otherwise) to purchase or otherwise acquire from Parent any shares of Parent Capital Stock.

(e) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

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4.5 Government Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the applicable requirements of the Securities Act, (c) compliance with the applicable rules and regulations of the Principal Market, (d) the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, and (e) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

4.6 Exchange Act Reports; Financial Statements; Listing.

(a) The Parent Common Stock is registered under Section 12(b) of the Exchange Act. Since March 21, 2014, Parent has filed all reports, forms, financial statements and documents that it was required to file with the SEC pursuant to the Exchange Act (the “Parent Previous Filings”). Parent shall notify the Company as soon as practicable and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, except (with respect each of clauses (i) and (ii)), to the extent that the information in any such Parent SEC Filing has been amended or superseded by a later Parent SEC Filing. Parent is not currently, and has never been, an issuer of the type described in paragraph (i) of Rule 144 promulgated under the Securities Act.

(b) The financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present in all material respects the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

(c) The Parent Common Stock (i) is on the date hereof, designated for quotation or listed on the Principal Market and (ii) has not been suspended as of the date hereof, by the SEC or the Principal Market from trading on the Principal Market. No suspension by the SEC or the Principal Market has been as of the date hereof, threatened either (A) in writing by the SEC or the Principal Market or (B) by having fallen below the minimum listing maintenance requirements of the Principal Market. Parent is currently, and has been since its initial listing, in compliance with all rules and regulations of the Principal Market.

4.7 Litigation.  Except as set forth on Parent Disclosure Schedule 4.7, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or Parent’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to

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have a Material Adverse Effect, and to the Knowledge of Parent, there is no reasonable basis for any Legal Proceeding directly or indirectly involving Parent, Merger Sub or Parent’s officers, directors, or employees, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8 Subsidiaries; Merger Sub.  Parent owns all of the outstanding shares of capital stock of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, Liens, options, warrants or other adverse claims on title. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. For purposes of this Article IV, all references to “Parent” shall mean Parent and its Subsidiaries take as a whole.

4.9 No Brokers or Finders.  Except as disclosed on Parent Disclosure Schedule 4.9, None of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.10 Tax Matters.

(a) (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Parent Returns”), required to be filed by it in respect of any Taxes; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) except as disclosed on Parent Disclosure Schedule 4.10(a), each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Parent Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due and Permitted Liens.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Parent Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

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(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) After giving effect to the Ruthigen Executive Employment Agreements, there is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f) Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g) Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor Merger Sub has requested any extension of time within which to file any Parent Return, which return has not since been filed.

(i) After giving effect to the Ruthigen Executive Employment Agreements, neither Parent nor Merger Sub is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) Parent and Merger Sub have not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Neither Parent nor Merger Sub knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.11 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of Parent and Merger Sub have not been, and as of the Effective Date will not be conducted in violation of any applicable Laws. No investigation, audit or review by any Governmental Authority with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Authority notified Parent or Merger Sub of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Parent and/or Merger Sub have not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

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(b) To the Knowledge of Parent, neither Parent nor Merger Sub has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption Law.

(c) Except as set forth on Parent Disclosure Schedule 4.11(c), Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market (the “Principal Market”). Except as set forth on Parent Disclosure Schedule 4.11(c), Parent has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that Parent is not in compliance with the listing or maintenance requirements of the Principal Market. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

4.12 Real Property.

(a) None of Parent or any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Parent Disclosure Schedule 4.12(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Parent nor, to the Knowledge of Parent, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Parent has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease and Parent has not entered into with any other Person (other than another wholly-owned Subsidiary of Parent) any sublease, license or other agreement that is material to Parent, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Parent has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Parent leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

4.13 Insurance.  Parent Disclosure Schedule 4.13 identifies all insurance policies maintained by, at the expense of or for the benefit Parent, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Parent Disclosure Schedule 4.13 is in full force and effect. Except as set forth in Parent Disclosure Schedule 4.13, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of Parent, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor, to Parent’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Parent’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

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4.14 Environmental Matters.  Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) To the Knowledge of Parent, Parent is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent as currently conducted.

(b) To the Knowledge of Parent, Parent has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of Parent, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Law.

(c) Parent has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Parent, threatened against Parent, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Parent is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.15 Employee Matters.

(a) Parent Disclosure Schedule 4.15(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has, within the six (6) years prior to the Closing Date, been sponsored, maintained, contributed to, or required to be contributed to, by Parent for the benefit of any current or former employee, independent contractor, consultant or director of Parent (each, a “Parent Employee”), or with respect to which Parent has or may have any material liability (collectively, the “Parent Employee Plans”).

(b) Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect, (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan, (iii) the most recent financial statements for each Parent Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Plan, (v) the current summary plan description for each Parent Employee Plan, and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c) (i) To the Knowledge of Parent, each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) to the Knowledge of Parent, all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS or may rely upon a favorable opinion letter and, as of the date hereof, no such determination letter or opinion letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, and to the Knowledge of Parent, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent has timely made all material contributions and other material payments required by and due under the terms of each Parent Employee Plan and applicable Law, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued or

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otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Parent Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, Parent has not engaged in a transaction that could subject Parent to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) No Parent Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e) No Parent Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f) Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g) Parent complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h) Except as set forth on Parent Disclosure Schedule 4.15(h), neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Parent to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i) Parent:  (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Parent is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against Parent with respect to employees who are

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employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of Parent, no material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Parent Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Parent or any Parent Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Neither Parent nor any Parent ERISA Affiliate has at any time contributed to or had any obligation to, or has had any liability (contingent or otherwise) with respect to (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title VI of ERISA or Section 412 of the Code’; or (iii) any “multiemployer welfare arrangement” within the meaning of Section 3(40) of ERISA.

4.16 Intellectual Property.

(a) Parent Disclosure Schedule 4.16(a) contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Parent-Owned IP.

(b) Parent is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of Parent as currently conducted and contemplated (the “Parent IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Parent’s rights in the Parent-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Parent Disclosure Schedule 4.16(d) contains a complete and accurate list of all Parent IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Parent under any of the Parent IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of Parent the conduct of the businesses of Parent has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating or misappropriating any Parent IP.

(f) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Parent; (ii) challenging the validity, enforceability or ownership of any Parent-Owned IP or Parent’s rights with respect to any Parent IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Parent IP, except where

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compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.17 No Undisclosed Liabilities; Available Cash.  As of the date hereof, except as set forth in Parent Disclosure Schedule 4.17 or except as reflected in or reserved against in the unaudited balance sheet of Parent at December 31, 2014 (the “Parent Latest Balance Sheet”), Parent has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than Parent Professional Fees, liabilities arisen in the ordinary course of business consistent with past practice since December 31, 2014, and liabilities arising or permitted under this Agreement and the other Transaction Documents. Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent and its Subsidiaries will have no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) at Closing other than Parent Professional Fees, Parent Specific Liabilities, liabilities arising or permitted under this Agreement and the other Transaction Documents and the liabilities set forth on Parent Disclosure Schedule 4.17. Merger Sub has and at Closing will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise). As of the date hereof, Parent shall have at least $9,000,000 of unrestricted cash on hand, which shall be free and clear of any Liens and without giving effect to this Agreement.

4.18 Other Regulatory Matters.

(a) Parent has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of Parent Products or (ii) otherwise alleging any violation of any Law by Parent with respect to any Parent Products.

(b) There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to any of Parent Products and Parent has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Parent Product.

(c) All filings with and submissions to any Governmental Authority made by Parent with regard to Parent Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d) As to each Parent Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Parent Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security. All manufacturing facilities of Parent are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(e) All preclinical and clinical trials conducted, supervised or monitored by Parent have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements. Parent has consistently obtained and maintained any necessary IRB approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by Parent. In no clinical trial conducted, supervised or monitored by Parent has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to Parent.

(f) Parent Disclosure Schedule 4.18 sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by Parent with respect to any Parent Product. All material information regarding the efficacy, safety and utility of Parent Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time. Parent has heretofore provided to the Company all material correspondence and contact information between Parent

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and the FDA or any other Governmental Authority regarding Parent Products, and, to the extent provided to Parent, between the FDA and other Governmental Authorities relating thereto.

4.19 Absence of Certain Changes, Events and Conditions.  Except as set forth on Parent Disclosure Schedule 4.19 or the Parent SEC Filings, since December 31, 2014, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to Parent, any:

(a) event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect;

(b) declaration or payment of any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock;

(c) issuance of equity securities;

(d) amendment of Parent Organizational Documents;

(e) split, combination or reclassification of any shares of its capital stock;

(f) issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Parent Options as required by the terms of such Parent Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(g) material change in any method of accounting or accounting practice of Parent for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h) material change in Parent’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) entry into any Contract that would be required to be disclosed on a Current Report on Form 8-K;

(j) incurrence, assumption or guarantee of any indebtedness for borrowed money except for unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in Parent Latest Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Parent IP or Parent IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Parent Material Contract (including, but not limited to, any Parent Material Contract) to which Parent is a party or by which it is bound;

(p) any material capital expenditures in excess of $50,000 in the aggregate;

(q) imposition of any material Lien upon any of Parent properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of Parent; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

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(s) hiring or promoting any person as or to (as the case may be) an officer without the express consent of the Company;

(t) adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause or consistent with past practice, (ii) Parent Employee Plan other than as required by applicable Law or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by Parent to make, change or rescind any Tax election, amend any Parent Return or take any position on any Parent Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Parent or the Surviving Company after the consummation of the Merger; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.20 Material Contracts.  All of the contracts attached as exhibits to any of the Parent SEC Filings since January 1, 2014, that are still in effect, and as set forth on Parent Disclosure Schedule 4.20 (the “Parent Material Contracts”) are legally valid and binding on Parent and, to the knowledge of Parent, are legally valid and binding obligations of the other party thereto, in accordance with its terms and is in full force and effect, and neither Parent nor, to Parent’s Knowledge, the other party thereto is in breach or default thereunder except for such breach or default as would not have a Material Adverse Effect on Parent.

4.21 Information.  The Proxy Statement/Prospectus or the S-4 Registration Statement will not, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Parent Stockholder Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, and no other SEC filing of Parent in connection with the transactions contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate or representative of the Company. Each of the Proxy Statement/Prospectus and S-4 Registration Statement (as it relates to Parent and Merger Sub) and any other SEC filing of Parent in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, except that no representation is made by Parent with respect to information supplied by or related to the Company or any Affiliate or representative of the Company.

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4.22 No Other Information.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

4.23 Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

4.24 Opinion of Financial Advisor.  The Board of Directors of Parent has received the opinion of Cassel Salpeter & Co., LLC, Parent’s financial adviser in connection with the Merger, to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications, limitations, and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A true and complete informational copy of such opinion will promptly be provided to the Company, it being acknowledged and agreed by the Company that it is not entitled to use or rely on such opinion for any purpose.

ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Parent and Merger Sub.  From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or the schedules hereto or consented to in writing by the Company, each of Parent and Merger Sub shall (x) conduct the business of Parent and Merger Sub in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of Parent and Merger Sub and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent and/or Merger Sub. Without limiting the foregoing, from the date hereof until the Closing Date, each of Parent and Merger Sub shall, consistent with past practice and commercially reasonable conduct:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all material insurance policies;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all obligations, in all material respects, under all Parent Material Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not form any Subsidiaries; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.19, except as listed on Parent Disclosure Schedule 4.19.

Anything to the contrary herein notwithstanding, Parent (X) may scale down its operations as it deems necessary, and/or (Y) may enter into a binding stock purchase agreement obligating one or more investors to

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purchase up to 948,555 newly issued shares of Parent Common Stock at price per share that is not less than $2.75 per share, prior to the Closing, in order to be able to comply with the Parent Guaranteed Cash Amount requirement set forth in Section 7.3(h). Parent shall pause patient enrollment in its ongoing Phase I/II trials until such time as the Merger is completed and the post-Merger Parent board of directors determines Parent’s priorities and business plan.

5.2 Conduct of Business by the Company.  From the date of this Agreement to the Effective Date, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, consistent with past practice and commercially reasonable conduct:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all material insurance policies;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all obligations, in all material respects, under all Company Material Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not form any Subsidiaries; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.26, except as listed on Company Disclosure Schedule 3.26.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Commercially Reasonable Efforts; Governmental Filings.  Subject to the terms and conditions herein provided, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in the preparation (including by furnishing any information, including financial statements, in respect of such party and its Affiliates required to be included in such filings) and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the S-4 Registration Statement and the Proxy Statement/Prospectus and other filings under the Securities Act or the Exchange Act, as applicable, to consummate the transactions contemplated by this Agreement. Each party will use commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2 Expenses.  Parent shall pay the outstanding Parent Professional Fees at Closing. Prior to the Closing, Parent shall furnish to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees.

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6.3 Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, each of Parent and the Company (for the purposes of this Section 6.3 only, an “Investigated Party”) shall afford to the other party (the “Investigating Party”) and such Investigating Party’s authorized representatives access to the books and records and other information of the Investigated Party as described herein. In light of the foregoing, the Investigated Party shall make available (together with the right to copy) to the Investigating Party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such Investigated Party and its Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Investigating Party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Investigated Party; provided, however, that the foregoing rights granted to the Investigating Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Investigated Party set forth herein.

(b) The Investigating Party agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Investigating Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Investigating Party Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Investigating Party agrees that it will, within ten (10) days of the Investigated Party’s request, re-deliver all copies of the Investigated Party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) The parties acknowledge that, upon execution and delivery of this Agreement, this Agreement (but not the Company Disclosure Schedule or the Parent Disclosure Schedule) will be filed by Parent with the SEC under cover of a Current Report on Form 8-K.

(d) Notwithstanding any of the foregoing and subject to any other restrictions previously agreed to by an Investigating Party, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Investigating Party nor any of the Investigating Party’s Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the Investigated Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i) is or becomes generally available to the public other than as a result of an act or omission by the Investigating Party, its Affiliates or Representatives in breach of this Agreement;

(ii) was available to the Investigating Party on a non-confidential basis prior to its disclosure;

(iii) becomes available to the Investigating Party on a non-confidential basis from a source other than the Investigated Party or its agents, advisors or Representatives;

(iv) was developed by the Investigating Party independently of any disclosure by the Investigated Party, and independently of any guidance by someone at the Investing Party with access to the Evaluation Material; or

(v) is disclosed in compliance with Section 6.3(c).

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Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, then provided a delay will not prevent timely compliance with applicable Laws, the Investigating Party shall consult with the Investigated Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Under no circumstances will an Investigated Party be required to disclose any information to an Investigating Party or publicly if such disclosure would be a violation of applicable Laws.

6.4 Press Releases.  The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5 Securities Reports.  Prior to the Closing, Parent will have filed with the SEC all reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date. Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date, to the extent such reports and other documentation are not publicly available on EDGAR, prior to filing with the SEC.

6.6 Company Financial Statements.  The Company will use its reasonable best efforts to furnish to Parent unaudited financial statements of the Company for the fiscal year ended December 31, 2014, and December 31, 2013, by no later than March 15, 2015. As promptly as reasonably practicable following the date of this Agreement, the Company will cause Marcum LLP to furnish (i) audited financial statements for the fiscal year ended December 31, 2014, and December 31, 2013, for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the S-4 Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”); provided that, if the Closing Date is after April 15, 2015, the Company will cause Marcum LLP to furnish the Company Audited Financial Statements to Parent within three (3) Business Days following Parent and the Company’s satisfaction of all accounting comments from Marcum LLP to the initial draft S-4 Registration Statement and Proxy Statement/Prospectus. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement/Prospectus and the S-4 Registration Statement and prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.7 No Solicitation.

(a) Unless and until this Agreement shall have been terminated pursuant to Section 9.1 and except as related to negotiations between Parent and the Company with respect to the Subject Transactions, neither Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger. The Company will promptly notify Parent if it receives a proposal or inquiry with respect to the matters described above.

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(b) Unless and until this Agreement shall have been terminated pursuant to Section 9.1 and except as related to negotiations between Parent and the Company with respect to the Subject Transactions, neither Parent nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Parent and its Subsidiaries, in each case other than the Merger. Parent will promptly notify the Company if it receives a proposal or inquiry with respect to the matters described above.

6.8 Failure to Fulfill Conditions.  At or prior to the Effective Time, each party shall give prompt notice to the other party of any fact, event or circumstance to the Knowledge of such party that would cause, or reasonably be expected to cause, the failure of any condition precedent to its obligations specified in Article VII to be satisfied so as to permit the consummation of the transactions contemplated hereby prior to the End Date.

6.9 Company Stock Options.

(a) At the Effective Time, subject to Section 6.10(d), Parent shall assume all of the Company’s rights and obligations under the Company Options. Subject to Section 6.10(d), the Company Options shall be assumed in accordance with the terms and conditions of the Company Stock Option Plan and on the same terms and conditions as were applicable under the Company Stock Option Plan immediately prior to the Effective Time, except that, from and after the Effective Time: (i) all actions to be taken under the Company Options by the Company’s Board of Directors (or a committee thereof) shall be taken by the Board of Directors of Parent (or a committee thereof), (ii) each Company Option shall evidence the right to purchase a number of shares of Post-Conversion Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Company Options are exercisable immediately prior to the Effective Time multiplied by the applicable Exchange Ratio, (iii) the new option price for each share of Post-Conversion Parent Common Stock issuable upon exercise of a Company Option shall be determined by dividing the option exercise price immediately prior to the Effective Time by the applicable Exchange Ratio (rounded up to the nearest cent), and (iv) all references in the Company Options to the Company and Company Capital Stock shall be deemed to be references to Parent and Post-Conversion Parent Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (i), (ii) and (iii) above. Notwithstanding the foregoing, the exercise price and the number of shares of Post-Conversion Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option exercise price, the number of shares subject to such Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option. Company Disclosure Schedule 6.9 sets forth the amount of Post-Conversion Parent Common Stock which may be acquired as of the Effective Time as a result of the application of this Section 6.9(a).

(b) Subject to Section 6.10(d), Parent shall reserve for issuance a sufficient number of shares of Post-Conversion Parent Common Stock for delivery upon exercise of the Company Options assumed by Parent. Within sixty (60) days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) or other appropriate form with respect to the shares of Post-Conversion Parent Common Stock subject to such Company Options held by persons who become employees or consultants of the Surviving Company and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

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(c) Parent shall amend the Parent Stock Option Plan to increase the number of shares of Parent Common Stock reserved thereunder to 6,853,319 shares of Parent Common Stock.

6.10 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, subject to the Company’s compliance with its covenants and agreements contained herein, Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Parent and the Company relating to the applicable stockholders’ meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter use its reasonable best efforts to promptly thereafter mail the Proxy Statement/Prospectus to the holders of each of Company stockholders and Parent Stockholders. Each party shall as promptly as reasonably practicable notify the other party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and the Company shall also use their reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby, and the Company will pay all expenses incident thereto.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of each of Parent and the Company and at the time of the Parent Stockholder Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

(c) The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required hereunder. Each of Parent, Merger Sub and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Requisite Company Stockholder

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Vote is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of each of Parent and the Company to the extent legally required.

(d) Subject to Section 6.10(e), Parent shall (X) take all action necessary in accordance with the DGCL and the Parent Organization Documents to set the record date for determining the Parent Stockholders entitled to attend a meeting of the Parent Stockholders, and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the S-4 Registration Statement is declared effective by the SEC for the purpose of obtaining the Requisite Parent Stockholder Vote (such meeting or any adjournment or postponement thereof, the “Parent Stockholder Meeting ”) to approve (a) the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement, (b) the approval of the Ruthigen Executive Employment Agreements including the grant of Parent’s restricted stock units to Hojabr Alimi and Sameer Harish, (c) approval of an amendment to the amended and restated certificate of incorporation of Parent and confirm and ratify the amendment to the restated bylaws of Parent to declassify the board of directors of Parent, (d) an amendment to the Parent Stock Option Plan to increase the number of shares of Parent Common Stock reserved thereunder to 6,853,319 shares of Parent Common Stock, and (e) such other proposals submitted to the vote of the Parent Stockholders in the Proxy Statement (collectively, the “Parent Voting Matters”), and (Y) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and include its Recommendation in the Proxy Statement/Prospectus. The Parent will not withdraw or modify the Recommendation without good cause.

(e) Notwithstanding Section 6.10(a), (b), (c) or (d), if on a date for which the Parent Stockholder Meeting is scheduled (the “Original Date”), Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Stockholder Vote, whether or not a quorum is present, Parent shall have the right to postpone or adjourn the Parent Stockholders Meeting to a date which shall not be more than 45 days after the Original Date. If Parent continues not to receive proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Stockholder Vote, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection but not later than the End Date without the consent of Parent and the Company. In the event that the Parent Stockholder Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 6.10.

6.11 Company Stockholder Approval.

(a) As soon as reasonably practicable after the S-4 Registration Statement is declared effective, the Board of Directors of the Company shall either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting of holders of Company Capital Stock (the “Company Stockholder Meeting”) to consider and vote upon the approval of this Agreement, and will not postpone or adjourn such meeting without the consent of Parent except to the extent required by Law. The Company Board shall take all lawful action to solicit approval of this Agreement. The Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Vote, which shall be irrevocable, as soon as possible following the date hereof in compliance with the requirements under the applicable Laws.

(b) After the Requisite Company Stockholder Vote has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company

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that did not execute the written consent under which the Requisite Company Stockholder Vote was obtained, informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

6.12 Post-Closing Covenants of Parent.  Parent hereby agrees and covenants as to the following, from and after the Closing:

(a) Indemnification and Insurance.

(i) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Company shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Parent’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of Parent or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not for a period of six (6) years from the Closing Date amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Parent or any of its Subsidiaries and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(ii) From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of Parent or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of Parent or any of its Subsidiaries or any entity if such service was at the request or for the benefit of Parent or any of its Subsidiaries).

(iii) Prior to the Effective Time, Parent shall purchase, and, following the Effective Time, Parent shall maintain with reputable and financially sound carriers, fully pre-paid six-year “tail” policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained as of the date hereof by Parent (the “Current Policies”), which tail policies shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policies shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policies.

(iv) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organization documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.12(a) shall

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survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(b) Appointment of Officers.  From and after the Effective Time, the directors of Parent shall appoint as the officers of Parent the persons identified on Company Disclosure Schedule 6.12(b) who were officers of the Company immediately prior to the Effective Time.

6.13 Obligations of Merger Sub and the Surviving Company.  Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

6.14 Company Private Placement.  Prior to the Closing Date, the Company shall have entered into a binding securities purchase agreement obligating one or more investors to purchase newly issued shares of Company Common Stock and warrants resulting in gross proceeds to the Company, upon closing thereof, of $10,000,000, which obligation of such investor or investors shall only be subject to the substantially concurrent closing of the Merger and the other Subject Transactions (the “Company Private Placement”). The terms of the Company Private Placement shall be reasonably acceptable to Parent.

6.15 Employment Matters.

(a) Upon the Effective Time, the employment agreements in effect on the date of this Agreement between Parent and Hojabr Alimi and Sameer Harish as employees shall be terminated.

(b) On or before the Effective Time, Mr. Alimi will enter into an employment agreement with Parent and the Company attached hereto as Exhibit C (“Alimi New Employment Agreement”) and Mr. Harish will enter into an employment agreement with Parent and the Company attached hereto as Exhibit D (“Harish New Employment Agreement” and together with Alimi New Employment Agreement, the “Ruthigen Executive Employment Agreements”). The Ruthigen Executive Employment Agreements will be submitted to Parent’s shareholders for approval at the Parent Stockholder Meeting.

(c) Pursuant to the Ruthigen Executive Employment Agreements, Messrs. Alimi and Harish will execute cancellation agreements (the “Cancellation Agreements”), in substantially the form attached to each of the Alimi New Employment Agreement and the Harish New Employment Agreement as Exhibit A.

(d) Each of Messrs. Alimi and Harish shall agree to certain lock-up and leak-out provisions as set forth in the lock-up agreements attached hereto as Exhibit E and Exhibit F (the “Lock-up Agreements”), with respect to the shares of Parent Common Stock issued pursuant to the Alimi New Employment Agreement and the Harish New Employment Agreement, respectively.

ARTICLE VII.
CONDITIONS

7.1 Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby in accordance with the terms of this Agreement are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Governmental Action.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Parent Stockholder Approvals.  This Agreement and the Parent Voting Matters shall have been approved by the Requisite Parent Stockholder Vote.

(c) Company Stockholder Approvals.  This Agreement and the Merger have been approved by the Requisite Company Stockholder Vote.

(d) S-4 Registration Statement.  The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

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7.2 Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Representations and Compliance.  The representations of the Company contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date. Notwithstanding the foregoing, the Company’s representations and warranties contained in Section 3.4 shall be true and correct in all respects without regard to any Materiality or Material Adverse Effect qualifier.

(b) Officers’ Certificate.  The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of the Company, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c) Secretary’s Certificate.  The Company shall have furnished to Parent (i) copies of the text of (A) the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken and (B) resolutions of the stockholders of the Company approving the Merger and adopting this Agreement, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a day within five (5) Business Days prior to the Closing Date.

(d) Absence of Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Certain Transactions.  The Company shall have completed the transactions contemplated by the Company Private Placement, the Company Note Conversion and Warrant Termination Agreement and the Company Preferred Stock Conversion Agreement.

(f) Employment Matters.  Hojabr Alimi and Sameer Harish shall have executed and delivered Ruthigen Executive Employment Agreements and the Lock-up Agreements.

(g) Escrow Agreement.  A duly executed Escrow Agreement shall have been delivered to Parent.

7.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) Representations and Compliance.  The representations of Parent and Merger Sub contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality

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qualification) or in all material respects (in the case of any representation without any materiality qualification). Parent and Merger Sub, respectively, shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date. Notwithstanding the foregoing, Parent’s representations and warranties contained Section 4.4 and Section 4.6(c), in each case, shall be true and correct in all respects without regard to any material or Material Adverse Effect qualifier contained in any such provision.

(b) Officers’ Certificate.  Parent shall have furnished to the Company a certificate of the Principal Executive Officer and Principal Financial Officer (each as defined in the Exchange Act) of Parent, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c) Secretary’s Certificate.  Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date and the transactions contemplated hereby and thereby, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the Company Charter Documents, and (B) the certificate evidencing the good standing of Parent as of a day within five (5) Business Days prior to the Closing Date.

(d) Absence of Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on either Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

(e) Resignations.  Each of the officers and directors of Parent immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Parent effective immediately after the Effective Time.

(f) Dissenting Shares.  Holders of not more than 10% of Company Capital Stock issued and outstanding immediately prior to the Closing shall have elected to become dissenting shares under the DGCL.

(g) Listing.  The Parent Common Stock is on the Effective Date designated for quotation or listed on the Principal Market and (ii) has not been suspended as of the Effective Date by the SEC or the Principal Market from trading on the Principal Market. No suspension by the SEC or the Principal Market has been threatened as of the Effective Date either (A) in writing by the SEC or the Principal Market, or (B) by having fallen below the minimum listing maintenance requirements of the Principal Market. The transactions contemplated hereby shall have been approved by the Principal Market.

(h) Available Cash.  Parent shall have the applicable Parent Guaranteed Cash Amount.

(i) Employment Matters.  Hojabr Alimi and Sameer Harish shall have executed and delivered Ruthigen Executive Employment Agreements and the Lock-up Agreements.

(j) Non-Competition Agreement.  Hojabr Alimi shall have executed an additional, separate non-compete agreement with Oculus Innovative Sciences, Inc., attached as Exhibit B to the Alimi New Employment Agreement.

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(k) Cancellation Agreements.  Hojabr Alimi and Sameer Harish shall have executed and delivered the Cancellation Agreements.

(l) Escrow Agreement.  A duly executed Escrow Agreement shall have been delivered to the Company.

7.4 Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by Section 6.1.

ARTICLE VIII.
INDEMNIFICATION

8.1 Survival.  Unless otherwise explicitly set forth in this Agreement, all representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall be accurate as of the date of such certificate or document and as of the Closing Date. All representations, warranties, covenants and obligations in this Agreement and any other document delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, no party may bring a claim under this Article VIII for any Breach of any representation, warranty, covenant or obligation made in this Agreement after the twelve (12) month anniversary of the Closing Date (the “Survival Period”). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2 Indemnification and Reimbursement by Parent.

Parent will indemnify and hold harmless the Pre-Merger Company Stockholders, except the holders of Dissenting Shares who will have exercised such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL (collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons for any Damages, whether or not involving a third party claim, arising from or in connection with:

(a) any Breach of any representation or warranty made by Parent or Merger Sub in (i) this Agreement or (ii) any other certificate, document, writing or instrument executed and delivered by Parent or Merger Sub at or prior to the Effective Date pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Parent or Merger Sub in this Agreement or in any other certificate, document, writing or instrument executed and delivered by Parent or Merger Sub at or prior to the Effective Date pursuant to this Agreement;

(c) the operations and corporate governance of Parent prior to the Closing, including, without limitation, its compliance (or lack of compliance) with applicable Laws or the rules and regulations of any Governmental Authority; and/or

(d) any Legal Proceedings pending or threatened in writing on the Closing Date against Parent or Merger Sub.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Indemnified Persons’ sole recourse against Parent for the indemnification provided in this Article VIII shall, be to receive Indemnification Shares as provided herein and pursuant to the Escrow Agreement, which shall be the exclusive remedy from Parent available to the Company Indemnified Persons arising from or relating to the Merger, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Parent.

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8.3 Indemnification and Reimbursement by Company.

Company will indemnify and hold harmless the Pre-Merger Parent Stockholders (collectively, the “Parent Indemnified Persons”), and will reimburse the Parent Indemnified Persons for any Damages, whether or not involving a third party claim, arising from or in connection with:

(a) any Breach of any representation or warranty made by Company in (i) this Agreement or (ii) any other certificate, document, writing or instrument executed and delivered by Company at or prior to the Effective Date pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Company in this Agreement or in any other certificate, document, writing or instrument executed and delivered by Company at or prior to the Effective Date pursuant to this Agreement;

(c) the operations and corporate governance of Company prior to the Closing, including, without limitation, its compliance (or lack of compliance) with applicable Laws or the rules and regulations of any Governmental Authority; and/or

(d) any Legal Proceedings pending or threatened in writing on the Closing Date against Company.

Notwithstanding anything to the contrary set forth in this Agreement, the Parent Indemnified Persons’ sole recourse against Company for the indemnification provided in this Article VIII shall, be to receive Indemnification Shares as provided herein and pursuant to the Escrow Agreement, which shall be the exclusive remedy from Company available to the Parent Indemnified Persons arising from or relating to the Merger, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Company.

8.4 Indemnification Escrow.

The “Indemnification Shares” shall be comprised of newly issued shares of Parent Common Stock equal to the number of shares of Parent Common Stock set forth on Parent Disclosure Schedule 8.4. The Indemnification Shares shall be held by the Escrow Agent for the benefit of the Pre-Merger Company Stockholders and the Pre-Merger Parent Stockholders pursuant to the Escrow Agreement as provided herein and therein (the “Shares Escrow”).

8.5 Escrow Period; Release from the Escrow Account.

The period for which the Indemnification Shares are maintained in the Shares Escrow shall be the Survival Period; provided, however, that a portion of the Indemnification Shares that is necessary to satisfy any unsatisfied claims (“Unresolved and Unsatisfied Claims”) specified in any Indemnification Certificate delivered to the Escrow Agent prior to termination of the Survival Period with respect to facts and circumstances existing prior to expiration of the Survival Period shall remain in the Shares Escrow until such claims have been resolved.

8.6 Expiration of Survival Period.

Within three (3) business days after the end of the Survival Period (the “Release Date”), the Escrow Agent shall return the Indemnification Shares remaining after settlement of all of the claims upon the Shares Escrow in accordance with Section 8.10, less the number of Indemnification Shares necessary to cover any Damages described in an Indemnification Certificate delivered in accordance with Section 8.7 with respect to any Unresolved and Unsatisfied Claims, to Parent, and Parent shall retire such shares and return such shares to the treasury of Parent. In the event any Indemnification Shares are held back as a result of the preceding sentence, promptly upon resolution of each Unsatisfied and Unresolved Claim, the Escrow Agent shall either return the applicable portion of the Indemnification Shares to Parent to be retired and returned to Parent’s treasury, or, if less than full payments on all of the claims as set forth in Section 8.10(a)(i) through (iv), release them to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders, as applicable, in accordance with Section 8.10(b).

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8.7 Claims Upon the Shares Escrow.

On or before the last day of the Survival Period, the Pre-Merger Company Stockholder Representative or the Pre-Merger Parent Representative shall execute and deliver to the Escrow Agent a certificate (an “Indemnification Certificate”) stating that Damages are alleged to exist with respect to the indemnification obligations of Parent set forth in Section 8.2 or the indemnification obligation of Company set forth in Section 8.3 and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant, claim or cost to which such item is related. The presentation of any Indemnification Certificate with respect to any indemnification obligations under Section 8.2 or Section 8.3 shall not limit the right of the Pre-Merger Company Stockholder Representative and Pre-Merger Parent Representative to submit one or more additional Indemnification Certificates with respect to the same or any other indemnification obligation. Any claim upon the Shares Escrow shall be settled pursuant to Section 8.10, and no Indemnification Shares shall be released to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders prior to the end of the Survival Period.

8.8 Objections to Claims.

At the time of delivery of any Indemnification Certificate to the Escrow Agent, the Pre-Merger Company Stockholder Representative shall deliver a duplicate copy of such Indemnification Certificate to Parent and the Pre-Merger Parent Representative, and the Pre-Merger Parent Representative shall deliver a duplicate copy of such Indemnification Certificate to Parent and the Pre-Merger Company Stockholder Representative. For a period of ten (10) days after such delivery, the representative of the party not delivering the Indemnification Certificate shall either consent or object in a written statement to the claim made in the Indemnification Certificate, and such statement shall be delivered to the Escrow Agent, Parent and to the representative of the party that has delivered the Indemnification Certificate (either the Pre-Merger Company Stockholder Representative or the Pre-Merger Parent Representative). In case the Pre-Merger Parent Representative or the Pre-Merger Company Stockholder Representative shall object in writing within the ten (10) day period to any claim or claims made in the Indemnification Certificate, the representative of the party that has delivered the Indemnification Certificate shall have thirty (30) days to respond in a written statement to such objection. If after such thirty (30) day period there remains a dispute as to any claims, the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the party that has delivered the Indemnification Certificate to receive Indemnification Shares in respect of the disputed claims. If the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if applicable, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall release Indemnification Shares to the Pre-Merger Company Stockholders or the Pre-Merger Parent Stockholders, as applicable, upon the end of the Survival Period, in accordance with the terms of such memorandum and subject to Section 8.10. If no agreement can be reached after good faith negotiation between the parties pursuant to this Section 8.8, then the Escrow Agent will release the Indemnification Shares to the Pre-Merger Company Stockholders or the Pre-Merger Parent Stockholders, as applicable, on a pro rata basis, subject to Section 8.10, in respect of such disputed claim, as determined by the independent accountant as provided in Section 8.9.

8.9 Arbitration.  If the Pre-Merger Company Stockholder Representative and the Pre-Merger Parent Representative fail to reach an agreement with respect to all of the matters set forth in any objection to a claim made in an Indemnification Certificate pursuant to Section 8.8, then any amounts remaining in dispute shall be submitted for resolution to the office of Marcum LLP or, if Marcum LLP is unable to serve, the Pre-Merger Parent Representative and the Company Pre-Merger Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants who shall resolve the dispute. Marcum LLP, or such other independent accountant, as the case may be, shall resolve such dispute within thirty (30) days of all relevant materials from the Pre-Merger Company Stockholder Representative and the Pre-Merger Parent Representative. Such determination shall be final and binding on all parties hereto.

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8.10 Settlement of Claims Upon the Shares Escrow.

(a) Subject to Section 8.10(b), after the end of the Survival Period but prior to the Release Date, the Escrow Agent shall, subject to the provisions of Section 8.8, release to the Pre-Merger Company Stockholders or to the Pre-Merger Parent Stockholders, as applicable, the Indemnification Shares (valued based on the Average Price as of the end of the Survival Period) for the amount of the claims (i) as set forth in a Indemnification Certificate, if the Escrow Agent had received a written consent to the claim made in the Indemnification Certificate from the party not delivering the Indemnification Certificate, (ii) as set forth in a memorandum setting forth the agreement of the Pre-Merger Parent Representative and the Pre-Merger Company Stockholder Representative, if the party not delivering the Indemnification Certificate had delivered to the Escrow Agent a written objection to the claim made in a Indemnification Statement and reached an agreement with the party delivering the Indemnification Certificate pursuant to Section 8.8, and (iii) as determined by the independent accountant as provided in Section 8.9.

(b) In the event that the Indemnification Shares (valued based on the Average Price as of the end of the Survival Period) held in Shares Escrow exceeds the aggregate claims of Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders, then the Indemnification Shares shall be released ratably among the Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders in proportion to the amount of the claims the Pre-Merger Parent Stockholders and the Pre-Merger Company Stockholders are entitled as set forth in Section 8.10(a)(i) through (iii).

ARTICLE IX.
TERMINATION

9.1 Termination.  This Agreement may be terminated prior to the Effective Date:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before the End Date, and the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) if any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable;

(iii) the Parent Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(iv) the Requisite Company Stockholder Vote contemplated by this Agreement shall not have been obtained by written consent resolutions or at the Company Stockholder Meeting or any adjournment or postponement thereof taken in accordance with this Agreement.

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Sections 7.1 or 7.2, and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; or

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination.

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(e) In the event of termination of this Agreement pursuant to this Section 9.1, this Agreement shall terminate (except for the confidentiality obligations under Section 6.3 and Article X), and there shall be no other liability on the part of Parent or the Company except liability arising out of the provisions of Section 9.2, respectively, or any willful and material breach of any of the representations, warranties or covenants in this Agreement by Parent or the Company (subject to any express limitations set forth in this Agreement).

9.2 Expenses following Termination.  Upon a termination occurring pursuant to Section 9.1, each party hereto shall be responsible for and pay its own fees and expenses, including the fees of any professional service providers incurred in connection with the Subject Transactions; provided, however, that (1) if this Agreement is terminated by Parent pursuant to 9.1(c), the Company shall pay to Parent up to $100,000 of the Parent Professional Fees within two (2) Business Days of the date Parent furnishes to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent, and (2) if this Agreement is terminated by the Company pursuant to 9.1(d), Parent shall pay to the Company up to $100,000 of the Company Professional Fees within two (2) Business Days of the date the Company furnishes to Parent a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Company Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

9.3 Failure to Pay.  In the event that Parent or the Company shall fail to pay the Parent Professional Fees or the Company Professional Fees, as applicable, required pursuant to Section 9.2, respectively, when due, such fees shall accrue interest for the period commencing on the date such fees became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if Parent or the Company, as applicable, shall fail to pay such fees when due, such party shall also pay to the other all of the other’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fees.

ARTICLE X.
GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next Business Day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Pulmatrix Inc. 99 Hayden Avenue, Suite 390 Lexington, MA 02421 Attn: Robert Clarke, PhD and Michelle Siegert Fax: (781) 357-2399
With copies to:	Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 Attn: Rick A. Werner, Esq. Fax: (212) 884-8234
If to Parent or Merger Sub:	Ruthigen, Inc. 2455 Bennett Valley Road, Suite C116 Santa Rosa, CA 95404 Attn: Hojabr Alimi, CEO Fax: (707) 676-1686

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With copies to:	Grushko & Mittman, P.C. 515 Rockaway Avenue Valley Stream, NY 11581 Attn: Barbara R. Mittman, Esq. Fax: (212) 697-3575

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a Business Day, on the next Business Day; and the next Business Day delivery after being timely delivered to a recognized overnight delivery service.

10.2 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

10.3 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

10.4 Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by Company and Parent and signed on behalf of each of Company and Parent.

10.5 Waiver.  At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

10.6 Miscellaneous.  This Agreement (together with all exhibits hereto and other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

10.7 Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

10.8 Third Party Beneficiaries.  Each party hereto intends that this Agreement, except as set forth in Section 6.12 and Article VIII or expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The representations and warranties set forth in Articles III and IV and the covenants set forth in Sections 5.1 and 5.2 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the parties hereto.

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10.9 Governing Law.  This Agreement is governed by the internal laws of the State of Delaware without regard to its principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

10.10 Enforcement; Jurisdiction; Service of Process.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article IX, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.10(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 10.10(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.10(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.10(a) prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 10.10(a) or anything set forth in this Section 10.10(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX, or pursue any other remedies under this Agreement that may be available then or thereafter, subject to the limitation contained in Section 9.2.

(b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.10, however, affects the right of any party to serve legal process in any other manner permitted by law.

10.11 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Disclosure in Schedules.  For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

10.13 Pre-Merger Company Stockholder Representative.  By approving this Agreement and the transactions contemplated hereby or by executing and delivering a letter of transmittal, each Pre-Merger Company Stockholder shall have irrevocably authorized and appointed the Pre-Merger Company Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to Article VIII of this Agreement and the Escrow Agreement and to take any and all actions and make

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any decisions required or permitted to be taken by the Pre-Merger Company Stockholder Representative pursuant to this Agreement or the Escrow Agreement, subject to the terms and conditions set forth on Exhibit G attached hereto.

10.14 Pre-Merger Parent Representative.  By voting for the approval of the issuance of Parent Common Stock as Merger Consideration pursuant to this Agreement, each Pre-Merger Parent Stockholder shall have irrevocably authorized and appointed the Pre-Merger Parent Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to Article VIII of this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Pre-Merger Parent Representative pursuant to this Agreement or the Escrow Agreement, subject to the terms and conditions set forth on Exhibit H attached hereto.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

PULMATRIX INC.

By:	/s/ Robert Clarke Name: Robert Clarke Title: CEO

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi Name: Hojabr Alimi Title: CEO

RUTHIGEN MERGER CORP.

By:	/s/ Hojabr Alimi Name: Hojabr Alimi Title: Director

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Annex B

If the Board Declassification Amendment Proposal is approved, the restated certificate of incorporation of Ruthigen, Inc. will be amended in the form below (deletions are shown with a strike-through and additions are underlined):

PROPOSED AMENDMENTS
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RUTHIGEN, INC.

. . .

SIXTH:

. . .

~~B. The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors pursuant to this Restated Certificate of Incorporation becomes effective.~~

~~C~~B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by stockholders, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

~~D~~C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

~~E~~D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

Annex B-1

Annex C

If the Board Declassification Amendment Proposal is approved, the restated bylaws of Ruthigen, Inc. will be amended in the form below (deletions are shown with a strike-through and additions are underlined):

PROPOSED AMENDMENTS TO THE
RESTATED BYLAWS OF
RUTHIGEN, INC.

. . .

ARTICLE II — BOARD OF DIRECTORS

. . .

~~C. Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders, following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire, other than directors elected by the holders of any series of Preferred Stock, shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified, and if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. The Board of Directors is authorized to assign members of the Board already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective.~~ C. The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of stockholders following such election or appointment. Each director elected or appointed shall serve until his successor shall be elected and qualified, or until his earlier death, resignation, removal or disqualification.

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:
(1)	Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

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(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such

Annex D-2

second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

Annex D-3

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D-4

Annex E

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (as amended from time to time, this “Purchase Agreement”) dated as of March 13, 2015 (the “Effective Date”), is by and among Pulmatrix Inc., a Delaware Corporation (the “Company”), and the persons or entities identified on Schedule A hereto (which persons or entities, with any of their successors or assignees, are hereinafter referred to individually as a “Purchaser” and collectively as the “Purchasers”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A. WHEREAS, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”) dated March 13, 2015 by and among the Company, Ruthigen, Inc. (“Ruthigen”), a Delaware corporation and Ruthigen Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Ruthigen, Inc.; and

B. WHEREAS, the Purchasers wish to purchase from the Company at the Closing (as defined in Section 2.2), and the Company wishes to sell 24,538,999 units (the “Units”), with each Unit consisting of one share of the Company’s common stock $0.00001 par value per share (the “Common Stock”) and a warrant to purchase 2.193140519 shares of Common Stock with an exercise price of $0.448266 per whole share in substantially the form of Exhibit A attached hereto (the “Warrants”), for an aggregate purchase price of $10,000,000 to the Purchasers at the Closing; and

C. WHEREAS, Each Purchaser has agreed to purchase the number of Units, set forth opposite each such Purchaser’s name on Schedule A hereto and the Company has agreed to sell such Units on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Purchase Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE OF COMMON STOCK

1.1 Purchase and Sale of the Units to the Purchasers.

(a) On or prior to the Closing (as defined below), the Company shall have authorized the sale and issuance to the Purchasers of up to 24,538,999 Units at the Closing (as defined below) in accordance with this Agreement.

(b) Subject to and upon the terms and conditions set forth in this Purchase Agreement and in reliance on the representations and warranties set forth or referred to herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, at the Closing referred to in Section 2.02 below, if such Closing occurs, the number of Units set forth opposite the name of such Purchaser on Schedule A attached hereto under the caption “Number of Units Purchased”.

(c) The Purchase Price payable by each Purchaser for the Units purchased by it at the Closing under this Purchase Agreement shall be an amount set forth opposite such Purchaser’s name on Schedule A hereto under the caption “Purchase Price”, as applicable. The aggregate purchase price of all Units to be issued and sold by the Company to the Purchasers pursuant to this Section 2.1 shall be up to $10,000,000.

(d) The Company and the Purchasers, having adverse interests as a result of arm’s length bargaining, agree that (i) neither the Purchasers nor any of their affiliates or partners have rendered or agreed to render any services to the Company in connection with this Agreement or the issuance of the Common Stock. The Purchase Price payable by each Purchaser for the Units purchased by it at the Closing under this Purchase Agreement shall be an amount equal to the number of Units set forth opposite each Purchaser’s name on Schedule A, multiplied by $0.4075146, which amount is set forth opposite such Purchaser’s name on Schedule A hereto under the caption “Purchase Price” for each Closing.

Annex E-1

1.2 The Closing.

(a) The closing of the sale and purchase of the Units under this Purchase Agreement shall be immediately prior to the closing of the Merger Agreement on the Effective Date (as defined in the Merger Agreement). No physical certificates evidencing the Units or the shares or Common Stock or Warrants comprising the Units will be issued and the Units, shares of Common Stock and Warrants will be issued in book-entry form only; provided, however, Pulmatrix shall cause Ruthigen to issue physical certificates for the securities of Ruthigen issued in exchange for the Common Stock and Warrants in the Merger. The parties agree that the delivery of this Purchase Agreement and any other documents at the Closing may be effected by means of an exchange of signatures by facsimile or electronic mail with original copies to follow by mail or courier service. From and after the Effective Date the Common Stock and Warrants comprising each Unit will automatically, without any further action of any person, separate. Prior to the Closing the Purchasers and the Company shall agree on a Purchase Price allocation among the shares of Common Stock and Warrants comprising the Units. Such allocation shall be final and binding on the parties hereto and no party shall take a different position regarding the purchase price allocation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Purchasers.

2.1 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Corporate Power and Authority; Authorization; Enforceability.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Purchase Agreement and the performance of all obligations of the Company hereunder has been taken or will be taken prior to the Closing. This Purchase Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 No Conflict.  Neither the authorization, execution, delivery or performance of this Purchase Agreement, the consummation of the transactions contemplated hereby, or the sale, issuance and delivery of any of the shares of capital stock of the Company which may be issued pursuant to the terms of this Agreement will conflict with or result in a breach of or default under (or with due notice or lapse of time or both would result in a default under) the Company’s certificate of incorporation or by-laws, as currently in effect, or any statute, law, rule, regulation, judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority.

2.4 Valid Issuance.  Upon issuance against payment of the Purchase Price therefor, the shares of Common Stock included in the Units will be duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Warrants when issued, against payment of the exercise price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE III
REPRESENTATION AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly represents and warrants to the Company with respect to such Purchaser as follows:

3.1 Authorization.  The execution, delivery and performance by each Purchaser of this Purchase Agreement have been duly authorized by all requisite corporate, partnership or other action on the part of such Purchaser. This Purchase Agreement has been duly executed and delivered by such Purchaser or on

Annex E-2

behalf of such Purchaser by a duly authorized representative of such Purchaser and constitutes valid and legally binding obligations of such Purchaser enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Investment Purpose; Restrictions.  Each Purchaser is purchasing the Units for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. Such Purchaser understands and acknowledges that the Units, and the Common Stock and Warrants comprising the Units, have not been registered under the Securities Act, or applicable state securities laws and those securities therefore cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Each Purchaser further represents that it understands and agrees that the Units, and Common Stock and Warrants comprising the Units, whether upon initial issuance or upon any permitted transfer thereof, shall be subject to the following legend:

THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHA.LL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS

3.3 Information.  Each Purchaser has been furnished with or has had access to all information it has requested from the Company and has had an opportunity to review the books and records of the Company and to discuss with management of the Company its business and financial affairs and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held development-stage companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish, or derogate from the representations and warranties made by the Company hereunder or the right of such Purchaser to rely thereon.

3.4 Accredited Investor.  Each Purchaser is an “accredited investor” within the meaning set forth in Rule 501 under the Securities Act, is capable of evaluating the merits and risks of the transactions contemplated hereunder and is able to bear the economic risks of its investment in the Common Stock.

ARTICLE IV
CONDITIONS

4.1 Conditions to Purchasers’ Obligations at each Closing.  Purchasers’ obligations under Article II of this Purchase Agreement are subject to the satisfaction of the following conditions:

(a) Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Company in Article III hereof shall be true and correct in all material respects as of the Effective Date;

(b) Legal Investment.  On the Effective Date, the sale and issuance of the Units shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject;

(c) Consents, Permits, and Waivers.  At or prior to the Effective Date, the Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement; and

(d) Delivery of the Common Stock.  Following receipt of the Purchase Price for the Units, the Company shall deliver the duly executed and delivered to each Purchaser a Unit ledger evidencing that the Units have been issued and recorded on the books of the Company.

Annex E-3

(e) Effective Time.  The Merger shall be consummated immediately following the issuance of the Units hereunder.

4.2 Conditions to Obligations of the Company.  The Company’s obligation to issue and sell the Units is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True.  The representations and warranties in Article IV made by the Purchasers shall be true and correct as of the Effective Date;

(b) Legal Investment.  On each Effective Date, the sale and issuance of the Units shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject;

(c) Consents, Permits, and Waivers.  The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Purchase Agreement; and

(d) Purchase Price Delivery.  The Company shall have received from each Purchaser the purchase price for such Units being purchased hereunder in immediately available funds.

(e) Effective Time.  The Merger shall be consummated immediately following the issuance of the Units hereunder.

ARTICLE V
MISCELLANEOUS

5.1 Amendments and Waivers.  This Purchase Agreement may be amended, and any term or provision of this Purchase Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the parties hereto.

5.2 Successors and Assigns.  This Purchase Agreement may not be assigned, conveyed or transferred without the prior written consent of the Company; provided, however, a Purchaser that is partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Purchase Agreement to an Affiliate without the prior written consent of the Company. Subject to the foregoing, the rights and obligations of the Company and each Purchaser under this Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. The terms and provisions of this Purchase Agreement are for the sole benefit of the parties hereto and their respective permitted successors and assigns, and are not intended to confer any third-party benefit on any other person.

5.3 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of facsimile or electronic mail notice, when received, or, in the case of a nationally recognized courier service, one business day after delivery to such courier service, addressed as follows in the case of the Company and the Purchasers or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes and the Warrants:

Company:	Pulmatrix Inc. 99 Hayden Avenue, Suite 390 Lexington, Massachusetts 02421 Attn: President
With a copy to:	Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Attn: Rick A. Werner, Esq.
Purchasers:	To the addresses set forth on the signature pages hereto

5.4 Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Purchaser, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further

Annex E-4

exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

5.5 Counterparts.  This Purchase Agreement may be executed by one or more of the parties to this Purchase Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.6 Severability.  Any provision of this Purchase Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.7 Integration.  This Purchase Agreement represent the agreement of the Company and the Purchasers with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Purchasers relative to the subject matter hereof not expressly set forth or referred to in this Purchase Agreement.

5.8 Governing Law.  This Purchase Agreement shall be construed and enforced in accordance with and governed by the State of Delaware, without giving effect to the conflicts of law principles thereof.

5.9 Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Purchase Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware. By execution and delivery of this Purchase Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 5.3 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

PULMATRIX INC.

By:	/s/ Robert Clarke Robert Clarke, Chief Executive Officer
Address:	99 Hayden Avenue, Suite 390 Lexington, MA 02421 Phone: 781-357-2333 Fax: 781-357-2399

Annex E-5

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PURCHASERS:

ARCH VENTURE FUND VII, L.P.

By:  ARCH VENTURE PARTNERS VII, L.P.
Its:   General Partner

By:  ARCH VENTURE PARTNERS VII, LLC
Its    General Partner

By: /s/ Keith Crandell

Its: Managing Director

Address:	c/o ARCH Venture Partners 8725 West Higgins Road Suite 290 Chicago, IL 60631 Attn: Mark McDonnell Phone: Fax: (773) 380-6606
With a copy to: c/o ARCH Venture Partners 1000 Second Avenue, Suite 3700 Seattle, WA 98104 Attn: Steven Gillis Fax: (206) 674-3026

Annex E-6

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PURCHASERS:

5AM VENTURES LLC, by its Manager
5AM CO-INVESTORS LLC, by its Manager

5AM Partners LLC

By:	/s/ Andrew J. Schwab Andrew J. Schwab, Managing Director
Address:	c/o 5AM Ventures 2200 Sand Hill Road, Suite 110 Menlo Park, CA 94025 Phone: Fax:

Annex E-7

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PURCHASERS:

POLARIS VENTURE PARTNERS IV, L.P.

By: Polaris Venture Management Co. IV, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND IV, L.P.

By: Polaris Venture Management Co. IV, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS V, L.P.

By: Polaris Venture Management Co. V, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

Annex E-8

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PURCHASERS:

POLARIS VENTURE PARTNERS
FOUNDERS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS SPECIAL
FOUNDERS’ FUND V, L.P.

By: Polaris Venture Management Co. V, L.L.C.,
its General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact
Address:	1000 Winter Street, Suite 3350 Waltham, MA 02451 Phone: 781-290-0770 Fax: 781-290-0880

Annex E-9

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PURCHASERS:

ALTITUDE LIFE SCIENCE VENTURES II, L.P.

By: Altitude Life Science Ventures II, LLC
Its:  General Partner

By:	/s/ David Maki Name: David Maki Title: Member
Address:	David Maki Altitude Life Science Ventures 701 5th Avenue Suite 5400 Seattle, WA 98104 Phone: 206-999-3348

Annex E-10

SCHEDULE A

List of Purchasers

Purchasers	Number of Units Purchased	Number of Shares Included in Units Purchased	Number of Shares issuable upon exercise of Warrants included in Units Purchased	Purchase Price
ARCH Venture Fund VII, L.P.	6,134,750	6,134,750	13,454,369	$2,500,000.20
5AM Ventures LLC	2,866,241	2,866,241	6,286,069	$1,168,035.06
5AM Co-Investors LLC	406,034	406,034	890,490	$165,464.79
Polaris Venture Partners IV, L.P.	2,703,480	2,703,480	5,929,112	$1,101,707.58
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	50,682	50,682	111,153	$20,653.66
Polaris Venture Partners V, L.P.	6,024,144	6,024,144	13,211,794	$2,454,926.64
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	117,411	117,411	257,499	$47,846.70
Polaris Venture Partners Founders’ Fund V, L.P.	41,266	41,266	90,502	$16,816.50
Polaris Venture Partners Special Founders’ Fund V, L.P.	60,241	60,241	132,117	$24,549.09
Altitude Life Science Ventures II, L.P.	6,134,750	6,134,750	13,454,369	$2,500,000.20
Totals	24,538,999	24,538,999	53,817,473	$10,000,000.42

Annex E-11

Exhibit A

FORM OF WARRANT

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

PULMATRIX, INC.

WARRANT

Warrant No. [ ]	Dated: , 2015

Pulmatrix, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, [          ] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [        ] shares of common stock, $0.00001 par value per share (the “Common Stock”) of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $0.44826 per share (as adjusted from time to time as provided in Section 8, the “Exercise Price”), at any time and on or after the Initial Exercise Date (as defined below) and through and including the date that is five (5) years from the Initial Exercise Date, or if such day is not a Business Day (as defined below), on the next preceding Business Day (the “Expiration Date”), and subject to the following terms and conditions. This Warrant (this “Warrant”) is issued pursuant to that certain Securities Purchase Agreement, dated as of            , 2015, by and among the Company and the investors signatory thereto (the “Purchase Agreement”).

1. Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of record of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

2. Registration of Transfers.  The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration of transfer, a new warrant to purchase Common Stock, in substantially the Form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of this Warrant.

3. Exercise and Duration of Warrant.

(a) This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Exercise Date and prior to 5:30 p.m., New York City time on the Expiration Date at which time the portion of this Warrant not exercised prior thereto shall be and become void and of no value.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the Form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised, and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order

Annex E-12

to affect an exercise hereunder; provided, however, that in the event that this Warrant is exercised in full or for the remaining unexercised portion hereof, the Holder shall deliver this Warrant to the Company for cancellation within a reasonable time after such exercise. In the event of a partial exercise of this Warrant, execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

4. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly following the Exercise Date (but in no event later than three Trading Days after the Exercise Date) credit such aggregate number of Warrant Shares to which the Holder is entitled to receive pursuant to such exercise of this Warrant to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system, or if the Company’s transfer agent for the Common Stock (the “Transfer Agent”) is not participating in the Fast Automated Securities Transfer Program or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled to receive pursuant to such exercise of this Warrant. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. For purposes of this Warrant, “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind and “Trading Day” means a day on which the Common Stock is traded on the Trading Market.

(b) This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5. Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

6. Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

7. Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments of Section 8, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company

Annex E-13

will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

8. Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 8.

(a) Stock Dividends, Subdivisions or Combinations.  If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Simultaneously with any adjustment to the Exercise Price pursuant to this subsection (a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be adjusted proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares, as the case may be, shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment to the Exercise Price and the number of Warrant Shares.

(b) Adjustments Upon Reorganization, Reclassification, Consolidation or Merger.  In the event of any (i) capital reorganization of the Company, (ii) reclassification of the Common Stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than a transaction covered by Section 8(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise; and, in such case, appropriate adjustments (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights hereunder to insure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 8(b) shall similarly apply to all successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not affect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting therefrom, shall assume, by written instrument substantially similar in Form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, the Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or transaction contemplated by this Section 8(b), the Holder shall have the right to elect prior to the consummation of such event or transaction, to exercise this Warrant in accordance with Section 3(b) instead of giving effect to the provisions of this Section 8(b) with respect to this Warrant.

(c) Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest  1/100th of a share, as applicable.

(d) Certificate as to Adjustment.  As promptly as reasonably practicable following any adjustment of the Exercise Price, but in no event later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer of the Company setting forth in reasonable

Annex E-14

detail such adjustment and the facts upon which it is based and certifying the calculation thereof. No later than five (5) Business Days following the receipt by the Company of a written request by the Holder, the Company shall furnish the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(e) Notice of Corporate Events.  If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock applicable to all holders thereof, (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

9. Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

10. Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Purchase Agreement prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Purchase Agreement on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as set forth in the Purchase Agreement.

11. Warrant Agent.  The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholder services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

Annex E-15

1. Call Provision.  If, at any time after the Initial Exercise Date, (i) the volume weighted average price of the Common Stock on the Trading Market as reported by Bloomberg L.P. exceeds 150% of the Exercise Price then in effect for thirty (30) consecutive Trading Days (the “Measurement Period”), (ii) the daily trading volume for the Common Stock on such Trading Market as reported by Bloomberg, L.P. during such thirty (30) Trading Day period exceeds 200,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar events, but no adjustment shall be made in respect of the Merger) shares per Trading Day, and (iii) there is an effective registration statement under the Securities Act of 1933, as amended covering the resale of the shares of Common Stock issuable upon exercise of this Warrant, then the Company shall call for cancellation that portion of this Warrant for which an Exercise Notice has not yet been delivered as of the date of the Call Notice (as defined below) for consideration equal to $.001 per Warrant Share. The Company shall deliver to the Holder a written notice (a “Call Notice”) of any call for cancellation of the Warrants pursuant to this Section 12 promptly following the last day of the Measurement Period. On the thirtieth (30th) calendar day after the date of the Call Notice (the “Call Date”), the portion of this Warrant for which an Exercise Notice shall not have been received by the Call Date will be cancelled at 5:30 p.m. (local time in New York City, New York). In furtherance of the foregoing, the Company covenants and agrees that it will honor all Exercise Notices that are tendered on or before 5:29 p.m. (local time in New York City, New York) on the Call Date.

12. Miscellaneous

(a) As used herein, the following terms shall have the following meanings:

2. “Business Day” means any day other than a Saturday, Sunday or any other day when banks in the State of New York or authorized or permitted to be closed.

3. “Common Stock Equivalents” means any securities of the Company or any subsidiary of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

4. “Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

5. “Initial Exercise Date” means the date that (a) the Company enters into a strategic license agreement with a third party related to any of the Company’s products pursuant to which the Company is guaranteed to receive consideration from such third party consisting of cash, marketable securities or a combination thereof having a value of at least $20,000,000 in the aggregate; (b) the Company consummates of a public or private offering of Common Stock or Common Stock Equivalents resulting in gross proceeds to the Company of at least $20,000,000 upon the

Annex E-16

consummation thereof and the consideration paid per share of Common Stock issued in such offering (or per share of Common Stock issuable upon exercise or conversion of such Common Stock Equivalents issued in such offering) is at least $4.00 per share (subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar events, but no adjustment shall be made in respect of the Merger); (c) the volume weighted average price per share of Common Stock on the Trading Market as reported by Bloomberg, L.P. exceeds $5.00 (subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar events, but no adjustment shall be made in respect of the Merger) for a period of sixty (60) consecutive Trading Days and the average daily trading volume on such Trading Market as reported by Bloomberg, L.P. during such period sixty (60) Trading Day period exceeds 100,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and other similar events, but no adjustment shall be made in respect of the Merger) shares of Common Stock per Trading Day; or (d) a Change of Control Transaction is consummated.

6. “Merger” has the meaning given such term in the Purchase Agreement.

7. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

8. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE MKT, the OTC Bulletin Board or any over-the-counter market operated by OTC Markets Group Inc. (or any successors to any of the foregoing).

(b) Subject to compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(c) The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.

(d) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND, BY ACCEPTING THIS WARRANT, THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF THIS WARRANT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH OF THE COMPANY AND, BY ACCEPTING THIS WARRANT, THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY

Annex E-17

SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(e) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(f) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(g) The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach.

(h) No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. Prior to the exercise of this Warrant, the Holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Annex E-18

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

PULMATRIX, INC.

By:	Name: Robert Clarke Title: Chief Executive Officer

Annex E-19

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Pulmatrix, Inc.:

The undersigned is the Holder of Warrant No.        (the “Warrant”) issued by Pulmatrix, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.	The Warrant is currently exercisable to purchase a total of Warrant Shares.
2.	The undersigned Holder hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.
3.	The holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.
4.	Pursuant to this exercise, the Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.
5.	Following this exercise, the Warrant shall be exercisable to purchase a total of Warrant Shares.

Dated:	Name of Holder:

(Print)

By:	Name: Title:

ACKNOWLEDGED AND AGREED TO this  day of  , 20

PULMATRIX, INC.

By:	Name: Title:

Annex E-20

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto          the right represented by the within Warrant to purchase          shares of Common Stock of Pulmatrix, Inc. to which the within Warrant relates and appoints          attorney to transfer said right on the books of Pulmatrix, Inc. with full power of substitution in the premises.

Dated: ,

Address of Transferee

In the presence of:

Annex E-21

Annex F

NOTE CONVERSION AND WARRANT TERMINATION AGREEMENT

This NOTE CONVERSION AND WARRANT TERMINATION AGREEMENT (this “Agreement”) is made by and between Pulmatrix, Inc., a Delaware corporation (the “Company”), and the Note and Warrant holders listed on Schedule A and Schedule B hereto (hereafter individually the “Holder” and collectively the “Holders”) as of March 13, 2015.

WHEREAS, on various dates, the Company issued to the Holders Unsecured Convertible Promissory Notes (collectively, the “Notes”) in the principal amounts listed in Schedule A; and

WHEREAS, on various dates, the Company granted to the Holders the right to purchase shares of the Company’s capital stock pursuant to Warrants to Purchase Capital Stock (collectively, the “Warrants”), listed in Schedule B; and

WHEREAS, the Company plans to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ruthigen, Inc., a Delaware corporation (“Parent”) and Ruthigen Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will merge with Merger Sub and become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, the consideration to be paid to the Company’s shareholders as a result of the Merger is shares of common stock of Parent based on the exchange ratio of 0.14819 (the “Merger Consideration”); and

WHEREAS, it is a condition to the closing of the Merger that the Company and the Holders convert the Notes and terminate the Warrants on or prior to the closing date of the Merger; and

WHEREAS, the Company and Holders desire to convert the Notes into Company common stock (the “Common Stock”) and terminate the Warrants on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.	Consideration. Each Holder acknowledges it will receive benefits from the conversion of the Notes and the closing of the Merger, including receipt of the Merger Consideration in exchange for the Conversion Shares (as defined below), and such benefits constitute full and fair consideration for the conversion of the Notes and termination of the Warrants.
2.	Conversion and Surrender of Notes. Upon the terms and subject to the conditions of this Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement), each Holder’s outstanding Notes will be converted into a number of fully-paid and non-assessable shares of Common Stock set forth on Schedule B (such shares, the “Conversion Shares”). Upon issuance of the Conversion Shares all obligations (including, without limitation, for repayment of principal and interest) of the Company under the Notes shall be deemed to be satisfied in full, and each Holder shall surrender to the Company for cancellation its Notes, free and clear of any encumbrances.
3.	Termination of Warrants. Upon the terms and subject to the conditions of this Agreement, immediately prior to the Effective Time, and without any action on the part of the Company or the Holder, the Warrants shall be terminated and cancelled in full and rendered null and void, and all past, current, or future obligations of the Parties under the Warrants shall be extinguished. The Holder will return the original Warrants for cancellation by the Company on the Effective Date. The Warrant Holder acknowledges and agrees that as of the Effective Date, it shall have no surviving right, title or interest in or to the Warrants or any shares purchasable thereunder.
4.	Representations and Warranties. Each Holder represent, warrants and agrees that (a) it has not exercised, and will not exercise at any time after the date hereof, the Warrants, in whole or in part,

Annex F-1

(b) it has not converted, and will not convert at any time after the date hereof, the Notes, in whole or in part, for any shares of the Common Stock, (c) it is the sole owner and holder of the Notes and Warrants issued to it, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Notes or Warrants issued to it or any shares purchasable thereunder and (d) has the power and authority to execute and deliver this Agreement.
5.	Automatic Termination of Agreement. In the event of any termination of the Merger Agreement pursuant to the terms thereof without the Merger’s being consummated, this Agreement shall automatically become null and void and of no further force or effect.
6.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
7.	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
8.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but both of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as originals for all purposes.

[Signatures appear on the following page.]

Annex F-2

IN WITNESS WHEREOF, the Company and Holders have caused this Note Conversion and Warrant Termination Agreement to be signed, all as of the date first written above.

COMPANY:

PULMATRIX INC.

By:	/s/ Robert Clarke Robert Clarke Chief Executive Officer

Address:
99 Hayden Avenue, Suite 390
Lexington, MA 02421
Phone: 781-357-2333
Fax: 781-357-2399

Annex F-3

IN WITNESS WHEREOF, the Company and Holders have caused this Note Conversion and Warrant Termination Agreement to be signed, all as of the date first written above.

Holders:

POLARIS VENTURE PARTNERS V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
FOUNDERS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS SPECIAL
FOUNDERS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS IV, L.P.
By: Polaris Venture Management Co. IV, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

Annex F-4

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND IV, L.P.
By: Polaris Venture Management Co. IV, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

5AM VENTURES LLC, by its Manager
5AM CO-INVESTORS LLC, by its Manager

5AM Partners LLC

By:	/s/ Andrew J. Schwab Andrew J. Schwab, Managing Director

ARCH VENTURE FUND VII, L.P.

By: ARCH VENTURE PARTNERS VII, L.P.
Its: General Partner

By: ARCH VENTURE PARTNERS VII, LLC
Its General Partner

By:	/s/ Keith Crandell Its: Managing Director

/s/ Mark J. Gabrielson

Mark J. Gabrielson

Annex F-5

SCHEDULE A

UNSECURED CONVERTIBLE PROMISSORY NOTES

Cumulative for $36.175 MM Total Financing	Principal Amount ($)	Conversion Shares
Polaris Venture Partners V, L.P.	12,512,728.87	38,836,103
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	243,873.09	756,918
Polaris Venture Partners Founders’ Fund V, L.P.	85,712.19	266,029
Polaris Venture Partners Special Founders’ Fund V, L.P.	125,127.29	388,361
Polaris Venture Partners IV, L.P.	2,996,801.92	7,095,536
Polaris Venture Partners Entrepreneurs’ IV, L.P.	56,180.99	133,019
5AM Ventures LLC	3,669,514.78	10,880,961
5AM Co-Investors LLC	519,826.28	1,530,748
ARCH Venture Fund VII, L.P.	8,742,638.39	25,908,500
Gabrielson, Mark	136,092.99	322,227
	29,088,496.79	86,118,402

Annex F-6

SCHEDULE B

WARRANTS TO PURCHASE CAPITAL STOCK

Warrants	Date	Number of Shares
5AM Co-Investors LLC	Series B Aug 2, 2011	34,141
5AM Co-Investors LLC	Series B Oct 17, 2012	82,139
5AM Co-Investors LLC	Series B Aug 12, 2014	13,012
5AM Co-Investors LLC	Series B Feb 7, 2013	24,133
5AM Co-Investors LLC	Series B Jan 31, 2014	18,617
5AM Co-Investors LLC	Series B June 3, 2014	4,893
5AM Co-Investors LLC	Series B May 15, 2013	24,133
5AM Co-Investors LLC	Series B May 22, 2014	16,204
5AM Co-Investors LLC	Series B Oct 11, 2013	28,278
5AM Co-Investors LLC	Series B Oct 28, 2014	14,364
5AM Ventures LLC	Series B Aug 2, 2011	241,003
5AM Ventures LLC	Series B Jan 3, 2012	275,143
5AM Ventures LLC	Series B May 9, 2012	220,115
5AM Ventures LLC	Series B Oct 17, 2012	84,568
5AM Ventures LLC	Series B Aug 12, 2014	91,855
5AM Ventures LLC	Series B Feb 7, 2013	170,358
5AM Ventures LLC	Series B Jan 31 2014	131,419
5AM Ventures LLC	Series B June 3, 2014	34,540
5AM Ventures LLC	Series B May 15, 2013	170,358
5AM Ventures LLC	Series B May 22, 2014	114,383
5AM Ventures LLC	Series B Oct 11, 2013	199,621
5AM Ventures LLC	Series B Oct 28, 2014	101,394
ARCH Venture Fund VII, L.P.	Series B Aug 2, 2011	574,190
ARCH Venture Fund VII, L.P.	Series B Dec 16, 2011	574,190
ARCH Venture Fund VII, L.P.	Series B May 9, 2012	459,352
ARCH Venture Fund VII, L.P.	Series B Oct 17, 2012	347,896
ARCH Venture Fund VII, L.P.	Series B Aug 12, 2014	218,845
ARCH Venture Fund VII, L.P.	Series B Feb 7, 2013	405,879
ARCH Venture Fund VII, L.P.	Series B Jan 31, 2014	313,106
ARCH Venture Fund VII, L.P.	Series B June 3, 2014	82,291
ARCH Venture Fund VII, L.P.	Series B May 15, 2013	405,879
ARCH Venture Fund VII, L.P.	Series B May 22, 2014	272,519
ARCH Venture Fund VII, L.P.	Series B Oct 11, 2013	475,598
ARCH Venture Fund VII, L.P.	Series B Oct 28, 2014	241,573
Mark J Gabrielson	Series B Aug 2, 2011	24,302
Mark J Gabrielson	Series B Dec 16, 2011	24,302
Mark J Gabrielson	Series B May 9, 2012	19,442
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	Series B Aug 2, 2011	10,032
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	Series B Dec 16, 2011	10,032
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	Series B May 9, 2012	8,026
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Aug 2, 2011	9,535
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Dec 16, 2011	9,535
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B May 9, 2012	7,628
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Oct 17, 2012	11,989
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Aug 12, 2014	7,542
Annex F-7

Warrants	Date	Number of Shares
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Feb 7, 2013	13,987
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Jan 31, 2014	10,790
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B June 3, 2014	2,836
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B May 15, 2013	13,987
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B May 22, 2014	9,392
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Oct 11, 2013	16,390
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	Series B Oct 28, 2014	8,325
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Aug 2, 2011	3,351
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Dec 16, 2011	3,351
Polaris Venture Partners Founders’ Fund V, L.P.	Series B May 9, 2012	2,681
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Oct 17, 2012	4,214
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Aug 12, 2014	2,651
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Feb 7, 2013	4,916
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Jan 31, 2014	3,792
Polaris Venture Partners Founders’ Fund V, L.P.	Series B June 3, 2014	997
Polaris Venture Partners Founders’ Fund V, L.P.	Series B May 15, 2013	4,916
Polaris Venture Partners Founders’ Fund V, L.P.	Series B May 22, 2014	3,301
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Oct 11, 2013	5,761
Polaris Venture Partners Founders’ Fund V, L.P.	Series B Oct 28, 2014	2,926
Polaris Venture Partners IV, L.P.	Series B Aug 2, 2011	535,143
Polaris Venture Partners IV, L.P.	Series B Dec 16, 2011	535,143
Polaris Venture Partners IV, L.P.	Series B May 9, 2012	428,115
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Aug 2, 2011	4,892
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Dec 16, 2011	4,892
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B May 9, 2012	3,914
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Oct 17, 2012	6,151
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Aug 12, 2014	3,870
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Feb 7, 2013	7,177
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Jan 31, 2014	5,536
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B June 3, 2014	1,455
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B May 15, 2013	7,177
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B May 22, 2014	4,819
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Oct 11, 2013	8,409
Polaris Venture Partners Special Founders’ Fund V, L.P.	Series B Oct 28, 2014	4,271
Polaris Venture Partners V, L.P.	Series B Aug 2, 2011	489,220
Polaris Venture Partners V, L.P.	Series B Dec 16, 2011	489,220
Polaris Venture Partners V, L.P.	Series B May 9, 2012	391,376
Polaris Venture Partners V, L.P.	Series B Oct 17, 2012	615,147
Polaris Venture Partners V, L.P.	Series B Aug 12, 2014	386,960
Polaris Venture Partners V, L.P.	Series B Feb 7, 2013	717,671
Polaris Venture Partners V, L.P.	Series B Jan 31, 2014	553,632
Polaris Venture Partners V, L.P.	Series B June 3, 2014	145,507
Polaris Venture Partners V, L.P.	Series B May 15, 2013	717,671
Polaris Venture Partners V, L.P.	Series B May 22, 2014	481,865
Polaris Venture Partners V, L.P.	Series B Oct 11, 2013	840,949
Polaris Venture Partners V, L.P.	Series B Oct 28, 2014	427,147

Annex F-8

Annex G

PREFERRED STOCK
CONVERSION AGREEMENT

This Preferred Stock Conversion Agreement (this “Agreement”) is made and entered into as of this 13th day of March, 2015 (the “Effective Date”) by and between Pulmatrix Inc., a Delaware corporation (“Issuer”), and the stockholders listed on Schedule A hereto (hereafter individually the “Triggering Stockholder” and collectively the “Triggering Stockholders”).

Recitals

WHEREAS, Issuer has entered into the Agreement and Plan of Merger (the “Merger Agreement”) dated March 13, 2015 by and among Issuer, Ruthigen, Inc., a Delaware corporation and Ruthigen Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Ruthigen, Inc.; and

WHEREAS, there are 209,297,265 shares of preferred stock (“Preferred Stock”), $0.01 par value per share, authorized pursuant to Issuer’s Third Amended and Restated Certificate of Incorporation as previously filed with the Secretary of State of the State of Delaware on October 16, 2009 as amended on the October 28, 2014 (the “Certificate of Incorporation”);

WHEREAS, on the date hereof there are issued and outstanding: (i) 1,219,508 shares of Seed Preferred Stock (“Seed Preferred”), (ii) 410,000 shares of Junior Seed Preferred Stock (“Junior Seed Preferred”), (iii) 1,307,190 shares of Series A-4 Preferred Stock (“Series A-4 Preferred”), (v) 18,687,554 shares of Series B-1 Preferred Stock (“Series B-1 Preferred”), and (vi) 127,907,192 shares of Series B Preferred Stock (“Series B Preferred”), which are entitled to the rights, preferences and privileges set forth in Certificate of Incorporation; and

WHEREAS, The Seed Preferred, Series A-1 Preferred Stock, Series A-4 Preferred and Series B-1 Preferred are referred to collectively as the “Investor Junior Preferred Stock”; and

WHEREAS, Article IV Section B(4)(b) of the Certificate of Incorporation allows for each share of each series of Preferred Stock to be automatically converted into shares of Issuer common stock, par value $0.01 per share (“Common Stock”) upon written consent or agreement of holders of the Preferred Stock which hold (A) at least 65% of the outstanding shares of Series B Preferred Stock and (B) at least 66 2/3% of the outstanding shares of the Investor Junior Preferred Stock as single series on an as converted basis (the “Required Consent”); and

WHEREAS, the Triggering Stockholders are holders of a sufficient number of shares of Series B Preferred Stock and the Investor Junior Preferred Stock to obtain to obtain the Required Consent; and

WHEREAS, effective immediately prior to closing of the Merger Agreement, all of the Preferred Stock shall convert into Common Stock, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
CONVERSION OF PREFERRED STOCK

Section 1.1 Conversion.  Upon the terms and subject to the conditions of this Agreement, immediately prior to the Closing (as defined in the Merger Agreement) (a) each series of Preferred Stock shall convert into the number of shares of the Common Stock listed on Schedule B hereto (the “Conversion”) and (b) Issuer will issue and deliver to each holder of Preferred Stock (“Preferred Stockholder”) the respective pro rata number of shares of Common Stock set forth on Schedule B hereto.

Section 1.2 Irrevocable Agreement.  The agreement set forth in Section 1.1 of this Agreement (the “Merger Conversion”) is made as of the Effective Date and may not be canceled or revoked by Issuer or the Triggering Stockholders except as set forth in Section 1.3. The Merger Conversion shall take place immediately prior to the closing of the Merger Agreement.

Annex G-1

Section 1.3 Elements of the Merger Conversion.  The Conversion shall be subject to the following:

(a) The Conversion shall only occur immediately prior to the consummation of the Merger Agreement. In the event that the Merger Agreement is terminated or expires prior to the Closing, then the parties may terminate this Agreement.

(b) The Conversion shall occur pursuant to the “Automatic Conversion” right set forth in Article IV Section B(4)(b) of the Certificate of Incorporation.

(c) At the Closing, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon the Merger Conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of Issuer, that notice from Issuer shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF ISSUER

Except as otherwise specified below, Issuer represents and warrants to the Triggering Stockholder as of the Effective Date as follows:

Section 2.1 Organization and Qualification.  Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and carry on its business as presently conducted.

Section 2.2 Authorization.  The shares of Common Stock issued in connection with the Merger Conversion in accordance with this Agreement, shall be duly authorized by all necessary corporate action on the part of Issuer.

Section 2.3 Validity.  This Agreement constitutes the legal, valid and binding obligation of Issuer, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Issuer does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Issuer is a party or any judgment, order or decree to which Issuer is subject.

ARTICLE III.
REPRESENTATIONS, WARRANTIES OF THE TRIGGERING STOCKHOLDER

Each Triggering Stockholder represents and warrants to Issuer as of the Effective Date as follows:

Section 3.1 Validity.  This Agreement constitutes a legal, valid and binding obligation of each Triggering Stockholder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Triggering Stockholder does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Triggering Stockholder is a party or any judgment, order or decree to which such Holder is subject.

Section 3.2 Ownership of Shares.  Each Triggering Stockholder hereby represents and warrants that he is the record and beneficial owner of the shares of Preferred Stock as indicated in Exhibit A attached hereto.

ARTICLE IV.
MISCELLANEOUS

Section 4.1 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

Section 4.2 Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 4.4.

Section 4.3 Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto. This Agreement is not intended to confer any rights or benefits on any persons other than the parties hereto.

Annex G-2

Section 4.4 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and each Triggering Stockholder.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.6 Expenses.  Each of the parties hereto shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transaction contemplated hereunder.

Section 4.7 General.  Each of the parties will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other transactions contemplated by this Agreement. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the sole cost and expense of the requesting party.

[Signature Page follows]

Annex G-3

IN WITNESS WHEREOF, Issuer and Triggering Stockholders have caused this Conversion Agreement to be signed, all as of the date first written above.

ISSUER:

PULMATRIX INC.

By:	/s/ Robert Clarke Robert Clarke Chief Executive Officer

Address:
99 Hayden Avenue, Suite 390
Lexington, MA 02421
Phone: 781-357-2333
Fax: 781-357-2399

[Issuer Signature Page to Stock Conversion Agreement]

Annex G-4

IN WITNESS WHEREOF, Issuer and Triggering Stockholders have caused this Conversion Agreement to be signed, all as of the date first written above.

SERIES B TRIGGERING STOCKHOLDERS:

POLARIS VENTURE PARTNERS V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
FOUNDERS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS SPECIAL
FOUNDERS’ FUND V, L.P.
By: Polaris Venture Management Co. V, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

[Series B Triggering Stockholder Signature Page 1 of 2 to Stock Conversion Agreement]

Annex G-5

IN WITNESS WHEREOF, Issuer and Triggering Stockholders have caused this Conversion Agreement to be signed, all as of the date first written above.

SERIES B TRIGGERING STOCKHOLDERS:

5AM VENTURES LLC, by its Manager
5AM CO-INVESTORS LLC, by its Manager

5AM Partners LLC

By:	/s/ Andrew J. Schwab Andrew J. Schwab, Managing Director

ARCH VENTURE FUND VII, L.P.

By: ARCH VENTURE PARTNERS VII, L.P.
Its: General Partner

By: ARCH VENTURE PARTNERS VII, LLC
Its General Partner

By:	/s/ Keith Crandell Its: Managing Director

[Series B Triggering Stockholder Signature Page 2 of 2 to Stock Conversion Agreement]

Annex G-6

IN WITNESS WHEREOF, Issuer and Triggering Stockholders have caused this Conversion Agreement to be signed, all as of the date first written above.

INVESTOR JUNIOR PREFERRED TRIGGERING STOCKHOLDERS:

POLARIS VENTURE PARTNERS IV, L.P.
By: Polaris Venture Management Co. IV, L.L.C., its
General Partner

By:	/s/ William E. Bilodeau William E. Bilodeau Attorney-in-fact

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND IV, L.P.
By: Polaris Venture Management Co. IV, L.L.C., its
General Partner

5AM VENTURES LLC, by its Manager
5AM CO-INVESTORS LLC, by its Manager

5AM Partners LLC

By:	Andrew J. Schwab, Managing Director

[Investor Junior Preferred Triggering Stockholder Signature Page to Stock Conversion Agreement]

Annex G-7

SCHEDULE A

Name of Triggering Stockholder	Shares of Series B Preferred Stock on as-converted basis	Shares of Investor Junior Preferred Stock on as-converted basis
Polaris Venture Fund V, L.P.	16,017,908	0
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	312,190	0
Polaris Venture Partners Founders’ Fund V, L.P.	109,723	0
Polaris Venture Partners Special Founders’ Fund V, L.P.	160,179	0
Polaris Venture Partners IV, L.P.	0	17,521,521
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	0	328,477
5AM Ventures LLC	5,049,535	7,952,809
5AM Co-Investors LLC	721,363	1,131,711
ARCH Venture Fund VII, L.P.	18,800,000

Annex G-8

SCHEDULE B

Series of Preferred Stock	Outstanding Shares	Shares as-converted basis
Seed Preferred Stock	1,219,508	1,219,508
Junior Seed Preferred Stock	410,000	410,000
Series A-4 Preferred Stock	1,307,190	8,000,002
Series B-1 Preferred Stock	18,687,554	18,687,554
Series B Preferred Stock	41,788,790	41,788,790
	Total Converted Common Stock to be Converted	70,105,854

Annex G-9

Annex H

This Agreement (the “Agreement”), dated as of March 13, 2015, by and among Oculus Innovative Sciences, Inc., a Delaware corporation, with its principal place of business at 1129 N. McDowell Blvd., Petaluma, CA 94954 (“Oculus”) and Pulmatrix, Inc., a Delaware corporation, with its principal place of business at 99 Hayden Avenue, Suite 390, Lexington, MA 02421 (“Pulmatrix”).

Reference is made to (i) that certain License and Supply Agreement, dated May 23, 2013, as amended on October 9, 2013, November 6, 2013 and January 31, 2014, by and among Ruthigen and Oculus (the “License and Supply Agreement”), (ii) that certain Separation Agreement, dated August 2, 2013, as amended on January 31, 2014, by and between Ruthigen, Inc. (“Ruthigen”) and Oculus (the “Separation Agreement”), and (iii) that certain Shared Services Agreement, dated May 23, 2013, as amended on January 31, 2014, by and between Ruthigen and Oculus (the “SSA” and collectively with the License and Supply Agreement, the Separation Agreement and any other agreements or understandings (whether written or oral) between Ruthigen and Oculus, the “Oculus Agreements”).

Ruthigen and Pulmatrix entered into that certain Agreement and Plan of Merger (the “DMA”), dated as of the date hereof, whereby, among other things, Pulmatrix will, subject to the terms and conditions of the DMA, merge with and into a wholly-owned subsidiary of Ruthigen becoming a wholly-owned subsidiary of Ruthigen (the “Merger”) and, in consideration therefor, Ruthigen shall issue to the pre-Merger security holders of Pulmatrix approximately 31,327,045 shares of Ruthigen common stock (the “Merger Consideration”). Upon consummation of the Merger and after the issuance of the Merger Consideration, in each case, in accordance with the terms of the DMA, (x) Oculus will beneficially own less than 19.9% of the issued and outstanding shares of Ruthigen and (y) Ruthigen will devote substantially all of its efforts and resources on the development of Pulmatrix’ new generation of inhaled therapeutics (the “Inhalation Therapies”). Accordingly, the purpose of this Agreement is to memorialize certain understanding with respect to the relationship of Oculus, Ruthigen and Pulmatrix after the Merger.

Subject to and contingent upon receipt of payment for the Ruthigen shares under the Securities Purchase Agreement, dated January 8, 2015, and the Securities Purchase Follow-Up Agreement, dated March 13, 2015, between Oculus and Michael Brauser and Barry Honig, Ruthigen and Dawson James Securities, Inc., and the Securities Purchase Agreements dated March 9, 2015, by and between Oculus and several investors, Oculus agrees as follows:

1)	As of the date hereof, the aggregate amount due and payable to Oculus by Ruthigen pursuant to the Oculus Agreements is $4,000. Oculus acknowledges and agrees, notwithstanding any contrary term or provision of the Oculus Agreements, that on the date that the Merger is consummated (the “Effective Date”), the aggregate amounts due and payable to Oculus under the Oculus Agreements will not exceed $5,000 (but in any event no more than the actual amount due and payable to Oculus under the Oculus Agreements) (the “Effective Date Liabilities”). As of the date hereof, there are no claims for which Oculus or Ruthigen may seek indemnification from Ruthigen or Oculus, respectively, under any Oculus Agreement, including Section 6.2 and 6.3 of the Separation Agreement.
2)	As of the Effective Date, the SSA shall be mutually terminated, if not previously terminated, and be of no further force and effect.
3)	As of the Effective Date, all of Ruthigen’s and Oculus’ obligations under Article I of the Separation Agreement and all obligations under the Funding Agreement (as defined in the Separation Agreement) have been satisfied and performed in full and Ruthigen or Oculus have no further obligations thereunder.
4)	Effective on the Effective Date, Article II and Article III of the Separation Agreement shall terminate and be of no further force and effect. For the avoidance of doubt, Articles V – VIII of the Separation Agreement shall survive the Merger in accordance with their terms (the “Separation Agreement Surviving Provisions”).

Annex H-1

5)	Oculus hereby waives Ruthigen’s obligations under Section 3.1(b) and Section 4.3 of the License and Supply Agreement for a period commencing on the date hereof and terminating on the date that is the earlier of (i) August 31, 2016 or (ii) one year after the Effective Date (the “Waiver Period”) and otherwise agrees to forbear from exercising any rights and remedies it may have under any Oculus Agreement arising as a result of Ruthigen’s failure to use Commercially Reasonable Efforts (as defined in the License and Supply Agreement) or any other level of efforts to develop and commercialize the Product (as defined in the License and Supply Agreement in effect on the date hereof). To the extent that the Waiver Period has expired and no Sale of the Business has occurred, (i) then Oculus’ sole and exclusive remedy for Ruthigen’s failure to comply with Section 3.1(b) or Section 4.3 of the License and Supply Agreement shall be to terminate the License and Supply Agreement and (ii) notwithstanding any provision of the License and Supply Agreement to the contrary, Ruthigen may unilaterally terminate the License and Supply Agreement, in each case, without any liability to Pulmatrix or Ruthigen or Oculus, respectively. If Ruthigen intends to comply with the License and Supply Agreement following the termination of the Waiver Period, then, within 3 business days following termination of the Waiver Period, Ruthigen will notify Oculus of such intent in writing following the procedures established in paragraph 6 of this Agreement for notice. As part of the notice, Ruthigen will provide a written plan of compliance and evidence of funding to support such plan consistent with the License and Supply Agreement which will be subject to approval from Oculus, which approval will not be unreasonably withheld. If Ruthigen does not so notify Oculus of such intention or Oculus does not approve such plan, with a reasonable opportunity for Ruthigen to resubmit its plan, then Oculus has the option to unilaterally terminate the License and Supply Agreement.
6)	Effective on the Effective Date, any of the provisions of any Oculus Agreement to the contrary, including Section 15.1 of the License and Supply Agreement, Ruthigen may assign and/or delegate all of Ruthigen’s surviving rights and obligations under the Oculus Agreements, including the License and Supply Agreement, to any credible third party acquiring all or substantially all of the business and assets of Ruthigen related to the Product (the “Pre-Merger Ruthigen Business”), provided, that the acquiror of the Pre-Merger Ruthigen Business is not a direct competitor of Oculus and is otherwise reasonably acceptable to Oculus. Oculus shall object or consent in writing to any proposed acquiror not later than five (5) business days after receipt of a written notice from Ruthigen of the identity of the proposed acquiror and copies of the acquisition documents with such consent may not be unreasonably withheld by Oculus. For the purposes of this Agreement, Notice shall mean a written notice, effective upon receipt, and shall be (i) delivered personally, mailed by First Class mail, or sent by express courier service and (ii) via Email to Oculus Innovative Sciences, Inc., Attn. Jim Schutz, 1129 N. McDowell Blvd., Petaluma, CA 94954, jschutz@oculusis.com; with copy to Trombly Business Law PC, Attn. Amy Trombly, 1434 Spruce St. Ste. 100, Boulder, CO 80302, amy@tromblybusinesslaw.com (or such other addresses as specified in writing). Any contrary provision of the Oculus Agreements notwithstanding, Pulmatrix shall be entitled to conduct any sale process for the Pre-Merger Ruthigen Business as it sees fit without the consent of or requirement to consult or coordinate with Oculus except as provided in this Agreement, except for providing Notice with regard to the disclosure of Confidential Information. All of the parties understand and agree that any acquiror of the Pre-Merger Ruthigen Business shall assume all of Ruthigen’s obligations and liabilities under the Oculus Agreements “as is” unless Oculus and such acquiror otherwise mutually agree in writing.
7)	Prior to the disclosure of any Confidential Information as defined in the License and Supply Agreement, Ruthigen or Pulmatrix shall notify Oculus in writing at least five (5) business days in advance of such disclosure of Confidential Information to any third party (including a third party acquiror) and provide Oculus with the names of all third parties intended to receive Confidential Information, provided that no Confidential Information shall be disclosed to a direct competitor of Oculus. Additionally, Ruthigen and Pulmatrix agree that in no event shall any information regarding the manufacturing process be disclosed to any third party. Oculus shall have five (5) business days after such Notice to object to such disclosure, provided such objection is reasonable.

Annex H-2

8)	Prior to the consummation of a Sale of the Business with a minimum aggregate purchase price of $1 million pursuant to definitive transaction documents with a credible third party acquiror (“Definitive Transaction Documents”), Ruthigen shall notify (as defined above) Oculus in writing of such pending Sale of the Business and provide Oculus with copies of all such Definitive Transaction Documents (a “ROFR Notice”). Oculus shall have five (5) business days after receipt of such ROFR Notice to notify Ruthigen in writing whether it intends to acquire the Pre-Merger Ruthigen Business on exactly the same terms, including the amount and kind of consideration (except that if part of the consideration consists of marketable securities of the proposed acquiror, Oculus will instead deliver an amount in cash equal to the fair market value thereof), as set forth in the Definitive Transaction Documents (the “Right of First Refusal”). If Oculus exercises its Right of First Refusal, Ruthigen shall sell the Pre-Merger Ruthigen Business to Oculus as provided herein. If Oculus refuses to acquire the Pre-Merger Ruthigen Business, Ruthigen may consummate the Sale of the Business in accordance with the Definitive Transaction Documents.
9)	If Oculus does not exercise its Right of First Refusal and the aggregate gross consideration received by Ruthigen from a Sale of the Business exceed $10MM, then Ruthigen shall pay or cause to be paid 10% of such gross consideration to Oculus (the “Oculus Share”) within 10 calendar days of receipt. For clarification, the Oculus Share of such gross consideration shall only be payable by Ruthigen when and in such kind (e.g., marketable securities, cash, etc. . .) as actually received by Ruthigen. For further clarification, the parties agree that any acquiror’s assumption of obligations and liabilities under the Oculus Agreements shall not be included in the determination of the gross consideration received by Ruthigen.
10)	Oculus acknowledges that during the Waiver Period, if any, Ruthigen is under no obligation to achieve any “milestone event” described in Article VII of the License and Supply Agreement.
11)	Oculus acknowledges and agrees that the Inhalation Therapies are not Product and do not involve the Oculus Know-how (as defined in the License and Supply Agreement) for their development and production, and the Merger and other transactions contemplated by the DMA are not a Sale Transaction.
12)	No provision of Section 2.4(b) of the License and Supply Agreement shall apply to the development, commercialization, marketing and sale of Pulmatrix’ products whether such products are developed before or after the Effective Date.
13)	Unless Ruthigen expressly requests in writing any manufacturing services, equipment, technical support, consulting services, training services or other services (collectively, “Services”), Ruthigen shall not be required to make any payments to Oculus under the License and Supply Agreement or any other Oculus Agreement for any such Services, other than the required $2,000 monthly rent payments. In general, but without limiting the foregoing, Oculus agrees that during the Waiver Period no payments or other liabilities shall accrue or become and due and payable by Ruthigen to Oculus, whether in respect of Services, milestone events or royalties, under any Oculus Agreement other than the Effective Date Liabilities unless and until Ruthigen resumes the Commercialization and Development (each as defined in the License and Supply Agreement) of the Product after the Effective Date. Ruthigen shall notify Oculus in writing of the date it resumes the Commercialization and Development of the Product.

In furtherance of the foregoing, and in consideration of the substantial benefits inuring to Oculus as a result of the consummation of the Merger, Oculus, for itself and each of its affiliates and all directors, officers, agents or employees of Oculus or any of its affiliates (in each case, in their respective capacities as such Oculus person(s)), together with their respective heirs, executors, administrators, successors and assigns, as of the Effective Date, acquits, releases and forever discharges Ruthigen, Pulmatrix, their respective affiliates and all persons who at any time on or prior to such date were directors, officers, agents or employees of Ruthigen, Pulmatrix or any of their respective affiliates (in each case, in their respective capacities as such), together with their respective heirs, executors, administrators, successors and assigns, from and against and all claims and liabilities which Oculus may have against them arising out of or related to any Oculus Agreement and the transactions contemplated thereby except for the Effective Date Liabilities, the Separation Agreement

Annex H-3

Surviving Provisions and, solely to the extent that Ruthigen resumes the Commercialization and Development of the Product after the Effective Date, liabilities arising under the License and Supply Agreement and SSA.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. From and after the Effective Date, Ruthigen is an express third party beneficiary of this Agreement. This Agreement may not be amended, modified or waived except in a written instrument executed by Oculus and Pulmatrix. This Agreement shall terminate automatically to the extent that the DMA is terminated or expires prior to the consummation of the Merger or if the Merger is never consummated or if payment is not received by Oculus under the Amendment to the Securities Purchase Agreement. The terms of this Agreement are confidential and shall not be disclosed by either party except as may be required by law.

Pulmatrix, Inc.

By:	/s/ Robert Clarke Name: Robert Clarke Title: Chief Executive Officer

Oculus Innovative Sciences, Inc.

By:	/s/ Jim Schutz Name: Jim Schutz Title: Chief Executive Officer

Annex H-4

Annex I

FORM OF SECURITIES ESCROW AGREEMENT

[To be included by amendment.]

Annex I-1

Annex J

LETTERHEAD OF CASSEL SALPETER & CO., LLC

March 12, 2015

Ruthigen, Inc.
455 Bennett Valley Road, Suite C116
Santa Rosa, California 95404
Attention: The Board of Directors

Members of the Board of Directors:

We understand that Ruthigen, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pulmatrix Inc. (the “Target”) and Ruthigen Merger Corp., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things (i) Merger Sub will merge (the “Merger”) with and into the Target, (ii) the Target will continue as the surviving corporation and wholly owned subsidiary of the Company, and (iii) each outstanding share of common stock, par value $0.01 per share (“Target Common Stock”), of the Target will be converted into the right to receive 0.148187124066461 of a share of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company (the “Exchange Ratio”). We in addition understand that the Company’s obligation to consummate the Merger is conditioned upon, among other things (i) receipt by the Target of cash proceeds of at least $10,000,000 in respect of a private placement of Target Common Stock and warrants (the “Target Equity Financing”), (ii) the conversion of all outstanding shares of preferred stock of the Target (“Target Preferred Stock”) to shares of Target Common Stock (the “Preferred Stock Conversion”), (iii) the conversion of all convertible notes of the Target to shares of Target Common Stock (the “Convertible Note Conversion”), and (iv) the termination (the “Warrant Termination”) of each warrant to purchase Target Common Stock or Target Preferred Stock, other than the warrants issued in the Target Equity Financing, without consideration payable therefor. In addition, we understand that the Company intends to issue in a private placement up to up to 948,555 shares of Company Common Stock (the “Company Equity Financing”) to be completed prior to the consummation of the Merger. We in addition understand that following the Merger, the Company will assume certain indebtedness of the Target and that such indebtedness will be converted into a number of shares of Company Common Stock equal to the amount of such indebtedness divided by $2.75 (the “Bridge Loan Conversion”). The Target Equity Financing, the Target Preferred Stock Conversion, the Convertible Note Conversion, the Warrant Termination and the Company Equity Financing are referred to collectively herein as the “Ancillary Transactions” and, together with the Merger and the Bridge Loan Conversion, as the “Transaction.”

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, the Exchange Ratio in the Merger, after giving effect to the Ancillary Transactions, pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed an execution copy, received by us on March 12, 2015, of the Merger Agreement.
•	Reviewed certain publicly available financial information and other data with respect to the Company and the Target that we deemed relevant.
•	Reviewed certain other information and data with respect to the Target made available to us by the Target, including historical financial statements and financial projections with respect to the future financial performance of the Target for the eleven years ending December 31, 2025 prepared by the management of the Target (the “Target Projections”), and other internal financial information furnished to us by or on behalf of the Target.

Annex J-1

Board of Directors
Ruthigen, Inc.
March 12, 2015

•	Reviewed certain other information and data with respect to the Company made available to us by the Company, including historical financial statements and financial projections with respect to the future financial performance of the Company for the sixteen years ending December 31, 2030 prepared by the management of the Company (the “Company Projections”), and other internal financial information furnished to us by or on behalf of the Company.
•	Considered and compared the financial and operating performance of the Target with that of companies with publicly traded equity securities that we deemed relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed relevant.
•	Discussed the business, operations, and prospects of the Target, the Company and the proposed Transaction with the Company’s and the Target’s management and certain of the Company’s and the Target’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, the Exchange Ratio in the Merger, after giving effect to the Ancillary Transactions, pursuant to the Merger Agreement is fair, from a financial point of view, to the Company. It does not address any other terms, aspects, or implications of the Transaction or the Merger Agreement, including, without limitation, (i) the Bridge Loan Conversion or, except for assuming the consummation thereof prior to the Merger, the Target Equity Financing, the Target Preferred Stock Conversion, the Convertible Note Conversion, the Warrant Termination or the Company Equity Financing, (ii) any term or aspect of the Transaction that is not susceptible to financial analysis, (iii) fairness to any security holders of the Company, the Target or any other person or any creditors or other constituencies of the Company, the Target or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio in the Merger pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to (i) what the value of shares of Company Common Stock actually will be when issued to the holders of Target Common Stock in the Merger, (ii) the price at which shares of Target Common Stock or any other security of the Target may be issued or sold in the Target Equity Financing, the price at which shares of Company Common Stock or any other security of the Company may be issued or sold in the Company Equity Financing, or (iii) the prices at which Target Common Stock, Target Preferred Stock or Company Common Stock may trade, be purchased or sold at any time.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and the Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the Company and the Target as to the Company’s and the Target’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof;

Annex J-2

Board of Directors
Ruthigen, Inc.
March 12, 2015

and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to the Company, the Target, the Transaction or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

The Target has advised us and we have assumed that the Target Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Target with respect to the future financial performance of the Target. The Company has advised us and we have assumed that the Company Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company. We express no view or opinion with respect to the Target Projections, the Company Projections or the assumptions on which they are based. The Company has advised us and we have assumed, without undertaking any responsibility for the independent verification thereof, that the Target Projections, the Company Projections and the assumptions on which they are based are a reasonable basis on which to evaluate the Target, the Company and the proposed Merger, after giving effect to the Ancillary Transactions, and, at the Company’s direction, we have used and relied upon the Target Projections and the Company Projections for purposes of our analyses and this Opinion.

We have not evaluated the solvency or creditworthiness of the Company, the Target or any other party to the Transaction, or whether the Company, the Target or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, the Target or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Company’s or the Target’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or the Target’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company or the Target have good title to their respective assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis and was not on behalf of the Board, the Company, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, the Target or the Transaction. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the copy thereof that we have reviewed and that the Transaction will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement, including, without limitation, any of the Ancillary Transactions, will be satisfied. We have further assumed that for U.S. federal tax income purposes, the Merger will qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Annex J-3

Board of Directors
Ruthigen, Inc.
March 12, 2015

Our analyses and this Opinion are necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of the holders of Company Common Stock or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. CS has in the past provided and is currently providing investment banking, financial advisory and other financial services to certain affiliates of the Company for which CS has received, and would expect to receive, compensation, including, during the past two years, having acted as financial advisor to certain affiliates of the Company in connection with certain business combinations or other transactions. CS may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which CS may receive compensation. In accordance with our policies and procedures, a fairness committee of CS was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Exchange Ratio in the Merger, after giving effect to the Ancillary Transactions, pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

Annex J-4

Annex K

RUTHIGEN, INC. AMENDED AND RESTATED 2013 EMPLOYEE, DIRECTOR
AND CONSULTANT EQUITY INCENTIVE PLAN

[To be included by amendment.]

Annex K-1

Annex L

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of March 13, 2015, is made and entered into by and between Ruthigen, Inc. a Delaware corporation (“Ruthigen”) and Pulmatrix, a Delaware corporation (“Pulmatrix”) (collectively “Employer”) and Hojabr Alimi (“Employee” or “Alimi”).

WHEREAS, upon the Effective Time, Employee is not a director or officer of Employer;

WHEREAS, Alimi and Ruthigen are parties to an Amended and Restated Employment Agreement dated November 28, 2014 (the “Prior Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), Ruthigen and Pulmatrix Inc. (including their affiliates and subsidiaries) have agreed to consummate the merger of Ruthigen Merger Corp, a wholly-owned subsidiary of Ruthigen, with and into Pulmatrix with Pulmatrix as the surviving corporation (the merger process herein referred to as the “Merger”);

WHEREAS, the Prior Employment Agreement will be terminated as of the date the Merger becomes effective thereunder (the “Effective Time”); and

WHEREAS, Pulmatrix is a Delaware corporation with its primary headquarters located in Massachusetts;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Alimi and Employer agree as follows:

1. Term of Agreement.  As of the Effective Time, this Agreement shall be binding upon and enforceable against the parties and will remain in effect until the first yearly anniversary of the Effective Time (“Term of Agreement”). This Agreement may only be terminated during the Term of Agreement with advance Employee written consent or if Alimi: (i) is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless Alimi believes in good faith that such acts were in the interests of Employer; (iii) has materially violated this Agreement and has not cured such violation within fourteen (14) days of written notice from Employer; or (iv) willfully fails to comply with reasonable directives of Employer which are communicated to him in writing, and which Employee fails to correct within seven (7) days of such communication from Employer.

2. Duties and Wages.  Alimi agrees to perform such services as an employee as Employer may reasonably request relating to the transition of business resulting from the Merger, including without limitation, general corporate matters, matters related to Ruthigen RUT58-60 drug asset, and assisting with the search for potential buyers or licensees of Employer’s core business — Ruthigen hypochlorous acid based drug candidate (RUT58-60). Alimi shall make himself available to perform these services for up to twenty-four (24) hours per calendar quarter, on days and at times mutually convenient to the parties, for Restricted Stock Units as described further below and at a gross hourly rate of twenty-five US dollars ($25.00), less customary tax and other withholdings (the “Wages”). Employee shall submit accurate records of time worked in accordance with Employer’s policies and procedures and shall be paid in accordance with Employer’s standard payroll schedule. The parties agree that Employee is not authorized to work more than eight (8) hours per day or more than forty (40) hours per week, unless Employer expressly otherwise directs and Employee agrees. Any further work requested by Employer and mutually agreed by Employee shall be subject to additional compensation, which must be mutually agreed by both parties.

Employee is authorized to incur reasonable expenses in carrying out Employee’s duties for Employer under this Agreement and entitled to reimbursement for all such expenses. Any expense above one-hundred US dollars ($100) shall require pre-approval by Employer.

Employee shall report directly to Robert Clarke (CEO), and provide monthly reports for completed projects.

Employer agrees that no relocation is required for the Employee to conduct and perform his duties under this Agreement. Furthermore, Employer agrees this Agreement is non-exclusive and Employee may work or consult for other businesses in accordance with Section 4 of this Agreement.

Annex L-1

3. Outstanding Stock-based Incentive Compensation.  Upon the Effective Time, subject to Section 5.1, any and all unvested stock options granted by Ruthigen to Alimi outstanding as of the Effective Time (the “Outstanding Options”) shall thereupon be terminated and forfeited. Subject to Section 5.1 and Section 7, any and all unvested restricted stock units granted by Ruthigen to Alimi outstanding prior to the Effective Time (the “Outstanding RSUs”) shall be terminated and forfeited.

4. Noncompetition; Nonsolicitation.  Commencing on the Effective Time and ending on the date that is one calendar year immediately following the Effective Time (“Term”), provided, however, that in the event that it is judicially determined that Alimi has breached materially any provision of this Section 4, the Term applicable to each obligation that Alimi shall have been determined to have breached shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured, Alimi shall not anywhere throughout primarily Canada, Europe, Japan, and the United States where Employer will be conducting the Business (as defined below) (the “Territory”), for himself/herself or through or on behalf of any other person, whether as an officer, director, employee, equity holder, partner, consultant, advisor, creditor or otherwise:

(a) (i) engage in, participate in or acquire any financial or beneficial interest in (which for the avoidance of doubt will include employment with or engagement as an independent contractor for), any business that is engaged in any hypochlorous acid based technology, or HOCL, based therapies that are designed to prevent and/or treat infections in post-operative invasive surgery including but not limited to Puricor and Novabay Pharmaceuticals (collectively the “Business”). Nothing in Section 1(a)(i) shall prevent Alimi from (A) owning as a passive investment less than two percent of the outstanding shares of the capital stock (or ownership interests) of a publicly held company, if Alimi is not otherwise associated directly or indirectly with such company or any affiliate of such company or (B) with the consent of Employer (not to be unreasonably withheld), providing services on a volunteer basis (including, but not limited to, service on boards of director), or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship of Employer, related to the Business with any other person;

(b) encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with Employer, (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards an employee, shall not be deemed to be a breach of this Section 1(b)); or

(c) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of Employer, to cease its customer relationship with Employer with respect to the Business.

5. Consideration:  In addition to the employment with Employer offered herein, the following additional consideration, which is separate and divisible and on its own also sufficient to support the non-competition and non-solicitation provision set forth in Section 4:

5.1. On the Effective Time, Employer shall pay Alimi a lump-sum payment in the amount of $547,600, less taxes and other withholdings, as payment in exchange for cancellation of Employee’s Outstanding Options and Outstanding RSUs and Employee shall execute a Cancellation Agreement, in substantially the form attached hereto as Exhibit A. By that date, Employer also shall pay an amount in lump-sum equivalent to one hundred percent of Alimi’s premiums under the Consolidated Omnibus Budget Reconciliation Act for one year, in the same amounts for the same medical coverage as in effect as of the Effective Time.

5.2. On the Effective Time, Alimi shall also receive a grant of such number of restricted stock units, pursuant to Employer’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 930,000 or (ii) the quotient of $3,125,000 divided by the fair market value of Employer’s Common Stock on the Effective Time, based on PWC’s valuation on such date following consultation with Alimi (the “New RSUs”). Such New RSUs shall be vested and delivered in accordance with Employer’s equity plan and an applicable award agreement, which shall include the following schedule: (i) a number of New RSUs equal to the lesser of (a) 930,000 or (b) such number of RSUs with an

Annex L-2

aggregate value equal to $1,400,000 shall be fully vested at the Effective Time and the underlying shares shall be delivered to Employee on the first trading day following the first anniversary of the Effective Time; (ii) 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the third (3rd) month following the Effective Time and the underlying shares shall be delivered on the first trading day following the fifteenth (15th) month anniversary of the Effective Time; (iii) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the sixth (6th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the eighteenth (18th) month anniversary of the Effective Time; (iv) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the ninth (9th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the twenty-first (21st) month anniversary of the Effective Time and (v) the remaining 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the twelfth (12th) month following the Effective Time, and the underlying shares shall be delivered on the first trading day following the twenty-fourth (24th) month anniversary of the Effective Time. In the event Employer sells, terminates, or disposes of the hypochlorous acid asset, or HOCl based drug asset (RUT58-60), Employer will cause the buyer or benefactor to assume the obligations under this Agreement, and all remaining unvested New RSUs will fully vest and the obligations under this Agreement would transfer to the buyer or benefactor. In the event Employee terminates this Agreement, all remaining unvested New RSUs will be forfeited. All shares of stock delivered pursuant to the New RSUs shall be subject to that certain lock-up agreement, of even date herewith, attached hereto as Exhibit B (“Lock-Up Agreement”). The withholding required by Section 7 below shall be delivered by Employee to Employer on the day Employee takes possession of the stock. Employer shall register the New RSUs with the Securities and Exchange Commission under a Registration Statement on Form S-8 which Employer shall cause to remain effective until the earlier of (i) the time that all of the shares underlying the New RSUs have been sold by Employee, (ii) six (6) months following the termination of the Lock-Up Agreement or (iii) such time as Employer is not subject to the requirement to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

6. Separate Non-compete.  Employee must execute an additional, separate non-compete agreement with Oculus Innovative Sciences, Inc., attached as Exhibit B, as a condition precedent to the closing of the Merger.

7. Withholding Tax.  The delivery of any shares in connection with the New RSUs, is subject to and conditioned upon Alimi satisfying the income and employment withholding obligations due with respect to any ordinary income recognized in connection with the delivery of such shares. Alimi acknowledges and understands that if he fails to satisfy the withholding obligations with respect to the New RSUs, Employer will have no obligation to deliver any shares of Common Stock to Employee with respect to the portion of the New RSUS for which Employee fails to deliver the required withholding, as applicable, and he will forfeit his right to receive such New RSUs, as applicable. Notwithstanding anything to the contrary herein, Employee’s failure to pay any withholding due with respect to one tranche of New RSUs shall not impact his right to receive shares of Common Stock underlying any other tranches of New RSUs.

8. Prior Employment Agreement.  As of the Effective Time, the Prior Employment Agreement between the parties shall terminate, except that Alimi acknowledges and agrees that Section 8 Confidentiality, Section 9 Inventions and Developments, Section 12 Return of Property, and Section 14 Cooperation in Litigation of the Prior Employment Agreement, and all provisions thereunder, shall remain in full force and effect in accordance with their terms and shall be incorporated into this Agreement as if to apply in an equivalent manner to any further services Alimi provides hereunder; provided however that in no event will these obligations, with the exception of those set forth in Section 14 Cooperation in Litigation, continue past the end of the Term of Agreement as defined in Section 1 herein. The parties also agree that any obligations to indemnify Alimi as set forth in the Prior Employment Agreement shall be incorporated herein and Employer’s obligations to indemnify Alimi in Employer’s certificate of incorporation and bylaws shall remain in effect.

Annex L-3

9. Governing Law/Venue.  The parties agree that this Agreement shall be governed by and construed exclusively under the laws of the Commonwealth of Massachusetts. Venue of any litigation arising from this Agreement or any disputes relating to Alimi’s employment and non-competition/-non-solicitation obligations set forth in Sections 4 and 5 herein shall exclusively be in the federal or state district court of competent jurisdiction in the Commonwealth of Massachusetts. Alimi consents to personal jurisdiction of any such court for any dispute relating to or arising out of this Agreement or Alimi’s employment, and Alimi agrees that Alimi shall not challenge personal or subject matter jurisdiction in such courts. To the extent that any party hereto has claims that could be brought in or adjudicated under the laws of any jurisdiction other than Massachusetts, the parties expressly hereby waive all such rights.

10. Voluntary.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

11. Sole Agreement.  Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating to Alimi’s employment with Employer subsequent to the Effective Time, and it supersedes and fully replaces any prior agreements (whether written or oral) covering the subject matter of this Agreement. No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment signed by all parties hereto. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect.

12. No Assignment.  In entering into this Agreement, Employer is relying on the unique personal services of Alimi; services from another person will not be an acceptable substitute. Except as provided in this Agreement, neither party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit advance written consent of the other party. Any attempted assignment in violation of this Section 12 shall be void. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. Employer agrees that this Agreement shall survive any change with respect to the ownership of the assets of Employer (e.g., sell, sub-license, termination, return of the assets to prior owners, etc.) or any other business development deal.

13. Severability.  The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section.

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14. Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Alimi, to:

Hojabr Alimi
1356 Gordon Lane
Santa Rosa, CA 95404
Email: hojialimi@gmail.com

if to Employer, to:

Pulmatrix, Inc.
99 Hayden Avenue, Suite 390
Lexington, MA 02421
Facsimile No.: ____________
Email: ___________________

[Signature Page Follows]

IN WITNESS HEREOF, the parties have executed this Agreement as set forth below.

EMPLOYER	HOJABR ALIMI
By: /s/ Hojabr Alimi Title: CEO Date: 3/13/2015	/s/ Hojabr Alimi Date: 3/13/2015

PULMATRIX INC.

By:	/s/ Robert Clarke Title: CEO Date: 3/13/2015

[PULMATRIX SIGNATURE TO ALIMI EMPLOYEMNT AGREMENT]

Annex L-5

EXHIBIT A

Cancellation Agreement

This CANCELLATION AGREEMENT (this “Agreement”) is dated as of March 13, 2015 and is entered into by Ruthigen, Inc., a Delaware corporation (the “Company”), and Hojabr Alimi (the “Participant”). Terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Ruthigen, Inc. 2013 Employee, Director, and Consultant Equity Incentive Plan (the “Plan”).

WHEREAS, the Company previously granted the Participant the number of restricted stock units (“RSUs”) set forth on Exhibit A hereto (collectively, the “Outstanding RSUs”), subject to the terms and conditions of the Plan and of the applicable Restricted Stock Unit Award Grant Notice for Employees, Directors, and Consultants (each, a “RSU Grant Notice”) and the Restricted Stock Unit Agreement — Incorporated Terms and Conditions (each, an “RSU Agreement,” together with each RSU Grant Notice referred to herein as, the “RSU Award Agreements”);

WHEREAS, the Company previously granted the Participant the number of stock options (“Options”) set forth on Exhibit A hereto (collectively, the “Outstanding Options,” together with the Outstanding RSUs referred to herein as, the “Outstanding Awards”), subject to the terms and conditions of the Plan and of the applicable Stock Option Grant Notice (each, an “Option Grant Notice”) and the Stock Option Agreement — Incorporated Terms and Conditions (each, an “Option Agreement,” together with each Option Grant Notice referred to herein as, the “Option Award Agreements,” and the Option Award Agreements together with the RSU Award Agreements referred to herein as, the “Award Agreements”);

WHEREAS, pursuant to an Agreement and Plan of Merger between the Company and Pulmatrix Inc. (“Pulmatrix), Ruthigen Merger Corp, a wholly-owned subsidiary of the Company, will merge with and into Pulmatrix, with Pulmatrix as the surviving corporation (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and the Participant desire to cancel all of the Participant’s Outstanding Awards, effective as of the date the Merger becomes effective (the “Effective Time”), so that on and after the Effective Time, the Outstanding Awards and the Award Agreements shall be cancelled and of no further effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF AWARDS

1.1 Cancellation of Awards.  In exchange for the consideration described in Section 1.2 below, the Participant hereby agrees that the Award Agreements and the Outstanding Awards granted thereunder shall be cancelled, terminated, and of no further force or effect, effective as of the Effective Time, and that neither the Company nor the Participant shall have any further rights or obligations with respect to the Outstanding Awards, the Award Agreements, or with respect to any Common Stock of the Company that could have been received upon settlement of the Outstanding Awards under the Award Agreements.

1.2 Payment.  In exchange for the Participant’s agreement to cancel the Outstanding Awards, the Award Agreements, and any other rights, obligations, and liabilities of the Company granting the Participant the right to acquire Common Stock of the Company and the release of claims set forth in Section 1.3, the Company hereby agrees to pay the Participant, on the Effective Time, a lump-sum cash payment equal to five hundred forty-seven thousand six hundred dollars ($547,600), less any applicable local, state, or federal income or employment taxes, or other required withholdings.

1.3 Release.

(a) Effective as of the Effective Time, the Participant, for the Participant and the Participant’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit, and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees,

Annex L-6

and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages, and liabilities in connection with any rights to acquire securities of the Company pursuant to the Outstanding Awards and the Award Agreements, and the Common Stock of the Company issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity, or under statute, which the Participant or the Participant’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof; provided, however, that this Section 1.3(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b) The Participant covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the date hereof.

1.4 Further Assurances.  Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

1.5 Representations and Warranties.  The Participant hereby represents and warrants to the Company that the Participant has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of the Participant, enforceable against the Participant in accordance with its terms. The Participant has read and understood this Agreement and is entering into this Agreement voluntarily. The Participant agrees that this Agreement provides good and valuable consideration for the Participant’s agreements herein.

MISCELLANEOUS

2.1 Parties Bound.  The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.2 Entire Agreement.  This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Award Agreements.

2.3 Law Governing.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its principles of conflict of laws.

2.4 Effectiveness.  If the Merger is not consummated, this Agreement shall be void and cease to be of further force or effect, with no liability on the part of any party to the other party hereto, and the agreements and obligations of the parties contained in the Award Agreements shall continue to apply in accordance with the applicable Award Agreement’s terms, without giving effect to the terms of this Agreement.

[Signature Page to Follow]

Annex L-7

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the date first written above.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi Name: Hojabr Alimi Title: CEO

PARTICIPANT

/s/ Hojabr Alimi

Hojabr Alimi

Address:	1356 Gordon Lane Santa Rosa, CA 95404

Annex L-8

EXHIBIT A

Outstanding RSUs

Restricted Stock Unit No.	Date of Grant	Number of Shares underlying the RSUs	Type of Vesting
00009	May 11, 2014	125,000	Time-based vesting
00014	May 11, 2014	24,055	Performance-based vesting

Outstanding Options

Option No.	Date of Grant	Number of Options Granted	Description
00003	May 12, 2014	47,094	ISO
00004	May 12, 2014	112,406	NQSO

Annex L-9

EXHIBIT B

Lock-Up Agreement

Reference is hereby made to that certain Employment Agreement (the “Employment Agreement”), of even date herewith, between Hojabr Alimi (“Alimi”) and Ruthigen, Inc., a Delaware corporation (the “Company”), and its affiliates, pursuant to which, among other things, the Company shall grant to Alimi at the Effective Time (as defined in the Employment Agreement) up to 930,000 restricted stock units (the “Shares”) pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and Restricted Stock Unit Award Grant Notice (the “Grant Notice”). Such Shares shall vest in accordance with the vesting schedule set forth in the Grant Notice and otherwise in accordance with the Plan and the Employment Agreement. Each date that a portion of the Shares vests is referred to herein as a “Vesting Date.” As used herein, “Vested Shares” refers to any Shares that have vested in accordance with the vesting schedule set forth above and in the Grant Notice and “Unvested Shares” refers to any Shares that are not Vested Shares. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

As a condition to and in consideration of the grant of the Shares, Alimi hereby agrees as follows:

1. Without limiting the terms of the Plan or the Grant Notice, Alimi hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Unvested Shares, or any securities into or for which any of the Unvested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Unvested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Unvested Shares).

2. Alimi hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Vested Shares, or any securities into or for which any of the Vested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Vested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Shares), until the date that is six months after such Vested Shares have been delivered pursuant to the Employment Agreement.

The parties further acknowledge and agree that the foregoing restriction shall preclude Alimi from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to or result in a sale or disposition of the Shares, even if such Shares would be disposed of by any party other than Alimi. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares, or with respect to any security that includes, relates to or derives any significant part of its value from such Shares.

3. Notwithstanding the foregoing, Alimi may: (A) transfer any of the Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) as a bona fide gift, provided that, prior to such transfer, the donee thereof agrees in writing to be bound by the restrictions set forth in this agreement;

Annex L-10

(ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of Alimi or Alimi’s immediate family (as defined below), provided that, prior to such transfer, a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth in this agreement, and provided further that any such transfer shall not involve a disposition for value; or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order; and (B) at any time, sell a number of Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) with an aggregate fair market value (determined based on the sale price Alimi receives from a third party for such Vested Shares) equal to the income and employment tax withholding due with respect to any Vested Shares; or (ii) in a privately negotiated transactions; provided that, in any case other than in connection with clause (B)(i), prior to such transfer, the transferee agrees in writing that such transferee is receiving and holding any of the Shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In order to enable the aforesaid covenants to be enforced, Alimi hereby consents to the placing of legends and/or entry of stop transfer instructions or orders with the Company’s transfer agent in respect of any Shares.

4. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To the Company:
Ruthigen, Inc.
2455 Bennett Valley Rd.; #C116
Santa Rosa, CA 95404
Fax: (707) 676-1686

To Alimi:
Hojabr Alimi
1356 Gordon Lane
Santa Rosa, CA 95404
Email: hojialimi@gmail.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

5. This agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the District of Delaware, or if jurisdiction in such court is lacking, any court of the State of Delaware of competent jurisdiction sitting in New Castle County, Delaware, in connection with any action, suit or proceeding arising out of or relating to this agreement and the transactions contemplated hereby, and agrees that service of process may be made in any manner acceptable for use in such Delaware courts. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement and/or the transactions contemplated hereby, in the above Delaware courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim

Annex L-11

in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this agreement.

6. The parties hereby acknowledge and agree that this agreement is irrevocable and shall be binding upon Alimi and Alimi’s heirs, legal representatives, successors and permitted assigns. This agreement and/or any right, title or interest hereunder shall not be assigned by Alimi without the prior written consent of the Company.

7. This agreement may be amended or modified only by a written agreement executed by all of the parties hereto; provided, however, the Company may waive any term of this agreement without the consent of any person.

8. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this agreement shall have the same effect as a manual signature.

9. This agreement will become a binding agreement among the parties as of the date hereof and will terminate on the date that is six months after the last Vested Shares have been delivered.

[signature page follows]

Annex L-12

RUTHIGEN, INC.	HOJABR ALIMI
By: /s/ Hojabr Alimi Title: CEO Date: 3/13/2015	/s/ Hojabr Alimi Date: 3/13/2015

Annex L-13

Annex M

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of March 13, 2015, is made and entered into by and between Ruthigen, Inc. a Delaware corporation (“Ruthigen”) and Pulmatrix, a Delaware corporation (“Pulmatrix”) (collectively “Employer”) and Sameer Harish (“Employee” or “Harish”).

WHEREAS, upon the Effective Time, Employee is not a director or officer of Employer;

WHEREAS, Harish and Ruthigen are parties to an Employment Agreement dated June 24, 2014 (the “Prior Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), Ruthigen and Pulmatrix Inc. (including their affiliates and subsidiaries) have agreed to consummate the merger of Ruthigen Merger Corp, a wholly-owned subsidiary of Ruthigen, with and into Pulmatrix with Pulmatrix as the surviving corporation (the merger process herein referred to as the “Merger”);

WHEREAS, the Prior Employment Agreement will be terminated as of the date the Merger becomes effective thereunder (the “Effective Time”); and

WHEREAS, Pulmatrix is a Delaware corporation with its primary headquarters located in Massachusetts;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Harish and Employer agree as follows:

1. Term of Agreement.  As of the Effective Time, this Agreement shall be binding upon and enforceable against the parties and will remain in effect until the first yearly anniversary of the Effective Time (“Term of Agreement”). This Agreement may only be terminated during the Term of Agreement with advance Employee written consent or if Harish: (i) is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless Harish believes in good faith that such acts were in the interests of Employer; (iii) has materially violated this Agreement and has not cured such violation within fourteen (14) days of written notice from Employer; or (iv) willfully fails to comply with reasonable directives of Employer which are communicated to him in writing, and which Employee fails to correct within seven (7) days of such communication from Employer.

2. Duties and Wages.  Harish agrees to perform such services as an employee as Employer may reasonably request relating to the transition of business resulting from the Merger, including without limitation, general corporate matters, matters related to Ruthigen RUT58-60 drug asset, and assisting with the search for potential buyers or licensees of Employer’s core business — Ruthigen hypochlorous acid based drug candidate (RUT58-60). Harish shall make himself available to perform these services for up to twenty-four (24) hours per calendar quarter, on days and at times mutually convenient to the parties, for Restricted Stock Units as described further below and at a gross hourly rate of twenty-five US dollars ($25.00), less customary tax and other withholdings (the “Wages”). Employee shall submit accurate records of time worked in accordance with Employer’s policies and procedures and shall be paid in accordance with Employer’s standard payroll schedule. The parties agree that Employee is not authorized to work more than eight (8) hours per day or more than forty (40) hours per week, unless Employer expressly otherwise directs and Employee agrees. Any further work requested by Employer and mutually agreed by Employee shall be subject to additional compensation, which must be mutually agreed by both parties.

Employee is authorized to incur reasonable expenses in carrying out Employee’s duties for Employer under this Agreement and entitled to reimbursement for all such expenses. Any expense above one-hundred US dollars ($100) shall require pre-approval by Employer.

Employee shall report directly to Robert Clarke (CEO), and provide monthly reports for completed projects.

Employer agrees that no relocation is required for the Employee to conduct and perform his duties under this Agreement. Furthermore, Employer agrees this Agreement is non-exclusive and Employee may work or consult for other businesses in accordance with Section 4 of this Agreement.

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3. Outstanding Stock-based Incentive Compensation.  Upon the Effective Time, subject to Section 5.1, any and all unvested stock options granted by Ruthigen to Harish outstanding as of the Effective Time (the “Outstanding Options”) shall thereupon be terminated and forfeited. Subject to Section 5.1 and Section 6, any and all unvested restricted stock units granted by Ruthigen to Harish outstanding prior to the Effective Time (the “Outstanding RSUs”) shall be terminated and forfeited.

4. Noncompetition; Nonsolicitation.  Commencing on the Effective Time and ending on the date that is one calendar year immediately following the Effective Time (“Term”), provided, however, that in the event that it is judicially determined that Harish has breached materially any provision of this Section 4, the Term applicable to each obligation that Harish shall have been determined to have breached shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured, Harish shall not anywhere throughout primarily Canada, Europe, Japan, and the United States where Employer will be conducting the Business (as defined below) (the “Territory”), for himself/herself or through or on behalf of any other person, whether as an officer, director, employee, equity holder, partner, consultant, advisor, creditor or otherwise:

(a) (i) engage in, participate in or acquire any financial or beneficial interest in (which for the avoidance of doubt will include employment with or engagement as an independent contractor for), any business that is engaged in any hypochlorous acid based technology, or HOCL, based therapies that are designed to prevent and/or treat infections in post-operative invasive surgery including but not limited to Puricor and Novabay Pharmaceuticals (collectively the “Business”). Nothing in Section 1(a)(i) shall prevent Harish from (A) owning as a passive investment less than two percent of the outstanding shares of the capital stock (or ownership interests) of a publicly held company, if Harish is not otherwise associated directly or indirectly with such company or any affiliate of such company or (B) with the consent of Employer (not to be unreasonably withheld), providing services on a volunteer basis (including, but not limited to, service on boards of director), or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship of Employer, related to the Business with any other person;

(b) encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with Employer, (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards an employee, shall not be deemed to be a breach of this Section 1(b)); or

(c) encourage, induce, attempt to induce, solicit or attempt to solicit any customer of Employer, to cease its customer relationship with Employer with respect to the Business.

5. Consideration:  In addition to the employment with Employer offered herein, the following additional consideration, which is separate and divisible and on its own also sufficient to support the non-competition and non-solicitation provision set forth in Section 4:

5.1. On the Effective Time, Employer shall pay Harish a lump-sum payment in the amount of $337,500, less taxes and other withholdings, as payment in exchange for cancellation of Employee’s Outstanding Options and Outstanding RSUs and Employee shall execute a Cancellation Agreement, in substantially the form attached hereto as Exhibit A. By that date, Employer also shall pay an amount in lump-sum equivalent to one hundred percent of Harish’s premiums under the Consolidated Omnibus Budget Reconciliation Act for one year, in the same amounts for the same medical coverage as in effect as of the Effective Time.

5.2. On the Effective Time, Harish shall also receive a grant of such number of restricted stock units, pursuant to Employer’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 355,000 or (ii) the quotient of $1,037,500 divided by the fair market value of Employer’s Common Stock on the Effective Time, based on PWC’s valuation on such date following consultation with Harish (the “New RSUs”). Such New RSUs shall be vested and delivered in accordance with Employer’s equity plan and an applicable award agreement, which shall include the following schedule: (i) a number of New RSUs equal to the lesser of (a) 355,000 or (b) such number of

Annex M-2

RSUs with an aggregate value equal to $250,000 shall be fully vested at the Effective Time and the underlying shares shall be delivered to Employee on the first trading day following the first anniversary of the Effective Time; (ii) 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the third (3rd) month following the Effective Time and the underlying shares shall be delivered on the first trading day following the fifteenth (15th) month anniversary of the Effective Time; (iii) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the sixth (6th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the eighteenth (18th) month anniversary of the Effective Time; (iv) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the ninth (9th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the twenty-first (21st) month anniversary of the Effective Time and (v) the remaining 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the twelfth (12th) month following the Effective Time, and the underlying shares shall be delivered on the first trading day following the twenty-fourth (24th) month anniversary of the Effective Time. In the event Employer sells, terminates, or disposes of the hypochlorous acid asset, or HOCl based drug asset (RUT58-60), Employer will cause the buyer or benefactor to assume the obligations under this Agreement, and all remaining unvested New RSUs will fully vest and the obligations under this Agreement would transfer to the buyer or benefactor. In the event Employee terminates this Agreement, all remaining unvested New RSUs will be forfeited. All shares of stock delivered pursuant to the New RSUs shall be subject to that certain lock-up agreement, of even date herewith, attached hereto as Exhibit B (“Lock-Up Agreement”). The withholding required by Section 6 below shall be delivered by Employee to Employer on the day Employee takes possession of the stock. Employer shall register the New RSUs with the Securities and Exchange Commission under a Registration Statement on Form S-8 which Employer shall cause to remain effective until the earlier of (i) the time that all of the shares underlying the New RSUs have been sold by Employee, (ii) six (6) months following the termination of the Lock-Up Agreement or (iii) such time as Employer is not subject to the requirement to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

6. Withholding Tax.  The delivery of any shares in connection with the New RSUs, is subject to and conditioned upon Harish satisfying the income and employment withholding obligations due with respect to any ordinary income recognized in connection with the delivery of such shares. Harish acknowledges and understands that if he fails to satisfy the withholding obligations with respect to the New RSUs, Employer will have no obligation to deliver any shares of Common Stock to Employee with respect to the portion of the New RSUS for which Employee fails to deliver the required withholding, as applicable, and he will forfeit his right to receive such New RSUs, as applicable. Notwithstanding anything to the contrary herein, Employee’s failure to pay any withholding due with respect to one tranche of New RSUs shall not impact his right to receive shares of Common Stock underlying any other tranches of New RSUs.

7. Prior Employment Agreement.  As of the Effective Time, the Prior Employment Agreement between the parties shall terminate, except that Harish acknowledges and agrees that Section 8 Confidentiality, Section 9 Inventions and Developments, Section 12 Return of Property, and Section 14 Cooperation in Litigation of the Prior Employment Agreement, and all provisions thereunder, shall remain in full force and effect in accordance with their terms and shall be incorporated into this Agreement as if to apply in an equivalent manner to any further services Harish provides hereunder; provided however that in no event will these obligations, with the exception of those set forth in Section 14 Cooperation in Litigation, continue past the end of the Term of Agreement as defined in Section 1 herein. The parties also agree that any obligations to indemnify Harish as set forth in the Prior Employment Agreement shall be incorporated herein and Employer’s obligations to indemnify Employee in Employer’s certificate of incorporation and bylaws shall remain in effect.

8. Governing Law/Venue.  The parties agree that this Agreement shall be governed by and construed exclusively under the laws of the Commonwealth of Massachusetts. Venue of any litigation arising from this Agreement or any disputes relating to Harish’s employment and non-competition/-non-solicitation obligations set forth in Sections 4 and 5 herein shall exclusively be in the federal or state district court of competent

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jurisdiction in the Commonwealth of Massachusetts. Harish consents to personal jurisdiction of any such court for any dispute relating to or arising out of this Agreement or Harish’s employment, and Harish agrees that Harish shall not challenge personal or subject matter jurisdiction in such courts. To the extent that any party hereto has claims that could be brought in or adjudicated under the laws of any jurisdiction other than Massachusetts, the parties expressly hereby waive all such rights.

9. Voluntary.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

10. Sole Agreement.  Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating to Harish’s employment with Employer subsequent to the Effective Time, and it supersedes and fully replaces any prior agreements (whether written or oral) covering the subject matter of this Agreement. No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment signed by all parties hereto. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect.

11. No Assignment.  In entering into this Agreement, Employer is relying on the unique personal services of Harish; services from another person will not be an acceptable substitute. Except as provided in this Agreement, neither party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit advance written consent of the other party. Any attempted assignment in violation of this Section 11 shall be void. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. Employer agrees that this Agreement shall survive any change with respect to the ownership of the assets of Employer (e.g., sell, sub-license, termination, return of the assets to prior owners, etc.) or any other business development deal.

12. Severability.  The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section.

13. Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Harish, to:

Sameer Harish
574 Rock Oak Road
Walnut Creek, CA 94598
Email: Sameer.harish@gmail.com

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if to Employer, to:

Pulmatrix, Inc.
99 Hayden Avenue, Suite 390
Lexington, MA 02421
Facsimile No.: ____________
Email: ___________________

[Signature Page Follows]

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IN WITNESS HEREOF, the parties have executed this Agreement as set forth below.

EMPLOYER	SAMEER HARISH
By: /s/ Hojabr Alimi Title: CEO Date: 3/13/2015	/s/ Sameer Harish Date: 3/13/2015

PULMATRIX INC.

By:	/s/ Robert Clarke Title: CEO Date: 3/13/2015

[PULMATRIX SIGNATURE TO HARISH EMPLOYEMNT AGREMENT]

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EXHIBIT A

CANCELLATION AGREEMENT

This CANCELLATION AGREEMENT (this “Agreement”) is dated as of March 13, 2015 and is entered into by Ruthigen, Inc., a Delaware corporation (the “Company”), and Sameer Harish (the “Participant”). Terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Ruthigen, Inc. 2013 Employee, Director, and Consultant Equity Incentive Plan (the “Plan”).

WHEREAS, the Company previously granted the Participant the number of restricted stock units (“RSUs”) set forth on Exhibit A hereto (collectively, the “Outstanding RSUs”), subject to the terms and conditions of the Plan and of the applicable Restricted Stock Unit Award Grant Notice for Employees, Directors, and Consultants (each, a “RSU Grant Notice”) and the Restricted Stock Unit Agreement — Incorporated Terms and Conditions (each, an “RSU Agreement,” together with each RSU Grant Notice referred to herein as, the “RSU Award Agreements”);

WHEREAS, the Company previously granted the Participant the number of stock options (“Options”) set forth on Exhibit A hereto (collectively, the “Outstanding Options,” together with the Outstanding RSUs referred to herein as, the “Outstanding Awards”), subject to the terms and conditions of the Plan and of the applicable Stock Option Grant Notice (each, an “Option Grant Notice”) and the Stock Option Agreement — Incorporated Terms and Conditions (each, an “Option Agreement,” together with each Option Grant Notice referred to herein as, the “Option Award Agreements,” and the Option Award Agreements together with the RSU Award Agreements referred to herein as, the “Award Agreements”);

WHEREAS, pursuant to an Agreement and Plan of Merger between the Company and Pulmatrix Inc. (“Pulmatrix), Ruthigen Merger Corp, a wholly-owned subsidiary of the Company, will merge with and into Pulmatrix, with Pulmatrix as the surviving corporation (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and the Participant desire to cancel all of the Participant’s Outstanding Awards, effective as of the date the Merger becomes effective (the “Effective Time”), so that on and after the Effective Time, the Outstanding Awards and the Award Agreements shall be cancelled and of no further effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF AWARDS

1.1 Cancellation of Awards.  In exchange for the consideration described in Section 1.2 below, the Participant hereby agrees that the Award Agreements and the Outstanding Awards granted thereunder shall be cancelled, terminated, and of no further force or effect, effective as of the Effective Time, and that neither the Company nor the Participant shall have any further rights or obligations with respect to the Outstanding Awards, the Award Agreements, or with respect to any Common Stock of the Company that could have been received upon settlement of the Outstanding Awards under the Award Agreements.

1.2 Payment.  In exchange for the Participant’s agreement to cancel the Outstanding Awards, the Award Agreements, and any other rights, obligations, and liabilities of the Company granting the Participant the right to acquire Common Stock of the Company and the release of claims set forth in Section 1.3, the Company hereby agrees to pay the Participant, on the Effective Time, a lump-sum cash payment equal to three hundred thirty-seven thousand five hundred dollars ($337,500), less any applicable local, state, or federal income or employment taxes, or other required withholdings.

1.3 Release.

(a) Effective as of the Effective Time, the Participant, for the Participant and the Participant’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit, and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees,

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and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages, and liabilities in connection with any rights to acquire securities of the Company pursuant to the Outstanding Awards and the Award Agreements, and the Common Stock of the Company issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity, or under statute, which the Participant or the Participant’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof; provided, however, that this Section 1.3(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b) The Participant covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the date hereof.

1.4 Further Assurances.  Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

1.5 Representations and Warranties.  The Participant hereby represents and warrants to the Company that the Participant has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of the Participant, enforceable against the Participant in accordance with its terms. The Participant has read and understood this Agreement and is entering into this Agreement voluntarily. The Participant agrees that this Agreement provides good and valuable consideration for the Participant’s agreements herein.

MISCELLANEOUS

2.1 Parties Bound.  The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.2 Entire Agreement.  This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Award Agreements.

2.3 Law Governing.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its principles of conflict of laws.

2.4 Effectiveness.  If the Merger is not consummated, this Agreement shall be void and cease to be of further force or effect, with no liability on the part of any party to the other party hereto, and the agreements and obligations of the parties contained in the Award Agreements shall continue to apply in accordance with the applicable Award Agreement’s terms, without giving effect to the terms of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the date first written above.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi Name: Hojabr Alimi Title: CEO

PARTICIPANT

/s/ Sameer Harish

Sameer Harish

Address:	574 Rock Oak Rd. Walnut Creek, CA 94598

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EXHIBIT A

Outstanding RSUs

Restricted Stock Unit No.	Date of Grant	Number of Shares underlying the RSUs	Type of Vesting
00010	May 11, 2014	74,600	Time-based vesting
00015	May 11, 2014	14,900	Performance-based vesting

Outstanding Options

Option No.	Date of Grant	Number of Options Granted	Description
00003	May 12, 2014	47,094	ISO
00004	May 12, 2014	57,906	NQSO

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EXHIBIT B

LOCK-UP AGREEMENT

Reference is hereby made to that certain Employment Agreement (the “Employment Agreement”), of even date herewith, between Sameer Harish (“Harish”) and Ruthigen, Inc., a Delaware corporation (the “Company”), and its affiliates, pursuant to which, among other things, the Company shall grant to Harish at the Effective Time (as defined in the Employment Agreement) up to 355,000 restricted stock units (the “Shares”) pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan ”) and Restricted Stock Unit Award Grant Notice (the “Grant Notice”). Such Shares shall vest in accordance with the vesting schedule set forth in the Grant Notice and otherwise in accordance with the Plan and the Employment Agreement. Each date that a portion of the Shares vests is referred to herein as a “Vesting Date.” As used herein, “Vested Shares” refers to any Shares that have vested in accordance with the vesting schedule set forth above and in the Grant Notice and “Unvested Shares” refers to any Shares that are not Vested Shares. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

As a condition to and in consideration of the grant of the Shares, Harish hereby agrees as follows:

1. Without limiting the terms of the Plan or the Grant Notice, Harish hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Unvested Shares, or any securities into or for which any of the Unvested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Unvested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Unvested Shares).

2. Harish hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Vested Shares, or any securities into or for which any of the Vested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Vested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Shares), until the date that is six months after such Vested Shares have been delivered pursuant to the Employment Agreement.

The parties further acknowledge and agree that the foregoing restriction shall preclude Harish from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to or result in a sale or disposition of the Shares, even if such Shares would be disposed of by any party other than Harish. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares, or with respect to any security that includes, relates to or derives any significant part of its value from such Shares.

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3. Notwithstanding the foregoing, Harish may: (A) transfer any of the Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) as a bona fide gift, provided that, prior to such transfer, the donee thereof agrees in writing to be bound by the restrictions set forth in this agreement; (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of Harish or Harish’s immediate family (as defined below), provided that, prior to such transfer, a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth in this agreement, and provided further that any such transfer shall not involve a disposition for value; or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order; and (B) at any time, sell a number of Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) with an aggregate fair market value (determined based on the sale price Harish receives from a third party for such Vested Shares) equal to the income and employment tax withholding due with respect to any Vested Shares; or (ii) in a privately negotiated transactions; provided that, in any case other than in connection with clause (B)(i), prior to such transfer, the transferee agrees in writing that such transferee is receiving and holding any of the Shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In order to enable the aforesaid covenants to be enforced, Harish hereby consents to the placing of legends and/or entry of stop transfer instructions or orders with the Company’s transfer agent in respect of any Shares.

4. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To the Company:
Ruthigen, Inc.
2455 Bennett Valley Rd.; #C116
Santa Rosa, CA 95404
Fax: (707) 676-1686

To Harish:
574 Rock Oak Road
Walnut Creek, CA 94598
Facsimile No. 925.954.6472
Email: sameer.harish@gmail.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

5. This agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the District of Delaware, or if jurisdiction in such court is lacking, any court of the State of Delaware of competent jurisdiction sitting in New Castle County, Delaware, in connection with any action, suit or proceeding arising out of or relating to this agreement and the transactions contemplated hereby,and agrees that service of process may be made in any manner acceptable for use in such Delaware courts. Each

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party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement and/or the transactions contemplated hereby, in the above Delaware courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this agreement.

6. The parties hereby acknowledge and agree that this agreement is irrevocable and shall be binding upon Harish and Harish’s heirs, legal representatives, successors and permitted assigns. This agreement and/or any right, title or interest hereunder shall not be assigned by Harish without the prior written consent of the Company.

7. This agreement may be amended or modified only by a written agreement executed by all of the parties hereto; provided, however, the Company may waive any term of this agreement without the consent of any person.

8. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this agreement shall have the same effect as a manual signature.

9. This agreement will become a binding agreement among the parties as of the date hereof and will terminate on the date that is six months after the last Vested Shares have been delivered.

[signature page follows]

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RUTHIGEN, INC.	SAMEER HARISH
By: /s/ Hojabr Alimi Title: CEO Date: 3/13/2015	/s/ Sameer Harish Date: 3/13/2015

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Law and Ruthigen’s Governing Documents

The Ruthigen Charter and the Ruthigen Bylaws provide that Ruthigen shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Ruthigen or is or was serving as an officer or director of another entity at Ruthigen’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Ruthigen Charter provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to Ruthigen of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If Ruthigen does not pay a proper claim for indemnification in full within sixty (60) days after Ruthigen receives a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is twenty (20) days, the Ruthigen Charter and the Ruthigen Bylaws authorize the claimant to bring an action against Ruthigen and prescribe what constitutes a defense to such action.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the Ruthigen Charter and the Ruthigen Bylaws are not exclusive, and Ruthigen is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

Pursuant to Section 102(b)(7) of the DGCL, the Ruthigen Charter eliminates the liability of a director to Ruthigen or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to Ruthigen or its stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL; or
•	from any transaction from which the director derived an improper personal benefit.

Indemnification Agreements

Ruthigen has entered into or plans to enter into indemnification agreements with each of its officers and directors. These indemnification agreements require or will require Ruthigen to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Insurance

Ruthigen carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers. The effect of these policies is to indemnify Ruthigen’s directors and officers against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by officers and directors for acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California on April 14, 2015.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi Name: Hojabr Alimi Title: Chief Executive Officer and Chief Scientific Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Ruthigen, Inc., hereby severally constitute and appoint Hojabr Alimi and Sameer Harish, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ruthigen, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hojabr Alimi Hojabr Alimi	Chief Executive Officer, Chief Scientific Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 14, 2015
/s/ Sameer Harish Sameer Harish	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2015
/s/ Akihisa Akao Akihisa Akao	Director	April 13, 2015
/s/ Richard Conley Richard Conley	Director	April 13, 2015
/s/ Gregory French Gregory French	Director	April 14, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
Plans Related to Acquisitions, Reorganizations, Arrangements, Liquidations or Successions
2.1#	Agreement and Plan of Merger, dated March 13, 2015, by and among Pulmatrix Inc., Ruthigen, Inc. and Ruthigen Merger Corp. (attached as Annex A to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).		Form 8-K (Exhibit 2.1)	03/13/15	001-36199
Governing Documents and Instruments Defining Security Holders’ Rights
3.1	Restated Certificate of Incorporation of Ruthigen, Inc.		Form 8-K (Exhibit 3.1)	03/31/14	001-36199
3.2*	Form of Certificate of Amendment to Restated Certificate of Incorporation of Ruthigen, Inc.
3.3	Restated Bylaws of Ruthigen, Inc.		Form 8-K (Exhibit 3.2)	03/31/14	001-36199
3.4*	Form of Amendment to Restated Bylaws of Ruthigen, Inc.
4.1	Specimen certificate evidencing shares of common stock.		Form S-1 (Exhibit 4.1)	10/16/13	333-190476
4.2	Form of Representative’s Warrant Agreement.		Form S-1 (Exhibit 4.2)	02/24/14	333-190476
4.3	Form of Series A Warrant.		Form S-1 (Exhibit 4.3)	02/24/14	333-190476
4.4	Form of Series B Warrant.		Form S-1 (Exhibit 4.4)	02/24/14	333-190476
4.5	Form of Warrant Agreement between Ruthigen, Inc. and VStock Transfer, LLC.		Form S-1 (Exhibit 4.5)	02/24/14	333-190476
Legal Opinions
5.1*	Opinion of Grushko & Mittman, P.C.
Tax Opinions
8.1*	Opinion of Olshan Frome Wolosky LLP regarding tax matters.
8.2*	Opinion of Haynes and Boone, LLP regarding tax matters.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
Agreements with Executive Officers and Directors
10.1.1	Offer of Employment Letter between Oculus Innovative Sciences, Inc. and Sameer Harish, dated January 31, 2013; Amendment to the Offer of Employment as Chief Financial Officer, dated May 23, 2013.		Form S-1 (Exhibit 10.1)	08/08/13	333-190476
10.1.2	Employment Agreement by and between Ruthigen, Inc. and Sameer Harish, dated June 24, 2014.		Form 10-K (Exhibit 10.1.2)	06/30/14	001-36199
10.2	Employment Agreement by and between Ruthigen, Inc. and Hojabr Alimi, dated November 28, 2014.		Form 8-K (Exhibit 10.1)	11/28/14	001-36199
10.3.1	Employment Agreement by and between Ruthigen, Inc. and Sameer Harish, dated March 13, 2015 (attached as Annex M to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X
10.3.2	Cancellation Agreement, by and between Ruthigen, Inc. and Sameer Harish, dated March 13, 2015 (attached as Annex M-Exhibit A to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X
10.3.3	Lock-Up Agreement, by and between Ruthigen, Inc. and Sameer Harish, dated March 13, 2015 (attached as Annex M-Exhibit B to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X
10.4.1	Employment Agreement by and between Ruthigen, Inc. and Hojabr Alimi, dated March 13, 2015 (attached as Annex L to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X
10.4.2	Cancellation Agreement, by and between Ruthigen, Inc. and Hojabr Alimi, dated March 13, 2015 (attached as Annex L-Exhibit A to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
10.4.3	Lock-Up Agreement, by and between Ruthigen, Inc. and Hojabr Alimi, dated March 13, 2015 (attached as Annex L-Exhibit B to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).	X
10.5	Non-Employee Director Compensation Policy.		Form S-1 (Exhibit 10.7)	10/16/13	333-190476
10.6	Form of Indemnification Agreement by and between Ruthigen, Inc. and its directors and officers.		Form S-1 (Exhibit 10.8)	10/16/13	333-190476
Lease Agreements
10.7.1	Assignment and Assumption of Lease Agreement by and between Gladiator Capital Funds, LLC, Ruthigen, Inc., SR Office Properties LLC, and Hojabr Alimi, dated March 5, 2013; Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated June 29, 2010; First Amendment to Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated August 18, 2011; Second Amendment to Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated September 1, 2012.		Form S-1 (Exhibit 10.3)	08/08/13	333-190476
10.7.2	Third Amendment to Office Lease by and between Ruthigen, Inc. and SR Office Properties LLC, dated October 3, 2013.		Form S-1 (Exhibit 10.3.1)	10/16/13	333-190476
Agreements with Respect to Collaborations, Licenses, Research and Development
10.8.1†	License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated May 23, 2013.		Form S-1 (Exhibit 10.4)	10/16/13	333-190476
10.8.2	Amendment No. 1 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated October 9, 2013.		Form S-1 (Exhibit 10.4.1)	10/16/13	333-190476
10.8.3	Amendment No. 2 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated November 6, 2013.		Form S-1 (Exhibit 10.4.2)	11/07/13	333-190476

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
10.8.4	Amendment No. 3 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated January 31, 2014.		Form S-1 (Exhibit 10.4.3)	02/24/14	333-190476
10.9	Amended Separation Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated January 31, 2014.		Form S-1 (Exhibit 10.9)	02/24/14	333-190476
Equity Compensation Plans
10.10	Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan.		Form 10-K (Exhibit 10.11)	06/30/14	001-36199
10.11	Form of option agreement under the 2013 Incentive Plan.		Form 10-K (Exhibit 10.12)	06/30/14	001-36199
10.12	Form of restricted stock unit agreement under the 2013 Incentive Plan.		Form 10-K (Exhibit 10.13)	06/30/14	001-36199
10.13	Form of performance-based restricted stock unit agreement for grants made under the 2013 Incentive Plan on May 11, 2014 to the executive officers and directors of Ruthigen, Inc.		Form 10-K (Exhibit 10.14)	06/30/14	001-36199
10.14*	Ruthigen, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan
Financing Agreements
10.15.1	Securities Purchase Agreement, dated January 8, 2015, by and among Oculus Innovative Sciences, Inc., the Buyer, and, solely with respect to Section 4 and Section 9 thereof, Ruthigen, Inc., and Dawson James Securities, Inc.		Form 8-K (Exhibit 10.1)	01/13/15	001-36199
10.15.2	Securities Purchase Follow Up Agreement, dated March 12, 2015, by and among Oculus Innovative Sciences, Inc., the Buyer, Ruthigen, Inc. and Dawson James Securities, Inc.		Form 8-K (Exhibit 10.1)	03/13/15	001-36199
10.15.3	Securities Purchase Agreement, dated March 12, 2015, by and among Oculus Innovative Sciences, Inc., the investors identified therein, and, solely with respect to Section 4 and Section 10 thereof, Ruthigen, Inc., and Dawson James Securities, Inc.		Form 8-K (Exhibit 10.2)	03/13/15	001-36199
Exhibits Related to Subsidiaries, Consents and Powers of Attorney
23.1*	Consent of Grushko & Mittman, P.C. (included in the opinion filed as Exhibit 5.1)

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
23.2*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 8.1)
23.3*	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.1)
23.4	Consent of Marcum LLP, independent registered public accounting firm for Ruthigen, Inc.	X
23.5	Consent of Marcum LLP, independent registered public accounting firm for Pulmatrix Inc.	X
24.1	Powers of Attorney (incorporated by reference to Part II of this Registration Statement on Form S-4).	X
Additional Exhibits
99.1*	Form of Proxy Card for Ruthigen, Inc.’s Special Meeting.
99.2	Form of Written Consent for Pulmatrix’s stockholders.	X
99.3	Consent of Cassel Salpeter & Co., LLC.	X
99.4*	Form of Escrow Agreement (attached as Annex I to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).
99.5	Consent of Robert W. Clarke, Ph.D. to be named as a director.	X
99.6	Consent of Michel J. Higgins to be named as a director.	X
99.7	Consent of Steven Gillis, Ph.D. to be named as a director.	X
99.8	Consent of David J. Maki to be named as a director.	X
99.9	Consent of Terrance G. McGuire to be named as a director.	X
99.10	Consent of Scott M. Rocklage, Ph.D. to be named as a director.	X
99.11	Consent of Kurt C. Graves to be named as a director	X

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
99.12	Securities Purchase Agreement, by and among Pulmatrix Inc. and the purchasers identified on Schedule A thereto, dated March 13, 2015 (attached as Annex E to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).
99.13	Note Conversion and Warrant Termination Agreement, by and among Pulmatrix Inc. and the security holders identified on Schedules A and B thereto, dated March 13, 2015 (attached as Annex F to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).
99.14	Preferred Stock Conversion Agreement, by and among Pulmatrix Inc. and the stockholders identified on Schedule A thereto, dated March 13, 2015 (attached as Annex G to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).
99.15	Side Letter Agreement, by and between Oculus Innovative Sciences, Inc. and Pulmatrix Inc., dated March 13, 2015 (attached as Annex H to the joint proxy and consent solicitation statement/prospectus that is a part of this Registration Statement).
XBRL Related Documents
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	To be filed by amendment.
#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ruthigen, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

†	Confidential treatment has been granted with respect to certain portions of this Exhibit, which portions have been omitted and filed separately with the SEC as part of an application for confidential treatment pursuant to the Securities Act of 1933, as amended.